As filed with the Securities and Exchange Commission on July 16, 2021

Registration No. 333-256116

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 2 TO

FORM S-4

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REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Blue Water Acquisition Corp.

(Exact name of registrant as specified in its charter)

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Delaware	6770	85-1231852
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Blue Water Acquisition Corp.
15 E. Putnam Avenue, Suite 363
Greenwich, CT 06830
(646) 303-0737

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________________________

Joseph Hernandez
Chief Executive Officer
Blue Water Acquisition Corp.
15 E. Putnam Avenue, Suite 363
Greenwich, CT 06830
(646) 303-0737

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________________________

Copies to:

Barry I. Grossman, Esq. Matthew A. Gray, Esq. Jessica S. Yuan, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105-0302 (212) 370-1300	Mitchell S. Bloom, Esq. Arthur R. McGivern, Esq. Marianne C. Sarrazin, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated ☒	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, par value $0.0001 per share	21,929,832	(1)	N/A	$12,791.40	$1.40	(4)

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(1)      Represents a good faith estimate of the maximum number of shares of common stock, par value $0.0001 per share (“Blue Water common stock”), to be issued or issuable by the registrant (“Blue Water” or the “Registrant”) to the securityholders and noteholders of Clarus Therapeutics, Inc. (“Clarus”) in connection with the business combination described herein. Upon the business combination, Class A common stock of the registrant will be redesignated as common stock.

(2)      Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended, based upon an amount equal to one-third of the aggregate par value of the Clarus securities to be exchanged in the business combination as of immediately prior to the business combination. Clarus is a private company, no market exists for its securities and Clarus has an accumulated capital deficit.

(3)      Calculated pursuant to Rule 457(f)(2) under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

(4)      Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED JULY 16, 2021

PROXY STATEMENT OF
BLUE WATER ACQUISITION CORP.

PROSPECTUS FOR UP TO
21,929,832 SHARES OF COMMON STOCK

To the Stockholders of Blue Water Acquisition Corp.:

We are pleased to provide this proxy statement/prospectus relating to the proposed merger (the “Merger”) of Blue Water Merger Sub Corp., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Blue Water Acquisition Corp., a Delaware corporation (“Blue Water”), with and into Clarus Therapeutics, Inc., a Delaware corporation (“Clarus”), pursuant to an Agreement and Plan of Merger, dated as of April 27, 2021 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Blue Water, Merger Sub and Clarus. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. If (i) the Merger Agreement is adopted and the Merger and the other transactions contemplated thereby (collectively, the “Business Combination”) are approved by Blue Water’s and Clarus’s stockholders, and (ii) the Business Combination is subsequently completed, Merger Sub will merge with and into Clarus with Clarus surviving the Merger as a wholly-owned subsidiary of Blue Water, and all shares of Clarus stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than those properly exercising any applicable appraisal rights under Delaware law) will be either converted into the right to receive shares of New Blue Water common stock or else be canceled, retired and terminated without consideration, as provided in the Merger Agreement and as more particularly described in the notice that follows this page and elsewhere in this proxy statement/prospectus. Upon the consummation of the Business Combination, Blue Water will change its name to “Clarus Therapeutics Holdings, Inc.”

The Merger Agreement provides that the aggregate Merger consideration to be paid to Clarus securityholders as of immediately prior to the Effective Time (“Clarus securityholders”) will be a number of New Blue Water Class A common stock (the “Merger Consideration Shares” equal to (the “Merger Consideration”):

(i)     17,929,832 shares of New Blue Water Class A common stock, subject to adjustment to account for the net indebtedness of Clarus as of the Closing, net of its cash and cash equivalents (“Closing Net Indebtedness”), divided by $10.20; plus

(ii)    1,500,000 shares of New Blue Water Class A Common Stock issuable to the holders of certain non-convertible promissory notes of Clarus in exchange for $10.0 million of the aggregate principal amount of such notes and certain outstanding royalty rights; plus

(iii)   a number of shares of New Blue Water Class A common stock equal to the outstanding balance (principal and interest) at Closing of convertible and non-convertible promissory notes of Clarus issued between the date of the Merger Agreement and Closing divided by $10.00, provided that Clarus may elect, in its discretion to instead pay off the outstanding balance of, and any redemption premium on, the non-convertible promissory notes at Closing. See “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Merger Consideration” for additional details.

The Merger Consideration to be paid to Clarus securityholders will be paid solely by the delivery of the Merger Consideration Shares. The Closing Net Indebtedness (and the resulting Merger Consideration) is based solely on estimates determined shortly prior to the Closing and is not subject to any post-Closing true-up or adjustment. The Merger Consideration will be allocated among Clarus securityholders as determined by Clarus shortly prior to the Closing.

It is currently expected that Clarus securityholders and noteholders will hold in aggregate approximately 70.0% of the issued and outstanding shares of New Blue Water common stock immediately following the Closing (excluding outstanding Blue Water warrants, and assuming that (i) there are no redemptions of shares of Blue Water Class A common stock by Blue Water stockholders, (ii) the negative Closing Net Indebtedness is $43.1 million (which is the maximum provided in the Merger Agreement), (iii) no awards are issued under the new equity incentive plan to be adopted by Blue Water in connection with the Business Combination, and (iv) no Blue Water warrants are issued prior to the Business Combination).

Blue Water’s units, Blue Water Class A common stock and Blue Water’s public warrants are publicly traded on the Nasdaq Capital Market (“Nasdaq”). We will apply to list the New Blue Water common stock and public warrants on Nasdaq under the symbols “CRXT” and “CRXTW”, respectively, upon the Closing. Upon the Closing, Blue Water’s units will be separated into their component securities and will cease to be listed on Nasdaq.

Blue Water will hold a virtual special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the special meeting of Blue Water, which will be held exclusively via a live audio webcast at https://www.cstproxy.com/bluewateracquisition/2021, on August 12, 2021 at 10:00 a.m., Eastern Time, unless postponed or adjourned to a later date, Blue Water will ask its stockholders to adopt the Merger Agreement and the related transactions thereby approving the Business Combination and approve the other proposals described in this proxy statement/prospectus. To participate in the virtual meeting, a Blue Water stockholder of record will need the 12-digit control number included on such stockholder’s proxy card or instructions that accompanied such stockholder’s proxy materials. If a Blue Water stockholder holds his, her or its shares in “street name,” which means his, her or its shares are held of record by a broker, bank or other nominee, such Blue Water stockholder should contact his, her or its broker, bank or nominee to ensure that votes related to the shares he, she or it beneficially owns are properly counted. In this regard, such Blue Water stockholder must provide the record holder of his, her or its shares with instructions on how to vote his, her or its shares or, if such Blue Water stockholder wishes to attend the special meeting of Blue Water and vote in person, obtain a proxy from his, her or its broker, bank or nominee. The live audio webcast of the Blue Water special meeting will begin promptly at 10:00 a.m., Eastern Time. Blue Water stockholders are encouraged to access the special meeting of Blue Water prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

If you have any questions or need assistance voting your Blue Water common stock, please contact Advantage Proxy, Blue Water’s proxy solicitor, by calling (877) 870-8565 (toll free) or (206) 870-8565 (collect), or banks and brokers can call (206) 870-8565 (collect), or by emailing ksmith@advantageproxy.com. This proxy statement/prospectus and the notice of the Special Meeting relating to the Business Combination will be available at https://www.cstproxy.com/bluewateracquisition/2021.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the special meeting of Blue Water’s stockholders. We encourage you to carefully read this entire proxy statement/prospectus, including all annexes attached hereto.

You should also carefully consider the risk factors described in “Risk Factors” beginning on page 45 of this proxy statement/prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Business Combination, the securities to be issued under this proxy statement/prospectus or the other transactions contemplated by the Business Combination, as described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [        ], 2021, and is first being mailed to stockholders of Blue Water on or about [        ], 2021.

Very truly yours,

Joseph Hernandez
Chief Executive Officer of Blue Water

Blue Water Acquisition Corp.
15 E. Putnam Avenue, Suite 363
Greenwich, CT 06830

TO THE STOCKHOLDERS OF BLUE WATER ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Blue Water Special Meeting”) of Blue Water Acquisition Corp., a Delaware corporation (“Blue Water”), will be held virtually at 10:00 a.m., Eastern Time, on August 12, 2021. Details on how to participate are more fully described in this proxy statement/prospectus. At the Blue Water Special Meeting, Blue Water stockholders will be asked to consider and vote upon the following proposals (collectively, the “Proposals”).

(1)    The Business Combination Proposal (Proposal 1) — To approve and adopt the Agreement and Plan of Merger, dated as of April 27, 2021 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Blue Water, Blue Water Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Blue Water (“Merger Sub”) and Clarus Therapeutics, Inc., a Delaware corporation (“Clarus”), and approve the transactions contemplated thereby, including the merger of Merger Sub with and into Clarus, with Clarus continuing as the surviving corporation and as a wholly-owned subsidiary of Blue Water (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). Subject to the terms and conditions set forth in the Merger Agreement, among other matters, at the effective time of the Merger (the “Effective Time”):

(a)     the outstanding shares of Class A common stock, par value $0.0001 per share, of Blue Water (“Blue Water Class A common stock”), including any shares of Class B common stock, par value $0.0001 per share, of Blue Water (“Blue Water Class B common stock”, and together with the Blue Water Class A common stock, the “Blue Water common stock”) that are converted into Blue Water Class A common stock in accordance with Blue Water’s amended and restated certificate of incorporation (the “Blue Water Charter”), will be redesignated as common stock, par value $0.0001 per share, of Clarus Therapeutics Holdings, Inc. (which will be the new name of Blue Water after the Closing, as described below) (referred to herein as “New Blue Water common stock”);

(b)    (i) certain shares of preferred stock of Clarus (such shares, the “Clarus Consideration-Receiving Preferred Stock”) and certain convertible and non-convertible notes of Clarus (such notes, the “Clarus Consideration-Receiving Notes”) will be canceled and converted into the right to receive, in the aggregate, a number of new shares of New Blue Water common stock with an aggregate value equal to 17,929,832 shares of New Blue Water Class A common stock, subject to adjustment to account for the Closing Net Indebtedness, divided by $10.20; plus (ii) 1,500,000 shares of New Blue Water Class A Common Stock issuable to the holders of certain non-convertible promissory notes of Clarus in exchange for $10.0 million of the aggregate principal amount of such notes and certain outstanding royalty rights; plus (iii) a number of shares of New Blue Water Class A common stock equal to the outstanding balance (principal and interest) at Closing of convertible and non-convertible promissory notes of Clarus issued between the date of the Merger Agreement and Closing divided by $10.00, provided that Clarus may elect, in its discretion to instead pay off the outstanding balance of, and any redemption premium on, the non-convertible promissory notes at Closing; (i) through (iii) constitute the “Merger Consideration”;

(c)     all shares of Clarus stock other than the Clarus Consideration-Receiving Preferred Stock will be canceled, retired and terminated without any consideration or any liability to Clarus with respect thereto;

(d)     certain warrants to purchase Clarus stock will be converted into warrants to purchase Blue Water common stock (such converting warrants, the “Clarus Converting Warrants”); and

(e)     all outstanding options, warrants or rights to subscribe for or purchase any capital stock of Clarus or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of Clarus (in each case, excluding the Clarus Consideration-Receiving Notes and the Clarus Converting Warrants) that have not been exercised or converted prior to the Effective Time will be canceled, retired and terminated.

We refer to this proposal as the “Business Combination Proposal.” A copy of the Merger Agreement and the related agreements to be entered into pursuant to the Merger Agreement are attached to this proxy statement/prospectus as Annex A.

(2)    Charter Amendment Proposals (Proposals 2 through 5) — To approve and adopt a second amendment and restatement of Blue Water’s certificate of incorporation (the “Blue Water Charter”), as set out in the draft second amended and restated version of Blue Water’s certificate of incorporation appended to this proxy statement/prospectus as Annex B (the “Amended Charter”), for the following amendments (collectively, the “Charter Amendment Proposals”) to:

(A)    provide that the name of Blue Water shall be changed to “Clarus Therapeutics Holdings, Inc.” (Proposal 2);

(B)    provide for the structure of the board of directors of Blue Water (the “Board”) immediately after the consummation of the Business Combination (the “Closing”), split into three classes of as even size as practicable, Class I, II, and III, each to serve a term of three (3) years, except for the initial term, for which the Class I directors will be up for reelection at the first annual meeting of stockholders occurring after the Closing, and for which the Class II directors will be up for reelection at the second annual meeting of stockholders occurring after the Closing. Directors will not be able to be removed during their term except for cause and then only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors. The size of the Board shall be determined by resolution of the Board but will initially be seven (7) (Proposal 3);

(C)    remove and change certain provisions in the Blue Water Charter related to Blue Water’s status as a special purpose acquisition company (Proposal 4); and

(D)    conditioned upon the approval of Proposals 2 through 4, to approve the proposed Amended Charter in the form attached as Annex B hereto, which includes the approval of all other changes in the proposed Amended Charter in connection with replacing the existing Blue Water Charter with the proposed Amended Charter as of the Effective Time (Proposal 5).

(3)    The Director Election Proposal (Proposal 6) — To consider and vote upon a proposal to elect seven (7) directors to serve on the board of directors of New Blue Water effective from the consummation of the Business Combination until the 2022 annual meeting of stockholders and until their respective successors are duly elected and qualified (the “Director Election Proposal”);

(4)    The Incentive Plan Proposal (Proposal 7) — To consider and vote upon a proposal to adopt the Clarus Therapeutics Holdings, Inc. 2021 Stock Option and Incentive Plan (the “Equity Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex C (the “Incentive Plan Proposal”);

(5)    The ESPP Proposal (Proposal 8) — To consider and vote upon a proposal to adopt the Clarus Therapeutics Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to this proxy statement/prospectus as Annex D (the “ESPP Proposal”); and

(6)    The Adjournment Proposal (Proposal 9) — To consider and vote upon a proposal to adjourn the Blue Water Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Blue Water Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal, or the ESPP Proposal. We refer to this proposal as the “Adjournment Proposal.”

Only holders of record of Blue Water common stock at the close of business on July 16, 2021 (the “Record Date”) are entitled to notice of the Blue Water Special Meeting and to vote at the Blue Water Special Meeting and any adjournments or postponements of the Blue Water Special Meeting. A complete list of Blue Water stockholders of record entitled to vote at the Blue Water Special Meeting will be available for ten days before the Blue Water Special Meeting at the principal executive offices of Blue Water for inspection by stockholders during ordinary business hours for any purpose germane to the Blue Water Special Meeting.

Pursuant to the Blue Water Charter, Blue Water is providing Blue Water public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of Blue Water Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest but less taxes payable) of the Blue Water initial public offering (the “Blue Water IPO”), including overallotment securities issued to Blue Water’s underwriters after the Blue Water IPO. As of July 15, 2021, based on funds in the Trust Account of $58,652,956.88 as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of public shares of Blue Water Class A common stock was approximately $10.20 per share. Blue Water public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of common stock for cash. This means that public stockholders who hold shares of Blue Water Class A common stock on or before August 10, 2021 (two (2) business days before the Blue Water Special Meeting) will be eligible to elect to have their shares of Blue Water Class A common stock redeemed for cash in connection with the Blue Water Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Blue Water Special Meeting. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to more than 15% of the shares of Blue Water common stock included in the units of Blue Water sold in the Blue Water IPO (including overallotment securities sold to Blue Water’s underwriters after the Blue Water IPO) without the prior consent of Blue Water. Holders of Blue Water’s outstanding public warrants and units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding Blue Water units must separate the underlying shares of Blue Water Class A common stock and public warrants prior to exercising redemption rights with respect to the public Blue Water Class A common stock. The Sponsor and Blue Water’s officers and directors have agreed to waive their redemption rights with respect to any shares of Blue Water common stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor beneficially owns 19.84% of the issued and outstanding shares of Blue Water common stock. The Sponsor and Blue Water’s directors and officers have agreed to vote any shares of Blue Water common stock owned by them in favor of the Business Combination, which would include Business Combination Proposal and the other Proposals.

The approval of the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Blue Water common stock as of the Record Date cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Blue Water Special Meeting. The approval of the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of Blue Water common stock as of the Record Date entitled to vote thereon. The approval of the Director Election Proposal requires a plurality vote of the shares of Blue Water common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Blue Water Special Meeting. If the Business Combination Proposal is not approved, the Charter Amendment Proposals, the Director Election Proposal and the Incentive Plan Proposal will not be presented to the Blue Water stockholders for a vote. The approval of the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal and Incentive Plan Proposal are preconditions to the consummation of the Business Combination. The board of directors of Blue Water has already approved the Business Combination.

As of July 15, 2021, there was approximately $58,652,956.88 in the Trust Account. Any redemption of shares of Blue Water Class A common stock by Blue Water’s public stockholders will decrease the amount in the Trust Account. In accordance with the Blue Water Charter, net tangible assets will be maintained at a minimum of $5,000,001 immediately prior to or upon consummation of the Business Combination.

Your attention is directed to this proxy statement/prospectus (including the annexes hereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call us at (646) 303-0737.

By Order of the Board of Directors of Blue Water

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST, PRIOR TO 5:00 P.M., EASTERN TIME, ON AUGUST 10, 2021 (TWO (2) BUSINESS DAYS BEFORE THE BLUE WATER SPECIAL MEETING), TENDER YOUR SHARES PHYSICALLY OR ELECTRONICALLY AND SUBMIT A REQUEST IN

WRITING THAT WE REDEEM YOUR PUBLIC SHARES FOR CASH TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. PLEASE ALSO AFFIRMATIVELY CERTIFY IN YOUR REQUEST TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY FOR REDEMPTION IF YOU “ARE” OR “ARE NOT” ACTING IN CONCERT OR AS A “GROUP” (AS DEFINED IN SECTION 13(D)(3) OF THE EXCHANGE ACT) WITH ANY OTHER STOCKHOLDER WITH RESPECT TO SHARES OF COMMON STOCK. YOU MUST ACT IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE BLUE WATER SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT BLUE WATER AND CLARUS THAT IS NOT INCLUDED IN OR DELIVERED HEREWITH. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS OF BLUE WATER UPON WRITTEN OR ORAL REQUEST. IF YOU WOULD LIKE TO MAKE SUCH REQUEST, YOU SHOULD CONTACT BLUE WATER IN WRITING AT JOSEPH HERNANDEZ, BLUE WATER ACQUISITION CORP., 15 E. PUTNAM AVENUE, SUITE 363, GREENWICH, CT 06830 OR BY TELEPHONE AT (646) 303-0737. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN AUGUST 3, 2021, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE YOU MUST MAKE YOUR INVESTMENT DECISION.

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ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Blue Water, constitutes a prospectus of Blue Water under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of Blue Water to be issued to Clarus’s securityholders and noteholders under the Merger Agreement. This document also constitutes a proxy statement of Blue Water under Section 14(a) of the Exchange Act.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Blue Water stockholders nor the issuance by Blue Water of its common stock in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding Blue Water and its business, operations, management and other matters has been provided by Blue Water and information contained in this proxy statement/prospectus regarding Clarus and its business, operations, management and other matters has been provided by Clarus.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains information concerning the market and industry in which Clarus conducts its business. Clarus operates in an industry in which it is difficult to obtain precise industry and market information. Clarus has obtained market and industry data in this proxy statement/prospectus from industry publications and from surveys or studies conducted by third parties that it believes to be reliable. Clarus cannot assure you of the accuracy and completeness of such information, and it has not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. As a result, you should be aware that it is possible that any such market, industry and other similar data may not in fact be reliable. While Clarus is not aware of any misstatements regarding any industry data presented in this proxy statement/prospectus, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the section entitled “Risk Factors” in this proxy statement/prospectus.

TRADEMARKS

This proxy statement/prospectus includes the trademark of Clarus such as “JATENZO®” and others, which are protected under applicable intellectual property laws and are the property of Clarus or its subsidiaries. This proxy statement/prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Blue Water” refer to Blue Water Acquisition Corp.

In this document:

“Amended Charter” means the second amended and restated certificate of incorporation of Blue Water to be adopted by Blue Water pursuant to the Charter Amendment Proposals.

“Blue Water” means Blue Water Acquisition Corp., a Delaware corporation, which will be renamed “Clarus Therapeutics Holdings, Inc.” in connection with the Closing.

“Blue Water Charter” or “Charter” means Blue Water’s current amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on December 16, 2020.

“Blue Water IPO,” “IPO” or “Initial Public Offering” means Blue Water’s initial public offering that was consummated on December 17, 2020.

“Blue Water IPO Prospectus” means the final prospectus of Blue Water, dated as of December 15, 2020, and filed with the SEC pursuant to Rule 424(b) under the Securities Act on December 16, 2020 (File No. 333-248569).

“Blue Water Special Meeting” means the special meeting of the stockholders of Blue Water, to be held virtually at 10:00 a.m., Eastern Time, on August 12, 2021.

“Board” means the board of directors of Blue Water.

“Business Combination” means the Merger and the other transactions contemplated by the Merger Agreement.

“Clarus” means Clarus Therapeutics, Inc., a Delaware corporation, and includes the surviving corporation after the Merger. References herein to Clarus will include its subsidiaries to the extent reasonably applicable.

“Clarus Board” means the board of directors of Clarus.

“Clarus common stock” means shares of common stock, par value $0.001 per share, of Clarus.

“Clarus preferred stock” means shares of preferred stock, par value $0.001 per shares, of Clarus.

“Clarus securityholders” refers to holders of capital stock of Clarus as of the time immediately before the Effective Time.

“Clarus stock” means any of the Clarus common stock and Clarus preferred stock.

“Class A common stock” means the Class A common stock, par value $0.0001, of Blue Water.

“Class B common stock” means the Class B common stock, par value $0.0001, of Blue Water.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code, as amended.

“Combined Entity” or “New Blue Water” means Blue Water after giving effect to the Business Combination, and which will include Clarus and any other direct or indirect subsidiaries of Blue Water to the extent reasonably applicable.

“Common Stock” means any of the Class A common stock and the Class B common stock.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Effective Time” means the effective time of the Merger in accordance with the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Warrants” means any warrants issued to the Sponsor or its affiliates or designees in connection with additional funds deposited by the Sponsor to the Trust Account to extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 18 months to complete a Business Combination).

“FDA” means the U.S. Food and Drug Administration.

“Founder Shares” means Class B common stock purchased by the Sponsor on June 30, 2020.

“Marcum” means Marcum LLP, Blue Water’s independent registered public accounting firm.

“Merger” means the merger of Merger Sub with and into Clarus, with Clarus continuing as the surviving corporation and as a wholly-owned subsidiary of Blue Water, in accordance with the terms of the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated April 27, 2021, and as it may further be amended or supplemented from time to time, by and among Blue Water, Merger Sub and Clarus.

“Merger Sub” means Blue Water Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Blue Water.

“New Blue Water common stock” means the common stock, par value $0.0001 per share, of Blue Water (which will be renamed Clarus Therapeutics Holdings, Inc.) following the Business Combination; such common stock was previously designated Class A common stock of Blue Water, and New Blue Water common stock will include any shares of Class B common stock that are converted into Class A common stock in connection with the Closing pursuant to the Blue Water Charter.

“Placement Warrants” means 3,445,000 warrants to purchase shares of Class A common stock issued to the Sponsor in the Private Placement (including the additional warrants purchased after the Blue Water IPO in connection with the overallotment securities issued to Blue Water’s underwriters). Each Placement Warrant entitles the holder thereof to purchase one share of Class A common stock for $11.50 per share.

“Private Placement” means the private placement consummated simultaneously with the Blue Water IPO in which Blue Water issued to the Sponsor the Placement Warrants.

“Proposals” means the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.

“Public Shares” means Class A common stock underlying the Units sold in the Blue Water IPO, including any overallotment securities acquired by Blue Water’s underwriters.

“Public Warrants” means warrants underlying the Units issued in the Blue Water IPO. Each Public Warrant entitles the holder thereof to purchase one share of Class A common stock for $11.50 per share.

“Redemption” means the right of the holders of Class A common stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus and the Blue Water Charter.

“Required Proposals” means the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, and the Incentive Plan Proposal.

“RSM” means RSM US LLP, Clarus’s independent registered public accounting firm.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Blue Water Sponsor LLC.

“T” means testosterone.

“Trust Account” means the trust account of Blue Water, which holds the net proceeds of the Blue Water IPO, including from overallotment securities sold by Blue Water’s underwriters, and the sale of the Placement Warrants, together with interest earned thereon, less amounts released to pay tax obligations and up to $50,000 for dissolution expenses, and amounts paid pursuant to redemptions.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“Units” means Units issued in the Blue Water IPO, including any overallotment securities acquired by Blue Water’s underwriters, consisting of one share of Class A common stock and one Public Warrant.

“Warrants” means any of the Placement Warrants, the Public Warrants, the Working Capital Warrants (if any), and the Extension Warrants (if any), excluding any warrants of Clarus.

“Working Capital Warrants” means any warrants issued to the Sponsor or its affiliates or Blue Water’s officers or directors in connection with any loans made by them to Blue Water prior to the closing of Blue Water’s initial business combination in accordance with the Blue Water IPO Prospectus. As described in the Blue Water IPO Prospectus, up to $1,500,000 of such loans may be converted at the election of the applicable lender into warrants at a price of $1.00 per warrant, which warrants would be identical to the Placement Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus (including the documents incorporated by reference herein) contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of Blue Water and Clarus. These statements are based on the beliefs and assumptions of the management of Blue Water and Clarus. Although Blue Water and Clarus believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither Blue Water nor Clarus can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” or similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Neither RSM, Clarus’s independent auditor, nor Marcum, Blue Water’s independent auditor, has examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The report of RSM included in this proxy statement/prospectus relates to historical financial information of Clarus, and the report of Marcum included in this proxy statement/prospectus relates to historical financial information of Blue Water. Neither report extends to the forward-looking information and should not be read as if it does. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about:

•        the ability of Blue Water and Clarus prior to the Business Combination to meet the Closing conditions to the Business Combination, including approval by stockholders of Blue Water and Clarus of the Business Combination and related proposals, and the availability of at least $5,000,001 in net tangible assets, after giving effect to redemptions of public shares, if any;

•        the ability of the Combined Entity following the Business Combination, to realize the benefits from the Business Combination;

•        the ability of Blue Water to complete the Business Combination;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the ability of Blue Water and Clarus prior to the Business Combination, and the Combined Entity following the Business Combination, to obtain and/or maintain the listing of New Blue Water common stock on Nasdaq following the Business Combination;

•        future financial performance following the Business Combination;

•        public securities’ potential liquidity and trading;

•        the use of proceeds not held in the Trust Account or available to Blue Water from interest income on the Trust Account balance;

•        the impact from the outcome of any known and unknown litigation;

•        the ability of the Combined Entity to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;

•        expectations regarding future expenditures of the Combined Entity following the Business Combination;

•        the future mix of revenue and effect on gross margins of the Combined Entity following the Business Combination;

•        the attraction and retention of qualified directors, officers, employees and key personnel of Blue Water and Clarus prior to the Business Combination, and the Combined Entity following the Business Combination;

•        the ability of the Combined Entity to compete effectively in a competitive industry;

•        the ability to protect and enhance Clarus’s corporate reputation and brand;

•        expectations concerning Clarus’s relationships and actions with third parties;

•        the impact from future regulatory, judicial, and legislative changes in Clarus’s or the Combined Entity’s industry;

•        the ability to locate and acquire complementary products or product candidates and integrate those into Clarus’s or the Combined Entity’s business;

•        future arrangements with, or investments in, other entities or associations;

•        intense competition and competitive pressures from other companies in the industries in which the Combined Entity will operate; and

•        other factors detailed under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that Blue Water or Clarus “believes” and similar statements reflect such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this prospectus/proxy statement, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either Blue Water or Clarus has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, the actual results or performance of Blue Water, Clarus and/or the Combined Entity may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause Blue Water’s, Clarus’s or the Combined Entity’s actual results to differ include:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the outcome of any legal proceedings that may be instituted against Blue Water, Clarus, the Combined Entity or others following announcement of the Merger Agreement and the transactions contemplated therein or following consummation of the Business Combination;

•        the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of Blue Water or Clarus or other conditions to closing in the Merger Agreement;

•        the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of the Combined Entity to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•        costs related to the proposed Business Combination;

•        the possibility that Blue Water, Clarus or the Combined Entity may be adversely impacted by other economic, business, and/or competitive factors;

•        risks related to the global COVID-19 pandemic;

•        future exchange and interest rates; and

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC by Blue Water or the Combined Entity.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Blue Water and Clarus prior to the Business Combination, and the Combined Entity following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Blue Water or Clarus assess the impact of all such risk factors on the business of Blue Water and Clarus prior to the Business Combination, and the Combined Entity following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. All forward-looking statements attributable to Blue Water or Clarus or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements.

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Blue Water Special Meeting. The following questions and answers do not include all the information that is important to stockholders of Blue Water. We urge the stockholders of Blue Water to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

QUESTIONS AND ANSWERS ABOUT THE BLUE WATER PROPOSALS

Q.     Why am I receiving this proxy statement/prospectus?

A.     Blue Water stockholders are being asked to consider and vote upon a proposal to approve the Business Combination contemplated by the Merger Agreement, among other proposals. Pursuant to the Merger set forth in the Merger Agreement, Clarus will become a wholly-owned subsidiary of Blue Water. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Blue Water Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

THE VOTE OF BLUE WATER STOCKHOLDERS IS IMPORTANT. BLUE WATER STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.

Below are proposals on which Blue Water stockholders are being asked to vote.

1)     The Business Combination Proposal (Proposal 1).

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time:

(a)     the outstanding shares of Class A common stock, par value $0.0001 per share, of Blue Water, including any shares of Class B common stock, par value $0.0001 per share, of Blue Water that are converted into Blue Water Class A common stock in accordance with Blue Water’s amended and restated certificate of incorporation, will be redesignated as common stock, par value $0.0001 per share, of Clarus Therapeutics Holdings, Inc. (which will be the new name of Blue Water after the Closing, as described below) (referred to herein as “New Blue Water common stock”);

(b)    (i) certain shares of preferred stock of Clarus (such shares, the “Clarus Consideration-Receiving Preferred Stock”) and certain convertible and non-convertible notes of Clarus (such notes, the “Clarus Consideration-Receiving Notes”) will be canceled and converted into the right to receive, in the aggregate, a number of New Blue Water common stock with an aggregate value equal to 17,929,832 shares of New Blue Water Class A common stock, subject to adjustment to account for the net indebtedness of Clarus as of the Closing, net of its cash and cash equivalents (“Closing Net Indebtedness”), divided by $10.20; plus (ii) 1,500,000 shares of New Blue Water Class A Common Stock issuable to the holders of certain non-convertible promissory notes of Clarus in exchange for $10.0 million of the aggregate principal amount of such notes and certain outstanding royalty rights; plus (iii) a number of shares of New Blue Water Class A common stock equal to the outstanding balance (principal and interest) at Closing of convertible and non-convertible promissory notes of Clarus issued between the date of the Merger Agreement and Closing divided by $10.00, provided that Clarus may elect, in its discretion to instead pay off the outstanding balance of, and any redemption premium on, the non-convertible promissory notes at Closing; (i) through (iii) constitute the “Merger Consideration”;

(c)     all shares of Clarus stock other than the Clarus Consideration-Receiving Preferred Stock will be canceled, retired and terminated without any consideration or any liability to Clarus with respect thereto;

(d)    certain warrants to purchase Clarus stock will be converted into Clarus Converting Warrants; and

(e)     all outstanding options, warrants or rights to subscribe for or purchase any capital stock of Clarus or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of Clarus (in each case, excluding the Clarus Consideration-Receiving Notes and the Clarus Converting Warrants) that have not been exercised or converted prior to the Effective Time will be canceled, retired and terminated.

In addition to the approval of the Proposals at the Blue Water Special Meeting, unless waived by the parties to the Merger Agreement, in accordance with applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the section titled “Business Combination Proposal — Conditions to the Closing.”

The Merger Agreement may be terminated at any time prior to the Closing of the Business Combination upon agreement of Clarus and Blue Water, or by Clarus or Blue Water acting alone, in specified circumstances. For more information about the termination rights under the Merger Agreement, see the section titled “Business Combination Proposal — Termination.”

Pursuant to the Blue Water Charter, in connection with the Business Combination, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Blue Water Charter. As of July 15, 2021, the pro rata portion of the funds available in the Trust Account for the Public Shares was approximately $10.20 per share. If a holder exercises its redemption rights in connection with the Business Combination, then such holder will be exchanging its Class A common stock for cash and will only have equity interests in the Combined Entity pursuant to its right to the exercise of its Public Warrants, to the extent it still holds Public Warrants. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the Blue Water Special Meeting. Holders of Public Shares may elect to redeem their shares whether or not such shares are voted at the Blue Water Special Meeting. See the section titled “Blue Water Special Meeting — Redemption Rights.”

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal and the Incentive Plan Proposal are approved at the Blue Water Special Meeting. In addition, the Charter Amendment Proposals, the Director Election Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is conditioned on the approval of the Charter Amendment Proposals, the Director Election Proposal and the Incentive Plan Proposal). The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

The Combined Entity’s board of directors will increase to seven members upon the closing of the Business Combination. In accordance with the Amended Charter to be filed immediately after the closing of the Business Combination, the board of directors of the Combined Entity will be divided into three classes, with each director to serve for a three-year term, except for the initial terms after the Closing. At each annual general meeting of stockholders of the Combined Entity, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. See the Charter Amendment Proposals below for more information.

The Business Combination involves numerous risks. For more information about these risks, see the section titled “Risk Factors.”

2) The Charter Amendment Proposals (Proposals 2 through 5).

Blue Water stockholders will be asked to approve and adopt, subject to and conditional on (but with immediate effect therefrom) approval of each of the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal and the Incentive Plan Proposal and the consummation of the Business Combination, a second amendment and restatement of the Blue Water Charter, as set out in the draft second amended and restated version of Blue Water’s certificate of incorporation appended to this proxy statement/prospectus as Annex B (the “Amended Charter”), for the following amendments (collectively, the “Charter Amendment Proposals”):

(a)     To provide that the name of New Blue Water shall be changed to “Clarus Therapeutics Holdings, Inc.” (Proposal 2);

(b)    To provide for the structure of the post-Closing board of directors of the Combined Entity, split into three classes of as even size as practicable, Class I, II, and III each to serve a term of three (3) years, except for the initial term, for which the Class I directors will be up for reelection at the first annual meeting of stockholders occurring after the Closing, and for which the Class II directors will be up for reelection at the second annual meeting of stockholders occurring after the Closing. Directors will not be able to be removed during their term except for cause, and then only by the affirmative vote of only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors. The size of the board of directors of the Combined Entity shall be determined by resolution of the board of directors of the Combined Entity but will initially be seven (7) (Proposal 3);

(c)     To remove and change certain provisions in the Blue Water Charter related to Blue Water’s status as a special purpose acquisition company, including the deletion of Article IX of the Blue Water Charter in its entirety (Proposal 4); and

(d)    Conditioned on the approval of Proposals 2-4, a proposal to approve the proposed Amended Charter in the form attached as Annex B hereto, which includes the approval of all other changes in the proposed charter in connection with replacing the existing Blue Water Charter with the proposed Amended Charter as of the Effective Time (Proposal 5).

3) The Director Election Proposal (Proposal 6)

To consider and vote upon a proposal to elect seven (7) directors to serve on the Combined Entity’s board of directors effective from the consummation of the Business Combination until the 2022 annual meeting of stockholders and until their respective successors are duly elected and qualified (Proposal 6).

4) The Incentive Plan Proposal (Proposal 7)

Blue Water is proposing that its stockholders approve and adopt the Equity Incentive Plan, which will become effective upon the Closing of the Business Combination.

The Equity Incentive Plan will reserve a number of shares of New Blue Water common stock equal to 10% of the fully diluted amount of New Blue Water common stock to be outstanding immediately following consummation of the Business Combination for issuance for awards in accordance with the terms of the Equity Incentive Plan. The purpose of the Equity Incentive Plan is to assist in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of Blue Water and its affiliates and promoting the creation of long-term value for stockholders of Blue Water by closely aligning the interests of such individuals with those of other stockholders. The Equity Incentive Plan authorizes the award of share-based incentives to encourage eligible employees, officers, directors, and consultants, as described below, to expend maximum effort in the creation of stockholder value.

A summary of the Equity Incentive Plan is set forth in the “The Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Equity Incentive Plan is attached hereto as Annex C. You are encouraged to read the Equity Incentive Plan in its entirety.

5) The ESPP Proposal (Proposal 8)

Blue Water is proposing that its stockholders approve and adopt the ESPP, which will become effective upon the Closing of the Business Combination.

The ESPP will reserve a number of shares of New Blue Water common stock for issuance under the terms of the ESPP. The purpose of the ESPP provides employees with an opportunity to acquire shares of New Blue Water’s common stock and will enable us to attract, retain and motivate valued employees.

A summary of the ESPP is set forth in the “The ESPP Proposal” section of this proxy statement/prospectus and a complete copy of the ESPP is attached hereto as Annex D. You are encouraged to read the ESPP in its entirety.

6) The Adjournment Proposal (Proposal 9)

To consider and vote upon a proposal to adjourn the Blue Water Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Blue Water Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal or the ESPP Proposal.

Q:     When and where will the Blue Water Special Meeting take place?

A:     The Blue Water Special Meeting will be held on August 12, 2021, at 10:00 a.m., Eastern Time, via live audio webcast at https://www.cstproxy.com/bluewateracquisition/2021 or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:     Are the proposals conditioned on one another?

A:     Unless the Business Combination Proposal is approved, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the ESPP Proposal will not be presented to the stockholders of Blue Water at the Blue Water Special Meeting, insofar as the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the ESPP Proposal are conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is conditioned on the approval of the Charter Amendment Proposals, the Director Election Proposal and the Incentive Plan Proposal (but not the ESPP Proposal). The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that if the Business Combination Proposal does not receive the requisite vote for approval, we will not consummate the Business Combination. If Blue Water does not consummate the Business Combination and fails to complete an initial business combination by December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination), Blue Water will be required, in accordance with the Blue Water Charter, to dissolve and liquidate its Trust Account by returning the then remaining funds in such account (less amounts released to pay tax obligations and up to $50,000 for dissolution expenses, and amounts paid pursuant to redemptions) to its public stockholders, unless it seeks and obtains the approval of Blue Water stockholders to amend the Blue Water Charter to extend such date.

Q:     What will happen in the Business Combination?

A:     At the Closing, Merger Sub will merge with and into Clarus, with Clarus surviving such Merger, as a result of which certain Clarus securityholders (except those who properly exercise appraisal rights under applicable Delaware law) will receive newly issued shares of New Blue Water common stock, and other outstanding Clarus securities will be terminated and canceled without consideration. Upon consummation of the Business Combination, Clarus will become a wholly-owned subsidiary of Blue Water and Blue Water will change its name to Clarus Therapeutics Holdings, Inc. After the Closing of the Business Combination, the cash held in the Trust Account will be released from the Trust Account and used to pay each of Blue Water’s and Clarus’s transaction expenses and other liabilities of Blue Water due as of the Closing, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Q:     What equity stake will current stockholders of Blue Water and Clarus securityholders and noteholders hold in the Combined Entity after the Closing?

A:     It is anticipated that, upon the completion of the Business Combination, Blue Water’s public stockholders will retain an ownership interest of approximately 24.0% of the outstanding capital stock of the Combined Entity, the Sponsor will retain an ownership interest of approximately 6.0% of the outstanding capital stock of the Combined Entity and the Clarus securityholders and noteholders will own approximately 70.0% of the outstanding capital stock of the Combined Entity. The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assume that (i) there are no redemptions of any shares by Blue Water’s public stockholders in connection with the Business Combination, (ii) the negative Closing Net Indebtedness is $43.1 million (which is the maximum provided in the Merger Agreement), (iii) no awards are issued under the Equity Incentive Plan and (iv) no Working Capital Warrants or Extension Warrants are issued. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Blue Water’s existing stockholders in the Combined Entity will be different.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of closing conditions in the Merger Agreement, including the approval by the stockholders of Blue Water of the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal and the Incentive Plan Proposal. The Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the ESPP Proposal are subject to and conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal is subject to and conditioned on the approval of the Charter Amendment Proposals, the Director Election Proposal and the Incentive Plan Proposal (but not the ESPP Proposal). For a summary of the conditions that must be satisfied or waived prior to the closing of the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement.”

Q:     Why is Blue Water providing stockholders with the opportunity to vote on the Business Combination?

A:     Under the Blue Water Charter, Blue Water must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Blue Water’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, Blue Water has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, Blue Water is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their Public Shares in connection with the closing of the Business Combination.

Q:     Did the Blue Water Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     No. The Blue Water Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. In analyzing the Business Combination, the Blue Water Board and Blue Water’s management conducted due diligence on Clarus and researched the industry in which Clarus operates and concluded that the Business Combination was in the best interest of Blue Water’s stockholders. Accordingly, you will be relying solely on the judgment of the Blue Water Board in valuing Clarus and assuming the risk that the Blue Water Board may not have properly valued such business. For a discussion of the material factors considered by the Blue Water Board in approving the Business Combination, see the section titled “The Business Combination Proposal (Proposal 1) — The Board’s Reasons for Approval of the Business Combination” in this proxy statement/prospectus.

Q:     Are there any arrangements to help ensure that Blue Water will have sufficient funds, together with the proceeds in its Trust Account, to consummate the Business Combination?

A:     Yes. In connection with the Merger Agreement, on April 27, 2021, Blue Water, Clarus, and certain Clarus equityholders and noteholders party thereto entered into a Transaction Support Agreement (the “Transaction Support Agreement”) pursuant to which, among other things, the Clarus equityholders party thereto agreed to provide to Clarus up to $15.0 million in operational funding, memorialized by convertible notes (of which approximately $7.2 million was funded prior to April 27, 2021), with a possibility of an additional $20.0 million in excess operational funding. Approximately $17.2 million (e.g., the already-funded portion) of such funding will convert at the Effective Time into the right to receive Merger Consideration at a per-share conversion value of $10.20, and the remainder of such operational funding and any excess operational funding provided by the Clarus equityholders and the Clarus noteholders prior to the Effective Time will convert at the Effective Time into the right to receive Merger Consideration at a per-share conversion value of $10.00. In addition, the Clarus noteholders party to the Transaction Support Agreement agreed to transfer to Blue Water, at the Effective Time, $10.0 million of the outstanding aggregate principal amount of their notes and certain outstanding royalty rights in exchange for 1.5 million shares of New Blue Water Class A common stock. In addition, Blue Water and/or Clarus may seek to arrange for additional third-party financing which may be in the form of debt (including bank debt or convertible notes) or equity, the proceeds of which would be used for a variety of purposes.

Q:     How many votes do I have at the Blue Water Special Meeting?

A:     Blue Water stockholders are entitled to one vote at the Blue Water Special Meeting for each share of Blue Water common stock held of record as of July 16, 2021, the record date for the Blue Water Special Meeting (the “Record Date”). Holders of Class A common stock and Class B common stock will vote together as one class. As of the close of business on the Record Date, there were 7,245,000 outstanding shares of Blue Water common stock.

Q:     What vote is required to approve the proposals presented at the Blue Water Special Meeting?

A:     The approval of the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding Blue Water common stock as of the Record Date. Accordingly, a Blue Water stockholder’s failure to vote by proxy or to vote in person at the Blue Water Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposals.

The approval of Business Combination Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Blue Water common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Blue Water Special Meeting. A Blue Water stockholder’s failure to vote by proxy or to vote in person at the Blue Water Special Meeting will not be counted towards the number of shares of Blue Water common stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal. Abstentions will be counted towards the number of shares of Blue Water common stock required to validly establish a quorum but will have no effect on the outcome of the vote on the Business Combination Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal.

The approval of the Director Election Proposal requires a plurality vote of the shares of Blue Water common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Blue Water Special Meeting. A plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. A Blue Water stockholder’s failure to vote by proxy or to vote in person at the Blue Water Special Meeting will have no effect on the Director Election Proposal. You may vote “FOR” or “WITHHOLD” authority to vote for each of the director nominees with respect to the Director Election Proposal. “Withhold” votes will be counted towards the number of shares of Blue Water common stock required to validly establish a quorum but will have no effect on the outcome of the vote on the Director Election Proposal.

If the Business Combination Proposal is not approved, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the ESPP Proposal will not be presented to the Blue Water stockholders for a vote. The approval of the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal and the Incentive Plan Proposal (but not the ESPP Proposal) are preconditions to the consummation of the Business Combination.

Our Sponsor, directors and officers have agreed to vote their shares in favor of the Business Combination, including the Business Combination Proposal and the other Proposals. As a result, we would need only 2,185,001, or approximately 38.0%, of the 5,750,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved, assuming all outstanding shares are voted.

Q:     May Blue Water, the Sponsor or Blue Water’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:     In connection with the stockholder vote to approve the proposed Business Combination, Blue Water’s Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares from Blue Water stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of Blue Water’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Blue Water shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that Blue Water’s Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q:     What constitutes a quorum at the Blue Water Special Meeting?

A:     Holders of a majority in voting power of Blue Water common stock issued and outstanding and entitled to vote at the Blue Water Special Meeting constitute a quorum. In the absence of a quorum, the chairman of the meeting has power to adjourn the Blue Water Special Meeting. As of the Record Date, 3,622,501 shares of Blue Water common stock would be required to achieve a quorum.

Q:     How will the Sponsor, directors and officers of Blue Water vote?

A:     The Sponsor, as Blue Water’s initial stockholder, has agreed to vote its Founder Shares (as well as any Public Shares purchased during or after the Blue Water IPO) in favor of the initial business combination, including the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal and the Incentive Plan Proposal. Accordingly, if Blue Water seeks stockholder approval of its initial business combination, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor agreed to vote their Founder Shares in accordance with the majority of the votes cast by Blue Water’s public stockholders.

As a result, we would need only 2,185,001, or approximately 38.0%, of the 5,750,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved, assuming all outstanding shares are voted.

Q:     What interests do Blue Water’s current officers and directors have in the Business Combination?

A:     Ms. Kimberly Murphy and Mr. Joseph Hernandez will remain as directors of the Combined Entity following the Business Combination. None of the Sponsor or current officers or directors of Blue Water will receive any interest in the Business Combination other than the interests they owned prior to the Business Combination or as described above. The interests of the Sponsor or current officers or directors of Blue Water may be different from or in addition to (and which may conflict with) your interest. These interests include:

•        unless Blue Water consummates an initial business combination, Blue Water’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        as a condition to the Blue Water IPO, the Founder Shares became subject to a lock-up whereby, subject to certain limited exceptions, the Founder Shares cannot be transferred for 180 days following the consummation of an initial business combination;

•        the Placement Warrants purchased by the Sponsor, will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the Placement Warrants, and all of their underlying securities, will not be sold or transferred by it until after Blue Water has completed a business combination, subject to limited exceptions;

•        the fact that the Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that the Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        the Sponsor may loan to Blue Water additional funds for working capital purposes prior to the Business Combination. There are no working capital loans from the Sponsor currently outstanding. If the Business Combination is not consummated and Blue Water does not otherwise consummate another business combination prior to December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination), then there will likely be insufficient funds to pay the working capital loans;

•        $575,000 may be loaned by the Sponsor or its affiliates or designees for each three-month extension (for up to $1,150,000) of the time that we have to consummate a business combination, which amount may be converted into Extension Warrants, at the price of $1.00 per warrant and such warrants would be identical to the Placement Warrants, including as to exercise price, exercisability and exercise period;

•        if Blue Water does not complete an initial business combination by December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination), a portion of the proceeds from the sale of the Placement Warrants will be included in the liquidating distribution to Blue Water’s public stockholders and the Placement Warrants will expire worthless; and

•        if the Trust Account is liquidated, including in the event Blue Water is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Blue Water to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share by the claims of prospective target businesses with which Blue Water has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Blue Water, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

These interests may influence Blue Water’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:     What interests do Clarus’s current officers and directors have in the Business Combination?

A:     Members of Clarus’s board of directors and its executive officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interest. These interests include, without limitation, the following:

•        Dr. Robert E. Dudley, the Founder, Chairperson, Chief Executive Officer and President, and member of the board of directors, of Clarus is expected to serve as a member of the board of directors, and the Chief Executive Officer and President, of the Combined Entity after consummation of the Business Combination;

•        Elizabeth Cermak, Alex Zisson and Mark Prygocki, each of whom currently serves on the board of directors of Clarus, are expected to be directors of the Combined Entity after consummation of the Business Combination;

•        Richard Peterson, the current Chief Financial Officer of Clarus, Frank Jaeger, the current Chief Commercial Officer of Clarus, and Steve Bourne, the current Chief Administrative Officer of Clarus, are expected to serve as officers of the Combined Entity in their same respective roles;

•        Clarus’s executive officers intend to enter into employment arrangements that are expected to become effective in connection with the Business Combination;

•        Incentive bonuses earned in 2020 (but not yet paid) by some Clarus executive officers become payable shortly following the consummation of the Business Combination; and

•        Upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, Clarus’s executive officers are expected to receive grants of stock options and restricted stock units under the Equity Incentive Plan from time to time as determined by the Compensation Committee.

Please see the sections entitled “Risk Factors” and “The Business Combination Proposal — Interests of Clarus’s Directors and Officers in the Business Combination” and “Executive Compensation of Clarus — Employment Agreements with Our Named Executive Officers” of this proxy statement/prospectus for a further discussion of these and other interests.

Q:     What happens if I sell my shares of Class A common stock before the Blue Water Special Meeting?

A:     The Record Date is earlier than the date of the Blue Water Special Meeting. If you transfer your shares of Class A common stock after the Record Date, but before the Blue Water Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Blue Water Special

Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of Class A common stock prior to the Record Date, you will have no right to vote those shares at the Blue Water Special Meeting.

Q:     What happens if a substantial number of the public stockholders vote in favor of the Business Combination and exercise their redemption right?

A:     Blue Water stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders. Nonetheless, the consummation of the Business Combination is conditioned upon, among other things, having at least $5,000,001 in net tangible assets immediately prior to or upon consummation of the Business Combination as described herein. In addition, with fewer Public Shares and public stockholders, the trading market for the Combined Entity’s stock may be less liquid than the market for Blue Water common stock was prior to consummation of the Business Combination and the Combined Entity may not be able to meet the listing standards for Nasdaq. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Clarus’s business will be reduced. As a result, the proceeds will be greater in the event that no public stockholders exercise redemption rights with respect to their Public Shares for a pro rata portion of the Trust Account as opposed to the scenario in which Blue Water’s public stockholders exercise the maximum allowed redemption rights.

Q:     What happens if I vote against any of the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal or the Incentive Plan Proposal?

A:     If any of the Required Proposals are not approved, the Business Combination is not consummated and Blue Water does not otherwise consummate an alternative business combination by December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination), pursuant to the Blue Water Charter, Blue Water will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders, unless (in the event the Business Combination is not consummated by June 17, 2022) Blue Water seeks and obtains the consent of its stockholders to amend the Blue Water Charter to extend the date by which it must consummate its initial business combination (an “Extension”).

Q:     Do I have redemption rights in connection with the Business Combination?

A:     Pursuant to the Blue Water Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Blue Water Charter. As of July 15, 2021, based on funds in the Trust Account of $58,652,956.88 as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of public shares of Blue Water Class A common stock was approximately $10.20 per share. If a holder exercises its redemption rights, then such holder will be exchanging its Class A common stock for cash and will only have equity interests in the Combined Entity pursuant to the exercise of its Public Warrants, to the extent it still holds Public Warrants. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Blue Water’s transfer agent prior to the Blue Water Special Meeting. See the section titled “Blue Water Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether or not you attend or vote your shares of Blue Water common stock at the Blue Water Special Meeting, and regardless of how you vote your shares. As a result, the Merger Agreement and the Required Proposals can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern Time, on August 10, 2021 (two (2) business days before the Blue Water Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn:    Mark Zimkind
E-mail: mzimkind@continentalstock.com

Please also affirmatively certify in your request to Continental Stock Transfer & Trust Company for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of Common Stock. A holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares, which we refer to as the “15% threshold,” without the prior consent of Blue Water. Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Blue Water’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Blue Water does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Blue Water’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Blue Water’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Blue Water’s transfer agent return the shares (physically or electronically). You may make such request by contacting Blue Water’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     We expect that a U.S. holder (as defined herein) that exercises its redemption rights to receive cash from the Trust Account in exchange for its Public Shares will generally be treated as selling such Public Shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Public Shares that a U.S. holder owns or is deemed to own (including through the ownership of Public Warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “The Business Combination Proposal — United States Federal Income Tax Considerations of the Redemption.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     If I am a Warrant Holder, can I exercise redemption rights with respect to my Warrants?

A:     No. The holders of Warrants have no redemption rights with respect to Warrants.

Q:     If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A:     No. Holders of outstanding Units must separate the constituent Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such Units into Public Shares, and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using The Depository Trust Company’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant Units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     No. There are no appraisal rights available to holders of Blue Water common stock in connection with the Business Combination.

Q:     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•        Blue Water stockholders who properly exercise their redemption rights;

•        certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Blue Water or Clarus in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement;

•        any loans owed by Blue Water to its Sponsor for any Blue Water transaction expenses, and other administrative expenses incurred by Blue Water; and

•        for general corporate purposes including, but not limited to, working capital for operations.

Any remaining cash will be used for working capital and general corporate purposes of the Combined Entity.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, Blue Water is unable to complete the Business Combination or another initial business combination transaction by December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination), Blue Water’s Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay taxes payable and up to $50,000 for dissolution expenses, by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of directors in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

Blue Water expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Blue Water’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Blue Water’s outstanding Warrants. Accordingly, the Warrants will expire worthless.

Q:     When is the Business Combination expected to be completed?

A:     The Closing is expected to take place (a) the second business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal — Conditions to the Closing” or (b) such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Merger Agreement may be terminated by either Blue Water or Clarus if the Closing has not occurred by October 27, 2021.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you are a stockholder of record of Blue Water as of July 16, 2021, the Record Date, you may submit your proxy before the Blue Water Special Meeting in any of the following ways, if available:

•        use the toll-free number shown on your proxy card;

•        visit the website shown on your proxy card to vote via the Internet; or

•        complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Stockholders who choose to participate in the Blue Water Special Meeting can vote their shares electronically during the meeting via live audio webcast by visiting https://www.cstproxy.com/bluewateracquisition/2021. You will need the control number that is printed on your proxy card to enter the Blue Water Special Meeting. Blue Water recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Blue Water Special Meeting starts.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the Blue Water Special Meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:     What will happen if I abstain from voting or fail to vote at the Blue Water Special Meeting?

A:     At the Blue Water Special Meeting, Blue Water will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal or marked “WITHHOLD” with respect to the Director Election Proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Charter Amendment Proposals. Abstentions will have no effect on the Business Combination Proposal, the Incentive Plan Proposal or the Adjournment Proposal. “Withhold” votes will have no effect on the Director Election Proposal.

A “broker non-vote” occurs when shares held by a broker for the account of a beneficial owner are not voted for or against a particular proposal because the broker has not received voting instructions from that beneficial owner and the broker does not have discretionary authority to vote those shares in the absence of such instructions. If you do not provide instructions to your broker, your broker will not have discretionary authority to vote on any of the Proposals at the Blue Water Special Meeting, because Blue Water does not expect any of the Proposals to be considered a routine matter. Broker non-votes will not be counted as present for the purposes of establishing a quorum.

Broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendment Proposals. Broker non-votes will have no effect on the Business Combination Proposal, the Director Election Proposal, the Incentive Plan Proposal or the Adjournment Proposal.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by Blue Water without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Blue Water Special Meeting.

Q:     If I am not going to attend the Blue Water Special Meeting in person, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the Blue Water Special Meeting or not, please read this entire proxy statement/prospectus, including the annexes, carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Blue Water believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to Blue Water’s secretary at the address listed below so that it is received by Blue Water’s secretary prior to the Blue Water Special Meeting or attend the Blue Water Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Blue Water’s secretary, which must be received by Blue Water’s secretary prior to the Blue Water Special Meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     Blue Water will pay the cost of soliciting proxies for the Blue Water Special Meeting. Blue Water has engaged Advantage Proxy to assist in the solicitation of proxies for the Blue Water Special Meeting. Blue Water has agreed to pay Advantage Proxy a fee of up to $25,000, plus disbursements. Blue Water will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. Blue Water will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Blue Water common stock for their expenses in forwarding soliciting materials to beneficial owners of the Blue Water common stock and in obtaining voting instructions from those owners. Blue Water’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Joseph Hernandez

Chief Executive Officer

15 E. Putnam Avenue, Suite 363

Greenwich, CT 06830

(646) 303-0737

You may also contact our proxy solicitor, Advantage Proxy, at:

Karen Smith

President & CEO

PO Box 13581

Des Moines, WA 98198

Toll Free: (877) 870-8565

Collect: (206) 870-8565

(banks and brokers can call collect at (206) 870-8565)

Email: ksmith@advantageproxy.com

To obtain timely delivery, Blue Water stockholders must request the materials no later than August 3, 2021.

You may also obtain additional information about Blue Water from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Blue Water’s transfer agent prior to the Blue Water Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn:    Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section titled “Questions and Answers about the Blue Water Proposals,” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Blue Water Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the proxy statement/prospectus to the “Combined Entity” refer to Blue Water and its consolidated subsidiaries after giving effect to the Business Combination, including Clarus and its subsidiaries. References to the “Company” or “Blue Water” refer to Blue Water Acquisition Corp. and references to “Clarus” refer to Clarus Therapeutics, Inc.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the Company’s public stockholders and do not include any shares of Blue Water common stock issuable upon the exercise of the Warrants.

The Parties to the Business Combination

Blue Water Acquisition Corp.

Blue Water is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Blue Water was incorporated under the laws of the State of Delaware on May 22, 2020.

On December 17, 2020, Blue Water consummated its IPO of 5,750,000 Units, which included 750,000 Units issued pursuant to the full exercise by the underwriters of their over-allotment option, with each Unit consisting of one share of Class A common stock and one redeemable Warrant, with each Warrant entitling the holder thereof to purchase one share of Class A Common Stock for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to Blue Water of $57,500,000. Simultaneously with the closing of the Initial Public Offering, Blue Water completed the private sale of an aggregate of 3,445,000 warrants (which we refer to as the Placement Warrants) to the Sponsor at a purchase price of $1.00 per warrant, generating gross proceeds of $3,445,000. A total of $58,650,000, comprised of $55,205,000 of the proceeds from the Blue Water IPO (which amount includes $2,012,500 of the underwriter’s deferred discount) and $3,445,000 of the proceeds of the sale of the Placement Warrants, was placed in the Trust Account. Blue Water’s IPO was conducted pursuant to a registration statement on Form S-1 (Registration No. 333-248569) that became effective on December 15, 2020. Blue Water Class A common stock, Units and Warrants are currently listed on Nasdaq under the symbols “BLUW”, “BLUWU” and “BLUWW”, respectively. The mailing address of Blue Water’s principal executive offices is 15 E. Putnam Avenue, Suite 363, Greenwich, CT 06830, and its telephone number at such address is (646) 303-0737.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Blue Water, formed on April 19, 2021 to consummate the Business Combination. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive offices is 15 E. Putnam Avenue, Suite 363, Greenwich, CT 06830, and its telephone number at such address is (646) 303-0737.

In the Business Combination, Merger Sub will merge with and into Clarus with Clarus surviving the Merger. As a result, Merger Sub will cease to exist, and Clarus will become a wholly-owned subsidiary of Blue Water.

Clarus Therapeutics, Inc.

Clarus is a specialty pharmaceutical company focused on the commercialization of JATENZO, an oral T-replacement therapy approved by the FDA. Clarus’s primary goal is to make JATENZO the preferred choice for T-replacement therapy among men with T-deficiency accompanied by an associated medical condition, referred to as hypogonadism. In parallel, Clarus plans to develop into a specialty pharmaceutical company initially focused on the development and commercialization of T and metabolic therapies for men and women. Clarus was incorporated under the laws of the State of Delaware on June 4, 2003.

The mailing address of Clarus’s principal executive offices is 555 Skokie Boulevard, Suite 340, Northbrook, IL 60062, and its telephone number at such address is (847) 562-4300.

The Proposals

THE BUSINESS COMBINATION PROPOSAL (PROPOSAL 1)

Blue Water and Clarus have agreed to the Business Combination under the terms of the Merger Agreement, dated as of April 27, 2021. This agreement, as may be further amended or supplemented from time to time, is referred to in this proxy statement/prospectus as the “Merger Agreement.” Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into Clarus, with Clarus continuing as the surviving entity and becoming a wholly-owned subsidiary of Blue Water. See the section titled “The Business Combination Proposal.”

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time:

(a)     certain shares of Clarus preferred stock issued and outstanding immediately prior to the Effective Time (such shares, the “Clarus Consideration-Receiving Preferred Stock”) will be canceled and converted into the right to receive a portion of the Merger Consideration,

(b)    certain convertible and non-convertible promissory notes of Clarus outstanding as of the Effective Time (such notes, the “Clarus Consideration-Receiving Notes”) will be canceled and converted into, or exchanged for, the right to receive a portion of the Merger Consideration,

(c)     certain warrants to purchase Clarus stock will be converted into the Clarus Converting Warrants, and

(d)    all shares of Clarus capital stock (other than the Clarus Consideration-Receiving Preferred Stock), and all outstanding options, warrants or rights to purchase or subscribe for any Clarus capital stock securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of Clarus (in each case, other than the Clarus Consideration-Receiving Notes and the Clarus Converting Warrants) that have not been exercised prior to the Effective Time, will be cancelled, retired and terminated without any consideration or any liability to Clarus with respect thereto.

The Merger Consideration to be paid pursuant to the Merger Agreement to Clarus securityholders will be a number of shares of New Blue Water common stock equal to:

(i)     17,929,832 shares of New Blue Water Class A common stock, subject to adjustment to account for the Closing Net Indebtedness, divided by $10.20; plus

(ii)    1,500,000 shares of New Blue Water Class A Common Stock issuable to the holders of certain non-convertible promissory notes of Clarus in exchange for $10.0 million of the aggregate principal amount of such notes and certain outstanding royalty rights; plus

(iii)   a number of shares of New Blue Water Class A common stock equal to the outstanding balance (principal and interest) at Closing of convertible and non-convertible promissory notes of Clarus issued between the date of the Merger Agreement and Closing divided by $10.00, provided that Clarus may elect, in its discretion to instead pay off the outstanding balance of, and any redemption premium on, the non-convertible promissory notes at Closing. Clarus currently anticipates that between the date of the Merger Agreement and Closing, Clarus will have issued convertible promissory notes in the aggregate face amount of $16.4 million and non-convertible promissory notes in the aggregate face amount of $8.6 million (or an aggregate $25.0 million; $17.8 million of which has already been issued, and the remaining $7.2 million is expected to be issued on or around July 20, 2021). Assuming Clarus does not elect to pay-off the outstanding balance and any redemption premium on the non-convertible notes at Closing, all of such issued convertible and non-convertible promissory notes, plus interest accrued thereon, will be converted into New Blue Water Class A common stock. Upon such conversion, the convertible and non-convertible promissory notes will be retired at Closing. Assuming Clarus will have issued $16.4 million in convertible promissory notes and $8.6 million in non-convertible promissory notes between the date of the Merger Agreement and Closing, and assuming no pay-off of the outstanding balance and any redemption premium on the issued non-convertible promissory notes, an aggregate of 2,500,000 shares of New Blue Water Class A common stock will be issued upon conversion of the convertible and non-convertible promissory notes, being the number of shares of New Blue Water Class A common stock equal to the then outstanding principal of the notes divided by $10.00. Because the date of Closing is not yet known, the interest that will have accrued on the convertible and non-convertible notes to be issued between the date of the Merger Agreement and Closing is not yet determinable, and thus the exact total number of shares of New Blue Water Class A common stock to be issued in connection with the conversion of such notes cannot currently be ascertained.

Merger Closing Conditions

The Merger Agreement is subject to customary conditions to the Closing. In addition, the Closing is subject to the following additional conditions (amongst others): (i) the approval of the Merger Agreement by the requisite vote of Blue Water’s stockholders and Clarus’s stockholders, (ii) Blue Water having at least $5,000,001 in net tangible assets, after giving effect to the completion of its redemption of public stockholders who redeem their shares in connection with the Business Combination, (iii) the election or appointment of members to the Combined Entity’s board of directors immediately after the Closing in accordance with the Merger Agreement, (v) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and (vi) the conditional approval of the Combined Entity’s initial listing application with Nasdaq with respect to the common stock to be issued pursuant to the Business Combination.

In addition, unless waived by Clarus, the obligations of Clarus to consummate the Business Combination are subject to the fulfillment of certain closing conditions, including but not limited to the following (in addition to customary certificates and other closing deliverables):

•        The representations and warranties of Blue Water and Merger Sub being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect (as defined below) with respect to Blue Water and Merger Sub);

•        Blue Water and Merger Sub having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the date of the Closing;

•        Filing and effectiveness of the second amended and restated certificate of incorporation of Blue Water; and

•        Clarus having received a copy of a duly executed Registration Rights Agreement (as described below) by Blue Water.

Unless waived by Blue Water, the obligations of Blue Water and the Merger Sub to consummate the Business Combination are subject to the satisfaction of the following conditions (in addition to customary certificates and other closing deliverables):

•        The representations and warranties of Clarus being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

•        Clarus having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the date of the Closing;

•        Certain litigation in which Clarus is involved not having been adjudicated or settled, and no offer of settlement having been made by Clarus, that would have a Material Adverse Effect on Clarus;

•        Absence of a Material Adverse Effect with respect to Clarus since the date of the Merger Agreement (but excluding a qualifying settlement of certain litigation in which Clarus is involved) that is continuing and uncured;

•        Certain specified contracts of Clarus being terminated without further obligation of Clarus;

•        Clarus and the Clarus securityholders specified therein having executed and delivered the Registration Rights Agreement (as described below)

•        Each Stockholder Lock-Up Agreement (as described below) and Lender Lock-Up Agreement (as described below) having been have been executed and delivered;

•        Clarus’s indebtedness at the Closing not exceeding $43.125 million and there being no obligation of Clarus to make any post-Closing payment in the nature of a royalty; and

•        Clarus having consummated a permitted financing (as described in the Merger Agreement, a “Permitted Financing”) with gross proceeds to Clarus of at least $15 million.

Merger Structure

Pursuant to the Merger Agreement, upon the Closing, Merger Sub, a subsidiary of Blue Water, will be merged with and into Clarus, with Clarus continuing as the surviving entity of the Merger and becoming a wholly-owned subsidiary of Blue Water. See “The Business Combination Proposal — General Description of the Merger Agreement” and “The Business Combination Proposal — Merger Consideration.”

Covenants

Each party to the Merger Agreement has agreed to use its reasonable best efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms (the “Interim Period”), including covenants regarding (i) the provision of access to their offices, properties, books and records, (ii) the operation of their respective businesses in the ordinary course of business, (iii) provision of financial statements by Clarus; (iv) filing Blue Water’s reports required by the Exchange Act, and efforts regarding Nasdaq listing requirements, (v) no solicitation of other competing transactions, (vi) no trading in Blue Water’s securities by Clarus using Blue Water’s material non-public information, (vii) notifications of certain breaches, consent requirements or other matters, (viii) efforts to consummate the Closing and obtain third party and regulatory approvals and comply with all government authority requirements, (ix) further assurances to cooperate, (x) a requirement for Clarus to promptly hold its stockholder meeting or otherwise obtain the written consent of its stockholders to approve the Merger Agreement and related transactions, (xi) tax matters and transfer taxes, (xii) public announcements, (xiii) confidentiality, (xiv) post-Closing Blue Water board of directors and executive officers, and (xv) Clarus’s consummation of a Permitted Financing representing at least $15.0 million in gross proceeds to Clarus. There are also certain customary post-Closing covenants regarding (i) maintenance of books and records; (ii) indemnification of directors and officers; and (iii) use of trust account proceeds.

Pursuant to the Merger Agreement, Blue Water agreed to file a Registration Statement on Form S-4 with respect to the issuance of the Merger Consideration Shares to the Clarus securityholders, which will contain a proxy statement/prospectus for a special meeting of Blue Water’s stockholders to consider the Merger Agreement and the related transactions and matters, including the Required Proposals described herein.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including among other reasons, (i) by mutual consent of Clarus and Blue Water, (ii) by either Blue Water or Clarus if any of the conditions to the Closing have not been satisfied or waived by October 27, 2021 (the “Outside Date”), provided that this termination right shall not be available to Blue Water or Clarus if the breach by such party (i.e., either Blue Water or Merger Sub on one hand, or Clarus, on the other hand) of the Merger Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date, (iii) by either Blue Water or Clarus if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting, or if any law is in effect making illegal, the transactions contemplated by the Merger Agreement, (iv) by either Blue Water or Clarus for the other party’s uncured breach (subject to certain materiality qualifiers and cure periods), (v) by Blue Water if there has been an event after the signing of the Merger Agreement that has a Material Adverse Effect on Clarus (but excluding a qualifying settlement of certain litigation in which Clarus is involved) that is uncured and continuing, (vi) by Clarus if there has been an event after the signing of the Merger Agreement that has a Material Adverse Effect on Blue Water that is uncured and continuing, (vii) by either Blue Water or Clarus if approval for the Business Combination and the other Required Proposals are not obtained at the Blue Water Special Meeting and (viii) by either Blue Water or Clarus if a special meeting of Clarus’s stockholders is held and Clarus’s stockholder shall not have approved the Merger Agreement and the Business Combination and related matters.

Executive Officers and Directors of the Combined Entity

The following persons are expected to be elected or appointed by the Blue Water board to serve as executive officers and directors of the Combined Entity following the Business Combination. For biographical information concerning the executive officers and directors following the Business Combination, see “Management after the Business Combination — Management and Board of Directors”.

Name	Age	Position(s)
Kimberly Murphy(1)	58	Class III Director and Chair of the Board
Joseph Hernandez(1)	48	Class III Director
Robert E. Dudley(2)	66	Class III Director, President and Chief Executive Officer
Elizabeth A. Cermak(2)	63	Class II Director
Mark A. Prygocki, Sr(2)	55	Class II Director
Alex Zisson(2)	52	Class I Director
John Amory(2)	54	Class I Director
Richard Peterson	53	Chief Financial Officer
Frank Jaeger	51	Chief Commercial Officer
Steve Bourne	59	Chief Administrative Officer

____________

(1)      Blue Water Designee

(2)      Clarus Designee

Interests of Clarus’s and Blue Water’s Directors and Officers in the Business Combination

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that the directors and executive officers of Blue Water and of Clarus have interests in the Business Combination and other proposals that may be different from, or in addition to, those of Blue Water stockholders generally. These interests include, among other things, the fact that certain of Clarus’s directors and officers will become directors and officers of the Combined Entity, and certain of Blue Water’s directors and officers will become directors of the Combined Entity, upon the consummation of the Business Combination.

Please see the sections entitled “Risk Factors” and “The Business Combination Proposal — Interests of Clarus’s Directors and Officers in the Business Combination” and “The Business Combination Proposal — Interests of Blue Water’s Directors and Officers in the Business Combination” of this proxy statement/prospectus for a further discussion of this and other risks.

Classified Board of Directors

The Combined Entity’s board of directors will consist of seven members upon the closing of the Business Combination. In accordance with the Amended Charter to be filed immediately after the consummation of the Business Combination, the board of directors will be divided into three classes, Classes I, II and III, each to serve a three-year term, except for the initial term after the Closing, for which the Class I directors will be up for reelection at the first annual meeting of stockholders occurring after the Closing, and for which the Class II directors will be up for reelection at the second annual meeting of stockholders occurring after the Closing. At each annual general meeting of stockholders of the Combined Entity, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. Directors will not be able to be removed during their term except for cause. Blue Water and Clarus will work in good faith to equitably allocate director designees among the three classes of directors, provided that Blue Water’s designees will serve in the class of directors with the latest initial re-election date.

It is expected that that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Combined Entity’s board of directors into three classes with staggered three-year terms may delay or prevent a change of the Combined Entity’s management or a change in control.

Blue Water’s Reasons for the Business Combination

Blue Water and its management team considered a wide variety of factors in connection with its evaluation of the Business Combination. The Blue Water Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Blue Water Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors.

The Blue Water Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•        Positive Factors:

•        Large Market Opportunity. With an estimated 2.2 million patients currently treated for male hypogonadism, the market opportunity for JATENZO, and for Clarus, is large. The overall T-replacement therapy market was nearly 8 million prescriptions in the United States in 2020, with each market share point accounting for approximately $33.0 million in net sales per year. Currently, there are no known oral T-options available for patients, leading to high discontinuation rates and increased administration burden on both patients and providers. JATENZO provides an oral option for these patients, providing a convenient, safe, and effective option for patients with low testosterone. Market research has shown that the majority of patients and providers are excited about the opportunity for an oral T-replacement option.

•        Regulatory Clearance and Commercial Viability. With a fully developed and FDA-approved product, Clarus has already addressed many development and regulatory risks typically associated with biotechnology and pharmaceutical companies. With an experienced and established commercial product and infrastructure already providing revenue to the company, this allows Clarus to expand its portfolio and maintain company success.

•        Favorable Insurance Coverage and Growth Opportunity. In addition to FDA approval, JATENZO is widely covered by insurance plans, with around 65% of medical lives covering it without a step requirement (i.e., a patient would not be required to try another form of testosterone before being able to try JATENZO). This level of coverage is expected to increase in 2021 with additional coverage decisions by larger plans and increased desire for an oral T-replacement option. In late 2020, JATENZO was included on Express Script formularies, significantly increasing lives coverage and prescription demand. With other larger payers yet to cover, there is still significant opportunity for growth.

•        Growth Opportunities Available for JATENZO and Beyond. While JATENZO twice daily is already FDA-approved to treat hypogonadism, Clarus is investigating opportunities to improve patient convenience and lower dosing frequency to once daily to treat hypogonadism. Clarus’s management is also investigating utilization in treatment of hypogonadism in chronic kidney disease and treatment for transgender men. Existing regulatory approval of JATENZO for the treatment of hypogonadism does not guarantee regulatory approval of the drug at lower doses for hypogonadism or regulatory approval for any of the other indications being pursued. Use of JATENZO in these patient populations will require Phase 2/3 clinical testing and FDA approval of specific labeling indications before Clarus can market JATENZO to male transgender and hypogonadal men with chronic kidney disease. Moreover, FDA approval of additional indications for JATENZO or a once-daily product does not guarantee commercial success. Clarus is also pursuing out-licensing opportunities throughout the world for JATENZO to recognize incremental and ongoing revenue. Beyond JATENZO, Clarus is actively pursuing complimentary products for in-licensing and/or acquisition. In this regard, Clarus announced on May 25, 2021 a licensing agreement whereby Clarus will acquire the exclusive worldwide (excluding Australia) development and commercialization rights for HAVAH T+Ai™

(CLAR-121) from HavaH Therapeutics. CLAR-121 is a proprietary combination of testosterone (T) (natural ligand for the androgen receptor; AR) and anastrozole (inhibitor of T conversion to estradiol) delivered by a subcutaneous implant for treatment of AR-mediated breast disease that predominantly affects women. Clarus’s initial therapeutic target will be inflammatory periductal mastitis (PDM) and estrogen receptor-positive (ER+) breast cancer. Significant development by Clarus will be necessary to demonstrate clinical efficacy and safety and to secure FDA approval for these potential uses. There is no guarantee such development will be successful and result in FDA approval of CLAR-121 for either condition.

•        Management Background and Expertise. With over 30 years of experience in the T-replacement therapy space, the Founder, Chairperson, Chief Executive Officer and President of Clarus, Dr. Robert Dudley, will bring an immense clinical and drug development background to the Combined Entity. Dr. Dudley previously co-created and launched AndroGel, a widely successful T-replacement option that is still used today. Dr. Dudley is also the co-inventor of patents having claims covering JATENZO and led Clarus’s successful effort to obtain FDA approval. Other members of the board of directors of Clarus have decades of experience in their respective fields within biotech and pharmaceuticals, including research and development, marketing and commercialization, financial leadership, capital markets and initial public offering processes, which will prove invaluable to the success of the Combined Entity as a publicly traded company.

•        Other Alternatives. The Blue Water Board believes, after a thorough review of other business combination opportunities reasonably available to Blue Water that the proposed Business Combination represents the best potential business combination for Blue Water and the most attractive opportunity for Blue Water based upon the process utilized to evaluate and assess other potential combination targets, and the Blue Water Board’s belief that such process has not presented a better alternative.

•        Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Blue Water and Clarus.

•        Negative Factors:

•        Macroeconomic Risk. The risk of macroeconomic uncertainty and the effects it could have on Clarus’s revenues.

•        COVID-19 Risk. The risks that Clarus currently faces related to world health events, including the ongoing COVID-19 pandemic, which could have an adverse effect on Clarus’s, and after the Business Combination, the Combined Entity’s, business and results of operations.

•        Future Growth Risk. The risk that future growth of Clarus is dependent upon the market’s willingness to adopt alternative technologies, including T-replacement therapies.

•        Cost Assumption Risk. The risk that Clarus may not be able to achieve current cost assumptions.

•        Public Company Risk. The risks that are associated with being a publicly traded company that is in its early, developmental stage.

•        Benefits May Not Be Achieved Risk. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Redemption Risk. The risk that a significant number of Blue Water stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Blue Water Charter, which would potentially make the Business Combination more difficult to complete or reduce the amount of cash available to the Combined Entity to accelerate its business plan following the Closing.

•        Stockholder Vote Risk. The risk that Blue Water’s stockholders may fail to provide the votes necessary to effect the Business Combination.

•        General Litigation Risk and Risk to Clarus’s Patent Portfolio. The risk of the possibility of litigation having a material adverse impact on Clarus’s business and its ability to continue to commercialize the relevant patents and sell JATENZO. See section “Risk Factors — Risks Related to Our Intellectual Property and Legal Proceedings” for a more detailed discussion. In the event such litigation is not resolved in our favor, we may need to obtain a license. Such a license may not be available or may be available only on terms not favorable to us. This could also have a material adverse effect on us.

•        Closing Conditions Risk. The risk that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Blue Water’s control.

•        Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination.

Accounting Treatment

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Blue Water will be treated as the acquired company and Clarus will be treated as the acquirer for financial statement reporting purposes. See section entitled “The Business Combination Proposal — Anticipated Accounting Treatment.”

No Delaware Appraisal Rights for Blue Water Stockholders

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Blue Water stockholders or warrant holders in connection with the Business Combination.

Impact of the Business Combination on Blue Water’s Public Float

It is anticipated that, upon the Closing of the Business Combination, Blue Water’s public stockholders will retain an ownership interest of approximately 24.0% of the outstanding capital stock of the Combined Entity, the Sponsor will retain an ownership interest of approximately 6.0% of the outstanding capital stock of the Combined Entity and the Clarus securityholders and noteholders will own approximately 70.0% of the outstanding capital stock of the Combined Entity. The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assume that (i) there are no redemptions of any shares by Blue Water’s public stockholders in connection with the Business Combination, (ii) the negative Closing Net Indebtedness is $43.1 million, (iii) no awards are issued under the Equity Incentive Plan and (iv) no Working Capital Warrants or Extension Warrants are issued. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Blue Water’s existing stockholders in the Combined Entity will be different.

The following table illustrates varying ownership levels in the Combined Entity, assuming the factors mentioned above, and excluding the exercise of above-mentioned warrants, in the event of (i) no redemptions, and (ii) maximum redemptions of 3,690,032 public shares:

	Assuming No Redemption (0% Public Shares Redeemed, or $58,652,000 remaining in trust)		Assuming Max Redemption (51% Public Shares Redeemed, or $10,651,000 remaining in trust)
Stockholder	% Ownership	Shares	% Ownership	Shares
Clarus	70.0%	16,983,462	82.7%	16,983,462
Public	24.0%	5,807,500	10.3%	2,117,468
Sponsor (including % of Blue Water’s directors and officers)	6.0%	1,437,500	7.0%	1,437,500
Total	100%	24,228,462	100%	20,538,430

THE CHARTER AMENDMENT PROPOSALS (PROPOSALS 2 THROUGH 5)

To approve and adopt a second amendment and restatement of the Blue Water Charter, as set out in the draft second amended and restated version of Blue Water’s certificate of incorporation appended to this proxy statement/prospectus as Annex B (the “Amended Charter”), for the following amendments (collectively, the “Charter Amendment Proposals”) to:

(A)    provide that the name of Blue Water shall be changed to “Clarus Therapeutics Holdings, Inc.” (Proposal 2).

(B)    provide for the structure of the Board, split into three classes of as even size as practicable, Class I, II, and III, each to serve a term of three years, except for the initial term, for which the Class I directors will be up for reelection at the first annual meeting of stockholders occurring after the Closing, and for which the Class II directors will be up for reelection at the second annual meeting of stockholders occurring after the Closing. Directors will not be able to be removed during their term except for cause. The size of the Board shall be determined by resolution of the Board but will initially be seven (7) (Proposal 3).

(C)    remove and change certain provisions in the Blue Water Charter related to Blue Water’s status as a special purpose acquisition company (Proposal 4).

(D)    conditioned upon the approval of Proposals 2 through 4, a proposal to approve the Amended Charter in the form attached as Annex B hereto, which includes the approval of all other changes in the proposed Amended charter in connection with replacing the Blue Water Charter with the proposed Amended Charter as of the Effective Time (Proposal 5).

THE DIRECTOR ELECTION PROPOSAL (PROPOSAL 6)

To consider and vote upon a proposal to elect seven (7) directors to serve on the Company’s board of directors effective from the consummation of the Business Combination. If the nominees identified in this proxy statement/prospectus are elected, Alex Zisson and John Amory will be Class I directors, serving until the Combined Entity’s 2022 annual meeting of stockholders; Mark Prygocki and Elizabeth Cermak will be Class II directors, serving until the Combined Entity’s 2023 annual meeting of stockholders; and Kimberly Murphy, Joseph Hernandez and Robert Dudley will be Class III directors, serving until the Combined Entity’s 2024 annual meeting of stockholders, and in each case, until their respective successors are duly elected and qualified.

THE INCENTIVE PLAN PROPOSAL (PROPOSAL 7)

The proposed Equity Incentive Plan will reserve a number of shares of New Blue Water common stock equal to 10% of the fully diluted amount of New Blue Water common stock to be outstanding following consummation of the Business Combination for issuance as awards in accordance with the terms of the Equity Incentive Plan. The purpose of the Equity Incentive Plan is to assist in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of Blue Water and its affiliates and promoting the creation of long-term value for stockholders of Blue Water by closely aligning the interests of such individuals with those of other stockholders. The Equity Incentive Plan authorizes the award of share-based incentives to encourage eligible employees, officers, directors, and consultants, as described below, to expend maximum effort in the creation of stockholder value.

A summary of the Equity Incentive Plan is set forth in the “The Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Equity Incentive Plan is attached hereto as Annex C. You are encouraged to read the Equity Incentive Plan in its entirety.

THE ESPP PROPOSAL (PROPOSAL 8)

The proposed ESPP will reserve a number of shares of New Blue Water common stock for issuance to employees in accordance with the terms of the ESPP. The purpose of the ESPP provides employees with an opportunity to acquire shares of New Blue Water’s common stock and will enable us to attract, retain and motivate valued employees.

A summary of the ESPP is set forth in the “The ESPP Proposal” section of this proxy statement/prospectus and a complete copy of the ESPP is attached hereto as Annex D. You are encouraged to read the ESPP in its entirety.

THE ADJOURNMENT PROPOSAL (PROPOSAL 9)

Blue Water is proposing that its stockholders approve and adopt a proposal to adjourn the Blue Water Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Blue Water Special Meeting, there are not sufficient votes to approve the other Proposals.

Date, Time and Place of Blue Water Special Meeting

The Blue Water Special Meeting will be held virtually at 10:00 a.m., Eastern Time, on August 12, 2021, or at such other date and time to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals. Due to concerns about the coronavirus (COVID-19) and warnings from public officials regarding public gatherings, we will hold the Blue Water Special Meeting solely by means of remote communication.

Proxy Solicitation

Proxies may be solicited by telephone, by facsimile, by mail, on the Internet or in person. We have engaged Advantage Proxy to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Blue Water Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section titled “Blue Water Special Meeting — Revoking Your Proxy.”

Quorum and Required Vote for Stockholder Proposals

A quorum of Blue Water stockholders is necessary to hold a valid meeting. A quorum will be present at the Blue Water Special Meeting if a majority of the Blue Water common stock issued and outstanding and entitled to vote at the Blue Water Special Meeting is represented in person or by proxy at the Blue Water Special Meeting. Abstentions and “withhold” votes will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding Blue Water common stock as of the Record Date. Accordingly, a Blue Water stockholder’s failure to vote by proxy or to vote in person at the Blue Water Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposals.

The approval of Business Combination Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Blue Water common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Blue Water Special Meeting. A Blue Water stockholder’s failure to vote by proxy or to vote in person at the Blue Water Special Meeting or an abstention will have no effect on the outcome of the vote on Business Combination Proposal, the Incentive Plan Proposal, the ESPP Proposal and Adjournment Proposal.

The approval of the Director Election Proposal requires a plurality vote of the shares of Blue Water common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Blue Water Special Meeting. A Blue Water stockholder’s failure to vote by proxy or to vote in person at the Blue Water Special Meeting or a “withhold” vote will no effect on the Director Election Proposal.

The Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the ESPP Proposal, are conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is conditioned on the approval of the Charter Amendment Proposals, the Director Election Proposal and the Incentive Plan Proposal), and unless the Business Combination Proposal is approved, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the ESPP Proposal will not be presented to the stockholders of Blue Water at the Blue Water Special Meeting. The Adjournment Proposal is not conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. It is important for you to note that in the event the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal and the Incentive Plan Proposal do not receive the requisite vote for approval, then Blue Water will not consummate the Business Combination. If Blue Water does not consummate the Business Combination and fails to complete an initial business combination by December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination), it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders, unless it seeks and obtains the approval of Blue Water stockholders to amend the Blue Water Charter to extend such date.

Recommendation to Blue Water Stockholders

Blue Water’s board of directors believes that the Proposals to be presented at the Blue Water Special Meeting are in the best interests of Blue Water and its stockholders and unanimously recommends that Blue Water stockholders vote “FOR” the Proposals.

When you consider the recommendation of Blue Water’s board of directors in favor of approval of these Proposals, you should keep in mind that Blue Water directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things, the fact that:

•        unless Blue Water consummates an initial business combination, Blue Water’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        as a condition to the Blue Water IPO, the Founder Shares became subject to a lock-up whereby, subject to certain limited exceptions, the Founder Shares cannot be transferred for 180 days following the consummation of an initial business combination;

•        the Placement Warrants purchased by the Sponsor will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the Placement Warrants, and all of their underlying securities, will not be sold or transferred by it until after Blue Water has completed a business combination, subject to limited exceptions;

•        the Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        the Sponsor may loan to Blue Water additional funds for working capital purposes prior to the Business Combination. There are no working capital loans from the Sponsor currently outstanding. If the Business Combination is not consummated and Blue Water does not otherwise consummate another business combination prior to December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination), then there will likely be insufficient funds to pay the working capital loans;

•        $575,000 may be loaned by the Sponsor or its affiliates or designees for each three-month extension (for up to $1,150,000) of the time that we have to consummate a business combination, which amount may be converted into Extension Warrants, at the price of $1.00 per warrant and such warrants would be identical to the Placement Warrants, including as to exercise price, exercisability and exercise period;

•        if Blue Water does not complete an initial business combination by December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination), a portion of the proceeds from the sale of the Placement Warrants will be included in the liquidating distribution to Blue Water’s public stockholders and the Placement Warrants will expire worthless; and

•        if the Trust Account is liquidated, including in the event Blue Water is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Blue Water to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share by the claims of prospective target businesses with which Blue Water has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Blue Water, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Emerging Growth Company

Blue Water is currently and, following the consummation of the Business Combination, the Combined Entity will be, an “emerging growth company,” as defined in the Securities Act, as modified by the Jumpstart Our Business Startups Act (“JOBS Act”). Blue Water has taken, and the Combined Entity may continue to take, advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Blue Water’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, stockholders of Blue Water and the Combined Entity may not have access to certain information they may deem important.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Blue Water has not elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Blue Water (and, following the Business Combination, the Combined Entity), as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Blue Water’s and the Combined Entity’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Blue Water (and following the Business Combination, the Combined Entity) will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the Blue Water IPO, (ii) the last day of the fiscal year in which Blue Water (and following the Business Combination, the Combined Entity) has total annual gross revenue of at least $1.07 billion; (iii) the last day of the fiscal year in which Blue Water (and following the Business Combination, the Combined Entity) is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of Blue Water’s (and following the Business Combination, the Combined Entity’s) common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which Blue Water (and following the Business Combination, the Combined Entity) has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Summary of Risk Factors

This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Business Combination

•        Blue Water’s stockholders can exercise redemption rights with respect to a large number of Blue Water’s shares, which may impair Blue Water to complete the Business Combination or optimize its capital structure.

•        Blue Water did not seek an opinion from an unaffiliated third party as to the fair market value of Clarus or that the price it is paying for Clarus is fair to its stockholders from a financial point of view.

•        You may be unable to ascertain the merits or risks of Clarus’s operations.

•        There is no assurance that Blue Water’s diligence will reveal all material risks that may present with regard to Clarus.

•        The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” may not be representative of New Blue Water’s results if the Business Combination is consummated.

•        The Combined Entity’s ability to be successful following the Business Combination will depend upon the efforts of the Combined Entity’s board of directors and key personnel and the loss of such persons could negatively impact the operations and profitability of New Blue Water’s business.

•        The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of New Blue Water common stock at such time is substantially less than $10.00 per share.

•        Blue Water’s and Clarus’s stockholders may not realize a benefit from the Business Combination commensurate with the dilution they will experience in connection with the Business Combination.

•        During the pendency of the Business Combination, Blue Water and Clarus may not be able to enter into a business combination with another party because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

•        Delaware law and New Blue Water’s certificate of incorporation and bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

•        The Amended Charter will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between New Blue Water and its stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of New Blue Water’s stockholders to choose the judicial forum for disputes.

Risks Related to Clarus

•        There is substantial doubt about our ability to continue as a going concern.

•        We have incurred significant indebtedness in connection with our business and servicing our debt requires a significant amount of cash. We may not have sufficient cash flow from our operations to satisfy the financial covenants in our debt agreements. We may not receive a waiver of default for outstanding indebtedness for which we may be in default in the future.

•        We have identified material weaknesses in our internal control over financial reporting, and we, and following the Business Combination, the Combined Entity, may identify future material weaknesses in our or the Combined Entity’s internal control over financial reporting.

•        JATENZO is the only product we were commercializing, and we depend almost entirely on its success.

•        We have limited experience as a commercial company and the marketing and sale of JATENZO or any future approved drugs may be unsuccessful or less successful than anticipated.

•        Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

•        Our reliance on third-party suppliers and distributors could harm our ability to commercialize JATENZO.

•        The ongoing COVID-19 pandemic is having, and is expected to have, an adverse impact on our business.

•        The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. If we are found to have improperly promoted off-label uses, we may become subject to significant liability.

•        Even though we have received marketing approval for JATENZO in the United States, we may never receive marketing approval outside of the United States, or receive pricing and reimbursement outside the United States at acceptable levels.

•        Recent federal legislation may increase pressure to reduce prices of certain pharmaceutical products paid for by Medicare.

•        Testosterone (T) is a Schedule III (non-narcotic) substance under the Controlled Substances Act and any failure to comply with this Act or its state equivalents would have a negative impact on our business.

•        If coverage and reimbursement for JATENZO are limited, it may be difficult to profitably sell JATENZO.

•        Our market is subject to intense competition.

•        If we are unable to obtain or protect intellectual property rights related to JATENZO, we may not be able to compete effectively in our market.

•        We are presently involved in a lawsuit and interference proceeding may be involved in other lawsuits and proceedings to protect or enforce our patents, which could be expensive, time consuming and unsuccessful.

•        We will need to grow our company, and may encounter difficulties in managing this growth.

•        Our future success depends on our ability to retain our chief executive officer, chief financial officer and chief commercial officer and to attract, retain and motivate qualified personnel.

•        Our debt agreements contain restrictions that limit our flexibility in operating our business.

Risks Related to Ownership of New Blue Water Common Stock

•        Nasdaq may delist New Blue Water’s securities from its exchange.

•        The market price of New Blue Water’s common stock may decline as a result of the Business Combination.

•        There are no current plans to pay cash dividends on the New Blue Water common stock for the foreseeable future.

•        New Blue Water stockholders may experience dilution in the future.

•        Future sales, or perceived future sales, by New Blue Water or its stockholders in the public market following the Business Combination could cause the market price for New Blue Water common stock to decline.

•        If Blue Water public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF BLUE WATER

The summary statements of operations data for the three months ended March 31, 2021 and the summary balance sheet data as of March 31, 2021 are derived from Blue Water’s unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus. Blue Water’s unaudited interim condensed financial statements were prepared on a basis consistent with its audited financial statements and include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, that Blue water considers necessary for a fair presentation of the financial information set forth in those interim statements included elsewhere in this proxy statement/prospectus. The summary statements of operations data for the period from May 22, 2020 (inception) through December 31, 2020 and the summary balance sheet data as of December 31, 2020 are derived from Blue Water’s audited financial statements, each of which is included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period and interim financial results are not necessarily indicative of the results that may be expected for the full year. You should carefully read the following selected financial information in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Blue Water” and Blue Water’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Statements of Operations Data:

	For the Three Months Ended March 31, 2021 (unaudited)	For the Period from May 22, 2020 (inception) through December 31, 2020
General and administrative expenses	$418,034	$2,978,263
Other taxes	87,545	172,200
Loss from operations	(505,579)	(3,150,463)
Gain on marketable securities	1,446	48
Issuance costs – warrant liabilities	—	(645,776)
Change in fair value of derivative warrant liabilities	11,150,880	(921,830)
Net income (loss)	$10,646,747	$(4,718,021)

Weighted average shares outstanding of common stock subject to redemption, basic and diluted	3,476,458	3,556,309
Basic and diluted net income per share, common stock subject to redemption	$—	$—
Weighted average shares outstanding of common stock, basic and diluted	3,476,458	1,447,732
Basic and diluted net income (loss) per share, common stock	$2.83	$(3.26)

Statements of Balance Sheet Data:

	As of March 31, 2021	As of December 31, 2020
Balance Sheet Data:
Total assets	$59,244,610	$59,473,560
Total liabilities	$8,256,283	$19,131,980
Working capital(1)	$(102,912)	$402,667
Total stockholders’ equity	$5,000,005	$5,000,008

____________

(1)      Working capital is defined as total current assets minus total current liabilities

SELECTED HISTORICAL FINANCIAL INFORMATION OF CLARUS

The following tables summarize Clarus’s historical financial data. The summary statements of operations data for the three months ended March 31, 2021 and 2020 and the summary balance sheet data as of March 31, 2021 are derived from Clarus’s unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus. Clarus’s unaudited interim condensed financial statements were prepared on a basis consistent with its audited financial statements and include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, that Clarus considers necessary for a fair presentation of the financial information set forth in those statements included elsewhere in this proxy statement/prospectus. Clarus has derived the summary statements of operations data for the years ended December 31, 2020 and 2019 and the summary balance sheet data as of December 31, 2020 and 2019 from Clarus’s audited financial statements appearing elsewhere in this proxy statement/prospectus. Clarus’s historical results are not necessarily indicative of the results that may be expected in any future period, and interim financial results are not necessarily indicative of the results that may be expected for the full year.

You should read this data together with Clarus’s audited financial statements and related notes included elsewhere in this proxy statement/prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Clarus.”

Statements of Operations Data:

	Three Months Ended March 31,		Years Ended December 31,
in thousands, except share and per share data	2021	2020	2020	2019
Net product revenue	$2,330	$897	$6,369	$—
Cost of product sales	367	7,698	8,687	—
Gross profit (loss)	1,963	(7,071)	(2,318)	—
Operating expenses:
Sales and marketing	7,937	4,949	29,515	7,374
General and administrative	3,605	3,209	11,937	7,414
Research and development	1,210	952	3,407	3,088
Loss from operations	(10,789)	(16,181)	(47,177)	(17,876)
Other (expense) income, net:
Change in fair value of warrant liability and derivative, net	—	6,453	66,891	13
Interest income	—	14	25	79
Interest expense	(4,640)	(2,180)	(15,394)	(23,866)
Total other (expense) income, net	(4,640)	4,287	51,522	(23,774)
Net (loss) income before income taxes	(15,429)	(11,894)	4,345	(41,650)
Provision for income taxes	—	—	—	—
Net (loss) income	(15,429)	(11,894)	4,345	(41,650)
Accretion of preferred stock	(3,939)	(3,671)	(14,682)	(13,594)
Net loss attributable to common stockholders – basic and diluted	$(19,368)	$(15,565)	$(10,337)	$(55,244)
Net loss per common share attributable to common stockholders, basic and diluted	$(14.80)	$(17.89)	$(11.88)	$(63.48)
Weighted-average common shares used in net loss per share attributable to common stockholders, basic and diluted	1,308,694	870,263	870,263	870,263

Statements of Balance Sheet Data:

in thousands	March 31, 2021	December 31,
		2020	2019
Balance Sheet Data
Cash and cash equivalents	$7,364	$7,233	$1,656
Total assets	$22,812	$19,400	$9,867
Total liabilities	$162,290	$146,985	$142,622
Redeemable convertible preferred stock	$193,665	$198,195	$183,513
Accumulated deficit	$(341,210)	$(325,781)	$(316,269)
Total stockholders’ deficit	$(333,143)	$(325,780)	$(316,268)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this this proxy statement/prospectus.

The following summary unaudited pro forma condensed combined financial data, (the “summary pro forma data”) gives effect to the Business Combination described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination is expected to be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Blue Water will be treated as the “acquired” company for financial reporting purposes. The net assets of Blue Water will be stated at historical cost, with no goodwill or other intangible assets recorded.

The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives pro forma effect to the Business Combination and related transactions as if they had occurred on March 31, 2021. The summary unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2021 and the year ended December 31, 2020 give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2020.

The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the Combined Entity appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Blue Water and related notes and the historical financial statements of Clarus and related notes, in each case, included in this proxy statement/prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the Combined Entity’s financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Merger Agreement (described elsewhere in this proxy statement/prospectus) been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the Combined Entity.

For illustrative purposes, and after giving effect to the redemption of 3,690,032 Class A common stock of Blue Water in connection with the amendment and extension of the incorporation certificate, at a redemption price approximating $10.20 per share, the unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of additional redemptions of Blue Water Class A common stock:

•        Assuming No Additional Redemptions (“No Redemption”):    This scenario assumes that no additional Blue Water Class A common stock are redeemed; and

•        Assuming Additional Redemption (“Max Redemption”):    This scenario assumes additional redemption of 3,690,032 Blue Water Class A common stock, for aggregate payment of approximately $37.6 million from the Trust Account (based on an assumed redemption price of approximately $10.20 per share based on the redemption price per share of $10.20), so that Blue Water retains at least $5,000,001 in net tangible assets immediately prior to or upon the consummation of the Business Combination (after giving effect to payments of all unpaid expenses, Blue Water’s liabilities and redemptions by Blue Water’s public stockholders and excluding Clarus’s closing cash), set forth in the Merger Agreement.

Assuming No Redemption, on a pro forma estimated basis, Clarus’s existing investors and lenders will hold 16,983,462 shares of Class A common stock of the Combined Entity immediately after the Closing, which approximates a 70.0% ownership level. Assuming Max Redemption, on a pro forma estimated basis, Clarus will hold common stock of the Combined Entity approximating an 82.7% ownership level.

	Assuming No Redemption		Assuming Max Redemption
Stockholder	% Ownership	Shares	% Ownership	Shares
Clarus(a)	70.0%	16,983,462	82.7%	16,983,462
Public	24.0%	5,807,500	10.3%	2,117,468
Sponsor (including % of Blue Water’s directors and officers)	6.0%	1,437,500	7.0%	1,437,500
Total	100%	24,228,462	100%	20,538,430

____________

(a)      Refer to Note 1 Share consideration to Clarus for the calculation of shares issued to Clarus at closing.

The foregoing ownership percentages with respect to the Combined Entity following the Business Combination are based on the assumption that there are no adjustments for the outstanding Public Warrants or Placement Warrants issued by Blue Water and assume that: (i) there are no redemptions of any shares by Blue Water’s public stockholders in connection with the Business Combination, (ii) the negative Closing Net Indebtedness is the maximum amount allowed by the agreement, $43.1 million, (iii) no awards are issued under the Equity Incentive Plan, and (iv) no Working Capital Warrants or Extension Warrants are issued. The pro forma ownership percentages contemplate all Clarus financings through June 22, 2021 and do not include any Clarus financing that may occur between then and the Closing. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Blue Water’s existing stockholders in the Combined Entity will be different.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

Selected Unaudited Pro Forma Financial Information

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021
(in thousands, except share and per share amounts)

	Historical			Historical	Scenario 1 (Assuming No redemption into Cash)		Scenario 2 (Assuming Maximum Redemptions into Cash)
	(A) Clarus	Private Placement	Clarus Pro Forma	(B) Blue Water	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$7,364	$17,816	$25,180	$408	$48,289	$73,877	$10,651	$36,239
Accounts receivable, net	5,225	—	5,225	—	—	5,225	—	5,225
Inventory	8,035	—	8,035	—	—	8,035	—	8,035
Prepaid expenses and other current assets	2,118	—	2,118	185	—	2,303	—	2,303
Total current assets	22,742	17,816	40,558	593	48,289	89,440	10,651	51,802
Property and equipment, net	70	—	70	—	—	70	—	70
Investments held in Trust Account	—	—	—	58,652	(58,652)	—	(58,652)	—
Total assets	$22,812	$17,816	$40,628	$59,245	$(10,363)	$89,510	$(48,001)	$51,872

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Senior notes payable	$44,060	—	$44,060	$—	$(8,812)	$35,248	$(8,812)	$35,248
Accounts payable	16,189	—	16,189	83	—	16,272	—	16,272
Accrued expenses	7,470	—	7,470	323	260	8,053	260	8,053
Due to related party	—	—	—	30	—	30	—	30
Accrued taxes	—	—	—	260	(260)	—	(260)	—
Deferred revenue	1,094	—	1,094	—	—	1,094	—	1,094
Total current liabilities	68,813	—	68,813	696	(8,812)	60,697	(8,812)	60,697
Deferred underwriting commissions	—	—	—	2,013	(2,013)	—	(2,013)	—
Derivative warrant liabilities	—	—	—	5,548	—	5,548	—	5,548
Convertible notes payable to related parties	83,479	17,816	101,295	—	(101,295)	—	(101,295)	—
Royalty obligation	9,998	—	9,998	—	(9,998)	—	(9,998)	—
Total liabilities	162,290	17,816	180,106	8,257	(122,118)	66,245	(122,118)	66,245

Series A redeemable convertible preferred stock	9,354	—	9,354	—	(9,354)	—	(9,354)	—
Series B redeemable convertible preferred stock	15,420	—	15,420	—	(15,420)	—	(15,420)	—
Series C redeemable convertible preferred stock	20,458	—	20,458	—	(20,458)	—	(20,458)	—
Series D redeemable convertible preferred stock	148,433	—	148,433	—	(148,433)	—	(148,433)	—
Total convertible preferred stock	193,665	—	193,665	—	(193,665)	—	(193,665)	—
Common stock subject to redemption	—	—	—	45,988	(45,988)	—	(45,988)	—
Stockholders’ Equity
Common stock	3	—	3	—	(3)	—	(3)	—
Class A Common Stock	—	—	—	—	2	2	2	2
Class B Common Stock	—	—	—	—	—	—	—	—
Additional paid-in capital	8,064	—	8,064	—	316,276	324,339	278,638	286,702
Accumulated deficit	(341,210)	—	(341,210)	5,000	35,133	(301,077)	35,133	(301,077)
Total Stockholders’ Equity (Deficit)	(333,143)	—	(333,143)	5,000	351,408	23,265	313,770	(14,373)
Total Liabilities and Stockholders’ Equity (Deficit)	$22,812	$17,816	$40,628	$59,245	$(10,363)	$89,510	$(48,001)	$51,872

Pro Forma notes

(A)    From the unaudited condensed balance sheet of Clarus as of March 31, 2021.

(B)    From the unaudited condensed balance sheet of Blue Water as of March 31, 2021.

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2021
(in thousands, except share and per share amounts)

	Historical		Scenario 1 (Assuming No redemption into Cash)		Scenario 2 (Assuming Maximum Redemptions into Cash)
	(A) Clarus	(B) Blue Water	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Net product revenue	$2,330	$—	$—	$2,330	$—	$2,330
Cost of product sales	367	—	—	367	—	367
Gross profit	1,963	—	—	1,963	—	1,963
Operating expenses:
Sales and marketing	7,937	—	—	7,937	—	7,937
General and administrative	3,605	418	88	4,111	88	4,111
Research and development	1,210	—	—	1,210	—	1,210
Other taxes	—	88	(88)	—	(88)	—
Loss from operations	(10,789)	(506)	—	(11,295)	—	(11,295)

Other income (expense), net:
Gain on marketable securities	—	1	—	1	—	1
Change in fair value of derivative warrant liabilities	—	11,151		11,151	—	11,151
Interest expense	(4,640)	—	2,914	(1,726)	2,914	(1,726)
Total other income (expense), net	(4,640)	11,152	2,914	9,426	2,914	9,426
Net (loss) income	(15,429)	10,646	2,914	(1,869)	2,914	(1,869)
Deemed dividend to sponsor	—	—		—	—	—
Accretion of preferred stock	(3,939)	—	3,939	—	3,939	—
Net (loss) income attributable to common stockholders	$(19,368)	$10,646	$6,853	$(1,869)	$6,853	$(1,869)

Weighted average shares outstanding of common stock subject to redemption, basic and diluted		3,476,458
Basic and diluted net loss per share, common stock subject to redemption		$—

Weighted average number of common shares outstanding – basic and diluted	1,308,694	3,768,542		24,228,462		20,538,430
Basic and diluted net loss per share available to Sponsor per share, common stock	$(14.80)	$2.83		$(0.08)		$(0.09)

Pro Forma notes

(A)    From the unaudited condensed statement of operations of Clarus for the three months ended March 31, 2021.

(B)    From the unaudited condensed statement of operations of Blue Water for the three months ended March 31, 2021.

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2020
(in thousands, except share and per share amounts)

	Historical		Scenario 1 (Assuming No redemption into Cash)		Scenario 2 (Assuming Maximum Redemptions into Cash)
	(A) Clarus	(B) Blue Water	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Net product revenue	$6,369	$—	$—	$6,369	$—	$6,369
Cost of product sales	8,687	—	—	8,687	—	8,687
Gross loss	(2,318)	—	—	(2,318)	—	(2,318)
Operating expenses:
Sales and marketing	29,515	—	50	29,565	50	29,565
General and administrative	11,937	2,978	611	15,526	611	15,526
Research and development	3,407	—	70	3,477	70	3,477
Other taxes	—	172	(172)	—	(172)	—
Loss from operations	(47,177)	(3,150)	(559)	(50,886)	(559)	(50,886)

Other income (expense), net:
Change in fair value of warrant liability and derivative, net	66,891	—	(66,891)	—	(66,891)	—
Change in fair value of derivative warrant liabilities	—	(922)	—	(922)	—	(922)
Issuance costs – warrant liabilities	—	(646)	—	(646)	—	(646)
Interest income	25	—	2,342	2,367	2,342	2,367
Interest expense	(15,394)	—	10,091	(5,303)	10,091	(5,303)
Total other income (expense), net	51,522	(1,568)	(54,458)	(4,504)	(54,458)	(4,504)
Net (loss) income	4,345	(4,718)	(55,017)	(55,390)	(55,017)	(55,390)
Accretion of preferred stock	(14,682)	—	14,682	—	14,682	—
Net loss attributable to common stockholders	$(10,337)	$(4,718)	$(40,335)	$(55,390)	$(40,335)	$(55,390)

Weighted average shares outstanding of common stock subject to redemption, basic and diluted		3,556,309
Basic and diluted net loss per share, common stock subject to redemption		$—

Weighted average number of common shares outstanding – basic and diluted	870,263	1,447,732		24,913,070		22,240,636
Basic and diluted net loss per share available to Sponsor per share, common stock	$(11.88)	$(3.26)		$(2.22)		$(2.49)

Pro Forma notes

(A)    From the audited statement of operations of Clarus as of December 31, 2020.

(B)    From the audited statement of operations of Blue Water as of December 31, 2020.

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA OF BLUE WATER AND CLARUS

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this this proxy statement/prospectus.

The following table sets forth selected historical comparative share information of Blue Water and Clarus and unaudited pro forma condensed combined per share information of the Combined Entity after giving effect to the Business Combination, assuming No Redemption and Max Redemption, respectively.

The unaudited pro forma book value information reflects the Business Combination and related transactions as if they had occurred on March 31, 2021. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2020.

The historical book value per share is computed by dividing total common stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma combined book value per share is computed by dividing total pro forma common stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period. The pro forma earnings per share of the Combined Entity is computed by dividing the pro forma income available to the Combined Entity’s common stockholders by the pro forma weighted average number of shares outstanding over the period.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Blue Water and Clarus and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Blue Water and Clarus is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Blue Water and Clarus would have been had the companies been combined during the periods presented.

			Combined Pro Forma
As of and for the three months ended March 31, 2021(3)	Blue Water (Historical)	Clarus (Historical)	Assuming No Redemption	Assuming Max Redemption
Book value per diluted share(1)(2)	$0.69	$(9.07)	$0.96	$(0.70)
Net loss per share, basic and diluted	$2.83	$(14.80)	$(0.08)	$(0.09)
Weighted average shares outstanding – basic and diluted(2)	3,768,542	1,308,694	24,228,462	20,538,430
Net loss per share-basic and diluted – redeemable	$—
Weighted average shares outstanding-basic and diluted – subject to redemption(2)	3,476,458

____________

(1)      Book value per share = total equity (deficit)/common shares outstanding at March 31, 2021 for Blue Water, Clarus and pro forma.

(2)      Historical book value per share and net income (loss) per share are based on total common stock for Blue Water and total common stock for Clarus

(3)      There were no cash dividends declared in the periods presented.

DIVIDENDS ON SECURITIES

Blue Water

Holders of Blue Water

As of the Record Date, there were 2 holders of record of Blue Water common stock, and 2 holders of record of Warrants and 1 holder of Units.

Dividend Policy of Blue Water

Blue Water has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of its initial business combination.

Clarus

Dividend Policy of Clarus

Clarus has not paid any cash dividends on its stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. Clarus is also party to debt agreements with covenants that limit Clarus’s ability to pay dividends or make distributions with respect to its common stock.

Dividend Policy of the Combined Entity Following the Business Combination

The Combined Entity intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any cash dividends in the future will be at the sole discretion of the Combined Entity’s board of directors, and will depend upon the Combined Entity’s revenue earnings, if any, available cash, current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, general financial condition subsequent to completion of the Business Combination and such other factors as the Combined Entity’s board of directors may deem relevant.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included or incorporated by reference in this proxy statement/prospectus, including the financial information, before deciding whether or how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

The value of your investment following consummation of the Business Combination will be subject to significant risks affecting, among other things, the Combined Entity’s business, financial condition or results of operations. If any of the events described below occur, the Combined Entity’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Combined Entity’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Blue Water and Clarus. Any reference in this “Risk Factors” section to the “surviving entity” shall mean New Blue Water.

Risks Related to the Business Combination

The ability of Blue Water’s stockholders to exercise redemption rights with respect to a large number of Blue Water’s shares may not allow Blue Water to complete the Business Combination or optimize its capital structure.

Because the Merger Agreement requires Blue Water to have at least $5,000,001 in net tangible assets at closing (after giving effect to redemptions by Blue Water’s public stockholders), Blue Water will need to reserve a portion of the cash in the Trust Account to meet such requirements, or arrange for third-party financing unless such closing condition is waived by Clarus. In addition, if a larger number of shares are submitted for redemption than Blue Water currently expects, Blue Water may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for third-party financing. Third-party financing may not be available to Blue Water. Furthermore, raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.

If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until Blue Water liquidates the Trust Account or consummates an alternative initial business combination or upon the occurrence of an Extension or certain other corporation actions as set forth in the Blue Water Charter. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time Blue Water’s stock may trade at a discount to the pro rata amount per share in the Trust Account or there may be limited market demand at such time. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Blue Water’s redemption until Blue Water liquidates, consummates an alternative initial business combination, effectuates an Extension or takes certain other actions set forth in the Blue Water Charter or you are able to sell your stock in the open market.

Blue Water did not seek an opinion from an unaffiliated third party as to the fair market value of Clarus or that the price it is paying for Clarus is fair to its stockholders from a financial point of view.

The Blue Water Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. Blue Water is not required to obtain an opinion from an unaffiliated third party indicating that the price it is paying is fair to its stockholders from a financial point of view. In analyzing the Business Combination, Blue Water’s Board and management conducted due diligence on Clarus and researched the industry in which Clarus operates and concluded that the Business Combination was in the best interest of its stockholders. Accordingly, Blue Water’s stockholders will be relying solely on the judgment of the Blue Water Board in determining the value of the Business Combination, and the Blue Water Board may not have properly valued such business. The lack of third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the Business Combination or demand redemption of their shares in connection with the Business Combination, which could potentially impact Blue Water’s ability to consummate the Business Combination.

You may be unable to ascertain the merits or risks of Clarus’s operations.

If the Business Combination is consummated, the Combined Entity will be affected by numerous risks inherent in Clarus’s business operations. Although Blue Water’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with Clarus, Blue Water cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Furthermore, some of these risks may be outside of Blue Water’s control. Blue Water also cannot assure you that an investment in Blue Water’s securities will not ultimately prove to be less favorable to investors in Blue Water than a direct investment, if an opportunity were available, in Clarus. In addition, if Blue Water’s stockholders do not believe that the prospects for the Business Combination are promising, a greater number of stockholders may exercise their redemption rights, which may make it difficult for Blue Water to consummate the Business Combination.

There is no assurance that Blue Water’s diligence will reveal all material risks that may present with regard to Clarus. Subsequent to the completion of the Business Combination, the Combined Entity may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

Blue Water cannot assure you that the due diligence Blue Water has conducted on Clarus will reveal all material issues that may be present with regard to Clarus, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of Blue Water’s control will not later arise. Clarus is aware that Blue Water must complete an initial business combination by December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination). Consequently, Clarus may have obtained leverage over Blue Water in negotiating the Merger Agreement, knowing that if Blue Water does not complete the Business Combination, Blue Water may be unlikely to be able to complete an initial business combination with any other target business prior to such deadline. In addition, Blue Water has had limited time to conduct due diligence. Clarus is a privately held company and Blue Water therefore has made its decision to pursue a business combination with Clarus on the basis of limited information, which may result in a business combination that is not as profitable as expected, if at all. As a result of these factors, the Combined Entity may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Blue Water’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on Blue Water’s liquidity, the fact that Blue Water reports charges of this nature could contribute to negative market perceptions about Blue Water or Blue Water’s securities. In addition, charges of this nature may cause Blue Water to violate leverage or other covenants to which it may be subject as a result of assuming pre-existing debt held by Clarus or by virtue of it obtaining post-combination debt financing. Accordingly, any stockholders of Blue Water who choose to remain stockholders of the Combined Entity following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Blue Water’s officers or directors of a duty of care or other fiduciary duty owed by them to Blue Water, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” may not be representative of New Blue Water’s results if the Business Combination is consummated and accordingly, you will have limited financial information on which to evaluate the financial performance of New Blue Water and your investment decision.

Blue Water and Clarus currently operate as separate companies. Blue Water has had no prior history as a combined entity and its operations have not previously been managed on a combined basis. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of New Blue Water. The pro forma statement of earnings does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” has been derived from Blue Water’s and Clarus’s historical financial statements and certain adjustments and assumptions have been made regarding the combined entity after giving effect to the transaction. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse impact on the pro forma financial information and New Blue Water’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect New Blue Water’s financial condition or results of operations following the Closing. Any potential decline in New Blue Water’s financial condition or results of operations may cause significant variations in the stock price of New Blue Water.

Blue Water may issue additional shares of common or preferred stock to complete the Business Combination or under the Equity Incentive Plan after completion of the Business Combination, any one of which would dilute the interest of Blue Water’s stockholders and likely present other risks.

The Blue Water Charter authorizes the issuance of up to 50,000,000 shares of Class A common stock, 2,000,000 shares of Class B Common Stock, and 1,000,000 shares of preferred stock, par value $0.0001 per share. There are currently 44,250,000 authorized but unissued shares of Class A common stock available for issuance, which amount does not take into account shares reserved for issuance upon exercise of outstanding warrants. There are currently 562,500 authorized but unissued shares of Class B common stock available for issuance. There are currently no shares of preferred stock issued and outstanding. Blue Water may issue a substantial number of additional shares of common or preferred stock to complete the initial business combination or under an employee incentive plan after completion of the Business Combination. However, the Blue Water Charter provides, among other things, that prior to Blue Water’s initial business combination, Blue Water may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination. These provisions of the Blue Water Charter, like all other provisions thereof, may be amended with a stockholder vote. Blue Water’s executive officers and directors have agreed, pursuant to a written agreement with Blue Water, that they will not propose any amendment to the Blue Water Charter that would affect the substance or timing of Blue Water’s obligation to redeem 100% of its public shares if Blue Water does not complete the initial business combination by December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination), unless Blue Water provides its public stockholders with the opportunity to redeem their shares of Class A common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and working capital released to Blue Water), divided by the number of then outstanding public shares. The issuance of additional shares of common or preferred stock:

•        may significantly dilute the equity interest of existing investors;

•        may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded Blue Water’s common stock;

•        could cause a change in control if a substantial number of common stock is issued, which may affect, among other things, Blue Water’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of Blue Water’s present officers and directors; and

•        may adversely affect prevailing market prices for Blue Water’s Units, Class A common stock and/or Warrants.

Blue Water is dependent upon its executive officers and directors and their departure could adversely affect Blue Water’s ability to operate and to consummate the initial business combination; Blue Water’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on Blue Water’s ability to complete the initial business combination.

Blue Water’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. Blue Water believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. Blue Water does not have an employment agreement with, or key-man insurance on the life of, any of its directors or executive officers. The unexpected loss of the services of one or more of Blue Water’s directors or executive officers could have a detrimental effect on Blue Water and the ability to consummate the Business Combination. In addition, Blue Water’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of Blue Water’s executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation and Blue Water’s directors also serve as officers and board members for other entities. If Blue Water’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Blue Water’s affairs which may have a negative impact on Blue Water’s ability to consummate the Business Combination.

The Combined Entity’s ability to be successful following the Business Combination will depend upon the efforts of the Combined Entity’s board of directors and key personnel and the loss of such persons could negatively impact the operations and profitability of New Blue Water’s post-Business Combination business.

The Combined Entity’s ability to be successful following the Business Combination will be dependent upon the efforts of the Combined Entity’s board of directors and key personnel. Blue Water cannot assure you that New Blue Water’s board of directors and key personnel will be effective or successful or remain with the Combined Entity. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Combined Entity’s management to have to expend time and resources helping them become familiar with such requirements.

It is estimated that, pursuant to the Merger Agreement, Blue Water’s public stockholders will own approximately 24.0% of the equity interests or assets of the Combined Entity (assuming no redemptions) and Blue Water’s management, other than Kimberly Murphy and Joseph Hernandez, who are expected to serve on the board of directors of the Combined Entity, will not be engaged in the management of the Combined Entity’s business. Accordingly, the future performance of the Combined Entity will depend upon the quality of the post-Business Combination board of directors, management and key personnel of the Combined Entity.

Blue Water’s key personnel may negotiate employment or consulting agreements with the Combined Entity in connection with the Business Combination. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether the Business Combination is advantageous.

Blue Water’s key personnel may be able to remain with the Combined Entity after the completion of the Business Combination only if they are able to negotiate employment or consulting agreements in connection with the Business Combination. Such negotiations may take place prior to the consummation of the Business Combination and could provide for such individuals to receive compensation in the form of cash payments and/or securities of the Combined Entity for services they would render to the Combined Entity after the completion of the Business Combination. The personal and financial interests of such individuals may influence their motivation in connection with the consummation of the Business Combination. However, Blue Water believes the ability of such individuals to remain with the Combined Entity after the completion of the Business Combination will not be the determining factor in Blue Water’s decisions regarding the consummation of the Business Combination. There is no certainty, however, that any of Blue Water’s key personnel will remain with the Combined Entity after the consummation of the Business Combination. Blue Water cannot assure you that any of its key personnel will remain in senior management or advisory positions with the Combined Entity.

Because Blue Water’s initial stockholders, executive officers and directors will lose their entire investment in Blue Water if the Business Combination or an alternative business combination is not completed, and because Blue Water’s Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether Clarus was appropriate for Blue Water’s initial business combination.

Blue Water’s initial stockholders currently own 1,437,500 shares of Class B Common Stock. In addition, the Sponsor purchased an aggregate of 3,445,000 Placement Warrants, each exercisable for one share of Class A common stock at $11.50 per share, that will also be worthless if Blue Water does not complete a business combination. The Founder shares are identical to the shares of Class A common stock. However, the holders have agreed (A) to vote any shares owned by them in favor of any proposed business combination and (B) not to redeem any shares in connection with a stockholder vote to approve a proposed initial business combination.

The personal and financial interests of Blue Water’s executive officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of Blue Water’s initial business combination, its Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Blue Water’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Blue Water’s behalf. However, Blue Water’s Sponsor, executive officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed. Such financial interests of Blue Water’s Sponsor, executive officers and directors may have influenced their motivation in approving the Business Combination and may influence their motivation for completing the Business Combination.

Some of the Blue Water and Clarus officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.

Certain officers and directors of Blue Water and Clarus participate in arrangements that provide them with interests in the Business Combination that may be different from yours, including, among others, the continued service as an officer or director of New Blue Water, severance benefits, equity grants, continued indemnification and the potential ability to sell an increased number of shares of common stock of New Blue Water. If the Business Combination is not consummated and Blue Water is forced to wind up, dissolve and liquidate in accordance with the Blue Water Charter, the 1,437,500 shares of Class B common stock currently held by the Sponsor and Blue Water’s directors and officers, which were initially acquired prior to the Blue Water IPO by the initial stockholders for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares). Such shares of Class A common stock had an aggregate market value of approximately $14,518,750 based on the last sale price of $10.10 per share on Nasdaq on July 16, 2021. Accordingly, the Sponsor and Blue Water’s current executive officers and directors, have interests that may be different from, or in addition to, your interests as a stockholder.

These interests, among others, may influence the officers and directors of Blue Water and Clarus to support or approve the Merger. For more information concerning the interests of Blue Water and Clarus executive officers and directors, see the sections entitled “The Blue Water Business Combination Proposal — Interests of Blue Water’s Directors and Officers in the Business Combination” and “The Clarus Business Combination Proposal — Interests of Clarus Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus.

The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of New Blue Water common stock at such time is substantially less than $10.00 per share.

The Sponsor has invested in Blue Water an aggregate of $3,470,000, comprised of the $25,000 purchase price for the Founder Shares and the $3,445,000 purchase price for the Placement Warrants. Assuming a trading price of $10.00 per share upon consummation of the Business Combination, the 1,437,500 Founder Shares would have an aggregate implied value of $14.4 million. Even if the trading price of New Blue Water common stock were as low as $2.41 per share, and the Placement Warrants were worthless, the value of the Founder Shares would be equal to the Sponsor’s initial investment in Blue Water. As a result, the Sponsor is likely to be able to recoup its investment in the Combined Entity and make a substantial profit on that investment, even if the public shares have lost significant value. Accordingly, the Blue Water management team, which owns interests in the Sponsor, may have an economic incentive that differs from that of the public stockholders to pursue and consummate the Business Combination rather than to liquidate and to return all of the cash in the trust to the public stockholders. For the foregoing reasons, you should consider the Blue Water management team's financial incentive to complete the Business Combination when evaluating whether to redeem your shares prior to or in connection with the Business Combination.

Blue Water’s stockholders and Clarus’s stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

If New Blue Water is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Blue Water’s stockholders and Clarus’s stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent New Blue Water is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

During the pendency of the Business Combination, Blue Water and Clarus may not be able to enter into a business combination with another party because of restrictions in the Merger Agreement, which could adversely affect their respective businesses. Furthermore, certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Covenants in the Merger Agreement impede the ability of Blue Water and Clarus to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, if the Business Combination is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s stockholders.

If the conditions to the Merger are not met, the Business Combination may not occur.

Even if the Business Combination is approved by the stockholders of Blue Water (including each of the Required Approvals) and Clarus, specified conditions must be satisfied or waived to complete the Business Combination. These conditions are described in detail in the Merger Agreement and in addition to stockholder consent, include among other requirements, (i) receipt of requisite regulatory approvals and no law or order preventing the transactions, (ii) no pending litigation to enjoin or restrict the Closing, (iii) each party’s representations and warranties being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect), (iv) each party complying in all material respects with its covenants and agreements, (v) no Material Adverse Effect with respect to a party since the date of the Merger Agreement which remains continuing and uncured, (vi) Blue Water having net tangible assets of Blue Water having at least $5,000,001 in net tangible assets, after giving effect to the redemption of Blue Water public stockholders, (vii) the members of the post-Closing board being elected or appointed, (viii) an effective registration statement and (ix) the conditional Nasdaq approval. See “The Merger Agreement and Related Agreements — Merger Agreement — Conditions to Consummation of the Merger” below for a more complete summary. Blue Water and Clarus cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed and such delay may cause Blue Water and Clarus to each lose some or all of the intended benefits of the Business Combination. If the Business Combination does not occur, Blue Water may not be able to find another potential candidate for its initial business combination prior to Blue Water’s deadline (currently December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination)), and Blue Water will be required to liquidate.

U.S. federal income tax reform could adversely affect us and holders of New Blue Water’s securities.

On December 22, 2017, President Trump signed into law H.R. 1, originally known as the “Tax Cuts and Jobs Act,” (the “TCJA”) which significantly reformed the Code. This legislation, among other things, changes the U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest, allows the expensing of capital expenditures and puts into effect the migration from a “worldwide” system of taxation to a territorial system. Blue Water continues to examine the impact this tax reform legislation may have on Blue Water. The impact of this tax reform, or of any future administrative guidance interpreting provisions thereof, on holders of New Blue Water’s securities is uncertain and could be adverse. This proxy statement/prospectus does not discuss any such tax legislation or the manner in which it might affect holders of New Blue Water’s securities. We urge holders of Blue Water securities to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of their ownership of Blue Water securities and New Blue Water’s securities.

Delaware law and New Blue Water’s certificate of incorporation and bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Amended Charter and New Blue Water’s bylaws that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by New Blue Water’s board of directors and therefore depress the trading price of New Blue Water’s common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Clarus board of directors or taking other corporate actions, including effecting changes in the management of the Combined Entity. Among other things, the Amended Charter and New Blue Water’s bylaws include provisions regarding:

•        a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of New Blue Water’s board of directors;

•        opting out of Section 203 of the DGCL to allow New Blue Water to establish its own rules governing business combinations with interested parties;

•        the ability of New Blue Water’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the limitation of the liability of, and the indemnification of, New Blue Water’s directors and officers;

•        the exclusive right of New Blue Water’s board of directors to elect a director to fill a vacancy created by the expansion of New Blue Water’s board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on New Blue Water’s board of directors;

•        the requirement that directors may only be removed from New Blue Water’s board of directors for cause;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•        the requirement that a special meeting of stockholders may be called only by New Blue Water’s board of directors, the chairperson of New Blue Water’s board of directors, New Blue Water’s chief executive officer or New Blue Water’s president (in the absence of a chief executive officer), which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•        the requirement for the affirmative vote of holders of at least 2/3 of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal any provision of the Amended Charter or New Blue Water’s bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in New Blue Water’s board of directors and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•        the ability of New Blue Water’s board of directors to amend the bylaws, which may allow New Blue Water’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which stockholders must comply to nominate candidates to New Blue Water’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in New Blue Water’s board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Combined Entity.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in New Blue Water’s board of directors or management.

Any provision of the Amended Charter, New Blue Water’s bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of New Blue Water’s capital stock and could also affect the price that some investors are willing to pay for New Blue Water’s common stock.

The Amended Charter will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between New Blue Water and its stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of New Blue Water’s stockholders to choose the judicial forum for disputes with New Blue Water or its directors, officers, or employees.

The Amended Charter, which will become effective upon the Closing, will provide that, unless New Blue Water consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees to New Blue Water or its stockholders, (iii) any action arising pursuant to any provision of the DGCL, or the certificate of incorporation or the bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. The Amended Charter will also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of New Blue Water’s securities shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with New Blue Water or its directors, officers, or other employees, which may discourage lawsuits against New Blue Water and its directors, officers, and other employees. If a court were to find the exclusive-forum provision to be inapplicable or unenforceable in an action, New Blue Water may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

Risk Related to Clarus

Unless the context otherwise requires, references to “we”, “us” and “our” in this subsection “— Risks Related to Clarus” generally refer to Clarus in the present tense and the Combined Entity from and after the Business Combination.

Investing in us involves a high degree of risk. Before you invest in us, you should carefully consider the following risks, as well as general economic and business risks, and all of the other information contained in this proxy statement/prospectus. Any of the following risks could have a material adverse effect on our business, operating results and financial condition and cause the trading price of our common stock to decline, which would cause you to lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in this proxy statement/prospectus, including our financial statements and the related notes thereto, and the other financial information concerning us included elsewhere in this proxy statement/prospectus.

Risks Related to Business Operations and Commercialization

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

As of March 31, 2021, we had cash and cash equivalents of $7.4 million. We have incurred losses since inception and we had an accumulated deficit of $341.2 million as of March 31, 2021, including $97.9 million of cumulative accretion on our Preferred Stock, and $98.4 million of cumulative non-cash interest related to previously issued convertible debt. We are also in forbearance on our March 12, 2020 senior secured notes as we were unable to maintain at least $10.0 million in cash and cash equivalents as of the last day of each calendar month beginning December 2020 and we were unable to pay the required $3.1 million interest payment due in March 2021. In accordance with the related forbearance agreement, we will need to maintain at least $2.5 million of cash and cash equivalents as of the last day of each calendar month commencing with March 2021 until the consummation of the Business Combination.

In addition to pursuing the Business Combination and a related investment of up to $25.0 million (which certain of our stakeholders have agreed to invest in us before the close of the Business Combination), we plan to seek additional funding through the expansion of our commercial efforts to grow JATENZO and our operating cash flow, business development efforts to out-license JATENZO internationally, equity financings, debt financings, or other capital sources including collaborations with other companies or other strategic arrangements with third parties. There can be no assurance that these future financing efforts will be successful. If we are unable to obtain funding or generate operating cash flow, we will be forced to delay, reduce or eliminate some or all of its product portfolio expansion or commercialization efforts, which could adversely affect our business prospects, or we may be unable to continue operations.

Based on our recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance our future operations, we have concluded that our cash and cash equivalents will not be sufficient to fund our operating expenses, capital expenditure requirements and debt service payments through at least the next twelve months and that there is substantial doubt about our ability to continue as a going concern. Our audited financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from the outcome of this uncertainty.

We have incurred significant indebtedness in connection with our business and servicing our debt requires a significant amount of cash. We may not have sufficient cash flow from our operations to satisfy the financial covenants in our debt agreements. We may not receive a waiver of default for outstanding indebtedness for which we may be in default in the future.

In March 2020, we issued and sold senior secured notes to certain lenders not related to Clarus. In March 2021, we entered into a forbearance agreement with such investors in relation to the senior secured notes. We were unable to and did not pay interest of $3.125 million due on March 1, 2021. Under the forbearance agreement, in exchange for the investors’ agreement not to exercise their rights to retrieve the funds owed, we were required to maintain cash and cash equivalents of at least $2.5 million, amongst other financial budgeting and reporting requirements until consummation of the Business Combination. Under the forbearance agreement, the forbearance period would automatically terminate if certain conditions, including the execution of the Merger Agreement, did not occur on or prior to April 15, 2021. In April 2021, we entered into a written consent to update the terms of the forbearance agreement. Per the written consent, the forbearance period would not be terminated on April 15, 2021, provided that we, amongst other things, executed the Merger Agreement and provided financial reporting requirements by April 27, 2021.

The terms of the senior secured notes provide for semi-annual payments on March 1 and September 1. Until March 2022, only interest is payable on the notes, with payments in the amount of $3.125 million due on each of September 1, 2021 and March 1, 2022. Beginning with the payment due September 1, 2022, in addition to interest payments, we are required to make principal payments of $8.25 million on each of September 1, 2022, March 1, 2023, September 1, 2023 and March 1, 2024. Thereafter, in addition to interest payments, we are required to make principal payments of $10.0 million on each of September 1, 2024 and March 1, 2025. Additionally, on February 1, 2023, we are required to make a payment of principal in the amount of $3.125 million, which is the amount of a payment-in-kind note we issued on May 27, 2021, plus accrued and unpaid interest in respect of such principal.

In addition, we expect to receive additional funding on or around July 20, 2021, for which we expect to issue additional senior secured notes in the principal amount of $3.6 million and additional convertible notes in the principal amount of $3.6 million.

If we are unable to make payments when due under our debt agreements, or repay these obligations at maturity, and we are otherwise unable to extend the maturity dates or refinance these obligations, we would be in default. We cannot provide any assurances that we will be able to generate the necessary amount of capital to make payments as they become due, or to repay these obligations, or that we will be able to extend the maturity dates or otherwise refinance these obligations. In the event of default on any of these loans, all investors have the right to exercise all remedies available under the indenture to receive the funds due. Accordingly, a default would have a material adverse effect on our business. In addition, the agreements governing our indebtedness include certain debt service and other financial covenants that we must satisfy. In the past, we have defaulted on certain of these covenants and have entered into forbearance agreements to waive our defaults from the investors, as described above.

We cannot provide any assurance that the investors would provide us with a consent or enter into a forbearance agreement should we not be in compliance in the future. A failure to maintain compliance, in the event our investors do not agree to a consent for the non-compliance, would cause the outstanding borrowings to be in default and payable on demand which would have a material adverse effect on us.

We have identified material weaknesses in our internal control over financial reporting, and we, and following the Business Combination, the Combined Entity, may identify future material weaknesses in our and the Combined Entity’s internal control over financial reporting.

During the preparation of our financial statements for the fiscal year ended December 31, 2020, our management identified material weaknesses in our internal control over financial reporting. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

Specifically, our management identified a combination of deficiencies in our internal controls within the financial reporting function that result from an ineffective design and implementation of an appropriate system of controls. The material weaknesses identified include (i) insufficient supervision and review, (ii) a lack of segregation of duties and (iii) a lack of access and input controls related to our financial reporting systems. Management believes these deficiencies are the result of a lack of accounting personnel to provide the necessary segregation and review.

We have started the process of remediating these deficiencies and will continue to take initiatives to improve our internal control over financial reporting and disclosure controls. Towards this end, we have hired new accounting personnel since our last reported financial statements, and are in the process of hiring additional accounting personnel. Management believes these efforts will address the issues that led to the aforementioned deficiencies. We are committed to appropriately staffing the accounting and reporting functions. However, the implementation of these initiatives is not complete and may not fully address the material weaknesses in our internal control over financial reporting and we cannot assure you that we, or following the Business Combination, the Combined Entity, will not identify other material weaknesses or deficiencies, which could negatively impact our, and following the Business Combination, the Combined Entity’s, results of operations in future periods.

More generally, the process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that satisfies our reporting obligations. If the Combined Entity is unable to meet the demands that will be placed upon it as a public company, including the requirements of the Sarbanes-Oxley Act, the Combined Entity may be unable to accurately report its financial results in future periods, or report them within the timeframes required by law or securities exchange regulations. Failure to comply with the Sarbanes-Oxley Act, when and as applicable, could also potentially subject the Combined Entity to sanctions or investigations by the SEC or other regulatory authorities. Any failure to maintain or implement required new or improved controls, or any difficulties encountered in their implementation, could result in additional material weaknesses or significant deficiencies, cause the Combined Entity to fail to meet its reporting obligations or result in material misstatements in the Combined Entity’s financial statements. Furthermore, if we, and following the Business Combination, the Combined Entity, cannot provide reliable financial reports or prevent fraud, our and the Combined Entity’s business and results of operations could be harmed, and investors could lose confidence in our, and following the Business Combination, the Combined Entity’s reported financial information. The Combined Entity also could become subject to investigations by Nasdaq, the SEC or other regulatory authorities.

We depend almost entirely on the success of our product, JATENZO. There is no assurance that our commercialization efforts in the United States with respect to JATENZO will be successful or that we will be able to generate revenues at the levels or within the timing we expect or at the levels or within the timing necessary to support our goals.

To date, we have generated $16.0 million in gross revenues from the sale of JATENZO in the United States. Our lead product, JATENZO, was approved by the FDA in March 2019 and became commercially available in the United States in February 2020.

Our business currently depends heavily on our ability to successfully commercialize JATENZO, an androgen indicated for T-replacement therapy, in the United States to treat adult men with hypogonadism due to certain medical conditions. We may never be able to successfully commercialize the product or meet our expectations with respect to revenues. We may be subject to patent litigation that could materially impact or prevent commercialization. For example, Lipocine, Inc. (“Lipocine”) sued us for infringement of their patents. Although we prevailed in our motion on summary judgment in the litigation claims with Lipocine and entered into a global settlement agreement with Lipocine, additional claims from other third parties could arise in the future. This and other proceedings are discussed in the “— Legal Proceedings” subsection below. Prior to our launch in February 2020, we had never marketed, sold or distributed for commercial use any pharmaceutical product. There is no guarantee that the infrastructure, systems, processes, policies, personnel, relationships and materials we have built to launch and commercialize JATENZO in the United States will be sufficient for us to achieve success at the levels we expect. Additionally, healthcare providers may not prescribe JATENZO due to safety risks posed by T-replacement products. We may also encounter challenges related to the reimbursement of JATENZO, even if we have positive early indications from payors, including potential limitations in the scope, breadth, availability, or amount of reimbursement covering each product. Similarly, healthcare settings or patients may determine that the financial burdens of treatment are not acceptable. Our results may also be negatively impacted if we have not adequately sized our field teams or our targeting strategy is inadequate or if we encounter deficiencies or inefficiencies in our infrastructure or processes. Any of these issues could impair our ability to successfully commercialize JATENZO or to generate substantial revenues or profits or to meet our expectations with respect to the amount or timing of revenue or profits. Any issues or hurdles related to our commercialization efforts may materially adversely affect our business, results of operations, financial condition and prospects. There is no guarantee that we will be successful in our launch or commercialization efforts with respect to JATENZO.

We have limited experience as a commercial company and the marketing and sale of JATENZO or any future approved drugs may be unsuccessful or less successful than anticipated.

While we have initiated the commercial launch of JATENZO in the United States, we have limited experience as a commercial company and there is limited information about our ability to successfully overcome many of the risks and uncertainties encountered by companies commercializing drugs in the biopharmaceutical industry. To execute our business plan, in addition to successfully marketing and selling JATENZO, we will need to successfully:

•        establish and maintain our relationships with healthcare providers who will be treating the patients who may receive JATENZO and any future products;

•        obtain adequate pricing and reimbursement for JATENZO and any future products;

•        develop and maintain successful strategic alliances; and

•        manage our spending as costs and expenses increase due to clinical trials, marketing approvals, and commercialization.

If we are unsuccessful in accomplishing these objectives, we may not be able to successfully commercialize JATENZO and any future product candidates, raise capital, expand our business, or continue our operations.

The sales, marketing and distribution capabilities we have built may not be sufficient to overcome the challenges associated with commercializing JATENZO. We may not be able to build sufficient sales, marketing and distribution capabilities with respect to any of our future product candidates, if successfully developed and approved. If we are unsuccessful in these efforts, or if we are unable to achieve market acceptance for any approved products, our business, results of operations, financial condition and prospects will be materially adversely affected.

JATENZO is the first product we have marketed, sold and distributed for commercial use. There is no guarantee that the systems, processes, policies, relationships and materials we have built will be sufficient to overcome the challenges associated with commercializing JATENZO or for successful commercialization of the product in the United States as a treatment for adult men with hypogonadism due to certain medical conditions.

We have established a specialty sales force to promote JATENZO to endocrinologists and urologists, as well as high-prescribers of T-replacement therapies among primary care physicians (“PCPs”) in the United States. In addition, we will need to commit significant additional management and other resources to establish and grow our sales organization. We may not be able to achieve the necessary development and growth in a cost-effective manner or realize a positive return on our investment. We will also have to compete with other pharmaceutical companies to recruit, hire, train and retain sales and marketing personnel. In addition, we plan to explore partnership or co-promotion arrangements with established pharmaceutical companies that have PCP-focused sales forces or contract with an outside sales force to achieve broader penetration into the U.S. PCP market, which may prove costly or difficult to implement. If we are unable to grow our sales force, or enter into agreements with third parties that have existing sales forces, we will not be able to successfully commercialize JATENZO and our ability to generate revenue will be impaired.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50 percentage point change (by value) in the ownership of its equity over a three-year period), the corporation’s ability to use its pre-change net operating loss (“NOL”) carryforwards and certain other pre-change tax attributes to offset its post-change income may be limited. We have experienced such ownership changes in the past, and we may experience ownership changes in the future as a result of the Business Combination or subsequent shifts in our stock ownership, some of which are outside our control. As of December 31, 2020, we had U.S. federal and NOL or NOL, carryforwards of $189.2 million and $169.1 million, respectively, and our ability to utilize those NOLs could be limited by an “ownership change” as described above, which could result in increased tax liability to us. Furthermore, our ability to utilize our NOLs or credits is conditioned upon our attaining profitability and generating U.S. federal and state taxable income. As a result, the amount of the net operating loss and tax credit carryforwards presented in our financial statements could be limited and may expire unutilized. Federal NOL carryforwards generated in taxable years beginning after December 31, 2017 will not be subject to expiration. However, any such NOL carryforwards may only offset 80% of our annual taxable income in taxable years beginning after December 31, 2020.

Risk Related to Our Dependence on Third Parties

Our reliance on third-party suppliers and distributors could harm our ability to commercialize JATENZO or any product candidates that may be approved in the future.

We do not currently own or operate manufacturing facilities for the production of JATENZO or any product candidates that may be approved in the future. We rely on third-party suppliers to manufacture and supply the active pharmaceutical ingredient and drug product required for our commercial supply and clinical studies which may not be able to produce sufficient inventory to meet commercial demand in a cost-efficient, timely manner, or at all. Our third-party suppliers may not be required to, or may be unable to, provide us with any guaranteed minimum production levels or have sufficient dedicated capacity for our drugs. As a result, there can be no assurances that we will be able to obtain sufficient quantities of JATENZO, which could have a material adverse effect on our business as a whole.

If any contract manufacturing organization (“CMO”) with whom we contract fails to perform its obligations, we may be forced to manufacture the materials ourselves, for which we may not have the capabilities or resources, or enter into an agreement with a different CMO, which we may not be able to do on reasonable terms, if at all. In either scenario, our clinical trials or commercial distribution could be delayed significantly as we establish alternative supply sources. In some cases, the technical skills required to manufacture our products or product candidates may be unique or proprietary to the original CMO and we may have difficulty, or there may be contractual restrictions prohibiting us from, transferring such skills to a back-up or alternate supplier, or we may be unable to transfer such skills at all. In addition, if we are required to change CMOs for any reason, we will be required to verify that the new CMO maintains facilities and procedures that comply with quality standards and with all applicable regulations. We will also need to verify, such as through a manufacturing comparability study, that any new manufacturing process will produce our product according to the specifications previously submitted to or approved by the FDA or another regulatory authority. The delays associated with the verification of a new CMO could negatively affect our ability to develop product candidates or commercialize our products in a timely manner or within budget. Furthermore, a CMO may possess technology related to the manufacture of our product candidate that such CMO owns independently. This would increase our reliance on such CMO or require us to obtain a license from such CMO in order to have another CMO manufacture our products or product candidates. In addition, in the case of the CMOs that supply our product candidates, changes in manufacturers often involve changes in manufacturing procedures and processes, which could require that we conduct bridging studies between our prior clinical supply used in our clinical trials and that of any new manufacturer. We may be unsuccessful in demonstrating the comparability of clinical supplies which could require the conduct of additional clinical trials.

Additionally, on March 27, 2020, former President Trump signed into law the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) in response to the COVID-19 pandemic. Throughout the COVID-19 outbreak, there has been public concern over the availability and accessibility of critical medical products, and the CARES Act enhances FDA’s existing authority with respect to drug shortage measures. Under the CARES Act, we must have in place a risk management plan that identifies and evaluates the risks to the supply of approved drugs for certain serious diseases or conditions for each establishment where the drug or API is manufactured. The risk management plan will be subject to FDA review during an inspection. If we experience shortages in the supply of our marketed products, our results could be materially impacted.

We rely on two suppliers for our supply of TU, the active pharmaceutical ingredient of JATENZO, and the loss of either of these suppliers could impair our ability to procure sufficient amounts of TU to meet demand for JATENZO.

We rely on two third-party suppliers, Pharmacia & Upjohn Company LLC (“Pfizer”) and Zhejiang Xianju Pharmaceutical Co., LTD (“Xianju”), for our supply of T-undecanoate (“TU”), the active pharmaceutical ingredient of JATENZO. Since there are only a limited number of TU suppliers in the world, if either of these parties ceases to provide us with TU or materially reduces the amount of TU they can provide us with, including below the minimum supply obligations in the case of our agreement with Pfizer, we may be unable to procure sufficient amounts of TU on commercially favorable terms, or may not be able to obtain it in a timely manner. Furthermore, the limited number of suppliers of TU may provide such companies with greater opportunity to raise their prices. Any increase in price for TU will likely reduce our gross margins.

We depend on Catalent for the supply of the softgel capsules for JATENZO and the termination of our agreement with Catalent would hurt our business.

Our JATENZO softgel capsules are manufactured by Catalent Pharma Solutions, LLC (“Catalent”) pursuant to an exclusive manufacturing agreement between Catalent and us that we entered into on July 23, 2009 and subsequently amended in October 2012, November 2012 and June 2017. Pursuant to the terms of the manufacturing agreement, Catalent will be our sole supplier of JATENZO softgel capsules on a worldwide basis. As part of our manufacturing agreement, Catalent has also granted to us a nonexclusive royalty-free license to certain of its proprietary technology to the extent it is relevant to the manufacture, use or sale of JATENZO.

Reliance on a third-party manufacturer involves risks to which we would not be subject if we manufactured JATENZO ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control and the possibility of termination or nonrenewal of the agreement by the third party at a time that is costly or damaging to us. The FDA and other regulatory authorities require that JATENZO be manufactured according to current Good Manufacturing Practice (“cGMP”), and we are ultimately responsible for ensuring JATENZO is manufactured in accordance with cGMP even though we use contract manufacturers. Any failure by our third-party manufacturers to comply with cGMP could be the basis for action by the FDA to withdraw approvals previously granted to us and for other regulatory action.

The Catalent manufacturing agreement remains in effect by its terms until March 2025 but is automatically renewable for additional two-year terms if not terminated one year prior to the initial termination date or any renewal period. Catalent can terminate the manufacturing agreement at any time provided that they give us 24 months’ written notice of their decision to terminate. We are required to purchase a minimum quantity of JATENZO softgel capsules. We are also required to pay to Catalent an annual commercial occupancy fee and an annual product maintenance fee effective January 1 of the year that commercial manufacture of JATENZO occurs.

If Catalent terminates the manufacturing agreement, we would need to identify a new supplier of JATENZO softgel capsules, which could result in an interruption of the continued supply of JATENZO. In addition, we would lose the benefits of and rights to use Catalent’s proprietary technology and, to the extent that we were relying upon this technology, would need to negotiate for separate rights to it. The FDA likely will require the facilities of any new manufacturer of JATENZO to pass inspection before approving the change to such new manufacturer and would also potentially require that we run additional studies if we change the softgel formulation of JATENZO. Although it is likely that clinical studies will not be necessary, there is no guarantee of this. Accordingly, the termination of the Catalent manufacturing agreement could have a material adverse effect on our business, results of operations, financial condition and prospects.

If we do not establish successful partnership or co-promotion arrangements, our commercialization plans for JATENZO may be impacted.

We have established our own commercial organization in the United States, however, in order to achieve deeper penetration into the PCP market in the United States, we expect to enter into marketing or co-promotion arrangements with established pharmaceutical companies that have a PCP-focused sales force or contract with an outside sales force. Additionally, we expect to consider strategic partnerships to assist in obtaining marketing approval for and commercialization of JATENZO outside of the United States. We will face significant competition in seeking appropriate partners and these partnership or co-promotion arrangements are complex and time-consuming to negotiate and document. We may not be able to negotiate partnership or co-promotion arrangements on acceptable terms, or at all. If we are unable to enter into partnership or co-promotion arrangements, we may have to curtail or delay commercialization of JATENZO in certain geographies, reduce the scope of our sales or marketing activities, reduce the scope of our commercialization plans, or increase our expenditures and undertake commercialization activities at our own expense. If we elect to increase our expenditures to fund commercialization activities outside of the United States on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms, or at all.

If we enter into a partnership or co-promotion arrangement and a partner terminates or fails to perform its obligations under an agreement with us, the commercialization of JATENZO could be delayed or negatively impacted.

If we enter into partnership or co-promotion arrangements and any of our partners does not devote sufficient time and resources for a partnership or co-promotion arrangement with us, we may not realize the potential commercial benefits of the arrangement. In addition, if any future partner were to breach or terminate its arrangements with us, the commercialization of JATENZO in countries outside the United States could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue commercialization of JATENZO on our own in such locations.

Competition may negatively impact a partner’s focus on and commitment to JATENZO and, as a result, could delay or otherwise negatively affect the commercialization of JATENZO outside of the United States or in the general PCP market in the United States. If future partners fail to effectively commercialize JATENZO for any of these reasons, our sales of JATENZO may be limited.

The ongoing COVID-19 pandemic is having, and is expected to have, an adverse impact on our business, financial condition and results of operations, including our commercial operations and sales.

The ongoing COVID-19 pandemic may continue to have a negative impact on the global economy which could impact our business and results of operations. The continued spread of COVID-19 could adversely impact our operations. In response to the spread of COVID-19, we have taken temporary precautionary measures intended to help minimize the risk of the virus to our employees, including encouraging all employees to work remotely. Notwithstanding these measures, the COVID-19 pandemic could affect the health and availability of our workforce as well as those of the third parties we rely on taking similar measures.

Business interruptions from the current COVID-19, or a future, pandemic may also adversely impact our commercial operations, including:

•        adversely impacting the third parties we solely rely on to sufficiently manufacture JATENZO in quantities we require including the availability of raw materials and other supply chain requirements;

•        decreasing the demand for JATENZO; and

•        the ability of our sales representatives to reach healthcare customers.

The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning COVID-19, the actions taken to contain it or treat its impact and the economic impact on local, regional, and national markets.

Risk Related to Development and Regulation

We may not be able to gain market acceptance for JATENZO.

The commercial success of JATENZO will depend upon the acceptance of the product by the medical community, including physicians, patients and healthcare payers.

Some physicians and patients may determine that the benefits of JATENZO as a T-replacement therapy in adult males do not outweigh the risks, including those risks set forth in the boxed warning for JATENZO. The boxed warning for JATENZO warns physicians that JATENZO can cause blood pressure increases that can increase the risk of major adverse cardiovascular events, including non-fatal myocardial infarction, non-fatal stroke and cardiovascular death. Physicians are recommended to consider the patient’s baseline cardiovascular risk and ensure blood pressure is adequately controlled. Furthermore, physicians are encouraged to monitor for and treat new-onset hypertension or exacerbations of pre-existing hypertension.

Physicians may be hesitant to prescribe JATENZO, and patients may be hesitant to take JATENZO, because of the boxed warning. These potential risks may make it more difficult for a patient to decide to begin JATENZO or to stay on JATENZO.

The degree of market acceptance of JATENZO will also depend on a number of other factors, including:

•        physicians’ views as to the scope of the approved indication and limitations on use and warnings and precautions contained in JATENZO’s approved labeling;

•        the availability, efficacy and safety of competitive therapies;

•        pricing and the perception of physicians and payers as to cost effectiveness;

•        the existence of sufficient third-party coverage or reimbursement; and

•        the effectiveness of our sales, marketing and distribution strategies.

If we are not able to achieve a high degree of market acceptance of JATENZO for T-replacement therapy, we may not be able to achieve our revenue goals or other financial goals or to achieve profitability or cash-flow break-even in the time periods we expect, or at all.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. If we are found to have improperly promoted off-label uses, we may become subject to significant liability.

The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as JATENZO. In particular, a product may not be promoted for uses that are not approved by the FDA or other regulatory agencies as reflected in the product’s approved labeling. For instance, we received marketing approval for JATENZO for the treatment of adult men with hypogonadism due to certain medical conditions. Physicians may in their practice prescribe JATENZO to their patients in a manner that is inconsistent with the approved labeling. If we are found to have promoted such off-label uses, we may become subject to public advisory or enforcement letters, reputational damage, and significant liability. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion under both the federal Anti-kickback Statute and False Claims Act and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees, corporate integrity agreements or permanent injunctions under which specified promotional conduct is changed or curtailed. If we cannot successfully manage the promotion of JATENZO to ensure it remains consistent with its approved labeling, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

Even though we have obtained marketing approval for JATENZO in the United States, physicians and patients using other T-replacement therapies may choose not to switch to our product.

Physicians often show a reluctance to switch their patients from existing drug products even when new and potentially more effective and convenient treatments enter the market. Patients also often acclimate to the brand or type of drug product that they are currently taking and do not want to switch unless their physician recommends switching products or they are required to switch drug treatments due to lack of coverage and reimbursement for existing drug treatments. In addition, men who are currently tolerating their current T-replacement therapy may not want to switch to a new product, including our product, particularly given the boxed warning, which includes warnings relating to blood pressure increases, and a limitation of use in the labeling that states that the safety and efficacy of JATENZO in males less than 18 years has not been established. The existence of either or both of physician or patient reluctance in switching to JATENZO, would depress demand for JATENZO and compromise our ability to successfully commercialize it.

We may still face future development and regulatory difficulties, and we will be subject to post-marketing regulatory requirements.

Even though we have received marketing approval, we continue to be subject to conducting required postmarketing studies and clinical trials, and regulatory authorities may still impose significant restrictions on JATENZO’s indicated uses or marketing or impose further ongoing requirements for potentially costly post-approval studies. If we or a regulatory agency discover previously unknown problems with JATENZO, such as adverse events of unanticipated severity or frequency, a regulatory agency may impose restrictions on JATENZO including withdrawal of marketing approval. JATENZO is also subject to ongoing FDA requirements governing the labeling, packaging, storage, advertising and promotion of the product and recordkeeping and submission of safety and other post-market information. The FDA has significant post-marketing authority, including, for example, the authority to require labeling changes based on new safety information and to require post-marketing studies or clinical trials to evaluate serious safety risks related to the use of a drug. The FDA also has the authority to require the submission of a risk evaluation and mitigation strategy (“REMS”), either as part of a New Drug Application (an “NDA”) or after the drug has been approved should FDA become aware of new safety information about a drug and determine that a REMS is necessary to ensure that the benefits of the drug outweigh its risks. A REMS could, for example, limit prescribing to certain physicians or medical centers that have undergone specialized training, limit treatment to patients who meet certain safe-use criteria or require treated patients to enroll in a registry. Any REMS required by the FDA may lead to increased costs to assure compliance with new post-approval regulatory requirements and potential requirements or restrictions on the sale of approved products, all of which could lead to lower sales volume and revenue.

Manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP and other regulations. In addition, if we or a regulatory agency discover previously unknown problems with the facility where JATENZO is manufactured, including the facility where Catalent manufactures JATENZO, a regulatory agency may impose restrictions on JATENZO, the manufacturer or us, including requiring withdrawal of JATENZO from the market or suspension of manufacturing. If we or the operators of the manufacturing facilities for JATENZO fail to comply with applicable regulatory requirements, a regulatory agency may:

•        issue warning or untitled letters or notice of violation letters;

•        seek an injunction or impose civil or criminal penalties or monetary fines;

•        suspend or withdraw marketing approval;

•        suspend any ongoing clinical trials;

•        refuse to approve pending applications or supplements to applications submitted by us;

•        suspend or impose restrictions on operations, including costly new manufacturing requirements; or

•        seize or detain products, refuse to permit the import or export of products, or request that we initiate a product recall.

If we become subject to adverse regulatory action, the occurrence of such an event or penalty described above may inhibit or diminish our ability to commercialize JATENZO and generate revenue.

Even though we have received marketing approval for JATENZO in the United States, we may never receive marketing approval outside of the United States, or receive pricing and reimbursement outside the United States at acceptable levels.

We may never receive, regulatory approval to market JATENZO or other future product candidates outside of the United States or in any particular country or region, including in the European Union (“EU”). In order to market any product outside of the United States, we must establish and comply with the numerous and varying safety, efficacy and other regulatory requirements of other countries. Approval procedures vary among countries and can involve additional non-clinical studies or clinical trials, additional work related to manufacturing and analytical testing on controls, and additional administrative review periods. The time required to obtain approvals in other countries might differ from that required to obtain FDA approval. Marketing approval in one country does not ensure marketing approval in another, but a failure or delay in obtaining marketing approval in one country may have a negative effect on the regulatory process in other countries. The marketing approval processes in other countries may implicate all of the risks detailed above regarding FDA approval in the United States as well as other risks. In particular, in many countries outside of the United States, products must receive pricing and reimbursement approval before the product can be commercialized. Obtaining this approval may require additional studies and data, and can result in substantial delays in bringing products to market in such countries and such investment may not be justified from a business standpoint given the market opportunity or level of required investment. For example, we continue to assess the development and regulatory pathway for JATENZO in the EU and our overall EU strategy in light of our overall portfolio and program priorities. Even if we generate the data and information we believe may be sufficient to file a marketing authorization application for regulatory approval of JATENZO in a region or country outside the United States, the relevant regulatory agency may find that we did not meet the requirements for approval, or even if our application is approved, we may have significant post-approval obligations.

Even if we are able to successfully develop JATENZO and obtain marketing approval in a country outside the United States, we may not be able to obtain pricing and reimbursement approvals in such country at acceptable levels or at all, and any pricing and reimbursement approval we may obtain may be subject to onerous restrictions such as caps or other hurdles or restrictions on reimbursement. Failure to obtain marketing and pricing approval in countries outside the United States without onerous restrictions or limitations related to pricing, or any delay or other setback in obtaining such approval, would impair our ability to market our product candidates successfully or at all in such foreign markets. Any such impairment would reduce the size of our potential market or revenue potential, which could have a material adverse impact on our business, results of operations and prospects.

Any setback or delay in obtaining regulatory approval for our product candidates in a country or region outside the United States where we have decided it makes business sense to proceed or in our ability to commence marketing of our products, if approved, may have a material adverse effect on our business and prospects.

Recent federal legislation may increase pressure to reduce prices of certain pharmaceutical products paid for by Medicare, which could materially adversely affect our revenue and our results of operations.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to reduce costs. These cost reduction initiatives and other provisions of this legislation could decrease the scope of coverage and the price that we receive for any approved products and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policies and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may cause a similar reduction in payments from private payors.

In March 2010, Patient Protection and Affordable Care Act (“ACA”) became law in the United States. The goal of the ACA is to reduce the cost of healthcare and substantially change the way healthcare is financed by both governmental and private insurers. The ACA, among other things, increases minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations, establishes annual fees and taxes on manufacturers of certain branded prescription drugs and biologic products, and creates a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70%, effective January 1, 2019, by the Bipartisan Budget Act of 2018) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

While the U.S. Congress (“Congress”) has not passed comprehensive repeal legislation, it has enacted laws that modify certain provisions of the ACA, including decreasing the tax-based shared responsibility payment imposed on certain individuals who fail to maintain qualifying health coverage for all or part of a year, which is commonly referred to as the “individual mandate,” to $0 effective January 1, 2019 as part of the TCJA. On December 14, 2018, a U.S. District Court judge in the Northern District of Texas ruled that the individual mandate portion of the ACA is an essential and inseverable feature of the ACA, and therefore because the mandate was effectively nullified, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the U.S. Court of Appeals for the Fifth Circuit held the individual mandate is unconstitutional, but remanded the case to the lower court to reconsider its earlier invalidation of the full law. In March 2020, the U.S. Supreme Court agreed to hear this case and oral arguments were held on November 10, 2020. The Supreme Court’s decision in this case is forthcoming. Pending review, the ACA remains in effect, but it is unclear at this time what effect the latest ruling will have on the ACA long term. Litigation and legislation related to the ACA are likely to continue, with unpredictable and uncertain results. We will continue to evaluate the effect that the ACA and its possible repeal and replacement has on our business. It is unclear how this decision and any subsequent appeals and other efforts to repeal and replace the ACA will impact the ACA and our business.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of up to 2% per fiscal year, which went into effect on April 1, 2013 and will remain in effect through 2030 unless additional Congressional action is taken. Pursuant to the CARES Act, as well as subsequent legislation, these reductions have been suspended from May 1, 2020 through March 31, 2021 due to the COVID-19 pandemic. Proposed legislation, if passed, would extend this suspension until the end of the pandemic.

Further, some of the provisions of the ACA have yet to be fully implemented, while certain provisions have been subject to judicial and Congressional challenges. Since January 2017, President Trump signed two Executive Orders designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. One such Executive Order directed federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. The second Executive Order terminates the cost-sharing subsidies that reimburse insurers under the ACA. The Trump administration concluded that cost-sharing reduction (“CSR”) payments to insurance companies required under the ACA have not received necessary appropriations from Congress and announced that it will discontinue these payments immediately until those appropriations are made. The loss of the CSR payments is expected to increase premiums on certain policies issued by qualified health plans under the ACA. Several state Attorneys General filed suit to stop the administration from terminating the subsidies, but their request for a restraining order was denied by a federal judge in California on October 25, 2017. On August 14, 2020, the U.S. Court of Appeals for the Federal Circuit ruled in two separate cases that the federal government is liable for the full amount of unpaid CSRs for the years preceding and including 2017. For CSR claims made by health insurance companies for years 2018 and later, further litigation will be required to determine the amounts due, if any. Further, on June 14, 2018, the U.S. Court of Appeals for the Federal Circuit ruled that the federal government was not required to pay more than $12 billion in ACA risk corridor payments to third-party payors who argued were owed to them. This decision was appealed to the U.S. Supreme Court, which on April 27, 2020, reversed the U.S. Court of Appeals for the Federal Circuit’s decision and remanded the case to the U.S. Court of Federal Claims, concluding the government has an obligation to pay these risk corridor payments under the relevant formula. To date, at least $6 billion has been paid out to health plans and insurers, and follow-up class action and other litigation is pending. The viability of the federal and state marketplaces and subsequent impacts on providers, and potentially our business, are not yet known. The Bipartisan Health Care Stabilization Act of 2017 as well as the follow-on Bipartisan Health Care Stabilization Act of 2018 were introduced to appropriate funds to stabilize CSR payments; however, the future of this effort is unclear.

There has been increasing legislative and enforcement interest in the United States with respect to drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. The Trump administration’s budget proposal for fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the Trump administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. Additionally, the Trump administration previously released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out-of-pocket costs of drug products paid by consumers. The U.S. Department of Health and Human Services (“HHS”) has already started the process of soliciting feedback on some of these measures and, at the same time, is immediately implementing others under its existing authority. For example, in May 2019, the U.S. Centers for Medicare & Medicaid Services (“CMS”) issued a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019. On December 27, 2018, the District Court for the District of Columbia invalidated a reimbursement formula change under the 340B drug pricing program, and CMS subsequently altered the Fiscal Years 2019 and 2018 reimbursement formula on specified covered outpatient drugs (“SCODs”). The court ruled this change was not an “adjustment” which was within the Secretary’s discretion to make but was instead a fundamental change in the reimbursement calculation. However, most recently, on July 31, 2020, the U.S. Court of Appeals for the District of Columbia Circuit overturned the district court’s decision and found that the changes were within the Secretary’s authority. On September 14, 2020, the plaintiffs-appellees filed a Petition for Rehearing En Banc (i.e., before the full court), but was denied on October 16, 2020. The 340B drug pricing program imposes ceilings on prices that drug manufacturers can charge for medications sold to certain health care facilities. It is unclear how these developments could affect covered hospitals who might purchase our future products and affect the rates we may charge such facilities for our approved products in the future, if any.

Further, the Trump administration previously released a plan to lower drug prices and reduce out of pocket costs of drugs that contained proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out-of-pocket costs of drug products paid by consumers. On July 24, 2020 and September 13, 2020, President Trump announced several executive orders related to prescription drug pricing that seek to implement several of the administration’s proposals. The FDA also released a final rule which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. Under the final rule, States and Indian Tribes, and in certain future circumstances pharmacists and wholesalers, may submit importation program proposals to the FDA for review and authorization. On September 25, 2020, CMS stated drugs imported by States under this rule will not be eligible for federal rebates under Section 1927 of the Social Security Act and manufacturers would not report these drugs for “best price” or Average Manufacturer Price purposes. Since these drugs are not considered covered outpatient drugs, CMS further stated it will not publish a National Average Drug Acquisition Cost for these drugs. Separately, the FDA also issued a final guidance document outlining a pathway for manufacturers to obtain an additional National Drug Code (“NDC”) for an FDA-approved drug that was originally intended to be marketed in a foreign country and that was authorized for sale in that foreign country.

Further, on November 20, 2020, CMS issued an Interim Final Rule implementing the Most Favored Nation (“MFN”) Model under which Medicare Part B reimbursement rates will be calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. The MFN Model regulations mandate participation by identified Part B providers and will apply in all U.S. states and territories for a seven-year period beginning January 1, 2021 and ending December 31, 2027. The Interim Final Rule has not been implemented and is subject to revision and challenge. Additionally, on November 20, 2020, HHS finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. HHS has already started the process of soliciting feedback on some of these measures and, at the same time, is immediately implementing others under its existing authority. Although a number of these measures and other proposed measures will require authorization through additional legislation to become effective, and the Biden administration may change or reverse executive actions taken by the previous administration, Congress has indicated that it will continue to seek new legislative measures to control drug costs.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product and medical device pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and medical devices to purchase and which suppliers will be included in their prescription drug and other healthcare programs.

We cannot predict the reform initiatives that may be adopted in the future or whether initiatives that have been adopted will be repealed or modified. It is unclear how the Biden administration will prioritize and execute initiatives to contain healthcare costs. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may adversely affect:

•        the demand for our products and any products for which we may obtain regulatory approval;

•        our ability to set a price that we believe is fair for our products;

•        our ability to obtain coverage and reimbursement approval for a product;

•        our ability to generate revenues and achieve or maintain profitability; and

•        the level of taxes that we are required to pay.

We expect that changes and challenges to the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies, and additional downward pressure on the price that we receive for our products and any future approved product.

Testosterone (T) is a Schedule III (non-narcotic) substance under the Controlled Substances Act and any failure to comply with this Act or its state equivalents would have a negative impact on our business.

Testosterone (T) is regulated under the federal Controlled Substances Act of 1970 (“CSA”) as a Schedule III (non-narcotic) substance. The CSA and regulations promulgated by the Drug Enforcement Administration (“DEA”) classify certain substances with a potential for abuse, known as “controlled substances” in either Schedule I, II, III, IV or V, with Schedule I substances considered to present the highest risk of abuse and dependence and Schedule V substances the lowest risk. The CSA establishes a closed chain of distribution for these drugs, and entities or individuals handling controlled substances are subject to DEA regulations relating to manufacturing, distribution, dispensing, importation and exportation. These regulations include requirements for registration, security, storage, recordkeeping and reporting. For example, facilities must maintain certain physical security for storing controlled substances and Schedule III drugs can only be prescribed by an authorized practitioner registered with the DEA and may only be refilled five times within a six-month period from the date of the original prescription.

Entities must register annually with the DEA to manufacture, distribute, import and export controlled substances, and entities prescribing, dispensing or conducting research with controlled substances must register every three years. In addition, the DEA requires entities handling controlled substances to maintain records and file reports related to transactions involving controlled substances follow specific labeling and packaging requirements, and provide appropriate security measures to control against diversion of controlled substances. Failure to follow these requirements can lead to significant civil and criminal penalties and administrative action to revoke a DEA registration. Individual states also have established controlled substances laws. Though state controlled substances laws and regulations often mirror federal law, because the states are separate jurisdictions, they may schedule products separately. While some states automatically schedule a drug upon scheduling by DEA, , in other states, scheduling requires a rulemaking or legislative action, which could delay commercialization in every state.

Because of the abuse potential, products containing controlled substances may generate public controversy. As a result, reports of diversion or abuse of these products may lead to marketing approvals withdrawn. Moreover, political pressures and adverse publicity could lead to delays in, and increased expenses for, and limit or restrict, the introduction and marketing of JATENZO.

If coverage and reimbursement for JATENZO are limited, it may be difficult for us to profitably sell JATENZO.

Market acceptance and sales of JATENZO will depend, in part, on coverage and reimbursement policies and may be affected by healthcare reform measures. Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, determine which medications they will cover and establish reimbursement levels. Cost containment is a primary concern in the U.S. healthcare industry and elsewhere. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. We cannot be sure that coverage and reimbursement will be available for JATENZO and, if reimbursement is available, what the level of such reimbursement will be. Limitations on coverage and reimbursement may impact the demand for, or the price of, JATENZO. If coverage is not available or reimbursement is available only at limited levels, we may not be able to successfully commercialize JATENZO.

There may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the indications for which the drug is approved by the FDA or comparable foreign regulatory authorities. Moreover, eligibility for coverage and reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution expenses. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may only be temporary. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Our inability to promptly obtain coverage and profitable reimbursement rates from both government-funded and private payors for JATENZO could hinder our ability to recoup our investment.

The regulations that govern marketing approvals, coverage, and reimbursement for new drug products vary widely from country to country. In some foreign countries, particularly Canada and European countries, the pricing of prescription pharmaceuticals is subject to strict governmental control. In these countries, pricing negotiations with governmental authorities can take six to 12 months or longer after the receipt of regulatory approval and product launch. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. To obtain favorable coverage and reimbursement for the indications sought or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of JATENZO to other available therapies. If coverage for JATENZO is unavailable in any country in which coverage and reimbursement are sought, or reimbursement for JATENZO is limited in scope or amount, or if pricing is set at unsatisfactory levels, our ability to generate revenue from JATENZO will be diminished.

There can be no assurance that JATENZO will be considered medically reasonable and necessary for a specific indication, that it will be considered cost-effective by third-party payors, that coverage and an adequate level of reimbursement will be available, or that third-party payors’ reimbursement policies will not adversely affect our ability to sell JATENZO profitably.

Our current and future relationships with customers and third-party payors in the United States and elsewhere may be subject, directly or indirectly, to applicable anti-kickback, fraud and abuse, false claims, transparency, health information privacy and security, and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens, and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of JATENZO. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act, which may constrain the business or financial arrangements and relationships through which we market, sell and distribute JATENZO. In addition, we may be subject to transparency laws and patient privacy regulation by U.S. federal and state governments and by governments in foreign jurisdictions in which we conduct our business. Applicable federal, state, and foreign healthcare laws and regulations that may affect our ability to operate include:

•        The federal anti-kickback statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly (including any kickback, bribe or certain rebate), in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand, and prescribers, purchasers and formulary managers, among others, on the other. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

•        The federal False Claims Act, which imposes criminal and civil penalties, including those from civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government. For example, pharmaceutical companies have been prosecuted under the False Claims Act in connection with their alleged off-label promotion of drugs, purportedly concealing price concessions in the pricing information submitted to the government for government price reporting purposes, and allegedly providing free product to customers with the expectation that the customers would bill federal health care programs for the product. In addition, the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

•        The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. Similar to the federal anti-kickback statute, a person or entity does not need to have actual knowledge of the healthcare fraud statute implemented under HIPAA or specific intent to violate it in order to have committed a violation.

•        HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and its implementing regulations, which imposes privacy, security and breach reporting obligations, including mandatory contractual terms, with respect to safeguarding the privacy and security of individually identifiable health information upon covered entities subject to the rule, such as health plans, healthcare clearinghouses and healthcare providers and their respective business associates and independent contractors that perform certain services for them that involve the use or disclosure of individually identifiable health information on their behalf. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.

•        The federal false statements statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.

•        The federal transparency requirements, sometimes referred to as the “Sunshine Act”, under the Patient Protection and ACA, which require manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report to HHS information related to physician payments and other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners.

•        Analogous state laws and regulations, such as state anti-kickback and false claims laws and transparency laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures and drug pricing.

•        Various federal and state health information and data protection laws and regulations, and similar types of laws outside the United States, which govern the collection, use, disclosure and protection of health-related and other personal information by us and our collaborators.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations could be costly. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If our operations, including anticipated activities to be conducted by our sales team, are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, including, without limitation, damages, fines, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, that person or entity may be subject to criminal, civil or administrative sanctions, including exclusions from participation in government funded healthcare programs.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act (the “FCPA”) and other worldwide anti-bribery laws.

We are subject to the FCPA, which prohibits companies and their intermediaries from making payments in violation of law to non-U.S. government officials for the purpose of obtaining or retaining business or securing any other improper advantage. We have an ongoing relationship with Xianju, a non-U.S. company, as a third-party supplier of TU and we may commercialize JATENZO outside of the United States in countries where we obtain marketing approval either alone or under a partnership or co-promotion arrangement with a third party. Our significant reliance on a foreign supply of TU demands a high degree of vigilance in preventing our employees and consultants from participation in corrupt activity, because this supplier could be deemed our agent, and we could be held responsible for its actions. The FCPA and similar anti-bribery laws to which we may be subject are complex and far-reaching in nature, and, as a result, we cannot assure you that we would not be required in the future to alter one or more of our practices to be in compliance with these laws or any changes in these laws or the interpretation thereof. Any violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction and involve significant costs and expenses, including legal fees. We could also suffer severe penalties, including criminal and civil penalties, disgorgement, and other remedial measures.

Risks Related to Our Industry and Competition

Our market is subject to intense competition. If we are unable to compete effectively, our opportunity to generate revenue from the sale of JATENZO will be impaired.

The T-replacement therapies market is highly competitive and dominated by the sale of T-gels and injectable forms of T, which accounted for 95% of all prescriptions written in the United States for T-replacement therapies in 2020. Our success will depend, in part, on our ability to obtain and retain an appreciable share of the market. Potential competitors in North America, Europe and elsewhere include major pharmaceutical companies, specialty pharmaceutical companies, biotechnology firms and other drug discovery organizations. JATENZO or its use may infringe competitors’ patents, and if any patent infringement suit against us is successful, it could materially impact commercialization of JATENZO. Competitors may attack our patent portfolio, see Lipocine’s interferences under “— Legal Proceedings” and in the “Risks Related to Our Intellectual Property” subsections below. Other pharmaceutical companies may develop oral T-replacement therapies that would compete with JATENZO that do not infringe the claims of our pending patent applications or other proprietary rights, and these therapies may have competitive advantages over JATENZO. For example, because T and TU are not patented compounds and are commercially available to third parties, it is possible that competitors may design methods of T or TU administration that would be outside the scope of the claims of our issued patents and patent applications. This would enable their products to compete with JATENZO.

T-replacement therapies currently on the market that would compete with JATENZO, include the following:

•        T-gels, such as AndroGel, marketed by AbbVie Inc. (“AbbVie”); Testim®, marketed by Endo Pharmaceutical (“Endo”); and Fortesta®, marketed by Endo in the United States;

•        generic T-injectables;

•        oral methyl-T;

•        transdermal patches, such as Androderm®, marketed by Allergan Sales, LLC, a subsidiary of AbbVie;

•        buccal patches, such as Striant®, marketed by Endo;

•        implanted subcutaneous pellets, such as Testopel®, marketed by Endo;

•        Aveed, a long-acting T-injectable marketed by Endo;

•        Xyosted, a sub-cutaneous weekly auto-injector T-therapy marketed by Antares Pharma, Inc.; and

•        Natesto®, an intranasal T-therapy, marketed by Acerus Pharmaceuticals.

Several other pharmaceutical companies have T-replacement therapies, including oral formulations, and other therapies that are either pending approval of an NDA or in clinical development, which may be approved for marketing in the United States or outside of the United States. Based on publicly available information, we believe that current therapies in development that would be competitive with JATENZO include:

•        TLANDO®, an oral TU formulation developed by Lipocine, and tentatively approved by the FDA pending the expiration on March 27, 2022 of JATENZO’s three-year Hatch-Waxman exclusivity;

•        KYZATREX®, an oral TU formulation as a T-replacement therapy being developed by Marius Pharmaceuticals with a Prescription Drug User Fee Act (“PDUFA”) date of October 31, 2021. If the FDA rules favorably on KYZATREX, tentative approval would be granted pending the expiration on March 27, 2022 of JATENZO’s three-year Hatch-Waxman exclusivity;

•        a once weekly aromatase inhibitor, for first-line therapy for the treatment of obese men with hypogonadotropic hypogonadism, which has completed its Phase 2b trials, currently being developed by Mereo BioPharma Group Ltd; and

•        an oral bio-identical testosterone, which has completed its Phase 2 clinical studies, being developed by TesoRx LLC.

In addition, Andriol, an oral TU formulation, has been marketed by Merck & Co, Inc. in Europe or other international markets since the early 1970s, but is not nor has it ever been approved in the United States.

Many of our potential competitors have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of drug candidates, obtaining FDA and other marketing approvals of products and the commercialization of those products. Accordingly, our competitors may be more successful than we may be in obtaining FDA approval for drugs and achieving widespread market acceptance. Our competitors’ drugs may be more effective, less expensive or more effectively marketed and sold than JATENZO and may render JATENZO obsolete or non-competitive before we can recover the expenses of developing and commercializing it. We anticipate that we will face intense and increasing competition as new drugs, both generic and branded, enter the market and advanced technologies become available.

Several companies have obtained approval for Section 505(b)(2) NDAs that cite existing T-gel products as their listed drugs. The entrance of any generic T-gel into the market might create downward pricing pressure on all T-replacement therapies and therefore could hurt our business.

Three Section 505(b)(2) NDAs citing to approved T-gel products have been approved for marketing in the United States. Teva Pharmaceuticals USA (“Teva“) and Perrigo Israel Pharmaceuticals Ltd (“Perrigo“) have obtained approval from the FDA to market T-gel products in the United States that are versions of AndroGel 1%. In addition, Upsher-Smith Laboratories, Inc. (“Upsher-Smith”) received approval to market its T-gel product, a version of Auxilium’s Testim 1%, in the United States. The entrance of any generic T-gel into the market might cause downward pressure on the pricing of all T-replacement therapies, and which could negatively affect the level of sales and price at which we can sell JATENZO.

Further, the Creating and Restoring Equal Access to Equivalent Samples Act (“CREATES Act”) was enacted in 2019 requiring sponsors of approved NDAs to provide sufficient quantities of product samples on commercially reasonable, market-based terms to entities developing generic drugs. The law establishes a private right of action allowing developers to sue application holders that refuse to sell them product samples needed to support their applications. If we are required to provide product samples or allocate additional resources to responding to such requests or any legal challenges under this law, our business could be adversely impacted.

The introduction of generic T-gels may also affect the reimbursement policies of government authorities and third-party payors, such as private health insurers and health maintenance organizations. These organizations determine which medications they will pay for and establish reimbursement levels. Cost containment is a primary concern in the U.S. healthcare industry and elsewhere. Government authorities and these third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for branded medications when there is a generic version available. If generic T-gels are available in the market, that may create an additional obstacle to the availability of coverage and reimbursement for JATENZO or lead to reduction in the level of such reimbursement, and our ability to generate revenue could be compromised.

We face potential product liability exposure, and, if claims are brought against us, we may incur substantial liability.

The use of JATENZO in past clinical trials and the sale of JATENZO, expose us to the risk of product liability claims. Product liability claims might be brought against us by patients, healthcare providers or others selling or otherwise coming into contact with JATENZO. If we cannot successfully defend ourselves against product liability claims, we could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•        substantial monetary awards to patients from our clinical trials or other claimants;

•        decreased demand for JATENZO;

•        damage to our business reputation and exposure to adverse publicity;

•        increased FDA warnings on product labels;

•        costs of related litigation;

•        distraction of management’s attention from our primary business;

•        loss of revenue; and

•        the inability to successfully commercialize JATENZO.

We have obtained product liability insurance coverage for commercial sales of JATENZO in the United States with a $10.0 million annual aggregate coverage limit. However, our insurance coverage may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain or obtain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had side effects. The cost of any product liability litigation or other proceedings, even if resolved in our favor, could be substantial. A product liability claim or series of claims brought against us could cause our stock price to decline and, if we are unsuccessful in defending such a claim or claims and the resulting judgments exceed our insurance coverage, our financial condition, business and prospects could be materially adversely impacted.

JATENZO is the only product we were commercializing. If we fail to successfully commercialize JATENZO, we may need to acquire additional product candidates and our business may be impaired.

We have no other compounds beyond JATENZO in clinical testing, pre-clinical testing, lead optimization or lead identification stages. If we fail to successfully commercialize JATENZO as a T-replacement therapy, our ability to generate revenue will be impaired and we may need to develop other sources of revenues. If this occurs, we may seek out opportunities to discover, develop, acquire or license additional promising product candidates or drug compounds to expand our product candidate pipeline beyond JATENZO; however, this would constitute a significant change in our strategy and would likely require substantial additional capital. We would also be exposed to numerous additional risks related to our ability to identify, select and acquire the right product candidates and products on terms that are acceptable to us, and there is no guarantee that we would be successful in these efforts.

Risks Related to Our Intellectual Property

If we are unable to obtain or protect intellectual property rights related to JATENZO, we may not be able to compete effectively in our market.

We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to JATENZO. The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that we own or in-license may fail to result in issued patents with claims that cover JATENZO in the United States or in other foreign countries. If this were to occur, early generic competition could be expected against JATENZO. There is no assurance that all of the potentially relevant prior art relating to our patents and patent applications has been found, which can invalidate a patent or prevent a patent application from issuing as a patent. In particular, because the active pharmaceutical ingredient in JATENZO has been on the market as an ingredient in separate products for many years, it is possible that these products have previously been used off-label in such a manner that such prior usage would affect the validity of our patents or our ability to obtain patents based on our patent applications. Even if patents do successfully issue, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated, or not infringed. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims. If the patent applications we hold with respect to JATENZO fail to issue, or if the breadth or strength of protection of our patent portfolio is threatened, it could dissuade companies from partnering with us to commercialize JATENZO. We cannot offer any assurances about which, if any, patents will issue or whether any issued patents will be found not invalid and not unenforceable or will go unthreatened by third parties. For several of our patents, Lipocine suggested patent interferences, which can invalidate a patent; two interferences were decided against us, another is declared and pending, several more were suggested, see below and see “— Legal Proceedings” subsection below. Further, if we encounter delays in regulatory approvals, the period of time during which we could market JATENZO under patent protection could be reduced. Since patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we were the first to file any patent application related to JATENZO. Furthermore, if third parties have filed such patent applications, an interference proceeding in the United States can be provoked by a third party or instituted by us to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. The outcome of an interference can invalidate one or both involved patents, and a license may be needed to practice the claims of the prevailing patent. Such license may not be available on favorable terms.

In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our drug discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Although we expect all of our employees to assign their inventions to us, and all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology to enter into confidentiality agreements, we cannot provide any assurances that all such agreements have been duly executed or that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States and Canada. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent material disclosure of the non-patented intellectual property related to our technologies to third parties, and there is no guarantee that we will have any such enforceable trade secret protection, we may not be able to establish or maintain a competitive advantage in our market and our ability to achieve profitability could be impaired.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on JATENZO in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with JATENZO and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. For example, if the issuance to us, in a given country, of a patent covering an invention is not followed by the issuance, in other countries, of patents covering the same invention, or if any judicial interpretation of the validity, enforceability, or scope of the claims in, or the written description or enablement in, a patent issued in one country is not similar to the interpretation given to the corresponding patent issued in another country, our ability to protect our intellectual property in those countries may be limited. Changes in either patent laws or in interpretations of patent laws in the United States and other countries may materially diminish the value of our intellectual property or narrow the scope of our patent protection. If we are unable to prevent material disclosure of the non-patented intellectual property related to our technologies to third parties, and there is no guarantee that we will have any such enforceable trade secret protection, we may not be able to establish or maintain a competitive advantage in our market, which could hurt our ability to successfully commercialize JATENZO.

Further, many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to pharmaceutical products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions, and post-grant review, inter partes review and inter party reexamination proceedings before the U.S. Patent and Trademark Office. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we and our collaborators are commercializing JATENZO. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that JATENZO may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of JATENZO. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that JATENZO may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of JATENZO, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize JATENZO unless we obtain a license under the applicable patents, or until such patents expire. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy, the holders of any such patent may be able to block our ability to develop and commercialize JATENZO unless we obtain a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all. See, for example, Lipocine’s patent infringement suit filed against us, and past patent interferences under “— Legal Proceedings” below.

Third parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize JATENZO; see Lipocine’s patent infringement suit filed against us under “— Legal Proceedings” below. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing product, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize JATENZO, which could harm our business significantly. We cannot provide any assurances that third-party patents do not exist which might be enforced against JATENZO, resulting in either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties or other forms of compensation to third parties.

We may be involved in lawsuits and proceedings to protect or enforce our patents, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or other contentious proceedings involving our patents or patent applications could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Interference proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to our patents or patent applications. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party is awarded one or more claims that cover JATENZO and does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

We have recently been involved in a number of interference proceedings and an infringement lawsuit with Lipocine regarding JATENZO, which consumed time and resources. In May 2021, our motion for summary judgment against Lipocine for failure to provide adequate written description of Lipocine’s asserted patent claims was granted, and we entered into a global settlement agreement with Lipocine that settled all claims, including the sole pending interference, and provides for payment by Lipocine to us as a settlement fee. For more information regarding the disputes with Lipocine, see the “— Legal Proceedings” subsection below. There is no guarantee that additional interference or infringement proceedings will not be filed by other third parties in the future.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could hurt the price of our and the Combined Entity’s common stock.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the U.S. Patent and Trademark Office and foreign patent agencies in several stages over the lifetime of the patent. The U.S. Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering JATENZO, our competitors might be able to enter the market, which would have a material adverse effect on our business.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in our patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees.

Risks Related to General Business, Employee Matters and Managing Growth

We will need to grow our company, and we may encounter difficulties in managing this growth, which could disrupt our operations.

We expect to experience significant growth in the number of employees and the scope of our operations. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Also, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert financial resources from other projects. Our future financial performance and our ability to successfully commercialize JATENZO and compete effectively will depend, in part, on our ability to effectively manage any future growth. If our management is unable to effectively manage our expected growth, our expenses may increase more than expected, our ability to generate or increase our revenue could be reduced and we may not be able to implement our business strategy.

Our future success depends on our ability to retain our chief executive officer, chief financial officer and chief commercial officer and to attract, retain and motivate qualified personnel.

We are highly dependent on Dr. Robert E. Dudley, our Chief Executive Officer, Richard Peterson, our Chief Financial Officer, Steven A. Bourne, our Chief Administrative Officer, and Frank Jaeger, our Chief Commercial Officer. We have entered into employment agreements with these individuals, but any of them may terminate his employment with us at any time. Although we do not have any reason to believe that we may lose the services of any of these individuals in the foreseeable future, the loss of their services might impede the achievement of our research, development and commercialization objectives. We rely on consultants and advisors to assist us in formulating our development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. Recruiting and retaining qualified scientific personnel and sales and marketing personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel.

We may expand through acquisitions of, or investments in, other companies, each of which may divert our management’s attention, result in additional dilution to our stockholders and consume resources that are necessary to sustain and grow our business.

An element of our growth strategy is to expand our product candidate pipeline beyond JATENZO. To pursue this strategy, we will need to acquire androgen and metabolic therapies for men and women or other complementary products, product candidates or businesses. We also may enter into relationships with other businesses in order to expand our product offerings, which could involve preferred or exclusive licenses, additional channels of distribution or discount pricing or investments in other companies.

We have limited resources to identify and execute the acquisition or in-licensing of third-party products, businesses and technologies. Moreover, we will face significant competition in seeking to acquire or license promising product candidates or drug compounds. Other companies, including some with significantly greater financial, marketing and sales resources and more extensive experience in preclinical studies and clinical trials, obtaining marketing approval and manufacturing and marketing pharmaceutical products, may compete with us for the license or acquisition of product candidates and drug compounds. If we are unable to acquire or license additional promising product candidates or drug compounds, we will not be able to expand our product candidate pipeline and our prospects for future growth and our ability to sustain profitability will continue to be entirely dependent upon the success of JATENZO.

In addition, the process of proposing, negotiating and implementing these transactions can be time consuming, difficult and expensive, and our ability to close these transactions may be subject to third-party approvals, such as government regulation, which are beyond our control. Consequently, we can make no assurance that these transactions, once undertaken and announced, will close.

An acquisition or investment may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired business choose not to work for us, and we may have difficulty retaining the customers of any acquired business. Acquisitions may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for development of our business. Any acquisition or investment could expose us to unknown liabilities. Moreover, we cannot assure you that the anticipated benefits of any acquisition or investment would be realized or that we would not be exposed to unknown liabilities. An acquisition could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the write-off of goodwill.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

In March 2020, we entered into an indenture and certain collateral agreements which places a lien on our assets and a negative pledge on our intellectual property. These loan documents contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•        sell, transfer, lease or dispose of certain assets;

•        encumber or permit liens on certain assets;

•        make certain restricted payments, including paying dividends on, or repurchasing or making distributions with respect to, our common stock; and

•        enter into certain transactions with affiliates.

A breach of any of the covenants under the loan agreements could result in a default under the loan. Upon the occurrence of an event of default under the loan, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we are unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure such indebtedness.

Risks Related to Ownership of New Blue Water Common Stock

An active market for New Blue Water’s securities may not develop, which would adversely affect the liquidity and price of New Blue Water’s securities.

The price of New Blue Water’s securities may vary significantly due to factors specific to New Blue Water as well as to general market or economic conditions. Furthermore, an active trading market for New Blue Water’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

Nasdaq may delist New Blue Water’s securities from trading on its exchange, which could limit investors’ ability to make transactions in New Blue Water’s securities and subject New Blue Water to additional trading restrictions.

Blue Water’s securities are currently listed on Nasdaq and it is anticipated that, following the Business Combination, New Blue Water’s securities will be listed on Nasdaq. However, Blue Water cannot assure you that New Blue Water’s securities will continue to be listed on Nasdaq in the future. In order to continue listing its securities on Nasdaq, New

Blue Water must maintain certain financial, distribution and stock price levels. Generally, New Blue Water must maintain a minimum amount in stockholders’ equity (generally $2,500,000) and a minimum number of holders of its securities (generally 300 public holders). Additionally, in connection with the Business Combination, New Blue Water will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. For instance, New Blue Water’s stock price would generally be required to be at least $4 per share and its stockholders’ equity would generally be required to be at least $5.0 million and New Blue Water will be required to have a minimum of 300 public holders. Blue Water cannot assure you that New Blue Water will be able to meet those initial listing requirements at that time.

If Nasdaq delists New Blue Water’s securities from trading on its exchange and New Blue Water is not able to list its securities on another national securities exchange, Blue Water expects New Blue Water’s securities could be quoted on an over-the-counter market. If this were to occur, New Blue Water could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that New Blue Water’s common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Blue Water’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of New Blue Water’s common stock may decline as a result of the Business Combination.

The market price of New Blue Water’s common stock may decline as a result of the Business Combination for a number of reasons including if:

•        investors react negatively to the prospects of New Blue Water’s business and the prospects of the Business Combination;

•        the effect of the Business Combination on New Blue Water’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•        New Blue Water does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

The New Blue Water common stock price may change significantly following the Merger and you could lose all or part of your investment as a result.

The trading price of New Blue Water common stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of New Blue Water common stock at an attractive price due to a number of factors such as those listed in “— Risks Related to Clarus” and the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those New Blue Water’s competitors;

•        changes in expectations as to New Blue Water’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by New Blue Water or its competitors;

•        announcements by New Blue Water or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        any significant change in New Blue Water’s management;

•        changes in general economic or market conditions or trends in New Blue Water’s industry or markets;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to New Blue Water’s business;

•        future sales of New Blue Water common stock or other securities;

•        investor perceptions of the investment opportunity associated with New Blue Water common stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by New Blue Water or third parties, including New Blue Water’s filings with the SEC;

•        litigation involving New Blue Water, New Blue Water’s industry, or both, or investigations by regulators into New Blue Water’s operations or those of New Blue Water’s competitors;

•        guidance, if any, that New Blue Water provides to the public, any changes in this guidance or New Blue Water’s failure to meet this guidance;

•        the development and sustainability of an active trading market for New Blue Water common stock;

•        actions by institutional or activist stockholders;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of New Blue Water common stock, regardless of New Blue Water’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New Blue Water common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If New Blue Water was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from New Blue Water’s business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on the New Blue Water common stock for the foreseeable future, you may not receive any return on investment unless you sell your New Blue Water common stock at a price greater than what you paid for it.

New Blue Water intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of New Blue Water common stock will be at the sole discretion of the New Blue Water board of directors. The New Blue Water board of directors may take into account general and economic conditions, New Blue Water’s financial condition and results of operations, New Blue Water’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by New Blue Water to its stockholders or by its subsidiaries to it and such other factors as the New Blue Water board of directors may deem relevant. As a result, you may not receive any return on an investment in New Blue Water common stock unless you sell your New Blue Water common stock for a price greater than that which you paid for it.

New Blue Water stockholders may experience dilution in the future.

The percentage of shares of New Blue Water common stock owned by current stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that New Blue Water may grant to its directors, officers and employees, exercise of the New Blue Water warrants. Such issuances may have a dilutive effect on New Blue Water’s earnings per share, which could adversely affect the market price of New Blue Water common stock.

Certain Blue Water warrants are accounted for as a warrant liability and will be recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of New Blue Water common stock.

On April 12, 2021, the staff of the SEC issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”). In the statement, the SEC staff expressed its view that certain terms and conditions common to SPAC warrants may result in the classification of these financial instruments as a liability as opposed to equity. The classification of these financial instruments as a liability would result in the application of derivative liability accounting, which would entail a quarterly valuation of these liabilities with any change in value required to be reflected in quarterly and annual financial statements of the issuer. We expect to account for the Public Warrants and Placement Warrants as a warrant liability and will record at fair value upon issuance any changes in fair value each period reported in earnings as determined by the Company based upon a valuation report obtained from its independent third party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of New Blue Water common stock.

If securities or industry analysts do not publish research or reports about New Blue Water’s business, if they change their recommendations regarding New Blue Water common stock or if New Blue Water’s operating results do not meet their expectations, the New Blue Water common stock price and trading volume could decline.

The trading market for New Blue Water common stock will depend in part on the research and reports that securities or industry analysts publish about New Blue Water or its businesses. If no securities or industry analysts commence coverage of New Blue Water, the trading price for New Blue Water common stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover New Blue Water downgrade its securities or publish unfavorable research about its businesses, or if New Blue Water’s operating results do not meet analyst expectations, the trading price of New Blue Water common stock would likely decline. If one or more of these analysts cease coverage of New Blue Water or fail to publish reports on New Blue Water regularly, demand for New Blue Water common stock could decrease, which might cause the New Blue Water common stock price and trading volume to decline.

Future sales, or the perception of future sales, by New Blue Water or its stockholders in the public market following the Business Combination could cause the market price for New Blue Water common stock to decline.

The sale of shares of New Blue Water common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of New Blue Water common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New Blue Water to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Business Combination, it is currently expected that New Blue Water will have a total of 24,855,570 shares of New Blue Water common stock outstanding (excluding the exercise of any outstanding Warrants and assuming that (i) there are no redemptions of any shares by Blue Water’s public stockholders in connection with the Business Combination, (ii) the negative Closing Net Indebtedness is $43.1 million (which is the maximum provided in the Merger Agreement), (iii) no awards are issued under the Equity Incentive Plan, and (iv) no Working Capital Warrants or Extension Warrants are issued). All shares currently held by Blue Water public stockholders and all of the shares issued in the Business Combination to existing Clarus securityholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than New Blue Water’s “affiliates” (as defined under Rule 144 under the Securities Act, (“Rule 144”)), including New Blue Water’s directors, executive officers and other affiliates.

In connection with the Merger, certain existing Clarus securityholders and noteholders, who are expected to collectively own 70.0% shares of New Blue Water common stock following the Business Combination (based on the above assumptions and Clarus’s current stockholdings), have agreed with Blue Water, subject to certain exceptions, not to dispose of or hedge any of their shares of New Blue Water common stock or securities convertible into or exchangeable for shares of New Blue Water common stock during the period from the date of the Closing continuing through the earlier of: (i) the date that is 180 days from the date of the Closing, and (ii) such date on which New Blue Water completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the New Blue Water stockholders having the right to exchange their shares of New Blue Water common stock for cash, securities or other property. See “The Business Combination Proposal — General Description of the Merger Agreement — Lock-up Agreements”.

In addition, the shares of New Blue Water common stock reserved for future issuance under the Equity Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing 10% of the fully diluted outstanding shares of New Blue Water common stock immediately following consummation of the Merger are expected to be reserved for future issuance under the Equity Incentive Plan. New Blue Water is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of New Blue Water common stock or securities convertible into or exchangeable for shares of New Blue Water common stock issued pursuant to the Equity Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, New Blue Water may also issue its securities in connection with investments or acquisitions. The amount of shares of New Blue Water common stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of New Blue Water common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to New Blue Water stockholders.

Blue Water currently is and New Blue Water will be an emerging growth company within the meaning of the Securities Act, and if New Blue Water takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Blue Water is currently and, following the consummation of the Merger, New Blue Water will be an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. New Blue Water may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New Blue Water stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find securities issued by New Blue Water less attractive because New Blue Water will rely on these exemptions. If some investors find those securities less attractive as a result of its reliance on these exemptions, the trading prices of New Blue Water’s securities may be lower than they otherwise would be, there may be a less active trading market for New Blue Water’s securities and the trading prices of New Blue Water’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Blue Water has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, New Blue Water, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Blue Water’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

New Blue Water will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the Blue Water IPO, (ii) the last day of the fiscal year in which New Blue Water has total annual gross revenue of at least $1.07 billion; (iii) the last day of the fiscal year in which New Blue Water is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of New Blue Water common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which New Blue Water has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

New Blue Water may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for Blue Water warrantholders.

New Blue Water will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of New Blue Water common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date New Blue Water sends the notice of redemption to the warrant holders. If and when the Public warrants become redeemable by New Blue Water, New Blue Water may exercise its redemption right if there is a current registration statement in effect with respect to the shares of New Blue Water common stock underlying such warrants. Redemption of the outstanding Public Warrants could force you to: (i) exercise your warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Placement Warrants (or if issued, any Working Capital Warrants or Extension Warrants) will be redeemable by New Blue Water for cash so long as they are held by the Sponsor or its permitted transferees.

Risks Related to Redemption

There is no guarantee that a Blue Water public stockholder’s decision whether to redeem its shares of Blue Water common stock for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

We cannot assure you as to the price at which a public stockholder may be able to sell the shares of New Blue Water common stock in the future following the completion of the Merger. Certain events following the consummation of any business combination, including the Merger, may cause an increase in the New Blue Water stock price, and may result in a lower value realized now than a Blue Water stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s public shares. Similarly, if a Blue Water public stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of New Blue Water common stock after the consummation of the Merger, and there can be no assurance that a stockholder can sell his, her or its shares of New Blue Water common stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Blue Water public stockholder should consult his, her or its own tax or financial advisor for assistance on how this may affect its individual situation.

If Blue Water public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

Blue Water intends to comply with the U.S. federal proxy rules in conducting redemptions in connection with the Merger. However, despite Blue Water’s compliance with these rules, if a Blue Water stockholder fails to receive Blue Water’s proxy materials, such stockholder may not become aware of the opportunity to redeem its shares of Blue Water common stock. In addition, this proxy statement/prospectus provides the various procedures that must be complied with in order to validly tender or redeem public shares. In the event that a public stockholder fails to comply with these or any other procedures, its public shares may not be redeemed.

In order to exercise their redemption rights, public stockholders are required to deliver their public shares, either physically or electronically using the Depository Trust Company’s DWAC System, to Blue Water’s transfer agent prior to the vote at the Blue Water Special Meeting. If a public stockholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, Blue Water will redeem these public shares for a pro rata portion of the funds deposited in the Trust Account and the public stockholder will no longer own such public shares following the Merger. See the section entitled “Blue Water Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of Blue Water stockholders of which you are a part is deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such public shares in excess of 15% of the public shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its public shares or, if part of such a group, the group’s public shares, in excess of 15% of the public shares, without the prior consent of Blue Water. However, Blue Water stockholders’ ability to vote all of their public shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemptions. Your inability to redeem any such excess public shares could result in you suffering a material loss on your investment in Blue Water if you sell such excess public shares in open market transactions. Blue Water cannot assure you that the value of such excess public shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per share redemption price.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial statements of Blue Water present the combination of the historical financial information of Blue Water and Clarus adjusted to give effect to the Business Combination and the private placement received in the second quarter of 2021. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheet of Blue Water and the historical balance sheet of Clarus as of March 31, 2021, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on March 31, 2021.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and year ended December 31, 2020 combine the historical statements of operations of Blue Water and Clarus for such periods on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical unaudited financial statements of Blue Water as of and for the three months ended March 31, 2021 and the historical audited financial statements as of and for the year ended December 31, 2020 and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the historical unaudited financial statements of Clarus as of and for the three months ended March 31, 2021 and the historical audited financial statements as of and for the year ended December 31, 2020 and the related notes thereto, included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Blue Water,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Clarus,” and other financial information relating to Blue Water and Clarus included elsewhere in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under “The Business Combination”.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the Combined Entity’s financial condition or results of operations would have been had the Business Combination, convertible notes issuance and private placement occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Entity. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The Combined Entity believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination, convertible notes issuance and private placement based on information available to management at this time and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

On April 27, 2021, Blue Water, Merger Sub and Clarus entered into the Merger Agreement, pursuant to which Merger Sub shall be merged with and into the Clarus, for common stock equivalent to (i) 17,929,832 shares of New Blue Water Class A common stock, subject to adjustment to account for the Closing Net Indebtedness, divided by $10.20; plus (ii) 1,500,000 shares of New Blue Water Class A Common Stock issuable to the holders of certain non-convertible promissory notes of Clarus in exchange for $10.0 million of the aggregate principal amount of such notes and certain outstanding royalty rights; plus (iii) a number of shares of New Blue Water Class A common stock equal to the outstanding balance (principal and interest) at Closing of convertible and non-convertible promissory notes of Clarus issued between the date of the Merger Agreement and Closing divided by $10.00, provided that Clarus may elect, in its discretion to instead pay off the outstanding balance of, and any redemption premium on, the non-convertible promissory notes at Closing. Upon consummation of the Business Combination, Clarus will become a wholly owned subsidiary of Blue Water, and Blue Water will be renamed Clarus Therapeutics Holdings, Inc.

Pursuant to the existing Blue Water Charter, public stockholders are being offered the opportunity to redeem, upon the closing of the merger, shares of Blue Water Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account (as of two business days prior to the Closing). The unaudited pro forma condensed combined information contained herein assumes that Blue Water stockholders approve the Business Combination. Blue Water’s public stockholders may elect to redeem their Class A common stock for cash even if they approve the Business Combination. Blue Water cannot predict how many of its stockholders will exercise their right to have their shares redeemed for cash. As a result, for illustrative purposes, the unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of additional redemptions of Blue Water Class A common stock:

•        Assuming No Additional Redemptions (“No Redemption”) — this scenario assumes that no shares of Blue Water Class A common stock are redeemed; and

•        Assuming Additional Redemptions (“Max Redemption”) — This scenario assumes additional redemption of 3,690,032 Blue Water Class A common stock, for aggregate payment of approximately $37.6 million from the Trust Account, ), so that Blue Water retains at least $5,000,001 in net tangible assets immediately prior to or upon the consummation of the Business Combination (after giving effect to payments of all unpaid expenses, Blue Water’s liabilities and redemptions by Blue Water’s public stockholders and excluding Clarus’s closing cash).

The public stockholder redemptions are expected to be within the parameters described by the above two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Clarus is considered the accounting acquirer, as further discussed in Note 2, Basis of Presentation, of the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF MARCH 31, 2021
(in thousands)

	Historical				Historical	Scenario 1 (Assuming No redemption into Cash)			Scenario 2 (Assuming Maximum Redemptions into Cash)
	(A) Clarus	Private Placement		Clarus Pro Forma	(B) Blue Water	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$7,364	$17,816	3(a)	$25,180	$408	$48,289	3(a)(b)	$73,877	$10,651	3(a)(b)	$36,239
Accounts receivable, net	5,225	—		5,225	—	—		5,225	—		5,225
Inventory	8,035	—		8,035	—	—		8,035	—		8,035
Prepaid expenses and other current assets	2,118	—		2,118	185	—		2,303	—		2,303
Total current assets	22,742	17,816		40,558	593	48,289		89,440	10,651		51,802
Property and equipment, net	70	—		70	—	—		70	—		70
Investments held in Trust Account	—	—		—	58,652	(58,652)	3(b)	—	(58,652)	3(b)	—
Total assets	$22,812	$17,816		$40,628	$59,245	$(10,363)		$89,510	$(48,001)		$51,872
Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Senior notes payable	$44,060	—		$44,060	$—	$(8,812)	3(d)	$35,248	$(8,812)	3(d)	$35,248
Accounts payable	16,189	—		16,189	83	—		16,272	—		16,272
Accrued expenses	7,470	—		7,470	323	260	3(c)	8,053	260	3(c)	8,053
Due to related party	—	—		—	30	—		30	—		30
Accrued taxes	—	—		—	260	(260)	3(c)	—	(260)	3(c)	—
Deferred revenue	1,094	—		1,094	—	—		1,094	—		1,094
Total current liabilities	68,813	—		68,813	696	(8,812)		60,697	(8,812)		60,697
Deferred underwriting commissions	—			—	2,013	(2,013)	3(b)	—	(2,013)	3(b)	—
Derivative warrant liabilities	—	—		—	5,548			5,548			5,548
Convertible notes payable to related parties	83,479	17,816	3(a)	101,295	—	(101,295)	3(d)	—	(101,295)	3(d)	—
Royalty obligation	9,998	—		9,998	—	(9,998)	3(d)	—	(9,998)	3(d)	—
Total liabilities	162,290	17,816		180,106	8,257	(122,118)		66,245	(122,118)		66,245

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF MARCH 31, 2021 — (Continued)
(in thousands)

	Historical				Historical	Scenario 1 (Assuming No redemption into Cash)			Scenario 2 (Assuming Maximum Redemptions into Cash)
	(A) Clarus	Private Placement		Clarus Pro Forma	(B) Blue Water	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Series A redeemable convertible preferred stock	9,354	—	3(d)	9,354	—	(9,354)	3(d)	—	(9,354)	3(d)	—
Series B redeemable convertible preferred stock	15,420	—	3(d)	15,420	—	(15,420)	3(d)	—	(15,420)	3(d)	—
Series C redeemable convertible preferred stock	20,458	—	3(d)	20,458		(20,458)	3(d)	—	(20,458)	3(d)	—
Series D redeemable convertible preferred stock	148,433	—	3(d)	148,433	—	(148,433)	3(d)	—	(148,433)	3(d)	—
Total convertible preferred stock	193,665	—		193,665	—	(193,665)		—	(193,665)		—
Common stock subject to redemption	—	—	3(d)	—	45,988	(45,988)	3(d)	—	(45,988)	3(d)	—

Stockholders’ Equity
Common stock	3	—	3(d)	3	—	(3)	3(d)	—	(3)	3(d)	—
Class A Common Stock	—	—	3(d)	—	—	2	3(d)	2	2	3(d)	2
Class B Common Stock	—	—		—	—	—		—			—
Additional paid-in capital	8,064	—	3(d)	8,064	—	316,276	3(d)	324,340	278,638	3(d)	286,702
Accumulated deficit	(341,210)	—	3(d)	(341,210)	5,000	35,133	3(d)	(301,077)	35,133	3(d)	(301,077)
Total Stockholders’ (Deficit) Equity	(333,143)	—		(333,143)	5,000	351,408		23,265	313,770		(14,373)
Total Liabilities and Stockholders’ Equity (Deficit)	$22,812	$17,816		$40,628	$59,245	$(10,363)		$89,510	$(48,001)		$51,872

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(in thousands, except share and per share data)

	Historical		Scenario 1 (Assuming No redemption into Cash)			Scenario 2 (Assuming Maximum Redemptions into Cash)
	(A) Clarus	(B) Blue Water	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Net product revenue	$2,330	$—	$—		$2,330	$—		$2,330
Cost of product sales	367	—	—		367	—		367
Gross profit	1,963	—	—		1,963	—		1,963
Operating expenses:
Sales and marketing	7,937	—	—		7,937	—		7,937
General and administrative	3,605	418	88	4(a)	4,111	88	4(a)	4,111
Research and development	1,210	—	—		1,210	—		1,210
Other taxes	—	88	(88)	4(a)	—	(88)	4(a)	—
Loss from operations	(10,789)	(506)	—		(11,295)	—		(11,295)

Other income (expense), net:
Gain on marketable securities	—	1	—		1	—		1
Change in fair value of derivative warrant liabilities	—	11,151	—		11,151	—		11,151
Interest expense	(4,640)	—	2,914	4(d)	(1,726)	2,914	4(d)	(1,726)
Total other income (expense), net	(4,640)	11,152	2,914		9,426	2,914		9,426
Net (loss) income	(15,429)	10,646	2,914		(1,869)	2,914		(1,869)
Accretion of preferred stock	(3,939)	—	3,939	4(b)	—	3,939	4(b)	—
Net loss attributable to common stockholders	$(19,368)	$10,646	$6,853		$(1,869)	$6,853		$(1,869)

Weighted average shares outstanding of common stock subject to redemption, basic and diluted		3,476,458
Basic and diluted net loss per share, common stock subject to redemption		$—
Weighted average number of common shares outstanding – basic and diluted	1,308,694	3,768,542			24,228,462		4(c)	20,538,430	4(c)
Basic and diluted net loss per share available to Sponsor per share, common stock	$(14.80)	$2.83			$(0.08)		4(c)	$(0.09)	4(c)

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)

	Historical		Scenario 1 (Assuming No redemption into Cash)			Scenario 2 (Assuming Maximum Redemptions into Cash)
	(A) Clarus	(B) Blue Water	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Net product revenue	$6,369	$—	$—		$6,369	$—		$6,369
Cost of product sales	8,687	—	—		8,687	—		8,687
Gross loss	(2,318)	—	—		(2,318)	—		(2,318)
Operating expenses:
Sales and marketing	29,515	—	50	5(f)	29,565	50	5(f)	29,565
General and administrative	11,937	2,978	611	5(a)(f)	15,526	611	5(a)(f)	15,526
Research and development	3,407	—	70	5(f)	3,477	70	5(f)	3,477
Other taxes	—	172	(172)	5(a)	—	(172)	5(a)	—
Loss from operations	(47,177)	(3,150)	(559)		(50,886)	(559)		(50,886)

Other income (expense), net:
Change in fair value of warrant liability and derivative, net	66,891	—	(66,891)	5(b)	—	(66,891)	5(b)	—
Change in fair value of derivative warrant liabilities	—	(922)	—		(922)	—		(922)
Issuance costs – warrant liabilities	—	(646)			(646)	—		(646)
Interest income	25	—	2,342	5(g)	2,367	2,342	5(g)	2,367
Interest expense	(15,394)	—	10,091	5(d)	(5,303)	10,091	5(d)	(5,303)
Total other income (expense), net	51,522	(1,568)	(54,458)		(4,504)	(54,458)		(4,504)
Net (loss) income	4,345	(4,718)	(55,017)		(55,390)	(55,017)		(55,390)
Accretion of preferred stock	(14,682)	—	14,682	5(c)	—	14,682	5(c)	—
Net loss attributable to common stockholders	$(10,337)	$(4,718)	$(40,335)		$(55,390)	$(55,017)		$(55,390)

Weighted average shares outstanding of common stock subject to redemption, basic and diluted		3,556,309
Basic and diluted net loss per share, common stock subject to redemption		$—
Weighted average number of common shares outstanding – basic and diluted	870,263	1,447,732			24,913,070		5(e)	22,240,636	5	(e)
Basic and diluted net loss per share available to Sponsor per share, common stock	$(11.88)	$(3.26)			$(2.22)		5(e)	$(2.49)	5	(e)

See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Combined Financial Statements

Note 1 — Description of the Merger

On April 27, 2021, Blue Water entered into the Merger Agreement with Merger Sub and Clarus, pursuant to which Merger Sub will merge with and into Clarus, with Clarus as the surviving company in the Merger and, after giving effect to such Merger, Clarus shall be a wholly-owned subsidiary of Blue Water. Upon the closing of the Business Combination, it is anticipated that Blue Water will change its name to Clarus Therapeutics Holdings, Inc.

Pursuant to the terms and conditions of the Merger Agreement, the consideration to be received by the Clarus Equity holders in connection with the Business Combination will be an aggregate number of shares of Combined Entity common stock equal to (i) 17,929,832 shares of New Blue Water Class A common stock, subject to adjustment to account for the Closing Net Indebtedness, divided by $10.20; plus (ii) 1,500,000 shares of New Blue Water Class A Common Stock issuable to the holders of certain non-convertible promissory notes of Clarus in exchange for $10.0 million of the aggregate principal amount of such notes and certain outstanding royalty rights; plus (iii) a number of shares of New Blue Water Class A common stock equal to the outstanding balance (principal and interest) at Closing of convertible and non-convertible promissory notes of Clarus issued between the date of the Merger Agreement and Closing divided by $10.00, provided that Clarus may elect, in its discretion to instead pay off the outstanding balance of, and any redemption premium on, the non-convertible promissory notes at Closing.

The following represents the aggregate merger consideration under the no redemption and maximum redemption scenarios:

	No Redemption and Maximum Redemption
(in thousands, except share and per share data)	Purchase price	Shares Issued
Share consideration to Clarus(a)(b)	$172,875	16,983,462

____________

(a)       The value of common stock issued to Clarus and its senior notes lenders included in the consideration is reflected at $10.20 per share, as defined in the Merger Agreement, and the value of the common stock issued related to the private placement (as the Additional Closing Shares, as defined in the Merger Agreement), included in the consideration is reflected at $10.00 per share. Clarus common stock at $10.20 totals 15,201,892 shares. Private placement shares (Additional Closing Shares) at $10.00 total 1,781,570 shares.

(b)      The total consideration shares to be issued is calculated pursuant to the Merger Agreement and assumes the transaction was consummated on March 31, 2021. Clarus share consideration after the shares issued to Clarus lenders is first allocated to Clarus convertible notes investors and then the remaining to Clarus Series D Preferred Stock investors. Clarus’s outstanding common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and its outstanding and unexercised options and unissued options will be cancelled and retired upon consummation of the merger. Pro forma closing shares issued to Clarus were determined as follows:

(in thousands, except share and per share data)
Base Closing Shares
Base transaction price	$198,184	or 19,429,832 shares
Clarus Closing Company Indebtedness at a maximum of $43.1 million	(43,125)
Clarus Closing Company Cash(d)	—
	$155,059
Divided by	$10.20
Shares issuable to Clarus	15,201,892

Shares issued to Clarus lenders	1,500,000
Shares issued to Clarus convertible note and Series D investors	13,701,892	or 17,929,832 shares, excluding adjustment for net indebtedness

Additional Closing Shares
Principal and interest balance of Additional Convertible Notes(c)	$17,816
Principal and interest balance of the Additional 2025 Notes(c)	—
	$17,816
Divided by	$10.00
Shares issued to Clarus	1,718,570
Total pro forma estimated shares issued to Clarus	16,983,462

(c)      Pro forma assumption includes only private placement financing (Additional Convertible Notes) issued between the execution of the Merger Agreement and June 22, 2021. At Closing, additional shares will be issued to Clarus investors for Additional Convertible Notes issued between June 22, 2021 and consummation of the merger.

(d)      Pro forma assumption excludes a closing cash balance. At Closing, the actual amount of cash on hand to be included here will be different from this assumption.

Assuming no additional redemptions of any Class A common stock of Blue Water in connection with the Business Combination, Clarus will hold 16,983,462 shares of common stock of Clarus immediately after the Closing, which approximates a 70.0% ownership level. Assuming additional redemptions of 3,690,032 Class A common stock of Blue Water in connection with the Business Combination, Clarus will hold 16,983,462 common stock of the Combined Entity immediately after the Closing, which approximates a 82.7% ownership level.

	No additional Redemptions		Additional Redemptions
Stockholder	%	No. shares	%	No. shares
Clarus	70.0%	16,983,462	82.7%	16,983,462
Public	24.0%	5,807,500	10.3%	2,117,468
Sponsor (including % of Blue Water’s directors and officers)	6.00%	1,437,500	7.0%	1,437,500
Total No. Shares Class A common stock	100%	24,228,462	100%	20,538,430

The foregoing ownership percentages with respect to the Combined Entity following the Business Combination are based in the assumption that there are no adjustments for the outstanding Public or Placement warrants issued by Blue Water and assumes that (i) there are no redemptions of any shares by Blue Water’s public stockholders in connection with the Business Combination, (ii) the negative Closing Net Indebtedness of $43.1 million, and (iii) no awards are issued under the Equity Incentive Plan. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Blue Water’s existing stockholders in the Combined Entity will be different.

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of Blue Water and Clarus include transaction accounting adjustments to illustrate the estimated effect of the Business Combination, the convertible notes issuance and the private placement and certain other adjustments to provide relevant information necessary for an understanding of the combined company upon consummation of the transactions described herein.

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP because Clarus has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under both the No Redemption and Max Redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenarios:

•        The pre-combination equity holders of Clarus will hold the majority of voting rights in Combined Entity;

•        The largest individual minority stockholder of the Combined Entity is an existing stockholder of Clarus;

•        The pre-combination equity holders of Clarus will have the right to appoint the majority of the directors on the Combined Entity Board;

•        Clarus selects all senior management (executives) of Combined Entity; and

•        Operations of Clarus will comprise the ongoing operations of Combined Entity.

Under the reverse recapitalization model, the Business Combination will be treated as Clarus issuing equity for the net assets of Blue Water, with no goodwill or intangible assets recorded.

The unaudited pro forma combined financial information has been prepared using both the No Redemption and Max Redemption scenarios with respect to the potential redemption of Public Shares into cash. The public stockholder redemptions are expected to be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

The Combined Entity expects to enter into new equity awards with its employees after the consummation of the Business Combination. The terms of these new equity awards have not been finalized and remain subject to change. Accordingly, no effect has been given to the unaudited pro forma combined financial information for the new awards.

The unaudited pro forma combined financial information does not reflect the income tax effects of the transaction accounting adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given Clarus incurred negative cash flows during the historical periods presented.

Note 3 — Transaction Accounting Adjustments to the Unaudited Pro Forma Combined Balance Sheet as of March 31, 2021

The transaction accounting adjustments included in the unaudited pro forma combined balance sheet as of March 31, 2021 are as follows:

Pro Forma notes

(A)    From the unaudited balance sheet of Clarus as of March 31, 2021.

(B)    From the unaudited balance sheet of Blue Water as of March 31, 2021.

Pro Forma adjustment to reflect the proceeds from the issuance of additional Convertible Notes in March 2021 and Private Placement securities agreement.

a)      Represents the sale of additional issuance private placement shares which will be converted into shares of the Combined Entity pursuant to the Merger Agreement. Net proceeds from these issuances totaled $17.8 million.

Pro Forma transaction accounting adjustments

b)      Represents the impact of the Business Combination on the cash balance of Combined Entity. The table below represents the sources and uses of funds as it relates to the Business Combination:

(in thousands)	Note	No redemption scenario	Maximum redemption scenario
Blue Water cash held in Trust Account	(1)	$58,652	$58,652
Payment of redeeming Blue Water Stockholders	(2)	—	(37,638)
Payment of deferred underwriting commissions	(3)	(2,013)	(2,013)
Payment of other transaction costs	(4)	(8,350)	(8,350)
Excess cash to balance sheet from Business Combination		$48,289	$10,651

____________

(1)      Represents the amount of the restricted investments and cash held in the trust account upon consummation of the Business Combination at Closing.

(2)      Represents the amount paid to Blue Water stockholders who are assumed to exercise redemption rights under the maximum redemption scenario.

(3)      Represents payment of deferred Blue Water IPO underwriting commissions by Blue Water.

(4)      Represents payment of other estimated Business Combination transaction costs.

          c)      To reclass historical Blue Water accrued taxes to accrued expenses of the Combined Entity.

d)      The following table represents the impact of the Business Combination on the number of shares of Blue Water common stock and represents the impact to the total equity impact of the Business Combination assuming no redemptions by Blue Water stockholder:

(in thousands, except share amounts)	Class A Common Stock		Class B Common Stock		Clarus Stock	Additional paid-in capital	Accumulated deficit
	Shares	Amount	Shares	Amount
Pre Business Combination – Blue Water stockholders	1,298,841	$—	1,437,500	$—	$—	$—	$5,000
Pre Business Combination – Clarus	—	3	—	—	193,665	8,064	(341,210)
Conversion of Class B common stock to Class A common stock	1,437,500	—	(1,437,500)	—	—	—	—
Reclassification of redeemable stock to common stock	4,508,659	—	—	—	—	45,998	—
Clarus Stockholders and cancellation of convertible notes(a)	15,483,462	2	—	—	—	101,294	—
Clarus Lenders and extinguishment of certain Clarus senior notes payable and Clarus royalty obligation	1,500,000	—	—	—	—	15,300	3,510
Cancellation of Clarus stock options	—	—	—	—	—	383	(383)
Balances after share transactions of Combined Entity	24,228,462	5	—	—	193,665	171,029	(333,083)
Estimated transaction costs(b)	—	—	—	—	—	(8,350)	—
Elimination of historical accumulated deficit of Blue Water	—	—	—	—	—	5,000	(5,000)
Elimination of historical stock of Clarus(c)	—	(3)	—	—	(193,665)	156,659	37,006
Post-Business Combination	24,228,462	$2	—	$—	$—	$324,338	$(301,077)

____________

(a)      Includes $17.8 million of private placement convertible notes converting at $10.00 per share into 1,718,570 shares.

(b)      Transaction costs were or will be incurred between March 31, 2021 and the closing of the Business Combination and were all determined to represent costs of the reverse recapitalization.

(c)      Accumulated deficit due to the reversal of accretion on preferred stock dividends due to assumed January 1, 2020 conversion and extinguishment.

In case of maximum redemption by holders of Public Shares, the following table represents the impact of the Business Combination on the number of shares of Blue Water Common Stock and represents the total equity section:

(in thousands, except share amounts)	Class A Common Stock		Class B Common Stock		Clarus Stock	Additional paid-in capital	Accumulated deficit
	Shares	Amount	Shares	Amount
Pre Business Combination – Blue Water stockholders	1,298,841	$—	1,437,500	$—	$—	$—	$5,000
Pre Business Combination – Clarus	—	3	—	—	193,665	8,064	(341,210)
Conversion of Class B common stock to Class A common stock	1,437,500	—	(1,437,500)	—	—	—	—
Reclassification of redeemable stock to common stock	4,508,659	—	—	—	—	45,988	—
Less: redemption of redeemable shares	(3,690,032)					(37,638)
Clarus Stockholders and cancellation of convertible notes	15,483,462	2	—	—	—	101,294	—
Clarus Lenders and extinguishment of certain Clarus senior notes payable and Clarus royalty obligation	1,500,000	—	—	—	—	15,300	3,510
Cancellation of Clarus stock options	—	—	—	—	—	383	(383)
Balances after share transactions of Combined Entity	20,538,430	5	—	—	193,665	133,391	(333,083)
Estimated transaction costs(b)	—	—	—	—	—	(8,350)	—
Elimination of historical accumulated deficit of Blue Water	—	—	—	—	—	5,000	(5,000)
Elimination of historical stock of Clarus(c)	—	(3)	—	—	(193,665)	156,659	37,006
Post-Business Combination	20,538,430	$2	—	$—	$—	$286,700	$(301,077)

____________

(a)      Includes $17.8 million of private placement convertible notes converting at $10.00 per share into 1,718,570 shares.

(b)      Transaction costs were or will be incurred between March 31, 2021 and the closing of the Business Combination and were all determined to represent costs of the reverse recapitalization.

(c)      Accumulated deficit due to the reversal of accretion on preferred stock dividends due to assumed January 1, 2020 conversion and extinguishment.

Note 4 — Transaction Accounting Adjustments to the Unaudited Pro Forma Combined Statements of Operations for the Three Months Ended March 31, 2021

The transaction accounting adjustments included in the unaudited pro forma combined statement of operations for the three months ended March 31, 2021 are as follows:

Pro Forma notes

(A)    From the unaudited condensed statements of operations of Clarus as of March 31, 2021.

(B)    From the unaudited condensed statements of operations of Blue Water as of March 31, 2021.

Pro Forma transaction accounting adjustments

a)      To reclass historical Blue Water franchise tax expense to general and administrative expenses of the Combined Entity.

b)      Removal of accretion on preferred stock dividends due to assumed January 1, 2020 conversion and extinguishment.

c)      Presentation of the pro forma basic and diluted net loss per share amounts. The unaudited pro forma combined financial information has been prepared assuming the no redemptions and maximum redemptions scenarios. See Note 6, Loss Per Share for additional details.

d)      To eliminate interest expense related to Clarus convertible notes, which will be exchanged for common stock in the Merger.

Note 5 — Transaction Accounting Adjustments to the Unaudited Pro Forma Combined Statements of Operations for the Year Ended December 31, 2020

The transaction accounting adjustments included in the unaudited pro forma combined statement of operations for the year ended December 31, 2020 are as follows:

Pro Forma notes

(A)    From the audited statements of operations of Clarus as of December 31, 2020.

(B)    From the audited statements of operations of Blue Water as of December 31, 2020.

Pro Forma transaction accounting adjustments

a)      To reclass historical Blue Water franchise tax expense to general and administrative expenses of the Combined Entity.

b)      To eliminate the gain related to the change in the fair value of derivative liabilities related to Clarus convertible notes and warrants for Series D preferred stock, which will be exchanged for common stock in the Merger. This is based on the assumed merger date of January 1, 2020, at which time these instruments (the convertible notes and warrants for 183,438 shares of Series D preferred stock) would have converted into shares of the combined company’s common stock. Subsequently, in July 2021, warrants to purchase 22,292 shares of Series D preferred stock expired unexercised, which is not reflected in these pro forma statements.

c)      Removal of accretion on preferred stock dividends due to assumed January 1, 2020 conversion and extinguishment.

d)      To eliminate interest expense related to Clarus convertible notes, which will be exchanged for common stock in the Merger.

e)      Presentation of the pro forma basic and diluted net loss per share amounts. The unaudited pro forma combined financial information has been prepared assuming the no redemptions and maximum redemptions scenarios. See Note 6, Loss Per Share for additional details.

f)       To record cancellation of Clarus outstanding stock options.

g)      To record gain on extinguishment of certain Clarus senior notes payable and Clarus royalty obligation.

Note 6 — Loss Per Share

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and private placement, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and private placement have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption for the three months ended March 31, 2021:

Three Months Ended March 31, 2021	Scenario 1 (Assuming No Redemption)	Scenario 2 (Assuming Max Redemption)
	(in thousands, except share and per share data)
Pro forma net loss	$(1,869)	$(1,869)
Weighted average shares outstanding – basic and diluted	24,228,462	20,538,430
Net loss per share – basic and diluted	$(0.08)	$(0.09)

Pro Forma weighted average shares calculation – basic and diluted
Blue Water public stockholders	5,807,500	2,117,468
Blue Water Sponsor	1,437,500	1,437,500
Total	7,245,500	3,554,968
Clarus	16,983,462	16,983,462
Pro Forma weighted average shares outstanding – basic and diluted(1)	24,228,462	20,538,430

____________

(1)      For the purposes of applying the if-converted method for calculating pro forma earnings per share, it was assumed that all Clarus Preferred stock was extinguished or converted to common stock. As such, the accretion of historical preferred stock dividends was not included in calculation of basic or diluted loss per share.

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, 2021 convertible notes and private placement, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination, 2021 convertible notes and private placement have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2020:

Year Ended December 31, 2020	Scenario 1 (Assuming No Redemption)	Scenario 2 (Assuming Max Redemption)
	(in thousands, except share and per share data)
Pro forma net loss	$(55,390)	$(55,390)
Weighted average shares outstanding – basic and diluted	24,913,070	22,240,636
Net loss per share – basic and diluted	$(2.22)	$(2.49)

Pro Forma weighted average shares calculation – basic and diluted
Blue Water public stockholders	5,807,500	3,135,066
Blue Water Sponsor	1,437,500	1,437,500
Total	7,245,000	4,572,566
Clarus	17,668,070	17,668,070
Pro Forma weighted average shares outstanding – basic and diluted(1)	24,913,070	22,240,636

____________

(1)      For the purposes of applying the if-converted method for calculating pro forma earnings per share, it was assumed that all Clarus Preferred stock was extinguished or converted to common stock. As such, the accretion of historical preferred stock accretion was not included in calculation of basic or diluted loss per share.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION

Blue Water Acquisition Corp.

Blue Water is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Blue Water was incorporated under the laws of the State of Delaware on May 22, 2020.

On December 17, 2020, Blue Water consummated its IPO of 5,750,000 Units, which included 750,000 Units issued pursuant to the full exercise by the underwriters of their over-allotment option, with each Unit consisting of one share of Class A common stock and one redeemable Warrant, with each Warrant entitling the holder thereof to purchase one share of Class A Common Stock for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to Blue Water of $57,500,000. Simultaneously with the closing of the IPO, Blue Water completed the private sale of an aggregate of 3,445,000 Placement Warrants to the Sponsor at a purchase price of $1.00 per warrant, generating gross proceeds of $3,445,000. A total of $58,650,000, comprised of $55,205,000 of the proceeds from the Blue Water IPO (which amount includes $2,012,500 of the underwriter’s deferred discount) and $3,445,000 of the proceeds of the sale of the Placement Warrants, was placed in the Trust Account. Blue Water’s IPO was conducted pursuant to a registration statement on Form S-1 (Registration No. 333-248569) that became effective on December 15, 2020.

Blue Water Class A common stock, Units and Warrants are currently listed on Nasdaq under the symbols “BLUW”, “BLUWU” and “BLUWW”, respectively. The mailing address of Blue Water’s principal executive offices is 15 E. Putnam Avenue, Suite 363, Greenwich, CT 06830, and its telephone number at such address is (646) 303-0737.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Blue Water, incorporated in Delaware on April 19, 2021 solely for the purpose of consummating the Business Combination. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive offices is 15 E. Putnam Avenue, Suite 363, Greenwich, CT 06830, and its telephone number at such address is (646) 303-0737.

In the Business Combination, Merger Sub will merge with and into Clarus with Clarus surviving the Merger. As a result, Merger Sub will cease to exist, and Clarus will become a wholly-owned subsidiary of Blue Water.

Clarus Therapeutics, Inc.

Clarus is a specialty pharmaceutical company focused on the commercialization of JATENZO, an oral T-replacement therapy approved by the FDA. Clarus’s primary goal is to make JATENZO the preferred choice for T-replacement therapy among men with T-deficiency accompanied by an associated medical condition, referred to as hypogonadism. In parallel, Clarus plans to develop into a specialty pharmaceutical company initially focused on the development and commercialization of testosterone and metabolic therapies for men and women. Clarus was incorporated under the laws of the State of Delaware on June 4, 2003.

The mailing address of Clarus’s principal executive offices is 555 Skokie Boulevard, Suite 340, Northbrook, IL 60062, and its telephone number at such address is (847) 562-4300.

THE BLUE WATER SPECIAL MEETING

General

Blue Water is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the board of directors for use at the Blue Water Special Meeting to be held on August 12, 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus provides Blue Water’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Blue Water Special Meeting.

Date, Time and Place

The Blue Water Special Meeting will be held as a “virtual meeting” via live audio webcast on August 12, 2021, at 10:00 a.m., Eastern Time. Due to concerns about the coronavirus (COVID-19) and warnings from public officials regarding public gatherings, you may also access Blue Water’s proxy materials at the following website: https://www.cstproxy.com/bluewateracquisition/2021.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Blue Water Special Meeting if you owned shares of Blue Water common stock at the close of business on July 16, 2021 which is the Record Date. You are entitled to one vote for each share of Blue Water common stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 7,245,000 shares of Blue Water common stock outstanding, consisting of 5,807,500 shares of Class A common stock and 1,437,500 shares of Class B common stock.

Vote of the Sponsor, Directors and Officers

In connection with the Blue Water IPO, Blue Water entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of Blue Water common stock owned by it in favor of the Business Combination Proposal and for all other proposals presented at the Blue Water Special Meeting. These agreements apply to the Sponsor as it relates to the Founder Shares and the requirement to vote such shares in favor of the Business Combination Proposal and for all other proposals presented to Blue Water stockholders in this proxy statement/prospectus. As a result, we would need only 2,185,001, or approximately 38.0%, of the 5,750,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved, assuming all outstanding shares are voted.

Blue Water’s Sponsor, directors and officers have waived any redemption rights, including with respect to shares of Class A common stock issued or purchased in the Blue Water IPO or in the aftermarket, in connection with Business Combination. The Founder Shares held by the Sponsor have no redemption rights upon Blue Water’s liquidation and will be worthless if no initial business combination is effected by Blue Water by December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination).

Quorum and Required Vote for Proposals

A quorum of Blue Water stockholders is necessary to hold a valid meeting. A quorum will be present at the Blue Water Special Meeting if a majority of the Blue Water common stock outstanding and entitled to vote at the Blue Water Special Meeting is represented in person or by proxy at the Blue Water Special Meeting. Abstentions and “withold” votes will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Charter Amendment Proposals require the affirmative vote of a majority of the issued and outstanding Blue Water common stock as of the Record Date for the Blue Water Special Meeting. The approval of the Business Combination Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Blue Water common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Blue Water Special Meeting. The approval of the Director Election Proposal requires a plurality vote of the shares of Blue Water common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Blue Water Special Meeting.

If the Business Combination Proposal is not approved, the Charter Amendment Proposals, the Director Election Proposal and the Incentive Plan Proposal will not be presented to the Blue Water stockholders for a vote. The approval of the Charter Amendment Proposals, the Business Combination Proposal, the Director Election Proposal and the Incentive Plan Proposal are preconditions to the consummation of the Business Combination. The Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the ESPP Proposal are conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is conditioned on the approval of the Charter Amendment Proposals, the Director Election Proposal and the Incentive Plan Proposal). The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then Blue Water will not consummate the Business Combination. If Blue Water does not consummate the Business Combination and fails to complete an initial business combination by December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination) and does not seek and obtain the approval of its stockholders for an Extension, Blue Water will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Abstentions, “Withhold” Votes and Broker Non-Votes

A Blue Water stockholder’s failure to vote by proxy or to vote in person at the Blue Water Special Meeting or an abstention will have no effect on the outcome of the vote on the Business Combination Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal. A Blue Water stockholder’s failure to vote by proxy or to vote in person at the Blue Water Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposals. A Blue Water stockholder’s failure to vote by proxy or to vote in person at the Blue Water Special Meeting or a “Withhold” vote will have no effect on the outcome of the vote on the Director Election Proposal.

A “broker non-vote” occurs when shares held by a broker for the account of a beneficial owner are not voted for or against a particular proposal because the broker has not received voting instructions from that beneficial owner and the broker does not have discretionary authority to vote those shares in the absence of such instructions. If you do not provide instructions to your broker, your broker will not have discretionary authority to vote on any of the Proposals at the Blue Water Special Meeting, because Blue Water does not expect any of the Proposals to be considered a routine matter. Broker non-votes will not be counted as present for the purposes of establishing a quorum.

Broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendment Proposals. Broker non-votes will have no effect on the Business Combination Proposal, the Director Election Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal.

Recommendation of Blue Water’s Board of Directors

Blue Water’s board of directors has unanimously determined that each of the Proposals is fair to and in the best interests of Blue Water and its stockholders, and has unanimously approved such proposals. Blue Water’s board of directors unanimously recommends that stockholders:

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” each of the Charter Amendment Proposals;

•        vote “FOR” the Director Election Proposal;

•        vote “FOR” the Incentive Plan Proposal;

•        vote “FOR” the ESPP Proposal; and

•        vote “FOR” the Adjournment Proposal, if it is presented at the meeting.

When you consider the recommendation of Blue Water’s board of directors in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of Blue Water’s board of directors and officers have interests in the Business Combination that may be different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things, the fact that:

•        unless Blue Water consummates an initial business combination, Blue Water’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        as a condition to the Blue Water IPO, the Founder Shares became subject to a lock-up whereby, subject to certain limited exceptions, the Founder Shares cannot be transferred for 180 days following the consummation of an initial business combination;

•        the Placement Warrants purchased by the Sponsor will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the Placement Warrants, and all of their underlying securities, will not be sold or transferred by it until after Blue Water has completed a business combination, subject to limited exceptions;

•        the Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        the Sponsor may loan to Blue Water additional funds for working capital purposes prior to the Business Combination. There are no working capital loans from the Sponsor currently outstanding. If the Business Combination is not consummated and Blue Water does not otherwise consummate another business combination prior to December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination), then there will likely be insufficient funds to pay the working capital loans;

•        $575,000 may be loaned by the Sponsor or its affiliates or designees for each three-month extension (for up to $1,150,000) of the time that we have to consummate a business combination, which amount may be converted into Extension Warrants, at the price of $1.00 per warrant and such warrants would be identical to the Placement Warrants, including as to exercise price, exercisability and exercise period;

•        if Blue Water does not complete an initial business combination by December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination), a portion of the proceeds from the sale of the Placement Warrants will be included in the liquidating distribution to Blue Water’s public stockholders and the Placement Warrants will expire worthless; and

•        if the Trust Account is liquidated, including in the event Blue Water is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Blue Water to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share by the claims of prospective target businesses with which Blue Water has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Blue Water, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Voting Your Shares

Each share of Blue Water common stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are three ways to vote your shares of Blue Water common stock at the Blue Water Special Meeting:

1.      Vote by Internet.

•        Before the meeting:    Go to https://www.cstproxy.com/bluewateracquisition/2021. Use the Internet to transmit your voting instructions and for electronic delivery information up until 11:59 p.m., Eastern Time, the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

•        During the meeting:    Go to https://www.cstproxy.com/bluewateracquisition/2021. You will be able to attend the Blue Water Special Meeting online, vote your shares electronically until voting is closed and submit your questions during the Blue Water Special Meeting.

2.      Vote by mail.    Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).

3.      Vote by telephone.    Call the telephone number on the enclosed proxy card, and easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. Telephone voting will be available 24 hours a day until 11:59 p.m., Eastern Time, the day before the meeting date.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Blue Water can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Blue Water’s secretary in writing before the Blue Water Special Meeting that you have revoked your proxy; or

•        you may attend the Blue Water Special Meeting, revoke your proxy, and vote in person as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Blue Water common stock, you may call Advantage Proxy, Blue Water’s proxy solicitor, at (877) 870-8565 (toll free) or (206) 870-8565 (collect) or by email ksmith@advantageproxy.com.

No Additional Matters May Be Presented at the Blue Water Special Meeting

The Blue Water Special Meeting has been called only to consider the approval of, the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Under Blue Water’s bylaws, other than procedural matters incident to the conduct of the Blue Water Special Meeting, no other matters may be considered at the Blue Water Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Blue Water Special Meeting.

Redemption Rights

Pursuant to the Blue Water Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Blue Water IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s taxes). For illustrative purposes, based on funds in the Trust Account of $58,652,956.88 on July 15, 2021, the estimated per share redemption price was approximately $10.20. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of Exchange Act) will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to more than 15% of the shares of Blue Water common stock included in the Units of Blue Water sold in the Blue Water IPO (including overallotment securities sold to Blue Water’s underwriters after the Blue Water IPO) without the prior consent of Blue Water.

In order to exercise your redemption rights, you must:

•        prior to 5:00 p.m., Eastern Time, on August 10, 2021 (two (2) business days before the Blue Water Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, Blue Water’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

•        In your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group”(as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of Blue Water common stock;

and

•        deliver your Public Shares either physically or electronically through DTC to Blue Water’s transfer agent at least two (2) business days before the Blue Water Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Blue Water’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Blue Water does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Blue Water’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Blue Water’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Blue Water’s transfer agent return the shares (physically or electronically). You may make such request by contacting Blue Water’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Blue Water common stock as they may receive higher proceeds from the sale of their Blue Water common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Blue Water common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Blue Water common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Blue Water common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Entity, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not consummated and Blue Water otherwise does not consummate an initial business combination by December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination), Blue Water will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and the Warrants will expire worthless.

Appraisal Rights

Blue Water stockholders do not have appraisal rights in connection with the Business Combination or the other proposals.

Proxy Solicitation

Blue Water is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Blue Water and its directors, officers and employees may also solicit proxies in person. Blue Water will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Blue Water will bear the cost of the solicitation.

Blue Water has hired Advantage Proxy to assist in the proxy solicitation process. Blue Water will pay that firm a fee of up to $25,000, plus disbursements.

Blue Water will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Blue Water will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION PROPOSAL (PROPOSAL 1)

General

Holders of Blue Water common stock are being asked to approve and adopt the Merger Agreement and the Business Combination. Blue Water stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section titled “—The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because Blue Water is holding a stockholder vote on the Business Combination, Blue Water may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of Blue Water common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Blue Water Special Meeting.

The Merger Agreement

The subsections that follow this subsection describe the material provisions of the Merger Agreement, but do not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, which may be updated prior to the closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The disclosure schedules do not disclose any information material to an investment decision that is not already disclosed elsewhere in this proxy statement/prospectus.

General Description of the Merger Agreement

On April 27, 2021, Blue Water entered into the Merger Agreement with Merger Sub and Clarus. Unless otherwise defined herein, the capitalized terms used in this section “The Business Combination Proposal (Proposal 1) — The Merger Agreement” will have the meaning ascribed to such terms in the Merger Agreement.

Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Merger Sub will merge with and into Clarus, with Clarus surviving the Merger as a wholly-owned subsidiary of Blue Water and, based on existing Clarus share preference and convertible debtholder rights:

(a)     certain shares of Clarus preferred stock issued and outstanding immediately prior to the Effective Time (such shares, the “Clarus Consideration-Receiving Preferred Stock”) will be canceled and converted into the right to receive a portion of the Merger Consideration,

(b)    certain convertible and non-convertible promissory notes of Clarus outstanding as of the Effective Time (such notes, the “Clarus Consideration-Receiving Notes”) will be canceled and converted into, or exchanged for, the right to receive a portion of the Merger Consideration,

(c)     certain warrants to purchase Clarus stock will be converted into the Clarus Converting Warrants, and

(d)    all shares of Clarus capital stock (other than the Consideration-Receiving Preferred Stock), and all outstanding options, warrants or rights to subscribe for or purchase any capital stock of Clarus or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of Clarus (in each case, excluding the Clarus Consideration-Receiving Notes and the Clarus Converting Warrants) that have not been exercised prior to the Effective Time, will be canceled, retired and terminated without any consideration or any liability to Clarus with respect thereto.

The Merger Consideration to be paid pursuant to the Merger Agreement to Clarus securityholders will be a number of shares of New Blue Water common stock equal to:

(i)     17,929,832 shares of New Blue Water Class A common stock, subject to adjustment to account for the Closing Net Indebtedness, divided by $10.20; plus

(ii)    1,500,000 shares of New Blue Water Class A Common Stock issuable to the holders of certain non-convertible promissory notes of Clarus in exchange for $10.0 million of the aggregate principal amount of such notes and certain outstanding royalty rights; plus

(iii)   a number of shares of New Blue Water Class A common stock equal to the outstanding balance (principal and interest) at Closing of convertible and non-convertible promissory notes of Clarus issued between the date of the Merger Agreement and Closing divided by $10.00, provided that Clarus may elect, in its discretion to instead pay off the outstanding balance of, and any redemption premium on, the non-convertible promissory notes at Closing.

Additionally, the outstanding shares of Blue Water Class A common stock, including any shares of Blue Water Class B common stock that are converted into Blue Water Class A common stock in accordance with the Blue Water Charter, will be redesignated as the New Blue Water common stock, which is common stock, par value $0.0001 per share, of Clarus Therapeutics Holdings, Inc. (the new name of Blue Water after the Closing).

The Merger Consideration to be paid to Clarus stockholders will be paid solely by the delivery of new shares of New Blue Water common stock. The Closing Net Indebtedness (and the resulting Merger Consideration) is based solely on estimates determined shortly prior to the Closing and is not subject to any post-Closing true-up or adjustment. The Merger Consideration will be allocated among the Clarus securityholders as determined by Clarus shortly prior to the Closing based on existing share preference and convertible debtholder rights.

Post-Business Combination Ownership of the Combined Entity

Immediately after the Closing, Blue Water, which will be renamed Clarus Therapeutics Holdings, Inc., will own 100% of the outstanding capital stock of Clarus.

It is anticipated that, upon the Closing, Blue Water’s public stockholders will retain an ownership interest of approximately 24.0% of the outstanding capital stock of the Combined Entity, the Sponsor will retain an ownership interest of approximately 6.0% of the outstanding capital stock of the Combined Entity and the Clarus securityholders and noteholders will own approximately 70.0% of the outstanding capital stock of the Combined Entity. The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assume that (i) there are no redemptions of any shares by Blue Water’s public stockholders in connection with the Business Combination, (ii) the negative Closing Net Indebtedness is $43.1 million, based on the Merger Agreement, (iii) no awards are issued under the Equity Incentive Plan and (iv) no Working Capital Warrants or Extension Warrants are issued. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Blue Water’s existing stockholders in the Combined Entity will be different.

Representations and Warranties; Survival/Indemnification

The Merger Agreement contains representations and warranties by each of Blue Water and Clarus that are customary for transactions similar to the Business Combination.

Clarus made representations and warranties relating to, among other matters, (1) corporate existence and power, (2) corporate authorization, (3) governmental authorization, (4) non-contravention, (5) capitalization, (6) corporate records, (7) subsidiaries, (8) consents, (9) financial statements, (10) books and records, (11) internal accounting controls, (12) absence of certain changes, (13) properties and title to its assets, (14) litigation, (15) material contracts, (16) licenses and permits, (17) compliance with laws, (18) intellectual property, (19) healthcare matters, (20) accounts receivable, accounts payable, and affiliate loans, (21) employees and employment matters, (22) withholding, (23) employee benefits, (24) real property, (25) tax matters, (26) environmental laws, (27) top customers and suppliers, (28) finders’ and brokers’ fees, (29) powers of attorney and suretyships, (30) directors and officers, (31) anti-money laundering laws, (32) insurance, (33) related party transactions, (34) the Investment Company Act of 1940, (35) independent investigation and (36) information supplied.

Blue Water and Merger Sub made representations and warranties relating to, among other matters, (1) corporate existence and power, (2) corporate authorization, (3) governmental authorization, (4) non-contravention, (5) finders’ and brokers’ fees, (6) issuance of the Merger Consideration, (7) capitalization, (8) information supplied, (9) the Trust Account, (10) listing, (11) board approval, (12) SEC filings and financial statements, (13) certain business practices, (14) anti-money laundering laws, (15) affiliate transactions, (16) litigation, (17) expenses, indebtedness and other liabilities, and (18) tax matters.

Many of the representations and warranties are qualified by materiality or Material Adverse Effect and/or the representing party’s knowledge. “Material Adverse Effect” as used in the Merger Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, financial condition, net worth, management, earnings, cash flows, business, operations or properties of such person or entity and its subsidiaries, taken as a whole, or the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the ancillary documents to which it is a party or bound or to perform its obligations thereunder, in each case subject to certain customary exceptions. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement.

Survival/Indemnification

The representations and warranties made by the parties terminate as of and do not survive the Closing, and there are no indemnification rights for another party’s breach. The covenants and agreements of the parties shall not survive the Closing, except those covenants and agreements to be performed after the Closing, which covenants and agreement shall survive until fully performed.

Covenants of the Parties

Each party agreed in the Merger Agreement to use its reasonable best efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms (the “Interim Period”), including (1) the provision of access to their offices, properties, books and records; (2) the operation of their respective businesses in the ordinary course of business; (3) provision of financial statements by Clarus; (4) Blue Water’s public filings; (5) no insider trading; (6) notifications of certain breaches, consent requirements, material adverse changes or other matters; (7) efforts to consummate the Closing and obtain third party and regulatory approvals; (8) tax matters and transfer taxes; (9) further assurances; (10) public announcements; and (11) confidentiality. Each party also agreed during the Interim Period not to solicit or enter into any inquiry, proposal or offer, or any indication of interest in making an offer or proposal for an alternative competing transaction, to notify the others as promptly as practicable in writing of the receipt of unsolicited proposals for, or indications of interest in entering into, an alternative competing transaction, and to keep the others informed of material developments with respect to such proposals or indications. There are also certain customary post-Closing covenants regarding (1) maintenance of books and records; (2) indemnification of directors and officers; and (3) use of Trust Account proceeds.

Blue Water agreed, as promptly as practicable after the date of the Merger Agreement, to prepare, with reasonable assistance from Clarus, and file with the SEC this Registration Statement on Form S-4 (the “Registration Statement”) in connection with the registration under the Securities Act of the issuance of the Merger Consideration Shares to be issued to the Clarus stockholders and noteholders and containing a proxy statement/prospectus for the purpose of Blue Water soliciting proxies from the stockholders of Blue Water to approve the Business Combination Proposal and the other Required Proposals at the Blue Water Special Meeting and providing such stockholders an opportunity in accordance with Blue Water’s organizational documents and Blue Water’s Initial Public Offering prospectus to have their shares of Blue Water common stock redeemed.

Clarus also agreed in the Merger Agreement to obtain the written consent of its stockholders as promptly as practicable after the Registration Statement has become effective to approve the Merger Agreement and the Business Combination and related matters.

The parties also agreed to take all necessary action, so that effective at the Closing, the entire board of directors of New Blue Water will consist of seven individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements. Two of the members of such board will be individuals (at least one of whom shall be an independent director, and one of whom shall serve as the chairperson of such board) designated by Blue Water in the Merger Agreement and five of the members of such board (at least three of whom shall be independent directors) will be designated by Clarus prior to the Closing. The parties also agreed to classify Blue Water’s board into three classes as described in the Charter Amendment Proposal #3 below. Blue Water also agreed to provide each of the director designees to the post-Closing board of directors with a customary director indemnification agreement, in form and substance reasonably acceptable to such director. The parties also agreed to take all action necessary, so that the individuals serving as the officers of Blue Water immediately after Closing will be the same individuals as those of Clarus immediately prior to the Closing.

Conditions to the Closing

The closing of the Merger Agreement is subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Merger Agreement and the Business Combination and Required Proposals by the requisite vote of Blue Water’s stockholders, (ii) the approval of the Merger Agreement and the Business Combination and related matters by Clarus’s stockholders; (iii) receipt of requisite consents from governmental authorities to consummate the Business Combination, (iv) no law or order, or action brought by a governmental authority, that would restrain, prohibit or impose any condition on the Business Combination; (v) Blue Water having at least $5,000,001 in net tangible assets, after giving effect to the completion of the redemption of public stockholders who redeem their shares in connection with the Business Combination; (vi) the election or appointment of members to Blue Water’s board of directors as of the Closing in accordance with the Merger Agreement; (vii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; and (viii) the conditional approval of Blue Water’s initial listing application with Nasdaq with respect to the common stock to be issued pursuant to the Business Combination.

In addition, unless waived by Clarus, the obligations of Clarus to consummate the Business Combination are subject to the fulfillment of certain closing conditions, including but not limited to the following (in addition to customary certificates and other closing deliverables):

•        The representations and warranties of Blue Water and Merger Sub being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

•        Blue Water and Merger Sub having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the date of the Closing;

•        Filing and effectiveness of the second amended and restated certificate of incorporation of Blue Water; and

•        Clarus having received a copy of a duly executed Registration Rights Agreement (as described below) by Blue Water.

Unless waived by Blue Water, the obligations of Blue Water and the Merger Sub to consummate the Business Combination is subject to the satisfaction of the following conditions (in addition to customary certificates and other closing deliverables):

•        The representations and warranties of Clarus being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

•        Clarus having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the date of the Closing;

•        Certain litigation in which Clarus is involved not having been adjudicated or settled, and no offer of settlement having been made by Clarus, that would have a Material Adverse Effect on Blue Water;

•        Absence of a Material Adverse Effect with respect to Clarus since the date of the Merger Agreement (but excluding a qualifying settlement of certain litigation in which Clarus is involved) that is continuing and uncured;

•        Certain specified contracts of Clarus being terminated without further obligation of Clarus;

•        Clarus and the Clarus securityholders specified therein having executed and delivered the Registration Rights Agreement (as described below)

•        Each Stockholder Lock-Up Agreement (as described below) and Lender Lock-Up Agreement (as described below) having been executed and delivered;

•        Clarus’s indebtedness at the Closing not exceeding $43.125 million and there being no obligation of Clarus to make any post-Closing payment in the nature of a royalty; and

•        Clarus having consummated a Permitted Financing with gross proceeds to Clarus of at least $15 million.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

•        by mutual consent of Clarus and Blue Water;

•        by either Blue Water or Clarus if any of the conditions to the Closing have not been satisfied or waived by October 27, 2021 (which we refer to as the “Outside Date”), provided that this termination right shall not be available to Blue Water or Clarus if a breach by such party (i.e., either Blue Water or Merger Sub on one hand, or Clarus, on the other hand) of the Merger Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

•        by either Blue Water or Clarus if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting, or if any law is in effect making illegal, the transactions contemplated by the Merger Agreement;

•        by either Blue Water or Clarus if there has been a material breach by the other party of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, such that the related closing condition would not be met, and such breach is not cured within the earlier of (i) 30 days after the non-breaching party receives notice of such breach, or (ii) by the Outside Date;

•        by Blue Water if there has been an event after the signing of the Merger Agreement that has had a Material Adverse Effect on Clarus (but excluding a qualifying settlement of certain litigation in which Clarus is involved) that is continuing and uncured for 30 days;

•        by Clarus if there has been a Material Adverse Effect on Blue Water following the date of the Merger Agreement which is uncured and continuing for 30 days;

•        by either Blue Water or Clarus if approval for the Business Combination and the other matters submitted for Blue Water stockholder approval in this proxy statement/prospectus are not obtained at the Blue Water Special Meeting; and

•        by either Blue Water or Clarus if a special meeting of Clarus’ stockholders is held and Clarus’ stockholders shall not have approved the Merger Agreement and the Business Combination and related matters.

If the Merger Agreement is validly terminated, all further obligations of the parties under the Merger Agreement will terminate and will be of no further force and effect (except that certain obligations related to confidentiality, dispute resolution, termination, waiver of claims against the Trust Account, and certain general provisions will continue in effect), and no party will have any further liability to any other party thereto except for liability for any willful breach of the Merger Agreement prior to such termination. No termination fee is payable by either party.

Trust Account Waiver

Clarus agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Blue Water’s Trust Account held for its public stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Governing Law and Dispute Resolution

The Merger Agreement is governed by Delaware law and, subject to the required arbitration provisions, the parties are subject to the non-exclusive jurisdiction of federal and state courts located in Delaware, and each party waived its rights to a jury trial in connection therewith.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, copies of each of which are attached hereto as part of Annex A. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Clarus Support Agreements

Simultaneously with the execution of the Merger Agreement, Blue Water and Clarus entered into support agreements (the “Clarus Support Agreements”) with certain significant stockholders of Clarus holding in the aggregate approximately 70.0% of Clarus’s outstanding capital stock. Pursuant to the Clarus Support Agreement, each such stockholder agreed, among other things, to vote all of its shares of Clarus stock in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and the other matters submitted to Clarus stockholders for their approval, and provide a proxy to Blue Water to vote such Clarus stock accordingly. The Clarus Support Agreement prevents transfers of the Clarus stock held by such stockholder between the date of the Clarus Support Agreement and the date of the Closing, except for certain permitted transfers where the recipient also agrees to comply with the Clarus Support Agreement.

Sponsor Support Agreement

Simultaneously with the execution of the Merger Agreement, Blue Water and Clarus entered into a support agreement (the “Sponsor Support Agreement”) with the Sponsor. Under the Sponsor Support Agreement, the Sponsor agreed that it would abide by its undertakings in that certain letter agreement dated December 15, 2020, by and among Blue Water and its officers, its directors and the Sponsor filed as Exhibit 10.1 to Blue Water’s Current Report on Form 8-K filed with the SEC on December 21, 2020 (the “Insider Letter”), including voting its Blue Water shares in favor of the Merger Agreement and the Business Combination and not redeeming such shares in connection with the Merger, and that in the event of a transfer of its shares permitted under the Insider Letter, the Sponsor will ensure that the transferee agrees to be bound by the restrictions in the Sponsor Support Agreement. The Sponsor also agreed in connection with the Merger to waive its anti-dilution right pursuant to Article IV, Section 4.3(b)(ii) of the Blue Water Charter. Blue Water undertook to enforce the Sponsor’s obligations under the Insider Letter.

Stockholder Lock-Up Agreements

The Merger Agreement provides that at or prior to the Closing, certain significant Clarus stockholders will enter into a Lock-Up Agreement with Blue Water (each, a “Stockholder Lock-Up Agreement”). Pursuant to the Stockholder Lock-Up Agreements, each Clarus stockholder party thereto would agree not to, during the period commencing from the Closing and ending 180 days after the date of the Closing (subject to early release if the Combined Entity consummates a liquidation, merger, capital stock, reorganization exchange or other similar transaction with an unaffiliated third party that results in all of the Combined Entity’s stockholders having the right to exchange their equity holdings in the Combined Entity for cash, securities or other property): (x) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the restricted securities, or (z) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (x), (y) or (z) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Stockholder Lock-Up Agreement).

Lender Lock-Up Agreements

The Merger Agreement provides that at or prior to the Closing, certain Clarus noteholders (the “Lenders”) will enter into a Lock-Up Agreement with Blue Water (each, a “Lender Lock-Up Agreement”). Pursuant to the Lender Lock-Up Agreements, each Lender party thereto would agree not to, during the period commencing from the Closing and ending 180 days after the date of the Closing (subject to early release if the Combined Entity consummates a liquidation, merger, capital stock, reorganization exchange or other similar transaction with an unaffiliated third party that results in all of the Combined Entity’s stockholders having the right to exchange their equity holdings in the Combined Entity for cash, securities or other property): (x) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the restricted securities, or (z) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (x), (y) or (z) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lender Lock-Up Agreement). However, during the second half of the lock-up period (the “Leak-Out Period”), each Lender would be able to engage in limited transfers of restricted securities that would otherwise be prohibited by the lock-up, up to a daily maximum volume based on the number of restricted securities held by such Lender at the commencement of the Leak-Out Period prorated to the number of trading days in the Leak-Out Period, with the ability to cumulate unused daily volume limits over a maximum period of five trading days.

Registration Rights Agreement

The Merger Agreement provides that upon the Closing, Blue Water will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Sponsor and the Clarus securityholders named therein. Pursuant to the Registration Rights Agreement, the Combined Entity would have an obligation to file a registration statement under the Securities Act covering the resale of (i) shares of New Blue Water common stock held by the Sponsor or issuable to the Sponsor upon conversion or exercise of other Company securities held by it, and (ii) shares of New Blue Water common stock issuable to the Clarus securityholders party thereto in the Merger. Either the Sponsor or a majority of the Clarus securityholders party to the Registration Rights Agreement holding registrable securities would be entitled to make a written demand for registration under the Securities Act of all or part of their registrable securities. Subject to certain exceptions, if at any time after the Closing the Combined Entity proposes to file a registration statement under the Securities Act with respect to its securities, under the Registration Rights Agreement the Combined Entity would be required to give notice to the other parties thereto as to the proposed filing and offer them the opportunity to register the sale of such number of registrable securities as they may request in writing. The Registration Rights Agreement would terminate and supersede that certain registration rights agreement dated December 15, 2020 between Blue Water and the Sponsor filed as Exhibit 10.3 to Blue Water’s Current Report on Form 8-K filed on with the SEC December 21, 2020.

Board of Directors and Management Following the Business Combination

The following persons are expected to be elected or appointed by the Blue Water board to serve as executive officers and directors following the Business Combination. For biographical information concerning the executive officers and directors following the Business Combination, see “Management after the Business Combination — Management and Board of Directors”.

Name	Age	Position(s)
Kimberly Murphy(1)	58	Class III Director and Chair of the Board
Joseph Hernandez(1)	48	Class III Director
Robert E. Dudley(2)	66	Class III Director, President and Chief Executive Officer
Elizabeth A. Cermak(2)	63	Class II Director
Mark A. Prygocki, Sr.(2)	55	Class II Director
Alex Zisson(2)	52	Class I Director
John Amory(2)	54	Class I Director
Richard Peterson	53	Chief Financial Officer
Frank Jaeger	51	Chief Commercial Officer
Steve Bourne	59	Chief Administrative Officer

____________

(1)      Blue Water Designee

(2)      Clarus Designee

Classified Board of Directors

The Combined Entity’s board of directors will consist of seven members upon the closing of the Business Combination. In accordance with the Amended Charter to be filed, immediately after the consummation of the Business Combination, the board of directors of New Blue Water will be divided into three classes, Class I, II and III, each to serve a three year term, except for the initial term after the Closing, for which the Class I directors will be up for reelection at the first annual meeting of stockholders occurring after the Closing, and for which the Class II directors will be up for reelection at the second annual meeting of stockholders occurring after the Closing. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. Directors will not be able to be removed during their term except for cause, and then only by the affirmative vote of only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors. Blue Water and Clarus will work in good faith to equitably allocate director designees among the three classes of directors, provided that Blue Water’s designees will serve in the class of directors with the latest initial re-election date.

The Combined Entity expects that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of the Combined Entity.

Interests of Blue Water’s Directors and Officers in the Business Combination

When you consider the recommendation of Blue Water’s board of directors in favor of approval of the Proposals, you should keep in mind that Blue Water directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•        unless Blue Water consummates an initial business combination, Blue Water’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•        as a condition to the Blue Water IPO, the Founder Shares became subject to a lock-up whereby, subject to certain limited exceptions, the Founder Shares cannot be transferred for 180 days following the consummation of an initial business combination;

•        the Placement Warrants purchased by the Sponsor will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the Placement Warrants, and all of their underlying securities, will not be sold or transferred by it until after Blue Water has completed a business combination, subject to limited exceptions;

•        the fact that the Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that the Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        the Sponsor may loan to Blue Water additional funds for working capital purposes prior to the Business Combination. There are no working capital loans from the Sponsor currently outstanding. If the Business Combination is not consummated and Blue Water does not otherwise consummate another business combination prior to December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination), then there will likely be insufficient funds to pay the working capital loans;

•        $575,000 may be loaned by the Sponsor or its affiliates or designees for each three-month extension (for up to $1,150,000) of the time that we have to consummate a business combination, which amount may be converted into Extension Warrants, at the price of $1.00 per warrant and such warrants would be identical to the Placement Warrants, including as to exercise price, exercisability and exercise period;

•        if Blue Water does not complete an initial business combination by December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination), a portion of the proceeds from the sale of the Placement Warrants will be included in the liquidating distribution to Blue Water’s public stockholders and the Placement Warrants will expire worthless; and

•        if the Trust Account is liquidated, including in the event Blue Water is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Blue Water to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share by the claims of prospective target businesses with which Blue Water has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Blue Water, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Interests of Clarus’s Directors and Officers in the Business Combination

When Clarus securityholders and other interested persons consider the recommendation of its board of directors in favor of approval of the Business Combination, such persons should keep in mind that the directors and executive officers of Clarus may have interests in the Business Combination and other proposals that may be different from, or in addition to, those of Clarus securityholders generally. These interests include, among other things:

•        That Dr. Robert E. Dudley, the Founder, Chairperson, Chief Executive Officer and President, and member of the board of directors, of Clarus is expected to serve as a member of the board of directors, and the Chief Executive Officer and President, of the Combined Entity after consummation of the Business Combination;

•        That Elizabeth Cermak, Alex Zisson and Mark Prygocki, each of whom currently serves on the board of directors of Clarus, are expected to be directors of the Combined Entity after consummation of the Business Combination;

•        Richard Peterson, the current Chief Financial Officer of Clarus, Frank Jaeger, the current Chief Commercial Officer of Clarus, and Steve Bourne, the current Chief Administrative Officer of Clarus, are expected to serve as officers of the Combined Entity in their same respective roles;

•        That Clarus’s executive officers intend to enter into employment arrangements that are expected to become effective in connection with the Business Combination. Please see the section entitled “Executive Compensation of Clarus — Employment Agreements with Our Named Executive Officers” of this proxy statement/prospectus for further discussion.

•        That, upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, Clarus’s executive officers are expected to receive grants of stock options and restricted stock units under the Equity Incentive Plan from time to time.

•        That upon or promptly following the consummation of the Business Combination, accrued but unpaid compensation payable to Dr. Dudley and Messrs. Bourne, Peterson and Jaeger for prior years of service shall be paid to them. As of December 31, 2020, an aggregate of $322,664 is due in unpaid compensation for prior service to, respectively, Dr. Dudley and Messrs. Bourne, Peterson and Jaeger. Please see section entitled “Executive Compensation of Clarus — Employment Agreements with Our Named Executive Officers” of this proxy statement/prospectus for further discussion.

Clarus’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and the Merger Agreement.

Ownership of New Blue Water after the Business Combination

It is anticipated that, upon the Closing of the Business Combination, Blue Water’s public stockholders will retain an ownership interest of approximately 24.0% of the outstanding capital stock of the Combined Entity, the Sponsor will retain an aggregate ownership interest of approximately 6.0% of the outstanding capital stock of the Combined Entity and the Clarus securityholders and noteholders will own approximately 70.0% of the outstanding capital stock of the Combined Entity. The foregoing ownership percentages with respect to the Combined Entity following the Business Combination exclude any outstanding Warrants and assume that (i) there are no redemptions of any shares by Blue Water’s public stockholders in connection with the Business Combination, (ii) the negative Closing Net Indebtedness is $43.1 million (which is the maximum provided in the Merger Agreement), (iii) no awards are issued under the Equity Incentive Plan and (iv) no Working Capital Warrants or Extension Warrants are issued. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Blue Water’s existing stockholders in the Combined Entity will be different.

Certificate of Incorporation; Bylaws

Pursuant to the Merger Agreement, upon the Closing, the Blue Water Charter will be amended and restated in accordance with the Amended Charter, subject to, among other matters, the approval of the Charter Amendment Proposals by Blue Water stockholders. See “Proposals 2 through 5 – The Charter Amendment Proposals.” We currently also expect that upon the Closing, Blue Water’s bylaws will be amended and restated promptly to:

•        reflect necessary changes and to be consistent with the proposed Amended Charter; and

•        make certain other changes that our board of directors deems appropriate for a public operating company.

Name and headquarters of the Combined Entity

The name of the Combined Entity will be Clarus Therapeutics Holdings, Inc. and its principal executive offices will be located at 555 Skokie Boulevard, Suite 340., Northbrook, IL 60062.

Background of the Business Combination

Blue Water is a blank check company incorporated in Delaware on May 22, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of Blue Water’s search for a potential transaction utilizing the network and investing and operating experience of Blue Water’s management team and Board. The execution of the Business Combination was the result of extensive negotiations between representatives of Blue Water and Clarus based on diligence efforts of the Blue Water management team with the support of its advisors. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

On December 15, 2020, Blue Water closed the Blue Water IPO for the sale of 5,750,000 units, which included 750,000 Units issued pursuant to the full exercise by the underwriters of their over-allotment option, at a price of $10.00 per unit, yielding gross proceeds of $57,500,000. Simultaneously with the closing of the Blue Water IPO, Blue Water consummated the sale of 3,445,000 Placement Warrants at a price of $1.00 per warrant ($3,445,000 in the aggregate) in a private placement with the Sponsor.

Upon the consummation of the Blue Water IPO, Blue Water commenced its search for potential targets. In connection with its search, representatives of Blue Water communicated with a number of individuals and entities who offered to present acquisition opportunities, including financial advisors and companies within the healthcare, biotechnology, and consumer sectors.

From the date of the Blue Water IPO through the execution of the Merger Agreement on April 27, 2021, Blue Water identified and evaluated over 100 potential target companies. Of these companies, Blue Water performed advanced due diligence on 47 companies and signed confidentiality agreements with 12 companies, including Clarus. Blue Water did not ultimately have substantive discussions with five of these companies for one or more of the following reasons:

•        Blue Water postponed outreach efforts to the target management team due to time management and its belief that better opportunities were available.

•        Blue Water believed the target’s valuation expectations were too high.

•        Blue Water deemed auction processes too competitive to achieve an attractive valuation for Blue Water stockholders.

•        The target’s regulatory or legislative approval process did not make sense for the SPAC process.

•        The perceived valuation of the target did not meet the size requirements deemed appropriate by Blue Water.

•        Financial and operating aspects of the target were not compatible with Blue Water’s business combination criteria.

•        Management of the target decided the potential benefits of a business combination with Blue Water did not warrant dedicating significant resources to pursue a transaction with Blue Water.

•        The target’s management team decided the Blue Water’s timeline was not compatible for a business combination.

Blue Water ultimately engaged in substantive discussions with seven of the companies with which it entered into confidentiality agreements, including Clarus, prior to announcing its proposed business combination with Clarus. The discussions covered various topics, including the target’s business operations, the target’s financial projections, the target’s growth opportunities, potential deal structures and due diligence. Blue Water did not execute a Letter of Intent (“LOI”) with any of these seven companies other than Clarus. Blue Water did not proceed with these other companies for the following reasons:

•        The inability of a target to commit to a transaction timeline and to prepare accounts audited to Public Company Accounting Oversight Board (“PCAOB”) standards.

•        Proposed deal terms that Blue Water believed not to be in the best interests of Blue Water stockholders.

•        Ownership of a target decided against pursuing a business combination with a SPAC.

•        A valuation expectation by a target that Blue Water believed to be too high.

•        Concerns about the regulatory status of the target’s product candidate, and lack of visibility as to when the product would become revenue-generating.

•        Concerns regarding the long-term viability of a target’s business model and opportunities for additional value creation.

•        Concerns about the capital structure of the target and level of prior investment.

•        Concerns about the readiness of the management team to lead a public company their track record in the target’s product category.

•        Lack of FDA-approved product or pipeline was in early stages of development.

Timeline of the Business Combination

On November 11, 2020, Clarus held a board of directors meeting via video conference to discuss the potential implications in the event Clarus were to fail to maintain its $10.0 million minimum liquidity covenant under the March 2020 indenture as of December 31, 2020.

In December 2020, Clarus engaged SierraConstellation Partners LLC (“SCP”) as its debt restructuring advisor.

On December 1, 2020, Clarus held a board of directors meeting via video conference to discuss strategic transactions and evaluate, with SCP, alternatives with respect to Clarus’s compliance with its obligations under the indenture.

On December 16, 2020, an investor in Clarus, Bruce Robertson, introduced Clarus to Blue Water’s Chief Executive Officer, Joseph Hernandez.

On December 18, 2020, Blue Water and Clarus began preliminary discussions with respect to a possible business combination between the two companies, including Blue Water Chief Executive Officer, Joseph Hernandez, Clarus Chief Executive Officer, Robert Dudley, Chief Commercial Officer, Frank Jaeger, Chief Financial Officer, Steve Bourne.

On or about December 21, 2020, Blue Water and Clarus exchanged emails regarding the execution of a non-disclosure agreement in order to ensure the confidentiality of their discussions, and the parties executed a mutual confidentiality agreement on December 28, 2020.

Between December 22, 2020 and January 8, 2021, Blue Water conducted preliminary due diligence calls with Clarus management and reviewed materials to evaluate Clarus’s business, as well as preliminary calls with Clarus litigation counsel to discuss Clarus’s pending Lipocine litigation.

Between January 7, 2021 and January 11, 2021, Blue Water management, including Chief Executive Officer, Joseph Hernandez, and Chief Financial Officer, Jon Garfield, discussed with Ellenoff Grossman & Schole LLP (counsel for Blue Water) (“EGS”) the potential scope of diligence and proposed terms for a possible business combination with Clarus, and EGS prepared the initial draft of the letter of intent for the transaction.

On January 8, 2021, Blue Water executed a new replacement non-disclosure agreement with Clarus with respect to a potential business combination with Clarus in order to facilitate their discussions.

On January 11, 2021, Blue Water presented a non-binding letter of intent and attached term sheet (together, the “LOI”) to Clarus setting forth the terms for a proposed business combination.

Between January 11 and January 26, 2021, Blue Water and Clarus engaged in negotiations with respect to the terms of the LOI.

On January 13, 2021, Clarus held a board of directors meeting via video conference to discuss LOI.

On January 16, 2021, Blue Water received comments on the draft LOI from H.I.G. BioHealth Partners (“HIG”) on behalf of Clarus’s management. Blue Water discussed the LOI comments with EGS on January 18, 2021 and January 19, 2021 and on January 21, 2021, EGS had initial conversations with Goodwin Procter LLP (counsel for Clarus) (“Goodwin”) regarding some high level issues on the LOI, and Blue Water and Clarus continued to engage in business discussions. Some of the key business issues related to mutual exclusivity between the parties, the valuation of Clarus, forfeiture of Sponsor equity, size of the proposed private placement and closing conditions, including the restructuring of Clarus’s debt. With respect to valuation, Blue Water had originally proposed a total enterprise value of $175.0 million, and Clarus responded with a total equity value of $160.0 million, which when added to the expected net debt, would result in an enterprise value of approximately $200.0 million (excluding unvested options) at $10.00 per share, and provided that Clarus transaction expenses would not reduce the valuation. Blue Water accepted a $200.0 million enterprise value (including all options and convertible securities, including unvested options, but not subject to adjustment for Clarus transaction expenses), but at $10.20 per share, with the first $15.0 million of financing obtained by Clarus included in the valuation.

On January 23, 2021, Blue Water, Clarus, EGS and Goodwin had a zoom call to discuss the LOI and the significant open business issues, which mainly related to the mutual exclusivity, valuation, the lock-ups and closing conditions.

On January 26, 2021, Clarus sent back a revised draft of the LOI to EGS based on their prior discussions. The parties further increased the enterprise value to $202.5 million based on a revised expected net debt.

On January 27, 2021, EGS discussed the revised LOI with Blue Water and prepared and sent a revised draft of the LOI to Clarus and Goodwin, and later in the day, Clarus sent back a revised version of the LOI with the final agreed upon terms.

On January 27, 2021, Blue Water’s Chief Executive Officer, Joseph Hernandez, convened a board of directors meeting to discuss the final LOI draft. The board discussed with management two top contenders other than Clarus, which were less mature and still in clinical trials, as opposed to Clarus, which was already commercially viable. Following a unanimous board vote in favor of signing, Blue Water executed the LOI with Clarus.

During January 2021, members of Clarus’s board of directors, together with SCP, engaged in discussions with Clarus’s lenders (which are Bracebridge and UBS entities) (under the indenture) regarding the potential transaction with Blue Water, the restructuring of the indebtedness under the indenture, the treatment of outstanding indebtedness under the proposed transaction with Blue Water, and the terms of a forbearance agreement.

On January 29, 2021, Clarus presented a non-binding letter of intent to the lenders setting forth the terms for the proposed restructuring of the indebtedness under the indenture, along with the LOI.

On January 30, 2021, Clarus gave written notice to the lenders and the indenture trustee certifying that Clarus failed to maintain its $10.0 million minimum liquidity covenant under the indenture as of December 31, 2020, or the December default.

Between January 30, 2021 and February 9, 2021, members of the Clarus board of directors, Goodwin and SCP discussed with the lenders and Pillsbury Winthrop Shaw Pittman LLP, counsel for lenders (“Pillsbury”), the terms of the proposed restructuring of the indebtedness under the indenture and the forbearance agreement.

On or about February 1, 2021, Blue Water began preliminary discussions with potential banking partners about conducting a potential financing transaction to support the business combination and fund a business plan for Clarus through the year 2021. Blue Water’s management team and Sponsor, together with Clarus and HIG, identified bankers with whom the parties had relationship, understood the biotech market and had a track record of raising funds for companies in the biotech space.

On February 1, 2021, EGS submitted an initial due diligence request list to Clarus and Goodwin.

Between February 1 and February 4, 2021, Blue Water and Cantor Fitzgerald & Co. (“Cantor”) exchanged comments regarding a non-disclosure agreement in preparation for Cantor’s engagement as a placement agent for a potential private placement financing in connection with the Business Combination (the “Potential PIPE”).

On February 4, 2021, Joseph Hernandez of Blue Water and Igor Borodyansky, EunSu Chang, and Brandon Spinelli of Cantor held a conference call to finalize edits to the non-disclosure agreement and fully executed the non-disclosure agreement on February 5, 2021.

On February 4, 2021, Clarus management, including Chief Executive Officer Robert Dudley, Chief Commercial Officer Frank Jaeger, and Chief Financial Officer Steve Bourne gave a full company presentation to the Blue Water board of directors, including an overview of Clarus’s leadership, product, sales forecast and other financial projections, potential future licensing opportunities, and then pending Lipocine litigation as presented by Clarus IP litigation counsel.

On February 8, 2021, Blue Water received comments from Oppenheimer & Co. Inc. (“Oppenheimer”) on a non-disclosure agreement in preparation for Oppenheimer’s engagement as a placement agent for the Potential PIPE. A follow-up call was conducted on February 10, 2021.

On February 8, 2021, Blue Water received an initial draft merger agreement from Goodwin and held a follow-up conference call with EGS to discuss the agreement on February 9, 2021. Discussion topics included IP litigation, merger equity consideration calculations, operational funding amounts, minimum cash consideration, representations and warranties, knowledge definitions, closing conditions, dispute resolution, U.S. tax treatment, Blue Water board, officers of Blue Water, and treatment of Clarus options.

On February 10, 2021, Blue Water executed non-disclosure agreements with, respectively, (i) Truist Securities Inc. (“Truist Securities”), Clarus’s financial advisor, (ii) Needham & Company, LLC (“Needham & Company”), Clarus’s capital markets advisor, and (iii) BMO Capital Markets, Corp. (“BMO”), in each case in preparation for such entity’s engagement as a placement agent and/or advisor in connection with the Potential PIPE.

On February 10, 2021, EGS and Goodwin held a conference call to discuss the Blue Water and Oppenheimer non-disclosure agreement and the scope of Oppenheimer’s potential engagement.

On February 10, 2021, Clarus received an initial draft forbearance agreement and an updated draft of the restructuring term sheet from Pillsbury.

On February 11, 2021, a conference call amongst Blue Water, Clarus, Oppenheimer & Co., Cantor, and BMO was conducted to hold preliminary discussions regarding the Merger Agreement and the Potential PIPE, including timeline, next steps, roles and responsibilities, potential investors and a proposed investor presentation.

On February 15, 2021, EGS provided Blue Water with a clean revised working draft of the Merger Agreement and held a conference call with Blue Water management to discuss.

On February 16, 2021, Blue Water received a revised engagement letter from BMO, Cantor and Oppenheimer & Co. Final terms were negotiated between February 16 and March 9, 2021. A formal engagement letter was executed on March 9, 2021 and subsequently amended on April 27, 2021 to engage Cantor and Oppenheimer & Co. as capital markets advisors in connection with the proposed PIPE.

On February 19, 2021, Clarus held a board of directors meeting via video conference to discuss the forbearance agreement and the restructuring term sheet.

Beginning on February 19, 2021, representatives of BMO, Cantor and Oppenheimer held conversations with potential investors with respect to the PIPE Financing. Goodwin, EGS and Mayer Brown, counsel to BMO, Cantor and Oppenheimer, exchanged drafts of the form of Subscription Agreement to be used in the Proposed PIPE, the proposed form of which was finalized and distributed to potential investors with respect to the Proposed PIPE on March 21, 2021.

From February 19, 2021 to February 22, 2021, EGS prepared initial reports on Clarus corporate, capital structure, debt, convertible notes, contracts, employment, equity compensation, and intellectual property.

On February 22, 2021, Clarus sent revised drafts of the forbearance agreement and the restructuring term sheet.

On February 25, 2021, Goodwin and Pillsbury had a call to discuss the forbearance agreement, restructuring term sheet and the significant open business issues.

On February 27, 2021, the Blue Water’s exclusivity with Clarus pursuant to its January 27, 2021 letter of intent expired. Thereafter, Blue Water resumed research on approximately 26 companies as potential acquisition targets.

On March 1, 2021, Clarus received revised drafts of the forbearance agreement and the restructuring term sheet.

On March 2, 2021, Clarus gave written notice to the lenders and the indenture trustee certifying that Clarus failed to maintain its $10.0 million minimum liquidity covenant under the indenture as of January 31, 2021 (the “January default”).

On March 3, 2021, EGS received comments from Clarus on the draft Merger Agreement. On March 5, 2021, Blue Water and EGS held a conference call to discuss open issues and further edits to the draft Merger Agreement. Issues discussed included intellectual property matters, minimum cash condition, corporate name change, interim Clarus financials, closing schedule, certain representations and warranties, board composition, closing conditions, and termination rights.

On March 4, 2021, Clarus sent back revised drafts of the forbearance agreement and the restructuring term sheet.

On March 5, 2021, EGS sent additional diligence requests to Clarus.

On March 8, 2021, EGS and Goodwin held a conference call to discuss the draft Merger Agreement. Issues discussed included merger consideration; treatment of outstanding Clarus securities, Clarus stockholder approvals, closing indebtedness, minimum cash condition, corporate name change, interim Clarus financials, certain representations and warranties, board composition, closing and pre-closing deliverables, closing conditions, and termination rights.

On March 10, 2021, Clarus received revised drafts of the forbearance agreement and the restructuring term sheet, reflecting the discussions between Clarus, Goodwin, the lenders and Pillsbury.

On March 12, 2021 EGS and Clarus patent litigation counsel held a conference call to discuss the then pending Lipocine patent litigation and provided to Blue Water an initial report on such matter.

On March 16, 2021, EGS provided an updated draft of the Merger Agreement, and a follow-up conference call between Blue Water and EGS to discuss open issues and the latest modifications to the draft Merger Agreement was held later that day. EGS also provided to Blue Water a report on IP diligence matters and the Lipocine litigation, as well as a draft report on other diligence matters.

On March 17, 2021, Clarus, Blue Water and the lenders executed the forbearance and transaction agreement and the debt restructuring term sheet. Pursuant to the forbearance agreement, Clarus, the lenders and the trustee acknowledged the December default, the January default and Clarus’ failure to maintain its $10.0 million minimum liquidity covenant under the indenture, and to provide notice of such failure, as of February 28, 2021, or collectively, the defaults, and the lenders and the trustee agreed to not to exercise default remedies under the indenture and related documents or take any enforcement action until August 31, 2021.

On April 7, 2021, Blue Water and Clarus held a video conference meeting to discuss progress on the draft Merger Agreement, proposed financing, and proposed timeline for the Merger. HIG and other existing Clarus investors discussed with Blue Water and Clarus their intent to commit additional capital to Clarus as part of the financing efforts.

On April 12, 2021, EGS received a draft investor presentation from Blue Water for use in discussions with potential investors in the Potential PIPE and relayed comments to Blue Water. Discussion topics included amounts raised, warrant coverage, Merger Agreement considerations for any potential financing, institutional investor support, and SEC guidelines relating to certain financial disclosures.

On April 13, 2021, Blue Water and EGS held a conference call to discuss progress on the draft Merger Agreement and ancillary documents. Issues discussed included board composition, closing conditions, the Lipocine litigation, certain representations and warranties, Clarus’s permitted financing, and treatment of certain Clarus securities and its incentive plan.

On April 13, 2021, Joseph Hernandez convened a Blue Water board of directors meeting with EGS via video conference to discuss progress on the draft Merger Agreement and the Potential PIPE.

Between April 13, 2021 and April 20, 2021, Blue Water and Clarus discussed with their respective capital markets advisors prospects and potential terms for a private placement financing. Topics included the emergence of a slowdown in the PIPE markets, and possible adjustments in terms that might be made in response to market trends.

On April 14, 2021, Clarus and the lenders executed a written consent pursuant to which the lenders agreed to Clarus’s request that the forbearance period shall not automatically terminate due to forbearance termination triggers in connection with Clarus not satisfying the first milestone under the indenture by the deadline of April 15, 2021, provided that we, amongst other things, executed the Merger Agreement and provided financial reporting requirements by April 27, 2021.

On April 15, 2021, EGS and Goodwin held a conference call to discuss outstanding issues in the draft Merger Agreement. Issues discussed included board composition, intellectual property matters (including the treatment of the Lipocine litigation), certain representations and warranties, material adverse effect, closing conditions, permitted financing activities of Clarus, treatment of certain outstanding Clarus securities, and termination rights. Additional diligence requests were submitted between April 15, 2021 and April 20, 2021.

On April 18, 2021, EGS provided a further revised draft of the Merger Agreement.

On April 19, 2021, Mayer Brown circulated to EGS and Goodwin a revised draft of the form of Subscription Agreement, which was revised to reflect the inclusion of warrants in addition to shares of Blue Water Class A common stock.

Later on April 19, 2021, Blue Water and EGS held a conference call to discuss the general status of the draft Merger Agreement and ancillary documents, including various action items, open issues and timing considerations, the merger consideration and economic matters, Clarus’s insider financing round, the new equity incentive plan, and matters relating to the Merger Sub.

Also on April 19, 2021, Clarus and Blue Water held a conference call to discuss the Proposed PIPE. In view of the market slowdown and the parties’ desires to proceed with the Business Combination transaction, Clarus and Blue Water agreed to focus their financing discussions with Clarus’ existing investors. Discussions advanced and negotiations were conducted from April 20, 2021 to April 25, 2021.

On April 21, 2021, Blue Water, Clarus, and their respective legal teams held a video conference meeting to discuss progress on the draft Merger Agreement and ancillary documents and proposed timeline for the Merger. Other matters discussed included the status of Clarus’s insider financing round and the amendment of its existing debt, various economic and valuation issues, and the treatment in the Merger Agreement of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by SPACS that was issued by the SEC on April 12, 2021, and related guidance by the SEC.

On April 22, 2021, EGS submitted a final due diligence report to Blue Water.

On April 25, 2021, Clarus and Blue Water management discussed and approved substantially final terms for a convertible debt financing by certain Clarus equity holders and/or noteholders, including the terms of any conversion of such loans into New Blue Water common stock at Closing.

Subsequent update calls with Clarus were held on April 22, 2021, April 23, 2021, April 25, 2021, April 26, 2021, and April 27, 2021, to finalize the Merger Agreement and related agreements on the terms agreed upon by the parties and approved by their respective boards of directors. Over this period, further revisions and updates to the draft Merger Agreement and ancillary agreements were exchanged multiple times between the parties and their respective counsels.

On April 27, 2021, Blue Water and Clarus executed the final transaction documents, and issued a joint press release announcing the transaction. Contemporaneously with the signing of the Merger Agreement, Blue Water, Clarus, and certain Clarus equity holders and noteholders agreed to provide Clarus with up to $35.0 million in financing, through the purchase of convertible and non-convertible promissory notes (of which approximately $7.2 million had been funded prior to April 2021), and to transfer certain royalty rights to Clarus.

The parties have continued and expect to continue regular discussions regarding the timing to consummate the Business Combination and necessary preparation in connection therewith.

The Board’s Reasons for Approval of the Business Combination

Blue Water and its management team considered a wide variety of factors in connection with its evaluation of the Business Combination. The Blue Water Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Blue Water Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors.

Although the Blue Water Board received certain financial projections from Clarus on February 4, 2021, it did not rely on these financial projections as a determinative factor in its decision to enter into the Merger Agreement. The financial projections provided by Clarus were prepared based upon the assumption of a potential PIPE transaction and related proceeds, which was abandoned by the time that the board deliberated whether to approve the transaction. For these and other significant uncertainties relating to future Clarus performance, as disclosed in the section entitled “Risk Factors”, the Blue Water Board considered these financial projections to be inherently unreliable.

The Blue Water Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•        Positive Factors:

•        Large Market Opportunity. With an estimated 2.2 million patients currently treated for male hypogonadism, the market opportunity for JATENZO, and for Clarus, is large. The overall T-replacement therapy market was nearly 8 million prescriptions in the United States in 2020, with each market share point accounting for approximately $33.0 million in net sales per year. Currently, there are no known oral T-options available for patients, leading to high discontinuation rates and increased administration burden on both patients and providers. JATENZO provides an oral option for these patients, providing a convenient, safe, and effective option for patients with low testosterone. Market research has shown that the majority of patients and providers are excited about the opportunity for an oral T-replacement option.

•        Regulatory Clearance and Commercial Viability. With a fully developed and FDA-approved product, Clarus has already addressed many development and regulatory risks typically associated with biotechnology and pharmaceutical companies. With an experienced and established commercial product and infrastructure already providing revenue to the company, this allows Clarus to expand its portfolio and maintain company success.

•        Favorable Insurance Coverage and Growth Opportunity. In addition to FDA approval, JATENZO is widely covered by insurance plans, with around 65% of medical lives covering it without a step requirement (i.e., a patient would not be required to try another form of testosterone before being able to try JATENZO). This level of coverage is expected to increase in 2021 with additional coverage decisions by larger plans and increased desire for an oral T-replacement option. In late 2020, JATENZO was included on Express Script formularies, significantly increasing lives coverage and prescription demand. With other larger payers yet to cover, there is still significant opportunity for growth.

•        Growth Opportunities Available for JATENZO and Beyond. While JATENZO twice daily is already FDA-approved to treat hypogonadism, Clarus is investigating opportunities to improve patient convenience and lower dosing to once daily to treat hypogonadism. Clarus’s management is also investigating utilization in treatment of hypogonadism in chronic kidney disease and treatment for transgender men. Existing regulatory approval of JATENZO for the treatment of hypogonadism does not guarantee regulatory approval of the drug at lower doses for hypogonadism or regulatory approval for any of the other indications being pursued. Use of JATENZO in these patient populations will require Phase 2/3 clinical testing and FDA approval of specific labeling indications before Clarus can market JATENZO to male transgender and hypogonadal men with chronic kidney disease. Clarus is also pursuing out-licensing opportunities throughout the world for JATENZO to recognize incremental and ongoing revenue. Beyond JATENZO, Clarus is actively pursuing complimentary products for in-licensing and/or acquisition.

•        Management Background and Expertise. With over 30 years of experience in the T-replacement therapy space, the Founder, Chairperson, Chief Executive Officer and President of Clarus, Dr. Robert Dudley, will bring an immense clinical and drug development background to the Combined Entity. Dr. Dudley previously co-created and launched AndroGel, a widely successful T-replacement option that is still used today. Dr. Dudley is also the co-inventor of patents having claims covering JATENZO and led Clarus’s successful effort to obtain FDA approval. Other members of the board of directors of Clarus have decades of experience in their respective fields within biotech and pharmaceuticals, including research and development, marketing and commercialization, financial leadership, capital markets and initial public offering processes, which will prove invaluable to the success of the Combined Entity as a publicly traded company.

•        Other Alternatives. The Blue Water Board believes, after a thorough review of other business combination opportunities reasonably available to Blue Water that the proposed Business Combination represents the best potential business combination for Blue Water and the most attractive opportunity for Blue Water based upon the process utilized to evaluate and assess other potential combination targets, and the Blue Water Board’s belief that such process has not presented a better alternative.

•        Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Blue Water and Clarus.

•        Negative Factors:

•        Macroeconomic Risk. The risk of macroeconomic uncertainty and the effects it could have on Clarus’s revenues.

•        COVID-19 Risk. The risks that Clarus currently faces related to world health events, including the ongoing COVID-19 pandemic, which could have an adverse effect on Clarus’s, and after the Business Combination, the Combined Entity’s, business and results of operations.

•        Future Growth Risk. The risk that future growth of Clarus is dependent upon the market’s willingness to adopt alternative technologies, including T-replacement therapies.

•        Cost Assumption Risk. The risk that Clarus may not be able to achieve current cost assumptions.

•        Public Company Risk. The risks that are associated with being a publicly traded company that is in its early, developmental stage.

•        Benefits May Not Be Achieved Risk. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Redemption Risk. The risk that a significant number of Blue Water stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Blue Water Charter, which would potentially make the Business Combination more difficult to complete or reduce the amount of cash available to the Combined Entity to accelerate its business plan following the Closing.

•        Stockholder Vote Risk. The risk that Blue Water’s stockholders may fail to provide the votes necessary to effect the Business Combination.

•        General Litigation Risk and Risk to Clarus’s Patent Portfolio. The risk of the possibility of litigation having a material adverse impact on Clarus’s business and its ability to continue to commercialize the relevant patents and sell JATENZO. See section “Risk Factors — Risks Related to Our Intellectual Property and Legal Proceedings” for a more detailed discussion. In the event such litigation is not resolved in our favor, we may need to obtain a license. Such a license may not be available or may be available only on terms not favorable to us. This could also have a material adverse effect on us.

•        Closing Conditions Risk. The risk that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Blue Water’s control.

•        Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination.

Roles of Blue Water’s Advisor in the Negotiation and Execution of the Business Combination

Maxim Group LLC (“Maxim”) served as representative to the underwriters in Blue Water’s IPO and is acting as Blue Water’s capital markets advisor for the Business Combination. Blue Water’s management consulted with Maxim in connection with its evaluation of Clarus, including a review of information on other publicly traded companies in the life sciences and healthcare industries. Maxim was not engaged to provide a report, opinion or appraisal for the proposed Business Combination. Maxim is entitled to $2,012,500 of deferred compensation for its underwriting services in connection with the Blue Water IPO. Other than disclosed herein, there has been no material relationship between Blue Water or its affiliates and Maxim and its affiliates or unaffiliated representatives during the past two years, nor is any such relationship contemplated.

Cantor and Oppenheimer & Co. acted as capital market advisors to Blue Water while Truist Securities acted as a financial advisor and Needham & Company acted as a capital markets advisor to Clarus.

Satisfaction of 80% Test

It is a requirement under Nasdaq listing rules that any business acquired by Blue Water have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Blue Water’s board of directors did not rely on an extensive comparative company analysis or cash flow analysis, as such metrics were not considered to be a meaningful basis on which to evaluate Clarus. As example, the revenue differentials of Clarus’ indirect competitors were generally not deemed to be comparable, given that JATENZO is currently Clarus’ only commercial product and it is currently the only commercially marketed, oral TRT product that has received full FDA approval. However, the board did consider the market capitalization of Lipocine, which Blue Water’s management believed to be Clarus’ most direct competitor, which was approximately $205.0 million in the second half of January 2021, when management conducted such analysis. In addition, the board considered total equity investments received by Clarus of approximately $194.0 million, as well as the other material factors discussed above. In consideration of these and other factors, Blue Water’s board of directors determined that Clarus had an enterprise value of approximately $198.2 million. As of April 27, 2021, the date the Merger Agreement was executed, the balance of funds in the Trust Account was approximately $58.7 million and the threshold amount for satisfaction of the 80% test was therefore approximately $47.0 million. Accordingly, Blue Water’s board of directors determined that such test was met. Blue Water’s board of directors believes that the financial skills and background of its members qualify it to conclude that the Business Combination met this test.

Anticipated Accounting Treatment

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Blue Water will be treated as the acquired company and Clarus will be treated as the acquirer for financial statement reporting purposes. Clarus has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Clarus existing securityholders and noteholders will have the greatest voting interest in the Combined Entity under the no redemptions and maximum redemptions scenarios with over 70.0% and 82.7% voting interest, respectively (excluding any outstanding Warrants and assuming that (i) the negative Closing Net Indebtedness is $43.1 million, (ii) no awards are issued under the Equity Incentive Plan and (iii) no Working Capital Warrants or Extension Warrants are issued;

•        the largest individual minority stockholder of the Combined Entity is an existing stockholder of Clarus;

•        Clarus’s directors will represent five out of seven board seats for the Combined Entity’s board of directors;

•        Clarus’s existing stockholders will have the ability to control decisions regarding election and removal of directors and officers of the Combined Entity’s executive board of directors;

•        Clarus’s senior management will be the senior management of the Combined Entity; and

•        Clarus Therapeutics, Inc. operations will be the only continuing operations of the Combined Entity.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, Blue Water’s Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from Blue Water’s stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of Blue Water’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Blue Water’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that Blue Water’s Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Blue Water’s public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by Blue Water’s Sponsor, directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the Business Combination.

United States Federal Income Tax Considerations of the Redemption

The following is a discussion of the material U.S. federal income tax considerations for holders of our shares of Class A common stock that (i) hold New Blue Water common stock following the adoption of the Amended Charter in connection with the Business Combination or (ii) elect to have their Class A common stock redeemed for cash if the Business Combination is completed. This discussion applies only to Class A common stock or New Blue Water common stock, as applicable, that is held as a capital asset for U.S. federal income tax purposes. This discussion is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•        financial institutions or financial services entities;

•        broker dealers;

•        insurance companies;

•        dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Class A common stock or New Blue Water common stock;

•        persons subject to the “applicable financial statement” accounting rules under Section 451(b) of the Code;

•        persons holding Class A common stock or New Blue Water common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        U.S. expatriates or former long-term residents of the United States;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies (“RICs”) or real estate investment trusts (“REITs”);

•        persons subject to the alternative minimum tax provisions of the Code;

•        persons who received their shares of Class A common stock or New Blue Water common stock as compensation;

•        partnerships or other pass-through entities for U.S. federal income tax purposes; and

•        tax-exempt entities.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners (or other owners) will generally depend on the status of the partners and your activities. Partnerships and their partners (or other owners) should consult their tax advisors with respect to the consequences to them under the circumstances described herein.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. No assurance can be given that the U.S. Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a contrary position. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Ellenoff Grossman & Schole LLP will deliver an opinion that the statements under this section titled “The Business Combination Proposal — United States Federal Income Tax Considerations of the Redemption,” (including the statements under the sub-section titled “The Business Combination Proposal — United States Federal Income Tax Considerations of the Redemption — Tax Consequences of the Business Combination for Holders Who Do Not Elect to Redeem”) constitute the opinion of Ellenoff Grossman & Schole LLP. In rendering its opinion, counsel assumes that the statements and facts concerning the Business Combination set forth in this proxy statement/prospectus and in the Merger Agreement, are true and accurate in all respects, and that the Business Combination will be completed in accordance with this proxy statement/prospectus and the Merger Agreement. Counsel’s opinion also assumes the truth and accuracy of certain representations and covenants as to factual matters made by Blue Water, Clarus and Merger Sub in tax representation letters provided to counsel. In addition, counsel bases its tax opinion on the law in effect on the date of the opinion and assumes that there will be no change in applicable law between such date and the time of the Business Combination. If any of these assumptions is inaccurate, the tax consequences of the Merger could differ from those described in this proxy statement/prospectus.

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

Adoption of the Amended Charter

Holders of Class A common stock are not expected to recognize any income, gain or loss under U.S. federal income tax laws as a result of the adoption of the Amended Charter in connection with the Business Combination. It is expected that each such holder would have the same basis in its New Blue Water common stock after the adoption of the Amended Charter as that holder has in the corresponding Class A common stock immediately prior to the adoption of the Amended Charter and such holder’s holding period in the New Blue Water common stock would include the holder’s holding period in the corresponding Class A common stock. Although the matter is not entirely clear, these consequences to the holders assume, and we intend to take the position, that the adoption of the Amended Charter does not result in an exchange by the holders of Class A common stock for New Blue Water common stock for U.S. federal income tax purposes. If contrary to this characterization, the adoption of the Amended Charter does result in an exchange, it is expected that such exchange would be treated as a recapitalization for U.S. federal income tax purposes. The consequences to holders of a recapitalization could be different than those discussed above. Each holder should consult its own tax advisor regarding the U.S. federal income tax consequences to it of the adoption of the Amended Charter in connection with the Business Combination.

The remainder of this discussion assumes that the adoption of the Amended Charter will not result in an exchange for U.S. federal income tax purposes.

Tax Consequences of the Business Combination for Holders Who Do Not Elect to Redeem

If you do not elect to have your Class A common stock redeemed for cash, then you will not have a sale, taxable exchange or taxable redemption of such Class A common stock as described below and you will recognize no taxable gain or loss as a result of the consummation of the Business Combination. In addition, we will not recognize any taxable gain or loss as a result of the consummation of the Business Combination.

Redemption of Class A Common Stock

In the event that a holder’s shares of Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “Special Meeting of Blue Water Stockholders — Redemption Rights”, the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A common stock, a U.S. holder will be treated as described below under the section entitled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock,” and a Non-U.S. holder will be treated as described under the section entitled “— Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock.” If the redemption does not qualify as a sale of shares of Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “— U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “— Non-U.S. Holder — Taxation of Distributions.”

Whether a redemption of shares of Class A common stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning Placement Warrants or Public Warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A common stock generally will be treated as a sale of Class A common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A common stock which could be acquired pursuant to the exercise of the Placement Warrants or the Public Warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A common stock must, among other requirements, be less than 80 percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A common stock and the Class A common stock to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock.

The redemption of Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Class A common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it. A holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a U.S. holder. For purposes of this discussion, a “U.S. holder” is a beneficial owner of our shares of Class A common stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

•        an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions. If our redemption of a U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Class A common stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described below under the section entitled “— Redemption of Class A common stock — U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A common stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock. If our redemption of a U.S. holder’s shares of Class A common stock is treated as a sale, taxable exchange or other taxable disposition, as discussed above under the section entitled “— Redemption of Class A common stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash and the U.S. holder’s adjusted tax basis in the shares of Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Class A common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock so disposed of exceeds one year. Long-term capital gains recognized by noncorporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Class A common stock (shares of Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a Non-U.S. holder. A “Non-U.S. holder” is a beneficial owner of our Class A common stock who, or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Taxation of Distributions. If our redemption of a Non-U.S. holder’s shares of Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Class A common stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described below under the section entitled “— Redemption of Class A common stock — Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock.”

It may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and such determination will depend in part on a Non-U.S. holder’s particular circumstances, therefore we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Accordingly, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s shares of Class A common stock, unless (i) we or the applicable withholding agent have established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above under the section titled “— Redemption of Class A common stock”). There can be no assurance that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. holder, the Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

The withholding tax described in the preceding paragraph does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (30%) (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock. If our redemption of a U.S. holder’s shares of Class A common stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “— Redemption of Class A common stock,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the redemption, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•        such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A common stock and, in the circumstance in which shares of our Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our Class A common stock. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30 percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30 percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A common stock and proceeds from the sale, taxable exchange or taxable redemption of our Class A common stock may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Amounts treated as dividends that are paid to a Non-U.S. holder are generally subject to reporting on IRS Form 1042-S even if the payments are exempt from withholding. A Non-U.S. holder generally will eliminate any other requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30 percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on our Class A common stock. Previously, withholding with respect to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest was scheduled to begin on January 1, 2019; however, such withholding has been eliminated under proposed U.S. Treasury Regulations, which can be relied on until final regulations become effective. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return

(which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Class A common stock.

Material Differences in Stockholder Rights

A summary of the material differences between the current rights of Clarus securityholders under Clarus’s certificate of incorporation and bylaws, each as amended to the date of this proxy statement/prospectus, and the rights of Blue Water stockholders, post-Closing, under the Amended Charter and the anticipated bylaws of the Combined Entity, is set forth under the section titled “Comparison of Stockholder Rights.”

Vote Required for Approval

The Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of at least a majority of the shares of Blue Water common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Blue Water Special Meeting vote “FOR” the Business Combination Proposal and the Incentive Plan Proposal, the holders of a majority of the issued and outstanding shares of Blue Water common stock as of the Record Date entitled to vote thereon at the Blue Water Special Meeting vote “FOR” the Charter Amendment Proposals, and a plurality of the shares of Blue Water common stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Blue Water Special Meeting vote “FOR” the Director Election Proposal. Failure to vote by proxy or to vote in person at the Blue Water Special Meeting, abstentions and broker non-votes will have no effect on the Business Combination Proposal.

As of the Record Date, the Sponsor and Blue Water’s directors and officers have agreed to vote any shares of Blue Water common stock owned by them in favor of the Business Combination and the Required Proposals. As a result, we would need only 2,185,001, or approximately 38.0%, of the 5,750,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved, assuming all outstanding shares are voted. As of the date hereof, the Sponsor and Blue Water’s directors and officers have not purchased any Public Shares.

Recommendation of the Blue Water Board of Directors

BLUE WATER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
BLUE WATER STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

THE CHARTER AMENDMENT PROPOSALS (PROPOSALS 2 THROUGH 5)

The following sets forth a summary of the principal changes (collectively, the “Charter Amendment Proposals”) proposed to be made between the existing Blue Water Charter and the proposed Amended Charter. This summary is qualified by reference to the complete text of the proposed Amended Charter, a copy of which is attached as Annex B. All Blue Water stockholders and other interested parties are encouraged to read the proposed Amended Charter in its entirety for a more complete description of its terms.

Name Change (Proposal 2).    The name of New Blue Water shall be changed from “Blue Water Acquisition Corp”. to “Clarus Therapeutics Holdings, Inc.”

Board Structure and Composition (Proposal 3).    To provide for the size and structure of the Board, split into three classes of as even size as practicable, Classes I, II, and III, each to serve a term of three (3) years, except for the initial term, for which the Class I directors will be up for reelection at the first annual meeting of stockholders occurring after the Closing, and for which the Class II directors will be up for reelection at the second annual meeting of stockholders occurring after the Closing. Directors will not be able to be removed during their term except for cause, and then only by the affirmative vote of only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors. The size of the Board shall be determined by resolution of the Board but will initially be seven (7). The existing Blue Water Charter currently provides that the size of the Board shall be determined by resolution of the Board.

Amendment of Blank Check Provisions (Proposal 4).    To remove and change certain provisions in the Blue Water Charter related to Blue Water’s status as a special purpose acquisition company, including but not limited to the deletion of Article IX of the Blue Water Charter in its entirety.

Amendment and Restatement of the Blue Water Charter (Proposal 5).    The existing Blue Water Charter will be amended and restated in its entirety with the Amended Charter. Conditioned on the approval of Proposals 2 through 4, Proposal 5 provides approval for the proposed Amended Charter, which includes approval of all other changes in the proposed Amended Charter in connection with replacing the existing Blue Water Charter with the proposed Amended Charter as of the Effective Time.

Why We Are Seeking Stockholder Approval

The Merger Agreement requires these amendments to the Charter as a condition to the parties’ obligation to consummate the Business Combination.

Effect of Proposal

If approved, (i) the name of Blue Water shall be changed to “Clarus Therapeutics Holdings, Inc.”, (ii) the Board will be divided into three classes as described in more detail under “Management After the Business Combination”, (iii) Article IX of the Blue Water Charter will be removed in its entirety and (iv) the existing Blue Water Charter will be amended and replaced with the Amended Charter.

Vote Required for Approval

The Business Combination Proposal, the Director Election Proposal and the Incentive Plan Proposal are conditioned on the approval of the Charter Amendment Proposals at the Blue Water Special Meeting.

This Charter Amendment Proposals will be approved and adopted only if the holders of at least a majority of the issued and outstanding shares of Blue Water common stock vote “FOR” the Charter Amendment Proposals and each of the Business Combination Proposal, the Director Election Proposal and the Incentive Plan Proposal are approved at the Blue Water Special Meeting. Failure to vote by proxy or to vote in person at the Blue Water Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendment Proposals.

Recommendation of the Blue Water Board of Directors

BLUE WATER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BLUE WATER STOCKHOLDERS VOTE “FOR” APPROVAL OF EACH OF THE CHARTER AMENDMENT PROPOSALS.

The existence of financial and personal interests of one or more of Blue Water’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Blue Water and its stockholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Blue Water’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Interests of Blue Water’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE DIRECTOR ELECTION PROPOSAL (PROPOSAL 6)

Overview

Pursuant to the Merger Agreement, Blue Water has agreed to take all necessary action, including causing the directors of Blue Water to resign, so that effective at the Closing, the entire board of directors of the Combined Entity will consist of seven individuals, a majority of whom will be independent directors in accordance with the requirements of Nasdaq. The directors will be classified into three classes, with each director holding office for a three-year term or until the next annual meeting of stockholders at which such director’s class is up for election and where his or her successor is elected and qualified.

Blue Water is proposing the election by stockholders of the following seven (7) individuals, who will take office immediately following the Closing and who will constitute all the members of the board of directors of the Combined Entity: (i) John Amory and Alex Zisson as Class I directors, (ii) Elizabeth Cermak and Mark Prygocki as Class II directors, and (iii) Robert Dudley, Kimberly Murphy and Joseph Hernandez as Class III directors.

If elected, the Class I directors will serve until the first annual meeting of stockholders of the Combined Entity to be held following the date of Closing; the Class II directors will serve until the second annual meeting of stockholders of the Combined Entity following the date of Closing; and the Class III directors will serve until the third annual meeting of stockholders of the Combined Entity to be held following the date of Closing. Each of Alex Zisson, Elizabeth Cermak, Mark Prygocki, John Amory, Joseph Hernandez and Kimberly Murphy is expected to qualify as an independent director under Nasdaq listing standards.

There are no family relationships among any of the Company’s directors and executive officers.

Subject to other provisions in the Amended Charter, the number of directors that constitutes the entire board of directors of the Combined Entity will be fixed solely by resolution of its board of directors. Each director of the Combined Entity will hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death, disqualification or removal.

Subject to the rights of holders of any series of preferred stock with respect to the election of directors for so long as the board of directors of the Combined Entity is classified, a director may be removed from office by the stockholders of the Combined Entity only for cause. Vacancies occurring on the board of directors of the Combined Entity for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the board of directors of the Combined Entity, although less than a quorum, or by a sole remaining director, and not by stockholders of the Combined Entity. A person so elected by the board of directors of the Combined Entity to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until his or her successor will be duly elected and qualified.

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the Blue Water Special Meeting. The appointments of directors resulting from the election will only become effective if the Business Combination is completed.

The Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Record Date and is based in part on information furnished by the nominees and in part from Blue Water’s and Clarus’s records.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that John Amory and Alex Zisson be appointed as directors of the Company to serve until the 2022 annual meeting of stockholders, Elizabeth Cermak and Mark Prygocki be appointed as directors of the Company to serve until the 2023 annual meeting of stockholders, and Robert Dudley, Kimberly Murphy and Joseph Hernandez be appointed as directors of the Company to serve until the 2024 annual meeting of stockholders.”

Vote Required for Approval

The approval of the Director Election Proposal requires a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. This means that the seven director nominees who receive the highest number of shares voted “FOR” their election are elected.

Failure to vote by proxy or to vote in person at the Blue Water Special Meeting, “withhold” votes and broker non-votes will have no effect on the Director Election Proposal.

Recommendation of the Blue Water Board of Directors

BLUE WATER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BLUE WATER STOCKHOLDERS VOTE ‘‘FOR’’ THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of Blue Water’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Blue Water and its stockholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Blue Water’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Interests of Blue Water’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE INCENTIVE PLAN PROPOSAL (PROPOSAL 7)

Overview

The Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt the Clarus Therapeutics Holdings, Inc. 2021 Stock Option and Incentive Plan, which is referred to herein as the “2021 Plan,” a copy of which is attached to this proxy statement/prospectus as Annex C (such proposal, the “Incentive Plan Proposal”).

A total number of shares representing 10% of the fully diluted outstanding shares of New Blue Water common stock immediately following consummation of the Merger (initially expected to be 3.8 million shares of common stock of the Combined Entity) will be reserved for issuance under the 2021 Plan. As of July 16, 2021, the closing price on Nasdaq per share of common stock of the Combined Entity was $10.10. Based upon a price per share of $10.10, the maximum aggregate market value of the common stock of the Combined Entity that could potentially be issued under the 2021 Plan is $38,380,000. The Board approved the 2021 Plan on July 16, 2021, subject to approval by Blue Water’s stockholders. If the 2021 Plan is approved by Blue Water stockholders, then the 2021 Plan will be effective upon the consummation of the Business Combination.

The following is a summary of the material features of the 2021 Plan. This summary is qualified in its entirety by the full text of the 2021 Plan, a copy of which is included as Annex C to this proxy statement/prospectus.

Summary of the Clarus Therapeutics Holdings, Inc. 2021 Stock Option and Incentive Plan

The 2021 Plan was adopted by the Board prior to the Closing, subject to stockholder approval, and will become effective upon the date immediately prior to the Closing (the “2021 Plan Effective Date”). The 2021 Plan allows the Combined Entity to make equity and equity-based incentive awards to officers, employees, directors and consultants. The Board anticipates that providing such persons with a direct stake in the Combined Entity will assure a closer alignment of the interests of such individuals with those of the Combined Entity and its stockholders, thereby stimulating their efforts on the Combined Entity’s behalf and strengthening their desire to remain with the Combined Entity.

It is expected that 3.8 million shares of common stock of the Combined Entity will be initially reserved for the issuance of awards under the 2021 Plan (the “Initial Limit”). The 2021 Plan provides that the number of shares reserved and available for issuance under the 2021 Plan will automatically increase each January 1, beginning on January 1, 2022, by 4% of the outstanding number of shares of common stock of the Combined Entity on the immediately preceding December 31, or such lesser amount as determined by the plan administrator (the “Annual Increase”). This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in the Combined Entity’s capitalization. The maximum aggregate number of shares of common stock of the Combined Entity that may be issued upon exercise of incentive stock options under the 2021 Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2022 and on each January 1 thereafter by the lesser of the Annual Increase or 3.8 million shares of common stock of the Combined Entity. Shares underlying any awards under the 2021 Plan that are forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2021 Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options.

The 2021 Plan contains a limitation whereby the value of all awards under the 2021 Plan and all other cash compensation paid by the Combined Entity to any non-employee director may not exceed $1,000,000 for the first calendar year a non-employee director is initially appointed to the Combined Entity’s board of directors, and $650,000 in any other calendar year.

The 2021 Plan will be administered by the compensation committee of the Combined Entity’s board of directors, the Combined Entity’s board of directors or such other similar committee pursuant to the terms of the 2021 Plan. The plan administrator, which initially will be the compensation committee of the Combined Entity’s board of directors, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2021 Plan. The plan administrator may delegate to a committee consisting of one or more officers of the Combined Entity, including the Chief Executive Officer of the Combined Entity, the authority to awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines.

Persons eligible to participate in the 2021 Plan will be officers, employees, non-employee directors and consultants of the Combined Entity and its subsidiaries as selected from time to time by the plan administrator in its discretion. As of the date of this proxy statement/prospectus, approximately 17 individuals will be eligible to participate in the 2021 Plan, which includes approximately five officers, 10 employees who are not officers, two non-employee directors, and 0 consultants.

The 2021 Plan permits the granting of both options to purchase common stock of the Combined Entity intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2021 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Combined Entity and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive awards under the 2021 Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of the common stock of the Combined Entity on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. The term of each option will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of shares of common stock of the Combined Entity that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit non-qualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock of the Combined Entity, or cash, equal to the value of the appreciation in the Combined Entity’s stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of common stock of the Combined Entity on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised, including the ability to accelerate the vesting of such stock appreciation rights.

The plan administrator may award restricted shares of common stock of the Combined Entity and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Combined Entity through a specified vesting period. The plan administrator may also grant shares of common stock of the Combined Entity that are free from any restrictions under the 2021 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock of the Combined Entity.

The plan administrator may grant cash-based awards under the 2021 Plan to participants, subject to the achievement of certain performance goals, including continued employment with the Combined Entity.

The 2021 Plan requires the plan administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2021 Plan, to certain limits in the 2021 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

The 2021 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2021 Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2021 Plan. To the extent that awards granted under the 2021 Plan are not assumed or continued or substituted by the successor entity, all awards granted under the 2021 Plan shall terminate and in such case except as may be otherwise provided in the relevant award certificate, all awards with time-based vesting conditions or restrictions shall become fully vested and exercisable or nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and exercisable or nonforfeitable in connection with a sale event in the plan administrator’s discretion or to the extent specified in the relevant award certificate. In the event of such termination, individuals holding options and stock appreciation rights will, for each such award, either (a) receive a payment in cash or in kind for each share subject to such award that is exercisable in an amount equal to the per share cash consideration payable to stockholders in the sale event less the applicable per share exercise price (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration payable to stockholders in the sale event, such option or stock appreciation right shall be cancelled for no consideration) or (b) be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a specified period of time prior to the sale event. The plan administrator shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other awards in an amount equal to the per share cash consideration payable to stockholders in the sale event multiplied by the number of vested shares under such awards.

Participants in the 2021 Plan are responsible for the payment of any federal, state or local taxes that the Combined Entity or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of the Combined Entity or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of common stock of the Combined Entity to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of the Combined Entity or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Combined Entity or its subsidiaries in an amount that would satisfy the withholding amount due.

The 2021 Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of non-qualified stock options by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.

The plan administrator may amend or discontinue the 2021 Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the 2021 Plan will require the approval of the Combined Entity’s stockholders. The plan administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding options or stock appreciation rights, effect the repricing of such awards through cancellation and re-grants or cancel such awards in exchange for cash or other awards.

No awards may be granted under the 2021 Plan after the date that is ten years from the 2021 Plan Effective Date. No awards under the 2021 Plan have been made prior to the date of this proxy statement/prospectus.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the common stock of the Combined Entity issuable under the 2021 Plan.

Certain United States Federal Income Tax Aspects

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the 2021 Plan. It does not describe all federal tax consequences under the 2021 Plan, nor does it describe state or local tax consequences.

Incentive Stock Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of the Combined Entity’s common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither the Combined Entity nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of the Combined Entity’s common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of the Combined Entity’s common stock at exercise (or, if less, the amount realized on a sale of such shares of the Combined Entity’s common stock) over the option price thereof, and (ii) the Combined Entity or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of the Combined Entity’s common stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of the Combined Entity’s common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of the Combined Entity’s common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of the Combined Entity’s common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

For all other awards under the 2021 Plan, either the Combined Entity or its subsidiaries generally will be entitled to a tax deduction in connection with other awards under the 2021 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.

The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either the Combined Entity or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

New Plan Benefits

No awards have been previously granted under the 2021 Plan and no awards have been granted that are contingent on stockholder approval of the 2021 Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the 2021 Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Blue Water Special Meeting. Failure to vote by proxy or to vote in person at the Blue Water Special Meeting, abstentions and broker non-votes will have no effect on the outcome of the vote on the Incentive Plan Proposal.

This proposal is conditioned on the approval of the Business Combination Proposal, and each other Required Proposal at the Blue Water Special Meeting.

Recommendation of the Blue Water Board of Directors

BLUE WATER’S BOARD UNANIMOUSLY RECOMMENDS THAT BLUE WATER STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Blue Water’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Blue Water and its stockholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Blue Water’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Interests of Blue Water’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE ESPP PROPOSAL (PROPOSAL 8)

Overview

On July 16, 2021, the Board of Directors adopted, subject to the approval of our stockholders, the Clarus Therapeutics Holdings, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”), which will become effective upon the date immediately prior to the Closing (such proposal, the “ESPP Proposal”). We believe that the adoption of the 2021 ESPP will benefit us by providing employees with an opportunity to acquire shares of the Combined Entity’s Common Stock and will enable us to attract, retain and motivate valued employees.

A total of number of shares representing 1% of the fully diluted outstanding shares of New Blue Water common stock immediately following consummation of the Merger (initially expected to be 380,000 shares of the Combined Entity’s Common Stock) will be reserved and authorized for issuance under the ESPP. As of July 16, 2021, the closing price on Nasdaq per share of Common Stock of the Combined Entity was $10.10. Based upon a price per share of $10.10, the maximum aggregate market value of the Common Stock of the Combined Entity that could potentially be issued under the 2021 ESPP at Closing is $3,838,000.

Summary of the Material Provisions of the 2021 ESPP

The following description of certain provisions of the 2021 ESPP is intended to be a summary only.

The summary is qualified in its entirety by the full text of the 2021 ESPP, a copy of which is attached to this proxy statement/prospectus as Annex D. It is our intention that the 2021 ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.

An aggregate of 380,000 shares will be reserved and available for issuance under the 2021 ESPP. The 2021 ESPP provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022, by the lesser of 380,000 shares of Common Stock of the Combined Entity, 1.0% of the outstanding number of shares of the Common Stock of the Combined Entity on the immediately preceding December 31, or such lesser amount as determined by the plan administrator. If our capital structure changes because of a stock dividend, subdivision of outstanding shares or similar event, the number of shares that can be issued under the 2021 ESPP will be appropriately adjusted.

The 2021 ESPP will be administered by the person or persons appointed by the Combined Entity Board of Directors. Initially, the Compensation Committee of the Combined Entity Board of Directors will administer the plan and will have full authority to make, administer and interpret such rules and regulations regarding the 2021 ESPP as it deems advisable.

Any employee of the Combined Entity or one of its subsidiaries that has been designated to participate in the 2021 ESPP is eligible to participate in the 2021 ESPP so long as the employee is customarily employed for more than 20 hours a week. No person who owns or holds, or as a result of participation in the 2021 ESPP would own or hold, Common Stock of the Combined Entity or options to purchase Common Stock of the Combined Entity, that together equal to 5% or more of total combined voting power or value of all classes of stock of the Combined Entity or any parent or subsidiary is entitled to participate in the 2021 ESPP. No employee may exercise an option granted under the 2021 ESPP that permits the employee to purchase Common Stock of the Combined Entity having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

Participation in the 2021 ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage of base pay to the 2021 ESPP. Employees may authorize payroll deductions, with a minimum of 1% of base pay and a maximum of 15% of base pay. As of the date of this proxy statement/prospectus, there are currently approximately 18 employees who will be eligible to participate in the 2021 ESPP. Once an employee becomes a participant in the 2021 ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the 2021 ESPP, becomes ineligible to participate in the 2021 ESPP, or his or her employment ceases.

Unless otherwise determined by the compensation committee, each offering of the Combined Entity’s Common Stock under the 2021 ESPP will be for a period of six months, which we refer to as an “offering period.” The first offering period under the ESPP will begin and end on such date or dates as determined by the administrator. Offerings under the 2021 ESPP will generally begin on the first business day occurring on or after each November 1 and May 1 and will end on the last business day occurring on or before the following December 31 and June 30, respectively. Shares are purchased on the last business day of each offering period, with that day being referred to as an “exercise date.” The plan administrator may establish different offering periods or exercise dates under the 2021 ESPP.

On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price for the lowest of (i) a number of shares of Common Stock of the Combined Entity determined by dividing such employee’s accumulated payroll deductions or contributions on such exercise date by the exercise price; (ii) a number of shares of Common Stock of the Combined Entity determined by dividing $25,000 by the fair market value of the Common Stock on the first day of the offering; or (iii) such lesser number as established by the plan administrator in advance of the offering. The exercise price is equal to the lesser of (i) 85% the fair market value per share of Common Stock of the Combined Entity on the first day of the offering period or (ii) 85% of the fair market value per share of Common Stock of the Combined Entity on the exercise date.

In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

Except as may be permitted by the plan administrator in advance of an offering, a participant may not increase or decrease the amount of his or her payroll deductions during any offering period but may increase or decrease his or her payroll deduction with respect to the next offering period by filing a new enrollment form within the period beginning 15 business days before the first day of such offering period and ending on the day prior to the first day of such offering period. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the beginning of the next payroll period immediately following the date that the plan administrator receives the employee’s written notice of withdrawal under the 2021 ESPP.

In the case of and subject to the consummation of a “sale event,” the plan administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions under the 2021 ESPP or with respect to any right under the 2021 ESPP or to facilitate such transactions or events: (a) to provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other options or property selected by the plan administrator in its sole discretion; (b) to provide that the outstanding options under the 2021 ESPP shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (c) to make adjustments in the number and type of shares of Common Stock of the Combined Entity (or other securities or property) subject to outstanding options under the 2021 ESPP and/or in the terms and conditions of outstanding options and options that may be granted in the future; (d) to provide that the offering with respect to which an option relates will be shortened by setting a new exercise date on which such offering will end; and (e) to provide that all outstanding options shall terminate without being exercised and all amounts in the accounts of participants shall be promptly refunded.

The 2021 ESPP will automatically terminate on the 10-year anniversary of the ESPP effective date. The Combined Entity Board of Directors may, in its discretion, at any time, terminate or amend the 2021 ESPP.

New Plan Benefits

Since participation in the 2021 ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the 2021 ESPP in the future are not determinable and no awards have been granted that are contingent on stockholder approval of the 2021 ESPP.

Summary of Federal Income Tax Consequences

The following is only a summary of the effect of the United States income tax laws and regulations upon an employee and us with respect to an employee’s participation in the 2021 ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the 2021 ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

The 2021 ESPP is intended to comply with Section 423 of the Internal Revenue Code. A participant in the 2021 ESPP generally recognizes no taxable income either as a result of participation in the 2021 ESPP or upon exercise of an option to purchase shares of Common Stock of the Combined Entity under the terms of the 2021 ESPP.

If a participant disposes of shares purchased upon exercise of an option granted under the 2021 ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition,” the participant will generally realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will generally be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.

If the participant disposes of shares purchased upon exercise of an option granted under the 2021 ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) the excess of the fair market value of the shares at the time the option was granted over the amount paid and (2) the excess of the amount actually received for the Common Stock of the Combined Entity over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

The Combined Entity or its subsidiaries will generally be entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, neither the Combined Entity nor its subsidiaries will be allowed a deduction.

Vote Required for Approval

The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Blue Water Special Meeting, assuming that a quorum is present. Failure to vote by proxy or to vote online at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the ESPP Proposal.

This proposal is conditioned on the approval of the Business Combination Proposal and each other Required Proposal at the Blue Water Special Meeting.

Recommendation of the Blue Water Board of Directors

BLUE WATER’S BOARD UNANIMOUSLY RECOMMENDS THAT BLUE WATER STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

THE ADJOURNMENT PROPOSAL (PROPOSAL 9)

Overview

The Adjournment Proposal, if adopted, will allow Blue Water’s board of directors to adjourn the Blue Water Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Blue Water’s stockholders in the event that based upon the tabulated vote at the time of the Blue Water Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Charter Amendment Proposals, the Business Combination Proposal, the Director Election Proposal or the Incentive Plan Proposal. In no event will Blue Water’s board of directors adjourn the Blue Water Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Blue Water Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Blue Water’s stockholders, Blue Water’s board of directors may not be able to adjourn the Blue Water Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Required Proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Blue Water Special Meeting. Abstentions will have no effect on this proposal.

Recommendation of the Blue Water Board of Directors

BLUE WATER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BLUE WATER’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Blue Water’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Blue Water and its stockholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Blue Water’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Interests of Blue Water’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

INFORMATION ABOUT BLUE WATER

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Blue Water.

Overview

We are an early-stage blank check company incorporated as a Delaware corporation under the laws of the State of Delaware on May 22, 2020, and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. While we may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, we intend to focus on industries that complement our management team’s background, and to capitalize on the ability of our management team to identify and acquire a business, focusing on the healthcare or healthcare related industries in the United States and Europe. In particular, we intend to prioritize companies in the life sciences and pharmaceutical services sectors where our management team has extensive experience.

Our board of directors, led by our Founder, Joseph Hernandez, has combined decades of experience in growing and developing areas of the healthcare industry. The team consists of Joseph Hernandez, who is also our Chairman and Chief Executive Officer, Jon Garfield, our Chief Financial Officer, along with James Sapirstein, Kimberly Murphy, Michael Lerner and Yvonne McBurney as directors. We believe that the strong scientific background of our management and directors, combined with their financial and entrepreneurial expertise, will propel the Company to identify a valuable acquisition target that can thrive in a public-listing environment.

On December 17, 2020, we consummated the Blue Water IPO in which we issued 5,750,000 Units, which included 750,000 Units issued pursuant to the full exercise by the underwriters of their over-allotment option. Each Unit consisted of one share of Class A common stock, and one Warrant, with each Warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to us of $57,500,000. On December 17, 2020, simultaneously with the consummation of the Blue Water IPO, we completed the Private Placement of an aggregate of 3,445,000 Placement Warrants to the Sponsor, at a purchase price of $1.00 per Placement Warrant, generating gross proceeds to us of $ 3,445,000.

A total of $58,650,000, (or $10.00 per Unit) comprised of $55,205,000 of the proceeds from the Blue Water IPO (which amount includes $2,012,500 of the underwriter’s deferred discount) and $3,445,000 of the proceeds of the sale of the Placement Warrants, was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee.

On February 8, 2021, we announced that the holders of the Units may elect to separately trade shares of the Class A common stock and Warrants comprising the Units commencing on February 9, 2021. Those Units not separated continue to trade on Nasdaq under the symbol “BLUWU,” and the Class A common stock and Warrants that are separated trade on Nasdaq under the symbols “BLUW” and “BLUWW,” respectively.

Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination

Pursuant to the Blue Water Charter, we will provide our public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of July 15, 2021 is approximately $10.20 per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of our initial business combination. For more information about how Blue Water stockholders can exercise their redemption rights in connection with the Blue Water Special Meeting, please see section entitled “Blue Water Special Meeting — Redemption Rights.”

The Blue Water Charter provides that in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our initial business combination. In the event the aggregate cash consideration we would be required to pay for all shares of Class A common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares, and all shares of Class A common stock submitted for redemption will be returned to the holders thereof.

Notwithstanding the foregoing, if we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, the Blue Water Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our Initial Public Offering, which we refer to as the “Excess Shares,” without the prior consent of Blue Water. Such restriction shall also be applicable to our affiliates. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed initial business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the shares sold in the Blue Water IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares sold in our Initial Public Offering without our prior consent, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with an initial business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.

If our initial business combination is not approved or completed for any reason, then our public stockholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the trust account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.

If the Business Combination is not completed, we may continue to try to complete an initial business combination with a different target until December 17, 2021 (or June 17, 2022 if Blue Water extends the period of time to consummate a business combination).

Facilities

We do not own any real estate or other physical properties materially important to our operation. Our executive offices are located at 15 West Putnam Ave, Suite 363, Greenwich, CT 06830. Such facility is provided by the Sponsor for a monthly fee of $10,000.

Employees

We currently have Joseph Hernandez, who serves as our Chief Executive Officer and Jon Garfield, who serves as our Chief Financial Officer. These individuals are not obligated to devote any specific number of hours to our matters but they will devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person devotes in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Legal Proceedings

To the knowledge of Blue Water’s management, there is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

BLUE WATER’S MANAGEMENT

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Blue Water before the Business Combination.

Directors and Executive Officers

The directors and executive officers of Blue Water are as follows as of the date of this proxy statement/prospectus:

Name	Age	Position
Joseph Hernandez	48	Chairman and Chief Executive Officer
Jon Garfield	56	Chief Financial Officer
Kimberly Murphy	58	Director
James Sapirstein	59	Director
Michael Lerner	62	Director
Yvonne McBurney	56	Director

Joseph Hernandez, our Chairman and Chief Executive Officer since inception, is an entrepreneurial leader with over 25 years of experience in the healthcare field. He has a background in company creation, early-stage technology development, as well as private and public market financing. He brings leadership to the team, backed by a strong educational foundation in biology, medicine, molecular genetics, microbiology, epidemiology, marketing, and finance. Over the course of his career, he has founded or led eight entrepreneurial companies in cutting edge areas of healthcare and pharmaceuticals. After years of building his career at Merck & Co. (NYSE:MRK) from to December 1998 to January 2001 and Digene (acquired by Qiagen (NYSE:QGEN)) from 2005 to 2009, Mr. Hernandez founded and became the President and CEO of Innovative Biosensors from 2004 to 2009. Later, Mr. Hernandez served as the Founder and Chairman of Microlin Bio Inc. from August 2013 to January 2017 and as Chairman of the Board of Ember Therapeutics (OTCMKTS:EMBT) from April 2014 to January 2019. He was also the Chairman of Sydys Corporation from May 2016 to January 2019. In 2018, Mr. Hernandez founded Blue Water Vaccines, an early-stage biotechnology company focused on manufacturing a universal influenza vaccine in partnership with the University of Oxford in England. He has served as Chairman of Blue Water Vaccines, Inc. since January 2019. Most recently, in January 2020, he founded and in May 2020 sold Noachis Terra, Inc. (acquired by Oragenics (NYSE:OGEN)) a company developing a vaccine for COVID-19. Mr. Hernandez brings experience in managing and interacting with diverse cultures, high level executives, and elected officials, to the team. Mr. Hernandez received a B.S. in Neuroscience, M.S. in Molecular Genetics and Microbiology from the University of Florida and a M.B.A. from the University of Florida, and is currently pursuing a M.Sc. in Chronic Disease Epidemiology and Biostatistics from Yale University. He is well qualified to serve on our Board due to his extensive biotech entrepreneurship and early-stage technology development experience in the healthcare industry.

Jon Garfield, our Chief Financial Officer since October 2020, has over 20 years of financial leadership experience, specifically with healthcare companies. Mr. Garfield regularly provides consulting services to private equity funds and privately held companies. He has served as a consultant of Bay State Physical Therapy from June 2018 to February 2019 and also as a director beginning in February 2019. Since June 2008, he has served as the chairman of the audit committee of Xnrgi, Inc. From April 2016 to June 2017, Mr. Garfield was the CFO of Pyramid Healthcare, also a private equity backed healthcare company. Prior to Pyramid Healthcare, Mr. Garfield served as the CFO of Monte Nido in January 2012 until January 2016. Before Monte Nido, he served as CFO of Clearant, Inc., (OTCBB:CLRI) a publicly-traded medical device company, and Network IP and Simplified Development, where he oversaw the finance and treasury functions, implemented systems upgrades, and pursued a number of growth initiatives. Mr. Garfield was previously a Co-Founder and Vice President of Acquisitions for Coach USA, a consolidator of ground transportation entities throughout North America, and was heavily involved in over 50 acquisitions and the eventual IPO of the company. Earlier in his career, he held positions with PricewaterhouseCoopers and Arthur Andersen. Mr. Garfield received a B.B.A. in accounting from the University of Texas.

Kimberly Murphy, who has served as a director since our Initial Public Offering in December 2020, has more than 25 years of experience at leading pharmaceutical companies including Novartis (NYSE:NVS) and Merck & Co (NYSE:MRK). In her distinguished career at Merck, she rose through various public affairs and business roles to leadership positions as Region Marketer for U.S. Commercial Operations, U.S. Marketing Leader for Adult Vaccines and Director of the HPV/Gardasil Franchise. Most recently, Ms. Murphy served as the Vice President and Global

Vaccines Commercialization Leader, Influenza Franchise, at GlaxoSmithKline (NYSE:GSK). Ms. Murphy was with GSK from 2011 through 2019, serving as VP of US Vaccines Customer Strategy from October 2012 to June 2014, then VP of the North America Vaccines Integration Planning from June 2014 to May 2015, followed by VP and Global Marketing Head for the Shingles Vaccines from May 2015 to February 2016, before transitioning to the Global Vaccines Commercialization Leader for the Influenza Franchise. Kim has Board and Advisory experience that includes serving on the boards of Oragenics, Inc. (NYSE: OGEN) and Blue Water Vaccines, Inc., as well as the GSK Representative to the Biotechnology Industry Organization’s Biodefense Advisory Council, and on the St. Joseph’s University Pharmaceutical & Healthcare Marketing MBA Program’s Advisory Board. Ms. Murphy received a B.A. in English from Old Dominion University, a M.B.A. in Marketing from St. Joseph’s University, and the Marketing Excellence Program from the Wharton School of University of Pennsylvania. She is well qualified to serve on our Board due to her extensive experience in the healthcare industry.

James Sapirstein, who has served as a director since our Initial Public Offering in December 2020, has over 35 years of experience leading, founding, growing, and selling healthcare companies, specifically in the pharmaceutical space. Mr. Sapirstein is currently the President and CEO of AzurRx BioPharma (Nasdaq:AZRX), where he has been since October 2019. His career began in sales at Eli Lilly, eventually rising to Director of International Marketing at Bristol Myers Squibb from July 1996 to June 2000, and later led the launch of Viread (tenofovir) at Gilead Sciences, Inc. (Nasdaq:GILD), where he served as Global Marketing Lead from June 2020 to June 2002. From November 2006 to January 2011, he served as founding CEO of Tobira Therapeutics (Nasdaq:TBRA), then a private company, and later acquired by Allergan (NYSE:AGN). Since then, he has served as CEO of Alliqua Biomedical (Nasdaq:ALQA) from September 2012 to February 2014 and CEO of Contravir Pharmaceuticals (Nasdaq:CTRV from March 2014 to October 2018. He has been part of almost two dozen drug product launches and specifically either led or has been a key member of several HIV product launches into different new classes of therapeutics at the time. Additionally, Mr. Sapirstein holds board positions with Marizyme (OTCMKTS:MRZM) (Executive Chairman) since December 2018 Enochian Biosciences (Nasdaq:ENOB) since April 2018, and Leading Biosciences since March 2016. He previously served as a director of BioNJ from February 2017 to February 2019, an association of biopharma industries in New Jersey, from February 2017 to February 2019, RespireRX (OTCBB:RSPI) from April 2014 to January 2020, and NanoViricides Inc. (NYSE: NNVC) from November 2018 to January 2020. He is also a Board Director for BIO, the leading Biopharma Industries Organization promoting public policy and networking in the healthcare space, where he sits on both the Health Section and Emerging Companies Section Governing Boards. Mr. Sapirstein received a B.S. in Pharmacy from Rutgers University and his M.B.A. from Fairleigh Dickinson University. He is well qualified to serve on our Board due to his extensive network from decades in the healthcare industry.

Michael Lerner, who has served as a director since our Initial Public Offering in December 2020, has over 30 years of experience providing strategic judgment and practical advice regarding diverse matters for pharmaceutical, life sciences, and health care companies. Mr. Lerner has a background in product acquisitions and divestitures, technology licensing, sales and marketing practices, mergers and acquisitions, intellectual property, corporate compliance, employment law, and regulatory matters. Mr. Lerner is currently a partner at Lowenstein Sandler LLP, where he chairs the Life Sciences Group. Prior to joining Lowenstein Sandler, from August 2008 to December 2010 Mr. Lerner was a Senior Vice President and General Counsel of EKR Therapeutics, a specialty pharmaceutical company focusing on acute care hospital products. That position followed six years (from September 2000 to August 2006) as Vice President and General Counsel at Reliant Pharmaceuticals Inc., which Mr. Lerner helped grow into one of the nation’s largest privately held pharmaceutical companies before it was acquired by GlaxoSmithKline in 2007. As part of Reliant’s senior management team, he was named lead inside lawyer on product acquisitions and dispositions. He currently serves on the board of directors of the Blanche and Irwin Lerner Center for the study of Pharmaceutical Management Issues at Rutgers Business School. Mr. Lerner brings valuable expertise in legal considerations of the life science industry, as well as a documented track record of public speaking and professional presentations to the team. Mr. Lerner received a J.D. from Hofstra University School of Law in and a B.A. from Boston University. He is well qualified to serve on our Board due to his extensive expertise in a range of legal considerations within the life science and healthcare industry.

Yvonne McBurney, who has served as a director since our Initial Public Offering in December 2020, has over 30 years of business leadership experience in the healthcare field. Ms. McBurney has successfully developed and executed strategic business plans to drive consistent above-plan performance by optimizing group synergies, building high-performing diverse teams, and driving cultural change. During her career, she has acquired a reputation for working with the highest level of integrity. Since March 2020, Ms. McBurney has been VP of Operations at Alivia Specialty Pharmacy, where she leads the operations of a $250.0 million specialty pharmacy including a staff of over

100 and overseeing operations and clinical teams. That position followed ten years at GlaxoSmithKline (NYSE:GSK), beginning in January 2010 where she was ultimately appointed to lead the US Commercial and Medical Affairs integration of TESARO, an oncology focused biopharmaceutical acquisition of $5.1 billion by GSK. She also held the Puerto Rico General Manager role for six years and delivered significant revenue and margin growth. Prior to GSK, Ms. McBurney was the General Manager of Wyeth Puerto Rico from April 2006 to November 2009 where she managed an $80.0 million operation returning the unit to growth. She also spent 15 years at Eli Lilly (NYSE: LLY) where she advanced rapidly into key commercial roles of local, regional and international scope and gained broad general management experience across all commercial functions. Throughout her professional career, Ms. McBurney has built respect and industry credibility by forging meaningful alliances with key customers and major stakeholders in government, nonprofit organizations, healthcare practitioners, and pharma industry associations. She has been a past Board member of the Puerto Rico Pharmaceutical Industry Association holding Vice President and Secretary roles. Ms. McBurney received an M.B.A. and B.A. from Interamerican University of Puerto Rico and is fluent in Spanish and English. She is well qualified to serve on our Board due to her extensive expertise in leadership roles in the life science and healthcare industry.

Number and Terms of Office of Officers and Directors

Our board of directors is initially comprised of five directors divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Mr. Lerner, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Sapirstein and Ms. McBurney, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Mr. Hernandez and Ms. Murphy, will expire at the third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination. In addition, the Founder Shares, all of which are held by our initial stockholders, will entitle the initial stockholders to elect all of our directors prior to our initial business combination. Holders of our public shares will have no right to vote on the election of directors during such time. These provisions of our amended and restated certificate of incorporation may only be amended by the vote of at least 90% of our issued and outstanding common stock entitled to vote thereon. As a result, you will not have any influence over the election of directors prior to our initial business combination.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of one or more Chairmen of the Board, one or more Chief Executive Officers, a President, a Chief Financial Officer, Vice Presidents, Secretary, Treasurer, Assistant Secretary and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Lerner, Sapirstein and Ms. McBurney and Ms. Murphy are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee is entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Ms. McBurney, Ms. Murphy and Mr. Sapirstein serve as members of our audit committee, with Mr. Sapirstein serving as the Chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Each such person meets the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Sapirstein qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Mr. Sapirstein, Ms. McBurney and Ms. Murphy serve as members of our compensation committee, with Mr. Sapirstein serving as the chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Each such person meets the independent director standard under Nasdaq listing standards applicable to members of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to complete the consummation of a business combination although we may consider cash or other compensation to officers or advisors we may hire subsequent to our Initial Public Offering to be paid either prior to or in connection with our initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee. In accordance with Rule 5605(e)(2) of the Nasdaq Rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year have not served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We will file a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement of which this prospectus is a part. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These executive officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons. Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all reports applicable to our executive officers, directors and greater than 10% beneficial owners were filed in a timely manner in accordance with Section 16(a) of the Exchange Act.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BLUE WATER

The following discussion of Blue Water’s financial condition and results of operations should be read in conjunction with Blue Water’s financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statement” and “Risk Factors” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Blue Water and its consolidated subsidiaries before the Business Combination.

Overview

We are a blank check company incorporated in Delaware on May 22, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, are subject to all of the risks associated with emerging growth companies. Our sponsor is Blue Water Sponsor LLC, a Delaware limited liability company (the “Sponsor”).

The registration statement for our Initial Public Offering was declared effective on December 15, 2020. On December 17, 2020, we consummated our Initial Public Offering of 5,750,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 750,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $57.5 million, and incurring offering costs of approximately $3.7 million, of which approximately $2.0 million was for deferred underwriting commissions.

Simultaneously with the closing of the Initial Public Offering, we consummated the private placement (“Private Placement”) of 3,445,000 warrants (each, a “Placement Warrant” and collectively, the “Placement Warrants”) at a price of $1.00 per Placement Warrant to the Sponsor, generating proceeds of approximately $3.4 million.

Upon the closing of the Initial Public Offering and the Private Placement, approximately $58.7 million ($10.20 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act 1940, which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the Trust Account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. There is no assurance that we will be able to complete a business combination successfully. We must complete one or more initial business combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable and interest previously released for working capital purposes on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. However, we will only complete a business combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940.

We have up to 12 months from the closing of the Initial Public Offering, or December 17, 2021, (or up to 18 months from the consummation of the Initial Public Offering, or June 17, 2022, if we extend the period of time to consummate an initial business combination) (the “Combination Period”) to complete an initial business combination. In order to extend the time available for us to consummate an initial business combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $575,000 ($0.10 per Public Share), on or prior to the date of the applicable deadline, for each three-month extension.

If we are unable to complete an initial business combination within the Combination Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us for working capital purposes or to pay our taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Proposed Business Combination and Related Agreements

On April 27, 2021, we into an Agreement and Plan of Merger (the “Merger Agreement”) with Blue Water Merger Sub Corp., a Delaware corporation (the “Merger Sub”) our newly-formed wholly-owned subsidiary, and Clarus Therapeutics, Inc. a Delaware corporation (“Clarus”).

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, upon the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into Clarus (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”), with Clarus continuing as the surviving corporation in the Merger and our wholly-owned subsidiary. In the Merger, based on existing Clarus share preference and convertible debtholder rights, (i) certain shares of Clarus preferred stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be canceled and converted into the right to receive a portion of the Merger Consideration (as defined below), (ii) all other shares of Clarus capital stock, and all outstanding options to purchase any capital stock that have not been exercised prior to the Effective Time, will be canceled, retired and terminated without any consideration or any liability to Clarus with respect thereto, and (iii) certain of our convertible and non-convertible promissory notes outstanding as of the Closing will be canceled and converted into, or exchanged for, the right to receive a portion of the Merger Consideration.

The aggregate merger consideration to be paid pursuant to the Merger Agreement to Clarus securityholders as of immediately prior to the Effective Time (“Clarus Securityholders”) will be a number of shares of Company Class A common stock equal to (the “Merger Consideration”): (A) (i) $198,184,295, plus (or minus) the estimated indebtedness of Clarus as of the Closing, net of its cash and cash equivalents (“Closing Net Indebtedness”), divided by (ii) $10.20, minus 1,500,000 shares of Company Class A Common Stock (the “2025 Note Exchange Shares”) issuable to the holders of certain non-convertible promissory notes of Clarus in exchange for $10.0 million of the aggregate principal amount of such notes and other amendments to the terms of the remaining indebtedness pursuant to the Transaction Support Agreement (as described below); plus (B) the 2025 Note Exchange Shares, plus (C) (i) the outstanding balance (principal and interest) at Closing of certain convertible and non-convertible promissory notes of Clarus issued between signing of the Merger Agreement and Closing, other than any such non-convertible promissory notes that the Company elects in its discretion to pay off at Closing, (ii) divided by $10.00. The Merger Consideration to be paid to Clarus Securityholders will be paid solely by the delivery of new shares of our Class A Common Stock. The Closing Net Indebtedness (and the resulting Merger Consideration) is based solely on estimates determined shortly prior to the Closing and is not subject to any post-Closing true-up or adjustment. The Merger Consideration will be allocated among Clarus Securityholders as determined by Clarus shortly prior to the Closing based on existing share preference and convertible debtholder rights.

In connection with the Merger Agreement, on April 27, 2021, the Company, Clarus, and certain Clarus equity holders and noteholders party thereto entered into a Transaction Support Agreement (the “Transaction Support Agreement”) pursuant to which, among other things, the Clarus securityholders party thereto agreed to provide Clarus with up to $35.0 million in financing, through the purchase of convertible and non-convertible promissory notes (of which approximately $7.2 million was funded prior to April 27, 2021), and to transfer certain royalty rights to Clarus.

Results of Operations

Our entire activity since inception through March 31, 2021 related to our formation, the preparation for the Initial Public Offering, and since the closing of the Initial Public Offering, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. Additionally, we recognize non-cash gains and losses within other income (expense) related to changes in recurring fair value measurement of our warrant liabilities at each reporting period.

For the three months ended March 31, 2021, we had net income of approximately $10.6 million, which consisted of a gain of approximately $11.2 million resulting from the change in the fair value of the derivative warrant liabilities, partially offset by approximately $418,000 in general and administrative expenses and approximately $88,000 in other taxes.

For the period from May 22, 2020 (inception) through December 31, 2020, we had net loss of approximately $4.7 million, which consisted of $3.0 million in general and administrative expenses, approximately $922,000 change in the fair value of the derivative warrant liabilities, approximately $646,000 of financing costs associated with the warrant liabilities, and approximately $172,000 in other taxes. As a result of the fair value of the private warrants exceeding the value that the Sponsor paid for the warrants, the Company recognized compensation costs of $2.9 million which is included in general and administrative expenses in the statement of operations.

Going Concern

As of March 31, 2021, we had approximately $408,000 in our operating bank account, and working capital of approximately $157,000.

Our liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment $25,000 from our Sponsor to cover certain of our offering costs in exchange for issuance of the Founder Shares, and a loan from our Sponsor of approximately $157,000 under a promissory note. We repaid the promissory note in full on December 17, 2020. Subsequent to the consummation of the Initial Public Offering, our liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.

In connection with our assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Basis of Presentation — Going Concern,” management has determined that the anticipated cash requirements in the next twelve months raise substantial about our ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, June 17, 2022. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

We continue to evaluate the impact of the COVID-19 pandemic and have concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contractual Obligations

Upon the consummation of a business combination, the underwriters are entitled to a deferred underwriting discount of three and a half percent (3.5%) of the gross proceeds of the Initial Public Offering, or approximately $2.0 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an administrative services agreement to pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to us.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:

Shares of Class A Common Stock Subject to Possible Redemption

We account for shares of Class A common stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. Our shares of Class A common stock feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, 4,508,659 and 3,464,860 shares of Class A common stock, respectively, subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the balance sheet.

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are liabilities, derivatives or contain features that qualify as embedded derivatives, pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815 Derivatives and Hedging (“ASC 815-15”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued 9,195,000 common stock warrants issued in connection with our Initial Public Offering (5,750,000) and Private Placement (3,445,000) which are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the Initial Public Offering were initially measured at fair value using a Monte-Carlo simulation model and have subsequently been measured based on the listed market price of such warrants. The fair value of the Private Placement warrants have been estimated using Monte-Carlo simulation model at inception and subsequently at each measurement date.

Net Income (Loss) Per Share of Common Stock

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period excluding shares of common stock subject to forfeiture. An aggregate of 4,508,659 shares of Class A common stock subject to possible redemption at March 31, 2021 and 3,464,860 shares of Class A common stock subject to possible redemption at December 31, 2020, has been excluded from the calculation of basic income (loss) per ordinary share, since such shares, if redeemed, only participate in their pro rata share of the trust earnings. We have not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the Over-Allotment Units) and Private Placement to purchase an aggregate of 9,195,000 shares of common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the periods presented.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.

Our management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on our accompanying financial statements.

Off-Balance Sheet Arrangements

As of March 31, 2021 and December 31, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We have elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT CLARUS

References in this section to “Clarus,” “we,” “our” and “us” refer to Clarus Therapeutics, Inc.

BUSINESS

Overview

We are a specialty pharmaceutical company focused on the commercialization of JATENZO, the first and only oral T-replacement, or T-replacement therapy (“TRT”) of its kind that has received final approval by the FDA. We believe that current users of TRT are not satisfied with their current options and desire a therapeutic that is safe, effective and more convenient. Our primary goal for JATENZO is for it to become the preferred choice for TRT among men with hypogonadism — T deficiency accompanied by an associated medical condition. In parallel, our broader vision is for Clarus to become a profitable specialty pharmaceutical company initially focused on the development and commercialization of T and metabolic therapies for men and women.

In March 2019, our first commercial product, JATENZO, was approved by the FDA as a TRT for the treatment of adult men with hypogonadism due to certain medical conditions. JATENZO is the first oral T therapy approved by the FDA in more than 60 years. JATENZO is a T-ester prodrug created by the linkage of T with the fatty acid undecanoic acid to form T-undecanoate (“TU”). Once absorbed, TU, an inactive version of T, is converted by natural enzymes in the body to bioactive T. In February 2020, we commenced U.S. commercial sales of JATENZO and, as of December 31, 2020, JATENZO was available under health plans, representing approximately 61% of U.S. commercial insured lives. Of these patients, 65% had access to JATENZO without having to try another T-replacement product first (e.g., generic or other branded option). In the year ended December 31, 2020, JATENZO generated net revenues of approximately $6.4 million, demonstrating consistent month over month prescription growth over the first year of commercialization despite the commercial challenges presented by the COVID-19 pandemic. In August 2019, the FDA granted 3-year Hatch-Waxman market exclusivity to JATENZO, which prevents the FDA from granting full market approval to similar new drugs or generic competitors for the protected conditions of use of JATENZO until March 27, 2022.

T-deficiency is diagnosed in men by a simple blood test that identifies a T concentration below 300 nanograms per deciliter (“ng/dL”). Common symptoms identified in the Endocrine Society's clinical guidelines that suggest testing for T deficiency include reduced sexual activity and desire, decreased energy, increased body fat and reduced muscle mass, depressed mood and other emotional and physiological issues. T-deficiency affects approximately 20 million men over the age of 45, according to a study published in the International Journal of Clinical Practice in 2006. Of this population, about 8 million are diagnosed with hypogonadism, and even fewer, approximately 2.2 million, actually receive TRT, the standard treatment for hypogonadism. Even with this low treatment rate, the overall market for TRT grew 7% in 2020 over 2019, despite the COVID-19 pandemic, which followed a 6.6% growth in prescriptions in the United States in 2019 as compared to 2018. The overall T-replacement therapy market was nearly 8 million prescriptions in 2020 and has been growing at a 5% compound annual growth rate, according to Symphony Health (Payer/Plan TRx Volume).

Existing therapeutic options for hypogonadal men, including T-injections (intramuscular and subcutaneous), T-gels, T-patches, T- buccal T-patches and implanted subcutaneous T-pellets, all suffer from limitations due to their routes of administration and ease of use. Consequently, these TRT options have low rates of adherence to prescribed dosing regimens. For example, only 31% and 14% of men continued taking T-gel six and twelve months after commencing therapy, respectively, according to a peer-reviewed study that reviewed enrollment and medical records of more than 15,000 men with hypogonadism. In addition, according to a survey we commissioned in 2020, 76% of the surveyed men reported that their needs are not being met by existing T-replacement therapies. This same poll found that 82% of TRT users were interested in learning about an oral TRT option. We believe that many hypogonadal patients are not satisfied with non-oral therapies due to administration and other challenges. Thus, they often discontinue their TRT or switch from one option to another in a cyclical search of a TRT that is acceptable. We believe JATENZO not only provides patients with the convenience of an oral route of administration but also the efficacy and safety necessary to treat hypogonadism. Although T-injections and T-gels collectively represent 95% of the TRT market, these products have significant challenges. Injections are painful, yield considerable inter-day T level variability and carry the risk of pulmonary micro-embolisms (“POMEs”). Gels are messy, pose a significant risk of T transference to the patient’s partner or children and result in substantial amounts of T entering the environment when patients shower, bathe or swim. Overall, we believe that JATENZO is more convenient than currently approved T therapies, thus making it more likely that men will adhere to their treatment.

We own patents and pending applications in the United States and several other countries worldwide having claims covering the formulation and use of JATENZO, and have been involved in interference proceedings with Lipocine involving a Clarus patent application having claims covering the use of JATENZO and Lipocine’s TLANDO product. See under the section “Legal Proceedings”. There is risk that other infringement or interference proceedings could be declared involving patent or patent application claims covering the formulation and use of JATENZO. Although we prevailed in our motion on summary judgment in the litigation claims with Lipocine and entered into a global settlement agreement with Lipocine that includes resolution of the pending interference, additional claims from other third parties could arise in the future. There is risk that any future litigation and interference proceedings are resolved in a manner that could result in a material adverse effect on us and our business. There is also risk that other interference proceedings could be declared involving patent claims that cover JATENZO, which would pose the same risk of potentially needing a license from the patent holder. Two interferences were previously decided against us, see under the section “Legal Proceedings”. There is risk that the litigation and interference proceedings may be resolved in a manner that could result in a material adverse effect on us and our business. We have established a contract sales force of approximately 55 sales representatives to promote JATENZO in the United States. We intend to invest additional resources to expand our national footprint to approximately 100 targeted sales representatives and to bring this sales force in-house. Our sales force currently targets high volume prescribing health care providers (“HCPs”) comprised of endocrinologists, urologists and primary care physicians. We continue to evaluate marketing or co-promotion arrangements to leverage our existing sales force and provide even broader JATENZO penetration in the U.S. market. We continue to explore potential strategic partnerships to assist in obtaining marketing approval for and commercialization of JATENZO outside of the United States (particularly in Europe, Asia and the Middle East). Success in achieving sales of JATENZO outside the United States could be a source of non-dilutive funding. We are also actively exploring potential business development transactions to expand our portfolio and leverage our existing sales force.

Since the beginning of our operations in 2004, we have assembled a seasoned management team with significant commercial TRT and large pharmaceutical experience. Our Founder, President and Chief Executive Officer, Dr. Robert Dudley, has over 30 years of experience in the T-replacement field and led the discovery, development, regulatory approval and launch of AndroGel, the first T-gel product. He also co-invented JATENZO and oversaw its development through approval by the FDA. Our senior management team includes industry veterans who have collectively more than 60 years of experience in the TRT market.

Our Strategy

Our goal is to build a profitable specialty pharmaceutical company that commercializes products complementary to our lead product, JATENZO. Key elements of our strategy to achieve this goal include:

•        Establish JATENZO as the preferred choice among appropriate hypogonadal men for T-replacement.    We will continue to drive awareness of JATENZO by leveraging the convenience of JATENZO's oral administration and will seek to establish JATENZO as the preferred TRT treatment for HCPs and their hypogonadal patients.

•        Accelerate the build of our commercial infrastructure to successfully grow the market for JATENZO and launch any additional products we develop or acquire.    We will grow our commercial infrastructure and sales force that targets endocrinologists, urologists and PCPs who are high-prescribers of TRT.

•        Explore additional indications for JATENZO and consider business development opportunities to grow our pipeline and product portfolio.    We plan to use exploratory trials to guide the development of JATENZO for additional potential indications, including, for example, treatment of hypogonadism associated female-to-male transgender T therapy and chronic kidney disease. We will also seek to leverage the commercial launch of JATENZO with our sales organization and commercial infrastructure to develop or acquire the rights to additional complementary products or product candidates.

Hypogonadism and the T-Replacement Therapy Market

Hypogonadism or T-Deficiency

Testosterone (T) is a key male sex hormone and is essential to the development of male growth. It is responsible for promoting growth of muscle mass, increasing bone density and strength, and stimulating linear growth and bone maturation. In addition, researchers increasingly have identified T as an important factor in metabolic function and other physiological processes, including the observation that normal levels help maintain energy levels and an overall sense of well-being in men.

Approximately 20 million men in the United States between the ages of 45 and 75 years old may have deficient levels of T, defined as circulating T levels below 300 ng/dL, based upon age-based prevalence rates published in the International Journal of Clinical Practice in 2006 and the U.S. Census Bureau's 2012 population estimates.

The Endocrine Society, a professional medical organization comprised of HCPs with medical expertise in the area of hormones and related medical disorders, has published clinical guidelines identifying signs and symptoms of hypogonadism, including the following:

SYMPTOMS AND SIGNS ASSOCIATED WITH TESTOSTERONE (T) DEFICIENCY

REDUCED LIBIDO
(and diminished sexual function)
HOT FLUSHES AND SWEATS
(and decreased energy, motivation, initiation)
REDUCED MUSCLE MASS
(and reduced strength)
SMALL TESTES
(Klinefelter syndrome)
REDUCED BONE DENSITY
(and anemia)

There are two types of hypogonadism: primary, or classical, hypogonadism and secondary hypogonadism.

Primary hypogonadism is caused by the failure (inability) of the testes to synthesize and secrete T. Causes of primary hypogonadism include Klinefelter's syndrome, a condition in which males have an extra X chromosome, testicular tumors, testicular damage, varicocele, which is an abnormal enlargement of the vein in the scrotum that drains blood from the testicles, disease-associated testicular damage, including that from mumps, certain systemic diseases, such as renal insufficiency, and exposure to alcohol in chronic excess.

Secondary hypogonadism is caused by a fault in the hypothalamic-pituitary axis that results in an inadequate gonadotropin signal to the testes to produce T. Secondary hypogonadism is relatively common among men with diseases such as type-2 diabetes and its common precursor, metabolic syndrome. For example, approximately 33% and 12% of men with type-2 diabetes and metabolic syndrome, respectively, are hypogonadal, according to research published in Diabetes Care in 2007 and the Journal of Andrology in 2009. Secondary hypogonadism is also associated with obesity, chronic heart disease, chronic kidney disease, asthma and chronic obstructive pulmonary disease.

U.S. TRT Market Dynamics %

U.S. sales of T-replacement therapies, currently the standard treatment for T deficiency, exceeded $1.3 billion in 2020, according to Symphony Health, and almost 8 million prescriptions for T-replacement therapies are written per year. U.S. sales represent the vast majority of global TRT sales, with injections representing 36% and gels representing 58% of the U.S. sales dollars in 2020. Injections represent 75% and gels represent 24% of all U.S. prescriptions written in 2020.

The following graph demonstrates year-over-year prescription growth in the U.S. TRT market over the last 5 years.

U.S. Annual Prescriptions and Year-over-Year Growth in the TRT Market

We believe there is potential for continued TRT market expansion. According to a study published in the Archives of Internal Medicine in 2008, only 12% of hypogonadal men, representing less than half of all men diagnosed with hypogonadism, actually receive TRT. Additionally, the overall TRT market in 2020 grew 7% over 2019, to approximately 8 million prescriptions per year, despite the COVID-19 pandemic. This followed a 6.6% growth in prescriptions in 2019 as compared to 2018. Our expectation of continued growth and penetration in the TRT market in the United States is based on a number of factors, including:

•        a growing awareness among physicians to diagnose and treat hypogonadism and willingness by patients to discuss signs and symptoms of their medical condition than in the past;

•        recognition and association by HCPs of the association of hypogonadism with other increasingly prevalent diseases, such as metabolic syndrome, type 2 diabetes, chronic renal disease and chronic heart disease;

•        the ability to easily identify low serum T levels through a simple blood test; and

•        continuing guidance from medical societies (including the Endocrine Society, American Association of Clinical Endocrinologists and American Urological Association), that clinicians measure serum T levels of patients if they present with symptoms or signs typically associated with hypogonadism.

Limitations of Existing Treatments for Hypogonadism

The U.S. TRT market is comprised primarily of non-oral T treatments, including injections, gels, topical and buccal patches, and implanted subcutaneous pellets. Each of these products is associated with different T pharmacokinetic profiles which, in turn, can lead to significant intra- and inter-patient variabilities in circulating T response and associated symptom relief. Furthermore, each TRT delivery route has been associated with user challenges. For example, the pain of weekly deep muscle injections, skin irritation associated with the T-patch or T-gels, risk of T transference to women and children by T-gel users, potential anaphylactic reactions observed with a long-acting depot form of TU, thrice-daily administration of a nasal T preparation, and a surgical procedure for placement of T-pellets. Consequently, there has been relatively poor patient adherence and significant ‘switching’ from one TRT to another. Missing from the available armamentarium of TRT therapies was an oral T product that was effective in meeting current T-replacement regulatory standards and one not associated with potentially serious liver toxicity. Prior to JATENZO’s approval, the only oral T-replacement product approved by FDA (over 60 years ago) was methyltestosterone — a chemical cousin of T that has been associated with serious liver toxicity and thus has been rarely prescribed. Therefore, when viewed in the historical context of TRT, we believe JATENZO offers appropriate hypogonadal patients an easy-to-use, safe and effective TRT option that was not previously available.

Prior to 2000, with the introduction of a T-gel, T was primarily available through either scrotal or non-scrotal patches, pellets, or injections. T-injections, which became the dominant mode of administration and remain so today. However, besides having pain at the injection site, intramuscular T products carry significant risk of POME and polycythemia (i.e., increase in red blood cell count) which requires monitoring by the healthcare provider.

With the introduction of a T-gel formulation in 2000, topical T administration became desirable because of its ease of use. However, over time common side effects including itching, irritation and discomfort at the application site became increasingly problematic for patients. Additionally, topical T-gels place partners and children at risk of T transference (secondary exposure to T when transferred from user to non-user (e.g., women and children)). This prompted the FDA to add boxed warnings to the labeling for T-gels relating to T transference. Despite these limitations, gels have continued to demonstrate significant market penetration.

The other approved TRT therapies have their own limitations, including gum, nasal and skin irritation and difficulty of administration (e.g., office procedure). As a result, non-oral TRT products are associated with low rates of patient compliance and adherence. More than 95,000 men change T-replacement therapies more than once per year. According to a peer-reviewed study published in the Journal of Sexual Medicine in 2013, only 31% and 14% of patients were still on gel therapy six months and 12 months, respectively, after first dosing, and only about half of those who discontinued therapy later resumed treatment.

Our Solution — JATENZO

Our first commercial product, JATENZO, was approved in March 2019 by the FDA for oral TRT use in adult males for conditions associated with a deficiency or absence of endogenous, or naturally produced, T, including congenital or acquired primary and secondary hypogonadism, with a boxed warning. JATENZO was the first oral T-medicine approved by the FDA in more than 60 years, the first oral T-prodrug, and the first and only oral softgel TU TRT.

We believe JATENZO offers hypogonadal men and prescribing physicians a safe and effective oral replacement option and has a number of advantages over the currently approved replacement therapies, including:

•        Convenient Oral Dosing.    JATENZO as either one or two easy-to-swallow softgels is taken twice daily with a regular meal. We believe oral dosing is preferred by most patients, is easier to use than other TRTs currently on the market and will ultimately improve the low TRT adherence rates.

•        Normalized T Levels.    After dose adjustment (if necessary), 87% of men treated with JATENZO in our clinical trials achieved average serum T levels in the normal range. In addition, JATENZO improved the classic signs and symptoms associated with hypogonadism, including psychosexual symptoms, body mass index, fat mass and bone mineral density.

•        Avoids Administration Challenges.    Unlike other TRT products, JATENZO is an oral product and as such avoids the challenges, risks and safety issues seen with non-oral products. JATENZO avoids the risk of T transfer to partners and children that exists with gel treatment; injection site pain, risk of POME and polycythemia seen with injections, and the gum, nasal and skin irritation and difficulty of administration seen with other TRT products

•        Safety Profile.    JATENZO's overall safety profile is generally consistent with that observed in clinical trials of other FDA approved TRTs. The modest increase in systolic blood pressure observed in men treated with JATENZO is not unique and has been observed with injectable T and other oral TU products under development in the United States or marketed outside the U.S. Importantly, JATENZO has not been associated with liver toxicity in Phase 3 clinical testing that included patients treated with JATENZO for up to two years.

We commercially launched JATENZO in the U.S. in February 2020. In the year ended December 31, 2020, JATENZO generated net revenue of approximately $6.4 million. Despite the COVID-19 pandemic which had a profound effect on our ability to market JATENZO to HCPs, we achieved prescription growth month-over-month during the first year of our launch as a result of our increasing educational efforts and increasing commercial payer coverage.

As of December 31, 2020, JATENZO was available and covered for approximately 61% of all U.S. commercial lives. Over 65% of those covered are not required by the applicable payor to try a generic or other branded therapy before reimbursing JATENZO. This level coverage is consistent within the class of approved T-replacement products. We anticipate being able to secure additional payor coverage for JATENZO but there is no guarantee this will occur.

JATENZO is available in three capsule strengths for twice daily administration with food. In our pivotal Phase 3 trial of JATENZO, an open-label study designed to evaluate the efficacy and safety of JATENZO in adult hypogonadal male subjects referred to as the ‘inTUne trial’, JATENZO was evaluated for safety against Axiron, a then commonly prescribed topical T formulation. A total of 222 hypogonadal men were randomized, with 166 in the JATENZO group and 56 in the Axiron group. JATENZO achieved the primary endpoint, with 87% of patients treated with JATENZO achieving an average T level in the normal male range by the end of the trial period and in some cases in as little as seven days. Notably, a robust dose-titration paradigm was tested and validated such that T responses to JATENZO could be tailored to individual patient requirements if a dose adjustment was necessary. As shown graphically below, JATENZO also improved classic signs and symptoms associated with hypogonadism in the inTUne trial, including free (i.e., bioactive) T, psychosexual symptoms, body composition, and bone mineral density, each as illustrated in the figures below.

The safety profile of JATENZO was consistent with data generated in two earlier Phase 3 trials and the general safety profiles for TRT products as a therapeutic class. No liver toxicity was observed. The most common adverse events of JATENZO were headache (5%), increased hematocrit (5%), hypertension (4%), decreased HDL (3%), and nausea (2%). Each of the treatment-emergent adverse events of an increased hematocrit was considered by the investigator as mild in intensity. Compared to baseline, mean serum sex hormone binding globulin (SHBG) concentrations declined significantly in response to JATENZO but remained within the normal range after approximately 3 to 4 months of JATENZO. In parallel, concentrations of free T increased such that by the end of treatment, mean levels were significantly higher than baseline but still within the normal range. JATENZO was associated with a modest increase in average systolic blood pressure (BP) of about 3-5 mmHg — an increase consistent in magnitude with a currently marketed form of injectable testosterone. Because any increase in systolic BP increases the theoretical risk of an adverse cardiovascular event (e.g., heart attack or stroke), FDA required that JATENZO (as well as an injectable T product approved in 2018 XYOSTED) to carry a boxed warning about potential increased blood pressure. Due to this risk, the boxed warning also states that use of JATENZO is only for the treatment of men with hypogonadal conditions associated with structural or genetic etiologies. We are also required by the FDA to conduct certain post-marketing studies to assess patient understanding of key risks relating to JATENZO, evaluate adrenal function with chronic JATENZO therapy, and conduct a pediatric study of JATENZO in adolescent hypogonadal patients.

In recent years, the FDA has mandated changes to all TRT product labeling to define the indicated uses of TRT products more explicitly and to strengthen precautions and warnings about their use. For example, language about potential cardiovascular risks, including deep vein thrombosis, now appears in TRT labeling as does a caution against TRT use in men with “age-related hypogonadism”.

We plan to explore additional potential indications for JATENZO including, for example, treatment of hypogonadal men with chronic kidney disease and as T replacement in female-to-male transgender patients. We plan to conduct small exploratory Phase 4 studies to confirm our hypotheses that JATENZO therapy in these patient populations will restore T levels to the normal male range and improve other biomarkers and symptoms associated with T deficiency. We then expect to conduct Phase 3 studies based on FDA guidance that would potentially result in expanded labeling indications for JATENZO.

We will also continue to explore commercial partnerships with outside organizations to maximize the sales and marketing potential for JATENZO. Of particular interest are establishing marketing partnerships for JATENZO in Europe, Asia and the Middle East.

Additional Product Candidates

We will seek to leverage the commercial launch of JATENZO with our sales team and commercial infrastructure to develop or acquire rights to additional complementary products or product candidates. Our business strategy is to identify complementary development and commercialization opportunities that apply our management expertise, commercial infrastructure and sales force to approved products or product candidates. Our strategy is to pursue these opportunities both on our own and with industry leading partners. We believe this strategy offers a distinct value to patients, healthcare providers, pharmaceutical partners and our stockholders.

In May 2021, we entered into a licensing agreement whereby Clarus will acquire the exclusive worldwide (excluding Australia) development and commercialization rights for HAVAH T+Ai™ (CLAR-121). CLAR-121 is a proprietary combination of testosterone (T) (natural ligand for the androgen receptor; AR) and anastrozole (an aromatase inhibitor that blocks T conversion to estradiol) delivered by a subcutaneous implant for treatment of AR-mediated breast disease that predominantly affects women. Clarus’s initial therapeutic target will be inflammatory periductal mastitis (PDM) — a painful, often debilitating inflammation of breast tissue. Clarus estimates that the annual total U.S. patient population of women with PDM is approximately 150,000. Clarus is not aware of any effective pharmaceutical intervention for PDM and intends to seek FDA Orphan Drug designation for CLAR-121 for use in the treatment of PDM. However, there can be no guarantee that FDA will grant such designation. In addition to PDM, CLAR-121 may have potential use to treat estrogen receptor-positive (ER+) breast cancer as the androgen receptor is a tumor suppressor in estrogen receptor — positive breast cancer. Of the approximately 280,000 annual cases of breast cancer in the United States, 80% of these are ER+ and 90% of ER+ breast cancers are also AR+. Significant development by Clarus will be necessary to demonstrate clinical efficacy and safety and to secure FDA approval for both of these potential uses for CLAR-121. There is no guarantee such development will be successful and result in FDA approval of CLAR-121 for either condition.

Sales, Marketing and Distribution

We have built a robust internal commercial organization in the United States to market and sell JATENZO and any additional products we may develop or acquire. We have also established with a commercial outsource partner a sales force of approximately 55 representatives dedicated solely to promoting JATENZO in the United States. We intend to invest additional resources to bring our sales force in-house while expanding its national footprint. Our sales force targets high prescribing endocrinologists, urologists and primary care physicians. We believe that this approach allows us to achieve broad geographic coverage while connecting with the most valuable targets. In addition, we conduct direct outreach to hypogonadal men through paid search, social media and programmatic advertising. In April 2020, in connection with the COVID-19 pandemic, we incorporated digital assets and virtual marketing into our sales force approach, including virtual sales calls, and we expect to proceed with a hybrid virtual and in-person approach moving forward. We also intend to explore additional strategies to engage both the patient and the consumer through various direct-to-consumer modalities. The launch of any future products may require further expansion of our existing sales force.

In addition to developing our own commercial organization, we continue to evaluate distribution or co-promotion arrangements with established pharmaceutical companies that have either complimentary product offerings or with established pharmaceutical companies to expand the footprint for JATENZO.

We are considering strategic partners with demonstrated commercial capabilities to assist in obtaining marketing approval for and commercialization of JATENZO outside of the United States. We intend to seek approval and launch commercial sales of JATENZO in territories outside of the United States by establishing additional collaborations with one or more pharmaceutical company collaborators, depending on, among other things, the applicable indications, the related development costs and our available resources. In May 2014, we entered into an agreement with CBC SPVI, Ltd. (“C-Bridge”), pursuant to which we and C-Bridge agreed to make commercially reasonable efforts to jointly develop a plan for the commercial manufacture, marketing, promotion, sale, distribution, and commercial importation and exportation of JATENZO and any related products in China. As part of this agreement, C-Bridge also purchased convertible promissory notes and became an investor in our company.

We have contracted with numerous wholesale distributors, including Cardinal, McKesson Corporation and Amerisource Bergen Corporation, to distribute JATENZO to retail pharmacies. In addition to shipping our product, these distributors provide inventory and sales reports as well as other services. In exchange for these services, we pay fees to certain distributors based on a percentage of wholesale acquisition cost. We also plan to explore using alternative, non-retail channels to distribute JATENZO.

Manufacturing

We have established a comprehensive supply chain for commercial manufacture of JATENZO capsules. We rely on contract manufacturers to produce the drug substance and drug product required for our commercial supply and clinical studies. We have qualified two sources of bulk TU, entered into an exclusive manufacturing relationship for the manufacture of the softgel capsules and engaged with a commercial packager for the production of finished JATENZO capsules. All lots of drug substance and drug product used for our commercial supply and clinical studies are manufactured, packaged and labeled under cGMP. The FDA inspects manufacturing facilities periodically, with the frequency based on its assessment of risk. We have established an internal quality control and quality assurance program, including a set of standard operating procedures and specifications that we believe is cGMP-compliant.

We expect to continue to rely on third parties for our manufacturing processes and for the production of all drug substance and drug product used for our commercial supply and clinical studies of JATENZO and any other product or product candidate we may develop or acquire. We plan to continue to rely upon contract manufacturers and, potentially, collaboration partners, to manufacture commercial quantities of JATENZO and any other product we may develop or acquire, if such product is approved in Europe or in territories outside of the United States and Europe.

We have established a comprehensive supply chain for commercial manufacture of JATENZO capsules. We rely and we expect to continue to rely on third parties for our manufacturing processes and for the production of all drug substance and drug product used for our commercial supply and clinical studies of JATENZO and any other product or product candidates we may develop or acquire. We plan to continue to rely upon contract manufacturers and, potentially, collaboration partners, to manufacture commercial quantities of JATENZO and any other product we may develop or acquire, if such product is approved in Europe or in territories outside of the United States and Europe.

For the commercialization of JATENZO, we have:

•        qualified two sources of bulk TU, Pfizer and Xianju, both of which are subject to continuing FDA review and periodic inspection, and entered into a commercial supply agreement with each;

•        entered into an exclusive manufacturing agreement with Catalent for the manufacture of JATENZO softgel capsules; and

•        entered into an agreement with a commercial packager for finished JATENZO capsules.

In March 2021, we entered into a supply agreement with Pfizer (the “Pfizer Agreement”), for the bulk supply of TU. We provide Pfizer estimates of our projected supply requirements. These supply forecasts are binding for an initial period, can be altered by a certain percentage over a subsequent period and then are used only to assist with

Pfizer's production planning over the final period. We have an obligation to purchase a minimum amount of TU from Pfizer, subject to an annual maximum, for the first three years of the Pfizer agreement. The price per kilogram of bulk TU under the Pfizer Agreement is fixed based on the total volume purchased during a calendar year. If Pfizer is unable to satisfy our delivery requirements, we may purchase more supply needs from an alternative supplier. The term of the Pfizer Agreement expires in January 2024. The Pfizer Agreement may be terminated by either party without cause upon 18 months' prior written notice or upon the other party's uncured breach of any material obligation. The Pfizer Agreement also contains customary representations and warranties, indemnification, limitation on liability, assignment, confidentiality and other provisions.

Our January 2014 agreement with Xianju (the “Xianju Agreement”) similarly requires us to project our bulk TU supply needs for the United States. Our purchase orders are then bound by each such supply forecast for an initial period, can be altered by a certain percentage over a subsequent period and then are used only to assist with Xianju's production planning over such projection's final period. The price per kilogram of bulk TU under the Xianju Agreement is fixed based on the total volume purchased in a year; however, Xianju may increase the price if there are sudden changes in economic circumstances that increase the cost of production or raw materials. In addition, Xianju may request each year that the parties renegotiate the agreed upon prices from the previous year. The Xianju Agreement had an initial term of seven years and automatically renewed for two consecutive three-year terms unless either party gives notice of non-renewal no later than six months’ prior to the expiration of any initial or renewal term. The Xianju Agreement is also terminable by either party upon the other party's bankruptcy, uncured material breach or for any changes in law or regulations that would render it impossible for a party to perform its material obligations. In the event of either non-renewal or termination, however, Xianju will continue to supply us with bulk TU on the terms of the Xianju Agreement for up to 18 months. The Xianju Agreement also contains customary representations and warranties, indemnification, limitation on liability, assignment and confidentiality provisions, as well as provisions with respect to quality control and manufacturing procedures.

The JATENZO formulation is encapsulated in a softgel form. We have chosen Catalent, a third-party manufacturer, to produce clinical trial supplies and commercial quantities of JATENZO softgel capsules. JATENZO softgel capsules come in 158 mg TU, 198 mg TU, and 237 mg TU forms. We have entered into a manufacturing agreement with Catalent (the “Catalent Agreement”), which remains in effect until March 2025, six years following the date on which the FDA approved Catalent as a manufacturer of JATENZO, and automatically renews for successive two-year periods, if not terminated one year prior to the expiration of the initial term or any then-current renewal term. Either we or Catalent may terminate the Catalent Agreement upon the other party’s bankruptcy, uncured material breach or upon 24 months’ prior written notice for convenience. In addition, Catalent may terminate the Catalent Agreement or cease performing its obligations if we fail to pay amounts within ten days of being due. We are required to purchase a minimum quantity of JATENZO softgel capsules, and we are required to pay to Catalent an annual commercial occupancy fee and an annual product maintenance fee. The unit price of capsules under the Catalent Agreement is determined based on batch size and the total volume shipped in a year. The price may be increased annually based on a market price index. The Catalent Agreement contains customary representations and warranties, indemnification, limitation on liability, assignment and confidentiality provisions.

We, along with our contract manufacturers, are subject to extensive governmental regulations, including requirements that our products be manufactured, packaged and labeled in conformity with current cGMP. The cGMP requirements govern quality control of the manufacturing process and documentation policies and procedures. The FDA typically inspects manufacturing facilities every two years. We have established an internal quality control and quality assurance program, including a set of standard operating procedures and specifications that we believe is cGMP-compliant.

Third Party Reimbursement and Pricing

In the United States and elsewhere, sales of pharmaceutical products to consumers depend to a significant degree on the availability of coverage and reimbursement by third-party payers, such as government and private insurance plans. Third-party payers increasingly are challenging the prices charged for medical products and services and implementing other cost containment mechanisms. This is especially true in markets where generic options exist. It is, and will be, time consuming and expensive for us to go through the process of maintaining or seeking reimbursement for our products from Medicaid, Medicare and commercial payers. Our products and those of our partners may not be considered cost effective, and coverage and reimbursement may not be available or sufficient to allow us to sell our products on a competitive and profitable basis, potentially resulting in contract changes with these major payers.

Third-party payers often utilize a tiered reimbursement system, which may adversely affect demand for our products by placing them in a more expensive patient co-payment tier. Additionally, third party payers may require step edits or prior authorizations. We cannot be certain that our products will successfully be placed on the list of drugs covered by particular health plan formularies or in a more preferential position on their formularies. Third-party payers are currently demanding, and will most likely continue to demand, more aggressive pricing and rebates for favorable formulary placement. Some U.S. states have also created Medicaid preferred drug lists and include drugs on those lists only when the manufacturers agree to pay a supplemental rebate. If our products are not included on these preferred drug lists, they may be subject to prior authorization. Physicians may not be inclined to prescribe JATENZO to their Medicaid patients, and even if they do prescribe it, Medicaid may not authorize payment, thereby diminishing the potential market for our products in this market segment.

Currently, most of our prescriptions are open access, and we have negotiated agreements with several pharmacy benefits managers, including Express Scripts. We offer a co-pay assistance program to patients for JATENZO under which patients covered by commercial pharmacy benefit plans receive discounts on their prescriptions. Our JATENZO GO Co-pay Assistance Program provides financial support to most commercially insured patients to assist with out-of-pocket costs of JATENZO, such that most commercial covered patients will pay $0 for their prescription.

Similarly, in order to ensure coverage by Medicare Part D and commercial pharmacy benefit plans, we participate in certain rebate programs, which provide discounted prescriptions to qualified insured patients. Under these rebate programs, we pay a rebate to the third-party administrator of the program. We also provide discounts to authorized users of the Federal Supply Schedule (“FSS”) of the General Services Administration under an FSS contract negotiated by the Department of Veterans Affairs, including discounts mandated by the Veterans Health Care Act, discounted prescriptions to DoD’s Tricare retail pharmacy program, and discounts to federal grantees and safety net providers referred to as covered entities pursuant to our pharmaceutical pricing agreement with HHS and the 340B drug discount program, which is required as a condition of Medicaid coverage. Government agencies ordering under the FSS and covered entities purchase products from the wholesale distributors at the discounted price, and the wholesale distributors then charge back the difference between the current wholesale acquisition cost and the price the entity paid for the product.

Patents and Proprietary Rights

Our success will depend, in part, on our ability to obtain and protect our proprietary rights in the United States and in other countries. To do so, we will continue to rely on patents, trademarks, trade secrets, and confidentiality and other agreements to protect our proprietary rights. We intend to seek patent protection whenever appropriate for any product candidates, including methods for their manufacture and use, and related technology we develop or acquire in the future.

We have been building and continue to expand our intellectual property portfolio relating to JATENZO. We strive to protect and enhance the proprietary technologies that we believe are important to our business and seek patent protection, where appropriate, in the United States and internationally for compositions related to JATENZO, its methods of use and any other inventions that are important to the development of our business. Our policy is to actively seek to protect our proprietary position by, among other things, filing patent applications in the United States and abroad, including Europe and other major countries when appropriate, relating to proprietary technologies that are important to the development of our business.

However, patent protection may not afford us with complete protection against competitors who seek to circumvent our patents. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our technology. There is also the risk, however, that third parties have patents or may obtain patents having claims that also cover JATENZO. Lipocine asserted use of JATENZO infringes its patents, and has attacked patents and applications in our portfolio by patent interferences, see “— Legal Proceedings” subsection below.

Our success will depend significantly on our ability to obtain and maintain patent and other proprietary protection for the technologies, inventions, know-how and products we consider important to our business, defend our patents, preserve the confidentiality of our trade secrets and operate our business without infringing the patents and proprietary rights of third parties.

Our U.S. patent portfolio on JATENZO currently includes five issued patents: U.S. Patent No. 8,241,664, which expires March 2029; U.S. Patent No. 8,492,369, which expires December 2030, as well as U.S. Patent Nos. 8,778,916, 10,543,219 and 10,617,696, each of which expires in April 2030. The issued U.S. patents contain claims to both pharmaceutical compositions and methods of treatment using our proprietary pharmaceutical composition and all are listed in the FDA Orange Book: Approved Drug Products with Therapeutic Equivalence Evaluations. In addition, we have several patent applications pending in the United States and other countries that, if issued, will cover pharmaceutical compositions, methods of treatment and other features of JATENZO, and have the potential to extend patent coverage beyond 2030.

We also have issued patents covering JATENZO in Australia, Canada, China, Costa Rica, Europe, Hong Kong, India, Indonesia, Israel, Japan, Mexico, New Zealand, Philippines, Russia, Singapore, South Africa and South Korea.

Our portfolio also contains pending applications around the world, including in the United States, Brazil, Canada and Europe. These patent applications, if they were to issue, have the potential to extend the patent coverage beyond 2030.

We solely own all the issued patents and the pending patent applications in our JATENZO patent portfolio. However, one of our applications having claims covering JATENZO is presently the subject of an interference proceeding and there is risk that the U.S. Patent and Trademark Office could declare other interference proceedings involving patent claims that cover JATENZO as discussed in more detail in “— Legal Proceedings” below.

TU, the active pharmaceutical ingredient in JATENZO, as well as its use for treating hypogonadism, are well known in this field. Accordingly, The TU active ingredient, standing alone, is not protected by any third party patents, although there are third party patents with claims that are alleged to cover use of TU in treating hypogonadism and the use of JATENZO as discussed in more detail in “— Legal Proceedings” below.

Competition

There are several approved T-replacement therapies on the market, as well as several therapies under review by the FDA. The TRT market is highly competitive, and our future success will depend on our ability to capture market share from currently approved therapies most notably injections and gels, the continued expansion of the TRT market, and our ability to operate freely with regard to or to preclude from competing against us several competitors who have also develop oral TU products, including Lipocine which has received tentative approval from the FDA and has alleged that JATENZO infringes certain Lipocine patents, as described in “— Legal Proceedings” below.

Injectables

Injectable T-esters (e.g., T-enanthate; T-cypionate) continue to represent the majority of the prescriptions in the TRT market. Over 5.9 million prescriptions were written for T injectables (75% of all TRT prescriptions and 36% of U.S. sales) in 2020. T-injectables are predominantly given as T-cypionate (95% of all injections) and T-enanthate (1% of all injections). Injectables have experienced significant prescription growth in the U.S. market due to overall market demand for TRT and due to their generic availability and low cost. These men receive an injection every two to three weeks, most often intramuscularly, instead of applying a daily administration of other products. We believe physicians and their hypogonadal patients perceive the primary downsides of injections to be pain at injection site and risk for POME and polycythemia (excess concentration of red blood cells). Additionally, injecting T weekly or bi-weekly is associated with wide fluctuations in serum T levels between treatment cycles. For example, in many men

T levels rise above the upper limit of normal on day 1 of the injection, which may lead to undesirable side effects. Conversely, T levels often fall into the hypogonadal range before it is time for the next injection which leads to a return of undesirable symptoms.

Gels

Gels represent the second largest segment within the TRT market. Over 1.9 million prescriptions were written for gels in 2020 and represented 58% of U.S. sales in 2020. The gel-based T replacement products that are currently available include AbbVie’s AndroGel®, and Endo’s Testim® and Fortesta® along with their respective authorized generics as well as generic equivalents of each version.

The FDA has granted a therapeutic equivalence (“TE”) rating of AB to “generic” versions of approved products which have been approved via a 505(b)(2) NDA. In July 2014, the FDA granted the AB rating to Perrigo’s 1% T-gel drug product (NDA 203098) approved in January 2013, and a BX rating to Teva’s 1% gel drug product (NDA 202763) approved in February 2012. Each are versions of AbbVie’s AndroGel 1.0% and employed 505(b)(2) submissions citing AndroGel as their reference listed drugs ("RLD"). Teva’s version was found not to be bioequivalent to AndroGel, hence the BX rating. Upsher-Smith Laboratories also received approval for a version of Endo’s Testim (Vogelxo™; NDA 204399) in June 2014 using the same pathway. In January of 2015, the FDA determined that Vogelxo™ is therapeutically equivalent to Testim and received an AB rating. In August 2015, the FDA granted AB rating to Perrigo’s 1.62% T-gel drug product (NDA 204268) which also received FDA approval in August 2015. Eli Lilly and Acrux’s Axiron had patent expiry in February 2017. On July 6, 2017, Acrux confirmed that a generic version of Axiron® Topical Solution, 30 mg/1.5 mL (T-Topical Solution, 30 mg/1.5 mL) has been launched in the United States by Perrigo Company plc. Acrux also confirmed the availability of an authorized generic version of Axiron in the United States, through a marketing and distribution agreement between Lilly and a leading authorized generics company.

Other Current T-Delivery Methods

JATENZO also competes with other TRT products such as a nasal T-gel, auto-injectable subcutaneous T, buccal T and topical T-patches, and implantable subcutaneous T-pellets.

Transdermal T-patches include Allergan’s Androderm®. An intramuscular depot form of TU also exists in branded form as Aveed® by Endo. Additionally, Endo markets the buccal TRT Striant® and the Testopel® implantable T-pellets, which it acquired from Auxilium in 2015. Antares Pharma, Inc. markets a sub-cutaneous weekly auto-injector T therapy, Xyosted™. Aytu BioScience Inc. markets an intranasal T therapy, Natesto®, which it licensed from Acerus Pharmaceuticals in 2016.

Other T-Products in Development

We are aware of a number of products in clinical development that, if approved by the FDA, would compete with JATENZO.

Lipocine has developed an oral TU formulation, TLANDO®. The FDA has granted tentative market approval to TLANDO for use as a TRT in adult males for conditions associated with a deficiency or absence of endogenous T, specifically congenital or acquired primary and secondary hypogonadism. In granting tentative approval, the FDA has concluded that TLANDO has met all required quality, safety and efficacy standards necessary for approval, but TLANDO has not received final approval and is not eligible for final approval and marketing in the United States until the expiration of JATENZO’s exclusivity period which expires on March 27, 2022. Like JATENZO and XYOSTED, we expect TLANDO to also carry a boxed warning about the potential for increased blood pressure since this was observed in clinical trials conducted by Lipocine. The FDA has also required Lipocine to conduct certain post-marketing studies to assess patient understanding of key risks relating to TLANDO and evaluate adrenal function with chronic TLANDO therapy, and conduct a pediatric study.

Marius Pharmaceuticals has developed an oral T-undecanoate under the name of KYZATREX® as a TRT for the treatment of primary and secondary hypogonadism in adult men. The product was submitted to the FDA on January 5, 2021 with an expected PDUFA action date on October 31, 2021. Should KYZATREX meet all of the required quality, safety, and efficacy standards necessary for approval, we believe it will not receive a final approval or be eligible to receive final approval or marketing in the United States until the expiration, on March 27, 2022, of our Hatch-Waxman 3-year exclusivity period with respect to JATENZO. We expect KYZATREX labeling to carry boxed warning regarding the potential for increased blood pressure. We also believe that the FDA will require Marius Pharmaceuticals to assess patient understanding of key risks relating to KYZATREX, evaluate adrenal function with chronic KYZATREX therapy and conduct a pediatric study.

Mereo BioPharma Group Ltd. is currently developing BGS649, a once weekly aromatase inhibitor, for first-line therapy for the treatment of obese men with hypogonadotropic hypogonadism. BGS649 has completed Phase 2b testing.

TesoRx Pharma LLC is developing an oral ‘bio-identical’ testosterone, TSX-002, for the treatment of Constitutional Delay of Growth and Puberty. Phase 2 clinical studies have been completed. TesoRx is also developing a potential once-daily oral TU product candidate, TSX-049, as TRT for hypogonadal in men.

Government Regulation

The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, packaging, recordkeeping, tracking, approval, import, export, distribution, advertising and promotion of our products.

U.S. Government Regulation of Drug Products

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act (the “FDCA”) and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions, such as the FDA’s refusal to approve a pending NDA, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties.

The process required by the FDA before product candidates may be marketed in the United States generally involves the following:

•        nonclinical laboratory and animal tests that must be conducted in accordance with Good Laboratory Practices;

•        submission to the FDA of an Investigational New Drug (“IND”), which must become effective before clinical trials may begin;

•        approval by an independent institutional review board (“IRB”) for each clinical site or centrally before each trial may be initiated;

•        adequate and well controlled human clinical trials to establish the safety and efficacy of the proposed product candidate for its intended use, performed in accordance with good clinical practices (“GCPs”);

•        submission to the FDA of an NDA and payment of user fees;

•        satisfactory completion of an FDA advisory committee review, if applicable;

•        pre-approval inspection of manufacturing facilities and selected clinical investigators for their compliance with cGMP and GCP;

•        satisfactory completion of FDA audits of clinical trial sites to assure compliance with GCPs and the integrity of the clinical data; and

•        FDA review and approval of an NDA to permit commercial marketing for particular indications for use.

Preclinical Studies

Preclinical studies include laboratory evaluation of drug substance chemistry, pharmacology, toxicity and drug product formulation, as well as animal studies to assess potential safety and efficacy. Prior to commencing the first clinical trial with a product candidate, a sponsor must submit the results of the preclinical tests and preclinical literature, together with manufacturing information, analytical data and any available clinical data or literature, among other required information, to the FDA as part of an IND. Some preclinical studies may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the conduct of the clinical trial and imposes a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in FDA authorization to commence a clinical trial.

Clinical Trials

Clinical trials involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with GCP requirements. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development, as well as amendments to previously submitted clinical trials. Further, an independent IRB for each institution participating in the clinical trial must review and approve the plan for any clinical trial, its informed consent form and other communications to study subjects before the clinical trial commences at that site. The IRB must continue to oversee the clinical trial while it is being conducted, including any changes to the study plans.

Regulatory authorities, an IRB or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk, the clinical trial is not being conducted in accordance with the FDA’s or the IRB’s requirements or if the drug has been associated with unexpected serious harm to subjects. Some studies also include a data safety monitoring board, which receives special access to unblinded data during the clinical trial and may advise the sponsor to halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy.

Human clinical trials are typically conducted in three sequential phases that may be combined or overlap.

•        Phase 1 — Studies are initially conducted to test the product candidate for safety, dosage tolerance, structure-activity relationships, mechanism of action, absorption, metabolism, distribution and excretion in healthy volunteers or subjects with the target disease or condition. If possible, Phase 1 clinical trials may also be used to gain an initial indication of product effectiveness.

•        Phase 2 — Controlled studies are conducted with groups of subjects with a specified disease or condition to provide enough data to evaluate the preliminary efficacy, optimal dosages and dosing schedule and expanded evidence of safety. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expansive Phase 3 clinical trials.

•        Phase 3 — These clinical trials are generally undertaken in larger subject populations to provide statistically significant evidence of clinical efficacy and to further test for safety in an expanded subject population at multiple clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. These clinical trials may be done at trial sites outside the United States as long as the global sites are also representative of the U.S. population and the conduct of the study at global sites comports with FDA regulations and guidance, such as compliance with GCPs. In most cases, FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. A single trial may be sufficient in rare instances, including (1) where the study is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible or (2) when in conjunction with other confirmatory evidence.

The FDA may require, or companies may pursue, additional clinical trials after a product is approved. These so-called Phase 4 trials may be made a condition to be satisfied after approval. The results of Phase 4 trials can confirm the effectiveness of a product candidate and can provide important safety information.

Clinical trials must be conducted under the supervision of qualified investigators in accordance with GCP requirements, which include the requirements that all research subjects provide their informed consent in writing for their participation in any clinical trial and the review and approval of the study by an IRB. Investigators must also provide information to the clinical trial sponsors to allow the sponsors to make specified financial disclosures to the FDA. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the trial procedures, the parameters to be used in monitoring safety and the efficacy criteria to be evaluated and a statistical analysis plan. Information about some clinical trials, including a description of the trial and trial results, must be submitted within specific timeframes to the U.S. National Institutes of Health for public dissemination on its ClinicalTrials.gov website. Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur.

The manufacture of investigational drugs for the conduct of human clinical trials is subject to cGMP requirements. Investigational drugs and active pharmaceutical ingredients imported into the United States are also subject to regulation by the FDA relating to their labeling and distribution. Further, the export of investigational drug products outside of the United States is subject to regulatory requirements of the receiving country, as well as U.S. export requirements under the FDCA. Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and the IRB and more frequently if serious adverse effects occur.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate, as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may designate a drug product as an “orphan drug” if it is intended to treat a rare disease or condition (generally meaning that it affects fewer than 200,000 individuals in the United States or more in cases in which there is no reasonable expectation that the cost of developing and making a drug product available in the United States for treatment of the disease or condition will be recovered from sales of the product). A company must request orphan product designation before submitting an NDA. If the request is granted, the FDA will disclose the identity of the therapeutic agent and its potential use. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product with orphan status receives the first FDA approval for the disease or condition for which it has such designation or for a select indication or use within the rare disease or condition for which it was designated, the product generally will be receiving orphan product exclusivity. Orphan product exclusivity means that the FDA may not approve any other applications for the same product for the same indication for seven years, except in certain limited circumstances. If a drug or drug product designated as an orphan product ultimately receives marketing approval for an indication broader than what was designated in its orphan product application, it may not be entitled to exclusivity. Orphan exclusivity will not bar approval of another product under certain circumstances, including if a subsequent product with the same active ingredient for the same indication is shown to be clinically superior to the approved product on the basis of greater efficacy or safety or providing a major contribution to patient care, or if the company with orphan drug exclusivity is not able to meet market demand. Further, the FDA may approve more than one product for the same orphan indication or disease as long as the products contain different active ingredients. Moreover, competitors may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity.

Special FDA Expedited Review and Approval Programs

The FDA has various programs, including fast track designation, breakthrough therapy designation, orphan drug designation, accelerated approval and priority review, which are intended to expedite or simplify the process for the development and FDA review of drugs that are intended for the treatment of serious or life threatening diseases or conditions and demonstrate the potential to address unmet medical needs. The purpose of these programs is to provide important new drugs to patients earlier than under standard FDA review procedures.

Under the fast track program, the sponsor of a new drug candidate may request that FDA designate the drug candidate for a specific indication as a fast track drug concurrent with, or after, the filing of the IND for the drug candidate. To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a product is intended to treat a serious or life threatening disease or condition and demonstrates the potential to address an unmet medical need. The FDA will determine that a product will fill an unmet medical need if it will provide a therapy where none exists or provide a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. Fast track designation provides additional opportunities for interaction with the FDA’s review team and may allow for rolling review of NDA components before the completed application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable and the sponsor pays any required user fees upon submission of the first section of the NDA. However, the FDA’s time period goal for reviewing an application does not begin until the last section of the NDA is submitted. The FDA may decide to rescind the fast track designation if it determines that the qualifying criteria no longer apply.

In addition, a sponsor can request breakthrough therapy designation for a drug if it is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drugs designated as breakthrough therapies are eligible for intensive guidance from the FDA on an efficient drug development program, organizational commitment to the development and review of the product, including involvement of senior managers, and, like fast track products, are also eligible for rolling review of the NDA. Both fast track and breakthrough therapy products may be eligible for accelerated approval and/or priority review, if relevant criteria are met.

Under the FDA’s accelerated approval regulations, the FDA may approve a drug for a serious or life threatening illness that provides meaningful therapeutic benefit to patients over existing treatments based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. A drug candidate approved on this basis is subject to rigorous post marketing compliance requirements, including the completion of Phase 4 or post approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post approval studies or confirm a clinical benefit during post marketing studies will allow the FDA to withdraw the drug from the market on an expedited basis. All promotional materials for drug candidates approved under accelerated approval regulations are subject to prior review by the FDA.

Once an NDA is submitted for a product intended to treat a serious condition, the FDA may assign a priority review designation if FDA determines that the product, if approved, would provide a significant improvement in safety or effectiveness. A priority review means that the goal for the FDA to review an application is six months, rather than the standard review of ten months under the Prescription Drug User Fee Act (“PDUFA”) goals. Under the current PDUFA performance goals, these six-and ten-month review periods are measured from the 60-day filing date rather than the receipt date for NDAs for new molecular entities, which typically adds approximately two months to the timeline for review from the date of submission.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. In addition, the manufacturer of an investigational drug for a serious or life-threatening disease is required to make available, such as by posting on its website, its policy on responding to requests for expanded access. Furthermore, fast track designation, breakthrough therapy designation, accelerated approval and priority review do not change the standards for approval and may not ultimately expedite the development or approval process.

NDA Submission and Review by the FDA

Assuming successful completion of the required clinical and preclinical testing, among other items, the results of product development, including chemistry, manufacture and controls, nonclinical studies and clinical trials are submitted to the FDA, along with proposed labeling, as part of an NDA. The submission of an NDA requires payment of a substantial user fee to the FDA. This user fee must be paid at the time of the first submission of the application, even if the application is being submitted on a rolling basis. Fee waivers or reductions are available in some circumstances.

In addition, under the Pediatric Research Equity Act, an NDA or supplement to an NDA for a new active ingredient, indication, dosage form, dosage regimen or route of administration must contain data that are adequate to assess the safety and efficacy of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective.

The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults or full or partial waivers from the pediatric data requirements.

Once the FDA receives an application, it has 60 days to review the NDA to determine if it is substantially complete to permit a substantive review, before it files the application. Once the submission is filed by the FDA, the FDA begins an in-depth review of the NDA. Under the goals agreed to by the FDA under PDUFA, the FDA has set the review goal of 10 months from the 60-day filing date to complete its initial review of a standard NDA for a new molecular entity, or NME, and make a decision on the application. For priority review applications, the FDA has set the review goal of reviewing NME NDAs within six months of the 60-day filing date. Such deadlines are referred to as the PDUFA date. The PDUFA date is only a goal and the FDA does not always meet its PDUFA dates. The review process and the PDUFA date may also be extended if the FDA requests or the NDA sponsor otherwise provides certain additional information or clarification regarding the submission during the review period that amends the original application.

The FDA reviews applications to determine, among other things, whether a product is safe and effective for its intended use and whether the manufacturing controls are adequate to assure and preserve the product’s identity, strength, quality and purity. Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities, including contract manufacturers and subcontracts, are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical trial sites to assure compliance with GCPs.

The FDA must refer applications for drugs that contain active ingredients, including any ester or salt of the active ingredients, that have not previously been approved by the FDA to an advisory committee or provide in an action letter a summary of the reasons for not referring it to an advisory committee. The FDA may also refer drugs which present difficult questions of safety, purity or potency to an advisory committee. An advisory committee is typically a panel that includes clinicians and other experts who review, evaluate and make a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Once the FDA’s review of the application is complete, the FDA will issue either a Complete Response Letter (“CRL”) or approval letter. A CRL indicates that the review cycle of the application is complete and the application is not ready for approval. A CRL generally contains a statement of specific deficiencies and provides recommendations for securing approval of the NDA. These recommendations may include additional clinical or preclinical testing or other information or analyses in order for the FDA to reconsider the application in the future. Even with the submission of additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If, or when the deficiencies have been met to the FDA’s satisfaction, the FDA will issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

The FDA may delay or refuse approval of an NDA if applicable regulatory criteria are not satisfied, require additional testing or information, require post-marketing testing and surveillance to monitor safety or efficacy of a product and/or impose other conditions, including distribution restrictions or other risk management mechanisms. For example, the FDA may require a REMS as a condition of approval or following approval to mitigate any identified or suspected serious risks and ensure safe use of the drug. The FDA may prevent or limit further marketing of a product or impose additional post-marketing requirements, based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements, FDA notification and FDA review and approval. Further, should new safety information arise, additional testing, product labeling or FDA notification may be required.

If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which such product may be marketed or may include contraindications, warnings or precautions in the product labeling. The FDA may require certain contraindications and serious warnings to be placed in a box at the beginning of the labeling to highlight the information for prescribers, particularly those contraindications and warnings that may lead to death or serious injury. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing regulatory standards is not maintained or if problems occur after the product reaches the marketplace. In addition, the FDA may require Phase 4 post-marketing studies to monitor the effect of approved products and may limit further marketing of the product based on the results of these post-marketing studies.

U.S. Post-Approval Requirements

Any products manufactured or distributed pursuant to FDA approvals are subject to continuing regulation by the FDA, including periodic reporting, product sampling and distribution, advertising, promotion, drug shortage reporting, compliance with any post-approval requirements imposed as a conditional of approval such as Phase 4 clinical trials, REMS and surveillance, recordkeeping and reporting requirements, including adverse experiences.

After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior FDA review and approval. There also are continuing, annual program fee requirements for approved products. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies and to list their drug products and are subject to periodic announced and unannounced inspections by the FDA and these state agencies for compliance with cGMPs and other requirements, which impose procedural and documentation requirements.

Changes to the manufacturing process are strictly regulated and often require prior FDA approval or notification before being implemented. FDA regulations also require investigation and correction of any deviations from cGMPs and specifications and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.

Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in withdrawal of marketing approval, mandatory revisions to the approved labeling to add new safety information or other limitations, imposition of post-market studies or clinical trials to assess new safety risks or imposition of distribution or other restrictions under a REMS program, among other consequences.

The FDA closely regulates the marketing and promotion of drugs. A company can make only those claims relating to safety and efficacy that are consistent with the FDA approved labeling. Physicians, in their independent professional medical judgment, may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested in clinical trials and approved by the FDA. However, manufacturers and third parties acting on their behalf are prohibited from marketing or promoting drugs in a manner inconsistent with the approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

Failure to comply with any of the FDA’s requirements could result in significant adverse enforcement actions. These include a variety of administrative or judicial sanctions, such as refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, imposition of a clinical hold or termination of clinical trials, warning letters, untitled letters, modification of promotional materials or labeling, product recalls, product seizures or detentions, refusal to allow imports or exports, total or partial suspension of production or distribution, debarment, injunctions, fines, consent decrees, corporate integrity agreements, refusals of government contracts and new orders under existing contracts, exclusion from participation in federal and state healthcare programs, restitution, disgorgement or civil or criminal penalties, including fines and imprisonment. It is also possible that failure to comply with the FDA’s requirements relating to the promotion of prescription drugs may lead to investigations alleging violations of federal and state healthcare fraud and abuse and other laws, as well as state consumer protection laws. Any of these sanctions could result in adverse publicity, among other adverse consequences.

U.S. Marketing Exclusivity

The FDA provides periods of non-patent regulatory exclusivity, which provides the holder of an approved NDA limited protection from new competition in the marketplace for the pharmaceutical innovation represented by its approved drug for a period of three or five years following the FDA’s approval of the NDA. Five years of exclusivity are available to new chemical entities (“NCEs”). An NCE is a drug that contains no active moiety that has been approved by the FDA in any other NDA. An active moiety is the molecule or ion, excluding those appended portions of the molecule that cause the drug to be an ester, salt, including a salt with hydrogen or coordination bonds or other noncovalent bonds not involving the sharing of electron pairs between atoms, derivatives, such as a complex (i.e., formed by the chemical interaction of two compounds), chelate (i.e., a chemical compound) or clathrate (i.e., a polymer framework that traps molecules) of the molecule, responsible for the therapeutic activity of the drug substance. During the exclusivity period, the FDA may not accept for review or approve an Abbreviated New Drug Application (“ANDA”) or a 505(b)(2) NDA submitted by another company that contains the previously approved active moiety. An ANDA or 505(b)(2) application, however, may be submitted one year before NCE exclusivity expires if a Paragraph IV certification is filed.

Three years of exclusivity are available for an application for a drug product containing a previously approved active moiety. To qualify for such exclusivity the NDA applicant must conduct or sponsor a new clinical investigation that FDA determines is essential to the approval of the application. Three-year exclusivity prevents the approval of an ANDA or a 505(b)(2) NDA for a drug product containing the same active moiety for the protected conditions of approval. The scope of any three-year exclusivity granted by the FDA is determined on a case-by-case basis and depends on several factors, including the FDA’s analysis of the scope of the new clinical investigations essential to approval conducted or sponsored by the applicant. JATENZO was awarded 3-year new product marketing exclusivity by the FDA. This exclusivity expires on March 27, 2022.

A drug can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study. We may be able to provide data supporting the use of JATENZO in a pediatric population if invited to do so by the FDA. If we do so, and this data is deemed acceptable by the FDA, we may receive an additional six-month extension of any unexpired exclusivity and an additional six-month regulatory exclusivity that the FDA recognizes at the end of a patent term.

Controlled Substances

The CSA and its implementing regulations establish a “closed system” of regulations for controlled substances. The CSA imposes registration, security, recordkeeping and reporting, storage, manufacturing, distribution, importation and other requirements under the oversight of the DEA. The DEA is the federal agency responsible for regulating controlled substances, and requires those individuals or entities that manufacture, import, export, distribute, research, or dispense controlled substances to comply with the regulatory requirements in order to prevent the diversion of controlled substances to illicit channels of commerce.

The DEA categorizes controlled substances into one of five schedules — Schedule I, II, III, IV or V — with varying qualifications for listing in each schedule. Schedule I substances by definition have a high potential for abuse, have no currently accepted medical use in treatment in the United States and lack accepted safety for use under medical supervision. Pharmaceutical products having a currently accepted medical use that are otherwise approved for marketing may be listed as Schedule II, III, IV or V substances, with Schedule II substances presenting the highest potential for abuse and physical or psychological dependence, and Schedule V substances presenting the lowest relative potential for abuse and dependence.

Facilities that manufacture, distribute, import or export any controlled substance must register annually with the DEA. The DEA registration is specific to the particular location, activity(ies) and controlled substance schedule(s).

The DEA inspects all manufacturing facilities to review security, recordkeeping, reporting and handling prior to issuing a controlled substance registration. The specific security requirements vary by the type of business activity and the schedule and quantity of controlled substances handled. Required security measures commonly include background checks on employees and physical control of controlled substances through storage in approved vaults, safes and cages, and through use of alarm systems and surveillance cameras. Once registered, manufacturing facilities must maintain records documenting the manufacture, receipt and distribution of all controlled substances. Manufacturers must submit periodic reports to the DEA of the distribution of Schedule I and II controlled substances, Schedule III narcotic substances, and other designated substances. Registrants must also report any controlled substance thefts or significant losses, and must obtain authorization to destroy or dispose of controlled substances.

The states also maintain separate controlled substance laws and regulations, including licensing, recordkeeping, security, distribution, and dispensing requirements. State authorities, including boards of pharmacy, regulate use of controlled substances in each state. Failure to maintain compliance with applicable requirements, particularly as manifested in the loss or diversion of controlled substances, can result in enforcement action that could have a material adverse effect on our business, operations and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to revoke those registrations. In certain circumstances, violations could lead to criminal prosecution.

Regulation outside the United States

We will be subject to similar foreign laws and regulations concerning the development of our product candidates outside of the United States.

Other Healthcare Laws

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any products for which we obtain marketing approval. Our business operations and any current or future arrangements with third-party payors, healthcare providers and physicians may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we develop, market, sell and distribute any drugs for which we obtain marketing approval. In the United States, these laws include, without limitation, state and federal anti-kickback, false claims, physician transparency and patient data privacy and security laws and regulations, including but not limited to those described below.

•        The federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, paying, receiving or providing any remuneration (including any kickback, bride or certain rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward or in return for, either the referral of an individual for, or the purchase order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid; a person or entity need not have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. On November December 20, 2020, the HHS Office of Inspector General (“OIG”) finalized published further modifications to the federal Anti-Kickback Statute. Under the final rules, OIG added safe harbor protections under the Anti-Kickback Statute for certain coordinated care and value-based arrangements among clinicians, providers, and others. These rule (with exceptions) became effective January 19, 2021.

Pursuant to an order entered by the U.S. District Court for the District of Columbia, the portion of the rule eliminating safe harbor protection for certain rebates related to the sale or purchase of a pharmaceutical product from a manufacturer to a plan sponsor under Medicare Part D has been delayed to January 1, 2023. Implementation of the this change and new safe harbors for point-of-sale reductions in price for prescription pharmaceutical products and pharmacy benefit manager service fees are currently under review by the Biden administration and may be amended or repealed;

•        The federal civil and criminal false claims laws, including the civil False Claims Act (“FCA”), which prohibit individuals or entities from, among other things, knowingly presenting or causing to be presented, to the federal government, claims for payment or approval that are false, fictitious or fraudulent; knowingly making, using or causing to be made or used a false statement or record material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government; or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. In addition, the government may assert that a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;

•        The federal civil monetary penalties laws, which impose civil fines for, among other things, the offering or transfer or remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of services reimbursable by Medicare or a state health care program, unless an exception applies;

•        HIPAA, which imposes criminal and civil liability for knowingly and willfully executing a scheme or attempting to execute a scheme, to defraud any healthcare benefit program, including private payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense or falsifying, concealing or covering up a material fact or making any materially false statements in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity need not have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•        HIPAA, as amended by HITECH, and their respective implementing regulations, which imposes, among other things, specified requirements on covered entities and their business associates relating to the privacy and security of individually identifiable health information including mandatory contractual terms and required implementation of technical safeguards of such information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates in some cases, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

•        The Physician Payments Sunshine Act, enacted as part of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) which imposed new annual reporting requirements for certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, for certain payments and “transfers of value” provided to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by such physicians and their immediate family members. In addition, many states also require reporting of payments or other transfers of value, many of which differ from each other in significant ways, are often not pre-empted and may have a more prohibitive effect than the Physician Payments Sunshine Act, thus further complicating compliance efforts. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made and investment and ownership interested held in the previous year to certain non-physician providers such as physician assistants and nurse practitioners; and

•        Analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party-payors, including private insurers, and may be broader in scope than their federal equivalents; state and foreign laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers; state and foreign laws that require drug manufacturers to report information related to drug pricing and payments and other transfers of value to physicians and other healthcare providers and restrict marketing practices or require disclosure of marketing expenditures and pricing information; state and local laws that require the registration of pharmaceutical sales representatives; state and foreign laws that govern the privacy and security of health information in some circumstances. These data privacy and security laws may differ from each other in significant ways and often are not pre-empted by HIPAA, which may complicate compliance efforts.

In addition, pharmaceutical manufacturers may also be subject to federal and state consumer protection and unfair competition laws and regulations, which broadly regulate marketplace activities and that potentially harm consumers.

The distribution of drugs and biological products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The full scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform. Federal and state enforcement bodies have continued to increase their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other related governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, individual imprisonment, disgorgement, exclusion from government funded healthcare programs, such as Medicare and Medicaid, reputational harm, additional oversight and reporting obligations if we become subject to a corporate integrity agreement or similar settlement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of our operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to similar actions, penalties and sanctions. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from its business.

Coverage and Reimbursement

In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Thus, even if a product candidate is approved, sales of the product will depend, in part, on the extent to which third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers and managed care organizations, provide coverage and establish adequate reimbursement levels for, the product. In the United States, no uniform policy of coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors are increasingly challenging the prices charged, examining the medical necessity and reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the approved products for a particular indication.

In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable regulatory approvals. Additionally, companies may also need to provide discounts to purchasers, private health plans or government healthcare programs. Nonetheless, product candidates may not be considered medically necessary or cost effective. A decision by a third-party payor not to cover a product could reduce physician utilization once the product is approved and have a material adverse effect on sales, our operations and financial condition. Additionally, a third-party payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product and the level of coverage and reimbursement can differ significantly from payor to payor.

The containment of healthcare costs has become a priority of federal, state and foreign governments and the prices of products have been a focus in this effort. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit a company’s revenue generated from the sale of any approved products. Coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which a company or its collaborators receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare Reform

In the United States and some foreign jurisdictions, there have been, and likely will continue to be, a number of legislative and regulatory changes and proposed changes regarding the healthcare system directed at broadening the availability of healthcare, improving the quality of healthcare and containing or lowering the cost of healthcare. For example, in March 2010, Congress enacted the ACA, which, among other things, included changes to the coverage and payment for products under government health care programs. The ACA included provisions of importance to our potential product candidate that:

•        created an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic products, apportioned among these entities according to their market share in certain government healthcare programs;

•        expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

•        expanded manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate for both branded and generic drugs and revising the definition of “average manufacturer price,” (“AMP”) for calculating and reporting Medicaid drug rebates on outpatient prescription drug prices;

•        addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

•        expanded the types of entities eligible for the 340B drug discount program;

•        established the Medicare Part D coverage gap discount program by requiring manufacturers to provide point-of-sale-discounts off the negotiated price of applicable brand drugs to eligible beneficiaries during their coverage gap period as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D; and

•        created a Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research, along with funding for such research.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. Various portions of the ACA are currently undergoing legal and constitutional challenges in the United States Supreme Court and members of Congress have introduced several pieces of legislation aimed at significantly revising or repealing the ACA. The United States Supreme Court is expected to rule on a legal challenge to the constitutionality of the ACA in 2021. The implementation of the ACA is ongoing, the law appears likely to continue the downward pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs. Litigation and legislation related to the ACA are likely to continue, with unpredictable and uncertain results.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, included aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030 unless additional Congressional action is taken. These reductions have been suspended from May 1, 2020 through December 31, 2020 due to the COVID-19 pandemic. The Consolidated Appropriations Act of 2021, extended the suspension period to March 31, 2021. An Act to Prevent Across-the-Board Direct Spending Cuts, and for Other Purposes, signed into law on April 14, 2021, has extended the suspension period to December 31, 2021. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. In addition, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their commercial products, which has resulted in several Congressional inquiries and proposed and enacted state and federal legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for pharmaceutical products. For example, at the federal level, the previous administration’s budget proposal for fiscal year 2021 included a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the previous administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses and place limits on pharmaceutical price increases. Further, the previous administration previously released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contained proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. HHS has solicited feedback on some of these measures and has implemented others under its existing authority. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy, a type of prior authorization, for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change, which was effective as of January 1, 2019. Although a number of these and other measures may require additional authorization to become effective, Congress and the Biden administration have each indicated that they will continue to seek new legislative and/or administrative measures to control drug costs. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. In addition, individual states in the United States have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, it is possible that additional governmental action is taken to address the COVID-19 pandemic. For example, on April 18, 2020, CMS announced that qualified health plan issuers under the ACA may suspend activities related to the collection and reporting of quality data that would have otherwise been reported between May and June 2020 given the challenges healthcare providers are facing responding to the ongoing COVID-19 pandemic.

On May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a drug manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

Outside the United States, ensuring coverage and adequate payment for a product also involves challenges. Pricing of prescription pharmaceuticals is subject to government control in many countries. Pricing negotiations with government authorities can extend well beyond the receipt of regulatory approval for a product and may require a clinical trial that compares the cost-effectiveness of a product to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in commercialization.

The Hatch-Waxman Amendments to the FDC Act

Orange Book Listing

In seeking approval for a drug through an NDA, applicants are required to list with the FDA information on each patent whose claims cover the applicant's drug product, drug substance, or an approved method of using the drug. Upon approval of a drug, information on each of the patents listed in the application for the drug is then published in the FDA's Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an ANDA. Generally, an ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, pre-clinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved in this way are commonly referred to as "generic equivalents" to the listed drug and can often be substituted by pharmacists under prescriptions written for the original listed drug.

The ANDA applicant is required to certify to the FDA concerning any patent information listed in the Orange Book for the approved product. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired but will expire on a particular date and approval is sought after patent expiration; (iv) the listed patent is invalid or will not be infringed by the proposed ANDA product or (v) that there are no relevant patents. The ANDA applicant may also elect to submit a section viii statement certifying that its proposed ANDA label does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. If the ANDA applicant does not challenge the listed patents, the ANDA will not be approved until all the listed patents claiming the referenced product have expired.

A certification that the new product will not infringe the already approved product's listed patents, or that such patents are invalid or unenforceable, is called a Paragraph IV certification. If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit, or a decision in the infringement case that is favorable to the ANDA applicant.

The ANDA also will not be finally approved until any applicable non-patent exclusivity listed in the Orange Book for the referenced product has expired. Drugs listed in the Orange Book can also be cited by Section 505(b)(2) NDA applicants who must make relevant patent certifications as described above for ANDA applicants.

To date, no Paragraph IV certification has been filed relative to JATENZO.

Non-Patent Exclusivities

JATENZO was awarded 3-year new product marketing exclusivity by the FDA. This exclusivity expires on March 27, 2022.

In the United States, FDA-approved products also may be eligible for 6-month pediatric exclusivity which could extend not only any unexpired non-patent exclusivities, but also the effective term of an Orange Book-listed patent, provided the FDA decides to award pediatric exclusivity on a date that is not less than nine months prior to the expiration of any patent or non-patent exclusivity. We may be able to provide data supporting the use of JATENZO in a pediatric population if invited to do so by the FDA. If we do so, and this data is deemed acceptable by the FDA, we may receive an additional six-month extension of any unexpired exclusivity and an additional six-month regulatory exclusivity that the FDA recognizes at the end of a patent term.

Employees

As of June 30, 2021, we had 16 full-time employees. Two of our employees have Ph.D. degrees and one is an M.D. Three of our employees hold M.B.A.s. None of our employees is represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Facilities

We lease our office spaces, which consist of 2,728 square feet located at 555 Skokie Boulevard, Suite 340, Northbrook, Illinois and 1,130 square feet located at 745 South Church Street, Suite 407, Mufreesboro, Tennessee. Our Northbrook, Illinois lease expires December 31, 2021 and our Mufreesboro, Tennessee lease expires September 2022. We believe our current office space is sufficient to meet our needs until the expiration of our lease and we expect to have additional space reserved sufficient to meet our needs prior to this expiration.

Legal Proceedings

On April 2, 2019, an action for patent infringement was filed against us by Lipocine in the U.S. District Court for the District of Delaware. The lawsuit (Civil Action No. 19-622) sought a declaratory judgement of infringement under 35 U.S.C. § 271(a)-(c) arising from our intent to market and sell JATENZO, based on the FDA’s approval of JATENZO in March 2019. Lipocine alleged that we infringed certain claims in each of four U.S. Patents: U.S. Patent No. 9,034,858, U.S. Patent No. 9,205,057, U.S. Patent No. 9,480,690 and U.S. Patent No. 9,757,390. Lipocine sought reasonable royalty monetary damages, pre-judgment interest, post-judgment interest, attorneys’ fees, costs and disbursements and injunctive relief.

Clarus asserted defenses of noninfringement, invalidity under 35 U.S.C. §§ 103 and 112, as well as counterclaims of inequitable conduct, patent misuse and exceptional case. Clarus’s motion for summary judgment of invalidity under Section 112 was argued on January 15, 2021, and was granted on May 25, 2021, the decision finding all asserted claims invalid for failure to satisfy the written description requirement. On June 15, 2021, Clarus requested the Court to schedule a bench trial on Clarus’s counterclaims of inequitable conduct, patent misuse, and exceptional case at the earliest practicable date, pursuant to the Court’s invitation to make such a request. Subsequently, on July 13, 2021, Clarus and Lipocine entered into a global settlement agreement that settled all claims between the parties, including the interference matter (described below) and the pending Clarus counterclaims against Lipocine, and provides for a payment by Lipocine to Clarus of a $4.0 million settlement fee payable as follows: $2.5 million upfront, $1.0 million within 12 months, and the remainder within two years. This joint stipulation for dismissal was filed, and ordered by the Court on July 15, 2021, thereby terminating this lawsuit.

On January 4, 2021, an interference (No. 106,128) was declared by the U.S. Patent and Trademark Office between our U.S. Patent Application No. 16/656,178 and Lipocine’s U.S. Patent Application No. 16/818,779. This proceeding (Interference No. 106,128 (DK)) is currently pending. The claims at issue in the interference cover uses of JATENZO and TLANDO. The involved Lipocine patent application, however, contains claims we believe cover the use of TLANDO and not JATENZO nor its FDA-approved use. We believe that we would not need a license from Lipocine, nor that we would be liable for any damages, based solely on the outcome of the pending interference, as we do not believe the involved Lipocine patent application claims in this interference cover JATENZO or its FDA-approved use. Moreover, Lipocine has filed a request for entry of an adverse judgment in this interference pursuant to the global settlement agreement, described above. As part of this request for judgment, Clarus has filed a copy of the settlement agreement with the USPTO with a request that the settlement agreement not be made available to the public in accordance with relevant statutes and USPTO regulations. The Clarus application is expected to proceed to issuance following Lipocine’s request for adverse judgment.

There is also risk that other interference proceedings could be declared that involve Lipocine patent applications and/or patents and claims that cover JATENZO and/or its use. And while two interferences were previously decided against us, Lipocine has not tried to assert patent claims issued to it as a result of prevailing in those interferences against us, and we believe these claims do not cover JATENZO. In the event our beliefs turn out to be incorrect, or future declared interferences involving claims that cover JATENZO are not resolved in our favor, we may need to obtain a license from Lipocine. Such a license may not be available or may be available only on terms not favorable to us. This could also have a material adverse effect on us.

The litigation and interference are also expensive and consume significant time and resources.

EXECUTIVE OFFICERS AND DIRECTORS OF CLARUS

Clarus’s current directors and executive officers are listed below.

Name	Age	Position
Executive Officers
Robert E. Dudley, Ph.D.	66	Chief Executive Officer, President and Chairman of the Board
Richard Peterson	53	Chief Financial Officer
Steven A. Bourne	59	Chief Administrative Officer, Secretary and Treasurer
Frank Jaeger	51	Chief Commercial Officer
Non-Management Directors:
Elizabeth A. Cermak(1)	63	Director
Mengjiao Jiang	40	Director
Bruce C. Robertson, Ph.D.	58	Director
James E. Thomas	60	Director
Alex Zisson	52	Director
Mark A. Prygocki, Sr.(1)	55	Director

____________

(1)      Member of the audit committee.

Executive Officers

Robert E. Dudley, Ph.D. has served as Clarus’s Chief Executive Officer, President and Chairman of the board of directors since February 2004. Prior to that, from 2001 to 2003, he served as President and Chief Executive Officer and a member of the board of directors of Anagen Therapeutics, Inc., a private biopharmaceutical company. From 1994 to 1999, he held several senior level executive positions at Unimed Pharmaceuticals, Inc. (“Unimed”), a public company acquired by Solvay Pharmaceuticals in 1999, and from 1999 to 2001 he served as Unimed’s President and Chief Executive Officer and was a member of its board of directors, during which time Unimed received FDA approval for and launched AndroGel. Dr. Dudley received a B.S. in Biology from Pepperdine University, Seaver College, an M.S. in Biology from University of New Mexico, and a Ph.D., with honors, in Pharmacology and Toxicology from the University of Kansas School of Medicine. Dr. Dudley is also a board-certified toxicologist. Dr. Dudley’s experience as a scientist with a leading role in commercializing the market leading T-replacement therapy, coupled with an insider’s perspective his role as our Chief Executive Officer brings to board discussions, provide him with the qualifications and skills to serve as a director.

Richard Peterson has served as Clarus’s Chief Financial Officer since February 2021. Prior to joining Clarus, Mr. Peterson served as Chief Financial Officer for several clinical stage biopharmaceutical companies, most recently at Botanix Pharmaceutical, Ltd. (ASX:BOT) (from August 2019 to May 2020). Prior to this role, Mr. Peterson served as Chief Financial Officer at Dermavant Sciences Inc. (from March 2018 to February 2019), Sienna Biopharmaceuticals, Inc., a biopharmaceutical company (Nasdaq:SNNA) (“Sienna”) (from March 2017 to March 2018), and Novan, Inc. (Nasdaq:NOVN) (“Novan”) (from September 2015 to March 2017). Mr. Peterson also served as Chief Financial Officer of Medicis Pharmaceutical Corporation (“Medicis”), a commercial pharmaceutical company from June 1995 to December, 2012. Under Mr. Peterson’s leadership, Novan and Sienna completed successful initial public offerings. While at Medicis, he played an integral role in guiding the company’s tremendous growth, which resulted in its acquisition for $2.6 billion by Valeant Pharmaceuticals International. Mr. Peterson began his career with PricewaterhouseCoopers, after receiving a degree in accountancy from Arizona State University.

Steven A. Bourne has served as Clarus’s Chief Administrative Officer since February 2021 and as its Secretary and Treasurer since February 2004. He previously served as Clarus’s Chief Financial Officer from February 2004 to February 2021. Prior to that, from 2002 to 2003, he served as Chief Financial Officer, Secretary and Treasurer at Anagen Therapeutics, Inc., a private biopharmaceutical company. Further, Mr. Bourne served as Controller, Secretary and Treasurer of Aksys, Ltd., a public medical device company, from 1996 to 2001. Mr. Bourne received a B.S. in Accounting from Miami University and is a Certified Public Accountant.

Frank Jaeger has served as Clarus’s Chief Commercial Officer since September 2019. At Clarus, Mr. Jaeger is responsible for all commercial matters of sales, marketing, commercial operations and market access for JATENZO. Prior to his joining Clarus, Mr. Jaeger served as the Regional Sales Director at AbbVie Inc. (NYSE:ABBV) from

January 2014 to August 2019, where he was responsible for sales of AndroGel and Synthroid for the West Region in the Metabolics division. Mr. Jaeger received a B.A. in Psychology and an M.A. in Clinical Psychology from the University of Illinois at Chicago and he received a M.B.A. from the Lake Forest Graduate School of Management.

Key Employees

Jay Newmark, M.D. has served as Clarus’s Chief Medical Officer since December 2019. Prior to joining Clarus, Dr. Newmark was an independent urologist in private practice for 16 years, establishing himself as a leading voice in men’s health. Dr. Newmark served as Senior Director of Medical Affairs (Medical Diagnostics) at Genomic health from April 2018 to August 2019 and Senior Director of Medical Affairs (Medical Diagnostics) at OPKO Health (Nasdaq:OPK) from to August 2014 to April 2018, and has worked closely with both commercial development organizations and academic researchers to design clinical trial protocols and co-author publications in oncology and urology. Dr. Newmark received his M.D. from the University of Michigan Medical School and completed his residency in urology at The Johns Hopkins Hospital. Dr. Newmark also holds an M.B.A. from the University of Chicago.

James Holloway has served as Clarus’s Vice President of Manufacturing and Supply since October 2019 and will become Senior Vice President of Manufacturing and Supply of the Combined Entity. Mr. Holloway has extensive experience in pharmaceutical manufacturing operations. Prior to joining Clarus, Mr. Holloway served at CareFusion (now BD Medical) (NYSE: BDX) (March 2011 to May 2018), and previously also held roles at Boehringer Ingelheim, Pfizer, Catalent, Cardinal Health and DSM Pharmaceuticals, Mr. Holloway received a B.S. and M.Sc. in organic chemistry from Fisk University.

Non-Management Directors

Elizabeth A. Cermak has served as a member of Clarus’s board of directors since July 2014. Ms. Cermak also serves on the board of directors of Moleculin Biotech, Inc. (Nasdaq: MBRX) and the board of directors of QUE Oncology, a private company. She has also served on the board of directors of SteadyMed Therapeutics (Nasdaq: STDY) from 2015 to 2018, a public company acquired by United Therapeutics. From 2009 to 2013, Ms. Cermak was the Chief Commercial Officer and Executive Vice President at POZEN, now Aralez Pharmaceuticals. As Chief Commercial Officer at POZEN, Ms. Cermak developed the commercial strategy and launch plans for the Company's first self-marketed product, and signed licensing deals with Johnson & Johnson, Desitin, and Sanofi. Prior to joining POZEN, Ms. Cermak worked at Johnson & Johnson for 25 years, serving most recently as World-Wide Vice President Personal Products Franchise and Vice President Professional Sales & Marketing. Ms. Cermak received a B.A. in accounting and Spanish from Franklin & Marshall College and an M.B.A. from Drexel University. Ms. Cermak’s robust business experience, with a focus in life science companies, including public companies, provides her with the qualifications and skills to serve as a director.

Mengjiao Jiang has served as a member of Clarus’s board of directors since May 2014. Since December 2013, she has served as Managing Partner of C-Bridge Capital Partners LLC, an investment management firm, which she co-founded. Prior to that, Ms. Jiang served from March 2012 to December 2013 as Chief Operating Officer and Director in the Principal Investments Group of Far East Horizon Ltd., a leasing company in China. Ms. Jiang previously was Managing Director at the Shanghai-based investment manager, ARC China, where she established its China operations, from March 2008 to June 2012. Ms. Jiang received a B.A. in economics and political science from Wellesley College. Ms. Jiang's business background, coupled with her investment management, mergers and acquisitions and investment banking experience, particularly in China, provides her with the qualifications and skills to serve as a director.

Bruce C. Robertson, Ph.D. has served as a member of Clarus’s board of directors since November 2007. Since 2005, he has served as a Managing Director at H.I.G. BioHealth Partners (“H.I.G.”), a venture capital firm, where he focuses on investment opportunities in the life sciences sector, including biopharmaceuticals, medical devices, and diagnostics. Prior to joining H.I.G., Dr. Robertson served as a Managing Director at Toucan Capital, a venture capital fund focusing on life science investments. Before Toucan, he was a General Partner at GIV Venture Partners. Before his venture capital career, Dr. Robertson held operating roles in R&D and business development with IGEN International and W.R. Grace & Co. Dr. Robertson currently serves on the board of directors of a number of private companies and organizations, including Apollo Endosurgery, RxSight, CardioFocus, Iconic Therapeutics, Augmedics, the University of Delaware Research Foundation and BioLife Fund of Virginia’s Center for Innovative Technology. Dr. Robertson holds a B.S.E. in Chemical Engineering and a B.A. in Mathematics from the University of Pennsylvania, a Ph.D. in Chemical

Engineering from the University of Delaware, and an M.B.A. with High Distinction from Harvard Business School. Dr. Robertson’s scientific background and business experience, coupled with his experience as a venture capitalist advising life science and technology companies, provides him with the qualifications and skills to serve as a director.

James E. Thomas has served as a member of Clarus’s board of directors since February 2004. Since 2002, he has been a Partner at Thomas, McNerney, a venture capital firm focused on investments in healthcare, which he co-founded. Prior to that, he headed the medical technology private equity practice at Warburg Pincus LLC. From 2010 to 2019, Mr. Thomas served on the board of directors of CAS Medical Systems, Inc., a public company. Mr. Thomas received a B.S. in Economics from the Wharton School at the University of Pennsylvania and received an M.Sc. in Economics from the London School of Economics. Mr. Thomas's venture capital experience in the life sciences industry, including his service on the boards of other companies, provides him with the qualifications and skills to serve as a director.

Alex Zisson has served as a member of Clarus’s board of directors since February 2004. Since January 2016, Mr. Zisson has been a Managing Director at H.I.G. BioHealth Partners, focusing on pharmaceuticals, genetics, drug delivery and specialty pharma and biotechnology. Prior to this role, from 2002 to 2016, he served as a Venture Investor and Partner at Thomas, McNerney, where he focused on investment opportunities in the life sciences sector. Prior to that, Mr. Zisson spent 11 years in the research department at Hambrecht & Quist, an investment bank (and its successor firms Chase H&Q and JPMorgan H&Q), from 1991 to 2002, including serving as Managing Director from 1997 to 2002 and as the firm's Health Care Strategist following the merger of Chase H&Q and JPMorgan. Mr. Zisson also serves on the board of directors of a number of private companies, including Leiters Pharmacy, Neurana Pharmaceuticals, Taconic Biosciences and BioVectra Inc. Mr. Zisson received an A.B. in History from Brown University. Mr. Zisson's experience as a healthcare strategist combined with his experience in investing in life science companies provides him with the qualifications and skills to serve as a director.

Mark A. Prygocki, Sr. has served as a member of Clarus’s board of directors since July 2014. From January 2017 until January 2020, he served as President, Chief Executive Officer and a member of the Board of Directors of Illustris Pharmaceuticals, Inc., (“Illustris”) a privately held bio-development company. Prior to joining Illustris, Mr. Prygocki worked at Medicis for more than 20 years and served most recently at Medicis as President from 2010 to 2012. Prior to that, Mr. Prygocki held several senior-level positions at Medicis, including Chief Operating Officer, Executive Vice President, and Chief Financial Officer and Treasurer. Since 2012, Mr. Prygocki has served as a consultant to the pharmaceutical and retail industries through his consulting company. Mr. Prygocki’s previous experience includes work at Citigroup, an investment banking firm, in the regulatory reporting division and several years in the audit department of Ernst & Young, LLP. Mr. Prygocki currently serves on the board of directors of Verrica Pharmaceuticals, Inc. (Nasdaq: VRCA), since 2018 and is Chairman of its audit committee. Mr. Prygocki also served on the board of directors of Revance Therapeutics, Inc. within the last five years. He is certified by the American Institute of Certified Public Accountants. Mr. Prygocki serves on the board of Whispering Hope Ranch Foundation, a non-profit organization that assists children with special needs. Mr. Prygocki holds a B.A. in accounting from Pace University. Mr. Prygocki’s operating experience and financial expertise in the life science companies provides him with the qualifications and skills to serve as a director.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CLARUS

The following discussion and analysis of Clarus’s financial condition and results of operations should be read in conjunction with Clarus’s financial statements and related notes that appear elsewhere in this proxy statement/prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere particularly in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus.

Overview

Clarus is a specialty pharmaceutical company focused on the commercialization of JATENZO, the first and only oral T-replacement, or T-replacement therapy (“TRT”) of its kind that has received final approval by the FDA. The Company believes that current users of TRT are not satisfied with their current options and desire a therapeutic that is safe, effective and more convenient. Clarus’s primary goal for JATENZO is for it to become the preferred choice for TRT among men with hypogonadism — T deficiency accompanied by an associated medical condition. In parallel, the Company’s broader vision is for Clarus to become a profitable specialty pharmaceutical company initially focused on the development and commercialization of T and metabolic therapies for men and women.

Clarus’s corporate objectives include maximizing the commercial success of JATENZO in the United States and internationally by making it the preferred choice for TRT for men with hypogonadism, expanding its research and development portfolio with additional metabolic therapies for men and women and sourcing new technologies through its business development efforts.

Clarus believes JATENZO offers hypogonadal men and prescribing physicians a safe and effective oral replacement option and has a number of advantages over the currently approved replacement therapies, including:

CONVENIENT

•        Easy-to-swallow softgel taken BID with food (twice daily)

•        Dose adjustable

EFFECTIVE

•        87% of men achieved T levels in normal range

•        Restored T levels to mid-normal range

SAFE

•        Safety profile consistent with TRT class

•        No liver toxicity — JATENZO bypasses first-pass hepatic metabolism; liver toxicity not observed in clinical studies of up to 2 years duration.

In March 2019, the Company’s first commercial product, JATENZO, was approved by the FDA as a TRT for the treatment of adult men with hypogonadism due to certain medical conditions. JATENZO is the first oral T therapy approved by the FDA in more than 60 years. JATENZO is a T-ester prodrug created by the linkage of T with the fatty acid undecanoic acid to form T-undecanoate (“TU”). Once absorbed, TU, an inactive version of T, is converted by natural enzymes in the body to bioactive T. In February 2020, the Company commenced U.S. commercial sales of JATENZO and, as of December 31, 2020, JATENZO was available under health plans representing approximately 61% of U.S. commercial insured lives. Of these patients, 65% had access to JATENZO without having to try another T product first (e.g., generic or other branded option). For the three months ended March 31, 2021 and 2020 and year ended December 31, 2020, JATENZO generated net revenues of approximately $2.3 million, $0.9 million and $6.4 million, respectively, demonstrating consistent month over month prescription and sales growth despite the commercial challenges presented by the COVID-19 pandemic. In August 2019, the FDA granted 3-year Hatch-Waxman market exclusivity to JATENZO, which prevents the FDA from granting full market approval to similar new drugs or generic competitors of JATENZO until March 27, 2022.

Since the beginning of Clarus’s operations in 2004, Clarus has focused primarily on developing and progressing JATENZO through clinical development, organizing and staffing Clarus, research and development activities, raising capital and commercial launch activities. Clarus has one product approved for sale, JATENZO, as of March 31, 2021. Clarus has funded operations primarily with proceeds from the sale of convertible preferred stock and debt through convertible and senior secured notes, including a royalty obligation. Through March 31, 2021, Clarus has received gross proceeds of $104.2 million from investors in Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, gross proceeds of $68.5 million from investors in Clarus’s issued convertible debt and gross proceeds of $49.1 million from investors in issued senior secured notes and related royalty obligation.

In April 2021, upon announcement of the Merger, Clarus’s convertible note holders and senior secured noteholders agreed to provide $25.0 million in additional capital to Clarus following the contemplation and announcement of the Merger until its close. All such proceeds will convert to shares of Blue Water common stock at a price of $10.00 per share at the merger Closing. Through the date of this proxy statement/prospectus, Clarus has received $17.8 million of the $25.0 million in additional capital from the sale of private placement convertible notes. In addition, Clarus expects to receive additional funding on or around July 20, 2021, for which it expects to issue additional senior secured notes in the principal amount of $3.6 million and additional convertible notes in the principal amount of $3.6 million.

Since inception, Clarus has incurred significant operating losses and has experienced negative operating cash flows. Clarus’s net loss was $15.4 million and $11.9 million for the three months ended March 31, 2021 and 2020, respectively, and net income of $4.3 million for the year ended December 31, 2020 as compared to net loss of $41.7 million for the year ended December 31, 2019. As of March 31, 2021 and December 31, 2020, Clarus had an accumulated deficit of $341.2 million and $325.8 million, respectively. Clarus expects to continue to generate operating losses and negative operating cash flows for the foreseeable future if and as it:

•        continues to commercialize JATENZO in the United States for the treatment of adult males with a deficiency or absence of endogenous T;

•        incurs sales and marketing costs to support the commercialization of JATENZO;

•        pays royalties related to Clarus’s senior secured notes agreement only until such time as the Merger closes;

•        incurs contractual manufacturing costs for JATENZO;

•        implements post-approval requirements related to JATENZO;

•        actively pursues additional indications and line extensions for JATENZO for the treatment of adult males with a deficiency or absence of endogenous T;

•        seeks to attract and retain new and existing skilled personnel;

•        invests in measures to protect and expand Clarus’s intellectual property;

•        seeks to discover and develop additional product candidates;

•        seeks to in-license or acquire additional product candidates for other medical conditions;

•        adapts Clarus’s regulatory compliance efforts to incorporate requirements applicable to marketed products;

•        maintains, expands and protects Clarus’s intellectual property portfolio;

•        hires additional clinical, manufacturing and scientific personnel;

•        adds operational, financial and management information systems and personnel, including personnel to support Clarus’s product development and planned future commercialization efforts;

•        creates additional infrastructure to support operations as a public company and incur increased legal, accounting, investor relations and other expenses; and

•        experiences delays or encounters issues with additional outbreaks of the pandemic in addition to any of the above.

Clarus expects to incur significant expenses related to developing an internal commercialization capability to support product sales, marketing and distribution. Furthermore, upon the closing of the proposed Merger, Clarus expects to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that it did not incur as a private company.

As a result, Clarus will need substantial additional funding to support its continuing operations and pursue its growth strategy. Until such time as it can generate significant revenue from product sales, if ever, Clarus expects to finance its operations through a combination of private and public equity offerings, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. To the extent that Clarus raises additional capital through the sale of private or public equity or convertible debt securities, existing ownership interests will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its equity holders. Private and public equity offerings and debt financings, if available, may involve agreements that include covenants limiting or restricting Clarus’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If Clarus raises additional funds through collaborations or other strategic transactions with third parties, it may have to relinquish valuable rights to its technologies, future revenue streams, research programs or drug candidates, or grant licenses on terms that may not be favorable to Clarus. Clarus may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If it fails to raise capital or enter into such agreements as and when needed, Clarus may have to significantly delay, scale back or discontinue the commercialization efforts of its product, JATENZO, and/or any product portfolio expansion.

Because of the numerous risks and uncertainties associated with a commercial stage pharmaceutical company and its efforts to grow its business by means of product and business development, Clarus is unable to predict the timing or amount of increased expenses or when or if it will be able to achieve or maintain profitability. Clarus began product sales in 2020, and if it fails to become profitable or is unable to sustain profitability on a continuing basis, it may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations.

Clarus expects to continue to incur significant and increasing expenses and operating losses for the foreseeable future. These factors raise substantial doubt about its ability to continue as a going concern. Management believes that its existing cash and cash equivalents of $7.4 million as of March 31, 2021, will not be sufficient to fund Clarus’s operating expenses and capital expenditure requirements for the next 12 months without additional capital. See “— Liquidity and Capital Resources.”

COVID-19 Business Update

The business disruptions associated with the COVID-19 pandemic had a significant negative impact on Clarus’s financial statements for the three months ended March 31, 2021 and for the year ended December 31, 2020. Management expects that the public health actions being undertaken to reduce the spread of the virus, and that will have to be undertaken again in the event of a resurgence of the virus, will create significant disruptions to Clarus with respect to: (i) the demand for its products, (ii) the ability of its sales representatives to reach healthcare customers, (iii) its ability to maintain staffing levels to support its operations, (iv) its ability to continue to manufacture certain of its products, (v) the reliability of its supply chain and (vi) its ability to achieve the financial covenants required by the senior secured notes agreement. The extent to which the COVID-19 pandemic will impact Clarus’s business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

Clarus is closely monitoring the evolving impact of the pandemic on all aspects of its business. Clarus has implemented a number of measures designed to protect the health and safety of its employees, support its customers and promote business continuity. Clarus is also actively reviewing and implementing cost-saving measures including discontinuing or delaying all non-essential services and programs and instituting controls on travel, events, marketing and clinical studies to adapt the business plan for the evolving COVID-19 challenges.

Clarus expects to have an adequate supply of JATENZO through the remainder of 2021. Clarus is working closely with its third-party manufacturers, distributors and other partners to manage its supply chain activities and mitigate potential disruptions to product supplies as a result of the COVID-19 pandemic.

Proposed Business Combination Transaction

On April 27, 2021, Blue Water executed a definitive merger agreement with Clarus, which will result in Blue Water acquiring 100% of Clarus’s issued and outstanding equity securities. The proposed Merger is expected to be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under the reverse recapitalization model, the Business Combination will be treated as Clarus issuing equity for the net assets of Blue Water, with no goodwill or intangible assets recorded. Under this method of accounting, Blue Water will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Clarus’s stockholders are expected to have a majority of the voting power of the Combined Entity, Clarus will comprise all of the ongoing operations of the Combined Entity, it will comprise a majority of the governing body of the Combined Entity, and Clarus’s senior management will comprise all of the senior management of the Combined Entity. As a result of the proposed Business Combination, Blue Water will be renamed Clarus Therapeutics Holdings, Inc. The boards of directors of both Blue Water and Clarus have approved the proposed merger transaction. Completion of the transaction, which is expected to occur by the third quarter of 2021, is subject to approval of Blue Water stockholders and the satisfaction or waiver of certain other customary closing conditions.

As a result of the Business Combination, the Combined Entity will operate under the current Clarus management team upon the Closing. Dr. Dudley will serve as the Combined Entity’s Chief Executive Officer and President. Frank Jaeger, Clarus’s Chief Commercial Officer, and the architect of AndroGel 1.62%’s sales and marketing efforts that resulted in annual peak sales of over $1 billion, will continue to lead commercialization efforts for JATENZO. Mr. Jaeger has built a team with vast experience in the TRT field. Kimberly Murphy, former VP, Global Vaccines Commercialization (Influenza) at GSK will join Clarus’s board as Chairperson after the Closing.

In conjunction with the Merger Agreement, Clarus’s convertible note holders and senior secured noteholders agreed to provide $25.0 million in additional capital to Clarus following contemplation and announcement of the merger until its closing. All such proceeds will convert to shares of Blue Water common stock at a price of $10.00 per share at the merger closing. Through the date of this proxy statement/prospectus, Clarus has received $17.8 million of the $25.0 million in additional capital from the sale of private placement convertible notes. In addition, Clarus expects to receive additional funding on or around July 20, 2021, for which it expects to issue additional senior secured notes in the principal amount of $3.6 million and additional convertible notes in the principal amount of $3.6 million.

Subject to the terms of the Merger Agreement, at the effective time of the merger (the “Effective Time”), Clarus’s Series D Convertible Notes including principal and interest and the shares of Clarus’s redeemable convertible Series D Preferred Stock, including accumulated dividends, issued and outstanding immediately prior to the Effective Time will be converted into shares of the Combined Entity’s common stock. Certain of Clarus’s Senior Note lenders will receive 1,500,000 million shares of the Combined Entities common stock in exchange for $10.0 million reduction in Senior Note debt outstanding at the close of the Business Combination. All other Clarus preferred stock, common stock and stock options will be cancelled and extinguished at the Effective Time. Completion of the Business Combination is subject to approval of Blue Water stockholders and the satisfaction or waiver of certain other customary closing conditions.

Components of Clarus’s Results of Operations

Product Revenue

Clarus did not generate any product revenue from inception until 2020. Clarus’s first commercial product, JATENZO, was approved by the FDA, as a treatment for adult males with a deficiency or absence of endogenous testosterone, in March 2019 and became commercially available in February 2020.

Total revenue consists of net sales of JATENZO. Net sales represent the gross sales of JATENZO less provisions for product sales discounts and allowances. These provisions include trade allowances, rebates to government and commercial entities, copay costs and other customary sales discounts. Although Clarus expects net sales to increase over time, the provisions for product sales discounts and allowances may fluctuate based on the mix of sales to different customer segments and/or changes in accrual estimates. For further discussion of the components of revenue see “— Critical Accounting Policies and Significant Judgments and Estimates.”

Cost of Product Sales

Cost of product sales includes manufacturing and distribution costs, the cost of the drug substance, FDA program fees, royalties due to third parties on net product sales, freight, shipping, handling, storage costs and salaries of employees involved with production. Clarus began capitalizing inventory upon FDA approval of JATENZO. A portion of the inventory sold during the year ended December 31, 2020 was produced prior to FDA approval and, therefore, expensed previously as research and development expense in 2019 in the amount of $0.7 million.

Clarus expects that its cost of product sales will increase moderately in the near term as it ramps up production to meet anticipated demand for JATENZO.

The shelf life of JATENZO is thirty months from the date of manufacture, with earliest expiration of current inventory expected to be November 2021. Due to the low rate of inventory turnover generated by Clarus’s commercial launch efforts for JATENZO during a global pandemic, Clarus recorded a reserve for inventory obsolescence of $7.8 million in the three months ended March 31, 2020. Absent this charge, the gross profit for the three months ended March 31, 2020 and the year ended December 31, 2020 was $0.8 million and $5.5 million, respectively. Clarus will continue to assess obsolescence in future periods as demand for JATENZO and the rate of inventory turnover evolves.

Operating Expenses

Selling and Marketing Expenses

Sales and marketing expenses consist primarily of commercialization expenses related to JATENZO, commercially launched in February of 2020. Prior to the commercial launch, Clarus had significantly lower selling and marketing expenses. Clarus anticipates that its sales and marketing expenses will increase in 2021 as it continues to expand its commercialization of JATENZO.

General and Administrative Expenses

General and administrative expenses consist primarily of employee-related expenses, such as salaries, stock-based compensation, benefits and travel expenses for personnel in executive, legal, finance and accounting, human resources, and other administrative departments. General and administrative expenses also consist of office leases, and professional fees, including legal, tax and accounting and consulting fees.

Clarus anticipates that its general and administrative expenses will increase in the future to support continued commercialization efforts, ongoing and future potential research and development activities, and increased costs of operating as a public company. These increases will likely include increased costs related to the hiring of additional personnel and fees paid to outside consultants, lawyers and accountants, among other expenses. Additionally, Clarus anticipates increased costs associated with being a public company, including expenses related to services associated with maintaining compliance with the requirements of Nasdaq and the SEC, insurance and investor relations costs.

Research and Development Expenses

Research and development expenses have primarily been limited to clinical trials, and chemistry, manufacturing, and controls (“CMC”), and CMC activities related to JATENZO. Clarus expenses research and development costs as incurred, which include:

•        salaries, benefits and other related costs, including stock-based compensation expense, for personnel engaged in research and development functions;

•        costs of manufacturing and pharmaceutical development expense related to JATENZO; and

•        costs of outside consultants, including their fees and related travel expenses engaged in research and development functions.

Clarus currently has one product, JATENZO, and does not currently track internal research and development expenses on an indication-by-indication basis as they primarily relate to personnel, early research and consumable costs, which are deployed across multiple programs. A significant portion of research and development costs are external costs, such as fees paid to consultants, central laboratories, contractors, contract manufacturing organizations, contract research organizations and companies that manufacture clinical trial materials and potential future commercial supplies. Inventory acquired prior to receipt of the marketing approval of JATENZO was recorded as research and development expense as incurred. Clarus began capitalizing the costs associated with the production of JATENZO after the FDA approval in March 2019.

Clarus’s research and development expenses are expected to increase in the foreseeable future. Specifically, Clarus’s costs will increase as it conducts additional clinical trials for JATENZO and conducts further developmental activities for its pipeline programs.

Total Other Income (Expense), Net

Change in Fair Value of Warrant Liability and Derivative Liability

Change in fair value of warrant liability relates to the change in value of Clarus’s liability-classified Series D Preferred Stock warrants and convertible notes derivative liability, which were recognized in connection with Clarus’s equity financing and certain borrowing arrangements. Such instruments will no longer require remeasurement at fair value option upon completion of the Business Combination. As the fair value of Series D convertible notes and Series D warrants at March 31, 2021 and December 31, 2020 was less than the Series D Preferred Stock issuance price of $4.50, the fair value of the derivative liability and warrant liability was reduced to zero.

Interest Income

Interest income related to Clarus’s operating bank accounts, including money market funds.

Interest Expense

Interest expense related to Clarus’s convertible notes, senior secured notes and debt discount amortization.

Results of Operations

Comparison of the three months ended March 31, 2021 and 2020

The following table summarizes Clarus’s results of operations for the three months ended March 31, 2021 and 2020 (in thousands):

	Three Months Ended March 31,
	2021	2020	Change
Net product revenue	$2,330	$897	$1,433
Cost of product sales	367	7,968	(7,601)
Gross profit (loss)	1,963	(7,071)	9,034

Operating expenses:
Sales and marketing	7,937	4,949	2,988
General and administrative	3,605	3,209	396
Research and development	1,210	952	258
Loss from operations	(10,789)	(16,181)	5,392

Other (expense) income, net:
Change in fair value of warrant liability and derivative, net	—	6,453	(6,453)
Interest income	—	14	(14)
Interest expense	(4,640)	(2,180)	(2,460)
Total other (expense) income, net	(4,460)	4,287	(8,927)
Net loss	$(15,429)	$(11,894)	$(3,535)

Net Product Revenue

For the three months ended March 31, 2021, Clarus recorded $2.3 million of net product revenue, which increased by $1.4 million from $0.9 million for the three months ended March 31, 2020. The increase in net revenue is related to the timing of when JATENZO became commercially available for sale. Clarus did not begin commercially selling JATENZO within the United States until February 2020, following FDA approval in March 2019.

Cost of Product Sales

Cost of sales was $0.4 million for the three months ended March 31, 2021, which decreased by $7.6 million, from $8.0 million for the three months ended March 31, 2020. The decrease in cost of sales is related to a reserve for inventory obsolescence of $7.8 million recorded in the three months ended March 31, 2020.

Sales and Marketing Expenses

Sales and marketing expenses were $7.9 million for the three months ended March 31, 2021, which increased by $3.0 million, from $4.9 million for the three months ended March 31, 2020. The increase in sales and marketing expenses was primarily attributable to the following:

•        A $1.9 million increase in outsourced advertising and promotion costs; and

•        a $0.7 million increase in commercial analytic costs; and

•        a $0.3 million increase in patient assistance costs associated with increased sales volume.

General and Administrative Expenses

General and administrative expenses were $3.6 million for the three months ended March 31, 2021, which increased by $0.4 million, from $3.2 million for the three months ended March 31, 2020. The increase in general and administrative expenses was primarily attributable to the following:

•        A $0.6 million increase in personnel costs, including stock-based compensation expense, primarily due to an increase headcount and external consultants; and

•        a $0.3 million decrease in consulting and professional fees, primarily due to a decrease in legal fees related to patents.

•        a $0.1 million increase in insurance fees, related to directors and officers insurance.

Research and Development Expenses

Research and development expenses were $1.2 million for the three months ended March 31, 2021, which increased by $0.3 million from $1.0 million for the three months ended March 31, 2020. The increase in research and development expenses was primarily attributable to the following:

•        A $0.8 million increase in costs related to phase IV studies related to the development of JATENZO, Clarus’s lead commercial product.

•        a $0.5 million decrease in costs related to research and development consulting services.

Other Income (Expense), Net

Total other expense, net was $4.6 million for the three months ended March 31, 2021, compared to income of $4.3 million for the three months ended March 31, 2020. The decrease of $8.9 million was primarily related to a $6.5 million decrease in the change in fair value of the warrant liability and derivative and an increase in interest expense of $2.5 million, related to an increase of $0.1 million in interest incurred with related parties and an increase of $2.3 in interest incurred with third parties.

Comparison of the Years Ended December 31, 2020 and 2019

The following table summarizes Clarus’s results of operations for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019	Change
Net product revenue	$6,369	$—	$6,369
Cost of product sales	8,687	—	8,687
Gross loss	(2,318)	—	(2,318)

Operating expenses:
Sales and marketing	29,515	7,374	22,141
General and administrative	11,937	7,414	4,523
Research and development	3,407	3,088	319
Loss from operations	(47,177)	(17,876)	(29,301)

Other income (expense), net:
Change in fair value of warrant liability and derivative, net	66,891	13	66,878
Interest income	25	79	(54)
Interest expense	(15,394)	(23,866)	8,472
Total other income (expense), net	51,522	(23,774)	75,296
Net income (loss)	$4,345	$(41,650)	$45,995

Net Product Revenue

Clarus began commercially selling JATENZO within the United States in February 2020, following FDA approval in March 2019. For the year ended December 31, 2020, Clarus recorded $6.4 million of net product revenue. For further discussion regarding Clarus’s revenue recognition policy, see Note 2 to Clarus’s audited financial statements appearing elsewhere in this proxy statement/prospectus.

Cost of Product Sales

Cost of sales was $8.7 million for the year ended December 31, 2020. Cost of sales consisted of $0.9 million related to the actual cost of units sold and a reserve for inventory obsolescence of $7.8 million. Based on Clarus’s policy to expense costs associated with the manufacture of its products prior to regulatory approval, raw material costs of $0.6 million used to manufacture JATENZO that were recognized as revenue during the year ended December 31, 2020 were expensed prior to the March 2019 FDA approval and, therefore, are not included in cost of sales during the period.

Sales and Marketing Expenses

Sales and marketing expenses were $29.5 million for the year ended December 31, 2020, which increased by $22.1 million, from $7.4 million for the year ended December 31, 2019. The increase in sales and marketing expenses was primarily attributable to the following:

•        A $21.8 million increase in commercialization costs, primarily due to an increase in outsourced commercial costs of $21.1 million and an increase of patient assistance program costs of $0.5 million; and

•        a $0.3 million increase in 3PL distribution fees.

General and Administrative Expenses

General and administrative expenses were $11.9 million for the year ended December 31, 2020, which increased by $4.5 million, from $7.4 million for the year ended December 31, 2019. The increase in general and administrative expenses was primarily attributable to the following:

•        A $2.2 million increase in personnel costs, including stock-based compensation expense, primarily due to an increase headcount and external consultants; and

•        a $2.2 million increase in consulting and professional fees, including legal, business development, accounting and audit fees.

Research and Development Expenses

Research and development expenses were $3.4 million for the year ended December 31, 2020, which increased by $0.3 million from $3.1 million for the year ended December 31, 2019. The increase in research and development expenses was primarily attributable to the following:

•        A $0.6 million increase in outside consulting costs; and

•        a $0.3 million decrease in costs related to the development of JATENZO, Clarus’s lead commercial product, specifically due to the decreased clinical and manufacturing expenses after JATENZO was commercially available in February 2020.

Other Income (Expense), Net

Total other income, net was $51.5 million for the year ended December 31, 2020, compared to an expense of $23.8 million for the year ended December 31, 2019. The increase of $75.3 million was primarily related to a $66.9 decrease in the change in fair value of the warrant liability and derivative and a decrease in interest expense of $8.4 million, related to a decrease of $17.1 million in interest incurred with related parties and an increase of $8.7 in interest incurred with third parties.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, Clarus has incurred significant operating losses, has experienced negative operating cash flows and has accumulated significant accrued liabilities. Clarus’s net loss was $15.4 million and $11.9 million for the three months ended March 31, 2021 and 2020, respectively, and net income of $4.3 million for the year ended December 31, 2020 as compared to net loss of $41.7 million for the year ended December 31, 2019. As of March 31, 2021 and December 31, 2020, Clarus had an accumulated deficit of $341.2 million and $325.8 million, respectively. Clarus expects to continue to generate operating losses and negative operating cash flows for the foreseeable future. As a result, absent the Business Combination and depending on the level of related redemptions, Clarus will need substantial additional funding to support its continuing operations and pursue its growth strategy. Until such time as it can generate significant revenue from product sales, if ever, Clarus expects to finance its operations through a combination of private and public equity offerings, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions.

Convertible Promissory Notes

On various dates from 2016 to 2021, Clarus entered into note purchase agreements, pursuant to which Clarus borrowed an aggregate of $68.5 million from related party investors as of March 31, 2020. The carrying value of all convertible notes as of March 31, 2021 was $83.5 million. In April, May and June 2021, the Company entered into additional note purchase agreements pursuant to which the Company borrowed an aggregate of $17.8 million from existing investors. All convertible notes have the option to convert into Series D Preferred Stock at an exercise price of $4.50.

In March 2021, $3.4 million of the Company’s convertible notes converted into 747,451 shares of Series D Preferred Stock at the option of the noteholder. At the date of conversion, the outstanding principal and accrued interest on the Convertible Notes were $2.6 million and $0.8 million, respectively.

Senior Secured Notes

On March 12, 2020, Clarus issued and sold senior secured notes to certain lenders not related to Clarus. Gross proceeds from the senior secured notes were $50.0 million and Clarus received $42.7 million in net proceeds after deducting the original issue discount, interest reserve and transaction expenses.

The senior secured notes also have a detachable royalty feature under which the lenders receive a royalty of 0.56% to 1.67% on net sales beginning in 2021, with the royalty obligation continuing until the lenders receive total royalty payments of approximately $24.2 million. Proceeds were used to finance the commercial launch of JATENZO in 2020.

On March 17, 2021, Clarus entered into a forbearance agreement with noteholders in relation to the senior secured notes. Clarus was unable to and did not pay interest of $3.1 million due on March 1, 2021. If Clarus is unable to secure the funds to repay its debt as of March 31, 2021, all investors have the right to exercise all remedies available under the indenture to receive the funds due.

Under the forbearance agreement, in exchange for the investors’ agreement not to exercise their rights to retrieve the funds owed, Clarus was required to maintain cash and cash equivalents of at least $2.5 million amongst other financial budgeting and reporting requirements until consummation of the Business Combination. Under the forbearance agreement, the forbearance period would automatically terminate if certain conditions, including the execution of the Merger Agreement, did not occur on or prior to April 15, 2021.

On April 14, 2021, Clarus entered into a written consent to update the terms of its forbearance agreement. Per the written consent, the forbearance period would not be terminated on April 15, 2021, provided that Clarus, amongst other things, executed the Merger Agreement and provided financial reporting requirements by April 27, 2021. The noteholders have also agreed to provide additional capital under certain circumstances to Clarus for operations up to $10.0 million under such time of the Business Combination of which $5.0 million is included in the $25.0 million interim funding prior to closing of the Business Combination.

Cash Flows

The following table summarizes Clarus’s cash flows for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019 (in thousands):

	Three Months Ended March 31,		Years Ended December 31,
	2021	2020	2020	2019
Net cash used in operating activities	$(7,042)	$(14,078)	$(41,580)	$(19,715)
Net cash used in investing activities	(11)	(59)	(63)	(21)
Net cash provided by financing activities	7,184	47,220	47,220	18,360
Net increase in cash and cash equivalents	$131	$33,083	$5,577	$(1,376)

Operating Activities

Net cash used in operating activities was $7.0 million for the three months ended March 31, 2021, reflecting net loss of $15.4 million, offset by a net change of $3.6 million in net operating assets and non-cash charges of $4.8 million. The non-cash charges primarily consist of non-cash interest expense on debt financings and the royalty obligation, stock-based compensation expense and depreciation. The change in net operating assets and liabilities was primarily due to an increase in inventory of $2.2 million, an increase in accounts receivable of $0.8 million, an increase in prepaid expenses and other current assets of $0.3 million, partially offset by an increase in accounts payable of $4.1 million and an increase in accrued expenses of $2.8 million.

Net cash used in operating activities was $14.1 million for the three months ended March 31, 2020, reflecting a net loss of $11.9 million, offset by a net change of $2.0 million in net operating assets and non-cash charges of $4.2 million. The non-cash charges primarily consist of the change in fair value of the warrant liability and derivative liability, non-cash interest expense on debt financings and the royalty obligation, stock-based compensation expense and depreciation. The change in net operating assets and liabilities was primarily due to an increase in accounts receivable of $1.6 million, an increase in prepaid expenses and other current assets of $3.5 million, a decrease in accrued expenses of $0.6 million, partially offset by an decrease in inventory of $3.3 million, an increase in accounts payable of $2.9 million an increase in deferred revenue of $0.3 million.

Net cash used in operating activities was $41.6 million for the year ended December 31, 2020, reflecting net income of $4.3 million, offset by a net change of $17.2 million in net operating assets and non-cash charges of $63.1 million. The non-cash charges primarily consist of the change in fair value of the warrant and derivative liabilities, non-cash interest expense on debt financings and the royalty obligation, stock-based compensation expense and depreciation. The change in net operating assets and liabilities was primarily due to an increase in inventory of $1.1 million, an increase in accounts payable of $7.7 million, an increase in accrued expenses of $2.9 million, an increase in deferred revenue of $1.2 million and an increase in accrued interest included in debt and royalty obligation of $9.5 million, partially offset by an increase in accounts payable of $4.4 million and a decrease in prepaid expenses and other current assets of $0.8 million.

Net cash used in operating activities was $19.7 million for the year ended December 31, 2019, reflecting a net loss of $41.7 million, offset by a net change of $2.3 million in net operating assets and non-cash charges of $24.2 million. The non-cash charges primarily consist of interest expense on convertible notes, beneficial conversion feature and derivatives stock compensation expense. The change in net operating assets and liabilities was primarily due to an increase in inventory of $7.0 million and a decrease in prepaid expenses and other current assets of $0.9 million, partially offset by an increase in accounts payable and accrued expenses of $5.6 million.

Investing Activities

During the three months ended March 31, 2021 and 2020, Clarus used approximately $11,000 and $59,000, respectively, of cash in investing activities for purchases of property and equipment.

During the years ended December 31, 2020 and 2019, Clarus used approximately $62,000 and $21,000, respectively, of cash in investing activities for purchases of property and equipment.

Financing Activities

During the three months ended March 31, 2021, net cash provided by financing activities was $7.2 million, related to $7.2 million of proceeds from the issuance of convertible notes payable.

During the three months ended March 31, 2020, net cash provided by financing activities was $47.2 million, primarily related to $49.1 million of gross proceeds received from the issuance of senior notes and related royalty obligation, and $1.6 million of gross proceeds received from the issuance of convertible note, partially offset by debt issuance costs paid of $3.5 million.

During the year ended December 31, 2020, net cash provided by financing activities was $47.2 million, primarily related to $49.1 million of gross proceeds received from the issuance of senior notes and related royalty obligation, and $1.6 million of gross proceeds received from the issuance of convertible note, partially offset by debt issuance costs paid of $3.5 million.

During the year ended December 31, 2019, net cash provided by financing activities was $18.4 million, primarily related to gross proceeds received from the issuance of convertible notes.

Funding Requirements

Clarus’s primary use of cash is to fund operating expenses, primarily related to its selling and marketing activities associated with the commercialization of JATENZO and its research and development activities. Cash used to fund operating expenses is impacted by the timing of when Clarus pays these expenses, as reflected in the change in its outstanding accounts payable, accrued expenses and prepaid expenses. Until such time, if ever, Clarus can generate substantial product revenues, it expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. Clarus’s ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic. To the extent that Clarus raises additional capital through the sale of equity or convertible debt securities, ownership interests of existing stockholders may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect Clarus’s existing stockholders’ rights. Debt financing, if available, may involve agreements that include covenants limiting or restricting Clarus’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If funding permits, Clarus would expect its expenses to increase substantially in connection with its ongoing activities, particularly as it advances the commercialization of its product JATENZO. In addition, upon the closing of the Business Combination, Clarus expects to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that it did not incur as a private company.

Going Concern

Clarus expects as a standalone private entity, that its revenue generated from the sales of JATENZO along with existing cash and cash equivalents of $7.4 million as of March 31, 2021 will not be sufficient to fund its operating expenses in order to maximize the commercial launch of JATENZO and capital expenditure requirements for twelve months from March 31, 2021. Since its inception, Clarus has devoted substantially all its efforts to business planning, clinical development, commercial planning and raising capital. Clarus has incurred losses since inception and has an accumulated deficit of $341.2 million as of March 31, 2021, including $97.9 million of cumulative accretion on its Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”), Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”), Series C Redeemable Convertible Preferred Stock (“Series C Preferred Stock”) and Series D Redeemable Convertible Preferred Stock (“Series D Preferred Stock”) (collectively, “Preferred Stock”), and $98.4 million of cumulative non-cash interest related to previously issued convertible notes. Clarus is also in forbearance on its March 12, 2020 senior secured notes as it was unable to maintain at least $10.0 million in cash and cash equivalents as of the last day of each calendar month beginning December 2020 and was unable to pay the required $3.1 million interest payment due in March 2021. In accordance with the related forbearance agreement, Clarus will need to maintain at least $2.5 million of cash and cash equivalents as of the last day of each calendar month until the proposed Business Combination (see below).

Clarus is seeking to complete a proposed business combination transaction with Blue Water, described above and within Note 15, Subsequent Events, to its financial statements included elsewhere in this proxy statement/prospectus. In addition, current Clarus stakeholders will invest an additional $25.0 million in Clarus following the contemplation and announcement of this transaction. Through the date of this proxy statement/prospectus, Clarus has received $17.8 million of the $25.0 million in additional capital from the sale of private placement convertible notes. In addition, Clarus expects to receive additional funding on or around July 20, 2021, for which it expects to issue additional senior secured notes in the principal amount of $3.6 million and additional convertible notes in the principal amount of $3.6 million.

In addition to pursuing consummation of the Business Combination and the related investment, Clarus plans to seek additional funding through the expansion of its commercial efforts to grow JATENZO and its operating cash flow, business development efforts to out-license JATENZO internationally, equity financings, debt financings such as the secured notes, or other capital sources including collaborations with other companies or other strategic arrangements with third parties. There can be no assurance that these future financing efforts will be successful.

If Clarus is unable to obtain funding or generate operating cash flow, Clarus will be forced to delay, reduce or eliminate some or all of its product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or Clarus may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that Clarus will be successful in obtaining sufficient funding on terms acceptable to Clarus to fund continuing operations, if at all. The terms of any financing may adversely affect the holdings or the rights of Clarus’s stockholders.

Working Capital

Because of the numerous risks and uncertainties associated with research, development and commercialization of JATENZO and the Company’s research and development portfolio, Clarus is unable to estimate the exact amount of its working capital requirements. Its future funding requirements will depend on and could increase significantly as a result of many factors, including:

•        The costs, timing and ability to manufacture JATENZO;

•        the costs of future activities, including product sales, marketing, manufacturing and distribution of JATENZO;

•        the costs of manufacturing commercial-grade product and necessary inventory to support continued commercial launch;

•        the costs of potential milestones related to license agreements;

•        the ability to receive additional non-dilutive funding, including grants from organizations and foundations;

•        the revenue from commercial sale of its products;

•        the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining, expanding and enforcing its intellectual property rights and defending intellectual property-related claims; and

•        its ability to establish and maintain collaborations on favorable terms, if at all.

Contractual Obligations and Commitments

The following table summarizes Clarus’s contractual obligations as of December 31, 2020, and the effects such obligations are expected to have on Clarus’s liquidity and cash flow in future periods (in thousands):

Contractual obligation	Total	Less than 1 year	More than 1 year and less than 3	More than 3 years and less than 5	More than 5 years
Convertible promissory notes	$61,300	$—	$—	$—	$61,300
Interest on convertible promissory notes(1)	31,090	6,545	7,090	7,680	9,776
Senior secured notes	50,000	—	7,500	15,000	27,500
Interest on senior secured notes(2)	20,938	6,250	6,250	4,844	3,594
Operating lease obligations(3)	111	95	16	—	—
Catalent Agreement purchase obligation	15,466	3,639	3,639	3,639	4,549
Total	$178,904	$16,529	$24,494	$31,163	$106,719

____________

(1)      Clarus has borrowed $61.3 million using convertible promissory notes which have a stated interest rate of 8% and mature on March 1, 2025.

(2)      Clarus has borrowed $50.0 million through issuing its senior secured notes that bear interest at 12.5% and mature on March 1, 2025.

(3)      Clarus has an operating lease agreement for its office space.

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts.

Purchase Obligations

In July 2009, Clarus entered into a commercial manufacturing agreement, as amended, with Catalent Pharma Solutions, LLC (the “Catalent Agreement”). Pursuant to the terms of the Catalent Agreement, Clarus must make minimum annual purchases of JATENZO softgel capsules, through the initial term, or March 2025. Any shortfall between the minimum annual purchase quantities and actual purchases will be multiplied by a unit price, as defined in the Catalent Agreement, and paid to Catalent within 30 days of any year-end that the minimum purchase requirement is not met. Clarus has not made any payments to Catalent as a result of a shortfall in minimum purchase quantities. The Catalent Agreement renews automatically for two-year periods and either party may terminate the contract upon twelve months, written notice. Purchases under the Catalent Agreement were $3.3 million, $2.8 million, $3.2 million and $5.8 million during the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019, respectively. The table above includes future minimum payments under the Catalent Agreement.

Clarus entered into a product supply agreement with Pharmacia & Upjohn Company LLC, or Pfizer (the “Pfizer Agreement”), effective January 1, 2021. Pursuant to the terms of the Pfizer Agreement, Clarus must make minimum annual purchases of T-undecanoate equal to approximately $1.8 million per year, through the initial term, or January 2024. If there is a shortfall between the minimum annual purchase quantities and actual purchases, the difference between the minimum annual purchase amount and actual purchases will be paid to Pfizer by Clarus. There were no purchases under the Pfizer Agreement during the three months ended March 31, 2021.

Lease Commitments

Clarus has entered into operating leases for rental space in Northbrook, Illinois and Murfreesboro, Tennessee that extend into December 31, 2021 and September 30, 2022, respectively. The table above includes future minimum lease payments under the non-cancelable lease arrangements.

Clarus enters into contracts in the normal course of business with clinical trial sites, clinical and commercial supply manufacturers, and other services and products for operating purposes. These contracts generally provide for termination after a notice period, and, therefore, are cancelable contracts and not included in the table above.

Long-Term Debt Commitments

As discussed above and in Note 7 of Clarus’s financial statements appearing elsewhere in this proxy statement/prospectus, Clarus has both convertible promissory notes and senior secured notes that are included in the table above.

License Agreement Commitments

In May 2021, the Company entered into a license agreement (the “HavaH Agreement”) with HavaH Therapeutics, or HavaH, an Australia-based biopharmaceutical company developing androgen therapies for inflammatory breast disease and certain forms of breast cancer. Under the HavaH Agreement, the Company will acquire the development and commercialization rights for HavaH T+Ai™, to be renamed CLAR-121.

Under the terms of the licensing agreement, HavaH may be eligible for up to $10.8 million in potential development and regulatory milestone payments. Additionally, HavaH would be eligible for a royalty payments and up to $30.0 million in potential commercial milestones. Such royalty payments will be based on total aggregate annual net sales of CLAR-121 in the territory, at a low single digit percentage rate (when there is no patent protection or regulatory exclusivity) or a low teens percentage rate (where CLAR-121 has patent protection or regulatory exclusivity). Additionally, such royalties are payable until the later of ten years or the loss of patent protection or regulatory exclusivity.

Critical Accounting Policies and Significant Judgments and Estimates

Clarus’s management’s discussion and analysis of financial condition and results of operations is based on its financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of the Clarus’s financial statements and related disclosures requires Clarus to make estimates and assumptions that affect the reported amounts of assets and liabilities, costs and expenses and the disclosure of contingent assets and liabilities in its financial statements. Clarus bases its estimates on historical experience, known trends and events and various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Clarus evaluates its estimates and assumptions on an ongoing basis. Clarus’s actual results may differ from these estimates under different assumptions or conditions.

While Clarus’s significant accounting policies are described in greater detail in Note 2 to its financial statements appearing elsewhere in this proxy statement/prospectus, Clarus believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of its financial statements.

Revenue Recognition

In accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to be entitled to in exchange for those goods or services. Clarus performs the following five steps to recognize revenue under ASC 606: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Clarus only recognizes revenue when it is probable that it will collect the consideration to which it is entitled in exchange for the goods or services that will be transferred to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, Clarus assesses the goods or services promised within each contract and determine those that are performance obligations. Clarus then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Clarus has determined that the delivery of its product to its customer constitutes a single performance obligation as there are no other promises to deliver goods or services. Shipping and handling activities are considered fulfillment activities and are not considered to be a separate performance obligation. Clarus has assessed the existence of a significant financing component in the agreements with its customers. The trade payment terms with its customers do not exceed one year and therefore, no amount of consideration has been allocated as a financing component. Taxes collected related to product sales are remitted to governmental authorities and are excluded from revenue.

Net Product Sales

Clarus began selling JATENZO in February 2020, in the United States through a 3PL which takes title and control of the goods. The 3PL distributes the product to wholesale distributors (collectively the “Distributors”), with whom Clarus has entered into formal agreements for delivery to retail pharmacies. Clarus has also entered into arrangements with payors that provide government mandated and/or privately negotiated rebates, chargebacks and discounts for the purchase of Clarus’s products.

Clarus recognizes revenue on sales of JATENZO when the customer obtains control of the product, which occurs at a point in time, typically upon delivery. Product revenues are recorded at the product’s wholesale acquisition costs, net of applicable reserves for variable consideration that are offered within contracts between Clarus and its customers, wholesale distributors, payors, and other indirect customers relating to the sale of JATENZO. Components of variable consideration include government and commercial contract rebates, product returns, chargebacks, commercial co-payment assistance program transactions and distribution services fees. These deductions are based on the amounts earned or to be claimed on the related sales and are classified as a current liability or reduction of receivables, based on expected value method and a range of outcomes and are probability weighted in accordance with ASC 606.

The amount of variable consideration which is included in the transaction price may be constrained and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognition under contracts will not occur in a future period. Clarus’s analyses contemplate the application of the constraint in accordance with ASC 606. Actual amounts of consideration ultimately received may differ from its estimates. If actual results in the future vary from its estimates, Clarus will adjust these estimates, which would affect net product revenue and earnings in the period such variances become known.

Transaction Price and Variable Consideration

Clarus utilizes the expected value method when estimating the amount of variable consideration to include in the transaction price with respect to each of the foregoing variable components. Variable consideration is included in the transaction price only to the extent it is probable that a significant revenue reversal will not occur when the uncertainty associated with the variable consideration is resolved. The variable component of the transaction price is estimated based on factors such as Clarus’s direct and indirect customers’ buying patterns and the estimated resulting contractual deduction rates, historical experience, specific known market events and estimated future trends, current contractual and statutory requirements, industry data, estimated customer inventory levels, current contract sales terms with Clarus’s direct and indirect customers and other competitive factors. Clarus subsequently reviews its estimates for sales deductions based on new or revised information that becomes available to us and make revisions to Clarus’s estimates if and when appropriate, which would affect product revenue and earnings in the period such variances become known.

Co-payment Assistance

Clarus offers co-payment assistance to commercially insured patients meeting certain eligibility requirements. The calculation of the accrual for co-payment assistance is based on an estimate of claims and the cost per claim that Clarus expects to receive associated with product that has been recognized as revenue.

Rebates

Clarus establishes contracts with wholesalers, chain stores and indirect customers that provide for rebates, sales incentives, DSA fees and other allowances. Some customers receive rebates upon attaining established sales volumes. Direct rebates are generally rebates paid to direct purchasing customers based on a percentage applied to a direct customer’s purchases from us, including fees paid to wholesalers under distribution service agreements. Indirect rebates are rebates paid to indirect customers that have purchased Clarus’s products from a wholesaler under a contract with Clarus.

Clarus is subject to discount obligations under state Medicaid programs and Medicare. For example, Clarus is required to provide a discount to patients who fall within the Medicare Part D coverage gap, also referred to as the donut hole. Clarus also pays Medicaid rebates owed based upon contractual agreements or legal requirements with public sector (Medicaid) benefit providers after the final dispensing of the product by a pharmacy to a benefit plan participant. Medicaid reserves are based on expected payments, which are driven by patient usage, contract performance and field inventory that will be subject to a Medicaid rebate. Medicaid rebates are typically billed up to 180 days after the product is shipped, but can be as much as 270 days after the quarter in which the product is dispensed to the Medicaid participant. Periodically, Clarus adjusts the Medicaid rebate provision based on actual claims paid. Due to the delay in billing, adjustments to actual claims paid may incorporate revisions of this provision for several periods. Because Medicaid pricing programs involve particularly difficult interpretations of complex statutes and regulatory guidance, Clarus’s estimates could differ from actual experience.

Clarus also enters into contracts with certain private payor organizations, primarily insurance companies, for the payment of rebates with respect to utilization of Clarus’s product.

Rebate reserves are recorded in the same period the related revenue is recognized, resulting in a reduction of product revenue and the establishment of a current liability which is included in accrued expenses and other current liabilities on the balance sheets. Clarus’s liability for these rebates consists of invoices received for claims from prior quarters that have not been paid or for which an invoice has not yet been received, estimates of claims for the current quarter, and estimated future claims that will be made for product that has been recognized as revenue, but which remains in the distribution channel inventories at the end of each reporting period.

In determining Clarus’s estimates for rebates, it considers the terms of its contracts and relevant statutes, together with information about sales mix (to determine which sales are subject to rebates and the amount of such rebates), historical relationships of rebates to revenues, past payment experience, estimated inventory levels of Clarus’s customers and estimated future trends. Changes in the level of utilization of Clarus’s product through private or public benefit plans and GPOs will affect the amount of rebates that Clarus owes.

Product Returns

Consistent with industry practice, Clarus maintains a return policy that allows customers to return product within a specified period prior to and subsequent to the product expiration date. Generally, a product may be returned for a period beginning six months prior to its expiration date and up to one year after its expiration date. The right of return expires on the earlier of one year after the product expiration date or the time that the product is dispensed to a patient. Returns are settled through the issuance of a credit to the customer. Clarus calculate sales returns using the expected value method. Sales returns are recorded in accrued expenses and as a reduction of revenue.

In determining Clarus’s estimates for returns, Clarus is required to make certain assumptions regarding the timing of the introduction of new products and the potential of these products to capture market share. In addition, Clarus makes certain assumptions with respect to the extent and pattern of decline associated with generic competition. To make these assessments, Clarus utilizes market data for similar products as analogs for its estimations. Clarus uses its best judgment to formulate these assumptions based on past experience and information available to Clarus at the time. Clarus continually reassesses and make appropriate changes to its estimates and assumptions as new information becomes available to Clarus.

Clarus’s estimate for returns and allowances may be impacted by a number of factors, but the principal factor relates to the level of inventory in the distribution channel. Where available, Clarus utilizes information received from its wholesaler customers about the quantities of inventory held, including the information received from Distributors, which Clarus has not independently verified. As of December 31, 2020, Clarus believes that its estimates of the level of inventory held by its customers is within a reasonable range as compared to both historical amounts and expected demand for each respective product.

Chargebacks

Clarus markets and sells products to both: (i) direct customers including its 3PL and (ii) indirect customers including independent pharmacies, other wholesalers, non-warehousing chains, managed care organizations, group purchasing organizations (GPOs) and government entities. Clarus enters into agreements with certain of its indirect customers to establish contract pricing for its product. These indirect customers then independently select a wholesaler from which to purchase the product at these contracted prices. Chargebacks represent the estimated obligations resulting from contractual commitments to sell Clarus’s product at prices lower than the list prices charged to Clarus’s Distributors. These Distributors charge Clarus for the difference between what they pay for the product and the contracted selling price. These reserves are established in the same period that the related revenue is recognized, resulting in a reduction of product revenue and the establishment of a current liability. Reserves for chargebacks consist of amounts that Clarus expects to pay for units that remain in the distribution channel inventories at each reporting period-end that Clarus expects will be sold under a contracted selling price, and chargebacks that Distributors have claimed, but which have not yet been settled.

Other Sales Deductions

Clarus offers prompt-pay cash discounts to certain of its customers. Provisions for such discounts are estimated and recorded at the time of sale. Clarus estimates provisions for cash discounts based on contractual sales terms with customers, an analysis of unpaid invoices and historical payment experience. Estimated cash discounts have historically been predictable and less subjective due to the limited number of assumptions involved, the consistency of historical experience and the fact that Clarus generally settles these amounts within 30 to 60 days.

Shelf-stock adjustments are credits issued to customers to reflect decreases in the selling prices of Clarus’s products. These credits are customary in the industry and are intended to reduce a customer’s inventory cost to better reflect current market prices. The primary factors Clarus considers when deciding whether to record a reserve for a shelf-stock adjustment include:

•        the estimated number of competing products being launched as well as the expected launch date, which Clarus determines based on market intelligence;

•        the estimated decline in the market price of product, which Clarus determines based on historical experience and customer input; and

•        the estimated levels of inventory held by customers at the time of the anticipated decrease in market price, which Clarus determines based upon historical experience and customer input.

Accrued Research and Development Costs

As part of the process of preparing Clarus’s financial statements, Clarus is required to estimate its accrued expenses. This process involves reviewing open contracts and purchase orders, communicating with Clarus’s personnel to identify services that have been performed on its behalf and estimating the level of service performed and the associated cost incurred for the service when Clarus has not yet been invoiced or otherwise notified of the actual cost. The majority of Clarus’s service providers invoice Clarus monthly in arrears for services performed or when contractual milestones are met. Clarus makes estimates of its accrued expenses as of each balance sheet date in its financial statements based on facts and circumstances known at that time. Examples of estimated accrued research and development expenses include fees paid to vendors in connection with preclinical development activities and vendors related to development, manufacturing and distribution of product candidate materials.

Clarus bases its expenses related to clinical studies on its estimates of the services received and efforts expended pursuant to contracts with multiple vendors that conduct and manage preclinical studies on its behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to Clarus’s vendors will exceed the level of services provided and result in a prepayment of the expense. In accruing service fees, Clarus estimates the time period over which services will be performed and the level of effort to be expended in each period and adjust accordingly.

Royalty Obligation

Clarus treats the royalty obligation as a debt financing, as Clarus has significant continuing involvement in the generation of the cash flows, to be amortized to interest expense using the effective interest rate method over the life of the related royalty stream.

The royalty obligation and the related interest expense are based on Clarus’s current estimates of future royalties expected to be paid over the life of the arrangement. Clarus will periodically assess the expected royalty payments using a combination of internal projections and forecasts from external sources. To the extent future estimates of royalty payments are greater or less than previous estimates or the estimated timing of such payments is materially different than its previous estimates, Clarus will prospectively recognize related non-cash interest expense.

Valuation of Preferred Stock Warrant Liability

Certain lenders were granted Series D Warrants. The warrant is a freestanding financial instrument that requires Clarus to transfer equity instruments upon exercise by the warrant holder at a strike price equal to the issuance price of the underlying preferred stock (the “Warrant Liability”). The valuation of the warrant liability was determined with the assistance of an independent valuation firm which utilized the hybrid method, a hybrid valuation between a probability-weighted expected return model (“PWERM”) and an option pricing model (“OPM”). The hybrid method estimates probability-weighted values across multiple scenarios, but uses the OPM to estimate the allocation of value within one or more of those scenarios. Weighting allocations are assigned to the OPM and PWERM methods factoring possible future liquidity events. Specifically, for each exit event date and exit scenario, the OPM method was utilized to estimate the Series D value per share. The fair value was determined using Level 3 inputs. The warrants to purchase preferred stock are remeasured at each reporting and settlement date. Changes in fair value for each reporting period are recognized in other income (expense) in the statements of operations. A change in the assumptions related to the valuation of the warrant liability could have a significant impact on the value of the obligation.

Valuation of Derivative Liability

Clarus has convertible notes containing embedded derivative instruments. The derivative liability is a freestanding financial instrument that requires Clarus to transfer equity instruments upon exercise by the noteholders. The derivative liability was initially recorded as liability at fair value, with a corresponding debt discount, which was amortized to interest expense using the effective interest rate method over the term of the related notes. The valuation of the derivative liability was determined with the assistance of an independent valuation firm utilizing a PWERM, which estimates the value based on probability-weighted present value of potential future liquidity events, with an allocation of probabilities applied to each scenario. Future liquidity event scenarios for the Convertible Notes as of December 31, 2019 included an acquisition event prior to expected FDA approval, an IPO prior to expected FDA approval, an acquisition event after expected FDA approval and an IPO after expected FDA approval, and only two scenarios as of December 31, 2020 which were an acquisition event after expected FDA approval and an IPO after expected FDA approval. The fair value was determined using Level 3 inputs. The derivative liability is remeasured at each reporting and settlement date. Changes in fair value for each reporting period are recognized in other income (expense) in the statements of operations. A change in the assumptions related to the valuation of the derivative liability could have a significant impact on the value of the obligation.

Stock-Based Compensation

Clarus accounts for all stock-based compensation awards granted as stock-based compensation expense at fair value. Clarus’s stock-based payments include stock options and grants of common stock, restricted for vesting conditions. The measurement date for awards is the date of grant, and stock-based compensation costs are recognized as expense over the requisite service period, which is generally the vesting period, on a straight-line basis. Stock-based compensation expense is classified in the accompanying statements of operations based on the function to which the related services are provided. Clarus recognizes stock-based compensation expense for the portion of awards that have vested. Forfeitures are recorded as they occur. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model.

Determination of the Fair Value of Common Stock

As there has been no public market for Clarus’s common stock to date of this proxy statement/prospectus, the estimated fair value of its common stock has been determined by its most recently available third-party valuations of common stock. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Clarus’s common stock valuations were prepared using an OPM. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes.

Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock. These third-party valuations were performed at various dates, which resulted in valuations of Clarus’s common stock of $0.22 per share as of December 31, 2020 and $2.69 per share as of December 31, 2019.

In addition to considering the results of these third-party valuations, Clarus’s board of directors considered various objective and subjective factors to determine the fair value of its common stock as of each grant date, including:

•        the prices at which Clarus sold shares of preferred stock and the superior rights and preferences of the preferred stock relative to common stock at the time of each grant;

•        the progress of research and development programs, including the status and results of preclinical studies for product candidates;

•        stage of development and commercialization and Clarus’s business strategy;

•        external market conditions affecting the biopharmaceutical industry and trends within the biopharmaceutical industry;

•        Clarus’s financial position, including cash on hand, and historical and forecasted performance and operating results;

•        the lack of an active public market for common stock and preferred stock;

•        the likelihood of achieving a liquidity event, such as an initial public offering or sale of Clarus in light of prevailing market conditions; and

•        the analysis of initial public offerings and the market performance of similar companies in the biopharmaceutical industry.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if Clarus had used different assumptions or estimates, the fair value of its common stock and its stock-based compensation expense could have been materially different.

Once a public trading market for the Combined Entity’s common stock has been established for a sufficient period of time subsequent to the Closing, it will no longer be necessary for its board of directors to estimate the fair value of its common stock in connection with its accounting for granted stock options and other such awards Clarus may grant, as the fair value of Clarus’s common stock will be determined based on the quoted market price of its common stock.

Options Granted

The following table sets forth, by grant date, the number of shares underlying options granted from January 1, 2020 through the date of this proxy statement/prospectus, the per share exercise price of options, the fair value per share of common stock on each grant date, and the estimated per share fair value of the options granted:

Grant Date	Number of common shares subject to options granted	Exercise price per common share(1)	Fair value per common share at grant date(1)	Estimated per-share value of options(2)
June 8, 2020	51,968	$2.69	$2.69	$1.26
July 29, 2020	354,261	$2.69	$2.69	$1.26
December 18, 2020	1,400,000	$2.69	$0.22	$0.07

____________

(1)      The exercise price per share of common stock and fair value of common stock represents the fair value of common stock on the date of grant, as determined by the board of directors, after taking into account the most recently available contemporaneous valuation of common stock as well as additional factors that may have changed since the date of such contemporaneous valuation through the date of grant.

(2)      The estimated per share fair value of options reflects the weighted average fair value of options granted on each grant date, determined using the Black-Scholes option-pricing model.

Off-Balance Sheet Arrangements

Clarus did not have during the periods presented, and Clarus does not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Issued Accounting Pronouncements

See Note 2 to Clarus’s annual financial statements appearing elsewhere in this proxy statement/prospectus for a description of recent accounting pronouncements applicable to its financial statements.

Qualitative and Quantitative Disclosures about Market Risks

Clarus is exposed to certain market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact its financial position due to adverse changes in financial market prices and rates. Clarus’s market risk exposure primarily relates to changes interest rates.

Interest Rate Risk

Clarus’s primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because its cash equivalents are in the form of money market funds and its long-term debt financings. As of March 31, 2021 and December 31, 2020, Clarus had cash and cash equivalents of $7.4 million and $7.2 million, respectively. Interest income is sensitive to changes in the general level of interest rates; however, due to the nature of these investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of Clarus’s investment portfolio.

As of March 31, 2021 and December 31, 2020, $115.9 and $111.3 million, respectively, in aggregate principal amount of Clarus’s outstanding debt obligations were at fixed interest rates, representing approximately 100 percent of its total debt, on an amortized cost basis. As of December 31, 2020, Clarus’s outstanding debt obligations at fixed interest rates were comprised of convertible promissory notes and senior notes.

Emerging Growth Company Status

The Combined Entity is expected to be an “emerging growth company” as defined in the Jobs Act and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. The Combined Entity may take advantage of these exemptions until it is no longer an emerging growth company under Section 107 of the JOBS Act, which provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. The Combined Company expects to avail itself of the extended transition period and, therefore, while the Combined Entity is an emerging growth company, it will not be subject to new or revised accounting standards the same time that they become applicable to other public companies that are not emerging growth companies, unless it chooses to early adopt a new or revised accounting standard.

DESCRIPTION OF SECURITIES OF BLUE WATER

The following summary of the material terms of Blue Water’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the proposed Amended Charter in its entirety for a complete description of the rights and preferences of Blue Water’s securities following the Business Combination. The proposed Amended Charter is described in “The Charter Amendment Proposals,” and the full text of the proposed Amended and Restated Charter is attached as Annex B to this proxy statement/prospectus.

Pursuant to the Blue Water Charter, our authorized capital stock consists of 50,000,000 shares of Class A common stock, $0.0001 par value, 2,000,000 shares of Class B common stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. Following the Business Combination, pursuant to the Amended Charter, the authorized capital stock of New Blue Water will consist of 125,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of the capital stock of New Blue Water after the Business Combination. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each Unit had an offering price of $10.00 and consists of one whole share of Class A common stock and one redeemable warrant. Each warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as described in this prospectus. On December 17, 2020, Blue Water closed the Blue Water IPO for the sale of 5,750,000 units, which included 750,000 Units issued pursuant to the full exercise by the underwriters of their over-allotment option, at a price of $10.00 per unit.

Common Stock

Upon the Closing, the outstanding shares of Class A common stock, including any shares of Class B common stock that are converted into Blue Water Class A common stock in accordance with the Blue Water Charter, will be redesignated as common stock, par value $0.0001 per share, of Clarus Therapeutics Holdings, Inc. (the new name of Blue Water after the Closing), which shares are referred to herein as New Blue Water common stock.

It is anticipated that, immediately after the Closing of the Business Combination, New Blue Water will have a total of 24,228,462 shares of New Blue Water common stock issued and outstanding. The foregoing excludes any outstanding Warrants and assumes that (i) there are no redemptions of any shares by Blue Water’s public stockholders in connection with the Business Combination, (ii) the negative Closing Net Indebtedness is $43.1 million (which is the maximum provided in the Merger Agreement), (iii) no awards are issued under the Equity Incentive Plan and (iv) no Working Capital Warrants or Extension Warrants are issued. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Blue Water’s existing stockholders in the Combined Entity will be different.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Amended Charter or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of New Blue Water common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

All of the outstanding Founder Shares, as shares of Class B common stock, will convert into shares of New Blue Water common stock at the Closing of the Business Combination. With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the Closing or (B) subsequent to the Closing, (x) if the last sale price of the New Blue Water common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (y) the date on which New Blue Water completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

The Amended Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in the Business Combination.

Warrants

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of New Blue Water common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. The Public Warrants will expire five years after the Closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New Blue Water common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New Blue Water common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of New Blue Water common stock upon exercise of a warrant unless the New Blue Water common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We are not registering the shares of New Blue Water common stock issuable upon exercise of the Public Warrants at this time. However, we have agreed that as soon as practicable, but in no event later than 15 business days after the Closing, we will use our best efforts to file with the SEC a registration statement covering the shares of New Blue Water common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of New Blue Water common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of New Blue Water common stock issuable upon exercise of the warrants is not effective by the 60th business day after the Closing of the Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the New Blue Water common stock issuable upon exercise of the warrants is not effective within a specified period following the Closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the Public Warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•        if, and only if, the reported last sale price of the New Blue Water common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the New Blue Water common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of New Blue Water common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of New Blue Water common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Blue Water common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the New Blue Water common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Blue Water common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Closing. If we call our Public Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of New Blue Water common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of New Blue Water common stock is increased by a stock dividend payable in shares of New Blue Water common stock, or by a split-up of shares of New Blue Water common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New Blue Water common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of New Blue Water common stock. A rights offering to holders of New Blue Water common stock entitling holders to purchase shares of New Blue Water common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New Blue Water common stock equal to the product of (i) the number of shares of New Blue Water common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Blue Water common stock) and (ii) one (1) minus the quotient of (x) the price per share of New Blue Water common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for New Blue Water common stock, in determining the price payable for New Blue Water common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of New Blue Water common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of New Blue Water common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New Blue Water common stock on account of such shares of New Blue Water common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of New Blue Water common stock in connection with the Closing of the Business Combination, (d) to satisfy the redemption rights of the holders of New Blue Water common stock in connection with an Extension Rea stockholder vote to amend the Blue Water Charter (i) for an Extension or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Blue Water common stock in respect of such event.

If the number of outstanding shares of our New Blue Water common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New Blue Water common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New Blue Water common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of New Blue Water common stock.

Whenever the number of shares of New Blue Water common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Blue Water common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Blue Water common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New Blue Water common stock (other than those described above or that solely affects the par value of such shares of New Blue Water common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New Blue Water common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our New Blue Water common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New Blue Water common stock in such a transaction is payable in the form of New Blue Water common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants and the Placement Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Blue Water. You should review a copy of the warrant agreement, which has been publicly filed with the SEC and which you can find in the list of exhibits to this registration statement, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of New Blue Water common stock and any voting rights until they exercise their warrants and receive shares of New Blue Water common stock. After the issuance of shares of New Blue Water common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of New Blue Water common stock to be issued to the warrantholder.

Placement Warrants

Except as described below, the Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. The Placement Warrants (including the New Blue Water common stock issuable upon exercise of the Placement Warrants) are not transferable, assignable or salable until 30 days after the Closing (except, among certain other limited exceptions to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Placement Warrants on a cashless basis. If the Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Placement Warrants will be subject to the same terms and conditions as the Public Warrants, and among other matters, be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of New Blue Water common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Blue Water common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the New Blue Water common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or its affiliate or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants (referred to in this registration statement as Working Capital Warrants) at a price of $1.00 per warrant at the option of the lender. Such Working Capital Warrants would be identical to the Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by the Sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. As of May 13, 2021, Blue Water had not obtained any working capital loan.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the Closing of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to the Closing. The payment of any cash dividends subsequent to the Closing will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Our Amended and Restated Certificate of Incorporation

The Blue Water Charter contains certain requirements and restrictions relating to our Initial Public Offering that will apply to us until the completion of our initial business combination. These provisions cannot be amended without the approval of the holders of 65% of our common stock. Our initial stockholders will participate in any vote to amend the Blue Water Charter and will have the discretion to vote in any manner they choose. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

•        If we are unable to complete our initial business combination within 12 months from the closing of our Initial Public Offering (or up to 18 months from the consummation of our Initial Public Offering if we extend the period of time to consummate a business combination, as described in more detail in this prospectus), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes or for working capital purposes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

•        Prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to: (i) receive funds from the trust account; (ii) vote on any initial business combination; or (iii) vote on matters related to our pre-initial business combination activity;

•        Although we do not intend to enter into a business combination with a target business that is affiliated with our Sponsor, our directors or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm that is a member of FINRA or an independent accounting firm that such a business combination is fair to our company from a financial point of view;

•        If a stockholder vote on our initial business combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

•        Our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of our assets held in the trust account (excluding the deferred underwriting commissions and interest income earned on the trust account that is released to us to pay taxes or for working capital purposes) at the time of the agreement to enter into the initial business combination;

•        Our Sponsor may extend the period of time to consummate a business combination extend the period of time to consummate a business combination up to two times, each by an additional three months (for a total of up to 18 months to complete a business combination), subject to the Sponsor depositing additional funds into the trust account as set out below. Pursuant to the terms of our amended and restated certificate of incorporation and the trust agreement to be entered into between us and Continental Stock Transfer & Trust Company on the date of this prospectus, in order for the time available for us to consummate our initial business combination to be extended, our Sponsor or its affiliates or designees, upon five business days advance notice prior to the applicable deadline, must deposit into the trust account $500,000, or $575,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per unit in either case) on or prior to the date of the applicable deadline, for each three-month extension; our stockholders will not be entitled to vote or redeem their shares in connection with any such extension; if we complete our initial business combination, we would repay such loaned amounts either out of the proceeds of the trust account released to us or, at the lender’s option, convert a portion or all of the total loan amount into warrants at a price of $1.00 per warrant, which warrants will be identical to the Placement Warrants;

•        If our stockholders approve an amendment to our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 12 months from the closing of our Initial Public Offering (or up to 18 months from the consummation of our Initial Public Offering if we extend the period of time to consummate a business combination, as described in more detail in this prospectus) or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, we will provide our public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares; and

•        We will not complete our initial business combination with another blank check company or a similar company with nominal operations.

In addition, the Blue Water Charter provides that we will only redeem our public shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of underwriters’ fees and commissions.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws

New Blue Water will opt out of Section 203 of the DGCL. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of company’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

The Blue Water Charter provides that our board of directors are classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

The Blue Water Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Notwithstanding the Blue Water Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, (i) the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Subsequent to the consummation of the IPO, any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our Class B common stock.

Classified Board of Directors

Our board of directors are divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The Blue Water Charter provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Class B Common Stock Consent Right

For so long as any shares of Class B common stock remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the shares of Class B common stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of our certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Any action required or permitted to be taken at any meeting of the holders of Class B common stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B common stock were present and voted.

Registration Rights

The holders of the Founder Shares, Placement Warrants, Working Capital Warrants and Extension Warrants (and any shares of Class A common stock issuable upon the exercise of the Placement Warrants, Working Capital Warrants and Extension Warrants) are entitled to registration rights pursuant to the registration rights agreement that was signed at the time of the Blue Water IPO, requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements.

Listing of Securities

Our Units, Class A common stock and Warrants are currently listed on Nasdaq under the symbols “BLUWU,” “BLUW” and “BLUWW,” respectively. It is currently expected that after the Closing, our New Blue Water common stock and Public Warrants will be listed on Nasdaq under the symbols “CRXT” and “CRXTW”, respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of Class A common stock (or after the Closing, New Blue Water common stock) then outstanding; or

•        the average weekly reported trading volume of the Class A common stock (or after the Closing, New Blue Water common stock) then during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their Founder Shares and Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

COMPARISON OF STOCKHOLDER RIGHTS

Both Blue Water and Clarus are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the Business Combination is completed, Clarus securityholders will become stockholders of Blue Water, and their rights will be governed by the DGCL, the Amended Charter attached to this proxy statement/prospectus as Annex B, and the bylaws of New Blue Water attached to this proxy statement/prospectus as Exhibit F to Annex A.

The table below summarizes the material differences between the current rights of Clarus securityholders under the Clarus certificate of incorporation and bylaws and the rights of Blue Water stockholders, post-Closing, under the Amended Charter and bylaws, each as amended, as applicable, and as in effect immediately following the Business Combination.

While Blue Water and Clarus believe that the summary tables cover the material differences between the rights of their respective stockholders prior to the Business Combination and the rights of Blue Water stockholders following the Business Combination, these summary tables may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Blue Water or Clarus before the Business Combination and being a stockholder of Blue Water after the Business Combination. Blue Water has attached as Annex B to this proxy statement/prospectus a copy of the proposed Amended Charter, and attached as Exhibit F to Annex A, to this proxy statement/prospectus a copy of the form of New Blue Water bylaws, and will send copies of the documents referred to in this proxy statement/prospectus to you upon your request. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

Current Blue Water Rights Versus New Blue Water Rights Post-Merger

Provision	Blue Water Acquisition Corp. (Pre-Merger)	New Blue Water (Post-Closing)
Authorized Capital Stock

Blue Water is authorized to issue 53,000,000 shares, consisting of (a) 52,000,000 shares of Blue Water common stock, including (i) 50,000,000 shares of Blue Water Class A common stock, and (ii) 2,000,000 shares of Blue Water Class B common stock, and (b) 1,000,000 shares of preferred stock. As of the date of this proxy statement/prospectus, no shares of preferred stock are outstanding.

New Blue Water will be authorized to issue 135,000,000 shares of capital stock, consisting of (a) 125,000,000 shares of common stock and (b) 10,000,000 shares of preferred stock.

Upon consummation of the Business Combination and assuming no Blue Water Class A common stock are redeemed, we expect there will be approximately 24,228,462 shares of New Blue Water common stock.

Number of Directors

The Blue Water Charter provides that the number of directors of Blue Water, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the Blue Water Board pursuant to a resolution adopted by a majority of the Blue Water Board.

The number of directors of New Blue Water shall initially be 7. The precise number of directors shall be fixed by the New Blue Water board of directors pursuant to a resolution adopted by the New Blue Water board of directors.

Provision	Blue Water Acquisition Corp. (Pre-Merger)	New Blue Water (Post-Closing)
Classification of the Board of Directors

Subject to the special rights of the holders of any series of preferred stock to elect directors, the Blue Water Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Blue Water Board is authorized to assign members of the board already in office to Class I, Class II or Class III. At each succeeding annual meeting of the stockholders of Blue Water, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

Following the Business Combination, New Blue Water will have a classified board of directors, with three classes of directors. Class I will initially serve a one year term, Class II will initially serve a two year term, and Class III will initially serve a three year term. All classes will serve 3 year terms following their initial term.

Appointment of Directors

The Blue Water Charter requires that the directors be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the election of directors; provided, that prior to the closing of the initial business combination, the holders of Class B common stock shall have the exclusive right to elect and remove any director, and the holders of Class A common stock shall have no right to vote on the election or removal of any director.

In addition, except as otherwise required by law, whenever the holders of one or more series of the preferred stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the preferred stock as set forth in the Blue Water Charter (including any preferred stock designation) and such directors shall not be included in any of the classes described above unless expressly provided by such terms.

At New Blue Water’s annual meeting, the stockholders elect directors each of whom shall hold office until his or her successor is elected and qualified, or until his or her earlier resignation, death or removal.

At stockholder meetings for the election of directors, the vote required for election of a director shall be by a plurality of the votes cast by stockholders entitled to vote in the election in favor or against the election of a nominee.

Provision	Blue Water Acquisition Corp. (Pre-Merger)	New Blue Water (Post-Closing)
Removal of Directors

The Blue Water Charter provides that any and all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of Blue Water entitled to vote generally in election of directors, voting together as a single class; provided, that prior to the closing of the initial business combination, the holders of Class B common stock shall have the exclusive right to elect and remove any director, and the holders of Class A common stock shall have no right to vote on the election or removal of any director.

Any director or the entire board may be removed from office, only for cause, by the affirmative vote of the holders of 2/3 of the voting power of all then outstanding shares of New Blue Water entitled to vote for the election of directors.

Vacancies on the Board of Directors

Newly created directorships resulting from an increase in the number of directors and any vacancies on the Blue Water Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Any newly created directorship on the New Blue Water board that results from an increase in the number of directors and any vacancies on the board are filled exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the New Blue Water board. Any director so chosen will hold office until his or her successor has been elected and qualified.

Special Meeting of the Board of Directors

The current bylaws provide that special meetings of the Blue Water Board (a) may be called by the chairman of the Blue Water Board or President and (b) shall be called by the chairman of the Blue Water Board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request.

Special meetings of the New Blue Water board may be called by the chairman of the board, President, or on the written request of at least a majority of directors then in office.

Provision	Blue Water Acquisition Corp. (Pre-Merger)	New Blue Water (Post-Closing)
Special Meeting of the Stockholders

The current charter and bylaws provide that, subject to the rights of the holders of any outstanding series of the preferred stock of Blue Water and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairman of the Blue Water Board, chief executive officer, or the Blue Water Board pursuant to a resolution adopted by a majority of the Blue Water Board, and may not be called by any other person.

Special meetings of the stockholders of New Blue Water may be called only by the affirmative vote of a majority of the directors then in office.
Voting

The Blue Water Charter provides that holders of Blue Water Class A common stock and holders of Blue Water Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Each share of common stock will have one vote on all such matters. However, the holders of the shares of Blue Water Class B common stock have the right to elect all of the directors prior to the Business Combination. Except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the charter of Blue Water that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled exclusively, either separately or together with the holders of one or more other such series of preferred stock, to vote thereon pursuant to the charter of Blue Water or the DGCL.

Except as otherwise required by law or the charter of New Blue Water, holders of common stock are entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders are generally entitled to vote; provided, that, except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the charter of New Blue Water that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled, either separately or together with the holders of one or more other such series of preferred stock, to vote thereon pursuant to the charter of New Blue Water or the DGCL.

Cumulative Voting	The Blue Water Charter does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in the charter of Blue Water. The charter of New Blue Water does not authorize cumulative voting.

Provision	Blue Water Acquisition Corp. (Pre-Merger)	New Blue Water (Post-Closing)
Stockholder Action by Written Consent

The Blue Water Charter provides that, except as may be otherwise provided for or fixed pursuant to the current certificate of incorporation (including any preferred stock designation) relating to the rights of the holders of any outstanding series of preferred stock, subsequent to the consummation of the Blue Water IPO, any action required or permitted to be taken by the stockholders of Blue Water must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B Common Stock with respect to which action may be taken by written consent.

Any action required or permitted to be taken by the stockholders of New Blue Water at any annual or special meeting of the stockholders may be effected only at a duly called annual or special meeting of stockholders of New Blue Water and may not be effected by any consent in writing by such stockholders.

Declaration and Payment of Dividends

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock and the business combination requirement provisions of the Blue Water Charter, the holders of shares of Blue Water common stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of Blue Water) when, as and if declared thereon by Blue Water Board from time to time out of any assets or funds of Blue Water legally available therefor and shall share equally on a per share basis in such dividends and distributions.

The board of directors of New Blue Water may from time to time declare, and New Blue Water may pay, dividends on New Blue Water’s outstanding shares of capital stock, subject to applicable law and New Blue Water’s charter.

Limitation of Liability of Directors and Officers

The Blue Water Charter provides that a director of Blue Water shall not be personally liable to Blue Water or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to Blue Water or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The charter of New Blue Water will provide that, to the fullest extent provided by law, no director will be personally liable to New Blue Water or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the Director’s duty of loyalty to New Blue Water or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit.

Provision	Blue Water Acquisition Corp. (Pre-Merger)	New Blue Water (Post-Closing)
Indemnification of Directors, Officers

The Blue Water Charter provides that Blue Water’s officers and directors will be indemnified by Blue Water to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended.

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The bylaws of New Blue Water will provide that New Blue Water will indemnify each director and officer to the fullest extent permitted by applicable law.

Interested Directors

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to Blue Water or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of Blue Water Charter or in the future, and Blue Water renounces any expectancy that any of the directors or officers of Blue Water will offer any such corporate opportunity of which he or she may become aware to Blue Water, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of Blue Water with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of Blue Water and (i) such opportunity is one Blue Water is legally and contractually permitted to undertake and would otherwise be reasonable for Blue Water to pursue and (ii) the director or officer is permitted to refer that opportunity to Blue Water without violating any legal obligation.

To the fullest extent permitted by law, New Blue Water renounces any interest or expectancy that any of the New Blue Water directors will offer any opportunity in which he or she may become aware to New Blue Water, except with respect to any of the directors of New Blue Water with respect to a opportunity that was offered to such person expressly and solely in his or her capacity as a director of New Blue Water.

Provision	Blue Water Acquisition Corp. (Pre-Merger)	New Blue Water (Post-Closing)
Inspection of Books and Records

The current bylaws provides that Blue Water may treat the registered stockholders as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of Blue Water, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of Blue Water.

Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. The bylaws of New Blue Water will permit New Blue Water’s books and records to be kept within or outside Delaware shall be kept at the principal office of New Blue Water, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the board.

Choice of Forum

The Blue Water Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction.

The charter of New Blue Water generally designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of New Blue Water, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee of New Blue Water to New Blue Water or New Blue Water’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the charter or bylaws (including the interpretation, validity or enforceability thereof), or (iv) any action asserting a claim governed by the internal affairs doctrine. Unless New Blue Water consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

Provision	Blue Water Acquisition Corp. (Pre-Merger)	New Blue Water (Post-Closing)

The Blue Water Charter further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Blue Water Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Quorum

Board of directors.    A majority of the Blue Water Board shall constitute a quorum for the transaction of business at any meeting of the Blue Water Board.

Stockholders.    The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of Blue Water representing a majority of the voting power of all outstanding shares of capital stock of Blue Water entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Board of directors.    A majority of the New Blue Water board of directors constitutes a quorum at any meeting of the New Blue Water board of directors.

Stockholders.    The presence, in person or proxy, at a stockholder’s meetings of the holders of shares entitled to vote a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting constitutes a quorum.

Provision	Blue Water Acquisition Corp. (Pre-Merger)	New Blue Water (Post-Closing)
Amendment to Certificate of Incorporation

The Blue Water Charter requires a separate or specific vote for:

•   Amendments that relate solely to the terms of one or more outstanding series of preferred stock, or another series of common stock, if the holders thereof are entitled to a separate vote;

•   Amendments that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Blue Water Class B common stock, which require a separate class vote;

•   Amendments to the provisions of the current certificate of incorporation related to the requirements for Blue Water’s initial business combination, redemption rights, distributions from the trust account, certain share issuances, which prior to the consummation of Blue Water’s initial business combination require the affirmative vote of holders of at least sixty-five percent (65%) of all then outstanding shares of the Blue Water common stock; and

•   Amendments to the provisions of the current Blue Water Charter related to the election and removal of directors, which require a resolution passed by holders of at least ninety (90%) of the outstanding common stock entitled to vote thereon.

Under Delaware law, an amendment to a charter generally requires the approval of the New Blue Water board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the charter of New Blue Water that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled, either separately or together with the holders of one or more other such series of preferred stock, to vote thereon pursuant to the charter of New Blue Water.

Provision	Blue Water Acquisition Corp. (Pre-Merger)	New Blue Water (Post-Closing)
Amendment to Bylaws

The current bylaws provide that the Blue Water Board shall have the power to adopt, amend, alter or repeal the current bylaws. The affirmative vote of a majority of the Blue Water Board shall be required to adopt, amend, alter or repeal the current bylaws. The current bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of Blue Water required by applicable law or the current Blue Water Charter, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of Blue Water entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the current bylaws.

The New Blue Water board of directors will be expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of New Blue Water. The bylaws may also be amended, repealed or added to by the New Blue Water stockholders representing at least 2/3 of the voting power of all of the then-outstanding shares of capital stock of New Blue Water, however, that if the board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of Blue Water common stock as of the Record Date (pre-Business Combination) and the currently expected ownership of shares of New Blue Water common stock upon the closing of the Business Combination by:

•        each person known by Blue Water to be the beneficial owner of more than 5% of Blue Water common stock as of the Record Date (pre-Business Combination) or of shares of New Blue Water common stock upon the closing of the Business Combination;

•        each of Blue Water’s current executive officers and directors;

•        each person who will become an executive officer or director of the Combined Entity upon the closing of the Business Combination; and

•        all executive officers and directors of the Combined Entity as a group upon the closing of the Business Combination,

excluding any outstanding Blue Water warrants and assuming that:

(a) (1) none of the holders of public shares of Class A common stock exercises their redemption rights, (2) there is no exercise at the closing of the Business Combination of the Blue Water warrants at an exercise price of $11.50 per share, which warrants are not exercisable until the later of 12 months from the closing of the Blue Water IPO and the completion of the Business Combination, (3) none of the parties set forth below purchase shares of Blue Water Class A common stock in the open market, (4) there are no other issuances of equity interests of the Company prior to or in connection with the closing of the Business Combination, (5) the negative Closing Net Indebtedness is $43.1 million (which is the maximum provided in the Merger Agreement), and (6) no awards are issued under the new equity incentive plan to be adopted by Blue Water in connection with the Business Combination (“Scenario A”) and alternatively that

(b) (1) the maximum number of the holders of public shares of Class A common stock exercise their redemption rights (representing redemption of shares of 3,690,032 Blue Water Class A common stock, for aggregate payment of approximately $37.6 million from the Trust Account (based on an assumed redemption price of approximately $10.20 per share)), (2) there is no exercise at the closing of the Business Combination of the Blue Water warrants at an exercise price of $11.50 per share, which warrants are not exercisable until the later of 12 months from the closing of the Blue Water IPO and the completion of the Business Combination, (3) none of the parties set forth below purchase shares of Blue Water Class A common stock in the open market, (4) there are no other issuances of equity interests of the Company prior to or in connection with the closing of the Business Combination, (5) the negative Closing Net Indebtedness is $43.1 million (which is the maximum provided in the Merger Agreement), and (6) no awards are issued under the new equity incentive plan to be adopted by Blue Water in connection with the Business Combination (“Scenario B”).

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of Blue Water common stock pre-Business Combination is based on 7,245,000 issued and outstanding shares of Blue Water common stock as of the Record Date, consisting of 5,807,500 shares of Class A common stock and 1,437,500 shares of Class B common stock. The beneficial ownership of shares of New Blue Water common stock upon the closing of the Business Combination, making the assumptions with respect to Scenario A as described above, is based on 24,228,462 shares of common stock, of which 16,983,462 shares of New Blue Water common stock will be issued to Clarus’s existing investors and lenders, 5,807,500 shares will be held by the public stockholders, and 1,437,500 shares will be held by the Sponsor. The beneficial ownership of shares of New Blue Water common stock upon the closing of the Business Combination, making the assumptions with respect to Scenario B as described above, is based on 20,538,430 shares of common stock, of which 16,983,462 shares of New Blue Water common stock will be issued to Clarus’s existing investors and lenders, 2,117,468 shares will be held by the public stockholders, and 1,437,500 shares will be held by the Sponsor. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Blue Water’s existing stockholders in the Combined Entity will be different.

Unless otherwise indicated, Blue Water believes that all persons named in the table have sole voting and investment power with respect to all Blue Water common stock beneficially owned by them.

Pre-Business Combination Beneficial Ownership Table

Name and Address of Beneficial Owner(1)	Class A Common Stock		Class B Common Stock		Approximate Percentage of Outstanding Common Stock
	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
Joseph Hernandez(3)	—	—	1,437,500	100%	19.8%
Kimberly Murphy	—	—	—	—	—
Yvonne McBurney	—	—	—	—	—
James Sapirstein	—	—	—	—	—
Michael Lerner	—	—	—	—	—
Jon Garfield	—	—	—	—	—
All directors and executive officers as a group (6 individuals)(2)	—	—	1,437,500	100%	19.8%

Other 5% Stockholders
Blue Water Sponsor LLC (the Sponsor)(2)(3)	—	—	1,437,500	100%	19.8%
Heights Capital Management, Inc.(4)	400,000	6.8%	—	—	5.5%
Lighthouse Investment Partners, LLC(5)	293,545	5.1%	—	—	4.1%
Sander Gerber(6)	495,000	8.5%	—	—	6.8%
Andrew M. Weiss(7)	511,800	8.8%	—	—	7.1%
Mizuho Financial Group(8)	401,592	6.9%	—	—	5.5%

____________

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Blue Water Acquisition Corp., 15 E Putnam Avenue, Suite 363, Greenwich, CT 06830.

(2)      Interests shown consist solely of Founder Shares, classified as shares of Class B common stock. Such shares are convertible into shares of Class A common stock on a one-for-one basis, subject to adjustment.

(3)      Sponsor is the record holder of the Class B common stock reported herein. Joseph Hernandez, our Chairman and Chief Executive Officer, is the managing member of our Sponsor, and as such may be deemed to have sole voting and investment discretion with respect to the Class B common stock held by our Sponsor.

(4)      According to a Schedule 13G filed on December 22, 2020, CVI Investments, Inc. acquired 400,000 shares of Class A Common Stock. CVI Investments, Inc. is managed by Heights Capital Management, Inc., which has a business office at 101 California Street, Suite 3250, San Francisco, California 94111.

(5)      According to a Schedule 13G filed on February 8, 2021, Lighthouse Investment Partners, LLC (“Lighthouse”), MAP 136 Segregated Portfolio, a segregated portfolio of LMA SPC (“MAP 136”) and MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC (“MAP 214”), acquired 293,545 shares of Class A Common Stock. Lighthouse serves as the investment manager of MAP 136 and MAP 214. The business address for all reporting persons is 3801 PGA Boulevard, Suite 500, Palm Beach Gardens, Florida 33410.

(6)      According to a Schedule 13G filed on February 8, 2021, Hudson Bay Capital Management LP (“Hudson Bay”) and Sander Gerber acquired 495,000 shares of Class A Common Stock. Mr. Gerber serves as the investment manager of Hudson Bay. The business address for all reporting persons is 777 Third Avenue, 30th Floor, New York, NY 10017.

(7)      According to a Schedule 13G filed on February 12, 2021, Weiss Asset Management LP (“Weiss Asset Management”), BIP GP LLC (“BIP GP”), WAM GP LLC (“WAM GP”), and Andrew M. Weiss, acquired 511,800 shares of Class A Common Stock. Shares reported for BIP GP include shares beneficially owned by a private investment partnership (the “Partnership”) of which BIP GP is the sole general partner. Weiss Asset Management is the sole investment manager to the Partnership. WAM GP is the sole general partner of Weiss Asset Management. Andrew Weiss is the managing member of WAM GP and BIP GP. Shares reported for WAM GP, Andrew Weiss and Weiss Asset Management include shares beneficially owned by the Partnership. The business address for all reporting persons is 222 Berkeley St., 16th floor, Boston, Massachusetts 02116.

(8)      According to a Schedule 13G filed on February 12, 2021, Mizuho Financial Group, Inc., acquired 401,592 shares of Class A Common Stock. The business address for the reporting person is 1–5–5, Otemachi, Chiyoda–ku, Tokyo 100–8176, Japan.

The table above does not include the shares of common stock underlying the Placement Warrants held or to be held by Blue Water’s officers, directors or the Sponsor.

Post-Business Combination Beneficial Ownership Table

			Combined Entity Post-Business Combination
	Blue Water Pre-Business Combination		(assuming no redemptions by Blue Water stockholders)(1)		(assuming maximum redemptions by Blue Water stockholders)(2)
Name and Address of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Directors and Executive Officers Post-Business Combination
Kimberly Murphy	—	—	—	—	—	—
Joseph Hernandez(6)	1,437,500	19.8%	1,437,500	5.9%	1,437,500	7.0%
Robert E. Dudley	—	—	4,528	*	4,528	*
Elizabeth A. Cermak	—	—	—	—	—	—
Mark A. Prygocki, Sr	—	—	—	—	—	—
Alex Zisson(3)	—	—	5,794,117	23.9%	5,794,117	28.2%
John Amory	—	—	—	—	—	—
Richard Peterson	—	—	—	—	—	—
Frank Jaeger	—	—	—	—	—	—
Steve Bourne	—	—	1,294	*	1,294	*
All directors and executive officers of Combined Entity post-Business Combination as a group (10 individuals)	1,437,500	19.8%	7,237,439	29.9%	7,237,439	35.2%
Five Percent Holders:
Entities affiliated with H.I.G. BioVentures(3)	—	—	5,794,117	23.9%	5,794,117	28.2%
Entities affiliated with Thomas, McNerney & Partners(4)	—	—	5,586,435	23.1%	5,586,435	27.2%
CBC SPVI Ltd.(5)	—	—	3,668,158	15.1%	3,668,158	17.9%
Blue Water Sponsor LLC (the Sponsor)(6)	1,437,500	19.8%	1,437,500	5.9%	1,437,500	7.0%

____________

*        less than 1%

(1)      Assumes that no shares of Blue Water Class A common stock are redeemed and 100% participation by Clarus securityholders.

(2)      Assumes additional redemption of 3,690,032 shares of Blue Water Class A common stock, for aggregate payment of approximately $37.6 million from the Trust Account (based on an assumed redemption price of approximately $10.20 per share based on the redemption price per share of $10.20). The maximum redemption amount is derived so that there is a minimum net tangible asset value of $5,000,001 immediately prior to or upon the consummation of the Business Combination, after giving effect to the payments to redeeming stockholders. Percentages are based on 20,538,430 shares of New Blue Water common stock outstanding following the consummation of the Business Combination.

(3)      Consists of (i) 485,915 shares of New Blue Water common stock to be directly held by H.I.G. Ventures — Clarus, LLC, (ii) 2,288,317 shares of New Blue Water common stock to be directly held by H.I.G. BioVentures, (iii) 2,524,836 shares of New Blue Water common stock to be directly held by H.I.G. Bio — Clarus II, L.P., and (iv) 495,048 shares of New Blue Water common stock to be held by H.I.G. Bio — Clarus I, L.P. Alex Zisson is a managing director of H.I.G. Capital LLC, and may be deemed to share voting and investment power with respect to the shares directly held by H.I.G. Ventures — Clarus, LLC, H.I.G. BioVentures, H.I.G. Bio — Clarus II, L.P., and H.I.G. Bio — Clarus I, L.P. Bruce Robertson is also a managing director of H.I.G. Capital LLC and may be deemed to share voting and investment power with respect to the shares directly held by H.I.G. Ventures — Clarus, LLC, H.I.G. BioVentures, H.I.G. Bio — Clarus II, L.P., and H.I.G. Bio — Clarus I, L.P. Those four entities are owned by private funds advised by H.I.G. Capital, LLC, an SEC registered investment advisor, and its affiliates. The address for all entities and individuals affiliated with H.I.G. BioVentures is 1450 Brickell Ave., Suite 3100, Miami, FL 33131.

(4)      Consists of (i) 2,472,041 shares of New Blue Water common stock to be directly held by Thomas, McNerney & Partners, L.P., or TMP, (ii) 3,072,280 shares of New Blue Water common stock to be directly held by Thomas, McNerney & Partners II, L.P., or TMP II, (iii) 8,662 shares of New Blue Water common stock to be directly held by TMP Nominee, LLC, or TMP Nominee (iv) 20,387 shares of New Blue Water common stock to be held by TMP Nominee II, LLC or TMP Nominee II, (v) 1,763 shares of New Blue Water common stock to be directly held by TMP Associates, L.P., or TMP Associates and (vi) 11,303 shares of

New Blue Water common stock to be directly held by TMP Associates II. L.P. or, TMP Associates II. TMP GP, the general partner of TMP, TMP II, TMP Associates and TMP Associates II, has voting and dispositive power over the shares held by TMP, TMP II, TMP Associates and TMP Associates II. In addition, each of TMP Nominee and TMP Nominee II has entered into an agreement that it shall vote and dispose of securities in the same manner as directed by TMP GP with respect to the shares held by TMP and TMP Associates and as directed by TMP GP II with respect to shares held by TMP II and TMP Associates II. James Thomas is manager of TMP GP and TMP GP II, and of TMP Nominee and TMP Nominee II. He disclaims beneficial ownership of the shares owned by TMP, TMP II, TMP Nominee, TMP Nominee II, TMP Associates and TMP Associates II. The address for all entities and individuals affiliated with Thomas, McNerney is c/o Thomas, McNerney & Partners, L.P., 12527 Central Avenue NE, #297, Minneapolis, MN 55434.

(5)      Consists of 3,668,158 shares of New Blue Water common stock to be directly held by CBC SPVI Ltd. The address for CBC SPVI Ltd. is Suites 3306-3307, Two Exchange Square, 8 Connaught Place, Central, Hong Kong.

(6)      Joseph Hernandez, Blue Water’s Chairman and Chief Executive Officer, is the managing member of the Sponsor, and as such may be deemed to have sole voting and investment discretion with respect to the securities held by the Sponsor.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The following persons are expected to be elected or appointed by the Blue Water board to serve as executive officers and directors following the Business Combination.

Name	Age	Position(s)
Kimberly Murphy(1)	58	Class III Director and Chair of the Board
Joseph Hernandez(1)	48	Class III Director
Robert E. Dudley(2)	66	Class III Director, President and Chief Executive Officer
Elizabeth A. Cermak(2)	63	Class II Director
Mark A. Prygocki, Sr.(2)	55	Class II Director
Alex Zisson(2)	51	Class I Director
John Amory(2)	54	Class I Director
Richard Peterson	53	Chief Financial Officer
Frank Jaeger	51	Chief Commercial Officer
Steve Bourne	59	Chief Administrative Officer

____________

(1)      Blue Water Designee

(2)      Clarus Designee

Information regarding the executive officers and directors following the Business Combination is set forth below:

Executive Officers

Robert E. Dudley, Ph.D. has served as Clarus’s Chief Executive Officer, President and Chairman of the board of directors since February 2004. Prior to that, from 2001 to 2003, he served as President and Chief Executive Officer and a member of the board of directors of Anagen Therapeutics, Inc., a private biopharmaceutical company. From 1994 to 1999, he held several senior level executive positions at Unimed Pharmaceuticals, Inc. (“Unimed”), a public company acquired by Solvay Pharmaceuticals in 1999, and from 1999 to 2001 he served as Unimed’s President and Chief Executive Officer and was a member of its board of directors, during which time Unimed received FDA approval for and launched AndroGel. Dr. Dudley received a B.S. in Biology from Pepperdine University, Seaver College, an M.S. in Biology from University of New Mexico, and a Ph.D., with honors, in Pharmacology and Toxicology from the University of Kansas School of Medicine. Dr. Dudley is also a board-certified toxicologist. Dr. Dudley’s experience as a scientist with a leading role in commercializing the market leading T-replacement therapy, coupled with an insider’s perspective his role as our Chief Executive Officer brings to board discussions, provide him with the qualifications and skills to serve as a director.

Richard Peterson has served as Clarus’s Chief Financial Officer since February 2021. Prior to joining Clarus, Mr. Peterson served as Chief Financial Officer for several clinical stage biopharmaceutical companies, most recently at Botanix Pharmaceutical, Ltd. (ASX:BOT) (from August 2019 to May 2020). Prior to this role, Mr. Peterson served as Chief Financial Officer at Dermavant Sciences Inc. (from March 2018 to February 2019), Sienna Biopharmaceuticals, Inc., a biopharmaceutical company (Nasdaq:SNNA) (“Sienna”) (from March 2017 to March 2018), and Novan, Inc. (Nasdaq:NOVN) (“Novan”) (from September 2015 to March 2017). Mr. Peterson also served as Chief Financial Officer of Medicis Pharmaceutical Corporation (“Medicis”), a commercial pharmaceutical company from June 1995 to December, 2012. Under Mr. Peterson’s leadership, Novan and Sienna completed successful initial public offerings. While at Medicis, he played an integral role in guiding the company’s tremendous growth, which resulted in its acquisition for $2.6 billion by Valeant Pharmaceuticals International. Mr. Peterson began his career with PricewaterhouseCoopers, after receiving a degree in accountancy from Arizona State University.

Steven A. Bourne has served as Clarus’s Chief Administrative Officer since February 2021 and as its Secretary and Treasurer since February 2004. He previously served as Clarus’s Chief Financial Officer from February 2004 to February 2021. Prior to that, from 2002 to 2003, he served as Chief Financial Officer, Secretary and Treasurer at Anagen Therapeutics, Inc., a private biopharmaceutical company. Further, Mr. Bourne served as Controller, Secretary and Treasurer of Aksys, Ltd., a public medical device company, from 1996 to 2001. Mr. Bourne received a B.S. in Accounting from Miami University and is a Certified Public Accountant.

Frank Jaeger has served as Clarus’s Chief Commercial Officer since September 2019. At Clarus, Mr. Jaeger is responsible for all commercial matters of sales, marketing, commercial operations and market access for JATENZO. Prior to his joining Clarus, Mr. Jaeger served as the Regional Sales Director at AbbVie Inc. (NYSE:ABBV) from January 2014 to August 2019, where he was responsible for sales of AndroGel and Synthroid for the West Region in the Metabolics division. Mr. Jaeger received a B.A. in Psychology and an M.A. in Clinical Psychology from the University of Illinois at Chicago and he received a M.B.A. from the Lake Forest Graduate School of Management.

Key Employees

Jay Newmark, M.D. has served as Clarus’s Chief Medical Officer since December 2019. Prior to joining Clarus, Dr. Newmark was an independent urologist in private practice for 16 years, establishing himself as a leading voice in men’s health. Dr. Newmark served as Senior Director of Medical Affairs (Medical Diagnostics) at Genomic health from April 2018 to August 2019 and Senior Director of Medical Affairs (Medical Diagnostics) at OPKO Health (Nasdaq:OPK) from to August 2014 to April 2018, and has worked closely with both commercial development organizations and academic researchers to design clinical trial protocols and co-author publications in oncology and urology. Dr. Newmark received his M.D. from the University of Michigan Medical School and completed his residency in urology at The Johns Hopkins Hospital. Dr. Newmark also holds an M.B.A. from the University of Chicago.

James Holloway has served as Clarus’s Vice President of Manufacturing and Supply since October 2019 and will become Senior Vice President of Manufacturing and Supply of the Combined Entity. Mr. Holloway has extensive experience in pharmaceutical manufacturing operations. Prior to joining Clarus, Mr. Holloway served at CareFusion (now BD Medical) (NYSE: BDX) (March 2011 to May 2018), and previously also held roles at Boehringer Ingelheim, Pfizer, Catalent, Cardinal Health and DSM Pharmaceuticals, Mr. Holloway received a B.S. and M.Sc. in organic chemistry from Fisk University.

Non-Management Directors

Kimberly Murphy, Blue Water’s director, has more than 25 years of experience at leading pharmaceutical companies including Novartis (NYSE:NVS) and Merck & Co (NYSE:MRK). In her distinguished career at Merck, she rose through various public affairs and business roles to leadership positions as Region Marketer for U.S. Commercial Operations, U.S. Marketing Leader for Adult Vaccines and Director of the HPV/Gardasil Franchise. Most recently, Ms. Murphy served as the Vice President and Global Vaccines Commercialization Leader, Influenza Franchise, at GlaxoSmithKline (NYSE:GSK). Ms. Murphy was with GSK from 2011 through 2019, serving as VP of US Vaccines Customer Strategy from October 2012 to June 2014, then VP of the North America Vaccines Integration Planning from June 2014 to May 2015, followed by VP and Global Marketing Head for the Shingles Vaccines from May 2015 to February 2016, before transitioning to the Global Vaccines Commercialization Leader for the Influenza Franchise. Kim has Board and Advisory experience that includes serving on the boards of Oragenics, Inc. (NYSE: OGEN) and Blue Water Vaccines, Inc., as well as the GSK Representative to the Biotechnology Industry Organization’s Biodefense Advisory Council, and on the St. Joseph’s University Pharmaceutical & Healthcare Marketing MBA Program’s Advisory Board. Ms. Murphy received a B.A. in English from Old Dominion University, a M.B.A. in Marketing from St. Joseph’s University, and the Marketing Excellence Program from the Wharton School of University of Pennsylvania. She is well qualified to serve on our Board due to her extensive experience in the healthcare industry.

Joseph Hernandez, Blue Water’s Chairman and Chief Executive Officer, is an entrepreneurial leader with over 25 years of experience in the healthcare field. He has a background in company creation, early-stage technology development, as well as private and public market financing. He brings leadership to the team, backed by a strong educational foundation in biology, medicine, molecular genetics, microbiology, epidemiology, marketing, and finance. Over the course of his career, he has founded or led eight entrepreneurial companies in cutting edge areas of healthcare and pharmaceuticals. After years of building his career at Merck & Co. (NYSE:MRK) from to December 1998 to January 2001 and Digene (acquired by Qiagen (NYSE:QGEN)) from 2005 to 2009, Mr. Hernandez founded and became the President and CEO of Innovative Biosensors from 2004 to 2009. Later, Mr. Hernandez served as the Founder and Chairman of Microlin Bio Inc. from August 2013 to January 2017 and as Chairman of the Board of Ember Therapeutics (OTCMKTS:EMBT) from April 2014 to January 2019. He was also the Chairman of Sydys Corporation from May 2016 to January 2019. In 2018, Mr.Hernandez founded Blue Water Vaccines, an early-stage biotechnology company focused on manufacturing a universal influenza vaccine in partnership with the University of Oxford in England. He has served as Chairman of Blue Water Vaccines, Inc. since January 2019. Most recently, in January 2020, he founded and in May 2020 sold Noachis Terra, Inc. (acquired by Oragenics (NYSE:OGEN)) a company developing a vaccine for COVID-19. Mr.Hernandez brings experience in managing and interacting with diverse cultures, high level executives, and elected officials, to the team. Mr. Hernandez received a B.S. in Neuroscience, M.S. in Molecular Genetics and Microbiology from the University of Florida and a MBA from the University of Florida, and is currently pursuing a MSc in Chronic Disease Epidemiology and Biostatistics from Yale University. He is well qualified to serve on our Board due to his extensive biotech entrepreneurship and early-stage technology development experience in the healthcare industry.

Elizabeth A. Cermak has served as a member of Clarus’s board of directors since July 2014. Ms. Cermak also serves on the board of directors of Moleculin Biotech, Inc. (Nasdaq: MBRX) and the board of directors of QUE Oncology, a private company. She has also served on the board of directors of SteadyMed Therapeutics (Nasdaq: STDY) from 2015 to 2018, a public company acquired by United Therapeutics. From 2009 to 2013, Ms. Cermak was the Chief Commercial Officer and Executive Vice President at POZEN, now Aralez Pharmaceuticals. As Chief Commercial Officer at POZEN, Ms. Cermak developed the commercial strategy and launch plans for the Company’s first self-marketed product, and signed licensing deals with Johnson & Johnson, Desitin, and Sanofi. Prior to joining POZEN, Ms. Cermak worked at Johnson & Johnson for 25 years, serving most recently as World-Wide Vice President Personal Products Franchise and Vice President Professional Sales & Marketing. Ms. Cermak received a B.A. in accounting and Spanish from Franklin & Marshall College and an M.B.A. from Drexel University. Ms. Cermak’s robust business experience, with a focus in life science companies, including public companies, provides her with the qualifications and skills to serve as a director.

Alex Zisson has served as a member of Clarus’s board of directors since February 2004. Since January 2016, Mr. Zisson has been a Managing Director at H.I.G. BioHealth Partners, focusing on pharmaceuticals, genetics, drug delivery and specialty pharma and biotechnology. Prior to this role, from 2002 to 2016, he served as a Venture Investor and Partner at Thomas, McNerney, where he focused on investment opportunities in the life sciences sector. Prior to that, Mr. Zisson spent 11 years in the research department at Hambrecht & Quist, an investment bank (and its successor firms Chase H&Q and JPMorgan H&Q), from 1991 to 2002, including serving as Managing Director from 1997 to 2002 and as the firm’s Health Care Strategist following the merger of Chase H&Q and JPMorgan. Mr. Zisson also serves on the board of directors of a number of private companies, including Leiters Pharmacy, Neurana Pharmaceuticals, Taconic Biosciences and BioVectra Inc. Mr. Zisson received an A.B. in History from Brown University. Mr. Zisson’s experience as a healthcare strategist combined with his experience in investing in life science companies provides him with the qualifications and skills to serve as a director.

Mark A. Prygocki, Sr. has served as a member of Clarus’s board of directors since July 2014. From January 2017 until January 2020, he served as President, Chief Executive Officer and a member of the Board of Directors of Illustris Pharmaceuticals, Inc., (“Illustris”) a privately held bio-development company. Prior to joining Illustris, Mr. Prygocki worked at Medicis for more than 20 years and served most recently at Medicis as President from 2010 to 2012. Prior to that, Mr. Prygocki held several senior-level positions at Medicis, including Chief Operating Officer, Executive Vice President, and Chief Financial Officer and Treasurer. Since 2012, Mr. Prygocki has served as a consultant to the pharmaceutical and retail industries through his consulting company. Mr. Prygocki’s previous experience includes work at Citigroup, an investment banking firm, in the regulatory reporting division and several years in the audit department of Ernst & Young, LLP. Mr. Prygocki currently serves on the board of directors of Verrica Pharmaceuticals, Inc. (Nasdaq: VRCA), since 2018 and is Chairman of its audit committee. Mr. Prygocki also served on the board of directors of Revance Therapeutics, Inc. within the last five years. He is certified by the American Institute of Certified Public Accountants. Mr. Prygocki serves on the board of Whispering Hope Ranch Foundation, a non-profit organization that assists children with special needs. Mr. Prygocki holds a B.A. in accounting from Pace University. Mr. Prygocki’s operating experience and financial expertise in the life science companies provides him with the qualifications and skills to serve as a director.

John A. Amory, M.D., M.P.H, M.Sc. is expected to join the board of directors in connection with the closing of the Business Combination. Since July 2011, Dr. Amory has served as a Professor of Medicine at the University of Washington in Seattle. Prior to this role, he served as a member of the faculty of the University of Washington since 1997. Dr. Amory has published more than 154 peer-reviewed papers in the field of male reproduction and his areas of research include male infertility, testosterone deficiency and the development of novel male contraceptives. Dr. Amory earned his M.D. from the University of California — San Francisco and both his M.P.H. and M.Sc. (pharmaceutics) from the University of Washington. Dr. Amory’s knowledge and expertise in the industry provide him with the qualifications and skills to serve as a director.

Board of Directors

The Combined Entity’s board of directors, upon the closing of the Business Combination, will consist of seven members, including Clarus’s President and Chief Executive Officer. In accordance with the Amended Charter to be filed, immediately after the consummation of the Business Combination, the board of directors of New Blue Water will be divided into three classes, Classes I, II and III, each to serve a three year term, except for the initial term after the Closing, for which the Class I directors will be up for reelection at the first annual meeting of stockholders occurring after the Closing, and for which the Class II directors will be up for reelection at the second annual meeting of stockholders occurring after the Closing. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. Directors will not be able to be removed during their term except for cause, and then only by the affirmative vote of only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors. The directors will be divided among the three classes as follows:

•        the Class I directors will be Alex Zisson and John Amory, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•        the Class II directors will be Mark Prygocki and Elizabeth Cermak, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•        the Class III directors will be Robert Dudley, Kimberly Murphy and Joseph Hernandez, and their terms will expire at the annual meeting of stockholders to be held in 2024.

The Combined Entity expects that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

Under the listing requirements and rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors and of certain board committees. Following the Business Combination, the Combined Entity’s board of directors will review the composition of the board and committees of the Combined Entity and the independence of each director.

Committees of the Board of Directors

The Combined Entity’s board of directors will have the authority to appoint committees to perform certain management and administration functions. Blue Water’s current board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. Following the Closing, the charters for each of these committees will be available on the Combined Entity’s website.

Audit Committee

The audit committee of the board of directors of the Combined Entity is expected to consist of Elizabeth Cermak, Joseph Hernandez and Mark Prygocki. Blue Water’s board of directors has determined each proposed member is independent under the Nasdaq listing standards and Rule 10A-3(b)(1) under the Exchange Act. The chairperson of the audit committee is expected to be Mr. Prygocki. Mr. Prygocki also qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq.

The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

•        selecting a qualified firm to serve as the independent registered public accounting firm to audit the Combined Entity’s financial statements;

•        helping to ensure the independence and performance of the independent registered public accounting firm;

•        discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•        developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•        reviewing policies on risk assessment and risk management;

•        reviewing related party transactions;

•        obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes the Combined Entity’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•        approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee of the Combined Entity’s board of directors is expected to consist of Joseph Hernandez, Kimberly Murphy and Alex Zisson. Blue Water’s board of directors has determined each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chairperson of the compensation committee is expected to be Mr. Zisson. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate.

Specific responsibilities of the compensation committee will include:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to the Combined Entity’s Chief Executive Officer’s compensation, evaluating the Combined Entity’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Combined Entity’s Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of the Combined Entity’s other executive officers;

•        reviewing and recommending to the Combined Entity’s board of directors the compensation of the Combined Entity’s directors;

•        reviewing the Combined Entity’s executive compensation policies and plans;

•        reviewing and approving, or recommending that the Combined Entity’s board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for the Combined Entity’s executive officers and other senior management, as appropriate;

•        administering the Combined Entity’s incentive compensation equity-based incentive plans;

•        selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

•        assisting management in complying with the Combined Entity’s proxy statement and annual report disclosure requirements;

•        if required, producing a report on executive compensation to be included in the Combined Entity’s annual proxy statement;

•        reviewing and establishing general policies relating to compensation and benefits of the Combined Entity’s employees; and

•        reviewing the Combined Entity’s overall compensation philosophy.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of the Combined Entity’s board of directors is expected to consist of John Amory, Elizabeth Cermak and Kimberly Murphy. Blue Water’s board of directors has determined each proposed member is independent under Nasdaq listing standards. The chairperson of the nominating and corporate governance committee is expected to be Ms. Cermak.

Specific responsibilities of the nominating and corporate governance committee include:

•        identifying, evaluating and selecting, or recommending that the Combined Entity’s board of directors approve, nominees for election to the Combined Entity’s board of directors;

•        evaluating the performance of the Combined Entity’s board of directors and of individual directors;

•        reviewing developments in corporate governance practices;

•        evaluating the adequacy of the Combined Entity’s corporate governance practices and reporting;

•        reviewing management succession plans; and

•        developing and making recommendations to the Combined Entity’s board of directors regarding corporate governance guidelines and matters.

Code of Business Conduct and Ethics

The Combined Entity will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. Following the Closing, the Code of Business Conduct and Ethics will be available on the Combined Entity’s website at https://clarustherapeutics.com/. Information contained on or accessible through such website is not a part of this prospectus/proxy statement, and the inclusion of the website address in this prospectus/proxy statement is an inactive textual reference only. The Combined Entity intends to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

No member of Combined Entity’s compensation committee has ever been an officer or employee of either company. None of Combined Entity’s expected executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on either company’s compensation committee.

EXECUTIVE COMPENSATION OF CLARUS

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Clarus,” “we,” “us” or “our” refers to Clarus Therapeutics, Inc. prior to the consummation of the Business Combination and to the Combined Entity and its consolidated subsidiaries following the Business Combination. As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “emerging growth companies” and “smaller reporting companies” as such terms are defined in the Securities Act and the Exchange Act, and the rules promulgated thereunder.

This section discusses the material components of the executive compensation program offered to the executive officers of Clarus who would have been “named executive officers” for 2020 and who will serve as the executive officers of the Combined Entity following the consummation of the Business Combination. Such executive officers consist of the following persons, referred to herein as our named executive officers (the “NEOs”):

•        Robert E. Dudley, Ph.D., President and Chief Executive Officer

•        Steven A. Bourne, Chief Administrative Officer

•        Frank A. Jaeger, Chief Commercial Officer

Each of our NEOs will serve the Combined Entity in the same capacities after the closing of the Business Combination.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the closing of the Business Combination could vary significantly from our historical practices and currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table presents information regarding the total compensation awarded to and earned by our named executive officers for services rendered to Clarus in all capacities in fiscal year ended December 31, 2020, or Fiscal Year 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Nonequity Incentive Plan Compensation ($)(2)	Total ($)
Robert E. Dudley President and Chief Executive Officer	2020	410,000	—	—	147,600	557,600
Steven A. Bourne Chief Administrative Officer	2020	325,000	—	—	85,830	410,830
Frank A. Jaeger Chief Commercial Officer	2020	325,000	—	24,500	89,234	438,734

____________

(1)      The amounts reported represent the aggregate grant date fair value of the stock option awards granted to our named executive officer during 2020, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock option awards reported in this column are set forth in Note 10 of our audited financial statements included elsewhere in this proxy statement/prospectus. The amounts reported in this column reflect the accounting cost for these stock option awards and do not correspond to the actual economic value that may be received by our named executive officers upon the exercise of the stock option awards or any sale of the underlying shares of Clarus common stock.

(2)      Reflects amounts earned in Fiscal Year 2020. Bonuses will be paid following closing of the Business Combination.

Narrative Disclosure to the Summary Compensation Table

2020 Base Salaries

Each of the named executive officers is paid a base salary commensurate with his skill set, experience, performance, role and responsibilities. For Fiscal Year 2020, the base salaries for Dr. Dudley and Messrs. Bourne and Jaeger were $410,000, $325,000 and $325,000, respectively.

Annual Cash Bonuses

During the year ended December 31, 2020, each NEO was eligible to earn an annual discretionary bonus based on the achievement of corporate and individual objectives. For the year ended December 31, 2020, the earned annual bonuses for Dr. Dudley and Messrs. Bourne and Jaeger were $147,600, $85,830 and $89,234, respectively. These amounts will be paid following closing of the Business Combination.

Equity Incentive Plan

We sponsor the Clarus Therapeutics, Inc. 2014 Stock Option and Incentive Plan (as amended from time to time, the “2014 Plan”), pursuant to which we have granted option awards to certain service providers of the Company, including our NEOs. During the fiscal year ended December 31, 2020, we granted a stock option to purchase 350,000 shares of our common stock under the 2014 Plan to Mr. Jaeger. These awards are described in more detail in the “Outstanding Equity Awards at 2020 Fiscal Year-End” table.

Employment Agreements with Our Named Executive Officers

The terms of the existing offer letters with each of Clarus’s NEOs for the year ended December 31, 2020, that are expected to be executive officers of the Combined Entity are described below. Following the closing of the Merger, the Combined Entity expects to enter into revised employment offer letters with each of Clarus’s executive officers.

Robert E. Dudley.    We entered into an employment agreement with Dr. Robert E. Dudley effective as of February 13, 2004 (as amended from time to time, the “Dudley Employment Agreement”). Dr. Dudley currently serves as our President and Chief Executive Officer. The Dudley Employment Agreement provides for the terms and conditions of Dr. Dudley’s employment and sets forth his initial annual base salary, his initial target annual bonus, eligibility to participate in our equity incentive plans, and his eligibility to participate in our benefit plans generally.

Pursuant to the Dudley Employment Agreement, if Dr. Dudley’s employment is terminated without “cause” or if he resigns with “good reason”, as each such term is defined in the Dudley Employment Agreement, Dr. Dudley will be entitled to receive the following severance benefits, subject to his execution of an irrevocable separation agreement: (A) a lump-sum payment equal to twelve (12) months of his then-current base salary; (B) reimbursement for COBRA premium for himself and his dependents for up to twelve (12) months following his separation (or, if the Company has not secured group medical coverage, monthly payment of actual costs incurred by the executive to obtain medical coverage comparable to that he had immediately before joining Clarus, for a period of twelve (12) months following his termination); (C) a prorated portion of any annual bonus that would otherwise have been awarded for services rendered up to date of termination; and (D) company-paid executive-level outplacement services at a cost of up to $30,000. If Dr. Dudley is terminated due to death or disability, the Company shall pay for one year of continuation of health insurance that Dr. Dudley received during the term of his employment or other insurance comparable thereto, as well as a pro-rated annual bonus based on actual performance. The Dudley Employment Agreement also contains certain post-termination restrictive covenants, including (i) perpetual confidentiality, (ii) non-competition restriction during the term of his employment and for a one-year period thereafter, (iii) and non-solicitation of employees and customers during the term of his employment and for a one-year period thereafter. The Dudley Employment Agreement is governed and construed in accordance with the laws of the State of Illinois without regard to its principles regarding choice of law.

Following the closing of the Merger, the Combined Entity intends to enter into a new offer letter with Dr. Dudley reflecting his position as Chief Executive Officer of a public company.

Steven A. Bourne.    We entered into an offer letter with Steven A. Bourne effective as of February 16, 2004 (as amended from time to time, the “Bourne Offer Letter”). Mr. Bourne currently serves as our Chief Administrative Officer. The Bourne Offer Letter provides for Mr. Bourne’s employment and sets forth his initial annual base salary and initial equity grants. Pursuant to the Bourne Offer Letter, if Mr. Bourne’s employment is terminated without “cause” or if there is a “change of control” (as defined in the Bourne Offer Letter), Mr. Bourne will be entitled to receive, subject to his execution of an irrevocable separation agreement, continuation of salary (at the rate then in effect) and health insurance benefits for up to six (6) months after the date of termination or until he obtains comparable employment (if earlier).

Following the closing of the Merger, the Combined Entity intends to enter into a new offer letter with Mr. Bourne reflecting his position as Chief Administrative Officer of a public company.

Frank A. Jaeger.    We entered into an offer letter with Frank A. Jaeger effective as of September 30, 2019 (the “Jaeger Offer Letter”). Mr. Jaeger currently serves as our Chief Commercial Officer. The Jaeger Offer Letter provides for Mr. Jaeger’s employment and sets forth his initial annual base salary, initial bonus opportunity, initial equity grant, and eligibility to participate in our benefit plans generally. Pursuant to the Jaeger Offer Letter, if Mr. Jaeger’s employment is terminated without “cause” or if he resigns with “good reason”, as each such term is defined in the Jaeger Offer Letter, Mr. Jaeger will be entitled to receive, subject to his execution of an irrevocable separation agreement, continuation of salary for six (6) months following the separation date.

Following the closing of the Merger, the Combined Entity intends to enter into a new offer letter with Mr. Jaeger reflecting his position as Chief Commercial Officer of a public company.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each of its named executive officers as of December 31, 2020.

			Option awards(1)								Stock awards
Name	Grant date	Vesting commencement date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Robert E. Dudley	9/9/2011(1)	9/9/2011	570,000		—		0.99	9/9/2021	—	—	—	—
	1/22/2015(2)	1/22/2015	58,823	(3)	—		2.93	1/22/2025
	6/2/2016(2)	6/2/2016	128,000	(3)	—		1.32	6/2/2026
	7/17/2017(2)	7/17/2017	125,525	(4)	21,431	(4)	2.14	7/17/2027
	12/15/2017(2)	12/15/2017	129,000	(4)	43,000	(4)	2.13	12/15/2027
Steven A. Bourne	9/9/2011(1)	9/9/2011	95,000	(3)	—		0.99	9/9/2021	—	—	—	—
	1/22/2015(2)	1/22/2015	31,512	(3)	—		2.93	1/22/2025
	6/2/2016(2)	6/2/2016	80,000	(3)	—		1.32	6/2/2026
	7/17/2017(2)	7/17/2017	55,521	(4)	9,479	(4)	2.14	7/17/2027
	12/15/2017(2)	12/15/2017	73,125	(4)	24,375	(4)	2.13	12/15/2027
Frank A. Jaeger	12/18/2020(2)	9/23/2019	109,375	(4)	240,375	(4)	2.69	12/18/2030	—	—	—	—

____________

(1)      This equity award was granted under and is subject to the terms of our 2004 Stock Incentive Plan (the “2004 Plan”), as well as certain acceleration of vesting rights under the NEO’s employment agreement or offer letter, as applicable. This equity award will be cancelled and extinguished as of the Closing.

(2)      This equity award was granted under and is subject to the terms of our 2014 Plan, as well as certain acceleration of vesting rights under the NEO’s employment agreement or offer letter, as applicable. This equity award will be cancelled and extinguished as of the Closing.

(3)      This grant was fully vested on December 31, 2020.

(4)      ¼ of the shares subject to this stock option vest on the one year anniversary of the vesting commencement date, and 1/48 of the shares subject to the stock option vest on a monthly basis thereafter, in each case, subject to the NEO’s continued service relationship through each applicable vesting date.

Employee benefit and equity compensation plans and arrangements

2004 Stock Incentive Plan

The 2004 Plan allows for the grant of incentive stock options to our employees and any of our subsidiary corporations’ employees, and for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, unrestricted stock, and restricted stock units awards to our employees, officers, directors and consultants of ours and our subsidiary corporations. Our 2004 Plan will be terminated in connection with the Closing, and accordingly, no shares will be available for future issuance under the 2004 Plan following the Closing. In addition, all outstanding awards granted under the 2004 Plan will be cancelled and extinguished.

As of December 31, 2020, options to purchase up to 722,500 shares of common stock were outstanding under the 2004 Plan.

2014 Stock Option and Incentive Plan

The 2014 Plan allows for the grant of incentive stock options to our employees and any of our subsidiary corporations’ employees, and for the grant of incentive stock options, nonqualified stock options and restricted stock awards to our employees, officers, directors and consultants of ours and our subsidiary corporations. Our 2014 Plan will be terminated in connection with the Closing, and accordingly, no shares will be available for future issuance under the 2014 Plan following the Closing. In addition, all outstanding awards granted under the 2014 Plan will be cancelled and extinguished as of the Closing.

As of December 31, 2020, options to purchase up to 3,092,159 shares of common stock were outstanding under the 2014 Plan.

2021 Stock Option and Incentive Plan

The 2021 Plan was adopted by Blue Water’s board of directors on July 16, 2021. Under the 2021 Plan, we have initially reserved for issuance an aggregate of 3.8 million shares of our common stock. The terms, eligibility and administration of our 2021 Plan is described in further detail in the section entitled “The Incentive Plan Proposal”.

2021 Employee Stock Purchase Plan

The 2021 ESPP was adopted by the Board of Directors on July 16, 2021. Under the 2021 ESPP, we have initially reserved for issuance an aggregate of 380,000 shares of our common stock. The terms, eligibility and administration of our ESPP is described in further detail in the section entitled “The ESPP Proposal”.

DIRECTOR COMPENSATION

During Fiscal Year 2020, we did not provide any compensation to our non-employee directors who were associated with Thomas, McNerney & Partners, H.I.G. BioHealth Partners and C-Bridge Capital Partners, LLC for their services on our board of directors. While we did not have a formal non-employee director compensation program prior to the Business Combination, Ms. Cermak and Mr. Prygocki each received an annual cash retainer of $30,000, paid on a quarterly basis.

2020 Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee director of our board of directors during Fiscal Year 2020. Dr. Dudley, our President and Chief Executive Officer, did not receive any additional compensation from us for his services on our board of directors. The compensation received by Dr. Dudley as an NEO is set forth above in “Executive Compensation—2020 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Alex Zisson(2)	—		—	—
Bruce Robertson(3)	—		—	—
Elizabeth Cermak(4)	30,000		32,740	—		62,740
James Thomas(5)	—		—	—
Mark A. Prygocki(6)	16,250	(7)	479,109	131,162	(8)	626,521
Mengjiao Jiang(7)	—		—	—

____________

(1)      The amounts reported represent the aggregate grant date fair value of the stock option awards granted to non-employee directors during 2020, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock option awards reported in this column are set forth in note 10 of our audited financial statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for these stock option awards and do not correspond to the actual economic value that may be received by our non-employee directors upon the exercise of the stock option awards or any sale of the underlying shares of Clarus common stock.

(2)      As of December 31, 2020, Mr. Zisson did not hold any outstanding awards.

(3)      As of December 31, 2020, Mr. Robertson did not hold any outstanding awards.

(4)      As of December 31, 2020, Ms. Cermak held stock options to purchase a total of 121,520 shares of Clarus common stock.

(5)      As of December 31, 2020, Mr. Thomas did not hold any outstanding awards.

(6)      As of December 31, 2020, Mr. Prygocki held stock options to purchase a total of 475,781 shares of Clarus common stock.

(7)      Mr. Prygocki was appointed, temporarily, as an Executive Director of our board of directors on July 15, 2020 and ceased to receive any cash retainer for board services as of such date and until such time that he no longer held the Executive Director position. Mr. Prygocki’s role as Executive Director ceased on May 15, 2021.

(8)      Represents amounts paid to Mr. Prygocki for service as a director, consisting of the $128,125 in cash compensation and $3,037 for medical insurance premiums. In connection with Mr. Prygocki’s appointment as an Executive Director of our board of directors, our board approved the following compensation to Mr. Prygocki: (i) a cash payment in an amount equal to 70% of our Chief Executive Officer’s salary, payable on a monthly basis, if Mr. Prygocki is not eligible for and has not elected coverage under our healthcare plans, (ii) a cash payment amount equal to 60% of our Chief Executive Officer’s salary, payable on a monthly basis, if Mr. Prygocki is eligible for and has elected coverage under our healthcare plans, and (iii) eligibility to receive an annual bonus in an amount of up to 60% of our Chief Executive Officer’s bonus, contingent upon achievement of certain performance measures as determined by our board of directors in its sole discretion

(9)      As of December 31, 2020, Ms. Jiang did not hold any outstanding awards.

In connection with the Business Combination, we intend to adopt a non-employee director compensation policy that will become effective upon completion of the Business Combination and will be designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to the long-term success of the company.

Under the contemplated policy, our non-employee directors are expected to be eligible to receive cash retainers (which will be prorated for partial years of service) and equity awards.

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director of the Combined Entity in a calendar year will not exceed $1,000,000 in the first calendar year such individual becomes a non-employee director and $650,000 in any other calendar year.

We will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the board of directors and committees thereof. Employee directors will receive no additional compensation for their service as a director.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Blue Water

Certain Relationships and Related Transactions

On June 30, 2020, we issued an aggregate of 1,437,500 Founder Shares to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.017 per share. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the Blue Water IPO. The Founder Shares (including the Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

On December 17, 2020, the Sponsor purchased an aggregate of 3,445,000 Placement Warrants for a purchase price of $1.00 per warrant, for an aggregate purchase price of $3,445,000, in a private placement that occurred simultaneously with the closing of the Blue Water IPO. Each Placement Warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share. The Placement Warrants (including the Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Commencing December 2020, we paid the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our Sponsor, officers and directors, or any affiliate of our Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. We do not have a policy that prohibits our Sponsor, executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Prior to the consummation of our Initial Public Offering, the Sponsor loaned us approximately $157,000 under an unsecured promissory note, which were used for a portion of the expenses of our Initial Public Offering. The loan was non-interest bearing and unsecured and was repaid in full on December 17, 2020 out of the offering proceeds that were allocated to the payment of offering expenses (other than underwriting commissions).

If we anticipate that we may not be able to consummate an initial business combination by December 17, 2021, we may, by resolution of our board if requested by the Sponsor, extend the period of time to consummate an initial business combination up to two times, each by an additional three months (up to June 17, 2022), subject to the Sponsor depositing additional funds into the Trust Account as set out below. Pursuant to the terms of Blue Water Charter and the trust agreement entered into between us and Continental Stock Transfer & Trust Company, in order for the time available for us to consummate our initial business combination to be extended, the Sponsor or its affiliates or designees, upon five business days’ advance notice prior to the applicable deadline, must deposit into the Trust Account $575,000 ($0.10 per unit), on or prior to the date of the applicable deadline, for each of the available three month extensions, providing a total possible business combination period of 18 months at a total payment value of $1,150,000 ($0.10 per unit). Any such payments would be made in the form of non-interest bearing loans. If we complete an initial business combination, we will, at the option of the Sponsor, repay such loaned amounts out of the proceeds of the Trust Account released to us or convert a portion or all of the total loan amount into Extension Warrants at a price of $1.00 per warrant, which warrants will be identical to the Placement Warrants. If we do not complete an initial business combination, we will repay such loans only from funds held outside of the Trust Account. Furthermore, the letter agreement with our initial stockholders contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loans to the extent there is insufficient funds held outside of the Trust Account in the event that we do not complete an initial business combination. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for us to complete an initial business combination.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or its affiliate or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. As of May 13, 2021, Blue Water had not obtained any working capital loan. Up to $1,500,000 of such loans may be convertible into warrants (which we refer to in this proxy statement/prospectus as Working Capital Warrants) at a price of $1.00 per warrant at the option of the lender. The Working Capital Warrants would be identical to the Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by the Sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the Combined Entity with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

We have entered into a registration rights agreement with respect to the Founder Shares, the Placement Warrants, the Working Capital Warrants (if any), the Extension Warrants (if any) and the shares of Class A common stock issuable upon exercise of the foregoing and upon conversion of the Founder Shares.

Clarus

Other than compensation arrangements, the following is a summary of the transactions and series of similar transactions since January 1, 2018, or any currently proposed transactions, to which Clarus was a participant or will be a participant, in which:

•        the amounts involved exceeded or will exceed $120,000; and

•        any of Clarus’s directors, executive officers or holders of more than 5% of Clarus’s voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for Clarus’s directors and named executive officers are described elsewhere in this prospectus/proxy statement.

Sales and Purchases of Securities

2018 Note Financings

On February 13, 2018, Clarus entered into a note purchase agreement (the “February Notes”) pursuant to which its existing investors committed to purchase convertible promissory notes.

On August 16, 2018, Clarus entered into a note purchase agreement (the “August Notes”, and together with the February Notes, the “Notes”), pursuant to which its existing investors committed to purchase convertible promissory notes. The August Notes were amended on June 7, 2019, March 17, 2021 and April 26, 2021 to allow for subsequent closings and certain mandatory conversion rights.

The Notes are subject to certain mandatory conversion rights such that if the conditions are met, the Notes shall convert to Mandatory Conversion Stock (as defined in the August Notes). Further, in the event of a SPAC Transaction (as defined in the August Notes), if the August Notes have not been previously converted, the note holder will receive the number of shares of common stock of the SPAC Acquirer (as defined in the August Notes) equal to the quotient obtained by dividing (A) the outstanding principal balance of the August Note and any interest accrued and unpaid as of immediately prior to the SPAC Transaction by (B) (i) if the August Notes was issued prior to April 2021, $10.20, or (ii) if the August Notes were issued in or after April 2021, $10.00.

The following table summarizes the aggregate participation in the Notes beginning January 1, 2018 by any of Clarus’s directors, executive officers, holders of more than 5% of Clarus’s voting securities, or any member of the immediate family of the foregoing persons.

Name and Date of Issuance	Aggregate Principal
February Notes
February 13, 2018
Entities affiliated with Thomas, McNerney & Partners(1)	$1,654,756.18
Entities affiliated with H.I.G. BioVentures(2)	$783,554.49
CBC SPVI Ltd(3)	$876,618.82

August Notes
Initial 2018 Closing
Entities affiliated with Thomas, McNerney & Partners(1)	$1,946,771.98
Entities affiliated with H.I.G. BioVentures(2)	$1,727,269.09
CBC SPVI Ltd(3)	$1,031,316.26
First Subsequent 2019 Closing
Entities affiliated with Thomas, McNerney & Partners(1)	$3,893,543.96
Entities affiliated with H.I.G. BioVentures(2)	$3,454,538.18
CBC SPVI Ltd(3)	$2,062,632.52
Second Subsequent 2019 Closing
Entities affiliated with Thomas, McNerney & Partners(1)	$1,946,774.98
Entities affiliated with H.I.G. BioVentures(2)	$1,727,269.09
CBC SPVI Ltd(3)	$1,031,316.52
Third Subsequent 2019 Closing
Entities affiliated with Thomas, McNerney & Partners(1)	$1,946,774.98
Entities affiliated with H.I.G. BioVentures(2)	$1,727,269.09
CBC SPVI Ltd(3)	$1,031,316.26
First Subsequent 2021 Closing
Entities affiliated with Thomas, McNerney & Partners(1)	$2,920,157.98
Entities affiliated with H.I.G. BioVentures(2)	$2,590,903.63
CBC SPVI Ltd(3)	$1,546,974.38
Second Subsequent 2021 Closing
Entities affiliated with Thomas, McNerney & Partners(1)	$2,133,681.77
Entities affiliated with H.I.G. BioVentures(2)	$1,413,053.83
CBC SPVI Ltd(3)	$1,130,333.05
Third Subsequent 2021 Closing
Entities affiliated with Thomas, McNerney & Partners(1)	$1,160,295.79
Entities affiliated with H.I.G. BioVentures(2)	$549,419.29
CBC SPVI Ltd(3)	$614,674.90

____________

(1)      James E. Thomas is a partner at Thomas, McNerney & Partners and is a member of Clarus’s board of directors.

(2)      Bruce C. Robertson, Ph.D. and Alex Zisson are managing directors at H.I.G. BioHealth Partners and are members of Clarus’s board of directors.

(3)      Mengjiao Jiang is a managing partner at C-Bridge Capital Partners and is a member of Clarus’s board of directors.

Indemnification Agreements

Clarus has entered into indemnification agreements with each of its directors. These agreements, among other things, require Clarus to indemnify each director to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of Clarus, arising out of the person’s services as a director.

In connection with the Business Combination, New Blue Water expects to enter into new agreements to indemnify its directors and executive officers. These agreements will, among other things, require New Blue Water to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in New Blue Water’s right, on account of any services undertaken by such person on our behalf or that person’s status as a member of New Blue Water’s board of directors to the maximum extent allowed under Delaware law.

Policies for Approval of Related Person Transactions

Clarus’s board of directors reviews and approves transactions with directors, officers, and holders of 5% or more of its voting securities and their affiliates (each, a “related person”). Prior to this transaction, prior to Clarus’s board of directors’ consideration of a transaction with a related person, the material facts as to the related person’s relationship or interest in the transaction were disclosed to the board of directors, and the transaction was not considered approved by the board of directors unless a majority of the directors who are not interested in the transaction approve the transaction. Clarus’s current policy with respect to approval of related person transactions is not in writing.

Upon the Closing, New Blue Water will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which New Blue Water or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of New Blue Water’s officers or one of New Blue Water’s directors;

•        any person who is known by New Blue Water to be the beneficial owner of more than 5% of New Blue Water’s voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than 5% of its voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

New Blue Water will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee of the board of directors of New Blue Water will have the responsibility to review related party transactions.

Employment Arrangements

Clarus has entered into employment arrangements with each of its executive officers. In 2020, Clarus’s board of directors requested an expansion of board duties in turn for compensation with one of its current directors. For more information regarding these agreements with Clarus’s executive officers and directors, please see “Executive Compensation of Clarus — Employment Agreements with Our Named Executive Officers” of this proxy statement/prospectus.

Voting Agreements

In connection with the Business Combination, Clarus and Blue Water have entered into voting agreements with the Sponsor and certain significant Clarus securityholders, including certain key employees. For more information, please see “The Business Combination Proposal — General Description of the Merger Agreement — Clarus Support Agreements” and “The Business Combination Proposal — General Description of the Merger Agreement — Sponsor Support Agreement” of this proxy statement/prospectus.

APPRAISAL RIGHTS

Blue Water’s stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

LEGAL MATTERS

Certain legal matters relating to the validity of the common stock to be issued hereunder will be passed upon for Blue Water by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The audited financial statements of Blue Water Acquisition Corp. for the period from as of December 31, 2020 and for the period from May 22, 2020 (inception) through December 31, 2020 included in this proxy statement/prospectus have been so included in reliance on a report, which includes an explanatory paragraph about the existence of substantial doubt concerning Blue Water’s ability to continue as a going concern, of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein and are included in reliance on such report given upon the authority of such firm as experts in auditing and accounting.

The financial statements of Clarus Therapeutics, Inc. as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020 included in this proxy statement/prospectus of Blue Water Acquisition Corp. have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern, and included in this proxy statement/prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for Blue Water’s securities is Continental Stock Transfer & Trust Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Blue Water and servicers that it employs to deliver communications to Blue Water’s stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Blue Water will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request that Blue Water deliver single copies of Blue Water’s proxy statement in the future. Stockholders may notify Blue Water of their requests by calling or writing Blue Water at its principal executive offices at 15 E. Putnam Avenue, Suite 363, Greenwich, CT 06830, (646) 303-0737. Following the Business Combination, communications should be sent to Clarus Therapeutics Holdings, Inc., 555 Skokie Boulevard, Suite 340., Northbrook, IL 60062.

SUBMISSION OF STOCKHOLDER PROPOSALS

Blue Water’s board of directors is aware of no other matter that may be brought before the Blue Water Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Blue Water Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals, other than director nominations, for the 2022 annual meeting must be received by our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of our 2021 annual meeting. However, in the event that our 2022 annual meeting is more than 30 days before or more than 60 days after the anniversary date of our 2021 annual meeting, to be timely a stockholder’s notice must be received by our secretary at our principal executive office not earlier than the close of business on the 120th day before the 2022 annual meeting and not later than the later of (1) the close of business on the 90th day before the 2022 annual meeting or (2) the close of business on the 10th day following the day on which public announcement of the date of the 2022 annual meeting is first made by us.

Director nominations for the 2022 annual meeting must be received by our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of our 2021 annual meeting. However, in the event that our 2022 annual meeting is more than 30 days before or more than 60 days after the anniversary date of our 2021 annual meeting, to be timely a stockholder’s notice must be received by our secretary at our principal executive office not earlier than the close of business on the 120th day before the 2022 annual meeting and not later than the later of (1) the close of business on the 90th day before the 2022 annual meeting or (2) the close of business on the 10th day following the day on which public announcement of the date of the 2022 annual meeting is first made by us.

In addition to the above, a stockholder proposal must otherwise comply with applicable SEC rules to be considered for inclusion in our proxy materials relating to our 2022 annual meeting. You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Blue Water’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Joseph Hernandez, Chief Executive Officer, Blue Water Acquisition Corp., 15 E. Putnam Avenue, Suite 363, Greenwich, CT 06830. Following the Business Combination, such communications should be sent to Clarus Therapeutics Holdings, Inc., 555 Skokie Boulevard, Suite 340., Northbrook, IL 60062. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

Blue Water has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Blue Water files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access Blue Water’s filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Blue Water Special Meeting, you should contact Blue Water by telephone or in writing at the following address and telephone number:

Joseph Hernandez
Chief Executive Officer
15 E. Putnam Avenue, Suite 363
Greenwich, CT 06830
(646) 303-0737

You may also obtain these documents by requesting them in writing or by telephone from Blue Water’s proxy solicitation, Advantage Proxy agent at the following address and telephone number:

Karen Smith
President and Chief Executive Officer
Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: (877) 870-8565
Collect: (206) 870-8565
(banks and brokers can call collect at (206) 870-8565)
Email: ksmith@advantageproxy.com

If you are a stockholder of Blue Water and would like to request documents, please do so by August 3, 2021, in order to receive them before the Blue Water Special Meeting. If you request any documents from Blue Water, Blue Water will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Blue Water has been supplied by Blue Water, and all such information relating to Clarus has been supplied by Clarus. Information provided by either Blue Water or Clarus does not constitute any representation, estimate or projection of any other party. Clarus’s website is https://clarustherapeutics.com/. The information on this website is neither incorporated by reference into this proxy statement/prospectus, or into any other filings with, or into any other information furnished or submitted to, the SEC.

This document is a proxy statement of Blue Water for the Blue Water Special Meeting and constitutes a prospectus of Blue Water under the Securities Act with respect to the shares of common stock of Blue Water to be issued to Clarus’s securityholders and noteholders under the Merger Agreement. Blue Water has not authorized anyone to give any information or make any representation about the Business Combination, Blue Water or Clarus that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO THE FINANCIAL STATEMENTS

BLUE WATER ACQUISITION CORP.

CLARUS THERAPEUTICS, INC.

UNAUDITED CONDENSED FINANCIAL STATEMENTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020:

AUDITED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019:

BLUE WATER ACQUISITION CORP.

UNAUDITED CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(unaudited)
Assets:
Current assets
Cash	$408,195	$655,371
Prepaid expenses	184,921	168,141
Total Current Assets	593,116	823,512
Investments held in Trust Account	58,651,494	58,650,048
Total Assets	$59,244,610	$59,473,560

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$83,091	$178,645
Accrued expenses	323,192	70,000
Due to related party	30,000	—
Accrued taxes	259,745	172,200
Total current liabilities	696,028	420,845
Deferred underwriting commissions	2,012,500	2,012,500
Derivative warrant liabilities	5,547,755	16,698,635
Total Liabilities	8,256,283	19,131,980

Commitments and Contingencies
Class A common stock, $0.0001 par value; 4,508,659 and 3,464,860 shares subject to possible redemption at $10.20 per share at March 31, 2021 and December 31, 2020, respectively	45,988,322	35,341,572

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; 1,298,841 and 2,342,640 shares issued and outstanding (excluding 4,508,659 and 3,464,860 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	130	234
Class B common stock, $0.0001 par value; 2,000,000 shares authorized; 1,437,500 shares issued and outstanding	144	144
Additional paid-in capital	—	9,717,651
Retained earnings (accumulated deficit)	4,999,731	(4,718,021)
Total stockholders’ equity	5,000,005	5,000,008
Total Liabilities and Stockholders’ Equity	$59,244,610	$59,473,560

The accompanying notes are an integral part of these unaudited condensed financial statements.

BLUE WATER ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

General and administrative expenses	$418,034
Other taxes	87,545
Loss from operations	(505,579)
Change in fair value of derivative warrant liabilities	11,150,880
Gain on marketable securities	1,446
Net income	$10,646,747

Weighted average shares outstanding of common stock subject to redemption, basic and diluted	3,476,458
Basic and diluted net income per share, common stock subject to redemption	$—
Weighted average shares outstanding of common stock, basic and diluted	3,768,542
Basic and diluted net income per share, common stock	$2.83

The accompanying notes are an integral part of these unaudited condensed financial statements.

BLUE WATER ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021

						Retained Earnings/ (Accumulated Deficit)
	Common Stock				Additional Paid-In Capital		Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	2,342,640	$234	1,437,500	$144	$9,717,651	$(4,718,021)	$5,000,008
Common stock subject to possible redemption	(1,043,799)	(104)	—	—	(9,717,651)	(928,995)	(10,646,750)
Net income	—	—	—	—	—	10,646,747	10,646,747
Balance – March 31, 2021 (unaudited)	1,298,841	$130	1,437,500	$144	$—	$4,999,731	$5,000,005

The accompanying notes are an integral part of these unaudited condensed financial statements.

BLUE WATER ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

Cash Flows from Operating Activities:
Net income	$10,646,747
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warranty liabilities	(11,150,880)
Gain on marketable securities	(1,446)
Changes in operating assets and liabilities:
Prepaid expenses	(16,780)
Accounts payable	(74,954)
Accrued expenses	253,192
Due to related party	30,000
Accrued taxes	87,545
Net cash used in operating activities	(226,576)

Cash Flows from Financing Activities:
Offering costs paid	(20,600)
Net cash used in financing activities	(20,600)

Net decrease in cash	(247,176)
Cash – beginning of the period	655,371
Cash – end of the period	$408,195

Supplemental disclosure of noncash activities:
Change in value of common stock subject to possible redemption	$10,646,750

The accompanying notes are an integral part of these unaudited condensed financial statements.

BLUE WATER ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation

Blue Water Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on May 22, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from May 22, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Blue Water Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 15, 2020. On December 17, 2020, the Company consummated its Initial Public Offering of 5,750,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 750,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $57.5 million, and incurring offering costs of approximately $3.7 million, of which approximately $2.0 million was for deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 3,445,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $3.4 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $58.7 million ($10.20 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable and interest previously released for working capital purposes on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Stockholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public

BLUE WATER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.20 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provided that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have up to 12 months from the closing of the Initial Public Offering, or December 17, 2021, (or up to 18 months from the consummation of the Initial Public Offering, or June 17, 2022, if the Company extends the period of time to consummate a Business Combination) (the “Combination Period”) to complete a Business Combination. In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $575,000 ($0.10 per Public Share), on or prior to the date of the applicable deadline, for each three-month extension.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay its taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

BLUE WATER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.20. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

As of March 31, 2021, the Company had approximately $408,000 in cash and working capital of approximately $157,000.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover certain offering costs on behalf of the Company in exchange for issuance of the Founders Shares (as defined in Note 4), and a loan from the Sponsor of approximately $157,000 under the Note (as defined in Note 4). The Company repaid the Note in full on December 17, 2020. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Basis of Presentation — Going Concern,” management has determined that the anticipated cash requirements in the next twelve months raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, June 17, 2022. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

COVID-19 Impact

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BLUE WATER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on May 6, 2021.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Proposed Business Combination

On April 27, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Blue Water Merger Sub Corp., a Delaware corporation and newly formed wholly-owned subsidiary of the Company (“Merger Sub”), and Clarus Therapeutics, Inc., a Delaware corporation (“Clarus”). See Note 9

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2021 in its operating cash account.

BLUE WATER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

Investments Held in Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $58.7 million of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in the Trust Account and invested in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments, dividends and interest held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000, and investments held in Trust Account. As of March 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements” approximates the carrying amounts represented in the balance sheet.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are liabilities, derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815 Derivatives and Hedging, (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

BLUE WATER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company accounts for its 9,195,000 common stock warrants issued in connection with its Initial Public Offering (5,750,000) and Private Placement (3,445,000) as derivative warrant liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the Initial Public Offering were initially measured at fair value using a Monte-Carlo simulation model and have subsequently been measured based on the listed market price of such warrants. The fair value of the Private Placement warrants have been estimated using Monte-Carlo simulation model at inception and subsequently at each measurement date.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering and were charged to stockholders’ equity or written off to the statement of operations upon the completion of the Initial Public Offering. The portion of the offering costs related to the issuance of the public and private warrants was written off to the statement of operations as a financing costs — warrant liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, 4,508,659 and 3,464,860 shares of Class A common stock, respectively, subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of March 31, 2021, the Company has aggregate deferred tax assets of approximately $1,042,000 and has recognized a full valuation allowance against the deferred tax assets.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

BLUE WATER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

Net Income (Loss) Per Ordinary Share

Net income (loss) per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 9,195,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be ant- dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for Redeemable Class A Common Stock in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Redeemable Class A Common Stock is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net income per share, basic and diluted, for Non-Redeemable Class A and Class B Common Stock is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Redeemable Class A Common Stock, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-Redeemable Class A and Class B Common Stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-Redeemable Class A and Class B Common Stock participates in the income or loss on marketable securities based on non-redeemable common stock shares’ proportionate interest.

Accordingly, basic and diluted income per common share is calculated as follows for the three months ended March 31, 2021:

For The Three Months Ended March 31, 2021
Class A Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Income from investments held in Trust Account	$1,134
Less: Company’s portion available to be withdrawn to pay taxes	(1,134)
Net income attributable	$—
Denominator: Weighted average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	3,476,458
Basic and diluted net income per share	$—

Non-Redeemable Common Stock
Numerator: Net Income minus Net Earnings
Net income	$10,646,747
Net income allocable to Class A common stock subject to possible redemption	—
Non-redeemable net income	$10,646,747
Denominator: weighted average Non-redeemable common stock
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	3,768,542
Basic and diluted net income per share, Non-redeemable common stock	$2.83

BLUE WATER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, that would have a material effect on the Company’s condensed financial statements.

Note 3 — Initial Public Offering

On December 17, 2020, the Company consummated its Initial Public Offering of 5,750,000 Units, including 750,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $57.5 million, and incurring offering costs of approximately $3.7 million, of which approximately $2.0 million was for deferred underwriting commissions.

Each Unit consists of one share of Class A common stock, and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On June 30, 2020, the Sponsor purchased 1,437,500 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate price of $25,000. The initial stockholders agreed to forfeit up to 187,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Representative Shares as defined below). The underwriter exercised its over-allotment option in full on December 17, 2020; thus, the 187,500 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) 180 days after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any Founder Shares.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 3,445,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $3.4 million.

Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business

BLUE WATER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 4 — Related Party Transactions (cont.)

Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or their permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until the completion of the initial Business Combination.

Related Party Loans

On June 30, 2020, as amended on October 20, 2020, an affiliate of the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $157,000 under the Note and fully repaid the Note on December 17, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 18 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $500,000, or $575,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per Public Share in either case), on or prior to the date of the applicable deadline, for each three-month extension (each, an “Extension Loan”). Any such payments would be made in the form of a non-interest bearing, unsecured promissory note. Such notes would either be paid upon consummation of a Business Combination, or, at the relevant insiders’ discretion, converted upon consummation of a Business Combination into additional Private Warrants at a price of $1.00 per Private Placement Warrant. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination.

Administrative Services Agreement

Commencing on the date that the Company’s securities were first listed on Nasdaq until the earlier of the Company’s consummation of a Business Combination or the Company’s liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, administrative and support services. The Company incurred approximately $30,000 in expenses in connection with such services during the three months ended March 31, 2021 as reflected in the accompanying statement of operations. As of March 31, 2021, the Company had $30,000 in due to related party in connection with such services.

BLUE WATER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 5 — Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and Extension Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and Extension Loans and upon conversion of the Founder Shares) were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders were entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to underwriting discounts of: (i) two percent (2.0%) of the gross proceeds of the Initial Public Offering, or approximately $1.2 million in the aggregate, paid upon the closing of the Initial Public Offering; (ii) one percent (1.0%) of the gross proceeds of the Initial Public Offering issued in the form of Class A common stock (the “Representative Shares”), or 57,500 Class A common stock, at the closing of the Initial Public Offering; (iii) upon the consummation of a Business Combination, a deferred underwriting discount of three and a half percent (3.5%) of the gross proceeds of the Initial Public Offering, or approximately $2.0 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Right of First Refusal

The Company granted the underwriters a right of first refusal to act as lead-left book running manager for any and all future private or public equity, equity-linked, convertible and debt offerings as well as exclusive strategic advisor in connection with any subsequent merger or acquisition during such period, or any successor to or any subsidiary of the Company for a period of 16 months from the closing of a Business Combination.

Note 6 — Derivative Warrant Liabilities

The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

BLUE WATER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 6 — Derivative Warrant Liabilities (cont.)

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if and only if, the last sale price of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless

Note 7 — Stockholders’ Equity

Class A Common Stock — The Company is authorized to issue 50,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there were 5,807,500 shares of Class A common stock issued or outstanding, including 4,508,659 and 3,464,860 shares of Class A common stock subject to possible redemption, respectively.

BLUE WATER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 7 — Stockholders’ Equity (cont.)

Class B Common Stock — The Company is authorized to issue 2,000,000 shares of Class B common stock with a par value of $0.0001 per share. On June 30, 2020, the Company issued 1,437,500 shares of Class B common stock to the Sponsor. Of these, up to 187,500 shares of Class B common stock were subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (excluding the Representative Shares). The underwriter exercised its over-allotment option in full on December 17, 2020; thus, the 187,500 Founder Shares were no longer subject to forfeiture.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of record of the Class A common stock and holders of record of the Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, with each share of common stock entitling the holder to one vote except as required by law.

The Class B common stock will automatically convert into Class A common stock at the closing of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering, plus the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding the Representative Shares and any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one for one basis.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Note 8 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

March 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$58,651,494	$—	$—

Liabilities:
Warrant Liabilities – public warrants	$3,277,500	$—	$—
Warrant Liabilities – private warrants	$—	$—	$2,270,255

BLUE WATER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 8 — Fair Value Measurements (cont.)

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$58,650,048	$—	$—

Liabilities:
Warrant Liabilities – public warrants	$—	$—	$10,005,000
Warrant Liabilities – private warrants	$—	$—	$6,693,635

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in February 2021, upon trading of the Public Warrants in an active market. There were no other transfers between levels for the three months ended March 31, 2021.

Level 1 assets include investments in U.S. Treasury securities and money market funds that invest solely in U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The initial fair value of the Public Warrants issued in connection with the Public Offering and the fair value of the Private Placement Warrants have been estimated using a Monte-Carlo simulation. The fair value of the Public Warrants has subsequently been determined using listed prices in an active market for such warrants. The changes in fair value are recognized in the statement of operations. For the three months ended March 31, 2021, the Company recognized a charge to the statement of operations resulting from a decrease in the fair value of liabilities of $11.2 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The change in the level 3 fair value of the derivative warrant liabilities for the three months ended March 31, 2021 is summarized as follows:

Warrant liabilities at December 31, 2020	$16,698,635
Change in fair value of warrant liabilities	(11,150,880)
Transfer of public warrants to level 1	(3,277,500)
Warrant liabilities at December 31, 2020	$2,270,255

The estimated fair value of the Public Warrants, prior to being traded in an active market, and of the Private Placement Warrants is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

BLUE WATER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 8 — Fair Value Measurements (cont.)

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	As of March 31, 2021	As of December 31, 2020
Strike price	$11.50	$11.50
Contractual term (years)	5.3	5.8
Volatility	6.00%	10.00%
Risk-free interest rate	1.00%	0.48%
Dividend yield (per share)	0.0%	0.0%

Note 9 — Subsequent Events

On April 27, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Blue Water Merger Sub Corp., a Delaware corporation (the “Merger Sub”) and wholly-owned subsidiary of the Company, and Clarus Therapeutics, Inc. a Delaware corporation (“Clarus”).

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, upon the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into Clarus (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”), with Clarus continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of the Company. In the Merger, based on existing Clarus share preference and convertible debtholder rights, (i) certain shares of Clarus preferred stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be canceled and converted into the right to receive a portion of the Merger Consideration (as defined below), (ii) all other shares of Clarus capital stock, and all outstanding options to purchase any capital stock that have not been exercised prior to the Effective Time, will be canceled, retired and terminated without any consideration or any liability to Clarus with respect thereto, and (iii) certain convertible and non-convertible promissory notes of the Company outstanding as of the Closing will be canceled and converted into, or exchanged for, the right to receive a portion of the Merger Consideration.

The aggregate merger consideration to be paid pursuant to the Merger Agreement to Clarus securityholders as of immediately prior to the Effective Time (“Clarus Securityholders”) will be a number of shares of Company Class A common stock equal to (the “Merger Consideration”): (A) (i) $198,184,295, plus (or minus) the estimated indebtedness of Clarus as of the Closing, net of its cash and cash equivalents (“Closing Net Indebtedness”), divided by (ii) $10.20, minus 1,500,000 shares of Company Class A Common Stock (the “2025 Note Exchange Shares”) issuable to the holders of certain non-convertible promissory notes of Clarus in exchange for $10 million of the aggregate principal amount of such notes and other amendments to the terms of the remaining indebtedness pursuant to the Transaction Support Agreement (as described in the Merger Agreement); plus (B) the 2025 Note Exchange Shares, plus (C) (i) the outstanding balance (principal and interest) at Closing of certain convertible and non-convertible promissory notes of Clarus issued between signing of the Merger Agreement and Closing, other than any such non-convertible promissory notes that the Company elects in its discretion to pay off at Closing, (ii) divided by $10.00. The Merger Consideration to be paid to Clarus Securityholders will be paid solely by the delivery of new shares of Company Class A Common Stock. The Closing Net Indebtedness (and the resulting Merger Consideration) is based solely on estimates determined shortly prior to the Closing and is not subject to any post-Closing true-up or adjustment. The Merger Consideration will be allocated among Clarus Securityholders as determined by Clarus shortly prior to the Closing based on existing share preference and convertible debtholder rights.

Management has evaluated subsequent events to determine if events or transactions occurring through the date the financial statements were issued, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed, including the Merger Agreement referenced above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Blue Water Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Blue Water Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from May 22, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from May 22, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s anticipated cash requirements in the next twelve months raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY
May 6, 2021

BLUE WATER ACQUISITION CORP.
BALANCE SHEET
December 31, 2020

Assets:
Current assets
Cash	$655,371
Prepaid expenses	168,141
Total Current Assets	823,512
Investments held in Trust Account	58,650,048
Total Assets	$59,473,560

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$178,645
Accrued expenses	70,000
Accrued taxes	172,200
Total current liabilities	420,845
Deferred underwriting commissions	2,012,500
Derivative warrant liabilities	16,698,635
Total Liabilities	19,131,980

Commitments and Contingencies
Class A common stock, $0.0001 par value; 3,464,860 shares subject to possible redemption at $10.20 per share	35,341,572

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; 2,342,640 shares issued and outstanding (excluding 3,464,860 shares subject to possible redemption)	234
Class B common stock, $0.0001 par value; 2,000,000 shares authorized; 1,437,500 shares issued and outstanding	144
Additional paid-in capital	9,717,651
Accumulated deficit	(4,718,021)
Total stockholders’ equity	5,000,008
Total Liabilities and Stockholders’ Equity	$59,473,560

The accompanying notes are an integral part of these financial statements.

BLUE WATER ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM MAY 22, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

General and administrative expenses	$2,978,263
Other taxes	172,200
Loss from operations	(3,150,463)
Gain on marketable securities held in Trust Account	48
Issuance costs – warrant liabilities	(645,776)
Change in fair value of derivative warrant liabilities	(921,830)
Net loss available to Sponsor	$(4,718,021)

Weighted average shares outstanding of common stock subject to redemption, basic and diluted	3,556,309
Basic and diluted net income per share, common stock subject to redemption	$—
Weighted average shares outstanding of common stock, basic and diluted	1,447,732
Basic and diluted net loss available to Sponsor per share, common stock	$(3.26)

The accompanying notes are an integral part of these financial statements.

BLUE WATER ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM MAY 22, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – May 22, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to related party	—	—	1,437,500	144	24,856	—	25,000
Sale of units in initial public offering, gross	5,750,000	575	—	—	48,092,425	—	48,093,000
Offering costs	—	—	—	—	(3,058,399)	—	(3,058,399)
Issuance of Class A common stock to the underwriters	57,500	6	—	—	(6)	—	—
Common stock subject to possible redemption	(3,464,860)	(347)	—	—	(35,341,225)	—	(35,341,572)
Net loss	—	—	—	—	—	(4,718,021)	(4,718,021)
Balance – December 31, 2020	2,342,640	$234	1,437,500	$144	$9,717,651	$(4,718,021)	$5,000,008

The accompanying notes are an integral part of these financial statements.

BLUE WATER ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MAY 22, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(4,718,021)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party through note payable	36,280
Compensation cost from issuance of derivative warrant liabilities – private warrants	2,924,805
Gain on marketable securities held in Trust Account	(48)
Change in fair value of derivative warrant liabilities	921,830
Issuance costs – warrant liabilities	645,776
Changes in operating assets and liabilities:
Prepaid expenses	(168,141)
Accounts payable	157,210
Accrued taxes	172,200
Net cash used in operating activities	(28,109)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(58,650,000)
Net cash used in investing activities	(58,650,000)

Cash Flows from Financing Activities:
Repayment of note payable to related party	(157,480)
Proceeds received from initial public offering, gross	57,500,000
Proceeds received from private placement	3,445,000
Offering costs paid	(1,454,040)
Net cash provided by financing activities	59,333,480

Net increase in cash	655,371
Cash – beginning of the period	—
Cash – end of the period	$655,371

Supplemental disclosure of noncash activities:
Offering costs paid by related party in exchange for issuance of Class B common stock	$25,000
Offering costs included in accounts payable	$21,435
Offering costs included in accrued expenses	$70,000
Offering costs paid by related party through note payable	$121,200
Deferred underwriting commissions in connection with the initial public offering	$2,012,500
Initial value of common stock subject to possible redemption	$36,340,978
Change in value of common stock subject to possible redemption	$(999,406)
Issuance of Class A common stock to the underwriters	$6

The accompanying notes are an integral part of these financial statements.

BLUE WATER ACQUISITION CORP.
NOTES TO THESE FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

Blue Water Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on May 22, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from May 22, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Blue Water Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 15, 2020. On December 17, 2020, the Company consummated its Initial Public Offering of 5,750,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 750,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $57.5 million, and incurring offering costs of approximately $3.7 million, of which approximately $2.0 million was for deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 3,445,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $3.4 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $58.7 million ($10.20 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable and interest previously released for working capital purposes on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Stockholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.20 per Public

BLUE WATER ACQUISITION CORP.
NOTES TO THESE FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provided that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have up to 12 months from the closing of the Initial Public Offering, or December 17, 2021, (or up to 18 months from the consummation of the Initial Public Offering, or June 17, 2022, if the Company extends the period of time to consummate a Business Combination) (the “Combination Period”) to complete a Business Combination. In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $575,000 ($0.10 per Public Share), on or prior to the date of the applicable deadline, for each three-month extension.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay its taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

BLUE WATER ACQUISITION CORP.
NOTES TO THESE FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.20. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

As of December 31, 2020, the Company had approximately $655,000 in cash, and working capital of approximately $575,000.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment $25,000 from the Sponsor to cover certain offering costs on behalf of the Company in exchange for issuance of the Founders Shares (as defined in Note 4), and a loan from the Sponsor of approximately $157,000 under the Note (as defined in Note 4). The Company repaid the Note in full on December 17, 2020. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Basis of Presentation — Going Concern,” management has determined that the anticipated cash requirements in the next twelve months raise substantial about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, June 17, 2022. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

COVID-19 Impact

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BLUE WATER ACQUISITION CORP.
NOTES TO THESE FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2020 in its operating cash account.

Investments Held in Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $58.7 million of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in the Trust Account and invested in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the

BLUE WATER ACQUISITION CORP.
NOTES TO THESE FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments, dividends and interest held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000, and investments held in Trust Account. As of December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable and accrued liabilities approximate their fair values due to the short-term nature of the instruments. As of December 31, 2020, the Company’s portfolio of investments held in the Trust Account is comprised entirely of investments in money market funds that invest in U.S. government securities.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are liabilities, derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815 Derivatives and Hedging, ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 9,195,000 common stock warrants issued in connection with its Initial Public Offering (5,750,000) and Private Placement (3,445,000) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance

BLUE WATER ACQUISITION CORP.
NOTES TO THESE FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Public Offering and Private Placement has been estimated using Monte-Carlo simulations at each measurement date

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering and were charged to stockholders’ equity or written off to the statement of operations upon the completion of the Initial Public Offering. The portion of the offering costs related to the issuance of the public and private warrants was written off to the statement of operations as a financing costs — warrant liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 3,464,860 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2020, the Company has aggregate deferred tax assets of approximately $898,000 and has recognized a full valuation allowance against the deferred tax assets.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss Per Ordinary Share

Net income (loss) per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 9,195,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be ant-dilutive.

BLUE WATER ACQUISITION CORP.
NOTES TO THESE FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company’s statement of operations includes a presentation of income (loss) per share for Redeemable Class A Common Stock in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Redeemable Class A Common Stock is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for Non-Redeemable Class A and Class B Common Stock is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Redeemable Class A Common Stock, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-Redeemable Class A and Class B Common Stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-Redeemable Class A and Class B Common Stock participates in the income or loss on marketable securities based on non-redeemable common stock shares’ proportionate interest.

Accordingly, basic and diluted loss per common share is calculated as follows for the period from May 22, 2020 (inception) through December 31, 2020:

For The Period From May 22, 2020 (Inception) Through December 31, 2020
Class A Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Income from investments held in Trust Account	$29
Less: Company’s portion available to be withdrawn to pay taxes	(29)
Net income attributable	$—
Denominator: Weighted average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	3,556,309
Basic and diluted net income per share	$—

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(4,718,021)
Net income allocable to Class A common stock subject to possible redemption	—
Non-redeemable net loss	$(4,718,021)
Denominator: weighted average Non-redeemable common stock
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	1,447,732
Basic and diluted net loss per share, Non-redeemable common stock	$(3.26)

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s financial statements.

BLUE WATER ACQUISITION CORP.
NOTES TO THESE FINANCIAL STATEMENTS

Note 3 — Initial Public Offering

On December 17, 2020, the Company consummated its Initial Public Offering of 5,750,000 Units, including 750,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $57.5 million, and incurring offering costs of approximately $3.7 million, of which approximately $2.0 million was for deferred underwriting commissions.

Each Unit consists of one share of Class A common stock, and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On June 30, 2020, the Sponsor purchased 1,437,500 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate price of $25,000. The initial stockholders agreed to forfeit up to 187,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Representative Shares as defined below). The underwriter exercised its over-allotment option in full on December 17, 2020; thus, the 187,500 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) 180 days after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any Founder Shares.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 3,445,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $3.4 million. The initial fair value of the Private Placement Warrants was estimated to be $1.849 per warrant, determined using a binomial Monte-Carlo simulation. Key inputs to the simulation are disclosed in Note 9, below. The excess initial fair value of $0.849 per warrant above the Sponsor’s purchase price aggregated approximately $2.9 million, which was attributed as one-time compensation to the Sponsor and recognized in general and administrative expenses in the statement of operations.

Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or their permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until the completion of the initial Business Combination.

Related Party Loans

On June 30, 2020, as amended on October 20, 2020, an affiliate of the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $157,000 under the Note and fully repaid the Note on December 17, 2020.

BLUE WATER ACQUISITION CORP.
NOTES TO THESE FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account.In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 18 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $500,000, or $575,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per Public Share in either case), on or prior to the date of the applicable deadline, for each three-month extension (each, an “Extension Loan”). Any such payments would be made in the form of a non-interest bearing, unsecured promissory note. Such notes would either be paid upon consummation of a Business Combination, or, at the relevant insiders’ discretion, converted upon consummation of a Business Combination into additional Private Warrants at a price of $1.00 per Private Placement Warrant. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination.

Administrative Services Agreement

Commencing on the date that the Company’s securities were first listed on Nasdaq until the earlier of the Company’s consummation of a Business Combination or the Company’s liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, administrative and support services.

Note 5 — Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and Extension Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and Extension Loans and upon conversion of the Founder Shares) were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders were entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to underwriting discounts of: (i) two percent (2.0%) of the gross proceeds of the Initial Public Offering, or approximately $1.2 million in the aggregate, paid upon the closing of the Initial Public Offering; (ii) one percent (1.0%) of the gross proceeds of the Initial Public Offering issued in the form of Class A common stock (the “Representative Shares”), or 57,500 Class A common stock, at the closing of the Initial Public Offering; (iii) upon the consummation of a Business Combination, a deferred underwriting discount of three and a half percent (3.5%) of the gross proceeds of the Initial Public Offering, or approximately $2.0 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

BLUE WATER ACQUISITION CORP.
NOTES TO THESE FINANCIAL STATEMENTS

Note 5 — Commitments & Contingencies (cont.)

Right of First Refusal

The Company granted the underwriters a right of first refusal to act as lead-left book running manager for any and all future private or public equity, equity-linked, convertible and debt offerings as well as exclusive strategic advisor in connection with any subsequent merger or acquisition during such period, or any successor to or any subsidiary of the Company for a period of 16 months from the closing of a Business Combination.

Note 6 — Derivative Warrant Liabilities

The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the

BLUE WATER ACQUISITION CORP.
NOTES TO THESE FINANCIAL STATEMENTS

Note 6 — Derivative Warrant Liabilities (cont.)

Sponsor or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if and only if, the last sale price of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 — Stockholders’ Equity

Class A Common Stock — The Company is authorized to issue 50,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 5,807,500 shares of Class A common stock issued or outstanding, including 3,464,860 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 2,000,000 shares of Class B common stock with a par value of $0.0001 per share. On June 30, 2020, the Company issued 1,437,500 shares of Class B common stock to the Sponsor. Of these, up to 187,500 shares of Class B common stock were subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (excluding the Representative Shares). The underwriter exercised its over-allotment option in full on December 17, 2020; thus, the 187,500 Founder Shares were no longer subject to forfeiture.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of record of the Class A common stock and holders of record of the Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, with each share of common stock entitling the holder to one vote except as required by law.

The Class B common stock will automatically convert into Class A common stock at the closing of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering, plus the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued

BLUE WATER ACQUISITION CORP.
NOTES TO THESE FINANCIAL STATEMENTS

Note 7 — Stockholders’ Equity (cont.)

or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding the Representative Shares and any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one for one basis.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Note 8 — Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense for the period from May 22, 2020 (inception) through December 31, 2020.

The income tax provision (benefit) consists of the following for the period from May 22, 2020 (inception) through December 31, 2020:

Current
Federal	$—
State	—
Deferred
Federal	(661,587)
State	(236,281)
Valuation allowance	897,868
Income tax provision	$—

The Company’s net deferred tax assets are as follows as of December 31, 2020:

Deferred tax assets:
Start-up/Organization costs	$848,805
Net operating loss carryforwards	49,063
Total deferred tax assets	897,868
Valuation allowance	(897,868)
Deferred tax asset, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2020, the change in the valuation allowance was approximately $898,000.

As of December 31, 2020, the Company had approximately $172,000 of U.S. federal and State net operating loss carryovers available to offset future taxable income. The federal net operating losses do not expire, while the state net operating losses will expire in 2041.

BLUE WATER ACQUISITION CORP.
NOTES TO THESE FINANCIAL STATEMENTS

Note 8 — Income Taxes (cont.)

There were no unrecognized tax benefits as of December 31, 2020. No amounts were accrued for the payment of interest and penalties at December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate is as follows for the period from May 22, 2020 (inception) through December 31, 2020:

Statutory Federal income tax rate	21.0%
State income taxes	7.5%
Change in fair value of warrants	(4.1)%
Issuance costs – warrants	(2.9)%
Change in Valuation Allowance	(21.5)%
Income Taxes Benefit	0.0%

Note 9 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$58,650,048	$—	$—

Liabilities:
Warrant Liabilities – public warrants	$10,005,000	$—	$—
Warrant Liabilities – private warrants	$—	$—	$6,693,635

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the period from May 22, 2020 (inception) through December 31, 2020.

The Company utilizes a binomial Monte-Carlo simulation to estimate the fair value of the warrants at each reporting period, with changes in fair value recognized in the statement of operations. The Company recognized $15,776,805 for the derivative warrant liabilities upon their issuance on December 17, 2020. For the period from May 22, 2020 (inception) through December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of $922,000 presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations. As a result of the fair value of the private warrants exceeding the value that the Sponsor paid for the warrants, the Company recognized compensation costs of $2,924,805 which is included in general and administrative expenses in the statement of operations.

The change in the fair value of the derivative warrant liabilities from May 22, 2020 (inception) through December 31, 2020 is summarized as follows:

Warrant liabilities at May 22, 2020	$—
Issuance of Public and Private warrants	15,776,805
Change in fair value of warrant liabilities	921,830
Warrant liabilities at December 31, 2020	$16,698,635

BLUE WATER ACQUISITION CORP.
NOTES TO THESE FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

The estimated fair value of the derivative warrant liabilities is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	As of December 17, 2020	As of December 31, 2020
Exercise price	$11.50	$11.50
Contractual term (years)	5.9	$5.8
Volatility	10.00%	10.00%
Risk-free interest rate	0.50%	0.48%
Dividend yield (per share)	0.0%	$0.0%

Note 10 — Revision to Prior Period Financial Statements

During the course of preparing the annual report on Form 10-K for the period from May 22, 2020 (inception) through December 31, 2020, the Company identified a misstatement in its misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited balance sheet dated December 17, 2020, filed on Form 8-K on December 23, 2020 (the “Post-IPO Balance Sheet”).

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since their issuance on December 17, 2020, the Company’s warrants have been accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, including with the Company’s independent registered public accounting firm and the Company’s audit committee, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

The Warrants were reflected as a component of equity in the Post-IPO Balance Sheet as opposed to liabilities on the balance sheet, based on the Company’s application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on December 17, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company Statement of Operations each reporting period.

BLUE WATER ACQUISITION CORP.
NOTES TO THESE FINANCIAL STATEMENTS

Note 10 — Revision to Prior Period Financial Statements (cont.)

The Company concluded that the misstatement was not material to the Post-IPO Balance Sheet and the misstatement had no material impact to any prior interim period. The effect of the revisions to the Post-IPO Balance Sheet is as follows:

	As of December 17, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$59,328,581	$—	$59,328,581
Liabilities and stockholders’ equity
Total current liabilities	$198,291	$—	$198,291
Deferred underwriting commissions	2,012,500		2,012,500
Derivative warrant liabilities	—	15,776,805	15,776,805
Total liabilities	2,210,791	15,776,805	17,987,596
Class A common stock, $0.0001 par value; shares subject to possible redemption	52,117,783	(15,776,805)	36,340,978
Stockholders’ equity
Preferred stock- $0.0001 par value	—	—	—
Class A common stock – $0.0001 par value	69	148	217
Class B common stock – $0.0001 par value	144	—	144
Additional paid-in-capital	5,147,829	3,570,433	8,718,262
Accumulated deficit	(148,035)	(3,570,581)	(3,718,616)
Total stockholders’ equity	5,000,007	—	5,000,007
Total liabilities and stockholders’ equity	$59,328,581	$—	$59,328,581

Note 11 — Subsequent Events

On April 27, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Blue Water Merger Sub Corp., a Delaware corporation (the “Merger Sub”) and wholly-owned subsidiary of the Company, and Clarus Therapeutics, Inc. a Delaware corporation (“Clarus”).

Management has evaluated subsequent events to determine if events or transactions occurring through May 6, 2021, the date the financial statements were available for issuance, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed, including the Merger Agreement referenced above

CLARUS THERAPEUTICS, INC.
Condensed Balance Sheets
Unaudited

(in thousands, except share and per share data)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$7,364	$7,233
Accounts receivable, net	5,225	4,400
Inventory	8,035	5,857
Prepaid expenses and other current assets	2,118	1,846
Total current assets	22,742	19,336
Property and equipment, net	70	64
Total assets	$22,812	$19,400
Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Senior notes payable	44,060	41,902
Accounts payable	16,189	12,107
Accrued expenses	7,470	4,631
Deferred revenue	1,094	1,172
Total current liabilities	68,813	59,812
Convertible notes payable to related parties	83,479	77,911
Royalty obligation	9,998	9,262
Total liabilities	162,290	146,985
Commitments and contingencies (See Note 11)
Redeemable convertible preferred stock, $0.001 par value, 53,340,636 shares authorized at March 31, 2021 and December 31, 2020; 34,873,364 and 36,756,498 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	193,665	198,195
Stockholders’ deficit:
Common stock $0.001 par value; 56,593,539 shares authorized at March 31, 2021 and December 31, 2020; 3,500,848 and 870,263 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	3	1
Additional paid-in capital	8,064	—
Accumulated deficit	(341,210)	(325,781)
Total stockholders’ deficit	(333,143)	(325,780)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$22,812	$19,400

The accompanying notes are an integral part of these unaudited condensed financial statements.

CLARUS THERAPEUTICS, INC.
Condensed Statements of Operations
Unaudited

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Net product revenue	$2,330	$897
Cost of product sales	367	7,698
Gross profit (loss)	1,963	(7,071)
Operating expenses:
Sales and marketing	7,937	4,949
General and administrative	3,605	3,209
Research and development	1,210	952
Loss from operations	(10,789)	(16,181)
Other (expense) income, net:
Change in fair value of warrant liability and derivative, net	—	6,453
Interest income	—	14
Interest expense	(4,640)	(2,180)
Total other (expense) income, net	(4,640)	4,287
Net loss before income taxes	(15,429)	(11,894)
Provision for income taxes	—	—
Net loss	(15,429)	(11,894)
Accretion of preferred stock	(3,939)	(3,671)
Net loss attributable to common stockholders – basic and diluted	$(19,368)	$(15,565)
Net loss per common share attributable to common stockholders, basic and diluted	$(14.80)	$(17.89)
Weighted-average common shares used in net loss per share attributable to common stockholders, basic and diluted	1,308,694	870,263

The accompanying notes are an integral part of these unaudited condensed financial statements.

CLARUS THERAPEUTICS, INC.
Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Unaudited

(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	36,756,498	$198,195	870,263	$1	$—	$(325,781)	$(325,780)
Conversion of convertible notes payable into Series D redeemable convertible preferred stock	747,451	3,360	—	—	—	—	—
Conversion of Series D redeemable convertible preferred stock into common stock	(2,630,585)	(11,829)	2,630,585	2	11,827	—	11,829
Accretion of redeemable convertible preferred stock to redemption value	—	3,939	—	—	(3,939)	—	(3,939)
Stock-based compensation	—	—	—	—	176	—	176
Net loss	—	—	—	—	—	(15,429)	(15,429)
Balance at March 31, 2021	34,873,364	$193,665	3,500,848	$3	$8,064	$(341,210)	$(333,143)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	36,756,498	$183,513	870,263	$1	$—	$(316,269)	$(316,268)
Accretion of redeemable convertible preferred stock to redemption value	—	3,671	—	—	(74)	(3,597)	(3,671)
Stock-based compensation	—	—	—	—	74	—	74
Net loss	—	—	—	—	—	(11,894)	(11,894)
Balance at March 31, 2020	36,756,498	$187,184	870,263	$1	$—	$(331,760)	$(331,759)

The accompanying notes are an integral part of these unaudited condensed financial statements.

CLARUS THERAPEUTICS, INC.
Condensed Statements of Cash Flows
Unaudited

(in thousands)

	Three Months Ended March 31,
	2021	2020
Operating activities
Net loss	$(15,429)	$(11,894)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense related to debt financing and royalty obligation	4,640	2,180
Change in fair value of warrant liability	—	(67)
Change in fair value of derivative liability	—	(6,386)
Stock-based compensation expense	176	74
Depreciation	5	4
Changes in operating assets and liabilities:
Accounts receivable	(825)	(1,616)
Inventory	(2,177)	4,517
Prepaid expenses and other current assets	(275)	(3,509)
Accounts payable	4,082	2,904
Accrued expenses	2,839	(574)
Deferred revenue	(78)	289
Net cash used in operating activities	(7,042)	(14,078)
Investing activities
Purchases of property and equipment	(11)	(59)
Net cash used in investing activities	(11)	(59)
Financing activities
Proceeds from issuance of convertible notes payable	7,184	1,611
Proceeds from issuance of senior notes payable, net of discount	—	49,125
Debt issuance costs	—	(3,516)
Net cash provided by financing activities	7,184	47,220
Net increase in cash and cash equivalents	131	33,083
Cash and cash equivalents – beginning of period	7,233	1,656
Cash and cash equivalents – end of period	$7,364	$34,739
Supplemental disclosure of non-cash investing and financing activities:
Conversion of convertible notes payable into Series D redeemable convertible preferred stock	$3,360	$—
Conversion of Series D redeemable convertible preferred stock into common stock	$11,829	$—
Accretion of redeemable convertible preferred stock to redemption value, including dividends on preferred stock	$3,939	$3,671

The accompanying notes are an integral part of these unaudited condensed financial statements.

CLARUS THERAPEUTICS, INC.
Notes to Condensed Financial Statements
Unaudited

1. Organization and Description of Business Operations

Clarus Therapeutics, Inc. (the “Company” or “Clarus”) is a specialty pharmaceutical company focused on the commercialization of JATENZO, the first and only oral testosterone (“T”) replacement, or testosterone replacement therapy (“TRT”), of its kind approved by the U.S. Food and Drug Administration, or FDA. The FDA completed its review of the Company’s New Drug Application and approved JATENZO for marketing on March 27, 2019. The Company commercially launched JATENZO on February 10, 2020. JATENZO is the Company’s sole source of revenue and sales are exclusively within the United States. Management remains committed to the product’s commercial success. The Company was founded in 2004 and is located and headquartered in Northbrook, Illinois.

The Company is subject to risks and uncertainties associated with any pharmaceutical company that is transitioning from the development to commercial stage. Since inception, the Company has incurred substantial operating losses due to substantial product development and commercialization expenditures. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of its employees and consultants. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of JATENZO, is cash flow positive from operations, or enters into cash flow positive business development transactions.

Liquidity and Going Concern

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed financial statements are issued.

Since its inception, the Company has devoted substantially all its efforts to business planning, clinical development, commercial planning and raising capital. The Company has incurred losses since inception and has an accumulated deficit of $341.2 million as of March 31, 2021, including $97.9 million of cumulative accretion on the Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”), the Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”), the Series C Redeemable Convertible Preferred Stock (“Series C Preferred Stock”) and the Series D Redeemable Convertible Preferred Stock (“Series D Preferred Stock”), collectively, Preferred Stock, and $98.4 million of cumulative non-cash interest related to previously issued convertible debt. The Company is also in forbearance on its March 12, 2020 senior secured notes as it was unable to maintain at least $10.0 million in cash and cash equivalents as of the last day of each calendar month beginning December 2020 and was unable to pay the required $3.1 million interest payment due in March 2021. In accordance with the related forbearance agreement, the Company will need to maintain at least $2.5 million of cash and cash equivalents as of the last day of each calendar month until the proposed SPAC merger (see below).

The Company is seeking to complete a merger with a newly-formed Special Purpose Acquisition Company (“SPAC”), whereby the Company will become a 100% owned subsidiary of the SPAC. In addition, current Clarus stakeholders will invest an additional $25.0 million in Clarus before the close of this transaction (see Note 13. Subsequent Events). In addition to pursuing consummation of the SPAC merger and the related investment, the Company plans to seek additional funding through the expansion of its commercial efforts to grow JATENZO and its operating cash flow, business development efforts to out-license JATENZO internationally, equity financings, debt financings such as the secured notes described in Note 6, Debt, or other capital sources including collaborations with other companies or other strategic arrangements with third parties. There can be no assurance that these future financing efforts will be successful.

If the Company is unable to obtain funding or generate operating cash flow, the Company will be forced to delay, reduce or eliminate some or all of its product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders.

CLARUS THERAPEUTICS, INC.
Notes to Condensed Financial Statements
Unaudited

1. Organization and Description of Business Operations (cont.)

Based on its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, as of the issuance date of the condensed financial statements for the three months ended March 31, 2021, the Company has concluded that its cash and cash equivalents will not be sufficient to fund its operating expenses, capital expenditure requirements and debt service payments through at least twelve months from the date that these condensed financial statements are available to be issued and that there is substantial doubt about the Company’s ability to continue as a going concern.

The accompanying condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the condensed financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Impact of the COVID-19 Pandemic

The business disruptions associated with the COVID-19 pandemic had a significant negative impact on the Company’s condensed financial statements for the three months ended March 31, 2021. Management expects that the public health actions being undertaken to reduce the spread of the virus, and that may have to be undertaken again in the event of a resurgence of the virus, will create significant disruptions to the Company with respect to: (i) the demand for its products, (ii) the ability of its sales representatives to reach healthcare customers, (iii) its ability to maintain staffing levels to support its operations, (iv) its ability to continue to manufacture certain of its products, (v) the reliability of its supply chain and (vi) its ability to achieve the financial covenants required by the senior secured notes agreement (see Note 6, Debt). The extent to which the COVID-19 pandemic will impact the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, travel restrictions and social distancing in the U.S. and other countries, business closures or business disruptions and the effectiveness of actions taken in the U.S. and other countries to contain and treat the disease.

The Company is closely monitoring the evolving impact of the pandemic on all aspects of its business. The Company has implemented a number of measures designed to protect the health and safety of its employees, support its customers and promote business continuity. The Company is also actively reviewing and implementing cost-saving measures including discontinuing or delaying all non-essential services and programs and instituting controls on travel, events, marketing and clinical studies to adapt the business plan for the evolving COVID-19 challenges.

2. Summary of Significant Accounting Policies

Basis of Presentation

The condensed financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments necessary to fairly present the financial position of the Company as of March 31, 2021 and December 31, 2020, the results of operations for the three months ended March 31, 2021 and 2020 and its cash flows for the three months ended March 31, 2021 and 2020 have been included and are of a normal, recurring nature except as otherwise disclosed. These condensed financial statements and notes thereto have been prepared under the presumption that users of the financial information have either read or have access to the audited financial statements for the latest year ended December 31, 2020.

Use of Estimates

Preparation of the condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and

CLARUS THERAPEUTICS, INC.
Notes to Condensed Financial Statements
Unaudited

2. Summary of Significant Accounting Policies (cont.)

expenses during the reporting period covered by the condensed financial statements and accompanying notes. The most significant estimates relate to determination of fair value of the Company’s common stock and common stock warrants, stock-based compensation, notes, royalty obligation and the valuation of embedded derivatives. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and records adjustments when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from those estimates.

3. Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis:

	March 31, 2021
(in thousands)	Total	Level 1	Level 2	Level 3
Assets
Cash equivalents:
Money market funds	$5,359	$5,359	$—	$—
Total assets	$5,359	$5,359	$—	$—
	December 31, 2020
(in thousands)	Total	Level 1	Level 2	Level 3
Assets
Cash equivalents:
Money market funds	$7,205	$7,205	$—	$—
Total assets	$7,205	$7,205	$—	$—

During the three months ended March 31, 2021 and 2020, there were no transfers between levels.

As of March 31, 2021 and December 31, 2020, the Company’s cash equivalents consisted of money market funds, classified as Level 1 financial assets, as these assets are valued using quoted market prices in active markets without any valuation adjustment. There were no financial assets valued based on Level 2 inputs.

The carrying amounts reported in the accompanying balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate their fair value based on the short-term nature of these instruments. The carrying value of long-term and short-term debt, taking into consideration debt discounts and related derivative instruments, is estimated to approximate fair value.

4. Inventory

Inventory consisted of the following as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Raw material	$4,226	$4,225
Work-in-process	3,335	—
Finished goods	474	1,632
Total	$8,035	$5,857

The inventory balance as of March 31, 2021 is disclosed net of the Company’s inventory reserve. As of March 31, 2021 and December 31, 2020, the Company had an inventory reserve balance of $7.8 million.

CLARUS THERAPEUTICS, INC.
Notes to Condensed Financial Statements
Unaudited

5. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Selling and marketing costs	$5,622	$3,468
Employee compensation and related benefits	1,342	1,090
Other research costs	91	—
Professional Fees	409	73
Other	6	—
Total	$7,470	$4,631

6. Debt

Convertible Notes

From 2016 to 2021, the Company issued several convertible notes (the “Convertible Notes”) pursuant to which the Company borrowed an aggregate of $68.5 million from existing investors and related parties. All Convertible Notes accrue interest at a rate of 8% compounded daily and have a maturity date of March 1, 2025.

The Company had the following convertible notes outstanding as of March 31, 2021 (in thousands):

Issuance Year	Outstanding Principal Amount
2016	$17,243
2017	13,410
2018	8,911
2019	17,547
2020	1,611
2021	7,184
Total	$65,906

The Convertible Notes contain various conversion features. Upon the occurrence of a qualified financing, the Convertible Notes plus accrued interest mandatorily convert, to shares issued in the qualified financing, as defined in the notes, at a 20% discount, or into shares of Series D Preferred Stock at the Series D Price of $4.50 per share. Upon the occurrence of a non-qualified financing, the noteholders have the option to convert at the same terms as described above for a qualified financing. At maturity, the noteholders also have an option to convert at the terms described above for a qualified or non-qualified financing. If the Company completes a strategic transaction and the Convertible Notes have not been previously converted, noteholders will automatically receive an acquisition premium of the greater of a) the sum of (i) 1.5 times the principal amount of the Convertible Notes and (ii) accrued and unpaid interest thereon, or b) the amount that would have been payable to the noteholders if such notes had been converted to shares of Series D Preferred Stock at the Series D price immediately prior to the close of such strategic transaction.

The Company determined that the acquisition premium and the qualified and non-qualified financing conversion features were embedded derivative instruments requiring bifurcation as separate liabilities with a corresponding debt discount, of which were determined to be fair valued at zero as of March 31, 2021 and December 31, 2020. The debt discount was amortized to interest expense using the effective interest rate method over the term of the Convertible Notes.

CLARUS THERAPEUTICS, INC.
Notes to Condensed Financial Statements
Unaudited

6. Debt (cont.)

In April 2021, pursuant to the executed amendment of the Convertible Notes, the Company and certain lenders agreed to extend or further extend the maturity dates of the Convertible Notes to September 1, 2025. The amendment only modified the maturity date, no other terms, and accordingly was deemed administrative in nature as it was not intended to change any of the economic terms between parties. As such the extension of the maturity dates was deemed to be a modification of the Convertible Notes and modification accounting was applied. The Company calculated the remaining debt discount for each of the Convertible Notes and adjusted the effective interest rate to amortize the remaining debt discount over the adjusted remaining life of the Convertible Notes.

In March 2021, upon an investors decision to not participate in the next round of Convertible Notes, pursuant to the Convertible Notes’ provisions, $3.4 million of the investor’s Convertible Notes converted into 747,451 shares of Series D Preferred Stock and such Series D Preferred Stock issued as a result of this conversion was converted into common stock. At the date of conversion, the outstanding principal and accrued interest on the Convertible Notes were $2.6 million and $0.8 million, respectively. Refer to Note 7, Redeemable Convertible Preferred Stock, for additional information.

The carrying value of the Company’s Convertible Notes is as follows (in thousands):

	March 31, 2021	December 31, 2020
Principal amount	$68,484	$61,300
Accrued and unpaid interest	18,865	17,287
Unamortized debt discount	(510)	(676)
Conversion of convertible notes payable into Series D redeemable convertible preferred stock	(3,360)	—
Total	$83,479	$77,911

The Company recognized interest expense of $1.6 million and $1.5 million during the three months ended March 31, 2021 and 2020, respectively.

Senior Secured Notes

The carrying value of the Company’s senior secured notes is as follows (in thousands):

	March 31, 2021	December 31, 2020
Principal amount	$50,000	$50,000
Accrued and unpaid interest	2,732	1,278
Unamortized debt discount	(8,672)	(9,376)
Total	$44,060	$41,902

On March 12, 2020, the Company issued and sold senior secured notes to certain lenders not related to the Company. The aggregate principal amount of the senior secured notes was $50.0 million and the Company received $42.7 million in net proceeds after deducting transaction expenses of $4.4 million and prepaid interest of $2.9 million.

The senior secured notes bear interest at 12.5% and specify semiannual payments on March 1 and September 1 and have a maturity date of March 1, 2025. The first two years provide for interest-only payments and the final three years amortize the principal balance at $15.0 million, $15.0 million and $20.0 million, respectively. The senior secured notes are governed by an indenture, dated as of March 12, 2020, between the Company and the investors. The interest rate will increase to 14.50% for overdue installments in the event of default. In addition to liquidation preference, the senior secured notes contain a lien on all assets of the Company.

CLARUS THERAPEUTICS, INC.
Notes to Condensed Financial Statements
Unaudited

6. Debt (cont.)

Future principal payments of the senior secured notes are as follows (in thousands):

Years ended December 31,	Amount
2021 (remaining 9 months)	$—
2022	7,500
2023	15,000
2024	17,500
2025	10,000
Total	$50,000

The senior secured notes also have a detachable royalty feature under which the lenders receive a royalty of 0.56% to 1.67% on net sales beginning in 2021, with the royalty obligation continuing until the lenders receive total royalty payments of approximately $24.2 million. The value assigned to royalty rights is recorded as a debt discount to the Notes and is amortized to interest expense over the life of the notes. The royalty obligation had a fair value of $7.9 million at issuance in March of 2020. The lenders have a security interest in the assets and intellectual property of the Company. Since the royalty rights are tied to Clarus’ net sales of JATENZO, such royalty rights are not subject to treatment as a derivative instrument and thus do not need to be periodically measured and marked to market. Proceeds were used to finance the commercial launch of JATENZO. Refer to the section below for the accounting treatment of the royalty obligation.

In connection with the senior secured notes, the Company entered into an indenture stating that the Company would maintain cash and cash equivalents in the amount of at least $10.0 million as of the last day of each calendar month, commencing on March 31, 2020. As of December 31, 2020, the Company was unable to maintain cash and cash equivalents of $10.0 million, and such breach of the indenture resulted in a default and the negotiation of a forbearance agreement noted below.

Forbearance Agreement

On March 17, 2021, the Company entered into a forbearance agreement with noteholders in relation to the senior secured notes. The Company was unable to and did not pay interest of $3.1 million due on March 1, 2021. If the Company is unable to secure the funds to repay its debt as of March 31, 2021, all investors have the right to exercise all remedies available under the indenture to receive the funds due.

Under the forbearance agreement, in exchange for the investors’ agreement not to exercise their rights to retrieve the funds owed, the Company was required to maintain cash and cash equivalents of at least $2.5 million amongst other financial budgeting and reporting requirements until consummation of the Business Combination. Under the forbearance agreement, the forbearance period would automatically terminate if certain conditions, including the execution of the merger agreement, did not occur on or prior to April 15, 2021 (see Note 14, Subsequent Events). The noteholders have also agreed to provide additional capital under certain circumstances to the Company for operations up to $10.0 million until such time of the proposed business combination transaction.

On April 14, 2021, the Company entered into a written consent to update the terms of its forbearance agreement. Per the written consent, the forbearance period would not be terminated on April 15, 2021, provided that the Company, amongst other things, executed the merger agreement and provided financial reporting requirements by April 27, 2021.

Royalty Obligation

The Company periodically assesses the estimated royalty payments related to the senior secured notes to the lender and to the extent such payments are greater or less than its initial estimates or the timing of such payments is materially different than its original estimates, the Company will prospectively adjust the accretion of interest on the royalty obligation. There are a number of factors that could materially affect the amount and the timing of royalty payments, most of which are not within the Company’s control. Such factors include, but are not limited to, the rate

CLARUS THERAPEUTICS, INC.
Notes to Condensed Financial Statements
Unaudited

6. Debt (cont.)

of JATENZO prescriptions, the number of doses administered, the introduction of competing products, manufacturing or other delays, patent protection, adverse events that result in governmental health authority-imposed restrictions on the use of the drug products, and sales never achieving forecasted numbers, which would result in reduced royalty payments and reduced non-cash interest expense over the life of the royalty obligation. To the extent future royalties result in an amount less than the liability, the Company is not obligated to fund any such shortfall.

The Company records estimated royalties due for the current period in accrued other expenses until the payment is received from the customer, at which time the Company then remits payment to the lenders. In order to determine the accretion of the royalty obligation, the Company is required to estimate the total amount of future royalty payments to be received and submitted to the lenders. The sum of these amounts less the proceeds the Company received will be recorded as interest expense over the life of the royalty obligation. As of March 31, 2021 and December 31, 2020, the Company’s estimate of its total interest expense resulted in an annual effective interest rate of approximately 32.3%.

The carrying value of the Company’s royalty obligation is as follows (in thousands):

	March 31, 2021	December 31, 2020
Royalty obligation beginning of period	$9,262	$7,211
Non-cash interest expense recognized	736	2,051
Royalty obligation – end of period	$9,998	$9,262

PPP Loan

In March of 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted to, among other provisions, provide emergency assistance for individuals, families and businesses affected by the COVID-19 pandemic. The CARES Act includes a Paycheck Protection Program (“PPP”) administered through the Small Business Association (“SBA”). Under the PPP, beginning April 3, 2020, small businesses and other entities and individuals could apply for loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to numerous limitations and eligibility criteria.

In April of 2020, the Company received an unsecured loan of $0.5 million from the SBA. After considering further guidance issued by SBA, the Company elected to repay the loan in full in May of 2020 with no interest due under safe harbor provisions of the CARES Act.

7. Redeemable Convertible Preferred Stock

There were no shares of redeemable convertible preferred stock issued during the three months ended March 31, 2020.

In March 2021, 2,630,585 shares of Series D Preferred Stock (of which 747,451 shares are from the conversion of Convertible Notes discussed in Note 6, Debt) converted into 2,630,585 shares of common stock. At the date of conversion, the cost at purchase plus accrued and unpaid dividends on the Series D Preferred Stock was $11.8 million.

CLARUS THERAPEUTICS, INC.
Notes to Condensed Financial Statements
Unaudited

7. Redeemable Convertible Preferred Stock (cont.)

As of March 31, 2021 and December 31, 2020, Preferred Stock consisted of the following (in thousands, except for share data):

	March 31, 2021
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series A Preferred Stock	2,500,000	2,500,000	$9,354	$9,354	2,500,000
Series B Preferred Stock	5,066,637	5,066,637	15,420	15,420	5,066,637
Series C Preferred Stock	9,438,744	9,438,744	20,458	20,458	9,438,744
Series D Preferred Stock	36,335,255	17,867,983	148,433	148,433	17,867,983
Total	53,340,636	34,873,364	$193,665	$193,665	34,873,364
	December 31, 2020
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series A Preferred Stock	2,500,000	2,500,000	$9,170	$9,170	2,500,000
Series B Preferred Stock	5,066,637	5,066,637	15,118	15,118	5,066,637
Series C Preferred Stock	9,438,744	9,438,744	20,057	20,057	9,438,744
Series D Preferred Stock	36,335,255	19,751,117	153,850	153,850	19,751,117
Total	53,340,636	36,756,498	$198,195	$198,195	36,756,498

The following is a summary of the rights and preferences of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock (collectively, “Preferred Stock”) are as follows:

Conversion — Each share of Preferred Stock is convertible into common stock, upon approval of the holders of at least 65% of the preferred shares, on a share-for-share basis to be adjusted for the effect of any stock splits or reverse splits, subject to certain antidilution adjustments, are entitled to vote together with the common stockholders as one class and are entitled to separate votes on certain matters. Preferred Stock automatically converts on a share-for-share basis into shares of common stock upon the closing of a qualified IPO.

Dividends — Preferred stockholders are entitled to receive an annual, cumulative 8% dividend, when and if declared by the Board of Directors. No dividends have been declared through March 31, 2021.

Liquidation Preference — Upon liquidation, dissolution, or winding up of business, the holders of the Preferred Stock are entitled to receive a liquidation preference in priority over the holders of common stock, at an amount per share equal to their original purchase price of $1.82 per share for Series A Preferred Stock and Series B Preferred Stock, $1.50 per share for Series C Preferred Stock and $4.50 for Series D Preferred Stock, plus accumulated dividends. Upon liquidation, the Company’s remaining assets will be distributed to Preferred Stockholders in the following order: Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock. When holders of preferred stock are satisfied in full, any excess assets available for distribution will be allocated ratably among common stockholders based on their pro rata shareholdings. Upon a deemed liquidation event, as defined, holders have the option to redeem their shareholding at the liquidation payment amounts summarized above.

Redemption — Holders of at least 65% of the then outstanding preferred shares, voting together as a separate class, may require the Company to redeem all outstanding shares of Preferred Stock upon the earlier of (a) September 9, 2016 (in which case such shares of Preferred Stock shall be redeemed by the Company in three equal annual installments), and (b) the occurrence of any redemption event. A redemption event shall mean the breach by the Company of any

CLARUS THERAPEUTICS, INC.
Notes to Condensed Financial Statements
Unaudited

7. Redeemable Convertible Preferred Stock (cont.)

material term of its Certificate of Incorporation or any material provision of the related securities purchase agreement, the stockholders’ agreement or the registration rights agreement. To date holders have not required redemption of the Preferred Stock.

Voting Rights — Preferred Stock and common stock generally vote together as one class on an as-converted basis; however, common stock voting rights on certain matters are subject to the powers, preferences, and rights of the Preferred Stock. The holders of Series C Preferred Stock are entitled to elect three directors to the Company’s board of directors and the holders of Series D Preferred Stock are entitled to elect one director to the Company’s board of directors. Certain actions, such as mergers, acquisition, liquidation, dissolution, wind up of business, and deemed liquidation events, must be approved by the holders of at least 65% of outstanding shares of Series D Preferred Stock.

8. Common Stock

The Company was authorized to issue up to 56,593,539 shares of common stock with a $0.001 par value per share as of March 31, 2021.

The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the preferred stock as set forth above.

The holders of common stock are entitled to one vote for each share of common stock. Subject to the payment in full of all preferential dividends to which the holders of the Preferred Stock are entitled, the holders of common stock shall be entitled to receive dividends out of funds legally available. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, after the payment or provision for payment of all debts and liabilities of the Company and all preferential amounts to which the holders of Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of common stock shall be entitled to share ratably in the remaining assets of the Company available for distribution.

As of March 31, 2021, the Company has reserved the following shares of common stock for the potential conversion of outstanding preferred stock and exercise of stock options:

March 31, 2021
Preferred stock, as converted	34,873,364
Options to purchase common stock	3,814,659
Series D warrants	183,438
Remaining shares reserved for future issuance	1,350,481
Total	40,221,942

9. Stock-Based Compensation

2004 Stock Incentive Plan

Effective February 13, 2004, the Company adopted the Clarus Therapeutics 2004 Stock Incentive Plan (the “2004 Plan”). The 2004 Plan was amended on January 28, 2011 to increase the number of shares of the Company’s common stock reserved for issuance to employees, directors, and consultants to 1,529,936 shares. Options granted under the 2004 Plan may be incentive stock options or non-statutory stock options. Restricted stock awards may also be granted under the 2004 Plan. Incentive stock options may only be granted to employees. Options generally vest over a four-year period. The exercise price of incentive stock options shall be not less than 100% of the fair market value per share of the Company’s Common Stock on the grant date. As of March 31, 2021, only incentive stock options to employees have been awarded under the 2004 Plan. The awards granted under this plan generally vest over a four-year period and have a 10-year contractual term.

CLARUS THERAPEUTICS, INC.
Notes to Condensed Financial Statements
Unaudited

9. Stock-Based Compensation (cont.)

2014 Stock Option and Incentive Plan

Effective February 13, 2014, the Company adopted the Clarus Therapeutics 2014 Stock Option and Incentive Plan (the “2014 Plan”) and reserved 1,000,000 shares of Common Stock for the issuance of awards under the 2014 Plan. The 2014 Plan permits the Company to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock awards, cash-based awards, performance share awards and dividend equivalent rights. To qualify as incentive options, stock options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders. All full-time and part-time officers, employees, non-employee directors and other key persons, including consultants and prospective employees, are eligible to participate in the 2014 Plan, subject to the sole discretion of the administrator. On December 15, 2017, April 17, 2019 and again on December 18, 2020, the 2014 Plan was amended, increasing the total shares of Common Stock reserved for issuance by 416,500, 26,140, and 3,000,000 shares, respectively, for a total of 4,442,640 shares of Common Stock available for award in the 2014 Plan. As of March 31, 2021, no shares of common stock were available for future grants under the 2014 Plan. Once the 2014 Plan was adopted, no further options were awarded under the 2004 Plan. The awards granted under this plan generally vest over a four-year period and have a 10-year contractual term.

Stock Options

The following table summarizes stock option activity under the Plans:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Outstanding as of December 31, 2020	3,814,659	$2.17	6.8	$—
Granted	—	—
Exercised	—	—
Cancelled	—	—
Forfeited	—	—
Outstanding as of March 31, 2021	3,814,659	$2.17	6.6	$—
Options vested and exercisable as of March 31, 2021	2,594,530	$1.94	5.2	$—

No stock options were granted during the three months ended March 31, 2021 and 2020. The total fair value of stock options vested during the three months ended March 31, 2021 and 2020 was $0.2 million and $0.1 million, respectively.

Stock-Based Compensation Expense

Stock-based compensation expense is as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Selling and marketing	$5	$—
Research and development	16	22
General and administrative	155	52
Total stock-based compensation expense	$176	$74

As of March 31, 2021, there was $0.4 million of unrecognized stock-based compensation expense related to unvested stock options, which is being recognized over a period of 0.95 years.

CLARUS THERAPEUTICS, INC.
Notes to Condensed Financial Statements
Unaudited

10. Income Taxes

The Company did not record a federal or state or income tax provision or benefit for the three months ended March 31, 2020 or 2021 due to the expected loss before income taxes to be incurred, as well as the Company’s continued maintenance of a full valuation allowance against its net deferred tax assets.

11. Commitments and Contingencies

Lease Commitments

The Company leases office space in Northbrook, Illinois and Murfreesboro, Tennessee under non-cancelable operating leases which expire on December 31, 2021 and September 30, 2022, respectively. Total rent expense under the lease agreements was $40 thousand for the three months ended March 31, 2021 and 2019, respectively.

A summary of the Company’s future minimum lease payments required under non-cancellable lease agreements is as follows (in thousands):

Years ended December 31,	Amount
2021 (remaining 9 months)	$90
2022	16
2023	—
2024	—
2025	—
Total	$106

Purchase Obligation

In July of 2009, the Company entered into a commercial manufacturing agreement, as amended, with Catalent Pharma Solutions, LLC (the “Catalent Agreement”). Pursuant to the terms of the Catalent Agreement, the Company must make minimum annual purchases of JATENZO equal to 7.0 million softgels, through the initial term, or March 2025. Any shortfall between the minimum annual purchase quantities and actual purchases will be multiplied by a unit price, as defined in the Catalent Agreement, and paid to Catalent within 30 days of any year-end that the minimum purchase requirement is not met. The Company has not made any payments to Catalent as a result of a shortfall in minimum purchase quantities. The Catalent Agreement renews automatically for two-year periods and either party may terminate the contract upon twelve months written notice. Purchases under the Catalent Agreement were $3.3 million and $2.8 million during the three months ended March 31, 2021 and 2020, respectively.

The Company entered into a product supply agreement with Pharmacia & Upjohn Company LLC, or Pfizer (the “Pfizer Agreement”), effective January 1, 2021. Pursuant to the terms of the Pfizer Agreement, the Company must make minimum annual purchases of testosterone undecanoate equal to 2,000 kilograms per year, through the initial term, or January 2024. If there is a shortfall between the minimum annual purchase quantities and actual purchases, the difference between the minimum annual purchase amount and actual purchases will be paid to Pfizer by the Company. Purchases under the Pfizer Agreement are expected to be approximately $1.8 million per year, over the life of the contract. There were no purchases under the Pfizer Agreement during the three months ended March 31, 2021.

Legal Proceedings

From time to time, in the ordinary course of business, the Company is subject to litigation and regulatory examinations as well as information gathering requests, inquiries and investigations.

On April 2, 2019, an action for patent infringement was filed against the Company by Lipocine in the U.S. District Court for the District of Delaware. The lawsuit (Civil Action No. 19-622) sought a declaratory judgement of infringement under 35 U.S.C. § 271(a)-(c) arising from the Company’s intent to market and sell JATENZO, based on the FDA’s approval

CLARUS THERAPEUTICS, INC.
Notes to Condensed Financial Statements
Unaudited

11. Commitments and Contingencies (cont.)

of JATENZO in March 2019. Lipocine alleged that the Company infringed certain claims in each of four U.S. Patents: U.S. Patent No. 9,034,858, U.S. Patent No. 9,205,057, U.S. Patent No. 9,480,690 and U.S. Patent No. 9,757,390. Lipocine sought reasonable royalty monetary damages, pre-judgment interest, post-judgment interest, and attorneys’ fees, and costs and disbursements, and injunctive relief.

The Company asserted defenses of noninfringement, invalidity under 35 U.S.C. §§ 103 and 112, as well as inequitable conduct. The Company’s motion for summary judgment of invalidity under Section 112 was argued in January 2021, and a further hearing was held on May 14, 2021, to address questions the Court had that were pertinent to the summary judgment motion. On May 25, 2021, Judge Bryson granted the Company’s motion for summary judgment and invalidated all of the patent claims asserted against Clarus by Lipocine. A bench trial before Judge Bryson to hear Clarus’ inequitable conduct defense is pending trial. Clarus has asked the court to schedule trial on these defenses at the earliest practicable date.

On January 4, 2021, an interference (No. 106,128) was declared by the U.S. Patent and Trademark Office between the Company’s U.S. Patent Application No. 16/656,178 and Lipocine’s U.S. Patent Application No. 16/818,779. This proceeding (Interference No. 106,128 (DK)) is currently pending. The claims at issue in the interference cover uses of JATENZO and TLANDO. The involved Lipocine patent application, however, contains claims the Company believes cover the use of TLANDO and not JATENZO nor its FDA-approved use. The Company believes that it would not need a license from Lipocine, nor that it would be liable for any damages, based solely on the outcome of the pending interference, as the Company does not believe the involved Lipocine patent claims in this interference covers JATENZO or its FDA-approved use.

There is also risk that other interference proceedings could be declared that involve Lipocine patent applications and/or patents and claims that cover JATENZO interference. And while two interferences were previously decided against the Company, Lipocine has not tried to assert patent claims issued to it as a result of prevailing in those interferences against the Company, and the Company believes these claims do not cover JATENZO. In the event the Company’s beliefs turn out to be incorrect, or future declared interferences involving claims that cover JATENZO are not resolved in the Company’s favor, it may need to obtain a license from Lipocine. Such a license may not be available or may be available only on terms not favorable to the Company. This could also have a material adverse effect on the Company.

The litigation and interference are also expensive and consume significant time and resources.

12. Net Loss per Share

The Company’s potentially dilutive securities, which include preferred stock and stock options, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following shares from the computation of diluted net loss per share attributable to common stockholders as of March 31, 2021 and 2020 because including them would have had an anti-dilutive effect:

	March 31,
	2021	2020
Redeemable convertible preferred stock	34,873,364	36,756,497
Options to purchase common stock	3,814,659	2,008,430
Convertible notes(1)	18,550,825	16,178,854
Series D warrants	183,438	183,438

____________

(1)      Convertible note shares are calculated using the Series D Preferred Stock issue price of $4.50 per share and includes interest accrued as of March 31, 2021 and 2020.

CLARUS THERAPEUTICS, INC.
Notes to Condensed Financial Statements
Unaudited

13. Related Party Transactions

In July of 2020, a member of the Company’s board of directors temporarily expanded his director duties as an executive director, at the request of the Company’s board of directors. As executive director, this member received a total of $0.1 million in consulting fees during the three months ended March 31, 2021.

14. Subsequent Events

Proposed Merger

On April 27, 2021, the Company executed a definitive merger agreement with Blue Water Acquisition Corporation (“Blue Water”, or “BLUW”), a Special Purpose Acquisition Company. Upon the completion of the proposed business combination transaction, the convertible noteholders and Series D Preferred Stock shareholders of Clarus will exchange their interests in Clarus for shares of common stock of continuing public company or Combined Entity. The proposed merger is expected to be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under the reverse recapitalization model, the Business Combination will be treated as Clarus issuing equity for the net assets of BLUW, with no goodwill or intangible assets recorded. Under this method of accounting, Blue Water will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the merger, the Company’s stockholders are expected to have a majority of the voting power of the combined company, the Company will comprise all of the ongoing operations of the combined entity, the Company will comprise a majority of the governing body of the combined company, and the Company’s senior management will comprise all of the senior management of the combined company. As a result of the proposed merger, Blue Water will be renamed Clarus Therapeutics Holdings, Inc., or Combined Entity, and Clarus will become a wholly owned subsidiary of Combined Entity.

Blue Water is expected to receive net proceeds of approximately $198.2 million upon the closing of the proposed merger transaction, assuming no redemptions are affected by stockholders of Blue Water, and will operate under the current Clarus management team upon the closing of the proposed merger. In connection with the proposed merger, the Company’s convertible noteholders and senior secured noteholders agreed to provide $25.0 million in additional capital to the Company following the close of the merger. All such proceeds will convert to shares of Blue Water common stock at a price of $10.00 per share at the merger closing. The closing of the proposed merger is a precondition to the additional financing.

Subject to the terms of the merger agreement, at the effective time of the merger (the “Effective Time”), each share of Clarus’s redeemable convertible Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into shares of the combined Company’s common stock and all principal and accrued interest under the Company’s Series D convertible notes shall convert into shares of common stock of the surviving entity, subject to adjustment in accordance with the exchange ratio. All other series of preferred stock, common stock and stock options will be cancelled and extinguished upon completion of the proposed merger. In addition, Clarus’s existing equity incentive plans will be terminated. Any unexpired, outstanding Series D Warrants will remain outstanding and become exercisable shares of common stock of the surviving entity, subject to adjustment in accordance with the exchange ratio.

The boards of directors of both Blue Water and Clarus have approved the proposed transaction. Completion of the transaction is expected to be in the third quarter of 2021, and is subject to, among other things, the approval by Blue Water’s shareholders, satisfaction of the conditions stated in the merger agreement and other customary closing conditions. There is no assurance that the transaction will be consummated.

License Agreement

In May 2021, the Company entered into a license agreement (the “HavaH Agreement”) with HavaH Therapeutics, or HavaH, an Australia-based biopharmaceutical company developing androgen therapies for inflammatory breast disease and certain forms of breast cancer. Under the HavaH Agreement, the Company will acquire the development and commercialization rights for HavaH T+Ai™, to be renamed CLAR-121.

CLARUS THERAPEUTICS, INC.
Notes to Condensed Financial Statements
Unaudited

14. Subsequent Events (cont.)

Under the terms of the licensing agreement, Clarus will be responsible for future global development and regulatory activities for CLAR-121, excluding Australia. Clarus will pay HavaH an upfront payment of $0.5 million upon signing and HavaH may be eligible for up to $10.8 million in potential development and regulatory milestone payments. HavaH will retain the right to promote HAVAH T+Ai™ in Australia. Additionally, HavaH would be eligible for a royalty payments and up to $30.0 million in potential commercial milestones.

Issuance of Convertible Notes

In April, May and June 2021, the Company entered into additional note purchase agreements (the “2021 Notes”) pursuant to which the Company borrowed an aggregate of $17.8 million in connection with the $25.0 million in additional capital to be provided by the Company’s convertible noteholders and senior secured noteholders following the close of the merger. Outstanding balances under the 2021 Notes accrue interest at a rate of 8%, compounded daily, and have a maturity date of September 1, 2025. The conversion features of the 2021 Notes are identical to the conversion features of the Convertible Notes.

Issuance of PIK Note

In June 2021, the Company entered into a payment-in-kind, or PIK, note (the “PIK Note”), in relation to the Company’s missed interest payment on its senior secured notes, pursuant to which the Company borrowed an aggregate of $3.1 million from senior secured noteholders, to be included in the principal senior secured notes balance. The PIK note accrues interest at a rate of 12.5%, compounded daily, and the principal is repayable in full on February 1, 2023.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Clarus Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Clarus Therapeutics, Inc. (the Company) as of December 31, 2020 and 2019, the related statements of operations, changes in redeemable convertible preferred stock and stockholders’ deficit and cash flows for each of the years then ended, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that Clarus Therapeutics, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2006.

Chicago, Illinois
May 13, 2021

CLARUS THERAPEUTICS, INC.
Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$7,233	$1,656
Accounts receivable, net	4,400	—
Inventory	5,857	6,961
Prepaid expenses and other current assets	1,846	1,229
Total current assets	19,336	9,846
Property and equipment, net	64	21
Total assets	$19,400	$9,867
Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Convertible notes payable to related parties	$—	$70,919
Senior notes payable	41,902	—
Accounts payable	12,107	4,379
Accrued expenses	4,631	1,767
Deferred revenue	1,172	—
Total current liabilities	59,812	77,065
Convertible notes payable to related parties	77,911	—
Convertible preferred stock warrant liability	—	551
Derivative liability	—	65,006
Royalty obligation	9,262	—
Total liabilities	146,985	142,622
Commitments and contingencies (See Note 12)
Redeemable convertible preferred stock, $0.001 par value, 53,340,636 shares authorized at December 31, 2020 and 2019; 36,756,498 shares issued and outstanding at December 31, 2020 and 2019	198,195	183,513
Stockholders’ deficit:
Common stock $0.001 par value; 56,593,539 shares authorized at December 31, 2020 and 2019; 870,263 shares issued and outstanding at December 31, 2020 and 2019	1	1
Additional paid-in capital	—	—
Accumulated deficit	(325,781)	(316,269)
Total stockholders’ deficit	(325,780)	(316,268)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$19,400	$9,867

The accompanying notes are an integral part of these financial statements.

CLARUS THERAPEUTICS, INC.
Statements of Operations
(in thousands, except share and per share data)

	Years Ended December 31,
	2020	2019
Net product revenue	$6,369	$—
Cost of product sales	8,687	—
Gross loss	(2,318)	—
Operating expenses:
Sales and marketing	29,515	7,374
General and administrative	11,937	7,414
Research and development	3,407	3,088
Loss from operations	(47,177)	(17,876)
Other income (expense), net:
Change in fair value of warrant liability and derivative, net	66,891	13
Interest income	25	79
Interest expense	(15,394)	(23,866)
Total other income (expense), net	51,522	(23,774)
Net income (loss) before income taxes	4,345	(41,650)
Provision for income taxes	—	—
Net income (loss)	4,345	(41,650)
Accretion of preferred stock	(14,682)	(13,594)
Net loss attributable to common stockholders – basic and diluted	$(10,337)	$(55,244)
Net loss per common share attributable to common stockholders, basic and diluted	$(11.88)	$(63.48)
Weighted-average common shares used in net loss per share attributable to common stockholders, basic and diluted	870,263	870,263

The accompanying notes are an integral part of these financial statements.

CLARUS THERAPEUTICS, INC.
Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	36,756,498	$169,919	870,263	$1	$—	$(261,384)	$(261,383)
Accretion of redeemable convertible preferred stock to redemption value	—	13,594	—	—	(359)	(13,235)	(13,594)
Stock-based compensation	—	—	—	—	359	—	359
Net loss	—	—	—	—	—	(41,650)	(41,650)
Balance at December 31, 2019	36,756,498	$183,513	870,263	$1	$—	$(316,269)	$(316,268)
Accretion of redeemable convertible preferred stock to redemption value	—	14,682	—	—	(825)	(13,857)	(14,682)
Stock-based compensation	—	—	—	—	825	—	825
Net income	—	—	—	—	—	4,345	4,345
Balance at December 31, 2020	36,756,498	$198,195	870,263	$1	$—	$(325,781)	$(325,780)

The accompanying notes are an integral part of these financial statements.

CLARUS THERAPEUTICS, INC.
Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2020	2019
Operating activities
Net income (loss)	$4,345	$(41,650)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Non-cash interest expense related to debt financing and royalty obligation	12,459	9,005
Change in fair value of warrant liability	(551)	(138)
Change in fair value of derivative liability	(66,340)	14,986
Stock-based compensation expense	825	359
Depreciation	18	4
Changes in operating assets and liabilities:
Accounts receivable	(4,400)	—
Inventory	1,104	(6,961)
Prepaid expenses and other current assets	(804)	(939)
Accounts payable	7,728	4,035
Accrued expenses	2,864	1,584
Deferred revenue	1,172	—
Net cash used in operating activities	(41,580)	(19,715)
Investing activities
Purchases of property and equipment	(63)	(21)
Net cash used in investing activities	(63)	(21)
Financing activities
Proceeds from issuance of convertible notes payable	1,611	18,389
Proceeds from issuance of senior notes payable, net of discount	49,125	—
Proceeds from PPP loan	488	—
Repayment of PPP loan	(488)	—
Debt issuance costs	(3,516)	(29)
Net cash provided by financing activities	47,220	18,360
Net increase (decrease) in cash and cash equivalents	5,577	(1,376)
Cash and cash equivalents – beginning of period	1,656	3,032
Cash and cash equivalents – end of period	$7,233	$1,656
Supplemental disclosure of cash flow information:
Cash paid for interest	$3,125	$—
Supplemental disclosure of non-cash investing and financing activities:
Accretion of redeemable convertible preferred stock to redemption value, including dividends on preferred stock	$14,682	$13,594

The accompanying notes are an integral part of these financial statements.

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

1. Organization and Description of Business Operations

Clarus Therapeutics, Inc. (the “Company” or “Clarus”) is a specialty pharmaceutical company focused on the commercialization of JATENZO, the first and only oral testosterone (“T”) replacement, or testosterone replacement therapy (“TRT”), of its kind approved by the U.S. Food and Drug Administration, or FDA. The FDA completed its review of the Company’s New Drug Application and approved JATENZO for marketing on March 27, 2019. The Company commercially launched JATENZO on February 10, 2020. JATENZO is the Company’s sole source of revenue and sales are exclusively within the United States. Management remains committed to the product’s commercial success. The Company was founded in 2004 and is located and headquartered in Northbrook, Illinois.

The Company is subject to risks and uncertainties associated with any pharmaceutical company that is transitioning from the development to commercial stage. Since inception, the Company has incurred substantial operating losses due to substantial product development and commercialization expenditures. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of its employees and consultants. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of JATENZO, is cash flow positive from operations, or enters into cash flow positive business development transactions.

Liquidity and Going Concern

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Since its inception, the Company has devoted substantially all its efforts to business planning, clinical development, commercial planning and raising capital. The Company has incurred losses since inception and has an accumulated deficit of $325.8 million as of December 31, 2020, including $94.0 million of cumulative accretion on the Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”), the Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”), the Series C Redeemable Convertible Preferred Stock (“Series C Preferred Stock”) and the Series D Redeemable Convertible Preferred Stock (“Series D Preferred Stock”), collectively, Preferred Stock, and $97.6 million of cumulative non-cash interest related to previously issued convertible debt. The Company is also in forbearance on its March 12, 2020 senior secured notes as it was unable to maintain at least $10.0 million in cash and cash equivalents as of the last day of each calendar month beginning December 2020 and was unable to pay the required $3.1 million interest payment due in March 2021. In accordance with the related forbearance agreement, the Company will need to maintain at least $2.5 million of cash and cash equivalents as of the last day of each calendar month until the proposed SPAC merger (see below).

The Company is seeking to complete a merger with a newly-formed Special Purpose Acquisition Company (“SPAC”), whereby the Company will become a 100% owned subsidiary of the SPAC. In addition, current Clarus stakeholders will invest an additional $25.0 million in Clarus before the close of this transaction (Note 15). In addition to pursuing consummation of the SPAC merger and the related investment, the Company plans to seek additional funding through the expansion of its commercial efforts to grow JATENZO and its operating cash flow, business development efforts to out-license JATENZO internationally, equity financings, debt financings such as the secured notes described in Note 7, Debt, or other capital sources including collaborations with other companies or other strategic arrangements with third parties. There can be no assurance that these future financing efforts will be successful.

If the Company is unable to obtain funding or generate operating cash flow, the Company will be forced to delay, reduce or eliminate some or all of its product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders.

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

1. Organization and Description of Business Operations (cont.)

Based on its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, as of the issuance date of the financial statements for the year ended December 31, 2020, the Company has concluded that its cash and cash equivalents will not be sufficient to fund its operating expenses, capital expenditure requirements and debt service payments through at least twelve months from the date that these financial statements are available to be issued and that there is substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Impact of the COVID-19 Pandemic

The business disruptions associated with the COVID-19 pandemic had a significant negative impact on the Company’s financial statements for the year ended December 31, 2020. Management expects that the public health actions being undertaken to reduce the spread of the virus, and that may have to be undertaken again in the event of a resurgence of the virus, will create significant disruptions to the Company with respect to: (i) the demand for its products, (ii) the ability of its sales representatives to reach healthcare customers, (iii) its ability to maintain staffing levels to support its operations, (iv) its ability to continue to manufacture certain of its products, (v) the reliability of its supply chain and (vi) its ability to achieve the financial covenants required by the senior secured notes agreement (see Note 7, Debt). The extent to which the COVID-19 pandemic will impact the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, travel restrictions and social distancing in the U.S. and other countries, business closures or business disruptions and the effectiveness of actions taken in the U.S. and other countries to contain and treat the disease.

The Company is closely monitoring the evolving impact of the pandemic on all aspects of its business. The Company has implemented a number of measures designed to protect the health and safety of its employees, support its customers and promote business continuity. The Company is also actively reviewing and implementing cost-saving measures including discontinuing or delaying all non-essential services and programs and instituting controls on travel, events, marketing and clinical studies to adapt the business plan for the evolving COVID-19 challenges.

2. Summary of Significant Accounting Policies

Basis of Presentation

The financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Reclassifications

Certain reclassifications have been made to the Company’s prior year financial statements to conform to the Company’s current year presentation. These reclassifications had no effect on the Company’s previously reported results of operations or accumulated deficit.

Segment Information

The Company’s chief operating decision maker manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions. All of the Company’s long-lived assets are held in the United States.

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Use of Estimates

Preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period covered by the financial statements and accompanying notes. The most significant estimates relate to determination of fair value of the Company’s common stock and common stock warrants, stock-based compensation, notes, royalty obligation and the valuation of embedded derivatives. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and records adjustments when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from those estimates.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels of inputs that may be used to measure fair value are defined below:

Level 1:	Quoted market prices in active markets for identical assets or liabilities.
Level 2:	Inputs other than Level 1 inputs that are either directly or indirectly observable, such as quoted market prices, interest rates and yield curves.
Level 3:

Unobservable inputs for the asset or liability (i.e. supported by little or no market activity). Level 3 inputs include management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk).

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Cash and Cash Equivalents

Cash and cash equivalents and represent cash and highly liquid investments with an original contractual maturity at the date of purchase of three months or less. As of December 31, 2020 and 2019, cash and cash equivalents included government-backed money market funds.

Concentrations of Risk

Substantially all of the Company’s cash and money market funds are held with a single financial institution. Due to its size, the Company believes this financial institution represents minimal credit risk. Deposits in this institution may exceed the amount of insurance provided on such deposits by the Federal Deposit Insurance Corporation for U.S. institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents. Management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

The Company’s accounts receivable balance is compromised solely from transactions with the Company’s single third-party logistics provider, or 3PL. The Company monitors economic conditions to identify facts or circumstances that may indicate that any of its accounts receivable are at risk of collection.

The Company depends on two third-party suppliers for its supply of T-undecanoate (“TU”), the active pharmaceutical ingredient of JATENZO.

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Accounts Receivable, Net

Accounts receivable are stated at net realizable value. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on a past history of write-offs, collections and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon terms. The Company generally does not require any security or collateral to support its receivables. The Company performs ongoing evaluations of its customers.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out (“FIFO”) method. Inventories are written down for product that has become obsolete, inventory that has a cost basis in excess of its expected net realizable value and inventory in excess of expected requirements. The estimate of excess quantities is subjective and primarily dependent on our estimates of future demand for a particular product. Write-downs of inventory establish a new cost basis which is not increased for future increases in the net realizable value of inventories or changes in estimated obsolescence.

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, as follows:

Asset Class	Estimated Useful Life
Computer and office equipment	3 years
Furniture and fixtures	7 years

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in loss from operations. Repair and maintenance costs are charged to expense as incurred.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset group may not be recoverable. There were no charges as a result of impairment losses for the years ended December 31, 2020 or 2019.

Deferred Financing Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings or debt financings as deferred financing costs until such financings are consummated. After consummation of a financing, these costs are presented in the balance sheets as a direct reduction from the carrying amount of the respective equity or debt instrument issued. Should an in-process financing be abandoned, the deferred financing costs will be expensed immediately as a charge to operating expenses in the statements of operations and loss.

Redeemable Convertible Preferred Stock

The Company has adopted current accounting guidance in regard to accounting for certain financial instruments with characteristics of both liabilities and equity and for the classification and measurement of redeemable securities. This guidance requires companies with mandatorily redeemable features in their equity instruments to be classified separately from equity. The Company measures these instruments by recognizing changes in redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

end of each reporting period. In accordance with this guidance, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have been classified separately from equity in the accompanying balance sheets.

Revenue Recognition

In accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to be entitled to in exchange for those goods or services. The Company performs the following five steps to recognize revenue under ASC 606: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only recognizes revenue when it is probable that it will collect the consideration to which it is entitled in exchange for the goods or services that will be transferred to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. The Company has determined that the delivery of its product to its customer constitutes a single performance obligation as there are no other promises to deliver goods or services. Shipping and handling activities are considered fulfillment activities and are not considered to be a separate performance obligation. The Company has assessed the existence of a significant financing component in the agreements with its customers. The trade payment terms with its customers do not exceed one year and therefore, no amount of consideration has been allocated as a financing component. Taxes collected related to product sales are remitted to governmental authorities and are excluded from revenue.

Net Product Sales

The Company began selling JATENZO in February 2020, in the United States through a 3PL which takes title and control of the goods. The 3PL distributes the product to wholesale distributors (collectively the “Distributors”), with whom the Company has entered into formal agreements for delivery to retail pharmacies. The Company has also entered into arrangements with payors that provide government mandated and/or privately negotiated rebates, chargebacks and discounts for the purchase of the Company’s products.

The Company recognizes revenue on sales of JATENZO when the customer obtains control of the product, which occurs at a point in time, typically upon delivery. Product revenues are recorded at the product’s wholesale acquisition costs, net of applicable reserves for variable consideration that are offered within contracts between the Company and its customers, wholesale distributors, payors, and other indirect customers relating to the sale of JATENZO. Components of variable consideration include government and commercial contract rebates, product returns, chargebacks, commercial co-payment assistance program transactions and distribution services fees. These deductions are based on the amounts earned or to be claimed on the related sales and are classified as a current liability or reduction of receivables, based on expected value method and a range of outcomes and are probability weighted in accordance with ASC 606.

The amount of variable consideration which is included in the transaction price may be constrained and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognition under contracts will not occur in a future period. The Company’s analyses contemplate the application of the constraint in accordance with ASC 606. Actual amounts of consideration ultimately received may differ from its estimates. If actual results in the future vary from its estimates, the Company will adjust these estimates, which would affect net product revenue and earnings in the period such variances become known.

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Cost of Product Sales

Cost of product sales include manufacturing and distribution costs, the cost of drug substance, FDA program fees and a reserve for short-dated, obsolete inventory. The Company began capitalizing inventory upon FDA approval of JANTENZO®.

Research and Development Expenses

Research and development expenses include salaries and benefits, clinical trials costs, contract services and manufacturing development costs. Research and development expenses are charged to operations as they are incurred. The Company follows the provisions of the Research and Development Topic of the Codification which requires the Company to defer and capitalize nonrefundable advance payments made for goods or services to be used in research and development activities until the goods have been delivered or the related services have been performed. If the goods are no longer expected to be delivered or the services are no longer expected to be performed, the Company would be required to expense the related capitalized advance payments. The Company had no capitalized nonrefundable advance payments and no refundable advance payments as of December 31, 2020 or 2019.

Leases

The Company leases office space and recognizes related rent expense on a straight-line basis over the term of the lease.

Stock-Based Compensation

The Company accounts for all stock-based compensation awards granted as stock-based compensation expense at fair value. The Company’s stock-based payments include stock options and grants of common stock, restricted for vesting conditions. The measurement date for awards is the date of grant, and stock-based compensation costs are recognized as expense over the requisite service period, which is generally the vesting period, on a straight-line basis. Stock-based compensation expense is classified in the accompanying statements of operations based on the function to which the related services are provided. The Company recognizes stock-based compensation expense for the portion of awards that have vested. Forfeitures are recorded as they occur. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model.

Patents and Trademarks

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty of the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses in the statement of operations.

Basic and Diluted Loss per Share

Basic and diluted net loss per common share is determined by dividing net loss attributable to common stockholders by the weighted average common shares outstanding. Basic net loss per share is determined using the weighted average number of shares of common stock outstanding during each period. Diluted net loss per share includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred stock, warrants and stock options, which would result in the issuance of incremental shares of common stock. The computation of diluted net loss per shares does not include the conversion of securities that would have an anti-dilutive effect. The basic and diluted computations of net loss per share for the Company are the same because the effects of the Company’s convertible securities would be anti-dilutive. See Note 13, Net Loss per Share, for further detail.

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Comprehensive Loss

The Company’s comprehensive loss was the same as its reported net loss for all periods presented.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, it would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying statement of operations. As of December 31, 2020 and 2019, no accrued interest or penalties are included on the related tax liability line in the balance sheet.

Emerging Growth Company Status

The Company is expected to be an “emerging growth company” (“EGC”) upon merger, as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. The Company may take advantage of these exemptions until it is no longer an EGC under Section 107 of the JOBS Act, which provides that an EGC can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. The Company expects to elect to avail itself of the extended transition period and, therefore, while the Company is an EGC it will not be subject to new or revised accounting standards the same time that they become applicable to other public companies that are not EGCs, unless it chooses to early adopt a new or revised accounting standard.

Recently Adopted Accounting Pronouncements

In January 2016, the FASB issued ASU 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). ASU 2016-01 amends various aspects of the recognition, measurement, presentation, and disclosure for financial instruments. The Company adopted ASU 2016-01 as of January 1, 2020. The adoption of this ASU did not have a material impact on the Company’s financial statements and related disclosures.

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). Under ASU 2016-02, an entity is required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. For leases with a term of twelve months or less, the lessee is permitted to make an accounting policy election not to recognize lease assets and lease liabilities by class of underlying assets. The new lease standard is effective for annual periods beginning after December 15, 2021. The Company will adopt the new standard using a modified retrospective basis, which requires the Company to reflect its leases on its balance sheet for the earliest comparative period presented. The adoption of this standard is not expected to have a material impact on the Company’s financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss model. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes may result in earlier recognition of credit losses. For public entities that are Securities and Exchange Commission filers, excluding entities eligible to be smaller reporting companies, ASU 2016-13 is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, ASU 2016-13 is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. This standard will be effective for the Company on January 1, 2023. The Company does not expect the adoption of ASU 2016-13 to have a material impact on the Company’s financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) (“ASU 2019-12”): Simplifying the Accounting for Income Taxes, which adds or clarifies guidance on accounting for income taxes. The new guidance will become effective for the Company on January 1, 2022, with early adoption permitted. The adoption of this standard is not expected to have a material impact on the Company’s financial statements and related disclosures.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-4”), which applies to entities that have contracts, such as debt agreements, lease agreements or derivative instruments, which reference LIBOR or another reference rate expected to be discontinued due to reference rate reform. Entities can elect not to apply certain modification accounting requirements for contract modifications that replace a reference rate affected by reference rate reform. If elected, such contracts are accounted for as a continuation of the existing contract and no reassessments or remeasurements are required. ASU 2020-04 is effective for all entities from March 12, 2020 through December 31, 2022 and does not apply to contract modifications made after December 31, 2022. The Company is currently evaluating the impact that the adoption for ASU 2020-04 will have on its financial statements.

In June 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain convertible instruments, amends guidance on derivative scope exceptions for contracts in an entity’s own equity and modifies the guidance on diluted earnings per share calculations as a result of these changes. The new guidance will become effective for the Company on January 1, 2024, with early adoption permitted. The Company is currently evaluating the impact that the adoption for ASU 2020-06 will have on its financial statements.

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

3. Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis:

	December 31, 2020
(in thousands)	Total	Level 1	Level 2	Level 3
Assets
Cash equivalents:
Money market funds	$7,205	$7,205	$—	$—
Total assets	$7,205	$7,205	$—	$—
Liabilities
Warrant liability	$—	$—	$—	$—
Derivative liability	—	—	—	—
Total liabilities	$—	$—	$—	$—
	December 31, 2019
(in thousands)	Total	Level 1	Level 2	Level 3
Assets
Cash equivalents:
Money market funds	$1,628	$1,628	$—	$—
Total Assets	$1,628	$1,628	$—	$—
Liabilities
Warrant liability	$551	$—	$—	$551
Derivative liability	65,006	—	—	65,006
Total liabilities	$65,557	$—	$—	$65,557

During the years ended December 31, 2020 and 2019, there were no transfers between levels.

As of December 31, 2020 and 2019, the Company’s cash equivalents consisted of money market funds, classified as Level 1 financial assets, as these assets are valued using quoted market prices in active markets without any valuation adjustment. There were no financial assets valued based on Level 2 inputs.

As of December 31, 2019, the Company had Level 3 financial liabilities that were measured at fair value on a recurring basis. The Company’s Warrant Liability and Derivative Liability (defined below) are carried at fair value, determined using Level 3 inputs in the fair value hierarchy as described below. As of December 31, 2020, the Warrant Liability and Derivative Liability were valued at zero.

The carrying amounts reported in the accompanying balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate their fair value based on the short-term nature of these instruments. The carrying value of long-term and short-term debt, taking into consideration debt discounts and related derivative instruments, is estimated to approximate fair value.

Warrant Liability

In conjunction with a previous loan agreement that was fully paid in 2017, certain lenders were granted warrants, or the Series D Warrants, to purchase a total of 183,438 shares of Series D Preferred Stock at an exercise price of $4.50 per share. The expiration date of the warrants will be the earlier of July 14, 2021 for 122,292 shares and April 9, 2023 for 61,146 shares, or three years from the effective date of a registration statement for an initial public offering of the Company’s stock. No warrants were exercised during the years ended December 31, 2020 and 2019.

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

3. Fair Value Measurements (cont.)

The warrant is a freestanding financial instrument that requires the Company to transfer equity instruments upon exercise by the warrant holder at a strike price equal to the issuance price of the underlying preferred stock (the “Warrant Liability”). The valuation of the warrant liability was determined with the assistance of an independent valuation firm which utilized the hybrid method, a hybrid valuation between a probability-weighted expected return model (“PWERM”) and an option pricing model (“OPM”). The hybrid method estimates probability-weighted values across multiple scenarios, but uses the OPM to estimate the allocation of value within one or more of those scenarios. Weighting allocations are assigned to the OPM and PWERM methods factoring possible future liquidity events. Specifically, for each exit event date and exit scenario, the OPM method was utilized to estimate the Series D Preferred Stock value per share. The fair value was determined using Level 3 inputs. The warrants to purchase preferred stock are remeasured at each reporting and settlement date. Changes in fair value for each reporting period are recognized in other income (expense) in the statements of operations. A change in the assumptions related to the valuation of the Warrant Liability could have a significant impact on the value of the obligation.

The following table sets forth a summary of changes in the fair value of the Company’s warrant liability (in thousands):

Balance at December 31, 2018	$689
Change in fair value of warrants	(138)
Balance at December 31, 2019	$551
Change in fair value of warrants	(551)
Balance at December 31, 2020	$—

As the fair value of Series D Preferred Stock at December 31, 2020 was less than the Series D Preferred Stock issuance price of $4.50, the fair value of the Series D warrants was reduced to zero.

Derivative Liability

From 2016 through 2020, the Company entered into convertible notes purchase agreements with related parties for a total aggregate borrowing amount of $61.3 million (see Note 7, Debt). The convertible notes contain various conversion features including mandatory conversion upon the occurrence of a qualified financing at a 20% discount or shares of Series D Preferred Stock at the Series D Preferred Stock issuance price of $4.50. Upon the occurrence of a non-qualified financing, the noteholders have the option to convert at the same terms as described above for a qualified financing. The Company determined that the acquisition premium and the qualified and non-qualified financing conversion features were embedded derivative instruments requiring bifurcation as separate liabilities with a corresponding debt discount.

The derivative liability is a freestanding financial instrument that requires the Company to transfer equity instruments upon exercise by the noteholders. The derivative liability was initially recorded as a liability at fair value, with a corresponding debt discount, which was amortized to interest expense using the effective interest rate method over the term of the related notes. The valuation of the derivative liability was determined with the assistance of an independent valuation firm utilizing a probability-weighted expected return model (“PWERM”), which estimates the value based on probability-weighted present value of potential future liquidity events, with an allocation of probabilities applied to each scenario. Future liquidity event scenarios for the Convertible Notes as of December 31, 2019 included an acquisition event prior to expected FDA approval, an IPO prior to expected FDA approval, an acquisition event after expected FDA approval and an IPO after expected FDA approval, and only two scenarios as of December 31, 2020 which were an acquisition event after expected FDA approval and an IPO after expected FDA approval. The fair value was determined using Level 3 inputs. The derivative liability is remeasured at each reporting and settlement date. Changes in fair value for each reporting period are recognized in other income (expense) in the statements of operations. A change in the assumptions related to the valuation of the derivative liability could have a significant impact on the value of the obligation.

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

3. Fair Value Measurements (cont.)

The following table sets forth a summary of changes in the fair value of the Company’s derivative liability (in thousands):

Balance at December 31, 2018	$50,020
2019 Notes issued	14,861
Change in fair value of derivative	125
Balance at December 31, 2019	$65,006
2020 Notes issued	1,334
Change in fair value of derivative	(66,340)
Balance at December 31, 2020	$—

As the fair value of Series D Preferred Stock at December 31, 2020 was less than the Series D Preferred Stock issuance price of $4.50, the fair value of the derivative liability related to the Company’s convertible notes was reduced to zero.

4. Inventory

Inventory consisted of the following as of December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Raw material	$4,225	$94
Work-in-process	—	4,664
Finished goods	1,632	2,203
Total	$5,857	$6,961

As of December 31, 2020, the Company recorded a reserve for inventory obsolescence of $7.8 million, with a corresponding charge to cost of product sales. The charge was estimated based on an analysis of the remaining shelf life of the Company’s inventory at the time that inventory is forecasted to be sold.

5. Property and Equipment, net

Property and equipment consisted of the following as of December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Office equipment and computer hardware	$99	$96
Furniture and fixtures	109	51
Total property and equipment	208	147
Less accumulated depreciation	(144)	(126)
Property and equipment, net	$64	$21

Depreciation expense for the years ended December 31, 2020 and 2019 was approximately $18 thousand and $4 thousand, respectively.

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

6. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2020	2019
Selling and marketing costs	$3,468	$698
Employee compensation and related benefits	1,090	569
Other research costs	—	61
Professional Fees	73	426
Other	—	13
Total	$4,631	$1,767

7. Debt

Convertible Notes

From 2016 to 2020, the Company issued several convertible notes (the “Convertible Notes”) pursuant to which the Company borrowed an aggregate of $61.3 million from existing investors and related parties. All Convertible Notes accrue interest at a rate of 8% compounded daily and have a maturity date of March 1, 2025.

The Company had the following convertible notes outstanding as of December 31, 2020 (in thousands):

Issuance Year	Aggregate Borrowing Amount
2016	$18,000
2017	14,000
2018	9,300
2019	18,389
2020	1,611
Total	$61,300

The Convertible Notes contain various conversion features. Upon the occurrence of a qualified financing, the Convertible Notes plus accrued interest mandatorily converts, to shares issued in the qualified financing, as defined in the notes, at a 20% discount, or into shares of Series D Preferred Stock at the Series D Price of $4.50 per share. Upon the occurrence of a non-qualified financing, the noteholders have the option to convert at the same terms as described above for a qualified financing. At maturity, the noteholders also have an option to convert at the terms described above for a qualified or non-qualified financing. If the Company completes a strategic transaction and the Convertible Notes have not been previously converted, noteholders will automatically receive an acquisition premium of the greater of a) the sum of (i) 1.5 times the principal amount of the Convertible Notes and (ii) accrued and unpaid interest thereon, or b) the amount that would have been payable to the noteholders if such notes had been converted to shares of Series D Preferred Stock at the Series D price immediately prior to the close of such strategic transaction.

The Company determined that the acquisition premium and the qualified and non-qualified financing conversion features were embedded derivative instruments requiring bifurcation as separate liabilities with a corresponding debt discount (see Note 3, Fair Value Measurements). The debt discount was amortized to interest expense using the effective interest rate method over the term of the Convertible Notes.

During the year ended December 31, 2020, pursuant to the executed amendment of the Convertible Notes, the Company and certain lenders agreed to extend or further extend the maturity dates of the Convertible Notes to March 1, 2025. The amendment only modified the maturity date, no other terms, and accordingly was deemed administrative

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

7. Debt (cont.)

in nature as it was not intended to change any of the economic terms between parties. As such the extension of the maturity dates was deemed to be a modification of the Convertible Notes and modification accounting was applied. The Company calculated the remaining debt discount for each of the Convertible Notes and adjusted the effective interest rate to amortize the remaining debt discount over the adjusted remaining life of the Convertible Notes.

The carrying value of the Company’s Convertible Notes is as follows (in thousands):

	December 31,
	2020	2019
Principal amount	$61,300	$59,689
Accrued and unpaid interest	17,287	11,230
Unamortized debt discount	(676)	—
Total	$77,911	$70,919

The Company recognized interest expense of $6.1 million and $4.5 million during the years ended December 31, 2020 and 2019, respectively.

Senior Secured Notes

The carrying value of the Company’s senior secured notes is as follows (in thousands):

December 31, 2020
Principal amount	$50,000
Accrued and unpaid interest	1,278
Unamortized debt discount	(9,376)
Total	$41,902

On March 12, 2020, the Company issued and sold senior secured notes to certain lenders not related to the Company. The aggregate principal amount of the senior secured notes was $50.0 million and the Company received $42.7 million in net proceeds after deducting transaction expenses of $4.4 million and prepaid interest of $2.9 million. The senior secured notes bear interest at 12.5% and specify semiannual payments on March 1 and September 1 and have a maturity date of March 1, 2025. The first two years provide for interest-only payments and the final three years amortize the principal balance at $15.0 million, $15.0 million and $20.0 million, respectively. The senior secured notes are governed by an indenture, dated as of March 12, 2020, between the Company and the investors. The interest rate will increase to 14.50% for overdue installments in the event of default. In addition to liquidation preference, the senior secured notes contain a lien on all assets of the Company.

Future principal payments of the senior secured notes are as follows (in thousands):

Years ending December 31,	Amount
2021	$—
2022	7,500
2023	15,000
2024	17,500
2025	10,000
Total	$50,000

The senior secured notes also have a detachable royalty feature under which the lenders receive a royalty of 0.56% to 1.67% on net sales beginning in 2021, with the royalty obligation continuing until the lenders receive total royalty payments of approximately $24.2 million. The value assigned to royalty rights is recorded as a debt discount to the Notes and is amortized to interest expense over the life of the notes. The royalty obligation had a fair value of

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

7. Debt (cont.)

$7.9 million at issuance in March of 2020. The lenders have a security interest in the assets and intellectual property of the Company. Since the royalty rights are tied to Clarus’ net sales of JATENZO, such royalty rights are not subject to treatment as a derivative instrument and thus do not need to be periodically measured and marked to market. Proceeds were used to finance the commercial launch of JATENZO. Refer to the section below for the accounting treatment of the royalty obligation.

In connection with the senior secured notes, the Company entered into an indenture stating that the Company would maintain cash and cash equivalents in the amount of at least $10.0 million as of the last day of each calendar month, commencing on March 31, 2020. As of December 31, 2020, the Company was unable to maintain cash and cash equivalents of $10.0 million, and such breach of the indenture resulted in a default and the negotiation of a forbearance agreement noted below.

Forbearance Agreement

On March 17, 2021, the Company entered into a forbearance agreement with noteholders in relation to the senior secured notes. The Company was unable to and did not pay interest of $3.1 million due on March 1, 2021. If the Company is unable to secure the funds to repay its debt as of March 31, 2021, all investors have the right to exercise all remedies available under the indenture to receive the funds due.

Under the forbearance agreement, in exchange for the investors’ agreement not to exercise their rights to retrieve the funds owed, the Company was required to maintain cash and cash equivalents of at least $2.5 million amongst other financial budgeting and reporting requirements until consummation of the Business Combination. Under the forbearance agreement, the forbearance period would automatically terminate if certain conditions, including the execution of the merger agreement, did not occur on or prior to April 15, 2021 (see Note 15, Subsequent Events). The noteholders have also agreed to provide additional capital under certain circumstances to the Company for operations up to $10.0 million until such time of the proposed business combination transaction.

On April 14, 2021, the Company entered into a written consent to update the terms of its forbearance agreement. Per the written consent, the forbearance period would not be terminated on April 15, 2021, provided that the Company, amongst other things, executed the merger agreement and provided financial reporting requirements by April 27, 2021.

Royalty Obligation

The Company periodically assesses the estimated royalty payments related to the senior secured notes to the lender and to the extent such payments are greater or less than its initial estimates or the timing of such payments is materially different than its original estimates, the Company will prospectively adjust the accretion of interest on the royalty obligation. There are a number of factors that could materially affect the amount and the timing of royalty payments, most of which are not within the Company’s control. Such factors include, but are not limited to, the rate of JATENZO prescriptions, the number of doses administered, the introduction of competing products, manufacturing or other delays, patent protection, adverse events that result in governmental health authority-imposed restrictions on the use of the drug products, and sales never achieving forecasted numbers, which would result in reduced royalty payments and reduced non-cash interest expense over the life of the royalty obligation. To the extent future royalties result in an amount less than the liability, the Company is not obligated to fund any such shortfall.

The Company records estimated royalties due for the current period in accrued other expenses until the payment is received from the customer, at which time the Company then remits payment to the lenders. In order to determine the accretion of the royalty obligation, the Company is required to estimate the total amount of future royalty payments to be received and submitted to the lenders. The sum of these amounts less the proceeds the Company received will be recorded as interest expense over the life of the royalty obligation. As of December 31, 2020, the Company’s estimate of its total interest expense resulted in an annual effective interest rate of approximately 32.3%.

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

7. Debt (cont.)

The following table shows the activity of the royalty obligation since the transaction inception through December 31, 2020:

December 31, 2020
Value assigned to royalty obligation at inception	$7,211
Non-cash interest expense recognized	2,051
Royalty obligation – ending balance	$9,262

PPP Loan

In March of 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted to, among other provisions, provide emergency assistance for individuals, families and businesses affected by the COVID-19 pandemic. The CARES Act includes a Paycheck Protection Program (“PPP”) administered through the Small Business Association (“SBA”). Under the PPP, beginning April 3, 2020, small businesses and other entities and individuals could apply for loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to numerous limitations and eligibility criteria.

In April of 2020, the Company received an unsecured loan of $0.5 million from the SBA. After considering further guidance issued by SBA, the Company elected to repay the loan in full in May of 2020 with no interest due under safe harbor provisions of the CARES Act.

8. Redeemable Convertible Preferred Stock

There were no shares of redeemable convertible preferred stock issued during the years ended December 31, 2020 and December 31, 2019 As of December 31, 2020, and 2019, preferred stock consisted of the following (in thousands, except for share data):

	December 31, 2020
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series A Preferred Stock	2,500,000	2,500,000	$9,170	$9,170	2,500,000
Series B Preferred Stock	5,066,637	5,066,637	15,118	15,118	5,066,637
Series C Preferred Stock	9,438,744	9,438,744	20,057	20,057	9,438,744
Series D Preferred Stock	36,335,255	19,751,117	153,850	153,850	19,751,117
Total	53,340,636	36,756,498	$198,195	$198,195	36,756,498
	December 31, 2019
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series A Preferred Stock	2,500,000	2,500,000	$8,491	$8,491	2,500,000
Series B Preferred Stock	5,066,637	5,066,637	13,998	13,998	5,066,637
Series C Preferred Stock	9,438,744	9,438,744	18,571	18,571	9,438,744
Series D Preferred Stock	36,335,255	19,751,117	142,453	142,453	19,751,117
Total	53,340,636	36,756,498	$183,513	$183,513	36,756,498

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

8. Redeemable Convertible Preferred Stock (cont.)

The following is a summary of the rights and preferences of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock (collectively, “Preferred Stock”) are as follows:

Conversion — Each share of Preferred Stock is convertible into common stock, upon approval of the holders of at least 65% of the preferred shares, on a share-for-share basis to be adjusted for the effect of any stock splits or reverse splits, subject to certain antidilution adjustments, are entitled to vote together with the common stockholders as one class and are entitled to separate votes on certain matters. Preferred Stock automatically converts on a share-for-share basis into shares of common stock upon the closing of a qualified IPO.

Dividends — Preferred stockholders are entitled to receive an annual, cumulative 8% dividend, when and if declared by the Board of Directors. No dividends have been declared through December 31, 2020. For the years ended December 31, 2020, and 2019, there were $14.7 million and $13.6 million of accrued and unpaid dividends, respectively.

Liquidation Preference — Upon liquidation, dissolution, or winding up of business, the holders of the Preferred Stock are entitled to receive a liquidation preference in priority over the holders of common stock, at an amount per share equal to their original purchase price of $1.82 per share for Series A Preferred Stock and Series B Preferred Stock, $1.50 per share for Series C Preferred Stock and $4.50 for Series D Preferred Stock, plus accumulated dividends. Upon liquidation, the Company’s remaining assets will be distributed to Preferred Stockholders in the following order: Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock. When holders of preferred stock are satisfied in full, any excess assets available for distribution will be allocated ratably among common stockholders based on their pro rata shareholdings. Upon a deemed liquidation event, as defined, holders have the option to redeem their shareholding at the liquidation payment amounts summarized above.

Redemption — Holders of at least 65% of the then outstanding preferred shares, voting together as a separate class, may require the Company to redeem all outstanding shares of Preferred Stock upon the earlier of (a) September 9, 2016 (in which case such shares of Preferred Stock shall be redeemed by the Company in three equal annual installments), and (b) the occurrence of any redemption event. A redemption event shall mean the breach by the Company of any material term of its Certificate of Incorporation or any material provision of the related securities purchase agreement, the stockholders’ agreement or the registration rights agreement. To date holders have not required redemption of the Preferred Stock.

Voting Rights — Preferred Stock and common stock generally vote together as one class on an as-converted basis; however, common stock voting rights on certain matters are subject to the powers, preferences, and rights of the Preferred Stock. The holders of Series C Preferred Stock are entitled to elect three directors to the Company’s board of directors and the holders of Series D Preferred Stock are entitled to elect one director to the Company’s board of directors. Certain actions, such as mergers, acquisition, liquidation, dissolution, wind up of business, and deemed liquidation events, must be approved by the holders of at least 65% of outstanding shares of Series D Preferred Stock.

9. Common Stock

The Company was authorized to issue up to 56,593,539 shares of common stock with a $0.001 par value per share as of December 31, 2020.

The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the preferred stock as set forth above.

The holders of common stock are entitled to one vote for each share of common stock. Subject to the payment in full of all preferential dividends to which the holders of the Preferred Stock are entitled, the holders of common stock shall be entitled to receive dividends out of funds legally available. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, after the payment or provision for payment of all debts and

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

9. Common Stock (cont.)

liabilities of the Company and all preferential amounts to which the holders of Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of common stock shall be entitled to share ratably in the remaining assets of the Company available for distribution.

As of December 31, 2020, and 2019, the Company has reserved the following shares of common stock for the potential conversion of outstanding preferred stock and exercise of stock options:

	December 31,
	2020	2019
Preferred stock, as converted	36,756,498	36,756,498
Options to purchase common stock	3,814,659	2,307,640
Series D warrants	183,438	183,438
Remaining shares reserved for future issuance	1,350,481	3,156,710
Total	42,105,076	42,404,286

10. Stock-Based Compensation

2004 Stock Incentive Plan

Effective February 13, 2004, the Company adopted the Clarus Therapeutics 2004 Stock Incentive Plan (the “2004 Plan”). The 2004 Plan was amended on January 28, 2011 to increase the number of shares of the Company’s common stock reserved for issuance to employees, directors, and consultants to 1,529,936 shares. Options granted under the 2004 Plan may be incentive stock options or non-statutory stock options. Restricted stock awards may also be granted under the 2004 Plan. Incentive stock options may only be granted to employees. Options generally vest over a four-year period. The exercise price of incentive stock options shall be not less than 100% of the fair market value per share of the Company’s Common Stock on the grant date. As of December 31, 2020, only incentive stock options to employees have been awarded under the 2004 Plan. The awards granted under this plan generally vest over a four-year period and have a 10-year contractual term.

2014 Stock Option and Incentive Plan

Effective February 13, 2014, the Company adopted the Clarus Therapeutics 2014 Stock Option and Incentive Plan (the “2014 Plan”) and reserved 1,000,000 shares of Common Stock for the issuance of awards under the 2014 Plan. The 2014 Plan permits the Company to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock awards, cash-based awards, performance share awards and dividend equivalent rights. To qualify as incentive options, stock options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders. All full-time and part-time officers, employees, non-employee directors and other key persons, including consultants and prospective employees, are eligible to participate in the 2014 Plan, subject to the sole discretion of the administrator. On December 15, 2017, April 17, 2019 and again on December 18, 2020, the 2014 Plan was amended, increasing the total shares of Common Stock reserved for issuance by 416,500, 26,140, and 3,000,000 shares, respectively, for a total of 4,442,640 shares of Common Stock available for award in the 2014 Plan. As of December 31, 2020, no shares of common stock were available for future grants under the 2014 Plan. Once the 2014 Plan was adopted, no further options were awarded under the 2004 Plan. The awards granted under this plan generally vest over a four-year period and have a 10-year contractual term.

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

10. Stock-Based Compensation (cont.)

Stock Options

The following table summarizes stock option activity under the Plans:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Outstanding as of December 31, 2019	2,307,640	$1.70	5.1	$—
Granted	1,806,229	2.69
Exercised	—	—
Cancelled	(142,500)	1.49
Forfeited	(156,710)	1.98
Outstanding as of December 31, 2020	3,814,659	$2.17	6.8	$—
Options vested and exercisable as of December 31, 2020	2,320,686	$1.86	6.9	$—

The weighted average grant-date fair value of stock options granted in 2020 and 2019 was $1.26 per share and $1.59 per share, respectively. The total fair value of stock options vested during the years ended December 31, 2020 and 2019 was $0.8 million and $0.4 million, respectively.

The fair value was estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions:

	Years Ended December 31,
	2020	2019
Expected volatility	59.66%	58.13%
Weighted-average risk-free interest rate	1.59%	2.58%
Expected dividend yield	0.00%	0.00%
Expected term (in years)	4.00	4.00

Stock-Based Compensation Expense

Stock-based compensation expense is as follows (in thousands):

	Years Ended December 31,
	2020	2019
Selling and marketing	$183	$—
Research and development	189	108
General and administrative	453	251
Total stock-based compensation expense	$825	$359

As of December 31, 2020, there was $0.6 million of unrecognized stock-based compensation expense related to unvested stock options, which is being recognized over a period of 1.14 years.

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

11. Income Taxes

No provision for federal or state income taxes was recorded during the years ended December 31, 2020 and 2019, as the Company incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. The reported amount of income tax benefit for the years ended December 31, 2020 and 2019 differs from the amount that would result from applying domestic federal statutory rates to pretax losses primarily because of changes in the valuation allowance, state taxes, and the generation of research and development credits.

A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate is as follows (in thousands):

	Year Ended December 31,
	2020		2019
Income at U.S. statutory rate	$912	21.00%	$(8,746)	21.00%
State taxes, net of federal benefit	(1,583)	-36.45%	(1,171)	2.81%
Change in fair value	(14,047)	-323.39%	—	0.00%
Interest expense	1,410	32.46%	5,009	-12.03%
Stock compensation	127	2.93%	1,139	-2.73%
Permanent differences	6	0.13%	3	-0.01%
Valuation allowance	13,175	303.32%	3,561	-8.55%
Other	—	0.00%	205	-0.49%
	$—	0.00%	$—	0.00%

The net deferred income tax asset balance related to the following (in thousands):

	Year Ended December 31,
	2020	2019
Deferred tax assets
Stock compensation	$64	$12
Accruals and other	4,151	1,060
Debt discount	483	—
Royalty liability	2,272	—
Net operating loss carryforwards	51,918	44,641
Tax credits	6,774	6,774
Total deferred tax assets	65,662	52,487
Less: valuation allowance	(65,662)	(52,487)
Deferred tax assets, net	$—	$—

At December 31, 2020, the Company had approximately $189.2 million and $169.1 million of federal and state net operating loss (“NOL”) carryforwards, respectively. Approximately $134.9 million of the federal NOL and $124.1 million of the state NOL was generated prior to the 2018 tax year. As a result, these net operating loss carryforwards will expire, if not utilized, between 2021 and 2037 for federal and state income tax purposes. As a result of the Tax Cuts and Jobs Act, federal NOLs generated in tax years ending after December 31, 2017 are limited to a deduction of 80% of the taxpayer’s taxable income. Furthermore, the post 2017 NOLs are subject to an indefinite carryforward period; therefore, $54.4 million of federal NOL generated after 2017 may be carried forward indefinitely. As it pertains to the approximately $45.0 million of state NOLs generated after 2017, not all states have conformed to the Act; therefore, the NOL expiration will vary based on the state. The Company also has federal tax credits of $6.7 million, which begin to expire in 2024 and state tax credits of $0.1 million which begin to expire in 2021.

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

11. Income Taxes (cont.)

Future realization of the tax benefits of existing temporary differences and net operating loss carryforwards ultimately depends on the existence of sufficient taxable income within the carryforward period. As of December 31, 2020 and 2019, the Company performed an evaluation to determine whether a valuation allowance was needed. The Company considered all available evidence, both positive and negative, which included the results of operations for the current and preceding years. The Company determined that it was not possible to reasonably quantify future taxable income and determined that it is more likely than not that all of the deferred tax assets will not be realized. Accordingly, the Company maintained a full valuation allowance as of December 31, 2020 and 2019.

The Company’s valuation allowance for the year ended December 31, 2020 and 2019 is as follows (in thousands):

	Year Ended December 31,
	2020	2019
Valuation allowance at beginning of year	$52,487	$48,926
Increases recorded to income tax provision	13,175	3,561
Valuation allowance at the end of year	$65,662	$52,487

Under Internal Revenue Code Section 382, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We have not completed a study to assess whether an “ownership change” has occurred or whether there have been multiple ownership changes since we became a “loss corporation” as defined in Section 382. Future changes in our stock ownership, which may be outside of our control, may trigger an “ownership change.” In addition, future equity offerings or acquisitions that have equity as a component of the purchase price could result in an “ownership change.” If an “ownership change” has occurred or does occur in the future, utilization of the NOL carryforwards or other tax attributes may be limited, which could potentially result in increased future tax liability to us.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the many states in which we operate or do business in. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. The earliest tax years that remain subject to examination by jurisdiction is 2017 for both federal and state. However, to the extent the Company utilizes net operating losses from years prior to 2017, the statute remains open to the extent of the net operating losses or other credits are utilized. The resolution of tax matters is not expected to have a material effect on the Company’s financial statements.

12. Commitments and Contingencies

Lease Commitments

The Company leases office space in Northbrook, Illinois and Murfreesboro, Tennessee under non-cancelable operating leases which expire on December 31, 2021 and September 30, 2022, respectively. Total rent expense under the lease agreements was $0.2 million and $0.1 million for the years ended December 31, 2020 and 2019, respectively.

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

12. Commitments and Contingencies (cont.)

A summary of the Company’s future minimum lease payments required under non-cancellable lease agreements is as follows (in thousands):

Years ending December 31,	Amount
2021	$95
2022	16
2023	—
2024	—
2025	—
Total	$111

Purchase Obligation

In July of 2009, the Company entered into a commercial manufacturing agreement, as amended, with Catalent Pharma Solutions, LLC (the “Catalent Agreement”). Pursuant to the terms of the Catalent Agreement, the Company must make minimum annual purchases of JATENZO equal to 7.0 million softgels, through the initial term, or March 2025. Any shortfall between the minimum annual purchase quantities and actual purchases will be multiplied by a unit price, as defined in the Catalent Agreement, and paid to Catalent within 30 days of any year-end that the minimum purchase requirement is not met. The Company has not made any payments to Catalent as a result of a shortfall in minimum purchase quantities. The Catalent Agreement renews automatically for two-year periods and either party may terminate the contract upon twelve months written notice. Purchases under the Catalent Agreement were $3.2 million and $5.8 million during 2020 and 2019, respectively.

The Company entered into a product supply agreement with Pharmacia & Upjohn Company LLC, or Pfizer (the “Pfizer Agreement”), effective January 1, 2021. Pursuant to the terms of the Pfizer Agreement, the Company must make minimum annual purchases of testosterone undecanoate equal to 2,000 kilograms per year, through the initial term, or January 2024. If there is a shortfall between the minimum annual purchase quantities and actual purchases, the difference between the minimum annual purchase amount and actual purchases will be paid to Pfizer by the Company. Purchases under the Pfizer Agreement are expected to be approximately $1.8 million per year, over the life of the contract.

Legal Proceedings

From time to time, in the ordinary course of business, the Company is subject to litigation and regulatory examinations as well as information gathering requests, inquiries and investigations.

On April 2, 2019, an action for patent infringement was filed against the Company by Lipocine Inc. (“Lipocine”) in the U.S. District Court for the District of Delaware. The lawsuit (Civil Action No. 19-622) seeks a declaratory judgement of infringement under 35 U.S.C. § 271(a)-(c) arising from the Company’s intent to market and sell JATENZO, based on the FDA’s approval of JATENZO in March 2019. Lipocine currently alleges that the Company has infringed certain claims in each of four U.S. Patents: U.S. Patent No. 9,034,858, U.S. Patent No. 9,205,057, U.S. Patent No. 9,480,690 and U.S. Patent No. 9,757,390. Lipocine seeks reasonable royalty monetary damages, pre-judgment interest, post-judgment interest, and attorneys’ fees, and costs and disbursements, and injunctive relief. While the Company believes its defenses are strong, patent litigation is inherently risky and uncertain. In the event this litigation is not resolved in the Company’s favor, it may need to obtain a license from Lipocine. Such a license may not be available or may be available only on terms not favorable to the Company. This could have a material adverse effect on Clarus.

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

12. Commitments and Contingencies (cont.)

Clarus has asserted defenses of noninfringement, invalidity under 35 U.S.C. §§ 103 and 112, as well as inequitable conduct. The Company’s motion for summary judgment of invalidity under Section 112 was argued in January 2021 and is awaiting decision. A hearing has been scheduled before the presiding judge on May 14, 2021 to address questions he has that are pertinent to the summary judgement of motion. The lawsuit is otherwise ready for trial, but no trial date has been set due to court delays arising from the COVID-19 pandemic.

On January 4, 2021, an interference (No. 106,128) was declared by the U.S. Patent and Trademark Office between our U.S. Patent Application No. 16/656,178 and Lipocine’s U.S. Patent Application No. 16/818,779. This proceeding (Interference No. 106,128 (DK)) is currently pending. The claims at issue in the interference cover uses of JATENZO and TLANDO. The involved Lipocine patent application, however, contains claims the Company believes cover the use of TLANDO and not JATENZO. The Company believes that it would not need a license from Lipocine, nor that it would be liable for any damages, based solely on the outcome of the pending interference. There is also risk that other interference proceedings could be declared that involve Lipocine patent applications and/or patents and claims that cover JATENZO interference. And while two interferences were previously decided against the Company, Lipocine has not tried to assert patent claims issued to it as a result of prevailing in those interferences against the Company, and Clarus believes these claims do not cover JATENZO. In the event the Company’s beliefs turn out to be incorrect, or future declared interferences involving claims that cover JATENZO are not resolved in its favor, Clarus may need to obtain a license from Lipocine. Such a license may not be available or may be available only on terms not favorable to the Company. This could also have a material adverse effect on the Company.

13. Net Loss per Share

The Company’s potentially dilutive securities, which include preferred stock and stock options, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following shares from the computation of diluted net loss per share attributable to common stockholders as of December 31, 2020 and 2019 because including them would have had an anti-dilutive effect:

	December 31,
	2020	2019
Redeemable convertible preferred stock	36,756,497	36,756,497
Options to purchase common stock	3,814,659	2,307,640
Convertible notes(1)	17,313,456	15,759,821
Series D warrants	183,438	183,438

____________

(1)      Convertible note shares are calculated using the Series D Preferred Stock issue price of $4.50 per share and includes interest accrued as of December 31, 2020 and 2019.

14. Related Party Transactions

During the year ended December 31, 2020, a member of the Company’s board of directors, temporarily expanded his director duties as an executive director, at the request of the Company’s board of directors. As executive director, this member received a total of $0.1 million in consulting fees during the year ended December 31, 2020.

CLARUS THERAPEUTICS, INC.

Notes to Financial Statements

15. Subsequent Events

Issuance of Convertible Notes

In March and April of 2021, the Company entered into additional note purchase agreements (the “2021 Notes”) pursuant to which the Company borrowed an aggregate of $12.5 million from existing investors. Outstanding balances under the 2021 Notes accrue interest at a rate of 8%, compounded daily, and have a maturity date of September 1, 2025. The conversion features of the 2021 Notes are identical to the conversion features of the Convertible Notes.

Proposed Merger

On April 27, 2021, the Company executed a definitive merger agreement with Blue Water Acquisition Corporation (“Blue Water”, or “BLUW”), a Special Purpose Acquisition Company. Upon the completion of the proposed business combination transaction, the convertible noteholders and Series D Preferred Stock shareholders of Clarus will exchange their interests in Clarus for shares of common stock of continuing public company or Combined Entity. The proposed merger is expected to be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under the reverse recapitalization model, the Business Combination will be treated as Clarus issuing equity for the net assets of BLUW, with no goodwill or intangible assets recorded. Under this method of accounting, Blue Water will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the merger, the Company’s stockholders are expected to have a majority of the voting power of the combined company, the Company will comprise all of the ongoing operations of the combined entity, the Company will comprise a majority of the governing body of the combined company, and the Company’s senior management will comprise all of the senior management of the combined company. As a result of the proposed merger, Blue Water will be renamed Clarus Therapeutics Holdings, Inc., or Combined Entity, and Clarus will become a wholly owned subsidiary of Combined Entity.

Blue Water is expected to receive net proceeds of approximately $198.2 million upon the closing of the proposed merger transaction, assuming no redemptions are affected by stockholders of Blue Water, and will operate under the current Clarus management team upon the closing of the proposed merger. In connection with the proposed merger, the Company’s convertible noteholders and senior secured noteholders agreed to provide $25.0 million in additional capital to the Company following the close of the merger. All such proceeds will convert to shares of Blue Water common stock at a price of $10.00 per share at the merger closing. The closing of the proposed merger is a precondition to the additional financing.

Subject to the terms of the merger agreement, at the effective time of the merger (the “Effective Time”), each share of Clarus’s redeemable convertible Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into shares of the combined Company’s common stock and all principal and accrued interest under the Company’s Series D convertible notes shall convert into shares of common stock of the surviving entity, subject to adjustment in accordance with the exchange ratio. All other series of preferred stock, common stock and stock options will be cancelled and extinguished upon completion of the proposed merger. In addition, Clarus’s existing equity incentive plans will be terminated. Any unexpired, outstanding Series D Warrants will remain outstanding and become exercisable shares of common stock of the surviving entity, subject to adjustment in accordance with the exchange ratio.

The boards of directors of both Blue Water and Clarus have approved the proposed transaction. Completion of the transaction is expected to be in the third quarter of 2021, and is subject to, among other things, the approval by Blue Water’s shareholders, satisfaction of the conditions stated in the merger agreement and other customary closing conditions. There is no assurance that the transaction will be consummated.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated

April 27, 2021

by and among

Clarus Therapeutics, Inc.,

Blue Water Acquisition Corp.,

and

Blue Water Merger Sub Corp.

Annex A-i

Annex A-ii

Exhibit A	Company Support Agreement
Exhibit B	Parent Support Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Certificate of Merger
Exhibit E	Amended and Restated Certificate of Incorporation of Parent
Exhibit F	Amended and Restated Bylaws of Parent
Exhibit G	Parent Equity Incentive Plan
Exhibit H	FIRPTA Certificate
Exhibit I	Stockholder Lockup Agreement
Exhibit J	Lender Lockup Agreement

Company Disclosure Schedules

Parent Disclosure Schedules

Other Schedules

Annex A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 27, 2021 (this “Agreement”), is entered into by and among Clarus Therapeutics, Inc., a Delaware corporation (the “Company”), Blue Water Acquisition Corp., a Delaware corporation (“Parent”) and Blue Water Merger Sub Corp., a Delaware corporation (“Merger Sub”).

W I T N E S S E T H:

A.     The Company is in the business of pharmaceutical product development and commercialization and related activities (the “Business”);

B.      Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned subsidiary of Parent;

C.     The Company Securityholders are listed in Annex 4.5(a) to Schedule 4.5 and own 100% of the issued and outstanding Company Securities as of the date hereof;

D.     Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent and Parent shall change its name to “Clarus Therapeutics Holdings, Inc.”;

E.      Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Company Securityholders set forth on Schedule 1 (“Specified Company Securityholders”) are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit A (each, a “Company Support Agreement”), pursuant to which each of the Specified Company Securityholders has agreed (i) to vote in favor of this Agreement and the Merger as soon as practicable following the following the Effective Date and (ii) not to assign, transfer or otherwise dispose of or encumber any of their Company Securities prior to the Closing;

F.      Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, specified stockholders of Parent are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit B (each, a “Parent Support Agreement”), pursuant to which each such Parent stockholder has agreed (x) not to transfer or redeem any shares of Parent Common Stock held by such Parent stockholder in accordance with the Insider Letter, (y) to vote in favor of this Agreement and the Merger at the Parent Stockholder Meeting in accordance with the Insider Letter and (z) waive any adjustment to the conversion ratio set forth in the Parent Charter or any other anti-dilution or similar protection with respect to the Parent Class B Shares (whether resulting from the transactions contemplated hereby, by the Additional Agreements or by any other transaction consummated in connection with the transactions contemplated hereby); and

G.     The Company Board has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which the Company is or will be party, including the Merger, on the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and such transactions are advisable and fair to the Company and the Company Stockholders and (iii) resolved to recommend that the Company Stockholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which the Company is or will be a party (the “Company Board Recommendation”).

Annex A-1

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

“2025 Notes” means the 12.5% Senior Secured Notes due 2025 issued pursuant to that certain Indenture, dated as of March 12, 2020, between the Company and U.S. Bank National Association, as trustee and collateral agent.

“Accounts Receivable” has the meaning set forth in Section 4.20(a).

“Action” means any legal action, litigation, suit, claim, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional 2025 Notes” means any 2025 Notes issued following the date hereof but prior to the Closing Date (except for any 2025 Notes issued in respect of past due interest on the Existing 2025 Notes).

“Additional Agreements” means the Registration Rights Agreement, the Company Support Agreements, the Parent Support Agreements, the Stockholder Lockup Agreements and the Lender Lockup Agreements.

“Additional Closing Shares” has the meaning set forth in Section 3.1(b).

“Additional Convertible Notes” means (a) those certain Convertible Promissory Notes of the Company issued following the date hereof but prior to the Closing Date to certain Company Securityholders pursuant to Amendment No. 2 to the Note Purchase Agreement dated as of August 16, 2018, as amended, dated as of March 16, 2021, by and among the Company and such Company Securityholders and (b) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of up to $10,000,000.00, issued from time to time prior to the Closing Date to certain Company Securityholders pursuant to the Note Purchase Agreement, dated April 26, 2021, by and among the Company and such Company Securityholders.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. “Affiliate” shall also include, with respect to any individual natural Person, (a) such Person’s spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law or (b) a trust for the benefit of such Person and/or the individuals described in the foregoing clause (a) or of which such Person is a trustee.

“Affiliate Transaction” has the meaning set forth in Section 4.33.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Arbitrator” has the meaning set forth in Section 10.1(a).

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, foreign, Federal, state, or local.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Base Closing Shares” has the meaning set forth in Section 3.1(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, its business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

Annex A-2

“Business Combination” has the meaning set forth in Section 12.13.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in New York, New York are generally open for use by customers on such day.

“Capitalization Schedule” has the meaning set forth in Section 3.2(h).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.6.

“Closing Company Cash” has the meaning set forth in Section 3.2(i).

“Closing Company Indebtedness” has the meaning set forth in Section 3.2(i).

“Closing Company Transaction Bonuses” has the meaning set forth in Section 3.2(i).

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Payment Shares” has the meaning set forth in Section 3.1(b).

“Closing Schedule” has the meaning set forth in Section 3.2(i).

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder. All citations to the Code, or to the Treasury regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

“Company” has the meaning set forth in the Preamble.

“Company Board” means the board of directors of the Company.

“Company Cash” means all cash and cash equivalents of the Company and its Subsidiaries (including, for the avoidance of doubt, any cash collateralizing any letters of credit or credit card accounts and any cash held as security deposits for any real property leased by the Company).

“Company Capital Stock” means Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock.

“Company Certificate of Incorporation” means the Sixth Amended and Restated Certificate of Incorporation of the Company, as filed on December 18, 2020 with the Secretary of State of the State of Delaware pursuant to the DGCL.

“Company Common Stock” means common stock of the Company, par value $0.001 per share.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Option” means each option to purchase Company Common Stock granted, and that remains outstanding, under the Equity Incentive Plan.

“Company Preferred Stock” has the meaning set forth in Section 4.5(a).

“Company Securities” means the Company Common Stock, the Company Preferred Stock, the Company Options, the Existing Convertible Notes, the Additional Convertible Notes, the Existing 2025 Notes and the Additional 2025 Notes.

Annex A-3

“Company Securityholder” means each Person who holds Company Securities immediately prior to the Effective Time, each of which will be listed on the Capitalization Schedule delivered prior to Closing.

“Company Series A Preferred Stock” means the Series A preferred stock of the Company, par value $0.001 per share.

“Company Series B Preferred Stock” means the Series B preferred stock of the Company, par value $0.001 per share.

“Company Series C Preferred Stock” means the Series C preferred stock of the Company, par value $0.001 per share.

“Company Series D Preferred Stock” means the Series D preferred stock of the Company, par value $0.001 per share.

“Company Stockholders” means, at any given time, the holders of Company Capital Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Company Stockholder Written Consent” has the meaning set forth in Section 7.4(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 7.4(a).

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Transaction Bonuses” means any change of control payments or severance, termination or similar payments pursuant to a contract that are or become due to any current or former employee, director or independent contractor of the Company triggered solely by the Merger or the other transactions contemplated hereby, in each case, that remains unpaid as of the Reference Time.

“Contracts” means all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by any other Person (the “50% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person.

“Data Protection Laws” means all Laws worldwide relating to the processing, privacy or security of Personal Information and all regulations or guidance issued thereunder, including the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it, HIPAA, the regulations set forth in 42 C.F.R. Part 495 and 45 C.F.R. Parts 160, 164 and 170, the HITECH Act, Section 5 of the Federal Trade Commission Act, the FTC Red Flag Rules, the CAN SPAM Act and associated regulations set forth in 16 C.F.R. Part 316, the Children’s Online Privacy Protection Act, state social security number protection laws, state data breach notification laws, state data privacy laws including the California Consumer Privacy Act, as amended, state data security laws, state consumer protection Laws, PCI-DSS regulatory standards and any law concerning requirements for website and mobile application privacy policies and practices, or any outbound commercial communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.

“DGCL” has the meaning set forth in Section 2.1.

“Effective Date” has the meaning set forth in Section 6.5(c).

“Effective Time” has the meaning set forth in Section 2.2.

“EGS” has the meaning set forth in Section 12.16.

Annex A-4

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Incentive Plan” means the Company’s 2014 Stock Incentive Plan.

“Equity Interest” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“Existing 2025 Notes” means any 2025 Notes issued prior to the date hereof (but including any 2025 Notes issued in respect of past due interest on the Existing 2025 Notes).

“Existing Convertible Notes” means, collectively, (a) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $10,000,000.00, issued on March 21, 2016 to certain Company Securityholders pursuant to the Note Purchase Agreement dated March 21, 2016 among the Company and such Company Securityholders; (b) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $8,000,000.00, issued on September 9, 2016 to certain Company Securityholders pursuant to the Note Purchase Agreement dated September 9, 2016, as amended on October 10, 2016 and November 1, 2016, among the Company and such Company Securityholders; (c) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $14,000,000.00, issued on February 9, 2017 to certain Company Securityholders pursuant to the Note Purchase Agreement dated February 9, 2017, as amended on March 30, 2017, among the Company and such Company Securityholders; (d) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $4,300,000.00, issued on February 13, 2018 to certain Company Securityholders pursuant to the Note Purchase Agreement dated February 13, 2018 among the Company and such Company Securityholders; (e) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $4,789,530.29, issued on August 16, 2018, to certain Company Securityholders pursuant to the Note Purchase Agreement dated August 16, 2018, as amended on June 7, 2019, March 17, 2021 and April 26, 2021 (the “2018 NPA”) among the Company and such Company Securityholders; (f) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $9,579,060.57, issued on June 7, 2019, to certain Company Securityholders pursuant to the 2018 NPA; (g) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $4,789,530.29, issued on November 21, 2019, to certain Company Securityholders pursuant to the 2018 NPA; (h) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $4,789,530.29, issued on January 3, 2020, to certain Company Securityholders pursuant to the 2018 NPA; and (i) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $7,184,295.43, issued on March 17, 2021, to certain Company Securityholders pursuant to the 2018 NPA.

“Extension” has the meaning set forth in Section 6.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

Annex A-5

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Final 2020 Audit” has the meaning set forth in Section 7.5.

“Financing” means the sale and issuance of Equity Interests by the Company to Persons who are Company Securityholders as of the date hereof, or their respective Affiliates or designees.

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.17(a).

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act.

“Healthcare Laws” has the meaning set forth in Section 4.19(a).

“IPO” means the initial public offering of Parent pursuant to a prospectus dated December 15, 2020.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and (j) any agreement to incur any of the same.

“Insider Letter” means the letter agreement, dated as of December 15, 2020, by and among Parent and the Sponsor and certain officers and directors of Parent.

“Intellectual Property Rights” means any and all technology (including patented, patentable and unpatented inventions and unpatentable proprietary or confidential information, systems or procedures), designs, processes, trademarks, service marks, registrations thereof or applications for registration therefor, trade names, licenses, inventions, patents, patent applications, trade secrets, trade dress, know-how, copyrights, copyrightable materials, copyright registrations, applications for copyright registration, software programs, data bases, u.r.l.s., and any other works of authorship, computer programs, technical data and information and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto; and when used herein in respect of the Company (including by “Intellectual Property Rights of the Company” and similar expressions, or as the context may reasonably indicate), means, with respect to each of the foregoing items in this definition, Intellectual Property Rights owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

“Jatenzo” means testosterone undecanoate capsules, marketed by the Company under the trade name JATENZO®.

Annex A-6

“Knowledge of the Company” or “to the Company’s Knowledge” or similar terms (whether or not capitalized) means the actual knowledge, after reasonable inquiry, of Robert E. Dudley, Steven A. Bourne, Frank Jaeger, Jay R. Newmark and James Holloway.

“Knowledge of Parent” or “to Parent’s Knowledge” or “Known by Parent” or similar terms (whether or not capitalized) means the actual knowledge, after reasonable inquiry, of Joseph Hernandez and Jon Garfield.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Lease” means the lease described on Schedule 1.1(c), together with all fixtures and improvements erected on the premises leased thereby.

“Lender Lockup Agreement” means the lockup agreement substantially in the form attached hereto as Exhibit J.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lockup Agreements” means, collectively, the Lender Lockup Agreements and the Stockholder Lockup Agreements.

“Material Adverse Effect” or “Material Adverse Change” means, with respect to a specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse change or a material adverse effect upon (i) the assets, liabilities, financial condition, net worth, management, earnings, cash flows, business, operations or properties of such Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the such Person or its Subsidiaries principally operate; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the other party hereto ; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement (provided that the exception in this subclause (g) shall not apply to any representation or warranty contained in Section 4.3, 4.4 or 4.8 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Material Adverse Effect for purposes of Sections 9.2(b)); (h) any natural or man-made disaster or acts of God or the COVID-19 pandemic; (i) any failure by such Person to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (j) with respect to Parent, the consummation and effects of any redemption by Parent of Parent Class A Shares held by its public stockholders pursuant to Section 6.6; except, in the case of subclauses (a), (b), (d), (f) and (h), to the extent such change, event, circumstance or effect has a disproportionate adverse effect on such entity as compared to other Persons engaged in the same industry.

“Material Contracts” has the meaning set forth in Section 4.15(a).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 5.7(b).

“Money Laundering Laws” has the meaning set forth in Section 4.31.

“Nasdaq” means The Nasdaq Capital Market.

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“Net Indebtedness” means a dollar amount equal to: the Closing Company Cash; minus the Closing Company Indebtedness; minus the Closing Company Transaction Bonuses.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Offering Shares” has the meaning set forth in Section 6.5(f).

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 11.1(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 5.11.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as filed on December 16, 2020 with the Secretary of State of the State of Delaware pursuant to the DGCL.

“Parent Class A Shares” means the Class A common stock, $0.0001 par value, of Parent.

“Parent Class B Shares” means the Class B common stock, $0.0001 par value, of Parent.

“Parent Common Stock” means Parent Class A Shares and Parent Class B Shares.

“Parent Designees” has the meaning set forth in Section 2.7.

“Parent Equity Incentive Plan” has the meaning set forth in Section 8.6.

“Parent Liabilities” means, as of any determination time, the aggregate of all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Action or Order and those arising under any Contract, of Parent or Merger Sub, whether or not such liabilities are due and payable as of such time, including all fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Parent or Merger Sub in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of any covenants or agreements in this Agreement or any Additional Agreement or the consummation of the transactions contemplated hereby or thereby.

“Parent Parties” has the meaning set forth in ARTICLE V.

“Parent Preferred Stock” has the meaning set forth in Section 5.7(a).

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Public Warrant” means a redeemable warrant for the purchase of a Parent Class A Share included in each unit issued in the IPO.

“Parent Warrants” has the meaning set forth in Section 5.7(a).

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

“Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Parent Stockholder Approval” has the meaning set forth in Section 5.2.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

“PCAOB” has the meaning set forth in Section 4.9(a).

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“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted Financing” means a Financing in an amount not to exceed $35,000,000 without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), provided that any portion of such amount that consists of Additional 2025 Notes will, at the election of Parent, in accordance with Sections 3.1(c), 3.2(a)(ii) and 3.2(i) at the Closing be either repaid or be paid off or convert at the Closing into Parent Class A Shares.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Company Financial Statements in accordance with U.S. GAAP); and (d) the Liens set forth on Schedule 1.1(a).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any data or information, on any media that, alone or in combination with other data or information, can, directly or indirectly, be associated with or be reasonably used to identify an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies an individual natural Person, or such Person’s vehicle, browser or device), or any other data or information that constitutes personal data, protected health information, personally identifiable information, personal information or similar defined term under any Privacy Law or Healthcare Laws (including protected health information, as defined in 45 C.F.R. §160.103 and personal data, as defined in the EU General Data Protection Regulation).

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, or arrangements, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability.

“Preferred Vote” has the meaning ascribed thereto in the Third Amended and Restated Stockholders Agreement, dated as of May 21, 2014, by and among the Company and the other parties thereto.

“Pro Rata Share” means, with respect to each Company Securityholder, a fraction expressed a percentage equal to (i) the portion of the Closing Payment Shares payable by Parent to such Company Securityholder in accordance with the terms of this Agreement, divided by (ii) the total Closing Payment Shares payable by Parent to all Company Securityholders in accordance with the terms of this Agreement.

“Prospectus” has the meaning set forth in Section 12.13.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Public Shareholders” has the meaning set forth in Section 12.13.

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“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Reference Time” means the time that is immediately following the Effective Time.

“Registration Rights Agreement” means the registration rights agreement, in substantially the form attached hereto as Exhibit C.

“Released Claims” has the meaning set forth in Section 12.13.

“Representatives” has the meaning set forth in Section 6.2(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“SEC Warrant Liability” has the meaning set forth in Section 5.12.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Company Securityholder” has the meaning set forth in the recitals to this Agreement.

“Sponsor” means Blue Water Sponsor LLC, a Delaware limited liability company.

“Standard Contracts” has the meaning set forth in Section 4.15(a)(vi).

“Stockholder Lockup Agreement” means the lockup agreement substantially in the form attached hereto as Exhibit I.

“Subsidiary” means, as to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property, including the items listed on Schedule 1.1(b).

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, escheat and other Taxes), together with any interest, penalty, additions to Tax or additional amount imposed with respect thereto and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person (other than any commercial agreement the principal purpose of which is not Taxes).

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

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“Third-Party Claim” has the meaning set forth in Section 10.2(a).

“Top Customer” has the meaning set forth in Section 4.27.

“Top Supplier” has the meaning set forth in Section 4.27.

“Transaction Support Agreement” means the Transaction Support Agreement dated as of the date hereof among the Company, the equityholders of the Company named therein, the holders of the 2025 Notes and the Parent.

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Transfer Taxes” has the meaning set forth in Section 8.5(c).

“Trust Account” has the meaning set forth in Section 5.9.

“Trust Agreement” has the meaning set forth in Section 5.9.

“Trust Fund” has the meaning set forth in Section 5.9.

“Trustee” has the meaning set forth in Section 5.9.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

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ARTICLE II
MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation in the Merger, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent. The Company Securityholders shall be entitled to the consideration described in, and in accordance with the provisions of, ARTICLE III.

2.2 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file a certificate of merger in the form attached hereto as Exhibit D with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Closing. Merger Sub will be merged with and into the Company, and the separate corporate existence of Merger Sub will cease, and the Surviving Corporation will become wholly owned directly by Parent, all as provided under the DGCL and the provisions of this Agreement.

2.4 U.S. Tax Treatment. For U.S. federal income Tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that, other than the representations set forth in Section 4.25(c) and 5.18(f), no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each such party (A) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (B) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

2.5 Certificate of Incorporation. At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall cease to have effect and the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except that reference to the name of Merger Sub shall be replaced by reference to the name of “Clarus Therapeutics, Inc.”

2.6 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with ARTICLE XI, the closing of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE IX or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

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2.7 Board of Directors of Parent. Parent shall take all necessary corporate action to cause, as of the Effective Time, an increase in the size of the Parent Board to seven (7) directors, comprised of (i) two (2) directors designated by Parent (the “Parent Designees”), who shall be (i) Joseph Hernandez and (ii) Kimberly Murphy, if Ms. Murphy qualifies as an independent director under the Securities Act and the listing standards of Nasdaq, and one of whom (to be designated by Joseph Hernandez) shall also serve as the chairperson, and (ii) five (5) directors designated by the Company, at least three (3) of whom shall qualify as an independent directors under the Securities Act and the listing standards of Nasdaq, in each case subject to each individual’s ability and willingness to serve and who shall serve until such individual’s successor is duly elected or appointed and qualified in accordance with applicable Law. Such designees not named herein, including the appointment of the chairperson, shall be identified promptly following the date hereof and, in any event, in advance of and for inclusion in the Joint Proxy Statement. In the event any designee becomes unable or unwilling to serve prior to the Effective Time on the Parent Board in the role identified, a replacement for such designee shall be determined prior to the Effective Time in accordance with the principles set forth in this Section 2.7. Promptly following the date hereof, and in any event prior to the filing of the Proxy Statement, Parent and the Company shall work in good faith to equitably allocate designees among the three classes of directors, provided that the Parent Designees shall serve in the class of directors with the latest initial re-election date. Parent will enter into customary indemnification agreements with such designees, including the Parent Designees, in form and substance reasonably acceptable to them.

2.8 Officers of Parent. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of Parent, each to hold office until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

2.9 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and the Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.10 No Further Ownership Rights in Company Securities. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock or other securities of the Company on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Company Capital Stock of the Company outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided for herein or by Law.

2.11 Appraisal Rights. Notwithstanding anything to the contrary contained herein, any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected, and not waived, withdrawn or lost, in accordance with the DGCL in connection with the Merger and that are owned by a holder who complies in all respects with Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the applicable portion of the Closing Payment Shares, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. Each holder of Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Closing Payment Shares (upon the terms and conditions of this Agreement) in respect of such shares as if such shares never had been Dissenting Shares, and Parent shall issue and deliver (or cause to be issued and delivered) to the holder thereof, following the satisfaction of the applicable conditions set forth in this Agreement, the applicable portion of the Closing Payment Shares as if such shares never had been Dissenting Shares. The Company shall give Parent prompt written notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and, following the Effective Time, direct all negotiations and

Annex A-13

proceedings with respect to such demands. Prior to the Effective Time, neither the Company nor Parent shall, except with the prior written consent of the other party (in its sole discretion), or as otherwise required under the DGCL, (i) make any payment or offer to make any payment with respect to, or settle or compromise or offer to settle or compromise, any claim or demand in respect of any Dissenting Shares, (ii) waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL or (iii) agree or commit to do any of the foregoing. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the amount of Closing Payment Shares shall be reduced by the Pro Rata Share of any holders of Dissenting Shares attributable to such Dissenting Shares and the holders of Dissenting Shares shall have no rights to any portion of the Closing Payment Shares with respect to such Dissenting Shares.

ARTICLE III
CONSIDERATION

3.1 Merger Consideration. As consideration for the Merger, the Company Securityholders collectively shall be entitled to receive from Parent:

(a) a number of Parent Class A Shares (the “Base Closing Shares”) equal to:

(i) (A) One Hundred Ninety-Eight Million One Hundred Eighty-Four Thousand Two Hundred Ninety-Five U.S. Dollars and Forty Three Cents ($198,184,295.43) plus Net Indebtedness (which may be a positive or negative figure, but which shall not include the principal balance of the Additional Convertible Notes or Additional 2025 Notes, or interest accrued thereon) divided by (B) $10.20,

(ii) minus 1,500,000 Parent Class A Shares issuable to the holders of the 2025 Notes pursuant to Section 4 of the Transaction Support Agreement (the “2025 Note Exchange Shares”); plus

(b) the 2025 Note Exchange Shares; plus

(c) a number of Parent Class A Shares equal to (i) the principal balance of the Additional Convertible Notes and any interest accrued thereon divided by $10.00 and (ii) the principal balance of the Additional 2025 Notes and any interest accrued thereon divided by $10.00, unless Parent has delivered notice to the Company pursuant to Section 3.2(i) (the “Additional Closing Shares” and together with the Base Closing Shares and the 2025 Note Exchange Shares, the “Closing Payment Shares”).

The Closing Payment Shares will be allocated in the manner set forth on the final Capitalization Schedule.

3.2 Conversion of Company Capital Stock; Convertible Notes; 2025 Notes.

(a) Convertible Notes; Additional 2025 Notes; Permitted Financing.

(i) At the Effective Time, each Existing Convertible Note issued and outstanding immediately prior to the Effective Time shall be canceled and converted in accordance with its terms into the right to receive the number of Base Closing Shares set forth opposite to the name of the holder of such Existing Convertible Note on the Capitalization Schedule.

(ii) At the Effective Time, except as provided in Section 3.2(i), each Additional 2025 Note issued and outstanding immediately prior to the Effective Time, if any, shall be canceled and converted pursuant to the Transaction Support Agreement into the right to receive the number of Additional Closing Shares set forth opposite to the name of the holder of such Additional 2025 Note on the Capitalization Schedule.

(iii) At the Effective Time, each Additional Convertible Note issued and outstanding immediately prior to the Effective Time, if any, shall be canceled and converted in accordance with its terms into the right to receive the number of Additional Closing Shares set forth opposite to the name of the holder of such Additional Convertible Note on the Capitalization Schedule.

(b) Treatment of Portion of Existing 2025 Notes. At the Effective Time, in accordance with Section 4 of the Transaction Support Agreement, the holders of the Existing 2025 Notes shall transfer to Parent (i) an aggregate of $10,000,000 of the outstanding principal amount of the Existing 2025 Notes and (ii) the Royalty Rights (as defined in the Purchase Agreement, dated March 12, 2020, by and among the Company and the purchasers named therein) in exchange for the right to receive the 2025 Note Exchange Shares, to be allocated to the holders of such Existing 2025 Notes as set forth in the Capitalization Schedule.

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(c) Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Securityholders:

(i) each share of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be canceled and automatically converted into, and represent the right to receive, the right to receive the number of Base Closing Shares set forth opposite to the name of the holder thereof on the Capitalization Schedule;

(ii) each share of Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be canceled and extinguished and will cease to exist, and no consideration will be delivered in exchange therefor; and

(iii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be canceled and extinguished and will cease to exist, and no consideration will be delivered in exchange therefor.

(d) Treatment of Company Options. The Company shall terminate the Equity Incentive Plans at or prior to the Effective Time, contingent on the closing of the Merger. The Company shall take all necessary actions so that at or prior to the Effective Time, each Company Option issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and extinguished.

(e) Conversion of Shares of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one share of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub will, as of the Effective Time, be deemed to evidence ownership of such shares of the Surviving Corporation.

(f) Treatment of Shares of Company Common Stock Owned by the Company. At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury shares immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(g) Surrender of Certificates. All Closing Payment Shares issued upon the surrender and cancellation of the Company Series D Preferred Stock, in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

(h) Lost or Destroyed Certificates. In the event any certificates representing shares of Company Series D Preferred Stock shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof (without the requirement to post a bond), such securities, as may be required pursuant to this Section 3.2.

(i) Optional Treatment of Additional 2025 Notes. No later than two (2) Business Days prior to the Closing, Parent may (but shall not have the obligation to) provide notice to the Company that the principal balance of the Additional 2025 Notes, if any, together with interest accrued thereon as of the Closing Date, plus the redemption premium payable in respect of such Additional 2025 Notes in accordance with their terms, shall be repaid by Parent at the Closing. If Parent delivers such notice and repays such Additional 2025 Notes pursuant to this Section 3.2(i), no Additional Closing Shares shall be issued pursuant to this ARTICLE III in respect of any Additional 2025 Notes.

(j) Capitalization Schedule. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a draft of a schedule (the “Capitalization Schedule”) setting forth:

(i) the interest accrued, as of the Closing Date, upon the principal balance of the Existing Convertible Notes;

(ii) the interest accrued, as of the Closing Date, upon the principal balance of the Additional Convertible Notes, if any;

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(iii) the interest accrued, as of the Closing Date, upon the principal balance of the Additional 2025 Notes, if any;

(iv) the number of shares of Company Common Stock outstanding as of the Closing Date;

(v) the number of shares of Company Preferred Stock outstanding as of the Closing Date;

(vi) the number of Company Options outstanding as of the Closing Date;

(vii) with respect to each Company Securityholder:

(A) the name and address of record of such Company Securityholder;

(B) the principal balance of any Existing Convertible Notes held by such Company Securityholder and any accrued interest thereon;

(C) the principal balance of any Additional Convertible Note held by such Company Securityholder and any accrued interest thereon;

(D) the principal balance of any Additional 2025 Note held by such Company Securityholder and any accrued interest thereon;

(E) the number and type or class of shares of Company Capital Stock held by such Company Securityholder;

(F) the Closing Payment Shares payable to such Company Securityholder upon the Closing, which shall be used by Parent for purposes of issuing the Closing Payment Shares to the Company Securityholders pursuant to this Section 3.2; and

(G) the Pro Rata Share of such Company Securityholder.

The Company shall review any comments to the Capitalization Schedule provided by Parent or any of its Representatives and consider in good faith any reasonable comments proposed by Parent or any of its Representatives and shall deliver a final Capitalization Schedule to Parent no later than three (3) Business Days prior to the Closing. Nothing contained in this Section 3.2(i) or in the Capitalization Schedule shall be construed or deemed to: (x) modify the Company’s obligations to obtain Parent’s prior consent to the issuance of any securities pursuant to Section 6.1(t); or (y) alter or amend the total aggregate number of Closing Payment Shares issuable or reserved for issuance to the Company Securityholders. It is expressly acknowledged and agreed that Parent and its Representatives shall be entitled to rely on the allocation of the Closing Payment Shares among the Company Securityholders set forth in the final Capitalization Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith, and in no event shall Parent or its Representatives have any liability to any Person (including any of the Company Securityholders) in connection with any claims relating to any misallocation of the Closing Payment Shares among the Company Securityholders set forth in the final Capitalization Schedule, any determination by the Company in connection therewith, or payments made by any Person in accordance therewith.

(k) Closing Schedule. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a draft of a schedule setting forth its good faith estimate, as of the Reference Time, of (A) (i) the Company’s Indebtedness (the “Closing Company Indebtedness”), (ii) the Company Cash (the “Closing Company Cash”) and (iii) the Company Transaction Bonuses (the “Closing Company Transaction Bonuses”) (the “Closing Schedule”). Parent shall review the draft Closing Schedule and provide any comments no later than three (3) Business Days prior to the Closing. The Company shall review any comments to the Closing Schedule provided by Parent or any of its Representatives and consider in good faith any reasonable comments proposed by Parent or any of its Representatives and shall deliver a final Closing Schedule to Parent, in form and substance reasonably acceptable to Parent acting in good faith, no later than two (2) Business Days prior to the Closing.

3.3 No Fractional Shares. No fractional Parent Class A Shares, or certificates or scrip representing fractional Parent Class A Shares, will be issued to a Company Securityholder pursuant to Section 3.2, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Any fractional Parent Class A Shares issuable to a Company Securityholder shall be aggregated prior to being rounded down to the nearest whole number of Parent Class A Shares.

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3.4 Withholding. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent, the Company and the Surviving Corporation shall provide recipients of consideration with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement, the Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date.

4.1 Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all power and authority, corporate and otherwise, required to own, lease and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which its properties are owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. Schedule 4.1 lists all jurisdictions in which the Company is licensed or qualified to conduct business and all names other than its legal name under which the Company does business. The Company has offices located only at the addresses set forth on Schedule 4.1. The Company is not in violation of any provision of its organizational documents.

4.2 Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which the Company is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes, and, upon the execution and delivery thereof, each Additional Agreement to which the Company is or will be a party will constitute, a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Company Board, the Company Board has (i) approved this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby in accordance with the provisions of the DGCL and the Company Certificate of Incorporation; (ii) determined that this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative votes or written consents of the Preferred Vote and the holders of at least a majority of the Company Common Stock and Company Preferred Stock, voting together as a single class, who deliver written consents or are present in person or by proxy at such meeting and voting thereon are required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote or consent of any of the holders of any of the Company Capital Stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

4.3 Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL.

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4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party does or will (a) contravene or conflict with the organizational documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or by which any of the Company’s assets is or may be bound, (c) except for the Contracts listed on Schedule 4.8 requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or by which any of the Company’s assets is or may be bound or any Permit, (d) cause a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit or Contract binding upon the Company or by which any of the Company’s assets is or may be bound, (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s assets or any of the Company Securities, or (f) require any consent, approval or waiver from any Person pursuant to any provision of the Company Certificate of Incorporation or by-laws, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing.

4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 75,500,000 shares of the Company Common Stock, par value $0.001 per share, and 66,622,133 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which 3,500,841 shares of Company Common Stock, 2,500,000 shares of Company Series A Preferred Stock, 5,066,637 shares of Company Series B Preferred Stock, 9,438,744 shares of Company Series C Preferred Stock and 18,531,695 shares of Company Series D Preferred Stock are issued and outstanding as of the date of this Agreement. There are 5,165,140 shares of Company Common Stock reserved for issuance under the Equity Incentive Plan, which was duly adopted by the Company Board and approved by the Company’s stockholders, and of such shares (i) 3,814,659 of such shares are reserved for issuance upon exercise of currently outstanding Company Options, (ii) no shares are currently issued and outstanding that were issued upon exercise of Company Options previously granted under the Equity Incentive Plan, and (iii) 1,350,481 shares remain available for future awards permitted under the Equity Incentive Plan. The Company has furnished to Parent complete and accurate copies of the Equity Incentive Plan and forms of agreements used thereunder. No other shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. No shares of Company Common Stock or Company Preferred Stock were or are subject to, or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, any other applicable Law, the Company Certificate of Incorporation or any Contract to which the Company is a party or by which the Company is bound). None of the securities of the Company have been granted, offered, sold or issued in violation of any applicable securities Laws. Schedule 4.5(a) contains a true, correct and complete list of each Company Option outstanding as of the date of this Agreement, the holder thereof, the number of shares of Company Common Stock issuable thereunder or otherwise subject thereto, the grant date thereof, the exercise price, and the expiration date thereof.

(b) Except for the Company Options, the Existing Convertible Notes and the Additional Convertible Notes outstanding as of the date hereof, or as otherwise required or permitted by this Agreement, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company pursuant to any provision of Law, the Company Certificate of Incorporation or any Contract to which the Company is a party, (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable), or (vii) outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company.

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(c) Each Company Option (i) was granted in compliance in all material respects with (A) all applicable Laws and (B) all of the terms and conditions of the Equity Incentive Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of such share at the close of business on the date of such grant, and (iii) has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Company Option.

(d) As of the date of this Agreement, all outstanding shares of the Company Capital Stock are owned of record by the Persons set forth on the Capitalization Schedule in the amounts set forth opposite their respective names. All of the outstanding shares of Company Capital Stock are validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof.

(e) Except as disclosed in the Company Financial Statements, Since January 1, 2019, the Company has not declared or paid any distribution or dividend in respect of its Equity Interests and has not repurchased, redeemed or otherwise acquired any Equity Interests of the Company, and the Company Board has not authorized any of the foregoing.

4.6 Corporate Records. All proceedings occurring since January 1, 2017 of the Company Board, including all committees thereof, and of the Company Stockholders, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is complete and accurate.

4.7 Subsidiaries. The Company does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any Person. In the event of the breach of this Section 4.7, without limiting any rights or remedies available to Parent under this Agreement or applicable Law, any reference in this Agreement to the Company will include its Subsidiaries to the extent reasonably applicable.

4.8 Consents. The Contracts listed on Schedule 4.8 are the only Contracts binding upon the Company or by which any of the Company’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.9 Financial Statements.

(a) The Company has delivered to Parent (i) the audited consolidated balance sheet of the Company, and the related audited consolidated statement of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit) and cash flows for the year ended December 31, 2019, including the notes thereto, and (ii) draft audited consolidated balance sheet of the Company, and the related draft audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit) and cash flows for the year ended December 31, 2020 including the notes thereto (clauses (i) and (ii), collectively with the Final 2020 Audit when delivered in accordance with Section 7.5, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board (the “PCAOB”) for public companies. The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company in all material respects. Since December 31, 2020 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Except as: (i) specifically disclosed, reflected or fully reserved against in the Company Financials; (ii) liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date; (iii) liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii), results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; and (v) liabilities set forth on Schedule 4.9(b), the Company does not have any material liabilities,

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debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) of the type required to be reflected on a balance sheet in accordance with U.S. GAAP. The Company represents that neither its annual sales nor its total assets exceed the current threshold of $18,400,000 under Section 18a(a)(2)(B)(ii) of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(c) The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c)(i), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as set forth on Schedule 4.9(c)(ii), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, of (iii) the ability of the Company to grant any Lien on its properties or assets.

4.10 Books and Records. The Books and Records accurately, completely and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company. The Company maintains procedures of internal controls sufficient to provide reasonable assurance that: (i) transactions are executed only in accordance with management’s authorization; (ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP; and (iii) access to assets is permitted only in accordance with management’s authorization. The Books and Records of the Company have been maintained in all material respects in accordance with reasonable business practices and applicable Laws.

4.11 Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past five (5) years, neither the Company nor any Representative thereof has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

4.12 Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) the Company and its Subsidiaries have conducted in all material respects their respective businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect with respect to the Company; and (c) the Company has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1.

4.13 Properties; Title to the Company’s Assets.

(a) All items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is located at the office of the Company.

(b) The Company has good, valid and marketable title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected in the Company Financials. Except as set forth on Schedule 4.13(b), no such tangible asset is subject to any Lien other than Permitted Liens. The Company’s assets constitute all of the rights, property and other assets of any kind or description whatsoever, including goodwill, used in the operation of the Business as it is currently conducted and necessary for the Company to operate the Business immediately after the Closing in all material respects in the same manner as the Business is currently being conducted and as presently proposed to be conducted.

4.14 Litigation. Except as set forth on Schedule 4.14, as of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company, any of the officers or directors of the Company (in their capacities as such), the Business, any of the Company’s assets or any Contract before any Authority that any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by

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this Agreement or any Additional Agreement, nor, to the Knowledge of the Company, is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Knowledge of the Company, threatened in writing in the past five (5) years). There are no outstanding judgments against the Company. The Company is not, and has not been in the past five (5) years, subject to any Action by any Authority. In the past five (5) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.15 Contracts.

(a) Schedule 4.15(a) lists all of the following Contracts (collectively, such Contracts that are listed or should be listed on Schedule 4.15(a), “Material Contracts”) to which, as of the date of this Agreement, the Company is a party or by which any of its assets is bound and which are currently in effect:

(i) all Contracts that, individually or together with all related Contracts, require payments or expenses incurred by, or payments or income to, the Company of $500,000 or more per year (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $500,000 annually;

(iii) each employment Contract, employee leasing Contract and consultant and sales representatives Contract with any current officer, director, employee or consultant of the Company, under which the Company (A) has continuing obligations for payment of annual compensation of at least $250,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(iv) all Contracts relating to the creation, operation, management or control of a joint venture, strategic alliance, limited liability company, profit-sharing, partnership or similar arrangement to which the Company is a party;

(v) all Contracts relating to any direct or indirect acquisitions or dispositions of material assets by the Company (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice) or of Equity Interests of any Person, or to any merger, consolidation or other business combination with any other Person or the acquisition of any other entity or its business or material assets.

(vi) all Contracts under which the Company is obligated to pay royalties under a license for the use of Intellectual Property Rights, and all other material licensing Contracts, including those pursuant to which any Intellectual Property Rights are licensed by or to the Company and including material transfer agreements, services agreements and scientific advisory board agreements, other than (A) “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted services, (B) customer or channel partner Contracts substantially on Company’s standard forms, (C) Contracts with the Company’s employees or contractors substantially on Company’s standard forms, and (D) non-disclosure agreements (the “Standard Contracts”);

(vii) all Contracts limiting the freedom of the Company (A) to compete in any line of business or industry, with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any Contract containing non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(viii) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company, other than Standard Contracts, material transfer agreements, services agreements and scientific advisory board agreements;

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(ix) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(x) all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

(xi) all Contracts relating to an Affiliate Transaction;

(xii) all Contracts obligating the Company to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xiii) all Contracts relating to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Company has outstanding obligations (other than customary confidentiality obligations);

(xiv) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $500,000 per year;

(xv) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness);

(xvi) all Contracts relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the organizational documents of the Company);

(xvii) all Contracts not cancellable by the Company with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $500,000 per the terms of such contract;

(xviii) all Contracts that may be terminated, or the provisions or performance of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Additional Agreement to which the Company is a party;

(xix) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement;

(xx) all collective bargaining or other agreements with a labor union or labor organization; and

(xxi) all Contracts that address the provisions for business associate contracts required by HIPAA; and

(xxii) all Contracts that will be required to be filed with the Form S-4 under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company were the registrant.

(b) The Company has made available to Parent (including written summaries of oral Contracts) true, correct and complete copies of each Material Contract. Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) The Company is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness.

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4.16 Licenses and Permits. Schedule 4.16 correctly lists each license, franchise, permit, order or approval or other similar authorization required under applicable law to carry out or otherwise affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company has all material Permits necessary to operate the Business, including those administered by the FDA or by any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA necessary to conduct the Business. The Company is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened action, investigation or disciplinary proceeding by or from any Authority against the Company involving any material Permit.

4.17 Compliance with Laws.

(a) The Company is not in violation in any material respect of, and, since January 1, 2017, has been in compliance in all material respects with all applicable Laws. Since January 1, 2017, the Company has not been threatened in writing or given written notice of any violation of any Law or any judgment, order or decree entered by any Authority. Without limiting the generality of the foregoing, the Company is, and during the last five (5) years has been, in material compliance with: (i) every Law applicable to the Company due to the specific nature of the Business, including Data Protection Laws and Laws applicable to lending activities; (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to the Company; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Since January 1, 2017, the Company has not been threatened or charged in writing (or to the Company’s Knowledge orally) with or given written (or to the Company’s Knowledge oral) notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence and, to the Company’s Knowledge, the Company is not under any investigations with respect to any such Law.

(b) Neither the Company nor, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.18 Intellectual Property.

(a) Schedule 4.18(a) sets forth a true, correct and complete list of all unexpired or pending registered Intellectual Property Rights and applications for registration of Intellectual Property Rights owned (whether exclusively, jointly with another Person or otherwise) or filed by the Company or in which the Company has or purports to have an exclusive interest of any nature, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right and the nature of such ownership; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) other than Standard Contracts, all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right. In the past two (2) years, the Company has not abandoned any patents or non-provisional patent applications. The Company owns, has valid and enforceable licenses for or otherwise has adequate rights to use Intellectual Property Rights as set forth on Schedule 4.18(a). The Intellectual Property Rights of the Company have not been adjudged by a court of competent jurisdiction, and to the Knowledge of the Company are not, invalid or unenforceable in whole or in part. Except as set forth on Schedule 4.18(a), as of the date of this Agreement, no Intellectual Property Right that is listed or required to be listed on Schedule 4.18(a) is challenged in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and to the Knowledge of the Company, as of the date hereof, no such proceeding has been threatened in writing with respect to any such Intellectual Property Rights. As of the date hereof, all registration, maintenance and renewal fees currently due in connection with such registered Intellectual Property Rights have been paid and all documents, recordations and certificates in connection with such registered Intellectual Property Rights currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such registered Intellectual Property Rights and recording the Company’s ownership interests therein.

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(b) The Company is the sole and exclusive owner of each item of Intellectual Property Rights owned or purported to be owned by the Company, including the items of Intellectual Property Rights identified on Schedule 4.18(a) as being owned by the Company (other than any co-owners disclosed on Schedule 4.18(a)). The Company has a valid right to use the Intellectual Property Rights set forth on Schedule 4.18(a) that are used (but not owned) by it in the operation of the Business as presently conducted. Jatenzo and the methods of manufacturing and using Jatenzo fall within the scope of the claims of one or more patent or pending patent applications owned by, or exclusively licensed to, the Company.

(c) All registered Intellectual Property Rights listed on Schedule 4.18(a) are subsisting and to the Knowledge of the Company, all the granted patents are valid and enforceable. To the Knowledge of the Company, there is no granted patent owned by any third party containing a valid claim that (i) is required by the Company to conduct its material business as currently conducted or as currently planned to be conducted and (ii) the Company is not currently authorized to use. To the Knowledge of the Company, the use of any Intellectual Property Rights in connection with the operation of the material business of the Company do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property Rights, including rights of privacy, publicity and endorsement, of any Third Party. The Intellectual Property Rights set forth on Schedule 4.18(a) include all of the material patent rights owned by or licensed to the Company used in the ordinary day-to-day conduct of the business of the Company. To the Knowledge of the Company, there is no prior art that may render any patent within the Intellectual Property Rights Invalid. There are no material defects in any of the patents or patent applications within the Intellectual Property Rights.

(d) Except as set forth on Schedule 4.18(d), to the Knowledge of the Company (i) there are no rights of third parties to any of the Intellectual Property Rights, including Liens, security interests or other encumbrances; (ii) there is no infringement by third parties of any Intellectual Property Right owned by, or licensed to, the Company; (iii) as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened Action by any Person challenging the rights of the Company in or to any Intellectual Property Rights owned by, or licensed to, the Company; (iv) as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened Action by any Person challenging the validity, enforceability or scope of any Intellectual Property Rights owned by, or licensed to, the Company; (v) as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened Action by any Person (nor has the Company received any claim from a third party) alleging that the Company use of any Intellectual Property Right infringes or otherwise violates, or would, upon the commercialization of any product or service described on Schedule 4.18(d), infringe or otherwise violate, any patent, trademark, tradename, service name, copyright, trade secret or other proprietary right of any other Person. Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement), the Company has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement or misappropriation of any Intellectual Property Rights.

(e) To the Company’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Intellectual Property Right owned or exclusively in-licensed by the Company, by any third party. As of the date hereof, the Company has not instituted any Action for infringement or misappropriation of any Intellectual Property Right owned by or exclusively in-licensed to the Company.

(f) As of the date of this Agreement, there are no disputes or Actions with respect to any Intellectual Property Rights and the Company is not a party to any dispute or Action relating to any Intellectual Property Rights, including any disputes or Actions relating to the ownership, validity, registrability, enforceability, violation or use of any Intellectual Property Rights owned by or exclusively in-licensed to the Company. The Company has materially complied with the terms of each Contract pursuant to which Intellectual Property Rights have been licensed to the Company, and all such Contracts are in full force and effect. Each Intellectual Property Right used by the Company in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by or in-licensed to the Company, and no client, customer or other Person has any claim of ownership to the Intellectual Property Rights used by the Company in the performance of any such Contract.

(g) Except as disclosed on Schedule 4.18(g), each employee, agent, consultant and contractor who has made material contributions to the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein, the form of which has been made available to Parent by the Company; (ii) has executed an assignment in favor of the Company (or such predecessor in interest, as applicable) all right, title and interest in such material, the form of which has been

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made available to Parent by the Company; or (iii) only with respect to rights that cannot be assigned pursuant to an agreement described in clause (i) or (ii) of this Section 4.18(g), has licensed to the Company rights to use such Intellectual Property Rights.

(h) Except as disclosed on Schedule 4.18(h), no (i) government funding or (ii) facility of a university, college, other educational institution or research center was used in the development of any item of Intellectual Property Right owned or purported to be owned by, or exclusively licensed to, the Company.

(i) None of the Intellectual Property Rights owned or used or held for use by the Company is subject to any pending or outstanding Order or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property Rights by the Company.

(j) None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Intellectual Property Rights owned or purported to be owned by, or any material item of Intellectual Property Rights licensed, used or held for use by the Company immediately prior to the Closing, to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company in order to use or exploit any other such Intellectual Property Rights to the same extent as the Company was permitted before the Closing.

(k) Except with respect to the agreements listed on Schedule 4.15(a)(vi), the Company is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Rights.

(l) Except as disclosed on Schedule 4.18(l), the manufacture, marketing, license, sale or intended use of any product or technology currently approved or sold or under development by the Company (i) does not infringe or misappropriate any Intellectual Property Right of any other Person and (ii) does not violate or constitute a breach of any license or agreement between the Company and any third party.

(m) The Company, the Company’s information technology networks and software applications are free of all viruses, worms, Trojan horses and other material known contaminants and do not contain any bugs, errors, or problems of a material nature that would disrupt or have an adverse impact on the operation of the information technology networks and software applications. The Company has implemented adequate policies and commercially reasonable security (i) regarding the collection, use, disclosure, confidentiality, integrity, availability and value of Personal Information (including health information), and business proprietary or sensitive information (including all trade secrets, items of Intellectual Property Rights that are confidential, confidential information, data and materials licensed by the Company or otherwise used in the operation of the Business); and (ii) regarding the integrity and availability of the information technology networks and software applications the Company owns, operates, or outsources. The Company has not experienced any information security incident that has compromised the integrity or availability of the information technology networks and software applications the Company owns, operates, or outsources, and there has been no loss, damage, or unauthorized access, disclosure, use, or breach of security of any Company information in its possession, custody, or control, or otherwise held or processed on its behalf. The transactions contemplated by this Agreement will not result in the violation of any Data Protection Laws or the privacy policies of the Company.

4.19 Healthcare.

(a) The Company is, and has been since January 1, 2017, in compliance in all material respects with all applicable healthcare Laws, including (i) the Federal Food, Drug, and Cosmetic Act (“FDCA”); (ii) all federal or state criminal or civil fraud and abuse Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a), Stark Law (42 U.S.C. §1395nn), the False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), HIPAA, (42 U.S.C. §§1320d et seq.), and any comparable state or local Laws) and; (iii) any applicable state licensing, disclosure and reporting requirements (all of the foregoing, collectively, “Healthcare Laws”). The Company has not received written notification of any pending Action from the FDA or any other similar regulatory authority alleging that any operation or activity of the Company is in material violation of any applicable Healthcare Law.

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(b) All material preclinical and clinical investigations conducted or sponsored by the Company and intended to be submitted to a regulatory authority to support a regulatory approval are being conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable Authority, including, as applicable, (i) the FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA requirements for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56 and 312 of the Code of Federal Regulations and (iii) applicable federal, state and foreign Healthcare Laws restricting the use and disclosure of individually identifiable health information, including HIPAA.

(c) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other regulatory authority by the Company have been so filed, maintained or furnished. To the Knowledge of the Company, all such reports, documents, claims, permits and notices were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing). Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other regulatory authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other regulatory authority or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other regulatory authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar Healthcare Law or authorized by 21 U.S.C. §335a(b) or any similar Healthcare Law. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of Company has been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Law. As of the date of this Agreement, no Actions that would reasonably be expected to result in material debarment or exclusion are pending or, to the Company’s Knowledge, threatened in writing against the Company or, to Company’s Knowledge, any of its officers, employees, contractors, suppliers (in their capacities as such) or other entities or individuals performing research or work on behalf of the Company. The Company is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Authority.

(d) The Company has not received any written notice, correspondence or other communication from the FDA or any other regulatory authority or from any institutional review board requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company.

(e) As of the date of this Agreement, no data generated by the Company with respect to its products is the subject of any written regulatory Action, either pending or, to the Company’s Knowledge, threatened, by any Authority relating to the truthfulness or scientific integrity of such data.

(f) To the Company’s Knowledge, no product manufactured or distributed by the Company is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Healthcare Law), or (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Healthcare Law). As of the date of this Agreement, since January 1, 2019, neither the Company nor, to the Company’s Knowledge, any of its respective contract manufacturers has received any FDA Form 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other regulatory authority alleging or asserting material noncompliance with any applicable Healthcare Laws or Permits issued to the Company by the FDA or any other regulatory authority. No manufacturing site owned by the Company or, to the Company’s Knowledge, any of their respective contract manufacturers, is or has been since January 1, 2019, subject to a shutdown or import or export prohibition imposed by FDA or another regulatory authority.

4.20 Accounts Receivable; Accounts Payable; Affiliate Loans.

(a) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financial Statements.

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All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves) within one hundred (100) days.

(b)  The accounts payable of the Company reflected on the Company Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(c) The information set forth on Schedule 4.20(c) separately identifies any and all accounts, receivables or notes of the Company which are owed by any Affiliate of the Company. Except as set forth on Schedule 4.20(c), the Company is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

4.21 Employees; Employment Matters.

(a) Schedule 4.21(a) sets forth a true, correct and complete list of each of the five highest compensation officers or employees of the Company as of the date hereof, setting forth the name, job title, location, current salary or compensation rate for each such person (including any bonus or commission, other than any such arrangements under which payments are at the Company’s discretion) and total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2020 and 2019.

(b) Except as set forth on Schedule 4.21(b), the Company is not a party to or subject to any collective bargaining agreement, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company, and none of the Company has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees.

(c) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened Actions against the Company under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending before any applicable governmental authority, or to the Knowledge of the Company, threatened, relating to the Company or any employee or other service provider thereof.

(d) The Company is and has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, disability, family and medical leave, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, employee terminations, and the collection and payment of withholding or social security Taxes. The Company has met in all material respects all requirements required by Law relating to the employment of foreign citizens, and the Company does not currently employ, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.

(e) To the Knowledge of the Company, no employee of the Company, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or any confidentiality or proprietary right of any former employer.

(f) To the Knowledge of the Company, in the last five (5) years, no substantiated allegations of sexual harassment have been made to the Company against any individual in his or her capacity as director or an employee of the Company at a level of Vice President or above.

(g) Except as set forth on Schedule 4.21(g), the Company has not paid or promised to pay any bonus to any employee in connection with the consummation of the transactions contemplated hereby.

4.22 Withholding. Except as disclosed on Schedule 4.22, all obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, or attributable to payments by the Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees through the date hereof have been paid or adequate accruals therefor have been made on the Company Financial Statements. Except as disclosed on Schedule 4.22, all reasonably anticipated obligations of the Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course

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of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company prior to the Closing Date.

4.23 Employee Benefits.

(a) Schedule 4.23(a) sets forth a correct and complete list of all material Plans. With respect to each material Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) all Plan documents and all amendments thereto, including all plan documents, material employee communications, forms of grant agreements, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three (3) most recent annual reports and accompanying schedules thereto; (iii) the current summary plan description and summaries of any material modifications thereto; (iv) the most recent annual financial and actuarial valuation reports; (v) the most recent determination letter received by the Company from the Internal Revenue Service (or opinion letter received by the prototype or volume submitter plan sponsor upon which the Company is entitled to rely) regarding the tax-qualified status of such Plan; (vi) the most recent written results of all required compliance testing; and (vii) all non-routine and written communications from any Authority during the past three (3) years relating to any pending or actual audit or investigation.

(b) Neither the Company nor any ERISA Affiliate has, during the preceding six (6) years, maintained, contributed to, or had an obligation to contribute to a Plan which is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither the Company nor any ERISA Affiliate has withdrawn at any time within the preceding six (6) years from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any ERISA Affiliate. The Company has never maintained or been required to contribute or otherwise participated in (i) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) or (ii) a voluntary employees’ beneficiary association (as defined in Section 501(c)(9) of the Code).

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or opinion letters in the case of any prototype or volume submitter plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or Tax under ERISA or the Code. No stock or other securities issued by the Company forms or has formed any part of the assets of any Plan that is intended to qualify under Section 401(a) of the Code.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans or the assets of any of the trusts under such Plans (other than routine benefits claims and administrative appeals of denied claims). No Plan is presently under audit or examination (nor has written notice been received by the Company of a potential audit or examination) by any Authority.

(e) Each Plan has been established, administered and funded in all material respects accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. No breach of fiduciary responsibility under ERISA or other applicable Law has occurred that could reasonably be expected to result in a material liability to the Company or any ERISA Affiliate. No prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred that could reasonably be expected to result in a material liability to the Company or any ERISA Affiliate. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to any Plan or the imposition of any Lien on the assets of the Company under ERISA or the Code. All contributions and premiums due or payable through the Closing Date with respect to any Plan or insurance policy funding any Plan have been made or paid in full as required under ERISA or the terms of such Plan or have been fully accrued on the Company Financial Statements. All Plans can be terminated at any time as of or after the Closing Date without resulting in any material liability to the Company, Parent or any of their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise Taxes or any other charges of liabilities (other than ordinary administrative expenses associated with such termination).

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(f) None of the Plans provide retiree health or life insurance benefits, except as may be required by COBRA or any other applicable Law.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code; provided that, this Section 4.23(h) shall be interpreted without regard to the effect of any arrangements put in place by, or at the request of, Parent or its Affiliates.

(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with, Section 409A of the Code.

4.24 Real Property.

(a) Except as set forth on Schedule 4.24, the Company does not own, occupy or otherwise have an interest in (and has not in the past owned, occupied or otherwise had an interest in), any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Lease (a copy of which has been made available to Parent by the Company) is the only Contract pursuant to which the Company leases any real property or right in any Real Property. The Company has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.24, free and clear of all Liens. The Company has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(b) With respect to the Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor; (v) there exists no default or event of default thereunder by the Company or, to the Company’s Knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company holds the leasehold estate established under the Lease free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located. The Real Property leased by the Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. The Lease leases all useable square footage of the premises located at the leased Real Property. The Company does not owe any brokerage commission with respect to any Real Property.

4.25 Tax Matters. Except as set forth on Schedule 4.25:

(a) (i) The Company has duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it, and has paid all income and other material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, within the past seven years (or pending or proposed in writing), with respect to Taxes of the Company; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company has been waived or extended, which waiver or extension is in effect and the Company is not presently contesting the Tax liability before any Taxing Authority or other Authority; (v) the Company has complied in all respects with all applicable Laws relating to the

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reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company; (vi) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the shares of Company Common Stock by the Company Stockholders to Parent pursuant to this Agreement; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Company; (viii) there is no Lien (other than Permitted Liens) for Taxes upon the Company or any of the assets of the Company; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company has not paid any Tax or filed Tax Returns, asserting that the Company is or may be subject to Tax in such jurisdiction, the Company is not nor has it ever been subject to Tax in any country other than the country of incorporation of the Company by virtue of having a permanent establishment or other place of business in that country, and the Company is and has always been Tax resident solely in its country of incorporation; (x) the Company has provided to Parent true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2015; (xi) the Company is not, and has never been, a party to any Tax sharing, allocation, indemnification or similar Contract; (xii) the Company is and has never been included in any consolidated, combined or unitary Tax Return and the Company does not have any liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or foreign Law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company) under United States Treasury regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax) or otherwise; (xiii) to the Knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company for any other period (other than one for which adequate reserves have been established in accordance with U.S. GAAP or are immaterial in amount); and (xiv) the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements in accordance with U.S. GAAP and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(c) The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) The Company has been in compliance in all respects with all applicable transfer pricing laws and legal requirements. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Company are arm’s-length prices for purposes of the relevant transfer pricing laws.

(e) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(f) The Company has not engaged in a “reportable transaction” within the meaning of United States Treasury regulations Section 1.6011-4(b).

(g) The Company does not constitute either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

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4.26 Environmental Laws. The Company is and has been in compliance in all material respects with all applicable Environmental Laws and has not (i) received any written notice of any alleged claim, investigation, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining or potential liability; (ii) manufactured, disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials; arranged for or permitted the disposal, discharge, storage or release of any Hazardous Materials; exposed any employee or other individual to any Hazardous Materials; or owned or operated any property or facility in a manner that has given or would reasonably be expected to give rise to any breach, liability, Lien or corrective or remedial obligation under any Environmental Laws or violate any related Permit; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activities of the Company. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company, and to the Company’s Knowledge no other fact, circumstance or condition exists in respect of the Company or any such properties, that could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws. To the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect the Company’s continued compliance with Environmental Laws and related Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and related Permits. The Company has provided to Parent all environmentally related site assessments, audits, studies, reports, analyses and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

4.27 Top Customers and Suppliers. Schedule 4.27 lists, by dollar volume received or paid, as applicable, for each of the twelve (12) months ended on December 31, 2020, the five (5) largest customers of the Company by dollar volume (the “Top Customers”) and the five (5) largest suppliers of goods or services to the Company by dollar volume (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are, to the Knowledge of the Company, good commercial working relationships, and (i) no Top Supplier or Top Customer has cancelled or otherwise terminated within the last twelve (12) months, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or intends to stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company and (iv) the Company has not within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer.

4.28 Finders’ Fees. Except as set forth on Schedule 4.28, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Parent or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

4.29 Powers of Attorney and Suretyships. The Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.30 Directors and Officers. Schedule 4.30 sets forth a true, correct and complete list of all directors and officers of the Company.

4.31 Anti-Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with anti-money laundering Laws in all applicable jurisdictions and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

4.32 Insurance. All forms of insurance owned or held by and insuring the Company are set forth on Schedule 4.32 (by policy number, insurer, coverage period, coverage amount and annual premium), and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination.

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There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company is a party are sufficient for compliance with all requirements of all Contracts to which the Company is a party or by which the Company is bound. The Company has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company does not have any self-insurance arrangements.

4.33 Related Party Transactions. Except as set forth in Schedule 4.33, as contemplated by this Agreement or as provided in the Company Financial Statements, no Company Stockholder, Affiliate of the Company, current or former director, manager, officer or employee of the Company or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company or (b) owns any property or right, tangible or intangible, which is used by the Company (each, an “Affiliate Transaction”). Each of the Contracts listed in Schedule 4.33 was entered into on an arm’s-length basis.

4.34 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.35 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Parent Parties, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Parent Parties for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Parent Parties set forth in this Agreement (including the related disclosure schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Parent Parties nor any of their Representatives have made any representation or warranty as to the Parent Parties or this Agreement, except as expressly set forth in this Agreement (including the related disclosure schedules) or in any certificate delivered to the Company pursuant hereto.

4.36 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Additional Agreements; (b) in the Form S-4; or (c) in the mailings or other distributions to the Parent’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Parent or its Affiliates.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

5.1 Corporate Existence and Power. The Parent and Merger Sub are each corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger or the other transactions contemplated by this Agreement.

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5.2 Corporate Authorization. The execution, delivery and performance by the Parent Parties of this Agreement and the Additional Agreements to which they are or will be parties and the consummation by the Parent Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Parent Parties and have been duly authorized by all necessary corporate action on the part of the Parent Parties. This Agreement has been duly executed and delivered by the Parent Parties and constitutes, and upon the execution and delivery thereof, each Additional Agreement to which a Parent Party is party, will constitute, a valid and legally binding agreement of the applicable Parent Party, enforceable against it in accordance with its terms, except as may be limited by the Enforceability Exceptions. This Agreement and the Additional Agreements to which a Parent Party is or will be party and the transactions contemplated hereby and thereby have been duly approved by Parent, on behalf of itself and in its capacity as the sole shareholder of Merger Sub. The affirmative vote of holders of a majority of the outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Stockholder Meeting, assuming a quorum is present (the “Parent Stockholder Approval”), is the only vote of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 4.3, neither the execution, delivery or performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (b) where the failure to obtain such consent, approval, license or other action, or to make such registration, declaration or filing, would not reasonably be expected to have a Material Adverse Effect on the Parent Parties.

5.4 Non-Contravention. The execution, delivery and performance by the Parent Parties of this Agreement do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties.

5.5 Finders’ Fees. Except for the Persons identified on Schedule 5.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6 Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

5.7 Capitalization.

(a) The authorized capital stock of Parent consists of 50,000,000 Parent Class A Shares of which 5,807,500 are issued and outstanding, 2,000,000 Parent Class B Shares of which 1,437,500 are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), none of which are issued and outstanding. There are 9,195,000 warrants outstanding, each entitling the holder thereof to purchase one Parent Class A Share (the “Parent Warrants”). No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance (except for Parent Class A Shares reserved for issuance upon the exercise of outstanding warrants or the conversion of Parent Class B Shares) or outstanding.

(b) All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) Merger Sub is authorized to issue 1,000 shares, par value $0.01 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable

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and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing). Notwithstanding the foregoing, the Parent Parties make no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

5.9 Trust Fund. As of the date of this Agreement, Parent has at least $57,500,000 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at J.P. Morgan Chase Bank, N.A., and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of December 15, 2020, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding Parent Class A Shares sold in Parent’s IPO who shall have elected to redeem their Parent Class A Shares pursuant to the Parent Certificate of Incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Parent Certificate of Incorporation. The Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.10 Listing. As of the date of this Agreement, the Parent Class A Shares are listed on Nasdaq, with trading ticker “BLUW.”

5.11 Board Approval. The Parent Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent (c) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in the Parent Certificate of Incorporation and Parent’s bylaws; and (d) recommended to the stockholders of Parent to adopt and approve each of the Parent Proposals (the “Parent Board Recommendation”).

5.12 Parent SEC Documents and Financial Statements. Except for any changes (including any required restatements of Parent’s financial statements or the Parent SEC Documents) to Parent’s historical accounting of the Parent Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) that was issued by the SEC on April 12, 2021, and related guidance by the SEC (the “SEC Warrant Liability”):

(a) The Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required

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to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). The Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b) The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

(c) As used in this Section 5.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.13 Certain Business Practices. Neither Parent, nor any director, officer, agent or employee of Parent (in their capacities as such) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act or (d) made any other unlawful payment. Neither Parent, nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business or prospects of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.14 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

5.15 Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or any of its subsidiaries, on the other hand.

5.16 Litigation. As of the date of this Agreement, there is no (a) Action pending, or, to the Knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its subsidiaries.

5.17 Expenses, Indebtedness and Other Liabilities. Except as set forth on Schedule 5.17, or as set forth in the Parent SEC Documents, Parent does not have any Indebtedness or other material liabilities, other than the SEC Warrant Liability.

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5.18 Tax Matters Except as set forth on Schedule 5.18:

(a) (a) (i) Parent has duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it, and has paid all income and other material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, within the past five years (or pending or proposed in writing), with respect to Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent has been waived or extended, which waiver or extension is in effect, and Parent is not presently contesting the Tax liability before any Taxing Authority or other Authority; (v) Parent has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by Parent, other than such Taxes for which adequate reserves have been established in accordance with U.S. GAAP; (vi) there is no Lien (other than Permitted Liens) for Taxes upon Parent or any of the assets of Parent; (vii) no claim has ever been made by a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns, asserting that Parent is or may be subject to Tax in such jurisdiction; (viii) Parent has provided to the Company true, complete and correct copies of all Tax Returns (if any) relating to, and all audit reports and correspondence relating to each proposed adjustment (if any) made by any Taxing Authority with respect to, any taxable period ending after December 31, 2020; (ix) there is no outstanding power of attorney from Parent authorizing anyone to act on behalf of Parent in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent; (x) Parent is not, and has never been, a party to any Tax sharing, allocation, indemnification or similar Contract; (xi) Parent is and has never been included in any consolidated, combined or unitary Tax Return and Parent does not have any liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or foreign Law (other than a group the common parent of which is Parent), or has any liability for the Taxes of any Person (other than Parent) under United States Treasury regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax) or otherwise; (xii) to the knowledge of Parent, no issue has been raised by a Taxing Authority in any prior Action relating to Parent with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of Parent for any other period (other than one for which adequate reserves have been established in accordance with U.S. GAAP or are immaterial in amount); and (xiii) Parent has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) Since the date of its formation, Parent has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(c) The unpaid Taxes of Parent (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in Parent’s financial statements in accordance with U.S. GAAP and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Return.

(d) Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(e) Parent has not engaged in a “reportable transaction” within the meaning of United States Treasury regulations Section 1.6011-4(b).

(f) The Parent has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(g) Schedule 5.18(g) sets forth each jurisdiction where Parent files or is required to file a Tax Return.

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ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that from the date hereof through the Closing Date, each party shall conduct business only in the ordinary course, consistent with past practices, and shall not enter into any material transactions outside the ordinary course of business without the prior written consent of the other party, and shall use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties. Without limiting the generality of the foregoing and except as set forth on Schedule 6.1 or otherwise provided in this Agreement, from the date hereof through and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Parent shall, and the Company shall cause its Subsidiaries not to:

(a) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents, or engage in any complete or partial reorganization, reclassification, liquidation, dissolution or similar transaction, provided that the Company may amend, modify or supplement its certificate of incorporation to the extent necessary to authorize additional equity securities to be sold in, or underlying debt securities sold in, the Permitted Financing; and provided that Parent may extend, in accordance with its organizational documents and the Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other party shall be required in connection therewith;

(b) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any Material Contract or other right or asset of the Company or Parent, as applicable;

(c) solely in the case of the Company, modify, amend, assign or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that would be considered a Material Contract if in effect on of the date hereof, except in the ordinary course of the Company’s business consistent with past practice;

(d) solely in the case of the Company, establish any Subsidiary or enter into any new line of business;

(e) make any capital expenditures in excess of $500,000 (individually or in the aggregate);

(f) sell, lease, license or otherwise dispose of any of the Company’s or Parent’s, as applicable, material assets, except pursuant to existing contracts or commitments or in the ordinary course of the Company’s business or Parent’s business (as applicable) consistent with past practice;

(g) (A) split, combine, recapitalize or reclassify, or pay, declare or promise to pay any dividends or other distributions (regardless of form) with respect to, its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any stockholder, shareholder or other equityholder in its capacity as such (which for the avoidance of doubt does not include payment of salary, benefits, commissions and other regular and necessary customary payments made in the ordinary course of business consistent with past practices); or (C) except as contemplated by any Additional Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(h) (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness, including drawings under the lines of credit, if any, other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus, (2) intercompany Indebtedness or (3) in connection with the Permitted Financing; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(i) suffer or incur any Lien, except for Permitted Liens, on the Company’s or Parent’s, as applicable, assets;

(j) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or Parent, as applicable, or write off or make reserves against the same;

(k) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

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(l) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(m) adopt or amend any severance, retention or other employee plan or fail to continue to make timely contributions to each benefit plan in accordance with the terms thereof;

(n) institute, waive, release, assign, settle or agree to settle any Action before any Authority, in each case in excess of $100,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on, or involves an admission of wrongdoing by, such party;

(o) except as required by U.S. GAAP (including with respect to the SEC Warrant Liability), make any material change in its accounting principles, methods or practices or write down the value of its assets;

(p) solely in the case of the Company, voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate other than pursuant to the terms of a Material Contract or a Plan;

(q) change its principal place of business or jurisdiction of organization;

(r) solely in the case of the Company, close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(s) fail to maintain its Books and Records in all material respects in the ordinary course of business consistent with past practice;

(t) issue, sell, grant, redeem, repurchase or incur any Lien on any Equity Interests or other securities or any options, warrants, commitments or rights of any kind in respect thereof (other than (i) with respect to the Company, the exercise of any Company Option outstanding on the date hereof, (ii) with respect to Parent, any redemption by Parent of Parent Class A Shares held by its public stockholders pursuant to Section 6.6, (iii) with respect to Parent, as otherwise contemplated by this Agreement or any Additional Agreement, or (iv) with respect to the Company, the Permitted Financing;

(u)  (A) make, change or revoke any material Tax election; (B) change any annual Tax accounting periods; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes of the Company; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes of the Company; or (E) surrender or forfeit any right to claim a material Tax refund;

(v) enter into any transaction with or distribute or advance any assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(w) solely in the case of the Company, other than as required by a Plan, as set forth on Schedule 6.1(w) or as explicitly contemplated hereunder, (A) increase or make any material change in the compensation or benefits of any employee or other individual service provider of the Company other than in the ordinary course of the Company’s business consistent with past practice, (B) accelerate the vesting or payment of any compensation or benefits of any employee or other individual service provider of the Company, (C) terminate without “cause” any employee or other individual service provider of the Company, (D) hire or engage any new employee or other individual service provider of the Company if such new employee or individual service provider will receive annual base compensation in excess of $100,000, (E) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, or (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

(x) solely in the case of the Company, enter into or amend any Affiliate Transactions;

(y) solely in the case of the Company, enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(z) fail to duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders; or

(aa) agree to do any of the foregoing.

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6.2 Exclusivity.

(a) From the date hereof through the Closing Date, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives and agents (“Representatives”) not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of its Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or Parent (other than the transactions contemplated by this Agreement): (A) any merger, consolidation, share exchange, business combination or other similar transaction or (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of (x) the assets of such Person (other than sales of inventory in the ordinary course of business) or (y) any class or series of the capital stock or other equity interests of the Company or Parent, as the case may be, in a single transaction or series of transactions.

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement.

6.3 Access to Information

From the date hereof through and including the Closing Date, the Company and Parent shall each, to the best of its ability, (a) continue to give the other party, its legal counsel and its other representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other representatives such information relating to the business of the Company and Parent as such Persons may request and (c) cause its employees, legal counsel, accountants and other representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent) and, in each case, such party’s related assets, liabilities, financial condition, prospects, management and employees; provided that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or the Parent Parties and provided further that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company or the business of Parent. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

6.4 Notices of Certain Events. Each of Parent and the Company shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;

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(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Change with respect to the notifying party; and

(e) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

6.5 Cooperation with Form S-4/Proxy Statement; Other Filings.

(a) The Company shall promptly provide to Parent such information concerning the Company and the Company Securityholders as is either required by the federal securities laws or reasonably requested by Parent for inclusion in the proxy statement/prospectus and Offer Documents. As promptly as practicable after the receipt by Parent from the Company of all such information, Parent and shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which the Parent Class A Shares issuable in the Merger shall be registered. Parent shall promptly respond to any SEC comments on the Form S-4. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b) Parent shall (i) permit the Company and its counsel to review and comment on the Proxy Statement and Form S-4 and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments in good faith; and (iii) consult with the Company and its counsel prior to filing the Proxy Statement and Form S-4 or any exhibit, amendment or supplement thereto. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the S-4, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall, with respect to, any response letters to any comments from the SEC consider any comments from the Company and its counsel in good faith. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 declared effective or any stop order relating to the Form S-4 is issued. Except as otherwise required by applicable Law (including any Delaware Laws as to fiduciary duties), Parent covenants that none of Parent, the Parent Board nor any committee of the Parent Board shall withdraw or modify, or propose publicly or by formal action of Parent, the Parent Board or any committee of the Parent Board to withdraw or modify, in a manner adverse to the Company, the Parent Board Recommendation or any other recommendation by Parent, the Parent Board or any committee of the Parent Board of in connection with any of the Parent Proposals.

(c) As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (such effective date, the “Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholder Meeting in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the Parent’s stockholders for approval or adoption at the Parent Stockholder Meeting, including the matters described in Section 6.5(e).

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(d) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware and the listing standards of Nasdaq in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Form S-4, as of the Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent’s stockholders, and as of the date of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Form S-4 or the Proxy Statement, as applicable, as of the Effective Date and the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Stockholders or at the time of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s stockholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with the Parent Certificate of Incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of Nasdaq in the Proxy Statement, Parent shall seek from the holders of Parent Common Stock the approval of the following proposals: (i) the Parent Stockholder Approval; (ii) adoption and approval of the Amended and Restated Certificate of Incorporation of Parent, in the form attached hereto as Exhibit E, including the change of the name of Parent to “Clarus Therapeutics Holdings, Inc.”; (iii) adoption and approval of the Amended and Restated Bylaws of Parent in the form attached hereto as Exhibit F; (iv) approval of the Parent Equity Incentive Plan; (v) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to the Company Securityholders in connection with the Merger under applicable exchange listing rules; (vi) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as determined by Parent (the proposals set forth in the foregoing clauses (i) through (vi) collectively, the “Parent Proposals”) and (vii) approval to adjourn the Parent Stockholder Meeting, if necessary.

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the S-4 and the Proxy Statement to “clear” comments from the SEC and the S-4 to become effective as promptly as reasonably practicable. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their public Parent Class A Shares, up to that number of Parent Class A Shares that would permit Parent to maintain net tangible assets of at least $5,000,001 (the “Offering Shares”), at a price per share determined in accordance with the Parent Certificate of Incorporation, all in accordance with applicable Law and any applicable rules and regulations of the SEC. In accordance with the Parent Certificate of Incorporation, the proceeds held in the Trust Account will be used for the redemption of the Parent Class A Shares held by Parent’s public stockholders who have elected to redeem such shares, if any.

(g) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law.

(h) Parent shall call and hold the Parent Stockholder Meeting as promptly as practicable after the Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement. The Company acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly

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as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Proxy Statement, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Form S-4 or responses to comments from the SEC or its staff in connection therewith. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

6.6 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public stockholders of Parent holding Parent Class A Shares who shall have validly redeemed their Parent Class A Shares upon acceptance by Parent of such Parent Class A Shares (the “Parent Redemption Amount”), (b) deferred underwriting commissions and the expenses to third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent after the Closing.

6.7 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE VII
COVENANTS OF THE COMPANY

7.1 Tax Returns. From the date hereof through and including the Closing Date, the Company shall duly and timely file all material Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period. The Company shall prepare, or cause to be prepared, each such material Tax Return in a manner consistent with the Company’s past practice.

7.2 Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent.

7.3 Permitted Financing. The Company shall use its reasonable best efforts to consummate, prior to the Closing, a Permitted Financing representing at least $15,000,000 in gross proceeds to the Company.

7.4 Company’s Stockholders Approval.

(a) As promptly as reasonably practicable, and in any event within two (2) Business Days following the Effective Date (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Parent a true, complete and correct copy of a written consent (in form and substance reasonably satisfactory to Parent and certified by an executive officer of the Company) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval (the “Company Stockholder Written Consent”).

(b) Neither the Company Board, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the Company Board Recommendation.

7.5 Financial Information. The Company will use its best efforts to deliver to Parent as promptly as practicable after the date of this Agreement the consolidated balance sheet of the Company, and the related consolidated statement of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit) and cash flows for the year ended December 31, 2020, including the notes thereto, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Final 2020 Audit”). From the date hereof through the Closing Date, the Company will promptly deliver to Parent copies of any audited consolidated financial statements of the Company that the Company’s certified public accountants may issue, as well as any unaudited balance sheets and statements of income, cash flows, shareholders’ equity or other financial statements in respect of any interim period or date that may be provided by the Company to the Company Board or any committee thereof.

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7.6 No Trading. The Company agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Parent, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Parent (other than to engage in the Merger in accordance with ARTICLE II), communicate such information to any third party, take any other action with respect to Parent in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Except with respect to the matters set forth in Section 6.5 (which shall be subject to the terms and conditions of Section 6.5), and otherwise subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Except with respect to the matters set forth in Section 6.5 (which shall be subject to the terms and conditions of Section 6.5), and otherwise subject to applicable Law, each of the Company and Parent agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (ii), (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

8.2 Confidentiality. Except as necessary to complete the Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from another source, which source is not the agent of the other party and is not under any obligation of confidentiality with respect to such information); and no party shall release or disclose such information to any other Person, except its representatives in connection with this Agreement. In the

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event that any party believes that it is required to disclose any such confidential information pursuant to applicable Law, to the extent legally permissible, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Offer Documents and Other Filings.

8.3 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company and Parent as provided in their respective organizational documents or in any indemnification agreements shall survive the applicable Merger and shall continue in full force and effect in accordance with their terms.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Parent and the Company prior to the Closing and (ii) those Persons who will be the directors and officers of Parent and its subsidiaries (including the Company after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

(c) The provisions of this Section 8.3 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, each of Parent and the Company shall be permitted to obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of their respective existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by such party with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

8.4 Nasdaq Listing. Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with the Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of the Nasdaq to be satisfied; and (c) the Closing Payment Shares, to be approved for listing on the Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time; provided, that the parties acknowledge and agree that from and after the Closing, the parties intend to list on the Nasdaq only the Parent Common Stock and the Parent Public Warrants.

8.5 Certain Tax Matters.

(a) Neither Parent nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income Tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

(b) The Company shall (and shall cause its Affiliates to) provide any information reasonably requested to allow Parent to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws with respect to the transactions contemplated by, or any payment made in connection with, this Agreement.

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(c) All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”), shall be paid by the Surviving Corporation. After the Closing Date, the Surviving Corporation will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed after the Closing Date, and, if required by applicable Law, the Company Securityholders and Parent will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation, as applicable. Each party shall (and shall cause its Affiliates to) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

8.6 Equity Incentive Plan. Prior to the Effective Date, Parent shall adopt a new equity incentive plan in substantially the form attached hereto as Exhibit G, with such changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent, as applicable) (the “Parent Equity Incentive Plan”), effective as of one day prior to the Closing Date.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Merger are subject to the satisfaction of all the following conditions:

(a) no provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the Transactions;

(b) each consent or approval required to be obtained from any Authority set forth on Schedule 9.1(b) shall have been obtained;

(c) there shall not be any Action brought by any governmental Authority to enjoin or otherwise restrict the consummation of the Transactions;

(d) Parent shall not have redeemed the Parent Class A Shares in an amount that would cause Parent to have net tangible assets of less than $5,000,001 upon consummation of the Merger.

(e) the Form S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending;

(f) Each of the Parent Proposals shall have been duly approved at the Parent Stockholder Meeting;

(g) The Company Stockholder Approval shall have been obtained;

(h) The Parent Board shall be constituted as set forth in Section 2.7; and

(i) Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Parent shall not have received any notice of non-compliance therewith, and the Closing Payment Shares shall have been approved for listing on Nasdaq.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case

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such representation and warranty shall be true and correct at and as of such specific date), except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect on the Company.

(c) Parent shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a) and (b) of this Section 9.2.

(d) The matter set forth on Schedule 9.2(d) shall not have been determined by a court of competent jurisdiction or settled, nor shall the Company have offered to settle the matter set forth on Schedule 9.2(d), in a manner that would reasonably be expected to have a Material Adverse Effect on the Company.

(e) Parent shall have received a certificate signed by the Secretary of the Company attaching true and correct copies of (i) the Company Certificate of Incorporation and by-laws, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) copies of resolutions duly adopted by the Company Board authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iii) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.

(f) The Company and the Specified Company Securityholders shall have duly executed and delivered to Parent a copy of the Registration Rights Agreement.

(g) There shall not have been a Material Adverse Effect with respect to the Company since the date hereof that is continuing, provided that no event or circumstance set forth on Schedule 9.2(g) shall, for purposes of this Section 9.2(g), be deemed a Material Adverse Effect with respect to the Company.

(h) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in substantially the form attached hereto as Exhibit H.

(i) The Company shall have delivered to Parent copies of the Stockholder Lockup Agreements, duly executed by each of the Persons set forth on Schedule 9.2(i).

(j) The Company shall have delivered to Parent copies of the Lender Lockup Agreements, duly executed by each of the Persons set forth on Schedule 9.2(j).

(k) The Company shall have delivered to Parent evidence, in form and substance reasonably acceptable to Parent, that each of the Contracts set forth on Schedule 9.2(k) has been terminated without any further obligations of the Company.

(l) The Closing Company Indebtedness shall not exceed $43,125,000 and there shall be no obligation of the Company arising from or under the Company Indebtedness or any Contract relating thereto to make, from and after the Closing, any payment in the nature of a royalty.

(m) The Company shall have consummated a Permitted Financing representing at least $15,000,000 in gross proceeds to the Company.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such

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representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failure of such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Parent Parties.

(c) The Company shall have received a certificate signed by an authorized officer of Parent certifying the accuracy of the provisions of the foregoing clauses (a) and (b) of this Section 9.3.

(d) The Amended and Restated Certificate of Incorporation of Parent, in the form attached hereto as Exhibit E, shall have been filed with, and declared effective by, the Delaware Secretary of State.

(e) Sponsor shall have executed and delivered to the Company a copy of the Registration Rights Agreement.

(f) As of the Effective Time, after taking into account payments, without duplication, for (i) the Parent Redemption Amount, (ii) Parent’s expenses related to the merger and the other transactions contemplated by this Agreement and reasonable, ordinary course operational expenses (including the deferred portion of prior expenses reasonably incurred in connection with searching for other target companies for a business combination prior to the date hereof) that are, in each case, not paid from the portion of the proceeds of the IPO that are held outside of the Trust Account, (iii) deferred IPO expenses and fees in an amount as set forth in Parent’s balance sheet, and  (iv) any loans owed by the Parent to Sponsor in a principal amount, not to exceed, in the aggregate, the total amount of Parent’s expenses related to the merger and the other transactions contemplated by this Agreement and reasonable, ordinary course operational expenses that are not paid from the portion of the proceeds of the IPO that are held outside of the Trust Account (including the deferred portion of prior expenses reasonably incurred in connection with searching for other target companies for a business combination prior to the date hereof), any cash remaining in the Trust Account will be provided by Parent to the Surviving Corporation by way of equity contribution, intercompany loan or in such other tax-efficient manner that is mutually agreed by the Company and Parent.

ARTICLE X
DISPUTE RESOLUTION

10.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of any party. The Arbitrator shall be selected within thirty (30) days of the written request of any party.

(c) The laws of the State of Delaware shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of Delaware applicable to a contract negotiated, signed and to be performed wholly in the State of Delaware, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 11.1(c).

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(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 11.1(h), as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Delaware, to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified; provided, however, that Parent’s indemnification obligations under this Section 10.1(i) shall be subject to the prior agreement of any applicable indemnitee to be bound by a customary waiver of claim’s against Parent’s Trust Account.

(j) Notwithstanding anything herein to the contrary, the parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Delaware to render such relief and to enforce specifically the terms and provisions of this Agreement.

10.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT.

(b) Each of the parties to this Agreement acknowledges that it has been represented in connection with the signing of the foregoing waiver by independent legal counsel selected by it and that such party has discussed the legal consequences and import of such waiver with legal counsel. Each of the parties to this Agreement further acknowledges that it has read and understands the meaning of such waiver and grants such waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XI
TERMINATION

11.1 Termination Without Default.

(a) This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by mutual written consent of the Company and Parent.

(b) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred by the date which is six (6) months after the date of this Agreement (the “Outside Closing Date”) and (ii) the failure of the Closing to occur by the Outside Closing Date was not the result of or caused by the breach of this Agreement by the party (i.e., Parent or the Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement,

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then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(c) In the event (i) an Authority shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, or (ii) any applicable Law is in effect making the consummation of the Merger illegal, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a party if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(d) In the event that there shall have been a Material Adverse Effect on the Company following the date of this Agreement which remains uncured and continuing for a period of thirty (30) days, Parent shall have the right, at its sole option, to terminate this Agreement without liability to the Company; provided that no event or circumstance set forth on Schedule 9.2(g) shall, for purposes of this Section 11.1(d), be deemed a Material Adverse Effect with respect to the Company.

(e) In the event that there shall have been a Material Adverse Effect on Parent following the date of this Agreement which remains uncured and continuing for a period of thirty (30) days, the Company shall have the right, at its sole option, to terminate this Agreement without liability to Parent.

(f) In the event that the Parent Stockholder Meeting is held (including any adjournment or postponement thereof) and has concluded, Parent’s stockholders have duly voted, and the Parent Stockholder Approval was not obtained, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party.

11.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving notice to the Company at any time prior to the Closing, without prejudice to any rights or obligations Parent or Merger Sub may have, if: (i) (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein which has rendered or would render the satisfaction of any of the conditions set forth in Section 9.2 impossible and (y) such breach cannot be cured or is not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; or (ii) evidence that the Company Stockholder Written Consent was obtained and not delivered to Parent by the Company Stockholder Written Consent Deadline (provided that Parent shall not be permitted to terminate this Agreement under this Section 12.2(a)(ii) at any time (A) prior to the Company Stockholder Written Consent Deadline or (B) after such evidence has been delivered to Parent).

(b) The Company may terminate this Agreement by giving notice to Parent at any time prior to the Closing, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein, which has rendered or would render the satisfaction of any of the conditions set forth in Section 9.3 impossible; and (ii) such breach cannot be cured or is not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach.

11.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE XI, this Agreement shall become void and be of no further force or effect, without any liability on the part of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other party hereto or any other Person; provided that, no such termination shall relieve any party from liability incurred as a result of the willful breach by such party of this Agreement or such party’s fraud, in which case such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such breach or fraud. The provisions of Section 8.2, ARTICLE XII, this Section 11.3 and ARTICLE X shall survive any termination hereof pursuant to this ARTICLE XI.

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ARTICLE XII
MISCELLANEOUS

12.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date of transmission; or (d) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Clarus Therapeutics, Inc.
555 Skokie Boulevard, Suite 340
Attention: Steven A. Bourne, Chief Financial Officer
E-mail: sbourne@clarustherapeutics.com
Telephone: (847) 562-4300 X203

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Mitchell S. Bloom, Arthur R. McGivern, Daniel J. Espinoza
E-mail: mbloom@goodwinlaw.com, amcgivern@goodwinlaw.com,
despinoza@goodwinlaw.com
Telephone: (617) 570-1055; (617) 570-1971; (650) 752-3152

if to Parent or Merger Sub:

Blue Water Acquisition Corp.
15 E. Putnam Avenue, Suite 363
Greenwich, CT 06830
Attention: Joseph Hernandez, Chief Executive Officer
E-mail: hernandez_joe@yahoo.com
Telephone: (646) 303-0737

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attention: Barry I. Grossman, Esq. and Matthew A. Gray, Esq.
E-mail: bigrossman@egsllp.com; mgray@egsllp.com
Telephone: (212) 370-1300

12.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise

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of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no shall any party seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

12.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.4 Publicity. Except as required by law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

12.5 Expenses. The anticipated costs and expenses of the Company in connection with any merger, consolidation or business combination, including this Agreement and the transactions contemplated hereby as of the Closing Date shall be paid by Parent after the Closing. If the Closing does not take place, each party shall be responsible for its own expenses.

12.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

12.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

12.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted (including scanned .pdf image) signature pages that together (but need not individually) bear the signatures of all other parties.

12.9 Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

12.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

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12.11 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.12 Third Party Beneficiaries. Except as provided in Section 8.3 and Section 12.14, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

12.13 Waiver. Reference is made to the final prospectus of Parent, dated December 15, 2020 (the “Prospectus”). The Company has read the Prospectus and understands that Parent has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Parent’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Parent Common Stock in connection with the consummation of its initial business combination (as such term is used in the Prospectus) (“Business Combination”) or in connection with an amendment to Parent’s organizational documents to extend Parent’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Parent fails to consummate a Business Combination within 12 months after the closing of the IPO, subject to extension by amendment to Parent’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes, and (d) to Parent after or concurrently with the consummation of a Business Combination. For and in consideration of Parent entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that it or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Parent or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such it and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Parent or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or any of its Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Parent and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Parent or its Representatives, as applicable, prevails in such Action. This Section 12.13 shall survive termination of this Agreement for any reason and continue indefinitely.

12.14 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement or any holder or beneficial owner of the 2025 Notes (which Persons are intended third party beneficiaries

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of this Section 12.14) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or such holder or beneficial owner or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, this Section 12.14 shall be without prejudice to the provisions of Section 8.3 with respect to the applicable indemnitees referred to therein.

12.15 No Other Representations; No Reliance. NONE OF THE PARTIES NOR ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO SUCH PARTY OR ITS BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV OR ARTICLE V, AS THE CASE MAY BE, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, none of the parties nor any Company Securityholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to such party made available to the other party and its Representatives, including due diligence materials, or in any presentation of the business of such party by management such party or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the other party in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV or ARTICLE V, as the case may be, as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by any party, any Company Securityholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the such party or any Company Securityholder, and are not and shall not be deemed to be relied upon by any other party in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV or ARTICLE V, as the case may be, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the parties in ARTICLE IV or ARTICLE V, as the case may be, in each case as modified by the Schedules: (a) each party acknowledges and agrees that: (i) neither any party, the Company Securityholders, nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of such party or the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of such party, the nature or extent of any liabilities of such party, the effectiveness or the success of any operations of such party or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding such party furnished to any other party or its Representatives or made available to any other party and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of any party or any Company Securityholder has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV or ARTICLE V, as the case may be, and subject to the limited remedies herein provided; (b) each party specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the other party and (in the case of the Company) the Company Securityholders have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the parties, the Company Securityholders nor any other Person shall have any liability to any other party or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of such party or the future business, operations or affairs of such party.

12.16 Legal Representation. The parties hereto agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) may have, prior to Closing, jointly represented Parent, Merger Sub and/or the Sponsor in connection with this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, and has also represented Parent and/or its Affiliates in connection with matters other than the transaction that is the

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subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Parent or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, which is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Parent and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of Parent, Merger Sub, the Sponsor or any of their respective Affiliates. The parties hereto acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Additional Agreements. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Parent or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:
BLUE WATER ACQUISITION CORP.
By:	/s/ Joseph Hernandez
Name: Joseph Hernandez
Title: Chief Executive Officer
Merger Sub:
BLUE WATER MERGER SUB CORP.
By:	/s/ Joseph Hernandez
Name: Joseph Hernandez
Title: President
Company:
CLARUS THERAPEUTICS, INC.
By:	/s/ Robert E. Dudley
Name: Robert E. Dudley
Title: President and CEO

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EXHIBIT A

COMPANY SUPPORT AGREEMENT

Annex A-56

EXHIBIT B

PARENT SUPPORT AGREEMENT

Annex A-57

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

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EXHIBIT D

[FORM OF]
CERTIFICATE OF MERGER
OF
BLUE WATER Merger Sub Corp.
WITH AND INTO
CLARUS THERAPEUTICS, Inc.

Pursuant to Title 8, Section 251(a) of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger:

FIRST:    The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) are:

Name:	State of Incorporation:
Clarus Therapeutics, Inc. (“Clarus”)	Delaware
Blue Water Merger Sub Corp. (“Merger Sub”)	Delaware

SECOND:    Clarus shall be the surviving corporation of the merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be “Clarus Therapeutics, Inc.”, a Delaware corporation.

THIRD:    The Agreement and Plan of Merger, dated as of April 27, 2021, by and among the Constituent Corporations and the other parties thereto (as amended, the “Merger Agreement”), setting forth the terms and conditions of the merger has been approved, adopted, certified, executed and acknowledged by the Surviving Corporation and Merger Sub in accordance with Title 8, Section 251 and Section 228 of the DGCL.

FOURTH:    This Certificate of Merger, and the merger provided for herein, shall be effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

FIFTH:    At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Annex A hereto.

SIXTH:    An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address: [_______________________].

SEVENTH:    A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any of the Constituent Corporations.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed as of [__________], 2021 by a duly authorized officer, declaring that the facts stated herein are true.

CLARUS THERAPEUTICS, INC.
By:
Name:
Title:

[Signature Page to Clarus Therapeutics, Inc. Certificate of Merger]

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Annex A

[see attached]

Annex A-61

EXHIBIT E

SECOND AMENDED AND RESTATED CERTICATE
OF INCORPORATION OF PARENT

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EXHIBIT F

AMENDED AND RESTATED
BY-LAWS
OF
CLARUS THERAPEUTICS HOLDINGS, INC.

(the “Corporation”)

Article I.

Stockholders

Section 1.    Annual Meeting.    The annual meeting of stockholders (any such meeting being referred to in these By-laws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States which is fixed by the Board of Directors of the Corporation (the “Board of Directors”), which time, date and place may subsequently be changed at any time by vote of the Board of Directors. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these By-laws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these By-laws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

Section 2.    Notice of Stockholder Business and Nominations.

(a)    Annual Meetings of Stockholders.

(1)    Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in these By-laws, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in these By-laws as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2) and (3) of these By-laws to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in these By-laws, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2)    For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of these By-laws, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by these By-laws and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by these By-laws. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the initial public offering of common stock of the Corporation, a stockholder’s notice shall be timely if received by the

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Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth:

(A)    as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (vi) a written statement executed by the nominee acknowledging that as a director of the corporation, the nominee will owe fiduciary duties under Delaware law with respect to the Corporation and its stockholders, and (vii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B)    as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or By-law amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);

(C)    (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through

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(e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

(D)    (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s), or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E)    a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Solicitation Statement”).

For purposes of this Article I of these By-laws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2 of Article I of these By-laws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(3)    A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to these By-laws shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).

(4)    Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of these By-laws to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required

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by these By-laws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)    General.

(1)    Only such persons who are nominated in accordance with the provisions of these By-laws shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of these By-laws or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of these By-laws. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of these By-laws, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of these By-laws If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of these By-laws, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.

(2)    Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

(3)    Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.

(4)    For purposes of these By-laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5)    Notwithstanding the foregoing provisions of these By-laws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these By-laws. Nothing in these By-laws shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Undesignated Preferred Stock to elect directors under specified circumstances.

(c)    Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (⅔) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (⅔) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article I, Section 2; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

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Section 3.    Special Meetings.    Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these By-laws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these By-laws and the provisions of Article I, Section 2 of these By-laws shall govern such special meeting.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (⅔) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (⅔) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article I, Section 3; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

Section 4.    Notice of Meetings; Adjournments.

(a)    A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (“DGCL”).

(b)    Unless otherwise required by the DGCL, notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.

(c)    Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

(d)    The Board of Directors may postpone and reschedule any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I of these By-laws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I of these By-laws.

(e)    When any meeting is convened, the presiding officer may adjourn the meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the

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adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Second Amended and Restated Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these By-laws, is entitled to such notice.

Section 5.    Quorum.    A majority of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 6.    Voting and Proxies.    Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.

Section 7.    Action at Meeting.    When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these By-laws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

Section 8.    Stockholder Lists.    The Secretary or an Assistant Secretary (or the Corporation’s transfer agent or other person authorized by these By-laws or by law) shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting in the manner provided by law. The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

Section 9.    Presiding Officer.    The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provided that if the Board of Directors does not so designate such a presiding officer, then the Chairman of the Board, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairman of the Board or the Chairman of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then the President shall preside over such meetings. The presiding officer at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.

Section 10.    Inspectors of Elections.    The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any

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inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.

Article II.

Directors

Section 1.    Powers.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Certificate or required by law.

Section 2.    Number and Terms.    The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors shall hold office in the manner provided in the Certificate.

Section 3.    Qualification.    No director need be a stockholder of the Corporation.

Section 4.    Vacancies.    Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.

Section 5.    Removal.    Directors may be removed from office only in the manner provided in the Certificate.

Section 6.    Resignation.    A director may resign at any time by electronic transmission or by giving written notice to the Chairman of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

Section 7.    Regular Meetings.    Regular meetings (including any annual meeting) of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.

Section 8.    Special Meetings.    Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairman of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.

Section 9.    Notice of Meetings.    Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board, if one is elected, or the President or such other officer designated by the Chairman of the Board, if one is elected, or the President. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these By-laws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

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Section 10.    Quorum.    At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any unfilled vacancies on the Board of Directors.

Section 11.    Action at Meeting.    At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these By-laws.

Section 12.    Action by Consent.    Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

Section 13.    Manner of Participation.    Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these By-laws.

Section 14.    Presiding Director.    The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairman of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairman of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

Section 15.    Committees.    The Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these By-laws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-laws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.

Section 16.    Compensation of Directors.    Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.

Article III.

Officers

Section 1.    Enumeration.    The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairman of the Board of Directors, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.

Section 2.    Election.    At the regular annual meeting of the Board of Directors following the Annual Meeting, the Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting.

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Section 3.    Qualification.    No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.

Section 4.    Tenure.    Except as otherwise provided by the Certificate or by these By-laws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 5.    Resignation.    Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides.

Section 6.    Removal.    Except as otherwise provided by law or by resolution of the Board of Directors, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office.

Section 7.    Absence or Disability.    In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

Section 8.    Vacancies.    Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

Section 9.    President.    The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.

Section 10.    Chairman of the Board.    The Chairman of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

Section 11.    Chief Executive Officer.    The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

Section 12.    Vice Presidents and Assistant Vice Presidents.    Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

Section 13.    Treasurer and Assistant Treasurers.    The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

Section 14.    Secretary and Assistant Secretaries.    The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

Section 15.    Other Powers and Duties.    Subject to these By-laws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.

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Article IV.

Capital Stock

Section 1.    Certificates of Stock.    Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these By-laws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these By-laws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.

Section 2.    Transfers.    Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

Section 3.    Record Holders.    Except as may otherwise be required by law, by the Certificate or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.

Section 4.    Record Date.    In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.    Replacement of Certificates.    In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

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Article V.

Indemnification

Section 1.    Definitions.    For purposes of this Article:

(a)    “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b)    “Director” means any person who serves or has served the Corporation as a director on the Board of Directors; including, for the avoidance of doubt, any person who has served as a director of Blue Water Acquisition Corp., a Delaware corporation;

(c)    “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d)    “Expenses” means all reasonable, documented and out-of-pocket attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e)    “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f)    “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g)    “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors, including, for the avoidance of doubt, any person who has served as an officer of Blue Water Acquisition Corp., a Delaware corporation;

(h)    “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and (i) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

Section 2.    Indemnification of Directors and Officers.

(a)    Subject to the operation of Section 4 of this Article V of these By-laws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or

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may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(1)    Actions, Suits and Proceedings Other than By or In the Right of the Corporation.    Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2)    Actions, Suits and Proceedings By or In the Right of the Corporation.    Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3)    Survival of Rights.    The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4)    Actions by Directors or Officers.    Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these By-laws in accordance with the provisions set forth herein.

Section 3.    Indemnification of Non-Officer Employees.    Subject to the operation of Section 4 of this Article V of these By-laws, each Non-Officer Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.

Section 4.    Determination.    Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested

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Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

Section 5.    Advancement of Expenses to Directors Prior to Final Disposition.

(a)    The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these By-laws.

(b)    If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c)     In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

Section 6.    Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a)    The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b)    In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

Section 7.    Contractual Nature of Rights.

(a)    The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to

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indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b)    If a claim for indemnification (following final disposition of such Proceeding) or advancement of Expenses hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification or advancement of Expenses, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, pursuant to the terms of an undertaking, such Director or Officer shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification or advancement of Expenses shall be on the Corporation.

(c)    In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

Section 8.    Non-Exclusivity of Rights.    The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

Section 9.    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

Section 10.    Other Indemnification.    Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, the Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

Article VI.

Miscellaneous Provisions

Section 1.    Fiscal Year.    The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 2.    Seal.    The Board of Directors shall have power to adopt and alter the seal of the Corporation.

Section 3.    Execution of Instruments.    All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors may authorize.

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Section 4.    Voting of Securities.    Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the President or the Treasurer may waive notice of and act on behalf of the Corporation (including with regard to voting and actions by written consent), or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.

Section 5.    Resident Agent.    The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

Section 6.    Corporate Records.    The original or attested copies of the Certificate, By-laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.

Section 7.    Certificate.    All references in these By-laws to the Certificate shall be deemed to refer to the Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

Section 8.    Exclusive Jurisdiction of Delaware Courts or the United States Federal District Courts.    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate or Bylaws (including the interpretation, validity or enforceability thereof), or (iv) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.

Section 9.    Amendment of By-laws.

(a)    Amendment by Directors.    Except as provided otherwise by law, any section or portion of these By-laws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

(b)    Amendment by Stockholders.    These By-laws may be amended or repealed at any Annual Meeting, or special meeting of stockholders called for such purpose in accordance with these By-Laws, by the affirmative vote of at least two thirds (2/3) of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by the Certificate, these By-laws, or other applicable law.

Section 10.    Notices.    If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 11.    Waivers.    A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

Annex A-77

EXHIBIT G

PARENT EQUITY INCENTIVE PLAN

Annex A-78

EXHIBIT H

FIRPTA Certificate
Pursuant to Treasury Regulations Section 1.1445-2(c)(3) and Section 1.897-2(h)

This certificate (this “FIRPTA Certificate”) is provided by Clarus Therapeutics, Inc., a Delaware corporation (the “Company”), pursuant to Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), in connection with that certain Agreement and Plan of Merger entered into as of April 27, 2021, by and among Blue Water Acquisition Corp., a Delaware corporation (“Buyer”), the Company, and Blue Water Merger Sub Corp., a Delaware corporation.

The undersigned, on behalf of the Company, hereby certifies that the Company is not, as of the date hereof, a “United States real property holding corporation” (a “USRPHC”) as such term is defined by Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and has not been a USRPHC on any determination date (as specified in Treasury Regulations Section 1.897-2(c)) during the five-year period ending on the date hereof. Accordingly, interests in the Company do not constitute “U.S. real property interests” as defined in Section 897(c)(1) of the Code (“USRPIs”).

Attached hereto is a notice, dated as of the date hereof, from the Company to the Internal Revenue Service to the effect that the Company has determined equity interests in the Company are not USRPIs.

Under penalties of perjury, the undersigned declares that [s]he has examined the certifications set forth above and verifies that they are correct to [his/her] knowledge and belief, and the undersigned further declares that [he/she] has the authority to execute this FIRPTA Certificate on behalf of the Company.

Dated: ________________________, 2021

CLARUS THERAPEUTICS, INC., a Delaware corporation
By:
[Name]
[Title]

Annex A-79

CLARUS THERAPEUTICS, INC.

[•], 2021

VIA CERTIFIED MAIL

RETURN RECEIPT REQUESTED

Internal Revenue Service Center

P.O. Box 409101

Ogden, UT 84409

Re:    Notice Required Under Treasury Regulation 1.897-2(h)(2)

Dear Sir/Madam:

At the request of Blue Water Acquisition Corp., a Delaware corporation (“Buyer”), in connection with the acquisition of Clarus Therapeutics, Inc., a Delaware corporation (the “Company”), we provided the attached statement to Buyer on [•], 2021.

This notice is provided pursuant to the requirements of Treasury Regulations Section 1.897-2(h)(2).

The following information relates to the corporation providing the notice:

Name:	Clarus Therapeutics, Inc.
Address:	555 Skokie Boulevard, Suite 340, Northbrook IL 60062
EIN:	20-0177717

The attached statement was not requested by a foreign interest holder. It was voluntarily provided by the Company in response to a request from the Buyer in accordance with Treasury Regulations Section 1.1445-2(c)(3)(i). The following information relates to the Buyer:

Name:	Blue Water Acquisition Corp.
Address:	15 E. Putnam Avenue, Suite 363, Greenwich, CT 06830
EIN:	[•]

The interests in question (equity interests in the Company) are not U.S. real property interests.

Under penalties of perjury, the undersigned declares that (i) [s]he is a responsible corporate officer of the Company with the authority to sign this document on behalf of the Company and (ii) the above notice (including the attachment hereto) is correct to [his/her] knowledge and belief.

CLARUS THERAPEUTICS, INC., a Delaware corporation
By:
[Name]
[Title]

Annex A-80

EXHIBIT I

STOCKHOLDER LOCKUP AGREEMENT

Annex A-81

EXHIBIT J

LENDER LOCKUP AGREEMENT

Annex A-82

Annex B

SECOND
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF BLUE WATER ACQUISITION CORP.

[__], 2021

Blue Water Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.      The name of the Corporation is “Blue Water Acquisition Corp.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on May 22, 2020 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”), which both restated and amended the provisions of the Original Certificate was filed with the Secretary of the State of Delaware on December 16, 2020.

2.      This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

3.      This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4.      Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

5.      This Second Amended and Restated Certificate is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated April 27, 2021 (the “Merger Agreement”), by and among the Corporation, Clarus Therapeutics, Inc. and Blue Water Merger Sub Corp. As part of the transactions contemplated by the Merger Agreement, and in accordance with Section 4.3(b) of the First Amended and Restated Certificate, all shares of outstanding Class B Common Stock of the Corporation shall automatically be converted, on a one-to-one basis, into shares of Class A Common Stock of the Corporation such that, at the effectiveness of this Second Amended and Restated Certificate, only Class A Common Stock remains outstanding. All Class A Common Stock issued and outstanding prior to the effectiveness of this Second Amended and Restated Certificate and all Class A Common Stock issued as part of the Merger Agreement shall be renamed as Common Stock for all purposes of this Second Amended and Restated Certificate.

6.      The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

Article II

The name of the corporation is Clarus Therapeutics Holdings, Inc.

Article III

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

Article IV

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Annex B-1

Article V

Capital Stock

The total number of shares of capital stock which the Corporation shall have authority to issue is [_________] of which (i) [_________] shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) [_________] shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A.     Common Stock

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a)     the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b)    dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation (the “Board of Directors”) or any authorized committee thereof; and

(c)     upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B.     Undesignated Preferred Stock

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Except as otherwise provided by any certificate of designations of any series of Undesignated Preferred Stock then outstanding or by law, no holder of any series of Undesignated Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

Annex B-2

Article VI

Stockholder Action

1.      Action without Meeting. Except as may otherwise be provided by or pursuant to this Certificate (or any certificate of designations of any series of Undesignated Preferred Stock then outstanding) with respect to the holders of any series of Undesignated Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 1.

2.      Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 2.

Article VII

Directors

1.      General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2.      Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3.      Number of Directors; Term of Office.    The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, designated as Class I, Class II and Class III, respectively. At the first annual meeting of stockholders after the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders after the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders after the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

Annex B-3

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VI, Section 3.

4.      Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5.      Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

Article VIII

Limitation of Liability

1.      Limitation of Director Liability. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2.      Any amendment, repeal or modification of this Article VIII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

3.      Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VIII.

Annex B-4

Article IX

Amendment of By-Laws

1.      Amendment by Directors. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2.      Amendment by Stockholders. Except as otherwise provided therein, the By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

Article X

Amendment of Certificate of Incorporation

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

Article XI

Business Combinations

1.      Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

2.      Excluded Opportunity. The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any Director of the Corporation who is not an employee or officer of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a Director of the Corporation.

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this [_____] day of [_____], 2021.

BLUE WATER ACQUISITION CORP.
By:
Name:	Robert E. Dudley
Title:	Chief Executive Officer
Annex B-5

Annex C

CLARUS THERAPEUTICS HOLDINGS, INC.

2021 STOCK OPTION AND INCENTIVE PLAN

Section 1.    GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Clarus Therapeutics Holdings, Inc. 2021 Stock Option and Incentive Plan (as amended from time to time, the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Clarus Therapeutics Holdings, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Closing Date” means the date of the closing of the transactions contemplated by that certain Merger Agreement, dated as of April 27, 2021, by and among the Company and the other parties thereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.

“Date of Grant” means the date on which the Company or the Administrator completes the corporate action necessary to create the legally binding right constituting the Award, as contemplated under Section 409A.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Annex C-1

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator based on the reasonable application of a reasonable valuation method utilizing factors set forth under Section 409A; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”), Nasdaq Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions constituting substantial risks of forfeiture (within the meaning of Section 83 of the Code) as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding Stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding Stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an employee, Non-Employee Director or Consultant of the Company or any Affiliate. Unless as otherwise set forth in the Award Certificate or as otherwise determined by the Administrator, a Service Relationship shall be deemed to continue without interruption in the event a grantee’s status changes from full-time employee to part-time employee or a grantee’s status changes from employee to Consultant or Non-Employee Director or vice versa, provided that there is no interruption or other termination of Service Relationship in connection with the grantee’s change in capacity.

“Stock” means the Common Stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

Annex C-2

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

Section 2.    ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)     Administration of Plan. The Plan shall be administered by the Administrator.

(b)    Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)     to select the individuals to whom Awards may from time to time be granted;

(ii)    to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)   to determine the number of shares of Stock to be covered by any Award;

(iv)   to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v)    to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)   subject to the provisions of Section 5(c) or 6(d), to extend at any time the period in which Stock Options or Stock Appreciation Rights, respectively, may be exercised; and

(vii)  at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)     Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)    Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award in a manner consistent with terms of the Plan, and which may include, without limitation, the term of an Award and the provisions applicable in the event the Service Relationship terminates.

(e)     Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest

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extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f)     Non-U.S. Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be incorporated into and made part of this Plan); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

Section 3.    STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)     Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 3.8 million shares (the “Initial Limit”), plus on January 1, 2022 and each January 1 thereafter, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by (i) four (4%) percent of the number of shares of Stock issued and outstanding on the immediately preceding December 31 or (ii) such lesser number of shares as determined by the Administrator (the “Annual Increase”), in all cases subject to adjustment as provided in Section 3(b). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit cumulatively increased on January 1, 2022 and each January 1 thereafter by the lesser of the Annual Increase for such year or 3.8 million shares of Stock, subject in all cases to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any Awards under the Plan that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code, the shares of Stock that may be issued as Incentive Stock Options. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the shares of Stock authorized for grant to a grantee in any calendar year.

(b)    Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under

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the Plan, and (iii) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c)     Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity or an Affiliate thereof, or the substitution of such Awards with new Awards of the successor entity or an Affiliate thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Awards with time-based vesting, conditions or restrictions shall become fully vested and exercisable or nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and exercisable or nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.

(d)    Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year for service as a Non-Employee Director shall not exceed (i) $1,000,000 in the first calendar year an individual becomes a Non-Employee Director and (ii) $650,000 in any other calendar year. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with FASB ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

Section 4.    ELIGIBILITY

Grantees under the Plan will be such employees, Non-Employee Directors and Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Non-Employee Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.

Section 5.    STOCK OPTIONS

(a)     Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

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Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. Subject to compliance with Section 409A, if the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the grantee’s election, subject to such terms and conditions as the Administrator may establish.

(b)    Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the Date of Grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the Date of Grant. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the Date of Grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the Date of Grant, or (iii) if the Stock Option is otherwise compliant in all respects with Section 409A.

(c)     Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the Date of Grant.

(d)    Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the Date of Grant. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)     Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the applicable Award Certificate:

(i)     In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)    Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii)   By the grantee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the grantee chooses to pay the purchase price as so provided, the grantee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv)   With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the exercise date that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the grantee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the grantee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase

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price for such shares and the fulfillment of any other requirements contained in the applicable Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company or an Affiliate is obligated to withhold with respect to the grantee). In the event an grantee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the grantee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f)     Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by a grantee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

Section 6.    STOCK APPRECIATION RIGHTS

(a)     Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the grantee to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b)    Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the Date of Grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the Date of Grant, or (iii) if the Stock Appreciation Right is otherwise compliant in all respects with Section 409A.

(c)     Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d)    Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the Date of Grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

Section 7.    RESTRICTED STOCK AWARDS

(a)     Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.

(b)    Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided, that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of vesting conditions, any dividends paid by the Company during the vesting period shall accrue and shall not be paid to the grantee until and to the extent the vesting conditions are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

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(c)     Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Affiliates terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at their original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d)    Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

Section 8.    RESTRICTED STOCK UNITS

(a)     Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion as necessary in order to comply with the requirements of Section 409A.

(b)    Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an Award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c)     Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the shares of Stock underlying his or her Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d)    Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Affiliates for any reason.

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Section 9.    UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

Section 10.    CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals, including continued employment or other Service Relationship. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine; provided, that to the extent required to avoid liability under Section 409A, such Cash-Based Award shall be exempt from or comply with the applicable requirements under Section 409A. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and shall be made in cash.

Section 11.    DIVIDEND EQUIVALENT RIGHTS

(a)     Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an Award of Restricted Stock Units or as a freestanding Award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b)    Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Affiliates for any reason.

Section 12.    TRANSFERABILITY OF AWARDS

(a)     Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)    Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or Non-Employee Director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such

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family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award Agreement. In no event may an Award be transferred by a grantee for value.

(c)     Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d)    Designation of Beneficiary. To the extent permitted by the Company and valid under applicable law, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate or legal heirs.

Section 13.    TAX WITHHOLDING

(a)     Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amount received thereunder first becomes includable in the gross income of the grantee for income tax purposes, pay to the Company or any applicable Affiliate, or make arrangements satisfactory to the Administrator regarding payment of, any U.S. and non-U.S. federal, state, or local taxes of any kind required by law to be withheld by the Company or any applicable Affiliate with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee or to satisfy any applicable withholding obligations by any other method of withholding that the Company and its Affiliates deem appropriate. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b)    Payment in Stock. The Administrator may cause any tax withholding obligation of the Company or any applicable Affiliate to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also any tax withholding obligation of the Company or any applicable Affiliate to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company or any applicable Affiliate in an amount that would satisfy the withholding amount due.

Section 14.    SECTION 409A AWARDS

Awards are intended to be exempt from Section 409A to the greatest extent possible or to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A. The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to

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preclude Section 409A of the Code from applying to any such payment. The grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A, and neither the Company nor any of its Affiliates will have any liability therewith.

Section 15.    TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a)     Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan; provided, that with respect to any 409A Award, a termination of a Service Relationship shall not be deemed to have occurred unless such termination would constitute a “separation from service” under section 409A.

(b)    For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(i)     a transfer to the Service Relationship of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or

(ii)    an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the grantee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

Section 16.    AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the grantee’s consent. The Administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights, effect the repricing of such Awards through cancellation and re-grants or cancel such Awards in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

Section 17.    STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

Section 18.    GENERAL PROVISIONS

(a)     No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b)    Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent

Annex C-11

the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c)     Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d)    Other Incentive Arrangements; No Rights to Continued Service Relationship. Nothing contained in this Plan shall prevent the Board from adopting other or additional incentive arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any grantee any right to continued employment or other Service Relationship with the Company or any Affiliate.

(e)     Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f)     Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

(g)    Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

Section 19.    EFFECTIVE DATE OF PLAN

This Plan shall become effective upon the date immediately preceding the Closing Date, subject to stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

Section 20.    GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS:

DATE APPROVED BY STOCKHOLDERS:

Annex C-12

Annex D

CLARUS THERAPEUTICS HOLDINGS, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

The purpose of the Clarus Therapeutics Holdings, Inc. 2021 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Clarus Therapeutics Holdings, Inc. (the “Company”) and each Designated Company (as defined in Section 11) with opportunities to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). 380,000 shares of Common Stock in the aggregate have been approved and reserved for this purpose, plus on January 1, 2022 and each January 1 thereafter until the Plan terminates pursuant to Section 20, the number of shares of Common Stock reserved and available for issuance under the Plan shall be cumulatively increased by the lesser of (i) 380,000 shares of Common Stock, (ii) one percent (1%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, or (iii) such lesser number of shares of Common Stock as determined by the Administrator (as defined in Section 1).

The Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the 423 Component shall be interpreted in accordance with that intent. Under the Non-423 Component, which does not qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, options will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to comply with applicable laws or achieve tax and other objectives. Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Unless otherwise defined herein, capitalized terms in this Plan shall have the meaning ascribed to them in Section 11.

1.    Administration.    The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan, including to accommodate the specific requirements of applicable laws, regulations and procedures in jurisdictions outside the United States; (iv) decide all disputes arising in connection with the Plan; and (v) otherwise supervise the administration of the Plan. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

2.    Offerings.    The Company may make one or more offerings to eligible employees to purchase Common Stock under the Plan (“Offerings”). The first offering period under the ESPP will begin and end on such date or dates as determined by the administrator. Unless otherwise determined by the Administrator, an Offering will begin on the first business day occurring on or after each November 1 and May 1 and will end on the last business day occurring before the following December 31 and June 30, respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed 27 months in duration.

3.    Eligibility.    Except as otherwise determined by the Administrator in advance of an Offering, all individuals classified as employees on the payroll records of the Company and each Designated Company are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the “Offering Date”), they are customarily employed by the Company or a Designated Company for more than 20 hours a week. Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Company for purposes of the Company’s or applicable Designated Company’s payroll system are not considered to be eligible employees of the Company or any Designated Company and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Designated Company for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously

Annex D-1

classified as employees of the Company or a Designated Company on the Company’s or Designated Company’s payroll system to become eligible to participate in this Plan is through an amendment or subplan to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.

4.    Participation.

(a)    An eligible employee who is not a Participant in any prior Offering may participate in a subsequent Offering by submitting an enrollment form to the Company or an agent designated by the Company (in the manner described in Section 4(b)) at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering).

(b)    Enrollment.    The enrollment form (which may be in an electronic format or such other method as determined by the Company in accordance with the Company’s practices) will (a) state a whole percentage to be deducted from an eligible employee’s Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Common Stock purchased for such individual are to be issued pursuant to Section 10. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant’s deductions or contributions and purchases will continue at the same percentage of Compensation for future Offerings, provided he or she remains eligible.

(c)    Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

5.    Employee Contributions.    Each eligible employee may authorize payroll deductions or contributions at a minimum of 1 percent (1%) up to a maximum of 15 percent (15%) of such employee’s Compensation for each pay period or such other maximum as may be specified by the Administrator in advance of an Offering. The Company will maintain book accounts showing the amount of payroll deductions or contributions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions or contributions, except as may be required by applicable law. If payroll deductions or contributions for purposes of the Plan are prohibited or otherwise problematic under applicable law (as determined by the Administrator in its discretion), the Administrator may require Participants to contribute to the Plan by such other means as determined by the Administrator. Any reference to “payroll deductions or contributions” in this Section 5 (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 5.

6.    Deduction Changes.    Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction or contributions during any Offering, but may increase or decrease his or her payroll deduction or contributions with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least 15 business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction or contributions during an Offering.

7.    Withdrawal.    A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to the Company or an agent designated by the Company (in accordance with such procedures as may be established by the Administrator). The Participant’s withdrawal will be effective as of the next business day. Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.

8.    Grant of Options.    On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase, on the last day of such Offering (the “Exercise Date”) and at the Option Price (as defined herein) hereinafter provided for, the lowest of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions or contributions on such Exercise Date by the Option Price, (b) the number of shares of Common Stock determined by dividing $25,000 by the Fair Market Value of the Common Stock on the Offering Date for such Offering; or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall

Annex D-2

be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions or contributions on the Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) will be 85 percent (85%) of the Fair Market Value (as defined in Section 11) of the Common Stock on the Offering Date or the Exercise Date, whichever is less.

Notwithstanding the foregoing, no Participant may be granted an Option hereunder if such Participant, immediately after the Option was granted, would be treated as owning stock possessing 5 percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant. In addition, no Participant may be granted an Option which permits his or her rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the Fair Market Value of the Common Stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.

9.    Exercise of Option and Purchase of Shares.    Each employee who continues to be a Participant in the Plan on an Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions or contributions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Unless otherwise determined by the Administrator in advance of an Offering, any amount remaining in a Participant’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering and any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.

10.    Issuance of Certificates.    Certificates or book-entries at the Company’s transfer agent representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their, nominee for such purpose.

11.    Definitions.

The term “Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under the common control with the Company.

The term “Closing Date” means the date of the closing of the transactions contemplated by that certain Merger Agreement, dated as of April 27, 2021 as may be amended from time to time, by and among the Company and other parties thereto.

The term “Compensation” means the amount of base pay, prior to salary reduction such as pursuant to Sections 125, 132(f) or 401(k) of the Code, but excluding overtime, commissions, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains related to Company stock options or other share-based awards, and similar items. The Administrator shall have the discretion to determine the application of this definition to Participants outside the United States.

The term “Designated Company” means any present or future Affiliate or Subsidiary that has been designated by the Administrator to participate in the Plan. The Administrator may so designate any Subsidiary or Affiliate, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders, and may further designate such companies or Participants as participating in the 423 Component or the Non-423 Component. The Administrator may also determine which affiliates or eligible employees may be excluded from participation in the Plan, to the extent consistent with Section 423 of the Code or as implemented under the Non-423 Component, and determine which Designated Company or Companies will participate in separate Offerings (to the extent that the Company makes separate Offerings). For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies; provided, however, that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component. The current list of Designated Companies is attached hereto as Appendix A.

____________

Annex D-3

The term “Effective Date” means the date on which the Plan becomes effective as set forth in Section 26.

The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

The term “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering then in progress.

The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

The term “Participant” means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.

The term “Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Common Stock to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

12.    Rights on Termination or Transfer of Employment.    If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction or contributions will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, if permitted by the Administrator and valid under applicable law, to his or her designated beneficiary or to the legal representative of his or her estate as if such Participant had withdrawn from the Plan under Section 7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Company, ceases to be a Subsidiary or Affiliate, or if the employee is transferred to any corporation other than the Company or a Designated Company. Unless otherwise determined by the Administrator, a Participant whose employment transfers between, or whose employment terminates with an immediate rehire (with no break in service) by, Designated Companies or a Designated Company and the Company will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; provided, however, that if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Option will be qualified under the 423 Component only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Participant’s Option will remain non-qualified under the Non-423 Component. Further, an employee will not be deemed to have terminated employment for purposes of this Section 12, if the employee is on an approved leave of absence where the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

13.    Special Rules and Sub-Plans.    Notwithstanding anything herein to the contrary, the Administrator may adopt special rules or sub-plans applicable to the employees of a particular Designated Company, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Company has employees, regarding, without limitation, eligibility to participate in the Plan, handling and making of payroll deductions or contributions by other means, establishment of bank or trust accounts to hold payroll deductions or contributions, payment of interest, conversion of local currency, obligation to pay payroll tax, withholding procedures and handling of share issuances, any of which may vary according to

Annex D-4

applicable requirements; provided that if such special rules or sub-plans are inconsistent with the requirements of Section 423(b) of the Code the employees subject to such special rules or sub-plans will participate in the Non-423 Component.

14.    Optionees Not Stockholders.    Neither the granting of an Option to a Participant nor the deductions or contributions from his or her pay shall result in such Participant becoming a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to him or her.

15.    Rights Not Transferable.    Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.

16.    Application of Funds.    All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose, unless otherwise required under applicable law.

17.    Adjustment in Case of Changes Affecting Common Stock.    In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock or any other change affecting the Common Stock, the number of shares approved for the Plan and the share limitation set forth in Section 8 shall be equitably or proportionately adjusted to give proper effect to such event. In the case of and subject to the consummation of a Sale Event, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan or to facilitate such transactions or events:

(a)    to provide for either (i) termination of any outstanding Option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such Option had such Option been currently exercisable or (ii) the replacement of such outstanding Option with other options or property selected by the Administrator in its sole discretion;

(b)    to provide that the outstanding Options under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c)    to make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options under the Plan and/or in the terms and conditions of outstanding Options and Options that may be granted in the future;

(d)    to provide that the Offering with respect to which an Option relates will be shortened by setting a New Exercise Date on which such Offering will end. The New Exercise Date will occur before the date of the Sale Event. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7 hereof; and

(e)    to provide that all outstanding Options shall terminate without being exercised and all amounts in the accounts of Participants shall be promptly refunded.

18.    Amendment of the Plan.    The Board may at any time and from time to time amend the Plan in any respect, except that without the approval within 12 months of such Board action by the stockholders, no amendment shall be made increasing the number of shares approved for the 423 Component of the Plan or making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

19.    Insufficient Shares.    If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions or contributions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.

Annex D-5

20.    Termination of the Plan.    The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded. Unless terminated earlier, the Plan shall automatically terminate on the ten year anniversary of the Effective Date.

21.    Compliance with Law.    The Company’s obligation to sell and deliver Common Stock under the Plan is subject to applicable laws and the completion of any registration or qualification of the Common Stock under any U.S. or non-U.S. local, state or federal securities or exchange control law, or under rulings or regulations of the SEC or of any other governmental regulatory body, and to obtaining any approval or other clearance from any U.S. and non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Common Stock with the SEC or any other U.S. or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of such stock.

22.    Governing Law.    This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware applied without regard to conflict of law principles.

23.    Issuance of Shares.    Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

24.    Tax Withholding.    Participation in the Plan is subject to any applicable U.S. and non-U.S. federal, state or local tax withholding requirements on income the Participant realizes in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company or any Subsidiary or Affiliate may withhold from a Participant’s wages, salary or other compensation at any time the amount necessary for the Company or any Subsidiary or Affiliate to meet applicable withholding obligations, including any withholding required to make available to the Company or any Subsidiary or Affiliate any tax deductions or benefits attributable to the sale or disposition of Common Stock by such Participant. In addition, the Company or any Subsidiary or Affiliate may withhold from the proceeds of the sale of Common Stock or use any other method of withholding that the Company or any Subsidiary or Affiliate deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f) with respect to the 423 Component. The Company will not be required to issue any Common Stock under the Plan until such obligations are satisfied.

25.    Notification Upon Sale of Shares under the 423 Component.    Each Participant agrees, by entering the 423 Component of the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased or within one year after the date such shares were purchased.

26.    Effective Date and Approval of Stockholders.    The Plan shall take effect on the date immediately preceding the Closing Date, subject to approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present or by written consent of the stockholders within 12 months before or after the date the Plan is adopted by the Board.

DATE APPROVED BY BOARD OF DIRECTORS: July 16, 2021

DATE APPROVED BY STOCKHOLDERS: ________, __, 2021

Annex D-6

APPENDIX A

Designated Companies

[_____]

Annex D-7

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Blue Water’s amended and restated certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and Blue Water’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, Blue Water has entered or will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require Blue Water, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21.     Exhibits and Financial Statement Schedules.

(a)     The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

1.1

Amendment to Underwriting Agreement, dated April 27, 2021, by and between Blue Water Acquisition Corp. and Maxim Group LLC (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K, filed by Blue Water on May 3, 2021).

2.1 †

Agreement and Plan of Merger, dated as of April 27, 2021, by and among Blue Water Acquisition Corp., Blue Water Merger Sub Corp. and Clarus Therapeutics, Inc. (included as Annex A to the proxy statement/prospectus which is part of this Registration Statement).

3.1

Amended and Restated Certificate of Incorporation of Blue Water Acquisition Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by Blue Water on December 21, 2020).

3.2

Form of Second Amended and Restated Certificate of Incorporation of Blue Water Acquisition Corp. to become effective in connection with the Business Combination (included as Annex B to the proxy statement/prospectus which is part of this Registration Statement).

3.3	Bylaws of Blue Water Acquisition Corp. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1, filed by Blue Water Acquisition Corp. on September 3, 2020).
3.4	Form of Amended and Restated Bylaws of Blue Water Acquisition Corp. (included as Exhibit F to Annex A to the proxy statement/prospectus which is part of this Registration Statement).
3.5	Form of Certificate of Merger (included as Exhibit D to Annex A to the proxy statement/prospectus which is part of this Registration Statement).
4.1

Warrant Agreement, dated December 15, 2020, by and between Blue Water Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by Blue Water Acquisition Corp. on December 21, 2020).

4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1/A1, filed by Blue Water Acquisition Corp. on November 30, 2020).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1/A1, filed by Blue Water Acquisition Corp. on November 30, 2020).
5.1*	Opinion of Ellenoff Grossman & Schole LLP regarding validity of shares registered.
8.1*	Opinion of Ellenoff Grossman & Schole LLP regarding certain tax matters.
10.1

Promissory Note, dated June 30, 2020, issued to Blue Water Sponsor LLC (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1, filed by Blue Water Acquisition Corp. on September 3, 2020).

10.2

Letter Agreement, dated December 15, 2020, by and among Blue Water Acquisition Corp., its officers, directors and Blue Water Sponsor LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by Blue Water Acquisition Corp. on December 21, 2020).

10.3

Investment Management Trust Agreement, dated December 15, 2020, by and between Blue Water Acquisition Corp. and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed by Blue Water Acquisition Corp. on December 21, 2020).

10.4

Registration Rights Agreement, dated December 15, 2020, by and among Blue Water Acquisition Corp., Blue Water Sponsor LLC and the holders party thereto. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed by Blue Water Acquisition Corp. on December 21, 2020).

10.5

Securities Subscription Agreement, dated June 30, 2020, between Blue Water Acquisition Corp. and Blue Water Sponsor LLC (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1, filed by Blue Water Acquisition Corp. on September 3, 2020).

10.6

Private Placement Warrant Purchase Agreement, dated December 15, 2020, between Blue Water Acquisition Corp. and Blue Water Sponsor LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K, filed by Acquisition Corp. on December 21, 2020).

10.7	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1/A1, filed by Blue Water Acquisition Corp. on November 30, 2020).
10.8

Services Agreement, dated December 15, 2020, between Blue Water Acquisition Corp. and Blue Water Sponsor LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K, filed by Acquisition Corp. on December 21, 2020).

10.9	Form of 2021 Stock Option and Incentive Plan (included as Annex C to the proxy statement/prospectus which is part of this Registration Statement).
10.10

Form of Company Support Agreement by and among Blue Water Acquisition Corp., Clarus Therapeutics, Inc. and the stockholder of Clarus Therapeutics, Inc. party thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by Blue Water Acquisition Corp. on May 3, 2021 and also included as Exhibit A to Annex A to the proxy statement/prospectus which is part of this Registration Statement).

10.11

Form of Parent Support Agreement by and among Blue Water Acquisition Corp., Clarus Therapeutics, Inc. and Blue Water Sponsor LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed by Blue Water Acquisition Corp. on May 3, 2021 and also included as Exhibit B to Annex A to the proxy statement/prospectus which is part of this Registration Statement).

10.12

Form of Registration Rights Agreement by and among Blue Water Acquisition Corp., Blue Water Sponsor LLC and the Clarus Therapeutics, Inc. securityholders party thereto (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K, filed by Blue Water Acquisition Corp. on May 3, 2021 and also included as Exhibit C to Annex A to the proxy statement/prospectus which is part of this Registration Statement).

10.13	Form of FIRPTA Certificate (included as Exhibit H to Annex A to the proxy statement/prospectus which is part of this Registration Statement).
10.14

Form of Stockholder Lock-Up Agreement by and between Blue Water Acquisition Corp. and the stockholder of Clarus Therapeutics, Inc. party thereto (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed by Blue Water Acquisition Corp. on May 3, 2021 and also included as Exhibit I to Annex A to the proxy statement/prospectus which is part of this Registration Statement).

10.15

Form of Lender Lock-Up Agreement by and between Blue Water Acquisition Corp. and the noteholder of Clarus Therapeutics, Inc. party thereto (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K, filed by Blue Water Acquisition Corp. on May 3, 2021 and also included as Exhibit J to Annex A to the proxy statement/prospectus which is part of this Registration Statement).

10.16

Transaction Support Agreement, dated of April 27, 2021 by and among Blue Water Acquisition Corp., Clarus Therapeutics, Inc. and the Clarus Therapeutics, Inc. securityholders party thereto (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K, filed by Blue Water Acquisition Corp. on May 3, 2021).

10.17**	Office Lease, dated August 18, 2011 by and between Clarus Therapeutics, Inc. and MJH Northbrook LLC, as amended.
10.18**	Form of Warrant to Purchase Stock, issued April 2013, as amended.
10.19**†	Base Indenture, dated March 12, 2020 by and between Clarus Therapeutics, Inc. and U.S. Bank National Association.
10.20*	Supplemental Indenture No. 1, dated May 27, 2021 by and between Clarus Therapeutics, Inc. and U.S. Bank National Association

10.21**#	Softgel Commercial Manufacturing Agreement, dated July 3, 2009 by and between Clarus Therapeutics, Inc. and Catalent Pharma Solutions, LLC.
10.22**#	Amendment No. 1 to Softgel Commercial Manufacturing Agreement, dated October 23, 2012 by and between Clarus Therapeutics, Inc. and Catalent Pharma Solutions, LLC.
10.23**#	Amendment No. 2 to Softgel Commercial Manufacturing Agreement, dated November 12, 2012 by and between Clarus Therapeutics, Inc. and Catalent Pharma Solutions, LLC.
10.24**#	Amendment No. 3 to Softgel Commercial Manufacturing Agreement, dated June 5, 2017 by and between Clarus Therapeutics, Inc. and Catalent Pharma Solutions, LLC.
10.25**#	Commercial Packaging Agreement, dated June 26, 2014 by and between Clarus Therapeutics, Inc. and Packaging Coordinators, LLC.
10.26**#	First Amendment to Commercial Packaging Agreement, dated January 14, 2019, by and between Clarus Therapeutics, Inc. and Packaging Coordinators, LLC.
10.27**	Employment Agreement, dated February 13, 2004 by and between Clarus Therapeutics, Inc. and Robert Dudley, as amended.
10.28**	Employment Agreement, dated February 13, 2004 by and between Clarus Therapeutics, Inc. and Steven Bourne, as amended.
10.29**	Offer Letter, dated September 5, 2019 by and between Clarus Therapeutics, Inc. and Frank Jaeger.
10.30**	Offer Letter, dated February 21, 2021 by and between Clarus Therapeutics, Inc. and Richard Peterson.
10.31*	Form of Employee Stock Purchase Plan (included as Annex D to the proxy statement/prospectus which is part of this Registration Statement)
23.1*	Consent of Marcum LLP, independent registered public accounting firm of Blue Water Acquisition Corp.
23.2*	Consent of RSM US LLP, independent registered public accounting firm of Clarus Therapeutics, Inc.
23.3*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).
23.4*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1).
24.1**	Power of Attorney (included as part of the signature page to the initial filing of this registration statement).
99.1**	Consent of Alex Zisson to be named as a director.
99.2**	Consent of Robert E. Dudley to be named as a director.
99.3**	Consent of Elizabeth Cermak to be named as a director.
99.4**	Consent of Mark Prygocki, Sr. to be named as a director.
99.5*	Consent of John Amory to be named as a director.
99.6*	Form of Proxy Card.
101.INS*	XBRL Instance Document.
101.SCH*	XBRL Taxonomy Extension Schema Document.
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.

____________

*        Filed herewith.

**      Previously filed.

†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

#        Portions of this exhibit (indicated by brackets and asterisks) have been omitted because the Registrant has determined that the information is both not material and is the type that the Registrant treats as private or confidential.

Item 22.     Undertakings.

(a)     The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on July 16, 2021.

BLUE WATER ACQUISITION CORP.
By:	/s/ Joseph Hernandez
Joseph Hernandez
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Joseph Hernandez	Chief Executive Officer and Chairman of the Board	July 16, 2021
Joseph Hernandez	(Principal Executive Officer)
*	Chief Financial Officer	July 16, 2021
Jon Garfield	(Principal Financial and Accounting Officer)
*	Director	July 16, 2021
Kimberly Murphy
*	Director	July 16, 2021
James Sapirstein
*	Director	July 16, 2021
Michael Lerner
*	Director	July 16, 2021
Yvonne McBurney
*/s/ Joseph Hernandez
Joseph Hernandez Attorney-In-Fact